UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

QUESTCOR PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholders:

You are cordially invited to attend a special meeting of the shareholders (the “Questcor special meeting”) of Questcor Pharmaceuticals, Inc. (“Questcor”) to be held on August 14, 2014, at 8:00 a.m. local time, at the offices of Latham & Watkins LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626.

As previously announced, on April 5, 2014, Mallinckrodt plc (“Mallinckrodt”) and Quincy Merger Sub, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Questcor, pursuant to which Mallinckrodt will acquire Questcor in a merger transaction (the “Merger”). Following the Merger, the Questcor common stock will be delisted from the NASDAQ Stock Market, deregistered under the Securities Exchange Act of 1934, as amended, and cease to be publicly traded. The acquisition of Questcor will be effected under California and Delaware law. The combination of Questcor and Mallinckrodt, if completed, will create a diversified, high-growth specialty pharmaceutical company with significantly increased scale, revenues, profitability and cash flow, creating a strong platform to deliver sustainable growth and substantial value for shareholders of both companies.

As a result of the Merger, each share of Questcor common stock (except for certain shares held by Questcor, Mallinckrodt, or their respective subsidiaries, shares held by Questcor shareholders who properly exercise their dissenting shareholder rights in accordance with California law, and Questcor employee restricted share awards) will be converted into the right to receive, without interest, (a) $30.00 in cash and (b) 0.897 of an ordinary share of Mallinckrodt (the “Merger Consideration”), in exchange for such share of Questcor common stock.

For a description of the consideration that Questcor shareholders will receive, see “The Merger Agreement—Consideration to Questcor Shareholders” beginning on page 147 of the accompanying joint proxy statement/prospectus. It is anticipated that Mallinckrodt shareholders and Questcor shareholders, in each case as of immediately prior to the Merger, will hold approximately 50.5% and 49.5%, respectively, of the Mallinckrodt ordinary shares immediately after completion of the Merger (calculated on a fully diluted basis using the treasury stock method). It is currently estimated that, if the Merger is completed, Mallinckrodt will issue or reserve for issuance approximately 59 million Mallinckrodt ordinary shares and that the amount of cash to be paid for the cash portion of the Merger Consideration will be approximately $1.88 billion. Mallinckrodt ordinary shares trade on the New York Stock Exchange under the symbol “MNK,” and shares of Questcor common stock trade on the NASDAQ Stock Market under the symbol “QCOR.” Based on the closing price of Mallinckrodt ordinary shares as of July 9, 2014, the value of the Merger Consideration was approximately $99.52 per share. The value of the Merger Consideration based on the closing price of Mallinckrodt ordinary shares as of the closing date may differ from the value based on the price per Mallinckrodt ordinary share as of July 9, 2014 or the price per Mallinckrodt ordinary share at the time of the Questcor special meeting.

Questcor will hold the Questcor special meeting and Mallinckrodt will hold an extraordinary general meeting of shareholders to consider the Merger and related matters. Mallinckrodt and Questcor cannot complete the proposed Merger unless, among other things, Mallinckrodt shareholders approve the issuance of Mallinckrodt ordinary shares pursuant to the Merger Agreement and Questcor shareholders approve and adopt the Merger Agreement.

Your vote is very important. To ensure your representation at the Questcor special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Questcor special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Questcor special meeting. The Questcor board of directors has determined that the Merger is advisable and fair to, and in the best interests of, Questcor shareholders, and has approved and declared advisable the Merger Agreement, and recommends that Questcor shareholders vote “FOR” the approval and adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger.

The obligations of Mallinckrodt and Questcor to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, a copy of which is included herein. The joint proxy statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about Mallinckrodt and Questcor and certain related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 27 of the accompanying joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed transaction and how it will affect you.

On behalf of the Questcor board of directors, thank you for your consideration and continued support.

Sincerely,

Don M. Bailey

Chief Executive Officer, President and Director

Questcor Pharmaceuticals, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of the Mallinckrodt ordinary shares in connection with the Merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This document is dated July 11, 2014, and is first being mailed to shareholders of Questcor on or about July 14, 2014.

To Our Shareholders:

You are cordially invited to attend an extraordinary general meeting of the shareholders (the “Mallinckrodt EGM”) of Mallinckrodt plc (“Mallinckrodt”) to be held on August 14, 2014 at 3:00 p.m. local time, at the offices of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland.

As previously announced, on April 5, 2014, Mallinckrodt entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Questcor Pharmaceuticals, Inc. (“Questcor”), pursuant to which Mallinckrodt will acquire Questcor in a merger transaction (the “Merger”). Following the Merger, Questcor common stock will be delisted from the NASDAQ Stock Market, deregistered under the Securities Exchange Act of 1934, as amended, and cease to be publicly traded. The acquisition of Questcor will be effected under California and Delaware law.

As a result of the Merger, each issued and outstanding share of Questcor common stock will be converted into the right to receive (i) 0.897 of a Mallinckrodt ordinary share and (ii) $30.00 in cash, without interest, in exchange for such share of Questcor common stock. After giving effect to the Merger, Mallinckrodt shareholders are expected to own approximately 50.5% of the Mallinckrodt ordinary shares and the former Questcor shareholders are expected to own approximately 49.5% of the Mallinckrodt ordinary shares (calculated on a fully diluted basis using the treasury stock method). The Mallinckrodt ordinary shares will remain listed on the New York Stock Exchange under the symbol “MNK.” Based on the number of Questcor shares outstanding as of July 9, 2014, the total number of Mallinckrodt ordinary shares that are expected to be issued or reserved for issuance pursuant to the Merger is approximately 59 million.

Mallinckrodt is holding the Mallinckrodt EGM to seek your approval of the issuance of Mallinckrodt ordinary shares (the “Mallinckrodt Share Issuance Proposal”) pursuant to the Merger Agreement. The approval of the Mallinckrodt Share Issuance Proposal is required for the completion of the Merger.

We urge all Mallinckrodt shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully the “Risk Factors” section beginning on page 27 of the accompanying joint proxy statement/prospectus.

Your proxy is being solicited by the board of directors of Mallinckrodt. After careful consideration, our board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement, the Mallinckrodt Share Issuance Proposal and other transactions contemplated by the Merger Agreement are fair to and in the best interests of Mallinckrodt and its shareholders. The Mallinckrodt board of directors recommends unanimously that you vote “FOR” the Mallinckrodt Share Issuance Proposal. Your vote is very important. Please vote as soon as possible by following the instructions in the accompanying joint proxy statement/prospectus, regardless of whether or not you plan to attend the Mallinckrodt EGM.

On behalf of the Mallinckrodt board of directors, thank you for your consideration and continued support.

Very truly yours,

Mark C. Trudeau

President, Chief Executive Officer and Director

Mallinckrodt plc

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, the accompanying joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulation 2005 of Ireland (as amended) or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

The accompanying joint proxy statement/prospectus is dated July 11, 2014, and is first being mailed to shareholders of Mallinckrodt on or about July 14, 2014.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Mallinckrodt and Questcor from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available without charge to you upon written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing, by email or by telephone from Mallinckrodt or Questcor at their respective addresses and telephone numbers listed below.

For Mallinckrodt Shareholders:

Mallinckrodt plc

675 James S. McDonnell Blvd.

Hazelwood, Missouri 63042

Attention: Investor Relations

Telephone: (314) 654-6650

Email: investor.relations@mallinckrodt.com

For Questcor Shareholders:

Questcor Pharmaceuticals, Inc.

1300 North Kellogg Drive, Suite D

Anaheim, California 92807

Attention: Investor Relations

Telephone: (714) 497-4899

Email: IR2@questcor.com

http://ir.questcor.com/

In addition, if you have questions about the Merger or the Mallinckrodt EGM or the Questcor special meeting, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request.

For Mallinckrodt Shareholders:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

mnk@dfking.com

Banks and brokers call collect: (212) 269-5550

Shareholders call toll-free: (888) 542-7446

For Questcor Shareholders: MacKenzie Partners Inc. 105 Madison Avenue New York, New York 10016 proxy@mackenziepartners.com (212) 929-5500 (call collect) or Toll-Free (800) 322-2885

To obtain timely delivery of these documents before the Mallinckrodt EGM and the Questcor special meeting, you must request the information no later than August 7, 2014.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 377 of the accompanying joint proxy statement/prospectus.

QUESTCOR PHARMACEUTICALS, INC.

1300 NORTH KELLOGG DRIVE, SUITE D

ANAHEIM, CALIFORNIA 92807

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 14, 2014

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Questcor Pharmaceuticals, Inc. (“Questcor”) will be held at the offices of Latham & Watkins LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, at 8:00 a.m. (local time) on August 14, 2014 for the following purposes:

1. to approve and adopt the Agreement and Plan of Merger, dated as of April 5, 2014 (the “Merger Agreement”), by and among Mallinckrodt plc (“Mallinckrodt”), Quincy Merger Sub, Inc. (“Merger Sub”) and Questcor, and to approve the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Questcor, with Questcor continuing as the surviving corporation and a wholly owned indirect subsidiary of Mallinckrodt (the “Merger Proposal”);

2. to adjourn the meeting to another date and place if necessary or appropriate to solicit additional votes if there are insufficient votes at the time of the Questcor special meeting to approve the Merger Proposal (the “Questcor Adjournment Proposal”); and

3. to approve, on a non-binding, advisory basis, the merger-related compensation of Questcor’s named executive officers (the “Merger-Related Named Executive Officer Compensation Proposal”), as disclosed under the heading “Questcor Proposals—Merger-Related Named Executive Officer Compensation Proposal” beginning on page 90 of the accompanying joint proxy statement/prospectus.

The approval by Questcor shareholders of the Merger Proposal is required to complete the Merger described in the accompanying joint proxy statement/prospectus.

Questcor will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The Merger Proposal is described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to this document.

The Questcor board of directors has set July 9, 2014 as the record date for the Questcor special meeting. Only holders of record of shares of Questcor common stock at the close of business on July 9, 2014 will be entitled to notice of and to vote at the Questcor special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Questcor special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of shares of Questcor common stock.

Your vote is very important. To ensure your representation at the Questcor special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Questcor special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Questcor special meeting.

The Questcor board of directors has approved and declared advisable the Merger Agreement and recommends that you vote “FOR” the Merger Proposal, “FOR” the Questcor Adjournment Proposal and “FOR” the Merger-Related Named Executive Officer Compensation Proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Michael H. Mulroy

Executive Vice President, Strategic Affairs and General Counsel

Anaheim, California

July 11, 2014

PLEASE VOTE YOUR SHARES OF QUESTCOR COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL (212) 929-5550 OR (888) 322-2885.

MALLINCKRODT PLC

Damastown, Mulhuddart

Dublin 15, Ireland

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 14, 2014

NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING (the “Mallinckrodt EGM”) of Mallinckrodt plc (“Mallinckrodt”) will be held at the offices of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland, on August 14, 2014 at 3:00 p.m. (local time) for the purpose of considering and, if thought fit, passing the resolution (the “Mallinckrodt EGM Resolution”), which will be proposed as an ordinary resolution:

Time:	3:00 p.m. local time

Date:	August 14, 2014

Place:	The Offices of Arthur Cox Earlsfort Centre Earlsfort Terrace Dublin 2, Ireland

Purpose:

To approve the issuance of ordinary shares (the “Mallinckrodt Share Issuance Proposal”) pursuant to the Agreement and Plan of Merger, dated April 5, 2014 (as it may be amended from time to time, the “Merger Agreement”), among Mallinckrodt, Questcor Pharmaceuticals, Inc. and Quincy Merger Sub, Inc.

The enclosed joint proxy statement/prospectus describes the purpose and business of the Mallinckrodt EGM, contains a detailed description of the Merger Agreement and the Merger and includes a copy of the Merger Agreement as Annex A. Please read these documents carefully before deciding how to vote.

Record Date:	The record date for the Mallinckrodt EGM has been fixed by the board of directors as the close of business on July 9, 2014. Mallinckrodt shareholders of record at that time are entitled to vote at the Mallinckrodt EGM.

More information about the transaction and the Mallinckrodt EGM Resolution is contained in the accompanying joint proxy statement/prospectus. We urge all Mallinckrodt shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 27 of the accompanying joint proxy statement/prospectus.

The Mallinckrodt board of directors recommends unanimously that Mallinckrodt shareholders vote “FOR” the Mallinckrodt Share Issuance Proposal.

By order of the Board of Directors,

Peter G. Edwards

Senior Vice President and General Counsel

July 11, 2014

YOUR VOTE IS IMPORTANT

You may have the option to vote your shares by using a toll-free telephone number or electronically over the Internet as described on the proxy card or voting instruction form you receive. We encourage you to submit your vote using either of these options if they are available to you. Alternatively, you may sign, date, mark and mail your proxy form in the postage-paid envelope provided. The method by which you vote does not limit your right to vote in person at the extraordinary general meeting. We strongly encourage you to vote.

Whether or not you expect to attend the Mallinckrodt EGM in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the meeting. Any shareholder entitled to attend and vote at the Mallinckrodt EGM may appoint one or more proxies, who need not be a shareholder(s) of Mallinckrodt. If you wish to appoint a person other than the individuals specified on Mallinckrodt’s proxy card, please contact the Company Secretary and also note that your nominated proxy must attend the Mallinckrodt EGM in person in order for your votes to be voted.

Under the Mallinckrodt articles of association, the Chairman of the Mallinckrodt EGM may at any time adjourn the Mallinckrodt EGM if, in his opinion, it would facilitate the conduct of the business of the Mallinckrodt EGM to do so or if he is so directed by the Mallinckrodt board of directors. Pursuant to this authority, the Mallinckrodt EGM may be adjourned to, among other things, solicit proxies if there are not sufficient votes at the time of the Mallinckrodt EGM in favor of the Mallinckrodt Share Issuance Proposal.

i

v

Trademarks and Trade Names

Mallinckrodt and Questcor own or have rights to use trademarks and trade names that they use in conjunction with the operation of their respective businesses. Two of the more important trademarks that they own or have rights to use that appear in this joint proxy statement/prospectus are “Mallinckrodt” and “Questcor,” each of which are registered trademarks or the subject of pending trademark applications in the United States and other jurisdictions. Solely for convenience, Mallinckrodt and Questcor only use the ™ or ® symbols the first time any trademark or trade name is mentioned. Such references are not intended to indicate in any way that Mallinckrodt and Questcor will not assert, to the fullest extent permitted under applicable law, their rights to their respective trademarks and trade names. Each trademark or trade name of any other company appearing in this joint proxy statement/prospectus is, to Mallinckrodt’s and Questcor’s knowledge, owned by such other company.

Notice to Investors

This document is not a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland (as amended) or the Prospectus Directive. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland, as amended) or the Prospectus Directive. This document has not been approved or reviewed by or registered with the Central Bank of Ireland or any other competent authority or regulatory authority in the European Economic Area. This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Capital Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC). Neither Mallinckrodt nor Questcor is an authorized investment firm within the meaning of the European Communities (Markets Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC) and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE MALLINCKRODT EXTRAORDINARY GENERAL MEETING AND THE QUESTCOR SPECIAL MEETING

The following are answers to certain questions that you may have regarding the transaction, the Mallinckrodt extraordinary general meeting (the “Mallinckrodt EGM”) and the Questcor special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this document.

Except where otherwise noted or where the context otherwise requires, references in this joint proxy statement/prospectus to “we” refer to Mallinckrodt plc, an Irish public limited company (“Mallinckrodt”), and Questcor Pharmaceuticals, Inc., a California corporation (“Questcor”). All references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated April 5, 2014, by and among Mallinckrodt, Questcor, and Quincy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), as it may be amended from time to time, a copy of which is included as Annex A to this joint proxy statement/prospectus. Additionally, unless the context otherwise requires, references to the “separation” refer to the separation of the Pharmaceuticals business of Covidien plc (“Covidien”) from its other businesses, including the transfer of the assets and liabilities associated with the Pharmaceuticals business to Mallinckrodt and the creation, as a result of the distribution (as defined below), of an independent, publicly-traded company, Mallinckrodt plc, which now holds the assets and liabilities formerly associated with Covidien’s Pharmaceuticals business; references to Mallinckrodt’s historical business and operations prior to the completion of the separation on June 28, 2013 refer to the business and operations of Covidien’s Pharmaceuticals business as it was historically managed as part of Covidien and its subsidiaries; and references to the “distribution” refer to the dividend on Covidien ordinary shares that was satisfied by Mallinckrodt’s issuance of its ordinary shares to the persons entitled to receive the dividend on June 28, 2013. Unless otherwise indicated, all references to “dollars” or “$” in this joint proxy statement/prospectus are references to U.S. dollars.

If you are in any doubt about this transaction you should consult an independent financial advisor who, if you are taking advice in Ireland, is authorized or exempted by the Investment Intermediaries Act 1995, or the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007 (as amended).

Q:	WHAT IS THE PROPOSED TRANSACTION ABOUT WHICH I AM BEING ASKED TO VOTE?

A:	Pursuant to the Merger Agreement, Mallinckrodt will acquire Questcor in a merger transaction. Merger Sub will merge with and into Questcor (the “Merger”), with Questcor continuing as the surviving corporation. Following the Merger, Questcor will be an indirect wholly owned subsidiary of Mallinckrodt and the Questcor common stock will be delisted from the NASDAQ Stock Market, deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and cease to be publicly traded.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	Each of Mallinckrodt and Questcor is sending these materials to its respective shareholders to help them decide how to vote their Mallinckrodt ordinary shares or shares of Questcor common stock, as the case may be, with respect to matters to be considered at the Mallinckrodt EGM and the Questcor special meeting, respectively.

Completion of the Merger requires an affirmative vote of each of the Mallinckrodt shareholders and the Questcor shareholders. To obtain these required approvals, Mallinckrodt will hold the Mallinckrodt EGM at which Mallinckrodt will ask its shareholders to approve the issuance of Mallinckrodt ordinary shares pursuant to the Merger Agreement, and Questcor will hold a special meeting of shareholders at which Questcor will ask its shareholders to (i) approve and adopt the Merger Agreement and to approve the transactions contemplated by the Merger Agreement, including the Merger, (ii) approve the adjournment of the Questcor special meeting and any adjournments thereof, if necessary or appropriate and (iii) approve a non-binding, advisory basis proposal relating to merger-related compensation payable to certain named executives. Further information about the Mallinckrodt EGM, the Questcor special meeting and the Merger is contained in this document.

This document constitutes both a joint proxy statement of Mallinckrodt and Questcor and a prospectus of Mallinckrodt. It is a joint proxy statement because each of the respective boards of directors of Mallinckrodt and Questcor is soliciting proxies from its respective shareholders using this document. It is a prospectus because Mallinckrodt, in connection with the Merger Agreement, is offering ordinary shares in partial exchange for the outstanding shares of Questcor common stock in the Merger.

For the avoidance of doubt, this document is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland (as amended) or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

Q:	WHAT WILL QUESTCOR SHAREHOLDERS RECEIVE IN THE MERGER?

A:	As a result of the Merger, each issued and outstanding share of Questcor common stock, other than (i) any shares of Questcor common stock owned by Questcor, Mallinckrodt, Merger Sub or by any of their respective subsidiaries at the effective time of the Merger, which will each be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor, (ii) Questcor employee restricted share awards, which will each be assumed by Mallinckrodt and converted into an award of restricted stock corresponding to the Mallinckrodt ordinary shares in accordance with the equity award exchange ratio specified in the Merger Agreement (the shares in (i) and (ii) are referred to as “excluded shares”) and (iii) shares of Questcor common stock held by Questcor shareholders who are entitled to and who properly exercise dissenter’s rights under California law, as described under “Dissenting Shareholder Rights” beginning on page 375 of this joint proxy statement/prospectus (the shares in (iii) are referred to as “dissenting shares”), will be converted into the right to receive, without interest (i) $30.00 in cash and (ii) 0.897 of Mallinckrodt ordinary shares (the “Merger Consideration”). It is anticipated that Mallinckrodt shareholders and Questcor shareholders, in each case as of immediately prior to the Merger, will hold approximately 50.5% and 49.5%, respectively, of the Mallinckrodt ordinary shares immediately after completion of the Merger. The foregoing expected ownership percentages were calculated based on what holders of shares and awards of Mallinckrodt and Questcor would be expected to own immediately following the completion of the Merger on a fully diluted basis using the treasury stock method.

No holder of Questcor common stock will be issued fractional Mallinckrodt ordinary shares in the Merger. Each holder of Questcor common stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Mallinckrodt ordinary share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Mallinckrodt ordinary share multiplied by the volume weighted average price of Mallinckrodt ordinary shares for a ten trading day period, starting with the opening of trading on the eleventh trading day prior to the closing date of the Merger and ending with the closing of trading on the second to last trading day prior to the closing date of the Merger, as reported by Bloomberg.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	The parties currently expect that the Merger will be completed in August 2014. Neither Mallinckrodt nor Questcor can predict, however, the actual date on which the Merger will be completed, or whether it will be completed, because it is subject to factors beyond each company’s control, including whether or when the required regulatory approval will be received. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 164 of this joint proxy statement/prospectus.

Q:	WHAT ARE MALLINCKRODT SHAREHOLDERS BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	Mallinckrodt shareholders are being asked to vote on the proposal to approve the issuance of Mallinckrodt ordinary shares pursuant to the Merger Agreement (the “Mallinckrodt Share Issuance Proposal”).

Mallinckrodt shareholder approval of the Mallinckrodt Share Issuance Proposal is required to complete the Merger under the terms of the Merger Agreement. No other matters are intended to be brought before the Mallinckrodt EGM by Mallinckrodt.

Under the Mallinckrodt articles of association, the Chairman of the Mallinckrodt EGM may at any time adjourn the Mallinckrodt EGM if, in his opinion, it would facilitate the conduct of the business of the Mallinckrodt EGM to do so or if he is so directed by the Mallinckrodt board of directors. Pursuant to this authority, the Mallinckrodt EGM may be adjourned to, among other things, solicit proxies if there are not sufficient votes at the time of the Mallinckrodt EGM in favor of the Mallinckrodt Share Issuance Proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE MALLINCKRODT SHARE ISSUANCE PROPOSAL AT THE MALLINCKRODT EXTRAORDINARY GENERAL MEETING?

A:	The affirmative vote of a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the Mallinckrodt Share Issuance Proposal at the Mallinckrodt EGM is required to approve the Mallinckrodt Share Issuance Proposal.

Because the vote required to approve the Mallinckrodt Share Issuance Proposal is based on votes properly cast at the Mallinckrodt EGM, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on such proposal.

Q:	HOW DOES THE MALLINCKRODT BOARD OF DIRECTORS RECOMMEND I VOTE?

A:	The Mallinckrodt board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement, the Mallinckrodt Share Issuance Proposal and other transactions contemplated by the Merger Agreement are fair to and in the best interests of Mallinckrodt and its shareholders. The Mallinckrodt board of directors recommends that you vote your Mallinckrodt ordinary shares “FOR” the Mallinckrodt Share Issuance Proposal.

Q:	WHAT ARE QUESTCOR SHAREHOLDERS BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	Questcor shareholders are being asked to vote on the following proposals:

1.	to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this document, and to approve the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Proposal”);

2.	to approve the adjournment of the Questcor special meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Questcor special meeting to approve the Merger Proposal (the “Questcor Adjournment Proposal”); and

3.	to approve, on a non-binding, advisory basis, the merger-related compensation of Questcor’s named executive officers (the “Merger-Related Named Executive Officer Compensation Proposal”), as disclosed in “Questcor Proposals—Merger-Related Named Executive Officer Compensation Proposal” beginning on page 90 of this joint proxy statement/prospectus.

Questcor shareholder approval of the Merger Proposal is required for completion of the Merger. Questcor shareholder approval of the Questcor Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal are not required for completion of the Merger. No other matters are intended to be brought before the Questcor special meeting by Questcor.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE QUESTCOR SPECIAL MEETING?

A:	The Merger Proposal: The affirmative vote of a majority of the outstanding shares of Questcor common stock entitled to vote on the proposal at the Questcor special meeting is required to approve the Merger Proposal. If you are a Questcor shareholder and you abstain from voting or fail to vote, or fail to instruct your broker, bank, trust company or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote cast against the Merger Proposal;

The Questcor Adjournment Proposal: The affirmative vote of a majority of the shares of Questcor common stock entitled to vote on the Questcor Adjournment Proposal present, either in person or by proxy, at the Questcor special meeting is required to approve the Questcor Adjournment Proposal. For the Questcor Adjournment Proposal, an abstention will have the same effect as a vote against the proposal. If a Questcor shareholder fails to vote and is not present in person or by proxy at the Questcor special meeting, it will have no effect on the vote count for the Questcor Adjournment Proposal (assuming a quorum is present); and

The Merger-Related Named Executive Officer Compensation Proposal: The affirmative vote of a majority of the shares of Questcor common stock entitled to vote on the Merger-Related Named Executive Officer Compensation Proposal present, either in person or by proxy, at the Questcor special meeting is required to approve the Merger-Related Named Executive Officer Compensation Proposal. The shareholders’ vote regarding the Merger-Related Named Executive Officer Compensation Proposal is an advisory vote, and therefore is not binding on Questcor or the Questcor board of directors or the Questcor compensation committee. Since compensation and benefits to be paid or provided in connection with the Merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. For the Merger-Related Named Executive Officer Compensation Proposal, an abstention will have the same effect as a vote against the proposal. If a Questcor shareholder fails to vote and is not present in person or by proxy at the Questcor special meeting, it will have no effect on the vote count for the Merger-Related Named Executive Officer Compensation Proposal (assuming a quorum is present).

Q:	HOW DOES THE QUESTCOR BOARD OF DIRECTORS RECOMMEND I VOTE?

A:	The Questcor board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and are fair to and in the best interests of Questcor’s shareholders. The Questcor board of directors recommends that you vote your shares of Questcor common stock:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Questcor Adjournment Proposal; and

3.	“FOR” the Merger-Related Named Executive Officer Compensation Proposal.

Q:	ARE THERE ANY VOTING AGREEMENTS WITH EXISTING SHAREHOLDERS?

A:	On April 23, 2014, Mallinckrodt and Paulson & Co. Inc., on behalf of itself and of and all funds and accounts managed by Paulson & Co. Inc. or any of its affiliates (collectively, “Paulson”), entered into a support agreement (as may be amended, modified or supplemented from time to time, the “Support Agreement”), pursuant to which Paulson has agreed, among other things, to vote all of the Mallinckrodt ordinary shares and shares of Questcor common stock beneficially owned by it in favor of the Mallinckrodt Share Issuance Proposal at the Mallinckrodt EGM (unless there has been a Mallinckrodt change of recommendation (as described below under “The Merger Agreement—Covenants and Agreements—No Solicitation; Third Party Acquisition Proposals”)), and in favor of the Merger Proposal at the Questcor special meeting (unless there has been a Questcor change of recommendation (as described below under “The Merger Agreement—Covenants and Agreements—No Solicitation; Third Party Acquisition Proposals”)). See “The Merger—Support Agreement.”

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company’s meeting of shareholders. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in “street name” through your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a shareholder of record of Mallinckrodt as of July 9, 2014 (the “Mallinckrodt record date”), or a shareholder of record of Questcor as of July 9, 2014 (the “Questcor record date”), you may submit your proxy before your respective company’s extraordinary general meeting or special meeting, as applicable, in one of the following ways:

1.	visit the website shown on your proxy card or voting instruction form to vote via the Internet, if available;

2.	call the toll-free number for telephone voting, as shown on your proxy card or voting instruction form, if available; or

3.	sign, date, mark and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at your respective company’s extraordinary general meeting or special meeting, as applicable.

If your shares are held in “street name,” through a broker, bank, trust company or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee. Your broker, bank, trust company or other nominee may provide instructions to vote by Internet or telephone.

Q:	HOW MANY VOTES DO I HAVE?

A:	Mallinckrodt: You are entitled to one vote for each Mallinckrodt ordinary share that you owned as of the close of business on the Mallinckrodt record date. As of the close of business on the Mallinckrodt record date, 58,564,819 Mallinckrodt ordinary shares were outstanding and entitled to vote at the Mallinckrodt EGM.

Questcor: You are entitled to one vote for each share of Questcor common stock that you owned as of the close of business on the Questcor record date. As of the close of business on the Questcor record date, 61,420,933 shares of Questcor common stock were outstanding and entitled to vote at the Questcor special meeting.

Q:	WHAT IF I SELL MY MALLINCKRODT ORDINARY SHARES BEFORE THE MALLINCKRODT EXTRAORDINARY GENERAL MEETING OR MY SHARES OF QUESTCOR COMMON STOCK BEFORE THE QUESTCOR SPECIAL MEETING?

A:	Mallinckrodt: The Mallinckrodt record date is earlier than the date of the Mallinckrodt EGM and the date that the transaction is expected to be completed. If you transfer your shares after the Mallinckrodt record date but before the Mallinckrodt EGM, you will retain your right to vote at the Mallinckrodt EGM.

Questcor: The Questcor record date is earlier than the date of the Questcor special meeting and the date that the transaction is expected to be completed. If you transfer your shares after the Questcor record date but before the Questcor special meeting, you will retain your right to vote at the Questcor special meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through the effective time of the Merger.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. To the extent Questcor shareholders have certificated shares, such Questcor shareholders should keep their existing stock certificates at this time. After the transaction is completed, Questcor shareholders will receive written instructions for exchanging their stock certificates for Mallinckrodt ordinary shares and other consideration.

Q:	WHEN AND WHERE ARE THE MALLINCKRODT EXTRAORDINARY GENERAL MEETING AND THE QUESTCOR SPECIAL MEETING OF SHAREHOLDERS?

A:	Mallinckrodt: The Mallinckrodt EGM will be held at the offices of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland at 3:00 p.m., (local time), on August 14, 2014.

Questcor: The Questcor special meeting will be held at Latham & Watkins LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, at 8:00 a.m., local time, on August 14, 2014.

Q:	WHAT CONSTITUTES A QUORUM?

A:	Mallinckrodt: The presence of holders of a majority of Mallinckrodt’s ordinary shares which are outstanding and entitled to vote on the Mallinckrodt record date must be present in person or represented by valid proxies. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Questcor: The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Questcor common stock entitled to vote on the matters to be voted on at the Questcor special meeting constitutes a quorum for the meeting. Abstentions and broker non-votes are considered present for purposes of determining a quorum.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE, WILL MY BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:	If your shares are held in “street name” in a stock brokerage account or by a bank, trust company or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, trust company or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Mallinckrodt or Questcor or by voting in person at the Mallinckrodt EGM or the Questcor special meeting unless you obtain a “legal proxy” from your broker, bank, trust company or other nominee.

Under the rules of the New York Stock Exchange and the NASDAQ Stock Market, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the New York Stock Exchange (with respect to the Mallinckrodt EGM) or the NASDAQ Stock Market (with respect to the Questcor special meeting) determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Mallinckrodt EGM and the Questcor special meeting will be “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares how to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a Mallinckrodt shareholder and you do not instruct your broker, bank, trust company or other nominee on how to vote your shares, then your broker, bank, trust company or other nominee may not vote your shares on the Mallinckrodt Share Issuance Proposal, which broker non-votes will have no effect on the vote count for this proposal (except for determining whether a quorum is present).

If you are a Questcor shareholder and you do not instruct your broker, bank, trust company or other nominee on how to vote your shares:

1.	your broker, bank, trust company or other nominee may not vote your shares on the Merger Proposal, which broker non-votes will have the same effect as a vote against such proposal;

2.	your broker, bank, trust company or other nominee may not vote your shares on the Questcor Adjournment Proposal, which broker non-votes will have no effect on the vote count for this proposal (except for determining whether a quorum is present); and

3.	your broker, bank, trust company or other nominee may not vote your shares on the Merger-Related Named Executive Officer Compensation Proposal, which broker non-votes will have no effect on the vote count for this proposal (except for determining whether a quorum is present).

Q:	WHAT IF I DO NOT VOTE OR I ABSTAIN?

A:	For purposes of each of the Mallinckrodt EGM and the Questcor special meeting, an abstention occurs when a shareholder attends the applicable meeting in person and does not vote or returns a proxy with an “abstain” vote on any proposal.

If you are a Mallinckrodt shareholder and you fail to vote or fail to instruct your broker, bank, trust company or other nominee how to vote on the Mallinckrodt Share Issuance Proposal, your proxy will have no effect on the vote count for such proposal (except for determining whether a quorum is present). If you respond with an “abstain” vote on the Mallinckrodt Share Issuance Proposal, your proxy will have no effect on the vote count for each such proposal.

If you are a Questcor shareholder and (i) you fail to vote or fail to instruct your broker, bank, trust company or other nominee how to vote on the Merger Proposal or (ii) you respond with an “abstain” vote on the Merger Proposal, your proxy will have the same effect as a vote cast against the Merger Proposal.

If you are a Questcor shareholder and you fail to vote and are not present in person or by proxy at the special meeting, or fail to instruct your broker, bank, trust company or other nominee how to vote on the Questcor Adjournment Proposal or the Merger-Related Named Executive Officer Compensation Proposal, this will have no effect on the vote count for such proposals (except for determining whether a quorum is present). If you respond with an “abstain” vote on the Questcor Adjournment Proposal or the Merger-Related Named Executive Officer Compensation Proposal, your proxy will count as a vote against such proposals.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Mallinckrodt ordinary shares represented by your proxy will be voted “FOR” the Mallinckrodt Share Issuance Proposal in accordance with the recommendation of the Mallinckrodt board of directors or the shares of Questcor common stock represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the Questcor board of directors.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. As a Mallinckrodt shareholder, you may change your vote or revoke a proxy at any time before your proxy is voted at the Mallinckrodt EGM by:

•	timely delivering written notice that you have revoked your proxy to the company secretary of Mallinckrodt at the following address:

Mallinckrodt plc

675 James S. McDonnell Blvd.

Hazelwood, Missouri 63042

Attention: Company Secretary

•	timely submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card or voting instruction form with a later date so that it is received prior to the Mallinckrodt EGM; or

•	attending the Mallinckrodt EGM and voting by ballot in person.

Attending the Mallinckrodt EGM will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

As a Questcor shareholder, you may change your vote or revoke a proxy at any time before your proxy is voted at the Questcor special meeting by:

•	sending a written notice of revocation to the corporate secretary of Questcor at 1300 North Kellogg Drive, Suite D, Anaheim, California 92807 that is received by Questcor prior to 11:59 p.m., California time, on the day preceding the Questcor special meeting, stating that you would like to revoke your proxy; or

•	submitting a new proxy or voting instruction form bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card; or

•	attending the Questcor special meeting and voting in person.

Attending the Questcor special meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

Please note, however, that under the rules of the New York Stock Exchange and the NASDAQ Stock Market, any beneficial owner of Mallinckrodt ordinary shares or Questcor common stock whose shares are held in street name by a New York Stock Exchange (with respect to Mallinckrodt ordinary shares) or a NASDAQ Stock Market (with respect to Questcor common stock) member brokerage firm may revoke its proxy and vote its shares in person at the Mallinckrodt EGM or the Questcor special meeting only in accordance with applicable rules and procedures as employed by such beneficial owner’s brokerage firm. If your shares are held in an account at a broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote.

If you hold shares indirectly in the Mallinckrodt benefit plans or Questcor benefits plans, you should contact the trustee of your plan, as applicable, to change your vote of the shares allocated to your benefit plan.

Attending the Mallinckrodt EGM or the Questcor special meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. You must vote by ballot at the Mallinckrodt EGM or Questcor special meeting to change your vote.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:	Mallinckrodt shareholders and Questcor shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold Mallinckrodt ordinary shares and/or Questcor common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Mallinckrodt ordinary shares or Questcor common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Mallinckrodt ordinary shares and Questcor common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please sign, date, mark and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every Mallinckrodt ordinary share and/or share of Questcor common stock that you own.

Q:	ARE QUESTCOR SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:	Yes. Questcor shareholders are entitled to dissenting shareholder rights under Chapter 13 of the General Corporation Law of the State of California (the “CGCL”), provided they satisfy the special criteria and conditions set forth in Chapter 13 of the CGCL. More information regarding these dissenting shareholder rights is provided in this document, and the provisions of the CGCL that grant dissenting shareholder rights and govern such procedures are attached as Annex D to this joint proxy statement/prospectus. You should read these provisions carefully and in their entirety. See “Dissenting Shareholder Rights” beginning on page 375 of this joint proxy statement/prospectus.

Q:	ARE MALLINCKRODT SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	No. Mallinckrodt shareholders are not entitled to appraisal rights under Irish law. Mallinckrodt shareholders will not be exchanging their Mallinckrodt ordinary shares.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO QUESTCOR SHAREHOLDERS?

A:	The receipt of cash and Mallinckrodt ordinary shares for Questcor common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Under such treatment, in general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the sum of the fair market value of Mallinckrodt ordinary shares and the amount of cash (including cash received in lieu of fractional Mallinckrodt ordinary shares) received in the Merger and the aggregate tax basis in the Questcor common stock surrendered in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for Questcor common stock surrendered exceeds one year at the effective time of the Merger. Certain non-corporate U.S. holders (including individuals) are eligible for preferential rates applicable to long-term capital gain. The deductibility of capital losses is subject to limitations.

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized in the Merger other than in certain specific circumstances, as further described under “Certain Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to Non-U.S. Holders.”

Questcor shareholders should consult their tax advisors as to the particular tax consequences to them of the transaction, including the effect of U.S. federal, state and local tax laws and foreign tax laws. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “Certain Tax Consequences of the Merger—U.S. Federal Income Tax Considerations.”

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the Merger is not completed, Questcor shareholders will not receive any consideration for their shares of Questcor common stock. Instead, Questcor will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Stock Market. Mallinckrodt’s ordinary shares will continue to be listed and traded on the New York Stock Exchange. Under specified circumstances, Questcor or Mallinckrodt may be required to pay to, or be entitled to receive from, the other party a fee with respect to the termination of the Merger Agreement, as described in the section “The Merger Agreement—Termination of the Merger Agreement; Termination Fees” beginning on page 166 of this joint proxy statement/prospectus.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

Mallinckrodt shareholders should contact D.F. King, the proxy solicitation agent for Mallinckrodt, at 48 Wall Street, 22nd Floor, New York, New York 10005 or by email at mnk@dfking.com. Banks and brokers call collect: (212) 269-5550; all others call toll free: (888) 542-7446.

Questcor shareholders should contact MacKenzie Partners Inc., the proxy solicitation agent for Questcor, at 105 Madison Avenue, New York, New York 10016 or by email at proxy@mackenziepartners.com. Banks and brokers call collect: (212) 929-5500; all others call toll free: (800) 322-2885.

Q:	IF I PARTICIPATE IN THE QUESTCOR EMPLOYEE STOCK PURCHASE PLAN, HOW WILL MY STOCK PURCHASE RIGHTS BE TREATED IN THE MERGER?

A:	Participants in Questcor’s Employee Stock Purchase Plan (the “ESPP”) will not be allowed to increase their payroll deductions from those in effect on the date of the Merger Agreement, and the offering period beginning on June 1, 2014 will be the final offering period under the ESPP. To the extent such offering period has not expired and remains open at the effective time of the Merger, the offering period will terminate immediately prior to the effective time of the Merger and your accumulated payroll deductions will be returned to you. The Questcor ESPP will terminate immediately prior to the effective time of the Merger.

Q:	AS A HOLDER OF QUESTCOR OPTIONS, RESTRICTED STOCK OR RESTRICTED STOCK UNITS, WHAT WILL I RECEIVE UPON THE COMPLETION OF THE MERGER?

A:	As further detailed in the section entitled “The Merger Agreement—Treatment of Questcor Stock Options and Other Questcor Equity-Based Awards”, immediately prior to the effective time of the Merger, each Questcor stock option and other equity-based award that is outstanding immediately prior to the effective time of Merger either will be cancelled in exchange for a right to receive the Merger Consideration, net of any applicable exercise price, or will be assumed by Mallinckrodt.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about Mallinckrodt and Questcor into this document. For a description of, and how to obtain, this information, see “Where You Can Find More Information” on page 377 of this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 95)

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Pursuant to the Merger Agreement, Mallinckrodt will acquire Questcor in a merger transaction. Merger Sub will merge with and into Questcor, with Questcor continuing as the surviving corporation. Following the Merger, Questcor will be an indirect wholly owned subsidiary of Mallinckrodt and Questcor common stock will be delisted from the NASDAQ Stock Market, deregistered under the Exchange Act and cease to be publicly traded.

Consideration to Questcor Shareholders (page 95)

Each issued and outstanding share of Questcor common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Merger Consideration, which is 0.897 of a Mallinckrodt ordinary share and $30.00 in cash.

It is anticipated that Mallinckrodt shareholders and Questcor shareholders, in each case as of immediately prior to the Merger, will hold approximately 50.5% and 49.5%, respectively, of the Mallinckrodt ordinary shares immediately after completion of the Merger. The foregoing expected ownership percentages were calculated based on what holders of shares and awards of Mallinckrodt and Questcor would be expected to own immediately following the completion of the Merger on a fully diluted basis using the treasury stock method. It is currently estimated that, if the Merger is completed, Mallinckrodt will issue or reserve for issuance approximately 59 million Mallinckrodt ordinary shares and that the aggregate cash portion of the Merger Consideration will be approximately $1.88 billion.

No holder of Questcor common stock will be issued fractional Mallinckrodt ordinary shares in the Merger. Each holder of Questcor common stock who would otherwise have been entitled to receive a fraction of a Mallinckrodt ordinary share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Mallinckrodt ordinary share multiplied by the volume weighted average price of Mallinckrodt ordinary shares for a ten trading day period, starting with the opening of trading on the eleventh trading day prior to the closing date of the Merger and ending with the closing of trading on the second to last trading day prior to the closing date of the Merger, as reported by Bloomberg.

Treatment of Questcor Stock Options and Other Questcor Equity-Based Awards (page 148)

Stock Options. As of immediately prior to the effective time of the Merger, each outstanding Questcor stock option held by a non-employee director, whether vested or unvested, and each other vested Questcor stock option will be cancelled and converted into the right to receive the Merger Consideration, net of the applicable exercise price. Each outstanding unvested Questcor stock option (other than any such unvested stock option held by a non-employee director) will be assumed by Mallinckrodt and will be converted into a stock option to acquire a number of Mallinckrodt ordinary shares (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Questcor common stock subject to Questcor stock option multiplied by (b) the Equity Award Exchange Ratio. The exercise price per share of the Mallinckrodt stock option will be an amount (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Questcor stock option by (y) the Equity Award Exchange Ratio. Each Mallinckrodt stock option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the applicable Questcor stock option immediately prior to the effective time of the Merger. For purposes of this joint proxy statement/prospectus, “Equity Award Exchange Ratio” means the sum of (i) 0.897 plus (ii) the quotient obtained by dividing $30.00 by the volume weighted average price of Mallinckrodt ordinary shares over a ten trading day period to be calculated prior to the effective time of the Merger.

Restricted Stock. As of immediately prior to the effective time of the Merger, each outstanding award of restricted shares of Questcor common stock granted to a non-employee director will fully vest and become nonforfeitable, and will be converted into the right to receive the per share Merger Consideration for each share of Questcor common stock underlying the director restricted stock award. As of immediately prior to the effective time of the Merger, each award of restricted shares of Questcor common stock other than those held by non-employee directors will be assumed by Mallinckrodt and will be converted into an award of restricted stock corresponding to a number of Mallinckrodt ordinary shares equal to the product of (a) the number of shares of Questcor common stock subject to the Questcor restricted share award multiplied by (b) the Equity Award Exchange Ratio. Each Mallinckrodt restricted share award as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the applicable Questcor restricted share award immediately prior to the effective time of the Merger.

Restricted Stock Units. As of immediately prior to the effective time of the Merger, each outstanding and unvested Questcor restricted stock unit award (each, a “Questcor RSU Award”) will be assumed by Mallinckrodt and will be converted into a Mallinckrodt restricted stock unit award (each, a “Mallinckrodt RSU Award”) corresponding to a number of Mallinckrodt ordinary shares equal to the product of (a) the number of shares of Questcor common stock underlying the applicable Questcor RSU Award multiplied by (b) the Equity Award Exchange Ratio. Each Mallinckrodt RSU Award as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the applicable Questcor RSU Award immediately prior to the effective time of the Merger.

Performance-Based Awards. Each Questcor restricted share award and Questcor RSU Award that is subject to performance-based vesting conditions and is outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Questcor common stock underlying the Questcor restricted share award or Questcor RSU Award, as applicable.

Comparative Per Share Market Price Information (page 77)

Mallinckrodt ordinary shares are listed on the New York Stock Exchange under the symbol “MNK.” Questcor common stock is listed on the NASDAQ Stock Market under the symbol “QCOR.” The following table shows the closing prices of Mallinckrodt ordinary shares and Questcor common stock as reported on the New York Stock Exchange and the NASDAQ Stock Market, respectively, on April 4, 2014, the last trading day before the Merger Agreement was announced, and on July 9, 2014, the last practicable day before the date of this joint proxy statement/prospectus. This table also shows the equivalent value of the consideration per share of Questcor common stock, which was calculated by multiplying the closing price of Mallinckrodt ordinary shares as of the specified date by the stock consideration exchange ratio of 0.897 and adding to that product the cash consideration of $30.00.

	Questcor Common Stock	Mallinckrodt Ordinary Shares	Equivalent Value of Merger Consideration Per Questcor Share
April 4, 2014	$67.87	$62.52	$86.08
July 9, 2014	$91.60	$77.50	$99.52

Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Merger (page 79)

After careful consideration, the Mallinckrodt board of directors recommends that Mallinckrodt shareholders vote “FOR” the Mallinckrodt Share Issuance Proposal.

In reaching its decision, the Mallinckrodt board of directors considered a number of factors as generally supporting its decision to enter into the Merger Agreement. These factors include, among others, the potential to create an increasingly diversified, high-growth specialty pharmaceuticals company with significantly increased scale, revenues, profitability and cash flow; a broader portfolio (including new therapeutic areas) to deliver sustainable growth and substantial value for shareholders of the combined company; expected operating and tax synergies; an enhanced credit profile and expected accretion to non-GAAP earnings. The Mallinckrodt board of directors also considered a variety of risks and other potentially negative factors concerning the Merger, including, among others, the risk that the Merger might not be completed in a timely manner, risks related to Questcor’s business, risks related to regulatory approval necessary to complete the Merger, risks related to certain terms of the Merger Agreement (including restrictions on the conduct of Mallinckrodt’s business prior to the completion of the Merger and the requirement that Mallinckrodt pay Questcor a termination fee in certain circumstances), risks related to the diversion of management and resources from other strategic opportunities and challenges and difficulties relating to integrating the operations of Mallinckrodt and Questcor. For a more complete description of Mallinckrodt’s reasons for the Merger and the recommendation of the Mallinckrodt board of directors, see “The Merger—Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Merger” beginning on page 105 of this joint proxy statement/prospectus.

Recommendation of the Questcor Board of Directors and Questcor’s Reasons for the Merger (page 85)

After careful consideration, the Questcor board of directors recommends that Questcor shareholders vote “FOR” the Merger Proposal, “FOR” the Questcor Adjournment Proposal and “FOR” the Merger-Related Named Executive Officer Compensation Proposal.

In reaching its decision, the Questcor board of directors considered a number of factors as generally supporting its decision to enter the Merger Agreement, including, among others, that the Merger Consideration would be payable in a highly liquid stock and cash and, based on the closing price of Mallinckrodt ordinary shares and shares of Questcor common stock as of April 4, 2014 (the last trading day prior to the announcement of the transaction), would represent a premium of approximately 27% over Questcor’s closing stock price on April 4, 2014 and a premium of approximately 33% over Questcor’s trailing 20-day volume-weighted average stock price, that the mixed equity and cash nature of the Merger Consideration offers Questcor shareholders the opportunity to participate in the future earnings and growth of the combined company, while also providing a substantial cash payout, the Questcor board of directors’ belief that the Merger would create a diversified, high-growth specialty pharmaceutical company with substantially increased scale, diversification, revenues, profitability and cash flow which would provide a strong, sustainable platform for future revenue and earnings growth and that the combined company would have a more efficient tax structure than Questcor on a standalone basis. The Questcor board of directors also considered a variety of risks and other potentially negative factors concerning the Merger, including, among others, the risk that the Merger might not be completed in a timely manner, risks related to Mallinckrodt’s business, risks related to regulatory approvals necessary to complete the Merger, risks related to certain terms of the Merger Agreement (including restrictions on the conduct of Questcor’s business prior to the completion of the Merger and the requirement that Questcor pay Mallinckrodt a termination fee in certain circumstances), risks related to the diversion of management and resources from other strategic opportunities and challenges and difficulties relating to integrating the operations of Mallinckrodt and Questcor. For a more complete description of Questcor’s reasons for the combination and the recommendations of the Questcor board of directors, see “The Merger—Recommendation of the Questcor Board of Directors and Questcor’s Reasons for the Merger” beginning on page 109 of this joint proxy statement/prospectus.

Opinion of Mallinckrodt’s Financial Advisor (page 113)

Mallinckrodt engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to the acquisition of Questcor. On April 5, 2014, Barclays rendered its oral opinion (which was subsequently confirmed in writing on the same date) to the Mallinckrodt board of directors, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration, which consists of: (i) $30.00 in cash and (ii) 0.897 Mallinckrodt ordinary shares, to be paid by Mallinckrodt in the Merger, is fair, from a financial point of view, to Mallinckrodt. The full text of Barclays’ written opinion, dated as of April 5, 2014, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety.

For a description of the opinion that Mallinckrodt received from Barclays, see “The Merger—Opinion of Mallinckrodt’s Financial Advisor” beginning page 113 of this joint proxy statement/prospectus.

Opinion of Questcor’s Financial Advisor (page 124)

In connection with the Merger, Centerview Partners LLC (“Centerview”), Questcor’s financial advisor, delivered to the Questcor board of directors on April 5, 2014, its opinion as to the fairness, from a financial point of view, to holders of Questcor common stock (other than the excluded shares, which for the purposes of this section, “The Merger—Recommendation of the Questcor Board of Directors and Questcor’s Reasons for the Merger” and “The Merger—Opinion of Questcor’s Financial Advisor,” shall mean shares of Questcor common stock held by any subsidiary of Questcor, Mallinckrodt, Merger Sub or by any of their respective subsidiaries along with any shares of Questcor common stock held by an affiliate of Mallinckrodt or Merger Sub) of the combined per share consideration (as defined below) proposed to be paid to such holders pursuant to the Merger Agreement. For the purposes of this section, “The Merger—Recommendation of the Questcor Board of Directors and Questcor’s Reasons for the Merger” and “The Merger—Opinion of Questcor’s Financial Advisor”, the “combined per share consideration” is a unit consisting of (i) $30.00 in cash and (ii) 0.897 validly issued, fully paid and nonassessable ordinary shares, par value $0.20 per share of Mallinckrodt, taken together and not separately. The full text of Centerview’s written opinion dated April 5, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Centerview’s opinion was provided for the information and assistance of the Questcor board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its evaluation of the transaction, and did not address any other term or aspect of the Merger Agreement or the transaction. Centerview expressed no view as to, and its opinion did not address, Questcor’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Questcor in which Questcor might engage. Centerview’s opinion does not constitute a recommendation to any shareholder of Questcor or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.

We encourage you to carefully read the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with such opinion.

For a description of the opinion that Questcor received from Centerview, see “The Merger—Opinion of Questcor’s Financial Advisor” beginning on page 124 of this joint proxy statement/prospectus.

Mallinckrodt Extraordinary General Meeting of Shareholders (page 79)

The Mallinckrodt EGM will be held on August 14, 2014, at 3:00 p.m. (local time) at the offices of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland. At the Mallinckrodt EGM, Mallinckrodt shareholders will be asked to approve the Mallinckrodt Share Issuance Proposal.

The Mallinckrodt board of directors has fixed the close of business on July 9, 2014 as the record date for determining the holders of Mallinckrodt ordinary shares entitled to receive notice of and to vote at the Mallinckrodt EGM. As of the Mallinckrodt record date, there were 58,564,819 Mallinckrodt ordinary shares outstanding and entitled to vote at the Mallinckrodt EGM held by a total of 3,369 registered holders. Each Mallinckrodt ordinary share entitles the holder to one vote on the Mallinckrodt Share Issuance Proposal to be considered at the Mallinckrodt EGM. As of the Mallinckrodt record date, directors and executive officers of Mallinckrodt and their affiliates owned and were entitled to vote less than 0.5 million Mallinckrodt ordinary shares, representing less than 0.8% of Mallinckrodt ordinary shares outstanding on that date. Mallinckrodt currently expects that Mallinckrodt’s directors and executive officers will vote all their ordinary shares in favor of the Mallinckrodt Share Issuance Proposal, although none of them has entered into any agreements obligating them to do so.

Approval of the Mallinckrodt Share Issuance Proposal requires the affirmative vote of at least a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the proposals at the Mallinckrodt EGM.

Under the Mallinckrodt articles of association, the Chairman of the Mallinckrodt EGM may at any time adjourn the Mallinckrodt EGM if, in his opinion, it would facilitate the conduct of the business of the Mallinckrodt EGM to do so or if he is so directed by the Mallinckrodt board of directors. Pursuant to this authority, the Mallinckrodt EGM may be adjourned to, among other things, solicit proxies if there are not sufficient votes at the time of the Mallinckrodt EGM in favor of the Mallinckrodt Share Issuance Proposal.

Questcor Special Meeting of Shareholders (page 85)

The Questcor special meeting will be held at 8:00 a.m., local time, on August 14, 2014, at the offices of Latham & Watkins LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California, 92626. At the Questcor special meeting, Questcor shareholders will be asked to approve the Merger Proposal, the Questcor Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal.

The Questcor board of directors has fixed the close of business on July 9, 2014 as the record date for determining the holders of shares of Questcor common stock entitled to receive notice of and to vote at the Questcor special meeting. Only holders of record of shares of Questcor common stock at the close of business on the Questcor record date will be entitled to notice of and to vote at the Questcor special meeting and any adjournment or postponement thereof. As of the Questcor record date, there were 61,420,933 shares of Questcor common stock outstanding and entitled to vote at the Questcor special meeting held by 592 holders of record. Each share of Questcor common stock entitles the holder to one vote on each proposal to be considered at the Questcor special meeting. As of the record date, directors and executive officers of Questcor and their affiliates owned and were entitled to vote 3,062,179 shares of Questcor common stock, representing approximately 5% of the shares of Questcor common stock outstanding on that date. Questcor currently expects that Questcor’s directors and executive officers will vote their shares in favor of the Merger Proposal, the Questcor Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal, although none of them has entered into any agreements obligating them to do so.

Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Questcor common stock entitled to vote on the Merger Proposal at the Questcor special meeting. Approval of the Questcor Adjournment Proposal requires the affirmative vote of a majority of the shares of Questcor common stock entitled to vote on the Questcor Adjournment Proposal present, either in person or by proxy, at the Questcor special meeting. Approval of the Merger-Related Named Executive Officer Compensation Proposal requires the affirmative vote of a majority of the shares of Questcor common stock entitled to vote on the Merger-Related Named Executive Officer Compensation Proposal present, either in person or by proxy, at the Questcor special meeting.

Support Agreement (page 144)

On April 23, 2014, Mallinckrodt and Paulson entered into the Support Agreement, pursuant to which Paulson has agreed, among other things, to vote all of the Mallinckrodt ordinary shares and shares of Questcor common stock beneficially owned by it in favor of the Mallinckrodt Share Issuance Proposal at the Mallinckrodt EGM (unless there has been a Mallinckrodt change of recommendation (as described below under “The Merger Agreement—Covenants and Agreements—No Solicitation; Third Party Acquisition Proposals”)), and in favor of the Merger Proposal at the Questcor special meeting (unless there has been a Questcor change of recommendation (as described below under “The Merger Agreement—Covenants and Agreements—No Solicitation; Third Party Acquisition Proposals”)). For additional information, see “The Merger—Support Agreement.”

Interests of Questcor’s Directors and Executive Officers in the Transaction (page 139)

In considering the recommendation of the Questcor board of directors that Questcor shareholders vote to approve the Merger, you should be aware that some of Questcor’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Questcor’s shareholders generally. Interests of directors and officers that may be different from or in addition to the interests of Questcor’s shareholders include, but are not limited to:

•	The Merger Agreement provides for conversion of all Questcor stock options and restricted stock into either Merger Consideration or corresponding equity awards of Mallinckrodt.

•	Questcor’s executive officers are parties to severance, change in control, bonus award or employment agreements with Questcor that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the Merger, and are eligible to receive a pro rata bonus in connection with the Merger. In addition, certain of Questcor’s executive officers may be eligible to receive a tax gross-up payment to cover taxes that could be imposed if any payments due to the executive are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

•	Certain of Questcor’s directors will continue to serve as directors of Mallinckrodt following the closing of the Merger.

•	Questcor’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Questcor’s Directors and Executive Officers in the Transaction” beginning on page 139 of this joint proxy statement/prospectus. The members of the Questcor board of directors were aware of the different or additional interests set forth herein and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the shareholders of Questcor that the Merger Proposal be approved.

Board of Directors and Management after the Transaction (page 139)

Upon completion of the Merger, the combined company will be led by Mark Trudeau, President and Chief Executive Officer of Mallinckrodt. It is expected that, following the completion of the Merger, the Mallinckrodt board of directors will be increased to twelve members, with the addition of three directors from Questcor. The three directors will be Mr. Bailey and two current, independent directors of Questcor: Angus C. Russell and Virgil D. Thompson. Melvin D. Booth, the current Chairman of the Mallinckrodt board of directors, will continue in that role after the transaction is completed.

Upon completion of the Merger, Questcor’s commercial operations will function as a separate business unit within Mallinckrodt’s Specialty Pharmaceuticals segment reporting directly to Mr. Trudeau. Mallinckrodt expects to add Questcor executives to Mallinckrodt’s leadership team; these individual appointments will be announced at a later date.

For additional information, see “The Merger—Board of Directors and Management after the Transaction.”

Regulatory Approval Required (page 142)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and all applicable waiting periods have expired or been terminated.

On April 18, 2014, each of Mallinckrodt and Questcor filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC, and on May 9, 2014, the FTC granted early termination of the waiting period under the HSR Act with respect to the Merger.

Dissenters’ Rights of Questcor Shareholders (page 375)

Questcor shareholders who do not wish to accept the Merger Consideration and who affirmatively vote against the approval of the Merger Proposal will have the right to demand that Questcor repurchase the shares of Questcor common stock owned by them at their fair market value if the Merger is completed, but only if such shareholders properly perfect their dissenters’ rights by complying with all of the required procedures under Chapter 13 of the CGCL. The shares subject to such repurchase are called “dissenting shares.”

The text of the CGCL governing dissenting shareholder rights is attached to this proxy statement as Annex D. Your failure to comply with the procedures described in Annex D will result in the loss of your dissenting shareholder rights.

No Solicitation; Third Party Acquisition Proposals (page 161)

Under the terms of the Merger Agreement, each of Mallinckrodt and Questcor has agreed that it will not (and will not permit any of its subsidiaries to, and that it will cause its directors, officers and employees not to, and that it will use its reasonable best efforts to cause its other representatives not to), directly or indirectly, initiate, solicit, knowingly encourage, knowingly facilitate, or engage in discussions or negotiations regarding any inquiry, proposal or offer, or have any discussions with any person relating to, or engage or participate in any negotiations regarding, or furnish to any person or entity any nonpublic information relating to it or any of its respective subsidiaries in connection with, a competing acquisition proposal, engage in discussions with any person or entity with respect to any competing acquisition proposal, except as required by the duties of the members of its board of directors under applicable laws, waive, terminate, modify or release any person or entity from any provision of any “standstill” or similar agreement, approve or recommend (or propose such action publicly) any competing acquisition proposal, withdraw, change, amend, modify or qualify (or propose such action publicly), in a manner adverse to the other party, the recommendation of its board of directors to vote in favor of its respective proposals or enter into any letter of intent or similar document relating to any agreement or commitment providing for a competing acquisition proposal.

Nevertheless, Mallinckrodt and Questcor may (i) seek to clarify and understand the terms and conditions of any inquiry or proposal solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined in “The Merger Agreement—Covenants and Agreements”) and (ii) inform a person or entity that has made or, to its knowledge, is considering making a competing acquisition proposal of the non-solicitation provisions of the Merger Agreement.

If Mallinckrodt or Questcor receives, prior to obtaining approval of the Mallinckrodt Share Issuance Proposal or the Merger Proposal, as applicable, a bona fide, unsolicited, written competing acquisition proposal, which its board of directors determines in good faith after consultation with its outside legal and financial advisors (i) constitutes a superior proposal or (ii) would reasonably be expected to result in a superior proposal, after furnishing additional nonpublic information to the person or entity making such offer or engaging in discussions or negotiations with such party as described in (x) or (y) below, then in either event (if it has not materially breached the non-solicitation provisions of the Merger Agreement with respect to or in a manner that otherwise relates to such competing acquisition proposal) it may take the following actions: (x) furnish nonpublic information to the person or entity making such competing acquisition proposal, if, and only if, prior to furnishing such information, it receives from such person or entity an executed confidentiality agreement with confidentiality terms that are no less favorable, in the aggregate to it, than those contained in the confidentiality agreement between Mallinckrodt and Questcor (provided, however, that the confidentiality agreement is not required to contain standstill provisions) and (y) engage in discussions or negotiations with such person or entity with respect to the competing acquisition proposal.

Change of Recommendation (page 162)

The Mallinckrodt board of directors and the Questcor board of directors are entitled to approve or recommend, or propose publicly to approve or recommend, a competing acquisition proposal or withdraw, change, amend, modify or qualify its recommendation, in a manner adverse to the other party, prior to the approval of the Mallinckrodt Share Issuance Proposal or the Merger Proposal, as applicable, if:

•	following receipt of a bona fide, unsolicited, written competing acquisition proposal, which such board of directors determines in good faith after consultation with its outside legal and financial advisors is a “superior proposal,” and if (x) the party receiving such a proposal did not solicit, encourage or facilitate such competing acquisition proposal as a result of a material breach of the non-solicitation provisions of the Merger Agreement and (y) its board of directors has determined in good faith after consultation with its outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the board of directors under applicable laws (such a change of recommendation, an “acquisition proposal change of recommendation”); or

•	in response to a change, effect, development, circumstance, condition, state of facts, event or occurrence that was not known to the board of directors, or the material consequences of which (based on facts known to members of the board of directors as of the date of the Merger Agreement) were not reasonably foreseeable, as of the date of the Merger Agreement (an “intervening event” and such a change of recommendation, an “intervening event change of recommendation,” and an intervening event change of recommendation or an acquisition proposal change of recommendation, a “change of recommendation”).

However, prior to making such a change of recommendation, the party making such a change of recommendation must provide the other party with four business days’ prior written notice (subject to new three business day notice periods for material amendments to the consideration offered by a competing acquisition proposal) advising the other party of the intent to make such a change of recommendation and specifying, in reasonable detail, the reasons (including the material facts and circumstances related to the applicable intervening event or competing acquisition proposal), and during such four business day period (or subsequent three business day period), the changing party will consider in good faith any proposal by the other to amend the terms and conditions of the Merger Agreement such that the competing acquisition proposal would no longer constitute a superior proposal or to obviate the need to effect a change of recommendation due to the intervening event.

No change of recommendation will relieve Mallinckrodt from its obligations to submit the Mallinckrodt Share Issuance Proposal to a vote of its shareholders at the Mallinckrodt EGM, nor relieve Questcor from its obligations to submit the Merger Proposal to a vote of its shareholders at the Questcor special meeting.

Conditions to the Completion of the Merger (page 164)

Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

•	approval of the Mallinckrodt Share Issuance Proposal and the Merger Proposal;

•	the effectiveness of the registration statement on Form S-4 of which this document forms a part and no stop order suspending the effectiveness of such registration statement having been issued by the Securities and Exchange Commission (the “SEC”) and remaining in effect and no proceeding to that effect having been commenced or threatened;

•	the absence of any injunction or other legal prohibition or restraint on the Merger;

•	authorization for listing on the New York Stock Exchange of the Mallinckrodt ordinary shares to be issued in the Merger, subject to official notice of issuance;

•	(i) any applicable waiting period relating to the Merger under the HSR Act has expired or been terminated and (ii) no legal proceeding by a governmental entity under any antitrust law of the United States is threatened in writing or pending against Questcor, Mallinckrodt or Merger Sub that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Merger; and

•	Mallinckrodt shall not, as a result of any adoption, implementation, promulgation, repeal, modification, amendment, or change of any applicable law of or by any governmental entity following the date of the Merger Agreement and prior to the closing date of the Merger, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the closing date of the Merger.

In addition, Mallinckrodt’s and Merger Sub’s obligations to effect the Merger are conditioned upon:

•	the accuracy of Questcor’s representations and warranties, subject to specified materiality standards;

•	the performance by Questcor of its obligations and covenants under the Merger Agreement in all material respects;

•	the delivery by Questcor of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations and covenants; and

•	since the date of the Merger Agreement, no material adverse effect on Questcor having occurred and be continuing.

In addition, Questcor’s obligation to effect the Merger is conditioned upon:

•	the accuracy of Mallinckrodt’s and Merger Sub’s representations and warranties, subject to specified materiality standards;

•	the performance by Mallinckrodt and Merger Sub of their obligations and covenants under the Merger Agreement in all material respects;

•	the delivery by Mallinckrodt of an officer’s certificate certifying such accuracy of such representations and warranties and such performance of such obligations and covenants; and

•	since the date of the Merger Agreement, no material adverse effect on Mallinckrodt having occurred and be continuing.

See “The Merger Agreement—Conditions to the Completion of the Merger.”

Termination of the Merger Agreement; Termination Fees (page 166)

Termination

The Merger Agreement may be terminated and the Merger and the other transactions abandoned (except as provided below, whether before or after receipt of the approval of the Merger Proposal by the Questcor shareholders or the Mallinckrodt Share Issuance Proposal by the Mallinckrodt shareholders, if applicable) as follows:

•	by mutual written consent of Mallinckrodt and Questcor;

•	by either Mallinckrodt or Questcor:

•	if the other party breaches any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the conditions to the consummation of the Merger not being satisfied (and such breach is not curable prior to October 6, 2014 (the “Outside Date”), or, if curable prior to the Outside Date, has not been cured within the earlier of 30 calendar days after receipt of notice thereof by the defaulting party from the non-defaulting party or three business days before the Outside Date), so long as the terminating party is not then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

•	if the effective time of the Merger has not occurred by midnight, Eastern time, on the Outside Date, provided that this right to terminate the Merger Agreement may not be exercised by a party whose breach of any representation, warranty, covenant or agreement in the Merger Agreement is the cause of, or resulted in, the effective time of the Merger not occurring prior to the Outside Date. However, either Mallinckrodt or Questcor may within three business days immediately prior to October 6, 2014 elect to extend the Outside Date by delivering written notice to the other party stating that if on October 6, 2014 the only conditions to closing that have not been satisfied or waived (other than those that by their nature are to be satisfied at the closing, which conditions must be capable of being satisfied) are conditions relating to HSR clearance and the absence of any orders or injunctions under antitrust laws, then the Outside Date will be extended by three months to January 6, 2015. In addition, if the marketing period (described below) will have begun but not been completed by the Outside Date, then the Outside Date will be extended by the number of days remaining in the marketing period as of the Outside Date plus three business days;

•	if a governmental entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of Mallinckrodt and Questcor, taken together, has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

•	if (i) after completion of the Questcor special meeting, or at any adjournment or postponement thereof, the Questcor shareholder approval has not been obtained, in each case at which a vote on such approval was taken, or (ii) after completion of the Mallinckrodt EGM, or at any adjournment or postponement thereof, the Mallinckrodt shareholder approval has not been obtained, in each case at which a vote on such approval was taken;

•	by Mallinckrodt, if, prior to the approval of the Merger Proposal, the Questcor board of directors effects a change of recommendation. This termination right expires at 5:00 p.m. (New York City time) on the fifteenth business day following the date on which such change in Questcor recommendation occurs; or

•	by Questcor, if, prior to the approval of the Mallinckrodt Share Issuance Proposal, the Mallinckrodt board of directors effects a change of recommendation. This termination right expires at 5:00 p.m. (New York City time) on the fifteenth business day following the date on which such change in Mallinckrodt recommendation occurs.

Termination Fees Payable by Mallinckrodt

The Merger Agreement requires Mallinckrodt to pay Questcor a termination fee of $131,450,000 if:

•	Mallinckrodt or Questcor terminates the Merger Agreement due to the failure of the Merger to occur by the Outside Date or the failure to obtain the approval of the Mallinckrodt Share Issuance Proposal, and an acquisition proposal for Mallinckrodt by a third party for more than 50% of the assets, equity interests or business of Mallinckrodt has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Mallinckrodt EGM and (x) any such acquisition proposal is consummated within twelve months of such termination or (y) Mallinckrodt enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated; or

•	Questcor terminates the Merger Agreement because the Mallinckrodt board of directors effects a Mallinckrodt acquisition proposal change of recommendation or a Mallinckrodt intervening event change of recommendation prior to the approval of the Mallinckrodt Share Issuance Proposal.

The Merger Agreement requires Mallinckrodt to pay Questcor a termination fee of $37,560,000 if either Mallinckrodt or Questcor terminates the Merger Agreement because the Mallinckrodt Share Issuance Proposal is not approved by the Mallinckrodt shareholders at the Mallinckrodt EGM, or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. To the extent this $37,560,000 termination fee becomes payable, any payment made for this reason will be credited against Mallinckrodt’s obligation to pay the $131,450,000 termination fee described above, if it becomes payable.

Termination Fees Payable by Questcor

The Merger Agreement requires Questcor to pay Mallinckrodt a termination fee of $194,470,000 if:

•	Mallinckrodt or Questcor terminates the Merger Agreement due to the failure of the Merger to occur by the Outside Date or the failure to obtain the approval of the Merger Proposal and an acquisition proposal for Questcor by a third party for more than 50% of the assets, equity interests or business of Questcor has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Questcor special meeting and (x) any such acquisition proposal is consummated within twelve months of such termination or (y) Questcor enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated; or

•	Mallinckrodt terminates the Merger Agreement because the Questcor board of directors effects a Questcor acquisition proposal change of recommendation or a Questcor intervening event change of recommendation prior to the approval of the Merger Proposal.

The Merger Agreement requires Questcor to pay Mallinckrodt a termination fee of $55,560,000 if either Mallinckrodt or Questcor terminates the Merger Agreement because the Merger Proposal is not approved by the Questcor shareholders at Questcor’s special meeting, or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. To the extent this $55,560,000 termination fee becomes payable, any payment made for this reason will be credited against Questcor’s obligation to pay the $194,470,000 termination fee described above, if it becomes payable.

See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”

Litigation Relating to the Transaction (page 170)

Since the announcement of the Merger on April 7, 2014, at least ten putative class actions have been filed on behalf of alleged Questcor shareholders in the Superior Court of the State of California, County of Orange, under the following captions: Hansen v. Thompson, et al., Case No. 30-2014-00716108-CU-SL-CXC, filed April 7, 2014; Heng v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00716117-CU-BT-CXC, filed April 8, 2014; Buck v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00716694-CU-SL-CXC, filed April 10, 2014; Ellerbeck v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00717130-CU-SL-CXC, filed April 11, 2014; Yokem v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00717153-CU-SL-CXC, filed April 11, 2014; Richter v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00716761-CU-SL-CXC, filed April 11, 2014; Tramantano v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00716638-CU-BT-CXC, filed April 15, 2014; Crippen v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00718491-CU-BT-CXC, filed April 23, 2014; Patel v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00722866-CU-BT-CXC, filed May 8, 2014; and Postow v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00722897-CU-SL-CXC, filed May 12, 2014. On June 3, 2014, the California Superior Court issued a ruling consolidating the foregoing lawsuits under the Hansen caption and appointing lead plaintiff and co-lead counsel. On June 12, 2014, lead plaintiffs filed a consolidated amended complaint (the “Consolidated Complaint”). On June 27, 2014, the California court entered a stipulated scheduling order that, among other things, scheduled a hearing on plaintiffs’ anticipated motion for a preliminary injunction on August 1, 2014.

The Consolidated Complaint names as defendants the members of the Questcor board of directors, and alleges that Questcor’s directors breached their fiduciary duties to Questcor’s shareholders in connection with the Merger because, among other things, the Merger allegedly involves an unfair price, an inadequate sales process, self-dealing, and unreasonable deal protection devices. The Consolidated Complaint also alleges that the Questcor directors breached their fiduciary duties by failing to disclose purportedly material information to shareholders in connection with the Merger. The Consolidated Complaint also alleges that Mallinckrodt and Merger Sub aided and abetted these purported breaches of fiduciary duty. The Consolidated Complaint seeks, among other things, an order enjoining or rescinding the Merger and an award of attorney’s and other fees and costs.

On April 9 and 15, 2014, a law firm sent substantially identical letters to the Questcor board of directors, each letter on behalf of a different purported Questcor shareholder (the “Demand Letters”). The Demand Letters request that the board take certain actions in connection with the Merger, and indicate that in the event that the board does not take such actions, the shareholders will file a lawsuit seeking the same relief sought in the Complaints. Both shareholders have now filed complaints (the Heng and Crippen actions).

On April 29, 2014, plaintiffs in the federal derivative action captioned In re Questcor Pharmaceuticals, Inc. Shareholder Derivative Litigation, pending in the United States District Court for the Central District of

California, (the “Derivative Action”) filed an ex parte application to lift the stay in the Derivative Action to add claims challenging the Merger. The plaintiffs sought to add allegations challenging, among other things, the consideration agreed to in the proposed transaction and the purported failure by the Questcor board of directors to independently value the derivative claims. On May 1, 2014, the plaintiffs also noticed a motion seeking the same relief. On May 2, 2014, the court denied plaintiffs’ ex parte motion. On May 16, 2014, plaintiffs voluntarily withdrew their noticed motion.

Questcor and Mallinckrodt believe that the Consolidated Complaint has no merit and intend to defend vigorously against it.

Financing Relating to the Transaction (page 143)

Mallinckrodt anticipates that the total funds needed to complete the transactions will be funded through a combination of:

•	available cash on hand of Mallinckrodt; and

•	third-party debt financing which may include some combination of the following: a senior secured term loan credit facility, senior unsecured notes, a senior unsecured bridge loan facility, an accounts receivable securitization facility and other sources of financing.

On April 5, 2014, Mallinckrodt International Finance S.A., a wholly owned subsidiary of Mallinckrodt, obtained a debt commitment letter, which is referred to in this joint proxy statement/prospectus as the debt commitment letter, from certain financial institutions, which are referred to in this joint proxy statement/prospectus as the Commitment Parties, pursuant to which the Commitment Parties agreed to provide up to $1.35 billion in aggregate principal amount of a senior secured term loan credit facility and a $500 million unsecured bridge loan facility, which bridge loans would only be extended in the event Mallinckrodt International Finance S.A. is unable to raise such amount by issuing debt securities.

Each Commitment Party’s commitments with respect to the financing contemplated by the debt commitment letter, and each Commitment Party’s agreements to perform the services described in the debt commitment letter, will automatically terminate on the earliest of (i) October 7, 2014, subject to extension to match the date immediately following the Outside Date if the Outside Date is extended to January 6, 2015 (or to the extent that the marketing period has begun but not been completed by the Outside Date, then such date will be further extended by the number of days remaining in the marketing period as of the Outside Date plus three business days), (ii) the consummation of the Merger without (x) in the case of the senior credit facility, the use of the senior credit facility or (y) in the case of the bridge facility, the use of the bridge facility, and (iii) the date of termination of the Merger Agreement in accordance with its terms (other than with respect to terms that survive such termination).

The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this joint proxy statement/prospectus. Although the debt financing described in this joint proxy statement/prospectus is not subject to due diligence or “market out,” such financing may not be considered assured. The obligation of the Commitment Parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this joint proxy statement/prospectus is not available.

For additional information, see “The Merger—Financing Relating to the Transaction.”

Accounting Treatment of the Transaction (page 144)

Mallinckrodt will account for the acquisition pursuant to the Merger Agreement and using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Mallinckrodt will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Mallinckrodt has been determined to be the acquirer for accounting purposes. This determination is based upon Mallinckrodt being the entity that retains the greatest share of equity and being the entity that transfers the cash for the acquisition. Additionally, from a qualitative analysis, Mallinckrodt will retain 9 of the total 12 board seats, preserve its board of directors and audit committee chairs, as well as the critical leadership positions such as chief executive officer and chief financial officer.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The purchase price reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions Mallinckrodt management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed. As such, the amounts assigned to the acquired assets and liabilities may be materially different than those reflected in the unaudited pro forma condensed combined financial statements.

Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations (page 171)

The receipt of cash and Mallinckrodt ordinary shares for Questcor common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Under such treatment, in general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the sum of the fair market value of Mallinckrodt ordinary shares and the amount of cash (including cash received in lieu of fractional Mallinckrodt ordinary shares) received in the Merger and the aggregate tax basis in the Questcor common stock surrendered in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for Questcor common stock surrendered exceeds one year at the effective time of the Merger. Certain non-corporate U.S. holders (including individuals) are eligible for preferential rates applicable to long-term capital gain. The deductibility of capital losses is subject to limitations.

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized in the Merger other than in certain specific circumstances, as further described under “Certain Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to Non-U.S. Holders.”

Questcor shareholders should consult their tax advisors as to the particular tax consequences to them of the transaction, including the effect of U.S. federal, state and local tax laws and foreign tax laws. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “Certain Tax Consequences of the Merger—U.S. Federal Income Tax Considerations.”

Comparison of the Rights of Holders of Mallinckrodt Ordinary Shares and Questcor Common Stock (page 316)

As a result of the transaction, the holders of Questcor common stock will become holders of Mallinckrodt ordinary shares and their rights will be governed by Irish law (instead of California law) and by the memorandum and articles of association of Mallinckrodt (instead of Questcor’s articles of incorporation and bylaws). The memorandum and articles of association of Mallinckrodt are incorporated by reference herein. Following the transaction, former Questcor shareholders will have different rights as Mallinckrodt shareholders than they had as Questcor shareholders. Material differences between the rights of shareholders of Questcor and the rights of shareholders of Mallinckrodt include differences with respect to, among other things, consolidation and division of shares, reduction of share capital, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of inspection of books and records, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. For a summary of the material differences between the rights of Questcor shareholders and Mallinckrodt shareholders, see “Description of Mallinckrodt Ordinary Shares” and “Comparison of the Rights of Holders of Mallinckrodt Ordinary Shares and Questcor Common Stock.”

Information about the Companies (page 94)

Mallinckrodt

Mallinckrodt plc

Damastown, Mulhuddart

Dublin 15, Ireland

Telephone: +353 (1) 880-8180

Mallinckrodt was incorporated in Ireland on January 9, 2013 for the purpose of holding the former pharmaceuticals business of Covidien. On June 28, 2013, Covidien shareholders of record received one Mallinckrodt ordinary share for every eight ordinary shares of Covidien held as of the record date for the distribution, June 19, 2013, and the former pharmaceuticals business of Covidien was transferred to Mallinckrodt on June 28, 2013, thereby completing its legal separation from Covidien. Mallinckrodt is a global company that develops, manufactures, markets and distributes both branded and specialty generic pharmaceuticals, active pharmaceutical ingredients and diagnostic imaging agents. Mallinckrodt ordinary shares are listed on the New York Stock Exchange under the symbol “MNK.”

Merger Sub

Quincy Merger Sub, Inc.

c/o Mallinckrodt plc

675 James S. McDonnell Boulevard

Hazelwood, Missouri 63042

Telephone: (314) 654-2000

Merger Sub is a Delaware corporation and currently a direct wholly owned subsidiary of Mallinckrodt. Merger Sub was incorporated on April 4, 2014 for the purposes of effecting the Merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Questcor

Questcor Pharmaceuticals, Inc.

1300 North Kellogg Drive, Suite D

Anaheim, California 92807

Telephone: (714) 786-4899

Questcor incorporated in California in September 1992 as Cypros Pharmaceutical Corporation and, in November 1999, changed its name to Questcor Pharmaceuticals, Inc. Questcor is a biopharmaceutical company focused on the treatment of patients with serious, difficult to treat autoimmune and inflammatory disorders. Questcor and its subsidiaries develop, manufacture and sell its primary marketed branded product, Acthar, which has approved by the U.S. Food and Drug Administration for the treatment of 19 indications. Questcor also supplies specialty contract manufacturing services to the global pharmaceutical and biotechnology industry through its wholly owned subsidiary, BioVectra Inc. Questcor’s sales and marketing teams are focused on increasing the usage of Acthar among specialists who treat patients with multiple sclerosis, infantile spasms, proteinuria in the nephrotic syndrome of the idiopathic type, dermatomyositis, polymyositis and in certain rheumatology related conditions. In addition, Questcor’s research and development personnel are working to explore promising additional uses for Acthar for a variety of other conditions.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” Mallinckrodt shareholders should carefully consider the following risks in deciding whether to vote for the approval of the Mallinckrodt Share Issuance Proposal, and Questcor shareholders should carefully consider the following risks in deciding whether to vote for the approval of the Merger Proposal and the Merger-Related Named Executive Officer Compensation Proposal. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information.”

Risks Related to the Transaction

Because the market price of Mallinckrodt ordinary shares will fluctuate, Questcor shareholders cannot be sure of the market price of the Mallinckrodt ordinary shares they will receive.

As a result of the Merger, each issued and outstanding share of Questcor common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Merger Consideration.

The market price of Mallinckrodt ordinary shares, which Questcor shareholders will receive in the Merger, will continue to fluctuate from the date of this joint proxy statement/prospectus through the date of the closing of the Merger. Accordingly, at the time of the Questcor special meeting, Questcor shareholders will not know or be able to determine the market price of the Mallinckrodt ordinary shares they will receive upon completion of the Merger. It is possible that, at the time of the closing of the Merger, the shares of Questcor common stock held by Questcor shareholders may have a greater market value than the cash and the Mallinckrodt ordinary shares for which they are exchanged. The market price of Mallinckrodt ordinary shares on the date of the Questcor special meeting may not be indicative of the market price of Mallinckrodt ordinary shares that Questcor shareholders will receive upon completion of the Merger. The market prices of Mallinckrodt ordinary shares and Questcor common stock are subject to general price fluctuations in the market for publicly traded equity securities and have experienced volatility in the past. Stock price changes may result from a variety of factors, including general market and economic conditions and changes in the respective businesses, operations and prospects, and regulatory considerations of Mallinckrodt and Questcor. Market assessments of the benefits of the Merger and the likelihood that the Merger will be completed, as well as general and industry-specific market and economic conditions, may also impact market prices of Mallinckrodt ordinary shares and Questcor common stock. Many of these factors are beyond Mallinckrodt’s and Questcor’s control. You should obtain current market quotations for shares of Questcor common stock and for Mallinckrodt ordinary shares.

The market price for Mallinckrodt ordinary shares following the closing may be affected by factors different from those that historically have affected Questcor common stock and Mallinckrodt ordinary shares.

Upon completion of the Merger, holders of shares of Questcor common stock (other than the holders of excluded shares and dissenting shares) will become holders of Mallinckrodt ordinary shares. Mallinckrodt’s businesses differ from those of Questcor, and accordingly the results of operations of Mallinckrodt will be affected by some factors that are different from those currently affecting the results of operations of Questcor. In addition, upon completion of the Merger, holders of Mallinckrodt ordinary shares will become holders of ordinary shares in the combined company. The results of operation of the combined company may also be affected by factors different from those currently affecting Mallinckrodt. For a discussion of the businesses of Mallinckrodt and Questcor and of important factors to consider in connection with those businesses, see the sections entitled “Description of Mallinckrodt’s Business,” “Mallinckrodt Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

The Merger Agreement contains a number of conditions that must be fulfilled to complete the Merger. Those conditions include: approval of the Merger Proposal by Questcor shareholders, approval of the Mallinckrodt Share Issuance Proposal by Mallinckrodt shareholders, clearance under the HSR Act, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the Mallinckrodt ordinary shares to be issued to Questcor shareholders for listing on the New York Stock Exchange, Mallinckrodt not being treated as a domestic corporation for U.S. federal income tax purposes as of or after the closing date of the Merger as a result of a change in law, the continued accuracy of the representations and warranties of both parties subject to specified materiality standards, and the performance by both parties of their covenants and agreements. With the exception of the condition relating to HSR clearance, which was satisfied on May 9, 2014, when the FTC granted early termination of the waiting period under the HSR Act with respect to the Merger, the conditions to the closing of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by October 6, 2014 (subject to extension to January 6, 2015 if the only condition not satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, which conditions must be capable of being satisfied) is the condition relating to the absence of any orders or injunctions under antitrust laws, and subject to extension based on the number of days remaining in the marketing period plus three business days), either Mallinckrodt or Questcor may choose not to proceed with the Merger. In addition, Mallinckrodt or Questcor may elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the consummation of the Merger, before or after shareholder approval. See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”

The Merger Agreement contains provisions that restrict Mallinckrodt’s ability to pursue alternatives to the Merger and, in specified circumstances, could require Mallinckrodt to pay Questcor a termination fee of up to $131.5 million.

Under the Merger Agreement, Mallinckrodt is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person or entity. Mallinckrodt may not terminate the Merger Agreement and enter into an agreement with respect to a superior proposal. If the Mallinckrodt board of directors (after consultation with Mallinckrodt’s financial advisors and legal counsel) determines that such proposal is more favorable to the Mallinckrodt shareholders than the Merger and the Mallinckrodt board of directors recommends such proposal to the Mallinckrodt shareholders, Questcor may be entitled to terminate the Merger Agreement. Under such circumstances, Mallinckrodt may be required to pay Questcor a termination fee equal to $131,450,000. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Mallinckrodt from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Mallinckrodt and its shareholders than the Merger. Additionally, in the event the Merger Agreement is terminated due to the failure of the Mallinckrodt shareholders to approve the Mallinckrodt Share Issuance Proposal at the Mallinckrodt EGM, Mallinckrodt may be required to pay Questcor a fee of $37,560,000, increasing to $131,450,000 in certain circumstances. See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”

The Merger Agreement contains provisions that restrict Questcor’s ability to pursue alternatives to the Merger and, in specified circumstances, could require Questcor to pay Mallinckrodt a termination fee of up to $194.5 million.

Under the Merger Agreement, Questcor is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person or entity. Questcor may not terminate the Merger Agreement and enter into an agreement with respect to a superior proposal. If the Questcor board of directors (after consultation with Questcor’s financial advisors and legal counsel) determines that such proposal is more favorable to the Questcor shareholders than the Merger and the Questcor board of directors recommends such proposal to the Questcor shareholders, Mallinckrodt may be entitled to terminate the Merger Agreement. Under such circumstances, Questcor may be required to pay Mallinckrodt a termination fee equal to $194,470,000. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Questcor from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Questcor and its shareholders than the Merger. Additionally, in the event the Merger Agreement is terminated due to the failure of the Questcor shareholders to approve the Merger Proposal at the Questcor special meeting, Questcor may be required to pay Mallinckrodt a fee of $55,560,000, increasing to $194,470,000 in certain circumstances. See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”

While the Merger is pending, Mallinckrodt and Questcor will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the Merger on employees, customers and suppliers may have an adverse effect on Questcor and Mallinckrodt. These uncertainties may impair Mallinckrodt’s and Questcor’s ability to attract, retain and motivate key personnel until the Merger is consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Mallinckrodt and Questcor to seek to change existing business relationships with Mallinckrodt and Questcor. Employee retention may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the business of the combined company following the Merger could be seriously harmed. In addition, the Merger Agreement restricts Questcor and, to a lesser extent, Mallinckrodt, from taking specified actions until the Merger occurs without the consent of the other party. These restrictions may prevent Mallinckrodt or Questcor from pursuing attractive business opportunities that may arise prior to the completion of the Merger. See “The Merger Agreement—Covenants and Agreements.”

Questcor directors and officers may have interests in the Merger different from the interests of Questcor shareholders and Mallinckrodt shareholders.

Certain of the directors and executive officers of Questcor negotiated the terms of the Merger Agreement, and the Questcor board of directors recommended that the shareholders of Questcor vote in favor of the merger-related proposals. These directors and executive officers may have interests in the Merger that are different from, or in addition to, those of Questcor shareholders and Mallinckrodt shareholders. These interests include, but are not limited to, the continued employment of certain executive officers of Questcor by Mallinckrodt, the continued service of certain directors of Questcor as directors of Mallinckrodt, the treatment in the Merger of stock options, restricted stock, bonus awards, severance arrangements and other rights held by Questcor directors and executive officers, and the indemnification of former Questcor directors and officers by Mallinckrodt. Questcor shareholders and Mallinckrodt shareholders should be aware of these interests when they consider their respective board of directors’ recommendation that they vote in favor of the merger-related proposals.

The Questcor board of directors was aware of these interests when it declared the advisability of the Merger Agreement, determined that it was fair to the Questcor shareholders and recommended that the Questcor shareholders approve and adopt the Merger Agreement. The interests of Questcor directors and executive officers are described in more detail in the section of this document entitled “The Merger—Interests of Questcor’s Directors and Executive Officers in the Transaction.”

Questcor shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Questcor shareholders currently have the right to vote in the election of the board of directors of Questcor and on other matters affecting Questcor. Upon the completion of the Merger, each Questcor shareholder who receives Mallinckrodt ordinary shares will become a shareholder of Mallinckrodt with a percentage ownership of Mallinckrodt that is smaller than such shareholder’s percentage ownership of Questcor. It is currently expected that the former shareholders of Questcor as a group will receive shares in the Merger constituting approximately 49.5% of the outstanding Mallinckrodt ordinary shares immediately after the Merger. Because of this, Questcor shareholders will have less influence on the management and policies of Mallinckrodt than they now have on the management and policies of Questcor.

Mallinckrodt ordinary shares to be received by Questcor shareholders as a result of the Merger will have rights different from the shares of Questcor common stock.

Upon completion of the Merger, the rights of former Questcor shareholders who become Mallinckrodt shareholders will be governed by the memorandum of association and articles of association of Mallinckrodt and by Irish law. The rights associated with shares of Questcor common stock are different from the rights associated with Mallinckrodt ordinary shares. Material differences between the rights of shareholders of Questcor and the rights of shareholders of Mallinckrodt include differences with respect to, among other things, consolidation and division of shares, reduction of share capital, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of inspection of books and records, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. See “Comparison of the Rights of Holders of Mallinckrodt Ordinary Shares and Questcor Common Stock” for a discussion of the different rights associated with Mallinckrodt ordinary shares and Questcor common stock.

The opinions of Mallinckrodt’s and Questcor’s financial advisors will not reflect changes in circumstances between the original signing of the Merger Agreement and the completion of the Merger.

Mallinckrodt and Questcor have not obtained updated opinions from their respective financial advisors as of the date of this document and do not expect to receive updated opinions prior to the completion of the Merger. Changes in the operations and prospects of Mallinckrodt or Questcor, general market and economic conditions and other factors that may be beyond the control of Mallinckrodt or Questcor, and on which Mallinckrodt’s and Questcor’s financial advisors’ opinions were based, may significantly alter the value of Questcor or the prices of Mallinckrodt ordinary shares or Questcor common stock by the time the Merger is completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Because Mallinckrodt’s and Questcor’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. The Mallinckrodt board of directors’ recommendation that Mallinckrodt shareholders vote “FOR” the Mallinckrodt Share Issuance Proposal and the Questcor board of directors’ recommendation that Questcor shareholders vote “FOR” the Merger Proposal, however, are made as of the date of this document. For a description of the opinions that Mallinckrodt and Questcor received from their respective financial advisors, please refer to “The Merger—Opinion of Mallinckrodt’s Financial Advisor” and “The Merger—Opinion of Questcor’s Financial Advisor.”

Legal proceedings in connection with the Merger, the outcomes of which are uncertain, could delay or prevent the completion of the Merger.

Since the announcement of the Merger Agreement on April 7, 2014, at least ten putative class actions have been filed in the Superior Court of the State of California, County of Orange, against Questcor, the members of its board of directors, Mallinckrodt and Merger Sub challenging the proposed Merger. The actions allege that the Questcor board of directors breached their fiduciary duties to Questcor’s shareholders in connection with the Merger and that Questcor, Mallinckrodt and Merger Sub aided and abetted the directors’ breaches of fiduciary duties. Plaintiffs claim that the Merger involves an unfair price, an inadequate sales process, self-dealing, unreasonable deal protection devices and inadequate disclosures. Among other remedies, the plaintiffs seek to enjoin the Merger. Such legal proceedings could delay or prevent the Merger from becoming effective within the agreed upon timeframe. See “Litigation Relating to the Transaction.”

Mallinckrodt ordinary shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) (currently levied at a rate of 33% above certain tax-free thresholds) could apply to a gift or inheritance of Mallinckrodt ordinary shares irrespective of the place of residence, ordinary residence, or domicile of the parties. This is because Mallinckrodt ordinary shares will be regarded as property situated in Ireland for Irish CAT purposes. The person who receives the gift or inheritance has primary liability for CAT. See “Certain Tax Consequences of the Merger—Irish Tax Considerations—Capital Acquisitions Tax (CAT).”

Risks Related to the Business of the Combined Company

Mallinckrodt and Questcor may fail to realize all of the anticipated benefits of the Merger or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses.

The ability of Mallinckrodt and Questcor to realize the anticipated benefits of the transaction will depend, to a large extent, on the combined company’s ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Mallinckrodt and Questcor will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full-expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in the integration of operations and systems;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in attracting and retaining key personnel; and

•	coordinating a geographically dispersed organization.

Many of these factors will be outside of the control of Mallinckrodt or Questcor and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Mallinckrodt and Questcor are integrated successfully, the full benefits of the transaction may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Mallinckrodt and Questcor. All of these factors could cause dilution to the earnings per share of Mallinckrodt, decrease or delay the expected accretive effect of the transaction, and negatively impact the price of Mallinckrodt ordinary shares. As a result, we cannot assure you that the combination of Mallinckrodt and Questcor will result in the realization of the full benefits anticipated from the transaction.

Combining the businesses of Mallinckrodt and Questcor may be more difficult, costly or time-consuming than expected, which may adversely affect Mallinckrodt’s results and negatively affect the value of Mallinckrodt’s ordinary shares following the completion of the Merger.

Mallinckrodt and Questcor have entered into the Merger Agreement because each believes that the Merger will be beneficial to it and its respective shareholders and that combining the businesses of Mallinckrodt and Questcor will produce benefits and cost savings. If Mallinckrodt is not able to successfully combine the businesses of Mallinckrodt and Questcor in an efficient and effective manner, the anticipated benefits and cost savings of the Merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of Mallinckrodt ordinary shares may be affected adversely.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved, may be lower than what Mallinckrodt expects and may take longer to achieve than anticipated. If Mallinckrodt is not able to adequately address integration challenges, Mallinckrodt may be unable to successfully integrate Mallinckrodt’s and Questcor’s operations or to realize the anticipated benefits of the integration of the two companies.

Mallinckrodt and Questcor will incur direct and indirect costs as a result of the Merger.

Mallinckrodt and Questcor will incur substantial expenses in connection with completing the Merger, and Mallinckrodt also expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Mallinckrodt and Questcor over a period of time following the completion of the Merger. While Mallinckrodt and Questcor have assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Mallinckrodt’s and Questcor’s control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Mallinckrodt and Questcor.

Mallinckrodt expects that, following the completion of the Merger, Mallinckrodt will have significantly less cash on hand than the sum of cash on hand of Mallinckrodt and Questcor prior to the completion of the Merger. This reduced amount of cash could adversely affect Mallinckrodt’s ability to grow.

Mallinckrodt expects to utilize cash on its balance sheet to fund a portion of the purchase price and expenses associated with the Merger. This could leave Mallinckrodt with significantly less cash and cash equivalents on hand than the approximately $334.9 million and $261.1 million of cash and cash equivalents on hand of Mallinckrodt and Questcor, respectively, as of March 28, 2014 and March 31, 2014, respectively. Although the management of Mallinckrodt believes that it will have access to cash sufficient to meet Mallinckrodt’s business objectives and capital needs, the lessened availability of cash and cash equivalents following the consummation of the Merger could constrain Mallinckrodt’s ability to grow its business. Mallinckrodt’s financial position following the Merger could also make it vulnerable to general economic downturns and industry conditions, and place it at a competitive disadvantage relative to its competitors that have more cash at their disposal. In the event that Mallinckrodt does not have adequate capital to maintain or develop its business, additional capital may not be available to Mallinckrodt on a timely basis, on favorable terms, or at all.

If the Merger is consummated, Mallinckrodt will incur a substantial amount of debt to finance the cash portion of the Merger Consideration, which could restrict its ability to engage in additional transactions or incur additional indebtedness.

In connection with the Merger, Mallinckrodt expects that one or more of its subsidiaries will incur a significant amount of indebtedness. Following the completion of the Merger, the combined company will have a significant amount of indebtedness outstanding. On a pro forma basis, giving effect to the incurrence of indebtedness as described in “The Merger—Financing Relating to the Transaction,” the consolidated indebtedness of Mallinckrodt would be approximately $4,028 million as of March 28, 2014. See “Unaudited Pro Forma Combined Financial Information.” This substantial level of indebtedness could have important consequences to Mallinckrodt’s business, including making it more difficult to satisfy its obligations, increasing its vulnerability to general adverse economic and industry conditions, limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates and restricting Mallinckrodt from pursuing certain business opportunities. These limitations could reduce the benefits Mallinckrodt expects to achieve from the Merger or impede its ability to engage in future business opportunities or strategic acquisitions.

Mallinckrodt’s and Questcor’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what Mallinckrodt’s financial position or results of operations would have been had the transaction been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Mallinckrodt and Questcor and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The assets and liabilities of Questcor have been measured at fair value based on various preliminary estimates using assumptions that Mallinckrodt management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Mallinckrodt’s financial condition or results of operations following the closing. Any material variance from the pro forma financial information may cause significant variations in the share price of Mallinckrodt. See “Unaudited Pro Forma Combined Financial Information.”

The Merger may not be accretive and may cause dilution to Mallinckrodt’s earnings per share, which may negatively affect the market price of Mallinckrodt ordinary shares.

Although Mallinckrodt currently anticipates that the Merger will be immediately accretive to earnings per share (on an adjusted diluted earnings basis) from and after the Merger, this expectation is based on preliminary estimates, which may change materially.

As described and based on the assumptions in the section of this joint proxy statement/prospectus entitled “The Merger—Consideration to Questcor Shareholders,” Mallinckrodt expects to issue or reserve for issuance approximately 59 million Mallinckrodt ordinary shares in connection with completion of the Merger. The issuance of these new Mallinckrodt ordinary shares could have the effect of depressing the market price of Mallinckrodt ordinary shares.

In addition, Mallinckrodt could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger. All of these factors could cause dilution to Mallinckrodt’s earnings per share or decrease or delay the expected accretive effect of the Merger and cause a decrease in the market price of Mallinckrodt ordinary shares.

Adjusted diluted earnings represents net income, prepared in accordance with GAAP, excluding the after-tax effects related to separation costs; restructuring and related charges, net; amortization; discontinued operations; and other items identified by Mallinckrodt; divided by diluted weighted-average shares.

Mallinckrodt’s status as a foreign corporation for U.S. federal tax purposes could be affected by a change in law and the Merger is conditioned upon such status not changing as a result of such a change in law.

Mallinckrodt believes that, under current law, it is treated as a foreign corporation for U.S. federal tax purposes. However, changes to the inversion rules in Section 7874 or the U.S. Treasury Regulations promulgated thereunder or other U.S. Internal Revenue Service (“IRS”) guidance could adversely affect Mallinckrodt’s status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application to Mallinckrodt, Questcor, their respective shareholders, shareholders and affiliates, and/or the Merger. In addition, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have an adverse effect on Mallinckrodt. For example, in March 2014, the President of the United States proposed legislation which would amend the anti-inversion rules. Although its application is limited to transactions closing after 2014, no assurance can be given that such proposal will not be changed in the legislative process and be enacted to apply to prior transactions. Moreover, new legislation has been introduced in the United States Congress that would make significant changes to the inversion rules in Section 7874 and apply retroactively to a date prior to the closing date of the Merger. Such legislation, if enacted in its current form, could cause Mallinckrodt to be treated as a domestic corporation for U.S. federal income tax purposes as a result of the Merger. It is a condition to each party’s obligation to complete the Merger that Mallinckrodt not be treated a domestic corporation for U.S. federal income tax purposes as of or after the closing date of the Merger as a result of a change in law prior to the closing date of the Merger.

Future changes to U.S. and foreign tax laws could adversely affect Mallinckrodt.

The U.S. Congress, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where Mallinckrodt and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which Mallinckrodt and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Mallinckrodt and its affiliates (including Questcor and its affiliates after the Merger).

Transfers of Mallinckrodt ordinary shares, other than by means of the transfer of book-entry interests in the Depository Trust Company (“DTC”), may be subject to Irish stamp duty.

For the majority of transfers of Mallinckrodt ordinary shares, there will not be any stamp duty. Transfers of Mallinckrodt ordinary shares effected by means of the transfer of book entry interests in DTC are not subject to Irish stamp duty. However, if you hold your Mallinckrodt ordinary shares directly rather than beneficially through DTC, any transfer of your Mallinckrodt ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). A shareholder who directly holds shares may transfer those shares into his or her own broker account to be held through DTC (or vice versa) without giving rise to Irish stamp duty provided that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares by a beneficial owner to a third party. Mallinckrodt intends (but has no obligation) to pay stamp duty in certain circumstances.

Due to the potential Irish stamp charge on transfers of Mallinckrodt ordinary shares held outside of DTC, those Questcor shareholders who do not hold their Questcor common stock through DTC (or through a broker who in turn holds such shares through DTC) should consider arranging for the transfer of their Questcor common stock into DTC before the Merger is consummated.

Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your Mallinckrodt ordinary shares. See “Certain Tax Consequences of the Merger—Irish Tax Considerations—Stamp Duty.”

In certain limited circumstances, dividends paid by Mallinckrodt may be subject to Irish dividend withholding tax.

In certain limited circumstances, Irish dividend withholding tax (“DWT”) (currently at a rate of 20%) may arise in respect of dividends, if any, paid on Mallinckrodt ordinary shares. A number of exemptions from DWT exist, including exemptions pursuant to which shareholders resident in the U.S. and shareholders resident in the countries listed in Annex E attached to this joint proxy statement/prospectus (the “Relevant Territories”) may be entitled to exemptions from DWT.

See “Certain Tax Consequences of the Merger—Irish Tax Considerations—Withholding Tax on Dividends” and, in particular, please note the requirement to complete certain relevant Irish Revenue Commissioners DWT forms (“DWT Forms”) in order to qualify for many of the exemptions.

Dividends paid in respect of Mallinckrodt ordinary shares that are owned by a U.S. resident and held through DTC will not be subject to DWT provided that the address of the beneficial owner of such shares in the records of the broker holding such shares is recorded as being in the U.S. (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Mallinckrodt). Similarly, dividends paid in respect of Mallinckrodt ordinary shares that are held outside of DTC and are owned by a former Questcor shareholder who is a resident of the U.S. will not be subject to DWT if such shareholder has provided a completed IRS Form 6166 or a valid DWT Form to Mallinckrodt’s transfer agent to confirm its U.S. residence and claim an exemption. Shareholders resident in other Relevant Territories may also be eligible for exemption from DWT on dividends paid in respect of their shares provided that they have furnished valid DWT Forms to their brokers (in respect of shares held through DTC) (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Mallinckrodt) or to Mallinckrodt’s transfer agent (in respect of shares held outside of DTC). However, other shareholders may be subject to DWT, which if you are such a shareholder could adversely affect the price of your shares. See “Certain Tax Consequences of the Merger—Irish Tax Considerations—Withholding Tax on Dividends” for more information on DWT.

Risks Related to Mallinckrodt’s Business

As used in this “Risks Related to Mallinckrodt’s Business” section, references to “Mallinckrodt” refer to Mallinckrodt plc, an Irish public limited company, and, unless the context otherwise requires, its consolidated subsidiaries.

The business of Cadence Pharmaceuticals, Inc. (“Cadence”) and the commercial and financial success of Mallinckrodt’s recently completed acquisition of Cadence depend on the commercial success of Cadence’s only product, OFIRMEV®.

On March 19, 2014, Mallinckrodt completed its previously announced acquisition (the “Cadence Acquisition”) of Cadence pursuant to the Agreement and Plan of Merger, dated as of February 10, 2014, among Mallinckrodt, Cadence and Madison Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Mallinckrodt. Cadence’s success, and consequently the success of the Cadence Acquisition, depends on the continued success of the commercialization of Cadence’s only product, OFIRMEV (acetaminophen) injection (“OFIRMEV”), which was approved by the U.S. Food and Drug Administration (“FDA”) in November 2010 for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever in adults and children two years of age and older.

Cadence launched OFIRMEV in January 2011, but Mallinckrodt’s ability to maintain and increase revenues from sales of OFIRMEV depends on several factors, including:

•	Mallinckrodt’s ability to increase market demand for OFIRMEV through its own marketing and sales activities, and any other arrangements to promote this product Mallinckrodt may later establish;

•	Mallinckrodt’s ability to implement and maintain pricing actions and continue to increase market demand for OFIRMEV;

•	Mallinckrodt’s ability to maintain and defend the patent protection and regulatory exclusivity of OFIRMEV;

•	Mallinckrodt’s ability to continue to procure a supply of OFIRMEV from its sole source third-party manufacturer in sufficient quantities and at acceptable quality and pricing levels in order to meet commercial demand;

•	the performance of Cadence’s third-party manufacturer and Mallinckrodt’s ability to ensure that the supply chain for OFIRMEV efficiently and consistently delivers OFIRMEV to Mallinckrodt’s customers;

•	Mallinckrodt’s ability to deploy and support a qualified sales force;

•	Mallinckrodt’s ability to maintain fees and discounts payable to the wholesalers and distributors who distribute OFIRMEV, as well as to group purchasing organizations, at commercially reasonable levels;

•	whether the FTC, Department of Justice (“DOJ”) or third parties seek to challenge and are successful in challenging Cadence’s settlement agreement with Paddock Laboratories, Inc., Perrigo Company and Paddock Laboratories, LLC (collectively, “Perrigo”) or its settlement agreement with Sandoz, Inc., Sandoz AG, Neogen International N.V. and APC Pharmaceuticals, LLC (collectively, “Sandoz”) or its settlement agreement with Wockhardt USA LLC;

•	warnings or limitations that may be required to be added to OFIRMEV’s FDA-approved labeling;

•	the occurrence of adverse side effects or inadequate therapeutic efficacy of OFIRMEV, and any resulting product liability claims or product recalls; and

•	Mallinckrodt’s ability to achieve hospital formulary acceptance for OFIRMEV, and to the extent third-party payors separately cover and reimburse for OFIRMEV, the availability of adequate levels of reimbursement for OFIRMEV from third-party payors.

Any disruption in Mallinckrodt’s ability to generate net sales from the sale of OFIRMEV or lack of success in its commercialization will have a substantial adverse impact on Mallinckrodt’s business, financial condition, results of operations and cash flows.

The patent rights that Cadence has in-licensed covering OFIRMEV are limited to a range of intravenous formulations of acetaminophen. As a result, the market opportunity for this product may be limited by the lack of patent protection for the active ingredient itself and other formulations of intravenous acetaminophen may be developed by competitors.

The active ingredient in OFIRMEV is acetaminophen. Patent protection is not available for the acetaminophen molecule itself in the territories licensed to Cadence, which include the U.S. and Canada. As a result, competitors who obtain the requisite regulatory approval can offer products with the same active ingredient as OFIRMEV so long as the competitors do not infringe any process or formulation patents that Cadence has in-licensed from Bristol-Myers Squibb Company (“BMS”) and its licensor, SCR Pharmatop S.A. (“Pharmatop”) or that Cadence subsequently obtains. Cadence is the exclusive licensee of two U.S. patents and two Canadian patents owned by Pharmatop, under BMS’s license to these patents from Pharmatop that cover OFIRMEV. U.S. Patent No. 6,028,222, or the ‘222 patent (Canadian patent number 2,233,924), covers the formulation of OFIRMEV, and this patent expires in August 2017. U.S. Patent No. 6,992,218, or the ‘218 patent (Canadian patent number 2,415,403), covers the process used to manufacture OFIRMEV and a formulation having prolonged stability, and this patent expires in June 2021. Mallinckrodt plans to complete a pediatric clinical trial of OFIRMEV and, upon timely completion and the acceptance by the FDA of the data from this study, if successful OFIRMEV may be eligible for an additional six months of marketing exclusivity in the U.S.

Mallinckrodt is also aware of several U.S. and Canadian patents and patent applications directed to various potential injectable formulations of acetaminophen as well as methods of making and using these potential formulations. For example, Injectapap, a liquid formulation of acetaminophen for intramuscular injection, was approved by the FDA for the reduction of fever in adults in March 1986, although it was subsequently withdrawn from the market by McNeil Pharmaceutical in July 1986. The number of patents and patent applications directed to products in the same field as OFIRMEV indicates that competitors have sought to develop and may seek to market competing formulations that may not be covered by Cadence’s licensed patents and patent applications. The commercial opportunity for OFIRMEV could be significantly harmed if competitors are able to develop alternative formulations of acetaminophen outside the scope of Cadence’s in-licensed patents.

Five third parties have challenged, and additional third parties may challenge, the patents covering OFIRMEV, which could result in the invalidation or unenforceability of some or all of the relevant patent claims. If a third party files a New Drug Application (“NDA”) or an Abbreviated New Drug Application (“ANDA”) for a generic drug product containing acetaminophen and relies in whole or in part on studies conducted by or for Cadence, the third party will be required to certify to the FDA that, in the opinion of that third party, the patents listed in the Orange Book for OFIRMEV are invalid, unenforceable or will not be infringed by the manufacture, use or sale of the third party’s generic or competitive NDA drug product. A third party certification that the new product will not infringe the Orange Book-listed patents for OFIRMEV, or that such patents are invalid, is called a Paragraph IV patent certification. If the third party submits a Paragraph IV patent certification to the FDA, a notice of the Paragraph IV patent certification must also be sent to Cadence once the third party’s NDA or ANDA is accepted for filing by the FDA. A lawsuit may then be initiated to assert the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of the receipt of notice of a Paragraph IV patent certification automatically prevents the FDA from approving the NDA or ANDA until the earlier of the expiration of a 30-month period, the expiration of the patents, the entry of a settlement order stating that the patents are invalid or not infringed, a decision in the infringement case that is favorable to the NDA or ANDA applicant, or such shorter or longer period as the court may order. If a patent infringement lawsuit is not initiated within the required 45-day period, the third party’s NDA or ANDA will not be subject to the 30-month stay.

For example, in August 2011, Cadence and Pharmatop filed suit in the U.S. District Court for the District of Delaware against Perrigo and Exela Pharma Sciences, LLC, Exela PharmaSci, Inc. and Exela Holdings, Inc. (collectively, “Exela”). The lawsuit followed the notices that Cadence received in July 2011 from each of Perrigo and Exela concerning their filings of ANDAs containing a Paragraph IV patent certification with the FDA for a generic version of OFIRMEV. In the lawsuit, Cadence alleged that Exela and Perrigo each infringed the ‘222 patent and ‘218 patent by filing their respective ANDAs seeking approval from the FDA to market a generic version of OFIRMEV prior to the expiration of these patents. The ‘222 and ‘218 patents are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. The patent infringement lawsuit was filed within 45 days of receipt of the pertinent notice letters, thereby triggering a stay of FDA approval of the Exela ANDA and the Perrigo ANDA until the earlier of the expiration of a 30-month period, the expiration of the ‘222 and ‘218 patents, the entry of a settlement order or consent decree stating that the ‘222 and ‘218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Perrigo or Exela, or such shorter or longer period as the court may order. Each of Perrigo and Exela filed an answer in the case that asserted, among other things, non-infringement and invalidity of the asserted patents, as well as certain counterclaims.

Cadence settled with Perrigo and the case against Perrigo was dismissed on November 30, 2012. In connection with the settlement and license agreements entered into in November 2012, Perrigo was granted the exclusive right of first refusal to negotiate an agreement with Cadence to market an authorized generic version of OFIRMEV in the U.S. in the event that Cadence elects to launch an authorized generic version of the product. The license agreement also provides that, if Cadence enters into an agreement for Perrigo to market an authorized generic version of OFIRMEV during the license period, Perrigo would purchase the product exclusively from Cadence. Cadence would receive product costs plus an administrative fee, as well as a royalty payment based on the net profits achieved by Perrigo from the sale of the authorized generic product. Additionally, Cadence granted Perrigo the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under Perrigo’s ANDA after December 6, 2020, or earlier under certain circumstances. The FTC or the DOJ could seek to challenge Cadence’s settlement with Perrigo, or a competitor, customer or other third party could initiate a private action under antitrust or other laws challenging the settlement with Perrigo. Any such challenge could be both expensive and time consuming and may render the settlement agreement unenforceable.

A bench trial for the lawsuit with Exela was held and the court ruled in favor of Cadence in November 2013 and found that Exela’s ANDA for a generic version of OFIRMEV infringed the ‘222 and ‘218 patents. An appeal of the decision in favor of Cadence was filed by Exela on December 20, 2013. It is not possible to predict the outcome of this appeal. An adverse outcome could result in the launch of one or more generic versions of OFIRMEV before the expiration of the last of the listed patents in June 6, 2021 (or December 6, 2021 if pediatric exclusivity is granted), which could adversely affect Mallinckrodt’s ability to successfully maximize the value of OFIRMEV and have an adverse effect on Mallinckrodt’s financial condition and results of operations, including causing a significant decrease in Mallinckrodt’s revenues and cash flows.

In addition, in January 2013, Cadence filed suit in the U.S. District Court for the Southern District of California against Fresenius Kabi USA, LLC (“Fresenius”) following receipt of a December 2012 notice from Fresenius concerning its submission of an NDA containing a Paragraph IV patent certification with the FDA for a generic version of OFIRMEV. In February 2013, Cadence filed suit in the U.S. District Court for the Southern District of California against Sandoz following receipt of a December 2012 notice from Sandoz concerning its submission of an ANDA containing a Paragraph IV patent certification with the FDA for a generic version of OFIRMEV. In October 2013, Cadence filed a motion to amend its complaint against Sandoz to join Sandoz AG, Neogen International N.V., APC Pharmaceuticals, LLC, and DIACO S.p.A. (together with Sandoz, the “Sandoz Parties”) to the lawsuit against Sandoz due to the involvement of each of these companies with the preparation of the Sandoz ANDA and related matters. In the lawsuits against Fresenius and the Sandoz Parties, which were consolidated for purposes of discovery and other pretrial proceedings in the Southern District of California, Cadence alleged that Fresenius and the Sandoz Parties each infringed the ‘222 patent and the ‘218 patent by filing an NDA, in the case of Fresenius, or an ANDA, in the case of the Sandoz Parties, seeking approval from the FDA to market a generic or competing NDA version of OFIRMEV prior to the expiration of these patents. Both Fresenius and the Sandoz Parties filed answers in the Southern District of California asserting, among other things, non-infringement and invalidity of the asserted patents, as well as certain counterclaims. Both the Fresenius and Sandoz lawsuits were filed within 45 days of receipt of the respective notice letters, thereby triggering a stay of FDA approval of the Fresenius NDA and the Sandoz ANDA until the earlier of the expiration of a 30-month period, the expiration of the ‘222 and ‘218 patents, the entry of a settlement order or consent decree stating that the ‘222 and ‘218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Fresenius and/or the Sandoz Parties, or such shorter or longer period as the court may order.

In January 2014, Cadence entered into a settlement agreement and a binding term sheet for a license agreement with the Sandoz Parties. The settlement agreement include a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by Cadence relating to the ANDA filed by Sandoz. Under the terms of the license, Cadence granted to the holder of the Sandoz ANDA and its affiliates the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under the Sandoz ANDA beginning December 6, 2020, or earlier under certain circumstances. Cadence also agreed that in the event that it determines to launch an authorized generic version of OFIRMEV (i.e., a generic version marketed under its NDA) in the U.S. and Perrigo elects not to exercise its right of first refusal to become the distributor of the authorized generic version of the product, Cadence will grant a similar right of first refusal to the holder of the Sandoz ANDA on substantially the same terms as those previously granted to Perrigo. Litigation remains ongoing against Fresenius, and an order vacating at this time the bench trial for such lawsuit that was tentatively scheduled to commence in July 2014 was issued on July 8, 2014. A status conference is set for August 12, 2014.

In December 2013, Cadence received a notice from Wockhardt USA LLC (“Wockhardt”), stating that Wockhardt filed an ANDA containing a Paragraph IV patent certification with the FDA for a generic version of OFIRMEV. This notice stated that the Paragraph IV patent certification was made with respect to both the ‘222 patent and the ‘218 patent. Cadence filed suit against Wockhardt Limited, Wockhardt BIO AG and Wockhardt on January 22, 2014 in the U.S. District Court of Delaware, and, on January 23, 2014, in the U.S. District Court of New Jersey. In March 2014, Cadence entered into a settlement agreement and a license agreement with Wockhardt. The settlement agreement includes a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by Cadence relating to the ANDA filed by Wockhardt. Under the terms of the license agreement, Cadence granted to the holder of the Wockhardt ANDA and its affiliates the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under the Wockhardt ANDA beginning December 6, 2020, or earlier under certain circumstances.

Litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature and may be very expensive and time-consuming. Litigation relating to Cadence and its intellectual property may result in unfavorable results that could adversely impact Mallinckrodt’s ability to prevent third parties from competing with Mallinckrodt’s products. Any adverse outcome of such litigation could result in one or more generic or competitive NDA versions of OFIRMEV being launched without Mallinckrodt’s or Cadence’s consent before the expiration of one or both of the patents Cadence has in-licensed from BMS and its licensor, Pharmatop, which could adversely affect Mallinckrodt’s ability to successfully execute Mallinckrodt’s business strategy to increase sales of OFIRMEV and negatively impact Mallinckrodt’s financial condition and results of operations. Mallinckrodt intends to vigorously enforce Cadence’s intellectual property rights relating to OFIRMEV to prevent the marketing of infringing generic products without Cadence’s consent prior to the expiration of its patents. However, given the unpredictability inherent in litigation, Mallinckrodt cannot predict or guarantee the outcome of these matters or any other litigation. Regardless of how these matters are ultimately resolved, these matters may be costly, time-consuming, and distracting to Mallinckrodt’s management, which could have a material adverse effect on Mallinckrodt’s business.

The protection of Cadence’s intellectual property rights is critical to its success and any previous failure on the part of Cadence or failure on Mallinckrodt’s part to adequately secure such rights would materially affect Mallinckrodt’s business.

Cadence’s commercial success depends on maintaining patent protection and trade secret protection for OFIRMEV, as well as for any other products or product candidates that Cadence may license or acquire, and successfully defending these patents and trade secrets against third-party challenges. Cadence will only be able to protect its technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

In April 2012, Exela filed suit against David J. Kappos and the U.S. Patent and Trademark Office (“USPTO”) in the U.S. District Court for the Eastern District of Virginia for declaratory judgment seeking a reversal of the USPTO’s decision not to act on a petition by Exela to vacate the USPTO’s April 2003 order reviving the international application for the ‘218 patent. The lawsuit followed the USPTO’s rejection of Exela’s petition to the USPTO filed in November 2011, which sought to vacate the April 23, 2003 order granting Pharmatop’s petition to revive the ‘218 patent. The USPTO determined that Exela lacked standing to seek such relief. Exela also seeks declaratory judgment that the USPTO’s rules and regulations that allow for revival of abandoned, international patent applications under the “unintentional” standard are invalid, and seeks similar relief in connection with one or more counterclaims it has filed in the Delaware litigation. Cadence’s motion to intervene in this lawsuit was granted in October 2012. In December 2012, the district court dismissed the case with prejudice as barred by the applicable statute of limitations. In February 2013, Exela appealed the district court’s decision to the Court of Appeals for the Federal Circuit. The Court of Appeals heard oral argument on the appeal in February 2014. A decision by the Court of Appeals in favor of Exela could ultimately result in the invalidation of the ‘218 patent.

Additionally, in September 2012, Exela filed with the USPTO a Request for Ex Parte Reexamination of the ‘222 patent. In December 2012, Cadence received notice that the USPTO had granted the Request for Reexamination. The reexamination process is provided for by law and requires the USPTO to consider the scope and validity of the patent based on substantial new questions of patentability raised by a third party or the USPTO. In February 2013, Cadence and Pharmatop filed with the USPTO a patent owner’s statement commenting on the reexamination request, and in April 2013, Exela filed comments in response to the patent owner’s statement. In a non-final, initial office action issued by the USPTO in August 2013, the USPTO rejected certain claims of the ‘222 patent. A response to the first office action was filed in November 2013. A supplemental amendment and response was filed in February 2014 and a next office action was issued in March 2014. An amendment and response was filed in May 2014.

In addition, in January 2014, an unidentified third party filed with the USPTO a Request for Ex Parte Reexamination of the ‘218 patent. The reexamination request was granted on March 14, 2014.

All of the claims of the ‘222 and ‘218 patents remain valid and in force during the reexamination proceedings. Because Cadence and Pharmatop believe that the scope and validity of the patent claims in these patents are appropriate and that the USPTO’s prior issuances of the patents were correct, Mallinckrodt, in conjunction with Cadence and Pharmatop, will vigorously defend these patents. It is not possible at this time to determine with certainty whether Cadence, Pharmatop and Mallinckrodt ultimately will succeed in maintaining the scope and validity of the claims of these patents during reexamination. If any of the patent claims in these patents ultimately are narrowed during prosecution before the USPTO, the extent of the patent coverage afforded to OFIRMEV could be impaired, which could have an adverse effect on Mallinckrodt’s financial condition, results of operations and cash flows.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in pharmaceutical or biotechnology patents has emerged to date in the U.S. The patent situation outside the U.S. is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the U.S. and other countries may diminish the value of Cadence’s intellectual property. Accordingly, Mallinckrodt cannot predict the breadth of claims that may be allowed or enforced in Cadence’s patents or in third-party patents.

The degree of future protection for Cadence’s proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect its rights or permit Cadence to gain or keep its competitive advantage. For example:

•	Cadence’s licensors might not have been the first to make the inventions covered by each of its pending patent applications and issued patents;

•	Cadence’s licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of Cadence’s products, product candidates or technologies;

•	the issued patents covering Cadence’s products or product candidates may not provide a basis for commercially viable active products, may not provide Cadence with any competitive advantages, or may be challenged by third parties;

•	Cadence may not develop additional proprietary technologies that are patentable; or

•	patents of others may have an adverse effect on Cadence’s business.

In addition, some countries, including Canada, do not grant patent claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect Cadence’s products or product candidates. Even if patents are issued, Mallinckrodt cannot guarantee that the claims of those patents will be valid and enforceable or will provide Cadence with any significant protection against competitive products, or otherwise be commercially valuable to Cadence.

Cadence also relies on trade secrets to protect its technology, particularly where it does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Cadence’s licensors, employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose its information to competitors. Enforcing a claim that a third party illegally obtained and is using Cadence’s trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Moreover, Cadence’s competitors may independently develop equivalent knowledge, methods and know-how.

If Cadence’s licensors or Cadence fail to obtain or maintain patent protection or trade secret protection for OFIRMEV or any other product or product candidate it may license or acquire, third parties could use its proprietary information, which could impair its ability to compete in the market and adversely affect Mallinckrodt’s ability to generate revenues and achieve profitability.

The failure to successfully integrate Cadence’s business and operations in the expected time frame may adversely affect Mallinckrodt’s future results.

Mallinckrodt believes that the acquisition of Cadence will result in certain benefits, including certain cost synergies and operational efficiencies. However, to realize these anticipated benefits, the businesses of Mallinckrodt and Cadence must be successfully combined. The success of the Cadence Acquisition will depend on the combined company’s ability to realize these anticipated benefits from combining the businesses of Mallinckrodt and Cadence. The combined company may fail to realize the anticipated benefits of the acquisition for a variety of reasons, including the following:

•	failure to successfully manage relationships with customers, distributors, licensors and suppliers;

•	failure to leverage the increased scale of the combined company quickly and effectively;

•	potential difficulties integrating and harmonizing financial reporting systems;

•	the loss of key employees; and

•	failure to effectively coordinate sales and marketing efforts to communicate the attributes and benefits of OFIRMEV and the capabilities of the combined company.

The actual integration may result in additional and unforeseen expenses or delays. If Mallinckrodt is not able to successfully integrate Cadence’s business and operations, or if there are delays in combining the businesses, the anticipated benefits of the Cadence Acquisition may not be realized fully or at all or may take longer to realize than expected.

The U.S. Drug Enforcement Administration (“DEA”) regulates the availability of controlled substances that are active pharmaceutical ingredients (“API”), drug products under development and marketed drug products. At times, the procurement and manufacturing quotas granted by the DEA may be insufficient to meet Mallinckrodt’s commercial and research and development (“R&D”) needs.

The DEA is the federal agency responsible for domestic enforcement of the Controlled Substances Act of 1970 (the “CSA”). The CSA classifies drugs and other substances based on identified potential for abuse. Schedule I controlled substances, such as heroin and LSD, have a high abuse potential and have no currently accepted medical use; thus, they cannot be lawfully marketed or sold. Schedule II controlled substances include molecules such as oxycodone, oxymorphone, morphine, fentanyl, hydrocodone and methylphenidate.

The manufacture, storage, distribution and sale of these controlled substances are permitted, but highly regulated. The DEA regulates the availability of API, products under development and marketed drug products that are Schedule II by setting annual quotas. Every year, Mallinckrodt must apply to the DEA for manufacturing quota to manufacture API and procurement quota to manufacture finished dosage products. Given that the DEA has discretion to grant or deny Mallinckrodt’s manufacturing and procurement quota requests, the quota the DEA grants may be insufficient to meet Mallinckrodt’s commercial and R&D needs. For example, during calendar 2012, the initial hydrocodone manufacturing and procurement quota grants Mallinckrodt received from the DEA were below the amounts requested and were therefore insufficient to meet customer demand. While Mallinckrodt was granted additional quota, these shortfalls did result in lost sales of hydrocodone products, the amount of which was not significant. Future delay or refusal by the DEA to grant, in whole or in part, Mallinckrodt’s quota requests could delay or result in stopping the manufacture of Mallinckrodt’s marketed drug products, new product launches or the conduct of bioequivalence studies and clinical trials. Such delay or refusal also could require Mallinckrodt to allocate marketed drug products among its customers. These factors, along with any delay or refusal by the DEA to provide customers who purchase API from Mallinckrodt with sufficient quota, could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows. To date in calendar 2014, manufacturing and procurement quotas granted by the DEA have been sufficient to meet Mallinckrodt’s sales and inventory requirements on most products.

The manufacture of Mallinckrodt’s products is highly exacting and complex, and Mallinckrodt’s business could suffer if Mallinckrodt or its suppliers encounter manufacturing or supply problems.

The manufacture of Mallinckrodt’s products is highly exacting and complex, due in part to strict regulatory and manufacturing requirements. Problems may arise during manufacturing for a variety of reasons including equipment malfunction, failure to follow specific protocols and procedures, defective raw materials and environmental factors. If a batch of finished product fails to meet quality standards during a production run, then that entire batch of product may have to be discarded. These problems could lead to backorders, increased costs (including contractual damages for failure to meet supply requirements), lost revenue, damage to customer relationships, time and expense spent investigating, correcting and preventing the root causes and, depending on the root causes, similar losses with respect to other products. In fiscal 2012, Mallinckrodt experienced disruptions in supplying products to its customers due to a number of factors, including mechanical, capacity and packaging quality control issues and the implementation of a new production planning system at Mallinckrodt’s Hobart, New York manufacturing facility. These issues resulted in higher than usual backorders and obligations to pay contractual damages for failure to meet supply requirements. During fiscal 2012, Mallinckrodt’s Generics business incurred approximately $13 million of expenses for such contractual damages, a substantial portion of which was attributable to the issues experienced at this facility. Mallinckrodt has not experienced material expenses related to manufacturing problems subsequent to fiscal 2012. In the event that manufacturing problems are not discovered before the product is released to the market, Mallinckrodt also could incur product recall and product liability costs. If Mallinckrodt incurs a product recall or product liability costs involving one of its products, such product could receive reduced market acceptance and thus reduced product demand and could harm Mallinckrodt’s reputation and Mallinckrodt’s ability to market Mallinckrodt’s products in the future. Significant manufacturing problems could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

The global supply of fission-produced molybdenum-99 (“Mo-99”) is limited. Mallinckrodt’s inability to obtain and/or to timely transport Mo-99 to its technetium-99m (“Tc-99m”) generator production facilities could prevent Mallinckrodt from delivering its Ultra-Technekow DTE Tc-99m generators to its customers in the required quantities, within the required timeframe, or at all, which could result in order cancellations and decreased revenues or increased costs if Mallinckrodt procures supply from other sources.

Mo-99 is a critical ingredient of Mallinckrodt’s Tc-99m generators. Mo-99 is produced in nuclear research reactors utilizing high enriched uranium (“HEU”) or low enriched uranium (“LEU”) targets. These targets, either tubular or flat and of varying sizes, are fabricated from HEU or LEU and, in either case, aluminum. The targets are placed in or near the core of the nuclear reactor where fission reactions occur resulting in the production of Mo-99 and other isotopes. This process, which takes approximately six days, is known as target irradiation. There are currently eight reactors around the world producing the global supply of Mo-99. Mallinckrodt has agreements to obtain Mo-99 from three of these reactors and Mallinckrodt relies predominantly on two of these reactors for Mallinckrodt’s Mo-99 supply. These reactors are subject to scheduled and unscheduled shutdowns which can have a significant impact on the amount of Mo-99 available for processing. Mo-99 produced at these reactors is then finished at one of five processing sites located throughout the world, including Mallinckrodt’s processing facility located in the Netherlands. At the processing facility, the targets are dissolved and chemically separated. In this process, the Mo-99 is isolated as a radiochemical. Once finished, Mo-99 must be transported to generator facilities where it is loaded into Mallinckrodt’s Tc-99m generators that are sold, in the U.S., principally to nuclear radiopharmacies as well as hospitals and, in Europe and other markets, principally to hospitals, where single unit doses are then prepared. Mo-99 has a 66-hour half-life and decays primarily into Tc-99m, which has a half-life of only six hours. The radiopharmacies or hospitals prepare dosages from the Tc-99m generators for use in single photon emission computed tomography (“SPECT”) imaging medical procedures. Given the product’s radioactive decay, if Mallinckrodt encounters delays in transporting Mo-99 to Mallinckrodt’s generator facilities, or if the generator facilities experience delays in loading Mo-99, Mallinckrodt may be limited in the amount of Ultra-Technekow DTE generators that it could manufacture, distribute and sell, which could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

In November 2012, the High Flux Reactor (“HFR”) in Petten, the Netherlands, one of two primary reactors Mallinckrodt utilizes, experienced an unscheduled shutdown. Mallinckrodt was able to receive increased target irradiations at the two other reactors and purchased additional Mo-99 from other sources to continue meeting customer orders; however, the additional Mo-99 Mallinckrodt procured from alternative sources came at a higher than normal cost. The reactor resumed production in June 2013.

In October 2013, the HFR experienced another unscheduled shutdown. In addition, Mallinckrodt’s Mo-99 processing facility in Petten, the Netherlands also experienced a shutdown. The HFR resumed production of medical isotopes and irradiation of materials in February 2014 and the Mo-99 processing facility resumed production in April 2014. Ongoing increased raw material and manufacturing costs will very likely limit Mallinckrodt’s ability to return the Global Medical Imaging segment to historical operating margins.

Future unplanned shutdowns of nuclear reactors that Mallinckrodt uses to irradiate targets could impact the amount of available Mo-99, which could result in global shortages, continued increased raw material costs and decreased sales. While Mallinckrodt is pursuing additional sources of Mo-99 from potential producers around the world to augment its current supply, it is not certain whether these possible additional sources of Mo-99 will produce commercial quantities of Mo-99 for Mallinckrodt’s business, or that these suppliers, together with Mallinckrodt’s current suppliers, will be able to deliver a sufficient quantity of Mo-99 to meet Mallinckrodt’s needs. Ongoing increased raw material and manufacturing costs will limit Mallinckrodt’s ability to return the Global Medical Imaging segment to historical operating margins.

In response to the U.S. National Security Administration’s Global Threat Initiative, Mallinckrodt is in the process of converting Mallinckrodt’s Mo-99 production operation in the Netherlands from HEU targets to LEU targets. There can be no assurance that Mallinckrodt will be successful in completing this conversion.

Mallinckrodt currently uses HEU targets for the production of Mo-99. In 2004, the U.S. National Security Administration established its Global Threat Initiative to, as quickly as possible, identify, secure and remove or facilitate the disposition of vulnerable, high-risk nuclear and radiological materials around the world. Included as one of the stated initiatives is the conversion by research reactors and isotope production facilities to LEU from HEU. Mallinckrodt is in the process of converting Mallinckrodt’s Mo-99 production operation in the Netherlands to LEU targets. However, there is no assurance that Mallinckrodt will be successful in completing the conversion. If Mallinckrodt is successful in converting to LEU targets, Mallinckrodt expects that the manufacturing costs will be higher than those incurred while utilizing HEU targets, which may negatively impact the profitability of its Global Medical Imaging segment.

Mallinckrodt’s customer concentration may materially adversely affect its financial condition and results of operations.

Mallinckrodt primarily sells its products to a limited number of wholesale drug distributors and large pharmacy chains. In turn, these wholesale drug distributors and large pharmacy chains supply products to pharmacies, hospitals, governmental agencies and physicians. Sales to two of Mallinckrodt’s distributors that supply its products to many end user customers, Cardinal Health, Inc. and McKesson Corporation, each accounted for 10% or more of its total net sales in each of the past three fiscal years and in the three and six months ended March 28, 2014. Additionally, AmerisourceBergen Corporation accounted for 10% or more of Mallinckrodt’s total net sales in fiscal 2011 and in the three and six months ended March 28, 2014. If Mallinckrodt was to lose the business of these distributors, or if these distributors were to experience difficulty in paying Mallinckrodt on a timely basis, this could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

Cost-containment efforts of Mallinckrodt’s customers, purchasing groups, third-party payors and governmental organizations could materially adversely affect its net sales and results of operations.

In an effort to reduce cost, many existing and potential customers for Mallinckrodt’s products within the U.S. have become members of group purchasing organizations (“GPOs”) and integrated delivery networks (“IDNs”). GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. GPOs and IDNs typically award contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple manufacturers with the intention of driving down pricing. Due to the highly competitive nature of the GPO and IDN contracting processes, there is no assurance that Mallinckrodt will be able to obtain or maintain contracts with major GPOs and IDNs across Mallinckrodt’s product portfolio. Furthermore, the increasing leverage of organized buying groups may reduce market prices for Mallinckrodt’s products, thereby reducing Mallinckrodt’s profitability. While having a contract with a GPO or IDN for a given product can facilitate sales to members of that GPO or IDN, having a contract is no assurance that sales volume of those products will be maintained. GPOs and IDNs increasingly are awarding contracts to multiple suppliers for the same product category. Even when Mallinckrodt is the sole contracted supplier of a GPO or IDN for a certain product, members of the GPO or IDN generally are free to purchase from other suppliers. Furthermore, GPO and IDN contracts typically are terminable without cause upon 60 to 90 days prior notice. Accordingly, although Mallinckrodt has contracts with many major GPOs and IDNs, the members of such groups may choose to purchase from Mallinckrodt’s competitors, which could result in a decline in Mallinckrodt’s net sales and results of operations.

Distributors of Mallinckrodt’s products are negotiating terms of sale more aggressively in an effort to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing and other terms of sale could cause Mallinckrodt to lose market share to its competitors and could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows. Outside the U.S., Mallinckrodt has experienced pricing pressure due to the concentration of purchasing power in centralized governmental healthcare authorities and increased efforts by such authorities to lower healthcare costs. Mallinckrodt frequently is required to engage in competitive bidding for the sale of Mallinckrodt’s products to governmental purchasing agents. Mallinckrodt’s failure to offer acceptable prices to these customers could materially adversely affect its net sales and results of operations in these markets.

Mallinckrodt may be unable to successfully develop or commercialize new products or adapt to a changing technology and diagnostic treatment landscape and, as a result, its results of operations may suffer.

Mallinckrodt’s future results of operations will depend to a significant extent upon its ability to successfully develop and commercialize new products in a timely manner. There are numerous difficulties in developing and commercializing new products, including:

•	developing, testing and manufacturing products in compliance with regulatory and quality standards in a timely manner;

•	receiving requisite regulatory approvals for such products in a timely manner, or at all;

•	the availability, on commercially reasonable terms, of raw materials, including API and other key ingredients;

•	developing and commercializing a new product is time-consuming, costly and subject to numerous factors, including legal actions brought by Mallinckrodt’s competitors, that may delay or prevent the development and commercialization of new products;

•	unanticipated costs;

•	payment of prescription drug user fees to the FDA to defray the costs of review and approval of marketing applications for branded and generic drugs;

•	experiencing delays as a result of limited resources at the FDA or other regulatory authorities;

•	changing review and approval policies and standards at the FDA or other regulatory authorities;

•	potential delay in the commercializing of generic products by up to 30 months resulting from the listing of patents with the FDA; and

•	effective execution of the planned launch in a manner that is consistent with anticipated costs.

As a result of these and other difficulties, products currently in development by Mallinckrodt may or may not receive timely regulatory approvals, or approvals at all, as to one or more dosage strengths. This risk particularly exists with respect to the development of proprietary products due to the uncertainties, higher costs and length of time associated with R&D of such products and the inherent unproven market acceptance of such products. In addition, Mallinckrodt faces heightened risks in connection with Mallinckrodt’s development of extended-release products because of the technical complexities and evolving regulatory and quality requirements related to such products. Moreover, the FDA regulates the facilities, processes and procedures used to manufacture and market pharmaceutical products in the U.S. Manufacturing facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with current good manufacturing practice (“cGMP”) regulations enforced by the FDA. Compliance with cGMP regulations requires the dedication of substantial resources and requires significant expenditures. The FDA periodically inspects both Mallinckrodt’s facilities and procedures to ensure compliance. The FDA may cause a suspension or withdrawal of product approvals if regulatory standards are not maintained. In the event an approved manufacturing facility for a particular drug is required by the FDA to curtail or cease operations, or otherwise becomes inoperable, obtaining the required FDA authorization to manufacture at the same or a different manufacturing site could result in production delays, which could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

With respect to generic products for which Mallinckrodt is the first developer to have its application accepted for filing by the FDA, and which filing includes a Paragraph IV certification to the effect that the applicable patent(s) are invalid, unenforceable and/or not infringed, Mallinckrodt’s ability to obtain and realize the full benefits of 180 days of market exclusivity is dependent upon a number of factors, including, for example, being the first to file, the status of any litigation that might be brought against Mallinckrodt as a result of its filing or its not meeting regulatory, manufacturing or quality requirements or standards. If any of Mallinckrodt’s products are not timely approved, or if Mallinckrodt is unable to obtain and realize the full benefits of the 180-day market exclusivity period for its products, or if its products cannot be successfully manufactured or timely commercialized, Mallinckrodt’s results of operations could be materially adversely affected. In addition, Mallinckrodt cannot guarantee that any investment it makes in developing products will be recouped, even if it is successful in commercializing those products.

Also, new products, including contrast agents, are being developed and existing products are being refined in the field of diagnostic imaging. Mallinckrodt’s own diagnostic imaging agents compete not only with other similarly administrated imaging agents, but also with imaging agents employed in different and often competing diagnostic modalities. New imaging agents in a given diagnostic modality may be developed that provide benefits superior to the then-dominant agent in that modality, resulting in commercial displacement. Similarly, changing perceptions about comparative efficacy and safety, including, among other things, with respect to comparative radiation exposure, and changing availability of supply may favor one agent over another or one modality over another.

Mallinckrodt may be unable to protect its intellectual property rights or may be subject to claims that it infringes on the intellectual property rights of others.

Mallinckrodt relies on a combination of patents, trademarks, trade secrets, market exclusivity gained from the regulatory approval process and other intellectual property to support Mallinckrodt’s business strategy. However, Mallinckrodt’s efforts to protect its intellectual property rights, including the intellectual property rights acquired in the Cadence Acquisition as described above, may not be sufficient. If Mallinckrodt does not obtain sufficient protection for its intellectual property, or if Mallinckrodt is unable to effectively enforce its intellectual property rights, its competitiveness could be impaired, which would limit Mallinckrodt’s growth and future revenue.

Mallinckrodt’s pending patent applications may not result in the issuance of patents, or the patents issued to or licensed by Mallinckrodt in the past or in the future may be challenged or circumvented by competitors. Existing patents may be found to be invalid or insufficiently broad to preclude Mallinckrodt’s competitors from using methods or making or selling products similar or identical to those covered by Mallinckrodt’s patents and patent applications. Regulatory agencies may refuse to grant Mallinckrodt the market exclusivity that it was anticipating, or may unexpectedly grant market exclusivity rights to other parties. In addition, Mallinckrodt’s ability to obtain and enforce intellectual property rights is limited by the unique laws of each country. In some countries it may be particularly difficult to adequately obtain or enforce intellectual property rights, which could make it easier for competitors to capture market share in such countries by utilizing technologies and product features that are similar or identical to those developed or licensed by Mallinckrodt. Competitors also may harm Mallinckrodt’s sales by designing products that mirror the capabilities of Mallinckrodt’s products or technology without infringing Mallinckrodt’s patents. Competitors may diminish the value of Mallinckrodt’s trade secrets by reverse engineering or by independent invention. Additionally, current or former employees may improperly disclose such trade secrets to competitors or other third parties. Mallinckrodt may not become aware of any such improper disclosure, and, in the event it does become aware, there may not be an adequate remedy available to Mallinckrodt.

Mallinckrodt operates in an industry characterized by extensive patent litigation, and Mallinckrodt may from time to time be a party to such litigation. In Tyco Healthcare Group LP, et al. v. Mutual Pharmaceutical Company, Inc., Mallinckrodt filed a patent infringement suit in the U.S. District Court for the District of New Jersey against Mutual Pharmaceutical Co., Inc., et al. (collectively, “Mutual”) on March 20, 2007 pursuant to procedures set out in the Drug Price Competition and Patent Term Restoration Act of 1984, after Mutual submitted an ANDA to the FDA seeking to sell a generic version of Mallinckrodt’s 7.5 mg RESTORIL™ (temazepan) sleep aid product (“Restoril”). Mutual also filed antitrust and unfair competition counterclaims. The patents at issue have since expired or been found invalid. On January 18, 2013, the trial court issued an opinion and order granting Mallinckrodt’s motion for summary judgment regarding Mutual’s antitrust and unfair competition counterclaims. On May 1, 2013, Mutual appealed this decision to the U.S. Court of Appeals for the Federal Circuit and oral arguments were heard on February 6, 2014.

The pursuit of or defense against patent infringement, such as the case discussed above, is costly and time-consuming and Mallinckrodt may not know the outcomes of such litigation for protracted periods of time. Mallinckrodt may be unsuccessful in its efforts to enforce its patent or other intellectual property rights. In addition, patent litigation can result in significant damage awards, including the possibility of treble damages and injunctions. Additionally, Mallinckrodt could be forced to stop manufacturing and selling certain products, or may need to enter into license agreements that require Mallinckrodt to make significant royalty or up-front payments in order to continue selling the affected products. Given the nature of Mallinckrodt’s industry, Mallinckrodt is likely to face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against Mallinckrodt could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

Mallinckrodt faces significant competition and may not be able to compete effectively.

The industries in which Mallinckrodt operates are highly competitive. Competition takes many forms, such as price reductions on products that are comparable to Mallinckrodt’s own, development, acquisition or in licensing of new products that may be more cost-effective than or have performance superior to Mallinckrodt’s products, and the introduction of generic versions when Mallinckrodt’s proprietary products lose their patent protection or market exclusivity. For further discussion on the competitive nature of Mallinckrodt’s business, as well as intellectual property rights and market exclusivity, refer to the section entitled “Description of Mallinckrodt’s Business.” Mallinckrodt’s current or future products could be rendered obsolete or uneconomical as a result of this competition. Mallinckrodt’s failure to compete effectively could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.

Any acquisitions of technologies, products and businesses may be difficult to integrate, could materially adversely affect Mallinckrodt’s relationships with key customers and/or could result in significant impairment charges.

Mallinckrodt regularly reviews potential acquisitions of technologies, products and businesses complementary to Mallinckrodt’s business. Acquisitions typically entail many risks and could result in difficulties in integrating operations, personnel, technologies and products. If Mallinckrodt is not able to successfully integrate its acquisitions, including Cadence and, if the Merger is completed, Questcor, Mallinckrodt may not obtain the advantages and synergies that the acquisitions were intended to create, which may have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows. Moreover, the due diligence that Mallinckrodt conducts in conjunction with an acquisition may not sufficiently discover risks and contingent liabilities associated with the acquisition target and, consequently, Mallinckrodt may consummate an acquisition for which the risks and contingent liabilities are greater than were projected. In addition, in connection with acquisitions, Mallinckrodt could experience disruption in its business, technology and information systems, and Mallinckrodt’s customer or employee base, including diversion of management’s attention from Mallinckrodt’s continuing operations. There is also a risk that key employees of companies that Mallinckrodt acquires or key employees necessary to successfully commercialize technologies and products that Mallinckrodt acquires may seek employment elsewhere, including with Mallinckrodt’s competitors. Furthermore, there may be overlap between Mallinckrodt’s products or customers and the companies which Mallinckrodt acquires that may create conflicts in relationships or other commitments detrimental to the integrated businesses. Additionally, the time between Mallinckrodt’s expenditures to acquire new products, technologies or businesses and the subsequent generation of revenues from those acquired products, technologies or businesses (or the timing of revenue recognition related to licensing agreements and/or strategic collaborations) could cause fluctuations in Mallinckrodt’s financial performance from period to period. Finally, if Mallinckrodt is unable to successfully integrate products, technologies, businesses or personnel that it acquires, Mallinckrodt could incur significant impairment charges or other adverse financial consequences.

Mallinckrodt may incur product liability losses and other litigation liability.

Mallinckrodt is or may be involved in various legal proceedings and certain government inquiries and investigations, including, but not limited to, patent infringement, product liability, antitrust matters, breach of contract, Medicare and Medicaid reimbursements claims, or compliance with laws relating to marketing and sales or controlled substance distribution practices, including those relating to the establishment of suspicious order monitoring (“SOM”) programs. Such proceedings, inquiries and investigations may involve claims for, or the possibility of fines and penalties involving substantial amounts of money or other relief, including but not limited to civil or criminal fines and penalties and exclusion from participation in various government healthcare-related programs. If any of these legal proceedings, inquiries or investigations were to result in an adverse outcome, the impact could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

With respect to product liability and clinical trial risks, in the ordinary course of business Mallinckrodt is subject to liability claims and lawsuits, including potential class actions, alleging that Mallinckrodt’s marketed products or products in development have caused, or could cause, serious adverse events or other injury. Any such claim brought against Mallinckrodt, with or without merit, could be costly to defend and could result in an increase in Mallinckrodt’s insurance premiums. Mallinckrodt retains liability for the first $2.5 million per claim and purchase, through a combination of primary and umbrella/excess liability policies, $150 million of coverage beyond the retained liabilities. Mallinckrodt believes this coverage level is adequate to meet Mallinckrodt’s current business exposure. However, some claims brought against Mallinckrodt might not be covered by its insurance policies. Moreover, where the claim is covered by Mallinckrodt’s insurance, if its insurance coverage is inadequate, Mallinckrodt would have to pay the amount of any settlement or judgment that is in excess of its policy limits. Mallinckrodt may not be able to obtain insurance on terms acceptable to it or at all since insurance varies in cost and can be difficult to obtain. Mallinckrodt’s failure to maintain adequate insurance coverage or successfully defend against product liability claims could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.

The implementation of healthcare reform in the U.S. may materially adversely affect Mallinckrodt.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “Healthcare Reform Act”) was enacted into law in the U.S. The Healthcare Reform Act contains a number of provisions that affect coverage and reimbursement of drug products and the medical imaging procedures in which Mallinckrodt’s drug products are used. For example, the Healthcare Reform Act includes a provision that imposes a $28 billion fee on the branded pharmaceutical industry over nine years, starting in 2011, and a $2.8 billion annual fee on the branded pharmaceutical industry thereafter. To the extent that the market share of Mallinckrodt’s Brands business grows, the portion of this fee that Mallinckrodt will be obligated to pay will increase.

There can be no assurance that the Healthcare Reform Act as currently enacted, and when fully implemented, will not materially adversely affect Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows, nor can Mallinckrodt predict with certainty how federal or state legislative or administrative changes relating to healthcare will affect its business.

Sales of Mallinckrodt’s products are affected by the reimbursement practices of a small number of large public and private insurers. In addition, reimbursement criteria and the use of tender systems outside the U.S. could reduce prices for Mallinckrodt’s products or reduce its market opportunities.

Sales of Mallinckrodt’s products depend, in part, on the extent to which the costs of its products are reimbursed by governmental health administration authorities, private health coverage insurers and other third-

party payors. Mallinckrodt’s potential customers’ ability to obtain appropriate reimbursement for products and services from these third-party payors affects the selection of products they purchase and the prices they are willing to pay. In addition, demand for new products may be limited unless Mallinckrodt obtains reimbursement approval from governmental and private third-party payors prior to introduction. Reimbursement criteria, which vary by country, are becoming increasingly stringent and require management expertise and significant attention to obtain and maintain qualification for reimbursement.

In addition, a number of markets in which Mallinckrodt operates have implemented or may implement tender systems in an effort to lower prices. Under such tender systems, manufacturers submit bids which establish prices for products. The company that wins the tender receives preferential reimbursement for a period of time. Accordingly, the tender system often results in companies underbidding one another by proposing low pricing in order to win the tender. Certain other countries may consider implementation of a tender system. Even if a tender system is ultimately not implemented, the anticipation of such could result in price reductions. Failing to win tenders, or the implementation of similar systems in other markets leading to price declines, could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

Mallinckrodt’s reporting and payment obligations under the Medicare and Medicaid rebate programs, and other governmental purchasing and rebate programs, are complex. Any determination of failure to comply with these obligations or those relating to healthcare fraud and abuse laws could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

The regulations regarding reporting and payment obligations with respect to Medicare and Medicaid reimbursement programs, and rebates and other governmental programs, are complex. Because Mallinckrodt’s processes for these calculations and the judgments used in making these calculations involve subjective decisions and complex methodologies, these calculations are subject to the risk of errors. In addition, they are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in material adjustments to amounts previously paid.

Any governmental agencies that have commenced, or may commence, an investigation of Mallinckrodt relating to the sales, marketing, pricing, quality or manufacturing of pharmaceutical products could seek to impose, based on a claim of violation of fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties and possible exclusion from federal healthcare programs including Medicare and Medicaid. Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments, and even in the absence of any such ambiguity, a governmental authority may take a position contrary to a position Mallinckrodt has taken, and may impose civil and/or criminal sanctions. For example, from time to time states attorneys general have brought cases against Mallinckrodt that allege generally that Mallinckrodt and numerous other pharmaceuticals companies reported false pricing information in connection with certain drugs that are reimbursable under Medicaid, resulting in overpayment by state Medicaid programs for those drugs, and generally seek monetary damages and attorneys’ fees. For example, Mallinckrodt is named as a defendant in State of Utah v. Actavis US, Inc., et al., filed May 8, 2008, which is pending in the Third Judicial Circuit of Salt Lake County, Utah. While Mallinckrodt intends to contest this case and explore other options as appropriate, any such penalties or sanctions that Mallinckrodt might receive in this or other actions could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

Changes in laws and regulations may materially adversely affect Mallinckrodt.

The development, manufacture, marketing, sale, promotion, and distribution of Mallinckrodt’s products are subject to comprehensive government regulation. Changes in laws and regulations could affect Mallinckrodt in various ways. For example, both the federal and state governments have given increased attention to the public health issue of opioid abuse, overdose and diversion. At the federal level, the White House Office of National Drug Control Policy continues to coordinate efforts between the FDA, DEA and other agencies to address this problem. In January 2013, the FDA released draft guidance on incorporating abuse-deterrent characteristics into extended-release opioids. When the FDA finds that a new formulation has abuse-deterrent characteristics, the agency has the authority to require that generics also have abuse-deterrent characteristics. One of Mallinckrodt’s ANDAs that is currently under review in the U.S. refers to an NDA that did not have abuse-deterrent characteristics. From a compliance standpoint, the DEA continues to increase its efforts to hold manufacturers, distributors and pharmacies accountable through various enforcement actions as well as the implementation of compliance practices for controlled substances, including SOM activities for Schedule II opioids. In addition, many state legislatures continue to consider various bills intended to reduce opioid abuse, overdose and diversion, for example by establishing prescription drug monitoring programs, mandating prescriber education and prohibiting the substitution of generic versions of opioids that lack abuse-deterrent characteristics for branded products that have them. Future legislation and regulation in the markets that Mallinckrodt serves could affect access to healthcare products and services, increase rebates, reduce prices or the rate of price increases for healthcare products and services, change healthcare delivery systems, create new fees and obligations for the pharmaceutical industry, or require additional reporting and disclosure. These and other changes in laws and regulations could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

In October 2013, the FDA announced its recommendation that the DEA reschedule hydrocodone combination products (such as Vicodin® (registered trademark of AbbVie, Inc.) and Mallinckrodt’s developmental product MNK-155) from Schedule III to Schedule II, thereby increasing regulatory controls on these drug products. The FDA issued its formal recommendation to the Department of Health and Human Services (“DHHS”), which in turn issued a similar recommendation to the DEA in December 2013. In February 2014, the DEA issued its proposal to reschedule hydrocodone combination products from Schedule III to Schedule II. The DEA proposal was open for comment through April 28, 2014. At this time, it is too early to determine the degree of impact the hydrocodone rescheduling, if adopted, will have on Mallinckrodt’s business.

Global economic conditions could harm Mallinckrodt.

Over the course of the last few years, global market and economic conditions have been unprecedented and challenging, with tighter credit conditions and recession in most major economies. Continued concerns about the systemic impact of potential long-term and wide-spread recession (including concerns that certain European countries may default on payments due on their national debt), energy costs, geopolitical issues and the availability and cost of credit have contributed to increased market volatility and diminished growth expectations for developed and developing economies.

As a result of these market conditions, the cost and availability of credit may be adversely affected. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to businesses and consumers. These factors have resulted in a decrease in spending by businesses and consumers alike. Continued turbulence in the U.S. and international markets and economies and prolonged declines in consumer spending may materially adversely affect Mallinckrodt’s liquidity and financial condition as well as Mallinckrodt’s share price.

Mallinckrodt’s global operations expose it to risks and challenges associated with conducting business internationally.

Mallinckrodt operates globally with offices or activities in Europe, Africa, Asia, South America, Australia and North America. Mallinckrodt faces several risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to Mallinckrodt’s international operations. These laws and regulations include data privacy requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export requirements, U.S. laws such as the Foreign

Corrupt Practices Act of 1977 and local laws which also prohibit corrupt payments to governmental officials or certain payments or remunerations to customers. Given the high level of complexity of these laws, there is a risk that some provisions may be violated, for example inadvertently or through fraudulent or negligent behavior of individual employees, Mallinckrodt’s failure to comply with certain formal documentation requirements or otherwise. Violations of these laws and regulations could result in fines or criminal sanctions against Mallinckrodt, its officers or Mallinckrodt’s employees, and prohibitions on the conduct of its business. Any such violations could include prohibitions on Mallinckrodt’s ability to offer its products in one or more countries and could materially damage its reputation, its brand, its international expansion efforts, its ability to attract and retain employees, its business and its results of operations. Mallinckrodt’s success depends, in part, on its ability to anticipate and prevent or mitigate these risks and manage difficulties as they arise.

In addition to the foregoing, engaging in international business inherently involves a number of other difficulties and risks, including:

•	longer payment cycles in countries like Spain and Italy and difficulties in enforcing agreements and collecting receivables through certain non-U.S. legal systems;

•	political and economic instability, including, most notably, the risks and uncertainty associated with the current concerns regarding the stability of the Eurozone and the related possibility of sovereign defaults in countries such as Spain and Italy, and the possibility that such a default or the exit of one or more member countries from the Eurozone or from the European Union (“E.U.”) entirely may lead to difficulties for other members of the E.U.;

•	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and trade barriers; and

•	failure to successfully implement Mallinckrodt’s new non-U.S. operating structure, and difficulties and costs of staffing and managing non-U.S. operations.

These or other factors or any combination of them may have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

Currency exchange rate fluctuations could materially adversely affect Mallinckrodt’s business and results of operations.

Mallinckrodt does business and generates sales in numerous countries outside the U.S. As such, currency exchange rate fluctuations may affect the costs that Mallinckrodt incurs in such international operations. Some of Mallinckrodt’s operating expenses are incurred in non-U.S. dollar currencies. The appreciation of non-U.S. dollar currencies relative to the U.S. dollar in those countries where Mallinckrodt has operations could increase its costs and could harm its results of operations and financial condition. Mallinckrodt also has significant intercompany financing arrangements that may result in gains and losses in its results of operations. In an effort to mitigate the impact of currency exchange rate effects Mallinckrodt may hedge certain of these intercompany transactions; however, Mallinckrodt’s hedging strategies may not fully offset gains and losses recognized in Mallinckrodt’s results of operations. In addition, Mallinckrodt reports its operating results in U.S. dollars, so the appreciation of the U.S. dollar relative to such other currencies could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.

Mallinckrodt’s operations expose it to the risk of material health, safety and environmental liabilities, litigation and violations.

Mallinckrodt is subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws and regulations governing, among other things:

•	the generation, storage, use and transportation of hazardous materials;

•	emissions or discharges of substances into the environment;

•	investigation and remediation of hazardous substances or materials at various sites;

•	chemical constituents in products and end-of-life disposal, mandatory recycling and take-back programs; and

•	the health and safety of Mallinckrodt’s employees.

Mallinckrodt may not have been, or Mallinckrodt may not at all times be, in full compliance with environmental and health and safety laws and regulations. In the event a regulatory authority concludes that Mallinckrodt is not in full compliance with these laws, Mallinckrodt could be fined, criminally charged or otherwise sanctioned. Environmental laws are becoming more stringent, including outside the U.S., resulting in increased costs and compliance burdens.

Certain environmental laws assess liability on current or previous owners of real property and current or previous owners or operators of facilities for the costs of investigation, removal or remediation of hazardous substances or materials at such properties or at properties at which parties have disposed of hazardous substances. Liability for investigative, removal and remedial costs under certain federal and state laws is retroactive, strict (i.e., can be imposed regardless of fault) and joint and several. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances. Certain radiological licenses at certain manufacturing sites owned by Mallinckrodt require the establishment of decommissioning programs which will require remediation in accordance with regulatory requirements upon cessation of operations at such sites. Mallinckrodt has received notification from the U.S. Environmental Protection Agency (“EPA”) and similar state environmental agencies that conditions at a number of sites where the disposal of hazardous substances requires investigation, cleanup and other possible remedial action. These agencies may require that Mallinckrodt reimburse the government for its costs incurred at these sites or otherwise pay for the costs of investigation and cleanup of these sites, including by providing compensation for natural resource damage claims arising from such sites.

In the ordinary course of Mallinckrodt’s business planning process, Mallinckrodt takes into account Mallinckrodt’s known environmental matters as it plans for future capital and operating expenditures requirements. The ultimate cost of site cleanup and timing of future cash outflows is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods. Mallinckrodt concluded that, as of March 28, 2014, it was probable that Mallinckrodt would incur remedial costs in the range of $44.9 million to $118.6 million. Mallinckrodt also concluded that, as of March 28, 2014, the best estimate within this range was $68.0 million. For further information on Mallinckrodt’s environmental obligations, refer to “Description of Mallinckrodt’s Business—Legal Proceedings,” Note 18 of Mallinckrodt’s annual consolidated and combined financial statements and Note 16 of Mallinckrodt’s interim unaudited consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus. Based upon information known to date, Mallinckrodt believes that its current capital and operating plans are adequate for costs associated with the investigation, cleanup and potential remedial action for Mallinckrodt’s known environmental matters.

While Mallinckrodt has planned for future capital and operating expenditures to comply with environmental laws, Mallinckrodt’s costs of complying with current or future environmental protection and health and safety laws and regulations, or its liabilities arising from past or future releases of, or exposures to, hazardous substances may exceed its estimates or could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows. Mallinckrodt may also be subject to additional environmental claims for personal injury or cost recovery actions for remediation of facilities in the future based on its past, present or future business activities.

Mallinckrodt may not achieve the anticipated benefits of price increases enacted on its pharmaceutical products, which may adversely affect its business.

From time to time, Mallinckrodt initiates price increases on certain of its pharmaceutical products. There is no guarantee that Mallinckrodt’s customers will be receptive to these price increases and continue to purchase the products at historical quantities. If customers do not maintain or increase existing sales volumes after price increases are enacted, and Mallinckrodt is unable to replace lost sales with orders from other customers, it could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

If Mallinckrodt is unable to retain its key personnel, it may be unable to maintain or expand its business.

Because of the specialized scientific nature of Mallinckrodt’s business, its ability to develop products and to compete with its current and future competitors will remain highly dependent, in large part, upon its ability to attract and retain qualified scientific, technical, regulatory and commercial personnel. The loss of key scientific, technical, regulatory and commercial personnel, or the failure to recruit additional key scientific, technical, regulatory and commercial personnel, could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows. There is intense competition for qualified personnel in the areas of Mallinckrodt’s activities, and Mallinckrodt may not be able to continue to attract and retain the qualified personnel necessary for the development of its business.

Mallinckrodt’s business depends on the continued effectiveness and availability of its information technology infrastructure, and failures of this infrastructure could harm its operations.

To remain competitive in Mallinckrodt’s industry, Mallinckrodt must employ information technologies to support manufacturing processes, quality processes, distribution, R&D and regulatory applications that capture, manage and analyze, in compliance with applicable regulatory requirements, the large streams of data generated in Mallinckrodt’s clinical trials. Mallinckrodt relies extensively on technology to allow concurrent work sharing around the world. As with all information technology, Mallinckrodt’s systems are vulnerable to potential damage or interruptions from fires, blackouts, telecommunications failures and other unexpected events, as well as physical and electronic break-ins, sabotage, piracy or intentional acts of vandalism. Given the extensive reliance of Mallinckrodt’s business on technology, any substantial disruption or resulting loss of data that is not avoided or corrected by its backup measures could harm its business, operations and financial condition.

Mallinckrodt may not achieve some or all of the expected benefits of its restructuring activities and its restructuring activities may adversely affect its business.

From time to time, Mallinckrodt initiates restructuring programs as it continues to realign its cost structure due to the changing nature of its business and look for opportunities to achieve operating efficiencies that will reduce costs. Mallinckrodt may not be able to obtain the cost savings and benefits that were initially anticipated when it launched its restructuring programs. Additionally, as a result of Mallinckrodt’s restructuring activities Mallinckrodt may experience a loss of continuity, loss of accumulated knowledge and/or inefficiency during transitional periods. Reorganizations and restructurings can require a significant amount of management and other employees’ time and focus, which may divert attention from operating and growing Mallinckrodt’s business. If Mallinckrodt fails to achieve some or all of the expected benefits of Mallinckrodt’s restructuring activities, it could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.

Risks Related to Mallinckrodt’s Separation from Covidien

Mallinckrodt has not operated as an independent company for a significant period of time, and its historical financial information is not necessarily representative of the results that it would have achieved had it been an independent, publicly-traded company for the entirety of the periods presented, and may not be an accurate indicator of Mallinckrodt’s future results of operations.

Historical information about Mallinckrodt for periods prior to the separation from Covidien reflects the results of the Pharmaceuticals business of Covidien, as operated by and integrated with Covidien, and is derived from the consolidated financial statements and accounting records of Covidien. Accordingly, this historical financial information does not necessarily reflect the financial condition, results of operations or cash flows that Mallinckrodt would have achieved as an independent, publicly-traded company during the entirety of the periods presented or those that it will achieve in the future due to various factors, including those described below.

•	Mallinckrodt’s business had historically been operated by Covidien as part of its broader corporate organization, rather than as an independent company, particularly in relation to Mallinckrodt’s non-U.S. locations. Covidien or one of its affiliates performed various corporate functions for Mallinckrodt, such as accounting, information technology and finance. Covidien is providing some of these functions to Mallinckrodt for a period of time pursuant to a transition services agreement. Mallinckrodt’s historical financial results for periods prior to the separation include allocations of corporate expenses from Covidien for such functions and are likely to be less than the expenses Mallinckrodt is incurring operating as an independent, publicly-traded company.

•	Mallinckrodt is incurring additional expenses as a result of being an independent, publicly-traded company including, among other things, directors and officers liability insurance, director fees, reporting fees with the SEC, New York Stock Exchange listing fees, transfer agent fees, increased auditing and legal fees. These expenses may negatively impact Mallinckrodt’s results of operations as compared to periods prior to the separation.

•	Mallinckrodt’s financial results for periods prior to the separation include costs incurred to separate Mallinckrodt from Covidien, which primarily related to legal, accounting, tax and other professional fees. Mallinckrodt continues to incur separation related costs as a result of its transition services agreement with Covidien, as well as other transitional costs, such as costs to implement its own information and accounting systems. Mallinckrodt’s future separation related costs may fluctuate based on the nature and timing of its separation activities.

•	Prior to the separation, Mallinckrodt’s working capital and capital for its general corporate purposes had been provided as part of the corporate-wide cash management policies of Covidien. As an independent company, if Mallinckrodt needs to obtain financing, Mallinckrodt will need to obtain such financing from lenders, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

•	The cost of debt or equity capital for Mallinckrodt’s business may be significantly different than that of Covidien.

•	Prior to the separation, Mallinckrodt was able to use Covidien’s purchasing power in procuring various goods and services and had shared economies of scope and scale in vendor relationships. As a standalone company, Mallinckrodt may be unable to obtain goods and services at the prices and terms obtained prior to the separation, which may negatively impact Mallinckrodt’s overall profitability.

Other significant changes may occur in Mallinckrodt’s cost structure, management, financing and business operations as a result of operating as a company separate from Covidien. Additional information about the past financial performance of Mallinckrodt’s business and the basis of presentation of the historical combined financial statements of Mallinckrodt is included elsewhere in this joint proxy statement/prospectus.

As Mallinckrodt builds its information technology infrastructure and transitions its data to its own systems, Mallinckrodt could incur substantial additional costs and experience temporary business interruptions.

Mallinckrodt continues to install and implement information technology infrastructure to support its critical business functions, particularly in relation to areas outside the U.S., including systems relating to accounting and reporting, manufacturing process control, customer service, inventory control and distribution. Mallinckrodt may incur temporary interruptions in business operations if it cannot transition effectively from Covidien’s transactional and operational systems and data centers and the transition services that support these functions as Mallinckrodt replaces these systems. Mallinckrodt may not be successful in effectively and efficiently implementing its new systems and transitioning its data, and Mallinckrodt may incur substantially higher costs for implementation than currently anticipated. Mallinckrodt’s failure to avoid operational interruptions as it implements the new systems and replaces Covidien’s information technology services, or Mallinckrodt’s failure to implement the new systems and replace Covidien’s services effectively and efficiently, could disrupt Mallinckrodt’s business and could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.

If Mallinckrodt is unable to satisfy its reporting requirements or its internal control over financial reporting is not effective, its business, financial condition or results of operations could be materially adversely affected.

Prior to the separation, Mallinckrodt’s financial results were included within the consolidated results of Covidien, and Mallinckrodt’s reporting of internal control systems were appropriate for those of subsidiaries of a public company. Prior to the effectiveness of its registration statement on Form 10, Mallinckrodt was not directly subject to reporting and other requirements of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

As an independent, publicly-traded company, Mallinckrodt is now subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act, as well as other reporting requirements. The Exchange Act requires that Mallinckrodt file annual, quarterly and current reports about Mallinckrodt’s business and financial condition. The Sarbanes-Oxley Act requires Mallinckrodt’s management to report on its assessment of the effectiveness of Mallinckrodt’s internal control over financial reporting, and Mallinckrodt’s independent auditors will be required to issue an opinion on their audit of Mallinckrodt’s internal control over financial reporting. The rules governing the standards that must be met for management to assess Mallinckrodt’s internal control over financial reporting are complex and require demands on Mallinckrodt’s management and administrative and operational resources, including accounting and information technology resources. To comply with these requirements Mallinckrodt is upgrading its systems, including computer hardware infrastructure, implementing additional financial and management controls, reporting systems and procedures and have hired additional accounting, finance and information technology staff. If Mallinckrodt is unable to upgrade its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with its financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to meet Mallinckrodt’s reporting requirements or achieve and maintain effective internal controls could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.

Mallinckrodt may have received more favorable or less favorable terms from unaffiliated third parties than the terms it received in its agreements with Covidien.

Mallinckrodt entered into agreements with Covidien in connection with the separation, including a separation and distribution agreement, a transition services agreement, a tax matters agreement and an employee matters agreement. Since such agreements were negotiated in the context of the separation, the terms of such agreements may be more favorable or less favorable than the terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.

Covidien may fail to perform under various transaction agreements that were executed as part of the separation, or Mallinckrodt may fail to have necessary systems and services in place when certain of the transaction agreements expire.

In connection with the separation, Mallinckrodt entered into various agreements with Covidien, including a separation and distribution agreement, a tax matters agreement, an employee matters agreement and a transition services agreement. For further information on these agreements, refer to Exhibits 2.2, 10.1, 10.2 and 10.3, respectively, of the registration statement of which this joint proxy statement/prospectus forms a part. Certain of these agreements provide for the performance of services by each company for the benefit of the other for a period of time after the separation. Mallinckrodt will rely on Covidien to satisfy its performance and payment obligations under these agreements. If Covidien is unable to satisfy its obligations under these agreements, including its indemnification obligations, Mallinckrodt could incur operational difficulties or losses. If Mallinckrodt does not have in place its own systems and services, or if Mallinckrodt does not have agreements with other providers of these services when the transaction or long-term agreements terminate, Mallinckrodt may not be able to operate its business effectively and its profitability may decline. Mallinckrodt continues the process of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services Covidien provided to Mallinckrodt prior to the separation, and is continuing to provide Mallinckrodt pursuant to these agreements. These systems and services may be more expensive or less efficient than the systems and services Covidien is providing during the transition period.

Potential indemnification liabilities to Covidien pursuant to the separation and distribution agreement could materially adversely affect Mallinckrodt.

The separation and distribution agreement with Covidien provided for, among other things, the principal corporate transactions required to effect the separation, certain conditions to the distribution and provisions governing the relationship between Mallinckrodt and Covidien following the separation. The separation and distribution agreement is included as Exhibit 2.2 of the registration statement of which this joint proxy statement/prospectus forms a part. Among other things, the separation and distribution agreement provides for indemnification obligations principally designed to place financial responsibility for the obligations and liabilities of Mallinckrodt’s business with Mallinckrodt and financial responsibility for the obligations and liabilities of Covidien’s remaining business with Covidien, among other indemnities. If Mallinckrodt is required to indemnify Covidien under the circumstances set forth in the separation and distribution agreement, Mallinckrodt may be subject to substantial liabilities. These potential indemnification obligations could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

Mallinckrodt may not achieve some or all of the expected benefits of the separation, and the separation may materially adversely affect Mallinckrodt’s business.

Mallinckrodt may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation was expected to provide the following benefits, among others: (i) Mallinckrodt’s ability to focus on its own strategic and operational plans and capital structure; (ii) an appropriate capital structure for Mallinckrodt; (iii) a distinct investment identity allowing investors to evaluate the merits, performance and future prospects of Mallinckrodt separately from Covidien; and (iv) more effective share-based compensation and currency for acquisitions.

Mallinckrodt may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the separation required significant amounts of management’s time and effort, which may have diverted management’s attention from operating and growing Mallinckrodt’s business; (b) as an independent, publicly-traded company, Mallinckrodt may be more susceptible to market fluctuations and other adverse events than if it were still a part of Covidien; (c) Mallinckrodt’s business is less diversified than Covidien’s business prior to the separation; and (d) the continuing actions required to separate Covidien’s and Mallinckrodt’s respective businesses could disrupt Mallinckrodt’s operations. If Mallinckrodt fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

Risks Related to Mallinckrodt’s Indebtedness

As used in this “Risks Related to Mallinckrodt’s Indebtedness” section, references to “Mallinckrodt” refer to Mallinckrodt plc, an Irish public limited company, and/or its consolidated subsidiaries, as applicable.

Mallinckrodt has significant indebtedness, which could impact its ability to pay dividends and have a negative impact on its financing options and liquidity position.

As of March 28, 2014, after giving pro forma effect to the Merger and the anticipated incurrence of debt in connection therewith, Mallinckrodt had $4,028 million of total debt. Mallinckrodt and/or its subsidiaries may also incur additional indebtedness in the future. Subject to the limits contained in the agreements governing Mallinckrodt’s indebtedness, Mallinckrodt may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If Mallinckrodt does so, the risks related to its high level of debt could intensify.

Mallinckrodt’s existing and future indebtedness (including, without limitation, the debt anticipated to be incurred in connection with the Merger) may impose restrictions on Mallinckrodt that could have material adverse consequences by:

•	limiting Mallinckrodt’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of Mallinckrodt’s cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limiting Mallinckrodt’s ability to refinance Mallinckrodt’s indebtedness on terms acceptable to Mallinckrodt or at all;

•	imposing restrictive covenants on Mallinckrodt’s operations;

•	placing Mallinckrodt at a competitive disadvantage to other, less leveraged competitors; and

•	making Mallinckrodt more vulnerable to economic downturns and limiting Mallinckrodt’s ability to withstand competitive pressures.

Mallinckrodt’s ability to meet expense and debt service obligations will depend on its future performance, which will be affected by financial, business, economic and other factors, including government regulation, product development, intellectual property matters and pressure from competitors. If Mallinckrodt does not generate enough cash to pay its debt service obligations, Mallinckrodt may be required to refinance all or part of its debt (including, without limitation, debt incurred in connection with the Merger), sell its assets, incur additional debt or issue equity. These actions may adversely impact the market price of Mallinckrodt ordinary shares.

Mallinckrodt’s existing credit facility bears interest, and Mallinckrodt expects certain of the indebtedness to be incurred in connection with the Merger to bear interest, at variable rates and credit spreads. If interest rates or credit spreads increase, variable rate debt will create higher debt service requirements, which could adversely affect Mallinckrodt’s cash flow.

The agreements governing Mallinckrodt’s indebtedness contain various covenants that impose restrictions on Mallinckrodt that may affect its ability to operate its business.

The agreements governing Mallinckrodt’s existing credit facility and senior notes contain, and Mallinckrodt expects the agreements governing indebtedness incurred in connection with the Merger to contain, various affirmative and negative covenants that restrict Mallinckrodt’s ability to incur liens, incur, assume or guarantee additional indebtedness, enter into sale and lease-back transactions, make loans, advances or other investments, declare or pay dividends or make other distributions with respect to, or purchase or otherwise acquire or retire for value, equity interests, and merge or consolidate with any other person or sell or convey certain of its assets to any person, among other things. In addition, the restrictive covenants in the credit agreement governing Mallinckrodt’s existing credit facilities require it to comply with a financial maintenance covenant in certain circumstances. Mallinckrodt’s ability to comply with this financial maintenance covenant can be affected by events beyond its control. Failure to comply with this covenant could result in an event of default, which, if not cured or waived, could accelerate Mallinckrodt’s repayment obligations.

Challenges in the commercial and credit environment may materially adversely affect Mallinckrodt’s ability to issue debt on acceptable terms and Mallinckrodt’s future access to capital.

Mallinckrodt’s ability to issue debt or enter into other financing arrangements on acceptable terms could be materially adversely affected if there is a material decline in the demand for Mallinckrodt’s products or in the solvency of Mallinckrodt’s customers or suppliers, or if other significantly unfavorable changes in economic conditions occur. In addition, volatility in the world financial markets could increase borrowing costs or affect Mallinckrodt’s ability to access the capital markets, which could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows.

Mallinckrodt may need additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable or acceptable terms, and may be dilutive to existing shareholders.

Mallinckrodt may need to seek additional financing for general corporate purposes. For example, Mallinckrodt may need to increase its investment in R&D activities or need funds to make acquisitions. Mallinckrodt may be unable to obtain any desired additional financing on terms that are favorable or acceptable to Mallinckrodt. Depending on market conditions, adequate funds may not be available to Mallinckrodt on acceptable terms and Mallinckrodt may be unable to fund its expansion, successfully develop or enhance products, or respond to competitive pressures, any of which could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows. If Mallinckrodt raises additional funds through the issuance of equity securities, Mallinckrodt shareholders will experience dilution of their ownership interest.

Risks Related to Mallinckrodt’s Tax Matters

If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, then Mallinckrodt and its shareholders could be subject to significant tax liability or tax indemnity obligations.

Covidien received an IRS ruling substantially to the effect that, for U.S. federal income tax purposes, (i) certain transactions effected in connection with the separation qualified as transactions under Sections 355 and 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the distribution of Mallinckrodt shares qualified as a transaction under Sections 355 and 368(a)(1)(D) of the Code. In addition to obtaining the IRS ruling, Covidien received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, which relied on the effectiveness of the IRS ruling, substantially to the effect that, for U.S. federal income tax purposes, the distribution and certain transactions entered into in connection with the distribution qualified as transactions under Sections 355 and 368(a) of the Code.

The IRS ruling and tax opinion rely on certain facts and assumptions, certain representations from Covidien and Mallinckrodt regarding the past and future conduct of their respective businesses and other matters, and certain undertakings made by Covidien and Mallinckrodt. Notwithstanding the IRS ruling and tax opinion, the IRS could determine on audit that the distribution should be treated as a taxable transaction if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the distribution should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution, or if the IRS were to disagree with the conclusions of the tax opinion that are not covered by the IRS ruling. In addition, Covidien or Mallinckrodt could incur significant U.S. federal income tax liabilities or tax indemnification obligations, whether under applicable law or the tax matters agreement (the “tax matters agreement”) dated June 28, 2013 that Mallinckrodt entered into with Covidien, if it is ultimately determined that certain related transactions undertaken in anticipation of the distribution are taxable.

Mallinckrodt could have significant tax liabilities under the tax matters agreement with Covidien for periods during which Mallinckrodt’s subsidiaries and operations were those of Covidien and of Tyco International Ltd.

Mallinckrodt’s tax returns are subject to examination by various tax authorities, including the IRS. The IRS is examining Mallinckrodt’s U.S. federal income tax returns for periods during which certain of its subsidiaries and operations were those of Covidien. In addition, the IRS continues to examine the U.S. federal income tax returns of Tyco International Ltd. (“Tyco International”) for periods during which certain of Mallinckrodt’s subsidiaries and operations were those of Tyco International. Mallinckrodt’s potential liability under the tax matters agreement with Covidien for any taxes related to periods prior to the separation (after taking into account certain tax benefits realized by us), including those which are subject to the provisions of the tax sharing agreement by and among Covidien, Tyco International and TE Connectivity Ltd. (the “Tyco Tax Sharing Agreement”), is anticipated to be approximately $157 million, which excludes associated tax benefits from such payments, and will be subject to an overall limitation of $200 million, net of any benefits. For further information on the tax matters agreement, see “Mallinckrodt’s Relationship with Covidien Following the Distribution—Tax Matters Agreement.”

The resolution of the matters arising during periods in which certain of Mallinckrodt’s subsidiaries and operations were subsidiaries and operations of Covidien will be subject to the provisions of the tax matters agreement. Under this agreement, Covidien will have the right to administer, control and settle, in its sole and absolute discretion, all tax audits that do not relate solely to non-U.S. taxes for periods prior to the separation that are not covered by the Tyco Tax Sharing Agreement. The outcome of any such examination, and any associated litigation which might arise, is uncertain and could result in a significant increase in Mallinckrodt’s liability for taxes arising during these periods, subject to the overall $200 million limitation described above. The timing and outcome of such examination or litigation is highly uncertain and could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows. Under the tax matters agreement, Covidien will agree to provide to Mallinckrodt information it receives related to examinations of tax matters for which Mallinckrodt may be liable but Mallinckrodt will not otherwise be permitted to control or participate in the settlement or defense of such examinations.

The resolution of the matters arising during periods in which certain of Mallinckrodt’s subsidiaries and operations were subsidiaries and operations of Tyco International will be subject to the provisions of the tax matters agreement and the Tyco Tax Sharing Agreement. Under the Tyco Tax Sharing Agreement, Covidien, Tyco International and TE Connectivity Ltd. are responsible for 42%, 27% and 31%, respectively, of U.S. income tax liabilities prior to the 2007 separation of Covidien, Tyco International and TE Connectivity Ltd. Mallinckrodt is not a party to the Tyco Tax Sharing Agreement. Under the tax matters agreement Mallinckrodt will, however, be liable for certain taxes relating to Mallinckrodt’s subsidiaries and operations arising during periods governed by the Tyco Tax Sharing Agreement. Although Mallinckrodt will be liable to Covidien for certain taxes arising during periods governed by the Tyco Tax Sharing Agreement, Mallinckrodt will not be liable to Tyco International or TE Connectivity Ltd. under the Tyco Tax Sharing Agreement, nor will Mallinckrodt share in the receivable that Covidien has from Tyco International or TE Connectivity Ltd. In addition, Covidien will retain all reimbursements from Tyco International or TE Connectivity Ltd. pursuant to the Tyco Tax Sharing Agreement, including reimbursements for taxes that are borne by Mallinckrodt pursuant to the tax matters agreement.

Under the Tyco Tax Sharing Agreement, Tyco International has the right to administer, control and settle all U.S. income tax audits for periods prior to the separation from Tyco International. In connection with such examinations, tax authorities, including the IRS, have proposed tax adjustments. Tyco International has appealed certain of the proposed tax adjustments and all but one of the matters associated with the proposed tax adjustments has been resolved. With respect to the remaining unresolved matter, Tyco International is contesting the adjustments through litigation. While Mallinckrodt believes that the amounts recorded as income taxes payable related to these adjustments are adequate, the timing and outcome of such litigation is highly uncertain and could have a material adverse effect on Mallinckrodt’s competitive position, business, financial condition, results of operations and cash flows. Under the tax matters agreement, Covidien has agreed to provide to Mallinckrodt information it receives from Tyco International related to examinations of tax matters for which Mallinckrodt may be liable that are governed by the Tyco Tax Sharing Agreement.

Examination and audits by tax authorities, including the IRS, could result in additional tax payments.

Mallinckrodt provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions. It is Covidien’s intention to vigorously defend Mallinckrodt’s prior tax returns. However, the calculation of Mallinckrodt’s tax liabilities involves the application of complex tax regulations to Mallinckrodt’s global operations in many jurisdictions. Therefore, any dispute with a tax authority may result in a payment that is materially different from Mallinckrodt’s current estimate of the tax liabilities associated with these returns. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the reserves generally would result in tax benefits being recognized in the period when Mallinckrodt determines the reserves are no longer necessary. If Mallinckrodt’s estimate of tax liabilities proves to be less than the amount for which it is ultimately liable, Mallinckrodt would incur additional charges to expense and such charges could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.

Risks Related to Mallinckrodt’s Jurisdiction of Incorporation

Legislative action in the U.S. could materially adversely affect Mallinckrodt.

Legislative action may be taken by the U.S. Congress which, if ultimately enacted, could limit the availability of tax benefits or deductions that Mallinckrodt currently claims, override tax treaties upon which Mallinckrodt relies, or otherwise affect the taxes that the U.S. imposes on Mallinckrodt’s worldwide operations. Such changes could materially adversely affect Mallinckrodt’s effective tax rate and/or require Mallinckrodt to take further action, at potentially significant expense, to seek to preserve Mallinckrodt’s effective tax rate. In addition, if proposals were enacted that had the effect of limiting Mallinckrodt’s ability as an Irish company to take advantage of tax treaties with the U.S., Mallinckrodt could incur additional tax expense and/or otherwise incur business detriment.

Mallinckrodt may not be able to maintain a competitive worldwide effective corporate tax rate.

Mallinckrodt cannot give any assurance as to what its effective tax rate will be in the future, because of, among other things, uncertainty regarding the tax policies of the jurisdictions where Mallinckrodt operates. Mallinckrodt’s actual effective tax rate may vary from Mallinckrodt’s expectation and that variance may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in Mallinckrodt’s effective tax rate.

The laws of Ireland differ from the laws in effect in the United States and may afford less protection to holders of Mallinckrodt’s securities.

It may not be possible to enforce court judgments obtained in the United States against Mallinckrodt in Ireland, based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against Mallinckrodt or Mallinckrodt’s directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against Mallinckrodt or those persons based on those laws. Mallinckrodt has been advised that the United States currently does not have a treaty with either Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

A judgment obtained against Mallinckrodt will be enforced by the courts of Ireland if the following general requirements are met: (i) U.S. courts must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule) and (ii) the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where however the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that in the meantime the judgment may not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. However, Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements for one of the following reasons: (i) if the judgment is not for a definite sum of money; (ii) if the judgment was obtained by fraud; (iii) the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; (iv) the judgment is contrary to Irish public policy or involves certain U.S. laws which will not be enforced in Ireland; or (v) jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service Ireland or outside Ireland under Order 11 of the Ireland Superior Courts Rules.

As an Irish company, Mallinckrodt is governed by the Irish Companies Acts 1963-2013 (the “Companies Acts”), which differ in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of Mallinckrodt securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

Irish law imposes restrictions on certain aspects of capital management.

Irish law allows Mallinckrodt’s shareholders to pre-authorize shares to be issued by its board of directors without further shareholder approval for up to a maximum of five years. The authorization contained in Mallinckrodt’s articles of association will therefore lapse approximately five years from their adoption (which adoption occurred on June 12, 2013) unless renewed by shareholders and Mallinckrodt cannot guarantee that such renewal will always be approved. Additionally, subject to specified exceptions, including the opt-out included in Mallinckrodt’s articles of association, Irish law grants statutory preemptive rights to existing shareholders to subscribe for new issuances of shares for cash. This opt-out also expires at approximately the same time as the pre-authorization of the issuance of shares referred to above unless renewed by further shareholder approval and Mallinckrodt cannot guarantee that such renewal of the opt-out from preemptive rights will always be approved. Mallinckrodt cannot assure you that these Irish legal restrictions will not interfere with Mallinckrodt’s capital management.

Risks Related to Mallinckrodt Ordinary Shares

Mallinckrodt’s share price may fluctuate significantly.

The market price of Mallinckrodt’s ordinary shares may fluctuate significantly due to a number of factors, some of which may be beyond Mallinckrodt’s control, including:

•	actual or anticipated fluctuations in Mallinckrodt’s results of operations;

•	changes in earnings estimated by securities analysts or Mallinckrodt’s ability to meet those estimates;

•	the operating and share price performance of comparable companies;

•	actual or anticipated sales of Mallinckrodt’s ordinary shares;

•	changes to the regulatory and legal environment in which Mallinckrodt operates; and

•	U.S. and worldwide economic conditions.

In addition, when the market price of a company’s ordinary shares drops significantly, shareholders often institute securities class action lawsuits against the company. A lawsuit against Mallinckrodt could cause it to incur substantial costs and could divert the time and attention of Mallinckrodt’s management and other resources.

Furthermore, Mallinckrodt cannot guarantee that an active trading market for Mallinckrodt’s ordinary shares will continue to exist.

A number of Mallinckrodt’s ordinary shares are eligible for future sale, which may cause Mallinckrodt’s share price to decline.

Mallinckrodt had approximately 58.6 million of its ordinary shares outstanding as of July 9, 2014. These shares are tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of Mallinckrodt’s “affiliates,” as that term is defined in Rule 405 under the Securities Act. Any sales of substantial amounts of Mallinckrodt’s ordinary shares in the public market, or the perception that such sales might occur, may cause the market price of Mallinckrodt’s ordinary shares to decline. Those sales also might make it more difficult for Mallinckrodt to sell equity and equity-related securities in the future at a time and at a price that Mallinckrodt considers appropriate.

Your percentage of ownership in Mallinckrodt may be diluted.

Your percentage ownership in Mallinckrodt may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards granted to Mallinckrodt’s directors, officers and employees. Such issuances may have a dilutive effect on Mallinckrodt’s earnings per share, which could materially adversely affect the market price of Mallinckrodt’s ordinary shares. In addition, Mallinckrodt’s articles of association entitle the Mallinckrodt board of directors, without further shareholder approval, to cause Mallinckrodt to issue preferred shares with such terms as the board of directors may determine. Preferred shares may be preferred as to dividends, rights on a winding up, voting or have other special rights in such manner as the Mallinckrodt board of directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Mallinckrodt, and may be convertible into or exchangeable for shares of any other class or classes of Mallinckrodt’s shares, depending on the terms of such preferred shares. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of Mallinckrodt’s ordinary shares. For example, Mallinckrodt could grant the holders of preferred shares the right to elect some number of Mallinckrodt’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Mallinckrodt could assign to holders of preferred shares could affect the residual value of Mallinckrodt’s ordinary shares.

Certain provisions in Mallinckrodt’s articles of association, among other things, could prevent or delay an acquisition of Mallinckrodt, which could decrease the trading price of Mallinckrodt’s ordinary shares.

Mallinckrodt’s articles of association contain provisions that could have the effect of deterring coercive takeover practices, inadequate takeover bids and unsolicited offers. These provisions include, among others:

•	provisions of Mallinckrodt’s articles of association which allow the Mallinckrodt board of directors to adopt a shareholder rights plan (commonly known as a “poison pill”) upon such terms and conditions as the board of directors deems expedient and in the best interests of Mallinckrodt’s company;

•	a provision of Mallinckrodt’s articles of association which generally prohibits Mallinckrodt from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, subject to certain exceptions;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of the Mallinckrodt board of directors to issue preferred shares without further shareholder approval in certain circumstances, subject to applicable law; and

•	the ability of the Mallinckrodt board of directors to fill vacancies on the Mallinckrodt board of directors in certain circumstances.

Mallinckrodt believes these provisions will provide some protection to Mallinckrodt’s shareholders from coercive or otherwise unfair takeover tactics. These provisions are not intended to make Mallinckrodt immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the Mallinckrodt board of directors determines is in the best interests of Mallinckrodt’s company and its shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, several mandatory provisions of Irish law could prevent or delay an acquisition of Mallinckrodt. For example, Irish law does not permit shareholders of an Irish public limited company to take action by written consent with less than unanimous consent. Mallinckrodt also will be subject to various provisions of Irish law relating to mandatory bids, voluntary bids, requirements to make a cash offer and minimum price requirements, as well as substantial acquisition rules and rules requiring the disclosure of interests in Mallinckrodt’s ordinary shares in certain circumstances. Also, Irish companies, including Mallinckrodt, may only alter their memorandum of association and articles of association with the approval of the holders of at least 75% of the company’s shares present and voting in person or by proxy at a general meeting of the company.

The agreements that Mallinckrodt entered into with Covidien in connection with the separation generally required Covidien’s consent to any assignment by Mallinckrodt of Mallinckrodt’s rights and obligations under the agreements. The consent and termination rights set forth in these agreements might discourage, delay or prevent a change of control that shareholders may consider favorable.

Moreover, an acquisition or issuance of Mallinckrodt’s ordinary shares could trigger the application of Section 355(e) of the Code, even if the distribution of Mallinckrodt by Covidien and certain related transactions undertaken in connection therewith otherwise qualified for tax-free treatment. Under Section 355(e), Mallinckrodt or Covidien could incur tax upon certain transactions undertaken in anticipation of the distribution if 50% or more, by vote or value, of Mallinckrodt’s ordinary shares or Covidien ordinary shares are acquired or issued as part of a plan or series of related transactions that include the separation of Mallinckrodt from Covidien. The process for determining whether an acquisition or issuance triggering these provisions has occurred is complex, inherently factual and subject to interpretation. Any acquisitions or issuances of Mallinckrodt’s ordinary shares or Covidien ordinary shares within two years after the distribution are presumed to be part of such a plan, although Mallinckrodt or Covidien, as applicable, may be able to rebut that presumption. Moreover, under the tax matters agreement that Mallinckrodt entered into with Covidien,

Mallinckrodt is restricted from engaging in certain transactions within two years of the distribution which potentially could trigger application of Section 355(e). During this period, these restrictions may limit the ability that we, or a potential acquirer of Mallinckrodt, have to pursue certain strategic transactions that might increase the value of Mallinckrodt’s ordinary shares. In connection with the Merger, Mallinckrodt delivered to Covidien an opinion of its outside counsel to the effect that, based on certain representations made by Mallinckrodt and subject to the limitations and qualifications set forth in such opinion, the Merger will not affect the tax-free status of the distribution and certain related transactions for U.S. federal income tax purposes. Covidien accepted such opinion as satisfying the requirements of the tax matters agreement with respect to the Merger. Notwithstanding such opinion and acceptance by Covidien, pursuant to the tax matters agreement, Mallinckrodt has agreed to indemnify Covidien and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain related transactions to the extent caused by Mallinckrodt’s actions. Mallinckrodt does not believe that it is likely that an indemnity obligation to Covidien will be triggered by the Merger; however, in the unlikely event that it is triggered, the resulting liability may be material to Mallinckrodt.

Risks Related to Questcor’s Business

You should read and consider risk factors specific to Questcor’s business that will also affect the combined company after the Merger. These risks are described in Part I, Item 1A of Questcor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as revised by Questcor’s Current Report on Form 8-K filed with the SEC on July 10, 2014; Part II, Item 1A of Questcor’s Quarterly Report on Form 10-Q for the period ending March 31, 2014; and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 377 of this joint proxy statement/prospectus for the location of information incorporated by reference in this joint proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF MALLINCKRODT

The following table sets forth selected financial data of Mallinckrodt as of and for the six months ended March 28, 2014 and March 29, 2013 and the fiscal years ended September 27, 2013, September 28, 2012, September 30, 2011, September 24, 2010 and September 25, 2009. This selected financial data reflect the consolidated position of Mallinckrodt and its consolidated subsidiaries as an independent, publicly-traded company for periods on or after its legal separation from Covidien plc on June 28, 2013. Selected financial data for periods prior to June 28, 2013 reflect the combined historical business and operations of Covidien’s pharmaceuticals business as it was historically managed as part of Covidien.

The condensed consolidated and combined income statement data for the six months ended March 28, 2014 and March 29, 2013 and the condensed consolidated balance sheet data at March 28, 2014 have been derived from Mallinckrodt’s unaudited condensed consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated and combined statement of income data for fiscal 2013, the combined statement of income data for fiscal 2012 and 2011, the consolidated balance sheet data as of September 27, 2013 and the combined balance sheet data as of September 28, 2012 were derived from Mallinckrodt’s consolidated and combined financial statements and accompanying notes included elsewhere in this joint proxy statement/prospectus. The combined statement of income data for fiscal 2010 and the combined balance sheet data as of September 30, 2011 were derived from Mallinckrodt’s audited combined financial statements that are not included in this joint proxy statement/prospectus. The combined statement of income data for fiscal 2009 and the combined balance sheet data as of March 29, 2013, September 24, 2010 and September 25, 2009 were derived from Mallinckrodt’s unaudited combined financial statements that are not included in this joint proxy statement/prospectus. This selected financial information should be read in conjunction with “Mallinckrodt Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Mallinckrodt’s consolidated and combined financial statements and accompanying notes included elsewhere in this joint proxy statement/prospectus. Mallinckrodt’s historical results for periods prior to June 28, 2013 are not necessarily indicative of the results of operations or financial condition that would have been obtained had Mallinckrodt operated as an independent, publicly-traded company for the entirety of the periods presented, nor are they necessarily indicative of Mallinckrodt’s future performance as an independent, publicly-traded company.

	Six Months Ended		Fiscal Year(1)
(in millions, except per share data)	March 28, 2014	March 29, 2013	2013	2012	2011	2010	2009
Consolidated and Combined Statement of Income Data:
Net sales(2)	$1,098.0	$1,089.3	$2,204.5	$2,056.2	$2,021.8	$2,047.6	$2,429.5
Gross profit	518.2	507.0	1,024.9	964.8	914.9	932.4	1,296.3
Research and development expenses(3)	80.4	77.6	165.7	144.1	141.5	119.1	155.2
Operating income(4)(5)	76.8	90.3	144.8	235.2	240.7	240.4	508.5
Income from continuing operations before income taxes	54.4	90.4	126.4	236.1	243.2	243.2	512.0
Income from continuing operations	58.1	54.3	57.8	141.3	157.0	145.9	315.5
Share Data:(6)
Basic income from continuing operations per share	$1.00	$0.94	$1.00	$2.45	$2.72	$2.53	$5.47
Diluted income from continuing operations per share	0.99	0.94	1.00	2.45	2.72	2.53	5.47
Cash dividends per ordinary share	—	—	—	—	—	—	—

	March 28, 2014	March 29, 2013	September 27, 2013	September 28, 2012	September 30, 2011	September 24, 2010	September 25, 2009
Consolidated and Combined Balance Sheet Data:
Total assets	$5,455.3	$3,118.0	$3,556.6	$2,898.9	$2,832.2	$2,892.6	$3,167.4
Long-term debt	2,204.7	2.3	918.3	8.9	10.4	11.6	13.6
Shareholders’ equity	1,338.4	2,139.4	1,255.6	1,891.9	1,788.7	1,835.9	2,016.4

(1)	Fiscal 2011 included 53 weeks. All other fiscal years presented include 52 weeks.
(2)	Fiscal 2009 includes $354.5 million of sales of oxycodone hydrocodone extended-release tablets, which were sold under a license agreement that began in the fourth quarter of fiscal 2008 and ended in the second quarter of fiscal 2009.
(3)	Fiscal 2013 includes a $5.0 million charge related to milestone payments related to the acceptance of Mallinckrodt’s Xartemis XR NDA for filing with the FDA. Fiscal 2009 includes a $35.3 million charge related to upfront fees and milestone payments related to a product acquisition and licensing agreements.
(4)	Fiscal 2013 and 2012 include costs related to the build-out of Mallinckrodt’s corporate infrastructure of $70.6 million and $10.7 million, respectively. The six months ended March 28, 2014 and March 29, 2013 include separation related costs of $4.8 million and $26.4 million, respectively. Fiscal 2013, 2012 and 2011 include separation related costs of $74.2 million, $25.5 million and $2.9 million, respectively. The six months ended March 28, 2014 and March 29, 2013 include restructuring and related charges, net of $29.7 million and $6.6 million, respectively. Fiscal 2013, 2012, 2011, 2010 and 2009 include restructuring charges, net, of $33.2 million, $11.2 million, $8.4 million, $11.5 million and $26.7 million, respectively. Fiscal 2010 and 2009 include product liability charges of $31.3 million and $27.8 million, respectively. The six months ended March 28, 2014 includes a $23.1 million charge for environmental matters at a site located in New Jersey. Fiscal 2009 also includes a $71.2 million charge for the estimated additional cost to remediate environmental matters at a site located in Orrington, Maine, the liability for which was retained by Covidien pursuant to the separation and distribution agreement. The six months ended March 28, 2014 includes $18.5 million of transaction costs related to the Cadence acquisition and Questcor transaction.
(5)	Fiscal 2013, 2012, 2011, 2010 and 2009 include expense allocations from Covidien of $39.6 million, $49.2 million, $56.3 million, $60.8 million and $60.6 million, respectively, which relate to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. The six months ended March 29, 2013 include expense allocations from Covidien of $25.5 million. Effective with the legal separation from Covidien on June 28, 2013, Mallinckrodt has assumed responsibility for all of these functions and related costs and anticipate Mallinckrodt’s costs as an independent, publicly-traded company will be higher than those allocated to Mallinckrodt from Covidien.
(6)	The computation of basic and diluted earnings per share assumes that the number of shares outstanding for periods prior to June 28, 2013 was equal to the number of ordinary shares of Mallinckrodt outstanding on June 28, 2013, immediately following the distribution of one Mallinckrodt ordinary share for every eight ordinary shares of Covidien.

SELECTED HISTORICAL FINANCIAL DATA OF QUESTCOR

The following selected historical consolidated financial data is derived from Questcor’s audited consolidated financial statements for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 and from Questcor’s unaudited condensed consolidated financial statements for the three months ended March 31, 2014 and 2013. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Questcor and the related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Questcor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 that Questcor previously filed with the SEC and that is incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page 377 of this joint proxy statement/prospectus.

	Three Months Ended March 31,		Years Ended December 31,
(In thousands, except per share amounts)	2014	2013	2013	2012	2011	2010	2009
Operating Highlights:
Net sales	$227,104	$135,129	$798,929	$509,292	$218,169	$115,131	$88,320
Operating (loss)/income	$113,020	$57,844	$439,838	$296,527	$113,118	$53,840	$41,220
Net (loss)/income attributable to common shareholders	$74,310	$39,064	$292,609	$197,675	$79,591	$35,071	$26,629
Basic (loss)/earnings per share	$1.26	$0.68	$4.99	$3.28	$1.27	$0.56	$0.41
Diluted (loss)/earnings per share	$1.20	$0.65	$4.76	$3.14	$1.21	$0.54	$0.40
Weighted average shares outstanding:

Basic	59,141	57,857	58,616	60,243	62,498	62,112	64,196
Diluted	61,822	60,271	61,447	63,045	66,010	64,741	66,257

	At March 31,		At December 31,
	2014	2013	2013	2012	2011	2010	2009
Balance Sheet Highlights:
Current assets	$494,480	$241,437	$396,776	$237,276	$265,600	$143,499	$103,260
Working capital, excluding assets and liabilities held for sale	$306,436	$147,142	$235,604	$146,877	$209,879	$111,988	$71,049
Total assets	$828,396	$345,753	$736,354	$252,431	$275,808	$151,993	$111,440

Total debt	$359,599	$150,051	$336,990	$90,602	$55,982	$31,866	$33,437

Total equity	$468,797	$195,702	$399,364	$161,829	$219,826	$120,127	$78,003

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma combined financial data (“selected pro forma data”) gives effect to: (i) the acquisition of Questcor by Mallinckrodt, (ii) the acquisition of Cadence by Mallinckrodt, (iii) the separation of Mallinckrodt from Covidien, (iv) the related financings and (v) the related tax effects. The selected pro forma data have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles for the acquisitions of Questcor and Cadence, under which the assets and liabilities have been or will be recorded by Mallinckrodt at their respective fair values as of the closing date for each acquisition. The selected unaudited pro forma combined balance sheet data as of March 28, 2014 give effect to the Questcor acquisition as if it had occurred on March 28, 2014, while the Cadence balance sheet is included within the Mallinckrodt balance sheet as of March 28, 2014. The selected unaudited pro forma combined statement of operations data for the fiscal year ended September 27, 2013 and six months ended March 28, 2014 give effect to the acquisitions and the separation as if they had occurred on September 29, 2012.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company included elsewhere in this joint proxy statement/prospectus and the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of each of Mallinckrodt, Questcor, and Cadence for the applicable periods, which have been included in or incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” and “Unaudited Pro Forma Combined Financial Information,” of this joint proxy statement/prospectus for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisitions and the separation been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial statements , the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary materially from the fair values that will be recorded upon completion of the Questcor acquisition.

Selected Unaudited Pro Forma Combined Statement of Operations Data

For the fiscal year ended September 27, 2013
(in millions except for per share data)	(Unaudited Pro Forma Combined)
Net Revenues	$3,015.5
Income from continuing operations	$61.5
Earnings per share—basic	$0.53
Earnings per share—diluted	$0.53
Weighted-average number of shares outstanding—basic	116.9
Weighted-average number of shares outstanding—diluted	117.0

For the six months ended March 28, 2014
(in millions except for per share data)	(Unaudited Pro Forma Combined)
Net Revenues	$1,633.7
Income from continuing operations	$61.3
Earnings per share—basic	$0.52
Earnings per share—diluted	$0.52
Weighted-average number of shares outstanding—basic	117.2
Weighted-average number of shares outstanding—diluted	117.9

Selected Unaudited Pro Forma Combined Balance Sheet Data

As of March 28, 2014
(in millions)	(Unaudited Pro Forma Combined)
Total assets	$14,027.2
Long-term debt and capital leases, including current portion	$4,027.7
Total equity	$5,853.6

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Mallinckrodt ordinary shares and Questcor common stock. The unaudited pro forma and pro forma equivalent per share financial information gives effect to (i) the pending acquisition of Questcor by Mallinckrodt as if the transaction had occurred on March 28, 2014 for book value per share data and as of September 29, 2012 for net (loss) / income per share data, (ii) the acquisition of Cadence by Mallinckrodt as of September 29, 2012 for net (loss) / income per share data, (iii) the separation of Mallinckrodt from Covidien as of September 29, 2012 for net (loss) / income per share data, (iv) the related financings to fund the separation and the Questcor and Cadence acquisitions and (v) the related tax effects from the aforementioned transactions.

The pro forma per share balance sheet information combines Mallinckrodt’s March 28, 2014 unaudited condensed consolidated balance sheet with Questcor’s March 31, 2014 unaudited condensed consolidated balance sheet, which approximates the March 28, 2014 balance sheet of Questcor.

The pro forma per share income statement information for the year ended September 27, 2013 combines: (i) the historical consolidated and combined statement of income of Mallinckrodt for the fiscal year ended September 27, 2013, (ii) the historical statement of operations of Cadence for the twelve months ended September 30, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2012 from the statement of operations for the fiscal year ended December 31, 2012, and adding the condensed statement of operations for the nine months ended September 30, 2013 and (iii) the historical consolidated statement of income of Questcor for the twelve months ended September 30, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2012 from the consolidated statement of income for the fiscal year ended December 31, 2012, and adding the consolidated condensed statement of income for the nine months ended September 30, 2013.

The pro forma per share income statement information for the six months ended March 28, 2014 combines: (i) the historical condensed consolidated statement of income of Mallinckrodt for the six months ended March 28, 2014, (ii) the historical condensed statement of operations of Cadence for the three months ended December 31, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2013 from the statement of operations for the fiscal year ended December 31, 2013, (iii) the unaudited financial information of Cadence for the period January 1, 2014 to March 18, 2014, (iv) the historical consolidated condensed statement of income of Questcor for the three months ended December 31, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2013 from the consolidated statement of income for the fiscal year ended December 31, 2013 and (v) the historical consolidated condensed statement of income of Questcor for the three months ended March 31, 2014.

The Questcor pro forma equivalent data per ordinary share financial information is calculated by multiplying the combined unaudited pro forma data per ordinary share amounts by the exchange ratio of 0.897 per Questcor common share.

The following information should be read in conjunction with the audited financial statements of Mallinckrodt and Cadence which are included elsewhere in this joint proxy statement/prospectus, the audited financial statements of Questcor, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the “Unaudited Pro Forma Combined Financial Information” and “Selected Historical Financial Data of Mallinckrodt” sections of this joint proxy statement/prospectus, beginning on pages 184 and 65, respectively, of this joint proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

Mallinckrodt Historical Data per Ordinary Share	As of and for the six months ended March 28, 2014	As of and for the year ended September 27, 2013
Income (loss) from continuing operations
Basic	$1.00	$1.00
Diluted	0.99	1.00
Cash dividends declared per ordinary share	—	—
Book value per ordinary share	$22.92	$21.76

Questcor Historical Data per Common Share	As of and for the three months ended March 31, 2013	As of and for the year ended December 31, 2013	As of and for the three months ended March 31, 2014
Loss / earnings per share attributable to common shareholders
Basic	$0.68	$4.99	$1.26
Diluted	$0.65	$4.76	$1.20
Cash dividends declared per common share	$0.25	$1.10	$0.30
Book value per common share	$3.29	$6.64	$7.69

Mallinckrodt Combined Unaudited Pro Forma Data per Ordinary Share	As of and for the six months ended March 28, 2014	As of and for the year ended September 27, 2013
Income (loss) from continuing operations
Basic	$0.52	$0.53
Diluted	0.52	0.53
Cash dividends declared per ordinary share	—	—
Book value per ordinary share (1)	$49.95

(1)	Number of shares used for pro forma book value per ordinary share was 117.2 million.

Unaudited Pro Forma Equivalent Data per Common Share for the Questcor Portion of Shares	As of and for the six months ended March 28, 2014	As of and for the year ended September 27, 2013
Income (loss) from continuing operations
Basic	$0.47	$0.48
Diluted	0.47	0.48
Cash dividends declared per ordinary share	—	—
Book value per ordinary share	$44.81

CERTAIN OTHER FINANCIAL DATA

The following tables set forth EBITDA and Adjusted EBITDA and other selected financial data of Mallinckrodt, Cadence and Questcor. EBITDA and Adjusted EBITDA are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used herein may not be comparable to similarly titled amounts used by other companies or persons. Mallinckrodt, Cadence and Questcor calculate certain non-GAAP financial metrics, including Adjusted EBITDA, using different methodologies. Consequently, these financial metrics as used by Mallinckrodt, Cadence and Questcor may not be directly comparable to one another or with how each company has calculated similarly titled metrics in the past.

Mallinckrodt management believes that presenting these measures may provide useful information about Mallinckrodt’s, Cadence’s and Questcor’s performance by excluding items that are not indicative of their respective core operating performances. However, these measures do not reflect actual cash expenditures and are not comparable to non-GAAP measures used by other companies.

The data provided below should be read in conjunction with “Mallinckrodt Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 200 of this joint proxy statement/prospectus and Questcor’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated into this joint proxy statement/prospectus by reference to Questcor’s Current Report on Form 8-K filed with the SEC on July 10, 2014. In addition, the data provided below were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of each of Mallinckrodt, Questcor, and Cadence for the applicable periods, which have been included in or incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” for additional information.

For an explanation of the adjustments made to and a reconciliation from net income (as reported) to EBITDA and Adjusted EBITDA for each of Mallinckrodt, Cadence and Questcor, please see the footnotes to the tables below.

The following table sets forth EBITDA and Adjusted EBITDA, and the reconciliations to net income, for each of (i) Mallinckrodt for the twelve months ended March 28, 2014 (“Mallinckrodt LTM”); (ii) Cadence for the period beginning on April 1, 2013 and ending on March 18, 2014, the last day prior to the acquisition of Cadence by Mallinckrodt (“Cadence LTM”); (iii) Questcor for the twelve months ended March 31, 2014 (“Questcor LTM”). A total column combining (i), (ii) and (iii) is also presented.

The combined financial data presented below is not pro forma data and does not give effect to any adjustments as a result of (i) the pending acquisition of Questcor by Mallinckrodt, (ii) the acquisition of Cadence by Mallinckrodt, (iii) the separation of Mallinckrodt from Covidien, (iv) the related financings to fund the transactions and (v) the related tax effects from the transactions. As a result, the combined financial data presented below is not comparable to the pro forma data set forth under “Unaudited Pro Forma Combined Financial Information.”

Mallinckrodt LTM has been derived by adding the relevant line item from Mallinckrodt’s consolidated and combined statement of income for the fiscal year ended September 27, 2013 to the same item from Mallinckrodt’s unaudited condensed consolidated and combined statement of income for the six months ended March 28, 2014 and subtracting the same item from Mallinckrodt’s condensed consolidated and combined statement of income for the six months ended March 29, 2013, each of which is included elsewhere in this joint proxy statement/prospectus.

Cadence LTM has been derived by adding the relevant line item from Cadence’s statement of operations for the year ended December 31, 2013 to the same item from Cadence’s unaudited statement of operations for the period January 1, 2014 to March 18, 2014 and subtracting the same item from Cadence’s statement of operations for the three months ended March 31, 2013, each of which is included elsewhere in this joint proxy statement/prospectus.

Questcor LTM has been derived by adding the relevant line item from Questcor’s consolidated statement of income for the year ended December 31, 2013 to the same item from Questcor’s unaudited condensed consolidated statement of income for the three months ended March 31, 2014 and subtracting the same item from Questcor’s condensed consolidated statement of income for the three months ended March 31, 2013, each of which is incorporated by reference into this joint proxy statement/prospectus.

	Twelve Months Ended March 28, 2014	April 1, 2013 to March 18, 2014	Twelve Months Ended March 31, 2014
	Mallinckrodt	Cadence	Questcor	Combined
Net income	$62.8	$(53.8)	$327.8	$336.8
Income tax expense	28.8	—	167.0	195.8
Interest expense, net	40.5	4.5	—	45.0
Depreciation and amortization	149.3	1.5	17.0	167.8

EBITDA(a)(b)(c)	$281.4	$(47.8)	$511.8	$745.4
(Gain) loss from discontinued operations, net of taxes	(1.2)	—	—	(1.2)
Other expense (income), net	0.4	—	(0.6)	(0.2)
Restructuring charges, net	56.3	—	—	56.3
Separation costs	52.6	—	—	52.6
Upfront and milestone payments	5.0	—	—	5.0
Inventory step-up expenses	1.1	—	—	1.1
Acquisition-related expenses	18.5	29.1	—	47.6
Gain on intellectual property license	(11.7)	—	—	(11.7)
Significant environmental charge	23.1	—	—	23.1
Contingent consideration fair value adjustment	—	—	13.0	13.0
Share-based compensation	14.6	6.6	31.4	52.6

Adjusted EBITDA(a)(b)(c)	$440.1	$(12.1)	$555.6	$983.6

(a) Certain Other Financial Data of Mallinckrodt

	Twelve Months Ended March 28, 2014	Six Months Ended		Fiscal Year(i)
(in millions)		March 28, 2014	March 29, 2013	2013	2012	2011
EBITDA(ii)	$281.4	$151.6	$156.3	$286.1	$360.4	$357.1
Adjusted EBITDA(ii)	440.1	227.0	196.8	409.9	413.5	382.1
Total capital expenditures	121.9	50.7	76.7	147.9	144.2	120.4

(i)	Fiscal 2011 included 53 weeks. All other fiscal years presented include 52 weeks.

(ii)	EBITDA is defined as net income excluding income tax expense, interest and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude certain items. These items, if applicable, include: discontinued operations; other income, net; separation costs; restructuring charges, net; immediately expensed up-front and milestone payments; acquisition-related costs; share-based compensation; fair value adjustments to contingent consideration; certain environmental charges; noncash impairment charges; and certain other nonrecurring items.

The following table provides a reconciliation from Mallinckrodt plc’s net income (as reported) to EBITDA and Adjusted EBITDA:

	Twelve Months Ended March 28, 2014	Six Months Ended		Fiscal Year(1)
(in millions)		March 28, 2014	March 29, 2013	2013	2012	2011
Net income	$62.8	$57.2	$53.2	$58.8	$134.6	$150.7
Income tax expense	28.8	(3.7)	36.1	68.6	94.8	86.2
Interest expense, net	40.5	21.4	0.1	19.2	0.1	0.4
Depreciation and amortization	149.3	76.7	66.9	139.5	130.9	119.8

EBITDA	$281.4	$151.6	$156.3	$286.1	$360.4	$357.1
(Gain) loss from discontinued operations, net of taxes(1)	(1.2)	0.9	1.1	(1.0)	6.7	6.3
Other expense (income), net(2)	0.4	1.0	(0.2)	(0.8)	(1.0)	(2.9)
Restructuring charges, net(3)	56.3	29.7	6.6	33.2	11.2	8.4
Separation costs(4)	52.6	4.8	26.4	74.2	25.5	2.9
Upfront and milestone payments(5)	5.0	—	—	5.0	—	—
Acquisition-related expenses(6)	18.5	18.5	—	—	—	—
Inventory step-up expenses(7)	1.1	1.1	—	—	—	—
Gain on intellectual property license(8)	(11.7)	(11.7)	—	—	—	—
Share-based compensation(9)	14.6	8.0	6.6	13.2	10.7	10.3
Significant environmental charge(10)	23.1	23.1	—	—	—	—

Adjusted EBITDA	$440.1	$227.0	$196.8	$409.9	$413.5	$382.1

(1)	Represents gains and losses related to indemnification obligations to the purchaser of Mallinckrodt’s Specialty Chemicals business (formerly known as Mallinckrodt Baker), which was sold during fiscal 2010.

(2)	Represents miscellaneous items, including gains and losses on intercompany foreign currency financing transactions and related hedging instruments.

(3)	Represents expenses incurred under restructuring programs designed to improve Mallinckrodt’s cost structure. Mallinckrodt’s current restructuring program, which was launched during fiscal 2013, is expected to include total expenses of $100.0 to $125.0 million, most of which are expected to be incurred by the end of fiscal 2016.

(4)	Separation costs incurred after Mallinckrodt’s June 28, 2013 separation from Covidien include expenses under Mallinckrodt’s transition services agreement with Covidien, Mallinckrodt’s costs to implement information and accounting systems, share-based compensation costs related to the conversion of Covidien awards into Mallinckrodt awards, and other transition costs. Mallinckrodt expects that these costs will diminish over time. Separation costs incurred prior to June 28, 2013 primarily related to legal, accounting, tax and other professional fees.

(5)	Represents non-capitalizeable upfront or development milestone based payments under certain license arrangements. Milestone payments prior to FDA approval of a product are expensed as part of R&D, while payments upon or after FDA approval are capitalized as an intangible asset and amortized. The fiscal 2013 milestone payment was related to the FDA acceptance of Mallinckrodt’s NDA submission associated with Xartemis XR.

(6)	Primarily related to transaction costs associated with potential mergers and acquisitions activity. The amounts incurred during fiscal 2014 are primarily associated with Mallinckrodt’s acquisition of Cadence and the Questcor acquisition.

(7)	Represents incremental expense associated with the sale of inventory that was recorded at fair value upon the acquisition of Cadence. The incremental expense represents the difference between fair value and the manufactured cost of the inventory.

(8)	During fiscal 2014 Mallinckrodt recognized a gain from the settlement of patent disputes with a counterparty relating to certain intellectual property rights for which Mallinckrodt had completed the earnings process.

(9)	Represents historical share-based compensation, excluding share-based compensation costs related to the conversion of Covidien awards into Mallinckrodt awards.

(10)	In April 2014, the EPA issued its revised Focused Feasibility Study (“FFS”) associated with the lower 8-mile stretch of the Lower Passaic River Study Area. Based on the issuance of the EPA’s FFS, Mallinckrodt recorded a $23.1 million accrual representing its estimate of its allocable share of the joint and several remediation liability resulting from this matter.

(b) Certain Other Financial Data of Cadence

	April 1, 2013 to March 18, 2014	January 1, 2014 to March 18, 2014	Three Months Ended March 31, 2013	Fiscal Year
(in millions)				2013	2012	2011
EBITDA(i)	$(47.8)	$(29.4)	$0.1	$(18.3)	$(73.7)	$(85.5)
Adjusted EBITDA(i)	(12.1)	0.9	(5.9)	(18.9)	(57.4)	(76.3)
Total debt	N/A	N/A	29.0	29.3	28.8	28.7

(i)	EBITDA is defined as net income excluding income tax expense, interest and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude certain items. These items, if applicable, include: discontinued operations; other income, net; separation costs; restructuring charges, net; immediately expensed up-front and milestone payments; acquisition-related costs; share-based compensation; fair value adjustments to contingent consideration; certain environmental charges; noncash impairment charges; and certain other nonrecurring items.

The following table provides a reconciliation from net income (as reported) to EBITDA and Adjusted EBITDA:

	April 1, 2013 to March 18, 2014	January 1, 2014 to March 18, 2014	Three Months Ended March 31, 2013	Fiscal Year
				2013	2012	2011
Net income	$(53.8)	$(30.9)	$(1.4)	$(24.3)	$(81.0)	$(93.0)
Income tax expense	—	—	—	—	—	—
Interest expense, net	4.5	1.2	1.1	4.4	4.4	4.3
Depreciation and amortization	1.5	0.3	0.4	1.6	2.9	3.2

EBITDA	$(47.8)	$(29.4)	$0.1	$(18.3)	$(73.7)	$(85.5)
Other expense (income), net(1)	—	—	(7.7)	(7.7)	—	—
Acquisition-related expenses(2)	29.1	29.1	—	—	—	—
Impairments(3)	—	—	—	—	7.7	—
Share-based compensation(4)	6.6	1.2	1.7	7.1	8.6	9.2

Adjusted EBITDA	$(12.1)	$0.9	$(5.9)	$(18.9)	$(57.4)	$(76.3)

(1)	Primarily represents the gain recognized on the waiver and termination of Cadence’s option to purchase Incline Therapeutics, Inc. (“Incline”) and the sale of Cadence’s shares of Incline stock in January 2013.

(2)	Primarily related to transaction costs associated with potential mergers and acquisitions activity. The amounts incurred during fiscal 2014 relate to Mallinckrodt’s acquisition of Cadence.

(3)	Represents an impairment charge associated with Cadence’s manufacturing assets held and used by Baxter for the manufacture of OFIRMEV. In March 2013, Cadence and Baxter mutually agreed to terminate a supply agreement and Cadence transferred manufacturing to another contract manufacturing organization.

(4)	Represents historical share-based compensation of Cadence employees.

(c) Certain Other Financial Data of Questcor

	Twelve Months Ended March 31, 2014	Three Months Ended March 31		Year Ended December 31
(in millions)		2014	2013	2013	2012	2011
EBITDA(i)	$511.8	$117.8	$59.7	$453.7	$298.5	$114.8
Adjusted EBITDA(i)	555.6	128.5	66.8	493.9	314.6	121.8
Total capital expenditures	5.2	2.3	0.6	3.5	1.1	1.8
Total debt	14.8	14.8	17.7	15.6	—	—

(i)	EBITDA is defined as net income excluding income tax expense, interest and depreciation and amortization. Adjusted EBITDA further EBITDA, adjusted to exclude certain items. These items, if applicable, include: discontinued operations; other income, net; separation costs; restructuring charges, net; immediately expensed up-front and milestone payments; acquisition-related costs; and noncash impairment charges.

The following table provides a reconciliation from net income (as reported) to EBITDA and Adjusted EBITDA:

	Twelve Months Ended March 31, 2014	Three Months Ended March 31,		Fiscal Year
		2014	2013	2013	2012	2011
Net income	$327.8	$74.4	$39.1	$292.5	$197.7	$79.6
Income tax expense	167.0	38.6	18.5	146.9	99.6	34.2
Interest expense, net	—	—	—	—	—	—
Depreciation and amortization	17.0	4.8	2.1	14.3	1.2	1.0

EBITDA	$511.8	$117.8	$59.7	$453.7	$298.5	$114.8
Other expense (income), net(1)	(0.6)	—	(0.2)	(0.8)	(0.7)	(0.6)
Impairments(2)	—	—	0.7	0.7	1.0	0.3
Contingent consideration fair value adjustment(3)	13.0	2.0	0.5	11.5	—	—
Share-based compensation(4)	31.4	8.7	6.1	28.8	15.8	7.3

Adjusted EBITDA	$555.6	$128.5	$66.8	$493.9	$314.6	$121.8

(1)	Primarily related to interest expense, interest income and any (gain) loss on foreign currency transactions.

(2)	Primarily related to impairments of the Doral intangible asset that was sold during the 2013 fiscal year.

(3)	Represents the change in fair value of contingent consideration obligations associated with Questcor’s acquisitions of the Synacthen Depot asset from Novartis and its acquisition of BioVectra. The contingent consideration associated with Synacthen Depot is tied in part to the pursuit of, and in part to the receipt of, FDA approval of Synacthen Depot. Of the total maximum obligation of $300.0 million, $60.0 million was paid at closing, three $25.0 million payments will be made on each of the first three anniversaries of the closing and the remaining $165.0 million represents contingent consideration. The contingent consideration associated with BioVectra is up to $50.0 million Canadian based upon financial results over the next three years following the acquisition.

(4)	Represents historical share-based compensation of Questcor employees.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, as well as the dividend paid per share, of Mallinckrodt ordinary shares, which trade on the New York Stock Exchange under the symbol “MNK,” and Questcor common stock, which trades on the NASDAQ Stock Market under the symbol “QCOR.”

	Mallinckrodt Ordinary Shares			Questcor Common Stock
	High	Low	Dividend	High	Low	Dividend
2012
Quarter ended March 31, 2012	N/A	N/A	N/A	$44.18	$32.83	$0.00
Quarter ended June 30, 2012	N/A	N/A	N/A	$54.31	$37.18	$0.00
Quarter ended September 30, 2012	N/A	N/A	N/A	$58.91	$17.25	$0.00
Quarter ended December 31, 2012	N/A	N/A	N/A	$30.39	$17.60	$0.40

2013
Quarter ended March 31, 2013	N/A	N/A	N/A	$36.54	$24.75	$0.00
Quarter ended June 30, 2013	$50.00	$42.00	$0.00	$50.20	$26.80	$0.25
Quarter ended September 30, 2013	$48.26	$41.00	$0.00	$74.76	$45.39	$0.25
Quarter ended December 31, 2013	$53.56	$41.67	$0.00	$70.17	$49.37	$0.30

2014
Quarter ended March 31, 2014	$72.93	$50.47	$0.00	$80.25	$47.71	$0.30
Quarter ended June 30, 2014	$83.03	$56.12	$0.00	$94.44	$65.12	$0.30
Quarter ended September 30, 2014 (through July 9, 2014)	$83.20	$76.47	$0.00	$96.44	$91.02	$0.00

On April 4, 2014, the last trading day before the public announcement of the signing of the Merger Agreement, the closing sale price per Mallinckrodt ordinary share on the New York Stock Exchange was $62.52 and the closing sale price per share of Questcor common stock on the NASDAQ Stock Market was $67.87. On July 9, 2014, the latest practicable date before the date of this joint proxy statement/prospectus, the closing sale price per Mallinckrodt ordinary share on the New York Stock Exchange was $77.50 and the closing sale price per share of Questcor common stock on the NASDAQ Stock Market was $91.60.

Under the terms of the Merger Agreement, the transaction is currently valued at $99.52 per Questcor share, based on the closing price per Mallinckrodt’s ordinary shares on July 9, 2014. As a result of the Merger, each issued and outstanding share of Questcor common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Merger Consideration. Although the exchange ratios are fixed, the trading price of a Mallinckrodt ordinary share will fluctuate until the Merger is consummated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this joint proxy statement/prospectus that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt and Questcor operate; the commercial success of Mallinckrodt’s and Questcor’s products, including H.P. Acthar® Gel; Mallinckrodt’s and Questcor’s ability to protect intellectual property rights; the parties’ ability to satisfy the merger agreement conditions and consummate the merger on the anticipated timeline or at all; the availability of financing, including the financing contemplated by the debt commitment letter, on anticipated terms or at all; Mallinckrodt’s ability to successfully integrate Questcor’s operations and employees with Mallinckrodt’s existing business; the ability to realize anticipated growth, synergies and cost savings; Questcor’s performance and maintenance of important business relationships; the lack of patent protection for Acthar, and the possible FDA approval and market introduction of additional competitive products; Questcor’s reliance on Acthar for substantially all of its net sales and profits; Questcor’s ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with nephrotic syndrome, multiple sclerosis, infantile spasms or rheumatology-related conditions, and Questcor’s ability to develop other therapeutic uses for Acthar; volatility in Questcor’s Acthar shipments, estimated channel inventory, and end-user demand; an increase in the proportion of Questcor’s Acthar unit sales comprised of Medicaid-eligible patients and government entities; Questcor’s research and development risks, including risks associated with Questcor’s work in the areas of nephrotic syndrome and Lupus, and Questcor’s efforts to develop and obtain FDA approval of Synacthen Depot; Mallinckrodt’s ability to receive procurement and production quotas granted by the DEA; Mallinckrodt’s ability to obtain and/or timely transport molybdenum-99 to Mallinckrodt’s technetium-99m generator production facilities; customer concentration; cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations; Mallinckrodt’s ability to successfully develop or commercialize new products; competition; Mallinckrodt’s ability to achieve anticipated benefits of price increases; Mallinckrodt’s ability to integrate acquisitions of technology, products and businesses generally; product liability losses and other litigation liability; the reimbursement practices of a small number of large public or private issuers; complex reporting and payment obligations under healthcare rebate programs; changes in laws and regulations; conducting business internationally; foreign exchange rates; material health, safety and environmental liabilities; litigation and violations; information technology infrastructure; and restructuring activities. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in (i) Mallinckrodt’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013 and Quarterly Report on Form 10-Q for the quarterly periods ended March 28, 2014 and December 27, 2013; (ii) the SEC filings of Cadence Pharmaceuticals, Inc., which was acquired by Mallinckrodt on March 19, 2014, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and (iii) Questcor’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2013 (and the amendment thereto on Form 10-K/A), its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 and its Current Report on Form 8-K, filed with the SEC on July 10, 2014. The forward-looking statements made herein speak only as of the date hereof and none of Mallinckrodt, Questcor or any of their respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

THE MALLINCKRODT EXTRAORDINARY GENERAL MEETING

Date, Time and Place of the Mallinckrodt Extraordinary General Meeting

Mallinckrodt will convene the Mallinckrodt EGM on August 14, 2014 at 3:00 p.m. (local time), at the offices of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland. On or about July 14, 2014 Mallinckrodt commenced mailing this document and the enclosed form of proxy to its shareholders entitled to vote at the Mallinckrodt EGM.

Purpose of the Mallinckrodt Extraordinary General Meeting

This joint proxy statement/prospectus is being provided to Mallinckrodt shareholders as part of a solicitation of proxies by the Mallinckrodt board of directors for use at the Mallinckrodt EGM. This joint proxy statement/prospectus provides Mallinckrodt’s shareholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the Mallinckrodt EGM.

At the Mallinckrodt EGM, the Mallinckrodt shareholders will be asked to consider and vote on the proposal described below:

Mallinckrodt EGM Resolution: a proposal to approve the issuance of Mallinckrodt ordinary shares pursuant to the Merger Agreement.

Recommendation of the Mallinckrodt Board of Directors

THE MALLINCKRODT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT MALLINCKRODT SHAREHOLDERS VOTE FOR THE MALLINCKRODT SHARE ISSUANCE PROPOSAL.

The Mallinckrodt EGM Resolution is an ordinary resolution pursuant to Mallinckrodt’s articles of association.

Completion of the Merger is conditioned on approval of the Mallinckrodt Share Issuance Proposal. The issuance of Mallinckrodt ordinary shares will become effective only if the Merger is completed.

For the Mallinckrodt EGM Resolution, because the votes required to approve such resolution are based on votes properly cast at the meeting, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on the Mallinckrodt EGM Resolution (except for determining whether a quorum is present).

Mallinckrodt Record Date and Quorum

Record Date

Only holders of Mallinckrodt ordinary shares as of the close of business on July 9, 2014, the record date for the Mallinckrodt EGM (the “Mallinckrodt record date”), will be entitled to notice of, and to vote at the Mallinckrodt EGM or any adjournments thereof. On the Mallinckrodt record date, there were 58,564,819 Mallinckrodt ordinary shares outstanding, held by 3,369 registered holders. Each outstanding Mallinckrodt ordinary share is entitled to one vote on the Mallinckrodt Share Issuance Proposal and any other matter properly coming before the Mallinckrodt EGM.

Quorum

The presence of holders of a majority of Mallinckrodt’s ordinary shares which are outstanding and entitled to vote on the Mallinckrodt record date must be present in person or represented by valid proxies to constitute a quorum for the Mallinckrodt EGM. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Under the Mallinckrodt articles of association, the Chairman of the Mallinckrodt EGM may at any time adjourn the Mallinckrodt EGM if, in his opinion, it would facilitate the conduct of the business of the Mallinckrodt EGM to do so or if he is so directed by the Mallinckrodt board of directors. Pursuant to this authority, the Mallinckrodt EGM may be adjourned to, among other things, solicit proxies if there are not sufficient votes at the time of the Mallinckrodt EGM in favor of the Mallinckrodt Share Issuance Proposal.

Required Vote

The affirmative vote of a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the Mallinckrodt Share Issuance Proposal at the Mallinckrodt EGM is required to approve the Mallinckrodt Share Issuance Proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Mallinckrodt EGM, an abstention occurs when a Mallinckrodt shareholder attends the Mallinckrodt EGM in person and does not vote or returns a proxy with an “abstain” vote. For the Mallinckrodt EGM Resolution, because the votes required to approve such resolution are based on votes properly cast at the meeting, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on the Mallinckrodt EGM Resolution (except for determining whether a quorum is present).

Voting on Proxies; Incomplete Proxies

Mallinckrodt shareholders as of the Mallinckrodt record date may vote by proxy or in person at the Mallinckrodt EGM. Mallinckrodt recommends that you submit your proxy even if you plan to attend the Mallinckrodt EGM. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the Mallinckrodt EGM.

If you own Mallinckrodt ordinary shares in your own name, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, you are considered the beneficial owner of shares held in “street name.”

If you properly sign, date, mark and return your proxy card or voting instruction form, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Mallinckrodt EGM for which proxies have been properly submitted and not revoked. If you sign and return your proxy card or voting instruction form appointing the Chairman as your proxy but do not mark your card to tell the proxy how to vote on a voting item, your shares will be voted with respect to such item in accordance with the recommendation of the Mallinckrodt board of directors.

Mallinckrodt shareholders may also vote over the Internet or by telephone by the close of business on the day immediately preceding the Mallinckrodt EGM. Voting instructions are printed on the proxy card or voting instruction form you received, if available. Either method of submitting a proxy will enable your shares to be represented and voted at the Mallinckrodt EGM.

Giving a proxy means that a Mallinckrodt shareholder authorizes the persons named in the enclosed proxy card or voting instruction form to vote its shares at the Mallinckrodt EGM in the manner it directs. A Mallinckrodt shareholder may vote by proxy or in person at the Mallinckrodt EGM. If you hold Mallinckrodt ordinary shares in your name as a registered Mallinckrodt shareholder, to submit a proxy, you may use one of the following methods:

•	By Internet. The web address and instructions for Internet voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting is available 24 hours a day until 4:59 p.m., Eastern time, on the day preceding the Mallinckrodt EGM.

•	By Telephone. The toll-free telephone number for voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 4:59 p.m., Eastern time, on the day preceding the Mallinckrodt EGM.

•	By Mail. Sign date and mark the enclosed proxy card, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 4:59 p.m., Eastern time, on the day preceding the Mallinckrodt EGM.

•	In Person. You may also vote your shares in person at the Mallinckrodt EGM.

Mallinckrodt requests that Mallinckrodt shareholders vote over the Internet, by telephone (if available) or by completing and signing the accompanying proxy and returning it to Mallinckrodt as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed and not later revoked, the Mallinckrodt ordinary shares represented by it will be voted at the Mallinckrodt EGM in accordance with the instructions contained on the proxy card.

If you sign and return your proxy or voting instruction card without indicating how to vote on the Mallinckrodt Share Issuance Proposal, the Mallinckrodt ordinary shares represented by your proxy will be voted “FOR” such proposal in accordance with the recommendation of the Mallinckrodt board of directors.

If a Mallinckrodt shareholder’s ordinary shares are held in street name by a broker, bank, trust company or other nominee, the shareholder should check the voting instruction form used by that firm to determine whether it may vote by telephone or the Internet.

EVERY MALLINCKRODT SHAREHOLDER’S VOTE IS IMPORTANT. ACCORDINGLY, EACH MALLINCKRODT SHAREHOLDER SHOULD VOTE, WHETHER OR NOT THE MALLINCKRODT SHAREHOLDER PLANS TO ATTEND THE MALLINCKRODT EXTRAORDINARY GENERAL MEETING IN PERSON.

Shares Held in Street Name

If your Mallinckrodt ordinary shares are held in an account through a bank, broker, trust company or other nominee, you must instruct the bank, broker, trust company or other nominee how to vote your ordinary shares by following the instructions that the bank, broker, trust company or other nominee provides you along with this joint proxy statement/prospectus. Your bank, broker, trust company or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your Mallinckrodt ordinary shares, so you should read carefully the materials provided to you by your bank, broker, trust company or other nominee. You may be eligible to submit such instructions electronically or by telephone.

Broker non-votes occur when Mallinckrodt ordinary shares are held by a broker that is present in person or represented by proxy at the Mallinckrodt EGM, but the broker is not instructed by the beneficial owner as to how to vote such Mallinckrodt ordinary shares. As brokers do not have discretionary authority to vote on the Mallinckrodt Share Issuance Proposal, there will be no broker non-votes.

If you do not provide a signed voting instruction form (or otherwise submit your voting instructions in accordance with the procedures specified by your broker, bank, trust company or other nominee) to your broker, bank, trust company or other nominee, your Mallinckrodt ordinary shares will not be voted on any proposal on which the broker, bank, trust company or other nominee does not have discretionary authority to vote. Brokers, banks, trust companies and other nominees do not have discretionary voting with respect to the Mallinckrodt Share Issuance Proposal. Accordingly, if you fail to provide a signed voting instruction form (or otherwise submit your voting instructions in accordance with the procedures specified by your broker, bank, trust company or other nominee) to your broker, bank, trust company or other nominee, your ordinary shares held through such broker, bank, trust company or other nominee will not be voted, which will have no effect on the vote count for the Mallinckrodt Share Issuance Proposal.

Revocability of Proxies and Changes to a Mallinckrodt Shareholder’s Vote

If you are a Mallinckrodt shareholder of record, you may revoke or change your proxy at any time before it is voted at the Mallinckrodt EGM by:

•	timely delivering written notice that you have revoked your proxy to the company secretary of Mallinckrodt at the following address:

Mallinckrodt plc

675 James S. McDonnell Blvd.

Hazelwood, Missouri 63042

Attention: Company Secretary

•	timely submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the Mallinckrodt EGM; or

•	attending the Mallinckrodt EGM and voting by ballot in person.

Attendance at the Mallinckrodt EGM will not, in and of itself, revoke or change a proxy.

If your Mallinckrodt ordinary shares are held in “street name” by a broker, bank, trust company or other nominee, you should follow the instructions of your broker, bank, trust company or other nominee regarding the revocation of proxies.

Solicitation of Proxies

Mallinckrodt will bear the cost of soliciting proxies from its shareholders, except that the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to both Mallinckrodt’s shareholders and Questcor’s shareholders will be borne and discharged one-half by Mallinckrodt and one-half by Questcor.

Mallinckrodt will solicit proxies by mail. In addition, the directors, officers and employees of Mallinckrodt may solicit proxies from its shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Mallinckrodt will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation materials to the beneficial owners of Mallinckrodt ordinary shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

Mallinckrodt has engaged a professional proxy solicitation firm, D.F. King, & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 to assist in the solicitation of proxies for a fee of approximately $50,000, and will reimburse D.F. King, & Co., Inc. for its reasonable disbursements.

Attending the Mallinckrodt Extraordinary General Meeting

Attendance at the Mallinckrodt EGM is limited to Mallinckrodt shareholders on the Mallinckrodt record date. Please indicate on the enclosed proxy card if you plan to attend the Mallinckrodt EGM. If your shares are held through a broker, bank, trust company or other nominee and you would like to attend, you will need to bring to the meeting a letter from the broker, bank, trust company or other nominee confirming beneficial ownership of the Mallinckrodt ordinary shares as of the Mallinckrodt record date for the Mallinckrodt EGM. Any beneficial holder who plans to vote at the Mallinckrodt EGM must also obtain a legal proxy, executed in their favor by or on behalf of their broker, bank, trust company or other nominee, and should contact such broker, bank, trust company or other nominee for instructions on how to obtain a legal proxy. Each Mallinckrodt shareholder will be asked to provide valid government-issued photo identification, such as a driver’s license or passport, and proof of ownership as of the Mallinckrodt record date. The use of cell phones, smartphones, pagers, recording and photographic equipment will not be permitted in the meeting rooms.

Assistance

If you need assistance in completing your proxy card, voting instruction form or have questions regarding the Mallinckrodt EGM please contact D.F. King, & Co., Inc., the proxy solicitation agent for Mallinckrodt, by mail at 48 Wall Street, 22nd Floor, New York, New York 10005. Banks and brokers call collect: (212) 269-5550; all others call toll free: (888) 542-7446. Alternatively, you can email D.F. King & Co., Inc. at mnk@dfking.com.

MALLINCKRODT PROPOSAL

Mallinckrodt Share Issuance Proposal

As discussed throughout this document, Mallinckrodt is asking its shareholders to approve the Mallinckrodt Share Issuance Proposal. Holders of Mallinckrodt ordinary shares should read carefully this document in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the transactions contemplated thereby. In particular, holders of Mallinckrodt ordinary shares are directed to the Merger Agreement, a copy of which is attached as Annex A to this document.

Completion of the Merger is conditioned on approval of the Mallinckrodt Share Issuance Proposal. The issuance of Mallinckrodt ordinary shares will become effective only if the Merger is completed.

Vote Required and Mallinckrodt Board Recommendation

The affirmative vote of a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the Mallinckrodt Share Issuance Proposal at the Mallinckrodt EGM is required to approve the Mallinckrodt Share Issuance Proposal.

The Mallinckrodt board of directors recommends a vote “FOR” the Mallinckrodt Share Issuance Proposal.

Other Matters to Come Before the Mallinckrodt Extraordinary General Meeting

No other matters are intended to be brought before the Mallinckrodt EGM by Mallinckrodt, and Mallinckrodt does not know of any matters to be brought before the Mallinckrodt EGM by others. If, however, any other matters properly come before the Mallinckrodt EGM, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE QUESTCOR SPECIAL MEETING

Date, Time and Place of the Questcor Special Meeting

The Questcor special meeting will be held at the offices of Latham & Watkins LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, at 8:00 a.m. (local time) on August 14, 2014. On or about July 14, Questcor commenced mailing this document and the enclosed form of proxy to its shareholders entitled to vote at the Questcor special meeting.

Purpose of the Questcor Special Meeting

At the Questcor special meeting, Questcor shareholders will be asked to:

•	approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this document, and to approve the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Proposal”);

•	approve the adjournment of the Questcor special meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Questcor special meeting to approve the Merger Proposal (the “Questcor Adjournment Proposal”); and

•	approve, on a non-binding, advisory basis, the merger-related compensation of Questcor’s named executive officers (the “Merger-Related Named Executive Officer Compensation Proposal”).

Recommendation of the Questcor Board of Directors

The Questcor board of directors recommends that you vote “FOR” the Merger Proposal, “FOR” the Questcor Adjournment Proposal and “FOR” Merger-Related Named Executive Officer Compensation Proposal. See “The Merger—Recommendation of the Questcor Board of Directors and Questcor’s Reasons for the Merger” beginning on page 109 of this joint proxy statement/prospectus.

Questcor Record Date and Quorum

The Questcor board of directors has fixed the close of business on July 9, 2014 as the record date for determining the holders of shares of Questcor common stock entitled to receive notice of and to vote at the Questcor special meeting.

As of the Questcor record date, there were 61,420,933 shares of Questcor common stock outstanding and entitled to vote at the Questcor special meeting held by 592 holders of record. Each share of Questcor common stock entitles the holder to one vote at the Questcor special meeting on each proposal to be considered at the Questcor special meeting.

The representation (in person or by proxy) of holders of at least a majority of the shares of Questcor common stock entitled to vote on the matters to be voted on at the Questcor special meeting constitutes a quorum for transacting business at the Questcor special meeting. All shares of Questcor common stock, whether present in person or represented by proxy, including broker non-votes and abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Questcor special meeting.

As of the Questcor record date, directors and executive officers of Questcor and their affiliates owned and were entitled to vote 3,062,179 shares of Questcor common stock, representing approximately 5% of the shares of Questcor common stock outstanding on that date. Questcor currently expects that Questcor’s directors and executive officers will vote their shares in favor of the Merger Proposal, the Questcor Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal, although none of them has entered into any agreements obligating them to do so.

Required Vote

Required Vote to Approve the Merger Proposal

The affirmative vote of a majority of the outstanding shares of Questcor common stock entitled to vote on the Merger Proposal at the Questcor special meeting is required to approve the Merger Proposal.

Required Vote to Approve the Questcor Adjournment Proposal

The affirmative vote of a majority of the shares of Questcor common stock entitled to vote on the Questcor Adjournment Proposal present, either in person or by proxy, at the Questcor special meeting is required to approve the Questcor Adjournment Proposal.

Required Vote to Approve the Merger-Related Named Executive Officer Compensation Proposal

The affirmative vote of a majority of the shares of Questcor common stock entitled to vote on the Merger-Related Named Executive Officer Compensation Proposal present, either in person or by proxy, at the Questcor special meeting is required to approve the Merger-Related Named Executive Officer Compensation Proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Questcor special meeting, an abstention occurs when a Questcor shareholder attends the Questcor special meeting in person and does not vote or returns a proxy with an “abstain” vote.

•	For the Merger Proposal, an abstention or a failure to vote will have the same effect as a vote cast “AGAINST” this proposal.

•	For the Questcor Adjournment Proposal, an abstention will have the same effect as a vote against the proposal. If a Questcor shareholder fails to vote and is not present in person or by proxy at the Questcor special meeting, it will have no effect on the vote count for the Questcor Adjournment Proposal (assuming a quorum is present).

•	For the Merger-Related Named Executive Officer Compensation Proposal, an abstention will have the same effect as a vote against the proposal. If a Questcor shareholder fails to vote and is not present in person or by proxy at the Questcor special meeting, it will have no effect on the vote count for the Merger-Related Named Executive Officer Compensation Proposal (assuming a quorum is present).

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Questcor shareholder authorizes the persons named in the enclosed proxy card or voting instruction form to vote its shares at the Questcor special meeting in the manner it directs. A Questcor shareholder may vote by proxy or in person at the Questcor special meeting. If you hold your shares of Questcor common stock in your name as a shareholder of record, to submit a proxy, you, as a Questcor shareholder, may use one of the following methods:

•	By Internet. The web address and instructions for Internet voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting via http://www.envisionreports.com/QCOR/ is available 24 hours a day until 1:00 a.m., Central time, on August 14, 2014. If you choose to vote by Internet, then you do not need to return the proxy card.

•	By Telephone. The toll-free number for telephone voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 1:00 a.m., Central time, on August 14, 2014.

•	By Mail. Sign, date and mark the enclosed proxy card, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 1:00 a.m., Central time, on August 14, 2014.

•	In Person. You may also vote your shares in person at the Questcor special meeting.

Questcor requests that Questcor shareholders vote over the Internet, by telephone or by completing and signing the accompanying proxy and returning it to Questcor as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Questcor common stock represented by it will be voted at the Questcor special meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Questcor common stock represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the Questcor board of directors. Unless a Questcor shareholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on the proposals relating to the Questcor special meeting.

If a Questcor shareholder’s shares are held in “street name” by a broker, bank, trust company or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every Questcor shareholder’s vote is important. Accordingly, each Questcor shareholder should vote via the Internet or by telephone, or sign, date, mark and return the enclosed proxy card, whether or not the Questcor shareholder plans to attend the Questcor special meeting in person.

Shares Held in Street Name

If you are a Questcor shareholder and your shares are held in “street name” through a broker, bank, trust company or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, trust company or other nominee. You may not vote shares held in street name by returning a proxy card directly to Questcor or by voting in person at the Questcor special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, trust company or other nominee. Further, brokers, banks, trust companies or other nominees who hold shares of Questcor common stock on behalf of their customers may not give a proxy to Questcor to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, trust companies and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Questcor shareholder and you do not instruct your broker, bank, trust company or other nominee on how to vote your shares:

•	your broker, bank, trust company or other nominee may not vote your shares on the Merger Proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal;

•	your broker, bank, trust company or other nominee may not vote your shares on the Questcor Adjournment Proposal, which broker non-votes will have no effect on the vote count for this proposal (assuming a quorum is present); and

•	your broker, bank, trust company or other nominee may not vote your shares on the Merger-Related Named Executive Officer Compensation Proposal, which broker non-votes will have no effect on the vote count for this proposal (assuming a quorum is present).

Revocability of Proxies and Changes to a Questcor Shareholder’s Vote

A Questcor shareholder has the power to change its vote at any time before its shares of Questcor common stock are voted at the Questcor special meeting by:

•	sending a written notice of revocation to the corporate secretary of Questcor at 1300 Kellogg Drive, Suite D, Anaheim, California 92807 that is received by Questcor prior to 1:00 a.m., Central time, on August 14, 2014; or

•	submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card; or

•	attending the Questcor special meeting and voting in person.

Please note, however, that any beneficial owner of Questcor common stock whose shares are held in “street name” through a brokerage firm, bank, trust company or other nominee may revoke its proxy and vote its shares in person at the Questcor special meeting only in accordance with applicable rules and procedures as employed by such beneficial owner’s brokerage firm, bank, trust company or other nominee. If your shares are held in an account at a broker, bank, trust company or other nominee, you must follow the directions you receive from your bank, broker, trust company or other nominee in order to change or revoke your vote and should contact your broker, bank, trust company or other nominee to change your vote.

Attending the Questcor special meeting will NOT automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Questcor. Questcor will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Questcor has retained a professional proxy solicitation firm, MacKenzie Partners Inc., 105 Madison Avenue, New York, New York 10016, to assist in the solicitation of proxies for a fee of approximately $60,000. Questcor has also agreed to reimburse MacKenzie Partners Inc. for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners Inc. against certain losses, claims and expenses. In addition to solicitations by mail, Questcor’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Questcor Special Meeting

Subject to space availability and certain security procedures, all Questcor shareholders as of the record date, or their duly appointed proxies, may attend the Questcor special meeting. Admission to the Questcor special meeting will be on a first-come, first-served basis.

If you hold your shares of Questcor common stock in your name as a shareholder of record and you wish to attend the Questcor special meeting, you must present your proxy and evidence of your stock ownership, such as your most recent account statement, to the Questcor special meeting. You should also bring valid picture identification.

If your shares of Questcor common stock are held in “street name” in a stock brokerage account or by a bank, trust company or other nominee and you wish to attend the Questcor special meeting, you need to bring a copy of a bank or brokerage statement to the Questcor special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

Assistance

If you need assistance in completing your proxy card or voting instruction form or have questions regarding the Questcor special meeting, please contact MacKenzie Partners Inc., the proxy solicitation agent for Questcor, by mail at 105 Madison Avenue, New York, New York 10016. Banks and brokers call collect: (212) 929-5500; all others call toll free: (800) 322-2885. Alternatively, you can email Mackenzie Partners Inc. at proxy@mackenziepartners.com.

QUESTCOR PROPOSALS

Merger Proposal

As discussed throughout this document, Questcor is asking its shareholders to approve the Merger Proposal. Pursuant to the Merger Agreement, Mallinckrodt will acquire Questcor in a merger transaction. Merger Sub, a wholly owned indirect subsidiary of Mallinckrodt, will merge with and into Questcor with Questcor continuing as the surviving corporation (referred to herein as the “surviving corporation”). Following the Merger, Questcor will be a wholly owned indirect subsidiary of Mallinckrodt and the Questcor common stock will be delisted from the NASDAQ Stock Market, deregistered under the Exchange Act and cease to be publicly traded.

Holders of shares of Questcor common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. In particular, holders of shares of Questcor common stock are directed to the Merger Agreement, a copy of which is attached as Annex A to this document.

Completion of the Merger is conditioned on approval of the Merger Proposal.

Vote Required and Questcor Board Recommendation

The affirmative vote of a majority of the outstanding shares of Questcor common stock entitled to vote on the Merger Proposal at the Questcor special meeting is required to approve the Merger Proposal.

The Questcor board of directors recommends a vote “FOR” the Merger Proposal.

Questcor Adjournment Proposal

Questcor is asking its shareholders to approve the adjournment of the Questcor special meeting, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Questcor special meeting to approve the Merger Proposal. The Merger Agreement provides that Questcor may not, subject to certain exceptions, postpone or adjourn the Questcor special meeting more than thirty (30) days after the date on which the Questcor special meeting was originally scheduled.

Completion of the Merger is not conditioned on the approval of the Questcor Adjournment Proposal.

Vote Required and Questcor Board Recommendation

The affirmative vote of a majority of the shares of Questcor common stock entitled to vote on the Questcor Adjournment Proposal present, either in person or by proxy, at the Questcor special meeting is required to approve the Questcor Adjournment Proposal.

The Questcor board of directors recommends a vote “FOR” the Questcor Adjournment Proposal.

Merger-Related Named Executive Officer Compensation Proposal

Merger-Related Compensation

Questcor is required pursuant to Section 14A of the Exchange Act to include in this joint proxy statement/prospectus a proposal with respect to a non-binding, advisory vote on the compensation payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the Merger pursuant to arrangements entered into with Questcor, and Questcor is therefore asking its shareholders to approve the following resolution:

RESOLVED, that the compensation that may be paid or become payable to Questcor’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in this Merger-Related Named Executive Compensation Proposal, is hereby APPROVED.

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each Questcor named executive officer that is based on or otherwise relates to the Merger.

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, Questcor has assumed:

•	A closing date for the Merger of July 9, 2014; and

•	Unless otherwise described below, with respect to each named executive officer, a termination of employment by the executive for good reason or by Questcor without cause, in each case, on the closing date.

Name	Cash ($)(1)	Equity ($)(2)	Tax Reimbursement ($)(3)	Total ($)
Don M. Bailey	4,108,750	20,504,401	—	24,613,151
Rajesh Asarpota	750,000	1,950,480	811,036	3,511,516
Stephen L. Cartt	1,201,500	8,171,698	—	9,373,198
David J. Medeiros	955,738	4,921,240	—	5,876,978
Michael H. Mulroy	989,100	7,209,969	1,764,803	9,963,872
David Young	1,107,000	6,622,437	—	7,729,437

(1)	Amount represents the cash severance that the named executive officer is eligible to receive (if any), as well as the named executive officer’s 2014 cash bonus under Questcor’s 2014 Bonus Policy.

Cash severance would be payable in a lump sum upon a “qualifying termination,” which means a termination of the executive’s employment by him for “good reason” or by Questcor without “cause”, in either case, during the period beginning 60 days or three months prior, respectively, to a change in control and ending 12 months following a change in control (i.e., pursuant to a “double trigger” arrangement), subject, in either case, to the executive’s timely execution and non-revocation of a general release of claims. In either such event, pursuant to the Questcor employment arrangements, each named executive officer would be entitled to receive (i) 12 months’ salary (24 months’ for Mr. Bailey) and (ii) one times (two times for Mr. Bailey) the executive’s target bonus for the year of termination, payable in a single lump sum.

The named executive officer’s 2014 cash bonus will be payable within 90 days following September 30, 2014, subject to continued employment through September 30, 2014, and further subject to and contingent upon the consummation of the Merger. The 2014 cash bonus will be a “single-trigger” payment.

The following table quantifies each separate form of compensation included in the aggregate total reported in the column. With respect to the named executive officer’s 2014 bonuses, the amounts in the table represent 75% of each executive’s 2014 target bonus opportunity (and assume the consummation of the Merger and continued employment through September 30, 2014).

Name	Base Salary Severance ($)	Bonus Component of Severance ($)	2014 Bonus ($)
Don M. Bailey	1,730,000	1,730,000	648,750
Rajesh Asarpota	400,000	200,000	150,000
Stephen L. Cartt	540,000	378,000	283,500
David J. Medeiros.	487,000	267,850	200,888
Michael H. Mulroy	504,000	277,200	207,900
David Young	540,000	324,000	243,000

(2)	Under the Questcor employment arrangements, each named executive officer would be entitled to accelerated vesting of his outstanding Questcor equity awards pursuant to a “double trigger” arrangement,

i.e., the occurrence of a change in control (the Merger) and the executive’s qualifying termination as described in footnote (1) above.

In addition, pursuant to Questcor’s 2006 Equity Incentive Award Plan, all of the Questcor equity awards held by named executive officers vest in part or in full (with the actual levels of vesting dependent on the executive’s service with Questcor and the combined company) if the executive remains continuously employed until the thirteen-month anniversary of the closing of the Merger.

Further, pursuant to the Merger Agreement, each Questcor restricted share award held by a named executive officer that is subject to performance-based vesting conditions (a “performance award”) and is outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Questcor common stock underlying the award.

The following table quantifies the value of the unvested Questcor stock options, restricted stock awards and performance awards held by the named executive officers (assuming the occurrence of a change in control and qualifying termination of employment on the closing date), and a price per share of Questcor common stock of $81.27, which equals the average closing price of Questcor common stock over the first five business days following April 7, 2014. As of July 9, 2014, the Questcor named executive officers did not hold any other outstanding Questcor equity awards.

Name	Number of Unvested Stock Options (#)	Value of Unvested Stock Options ($)	Number of Restricted Stock Awards (#)	Value of Restricted Stock Awards ($)	Number of Performance Awards (#)	Value of Performance Awards ($)
Don M. Bailey	133,334	6,693,621	116,937	9,503,470	53,000	4,307,310
Rajesh Asarpota	0	0	20,000	1,625,400	4,000	325,080
Stephen L. Cartt	50,000	2,543,750	46,250	3,758,738	23,000	1,869,210
David J. Medeiros	33,334	1,695,878	26,687	2,168,852	13,000	1,056,510
Michael H. Mulroy	43,230	2,359,207	41,687	3,387,902	18,000	1,462,860
David Young	54,167	2,823,064	32,750	2,661,593	14,000	1,137,780

(3)	Under Mr. Bailey’s employment agreement, Mr. Bailey is entitled to a tax gross-up payment in an amount that will have an after-tax value equal to taxes that are imposed if any severance payments due to Mr. Bailey are determined to be greater than 125% of the amount that would cause any portion of the payments to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code. In addition, Messrs. Mulroy and Asarpota have each entered into an amendment to their severance agreements pursuant to which the executive is entitled to a tax gross-up payment in an amount that will have an after-tax value equal to taxes that could be imposed if any payments due to the executive are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code. All tax gross-up payments are payable upon a “single-trigger” change in control (closing of the Merger only). The amounts in this column quantify the potential tax gross-up payment (if any) for each named executive officer.

Narrative Disclosure to Merger-Related Compensation Table

Questcor has entered into employment, severance and/or change in control agreements with each of its named executive officers, each of which provides for severance payments and benefits upon certain terminations of employment. In addition, pursuant to Questcor’s 2014 Bonus Policy, Questcor’s named executive officers are eligible to receive a bonus that is no less than 75% of the executive’s target bonus, and no greater than the product of 1.72, multiplied by 75% of the executive’s target bonus. The bonus will be payable within 90 days following September 30, 2014, subject to the executive’s continued employment through that date and the consummation of the Merger. Moreover, in the event the executive’s employment is terminated by Questcor without “cause” or for “good reason” (each, as defined in the Questcor’s 2006 Equity Incentive Award Plan), prior to September 30, 2014, the named executive officer will be entitled to his or her target bonus, prorated based on the number of days the named executive officer was employed in 2014.

Pursuant to Questcor’s 2006 Equity Incentive Award Plan, all of the Questcor equity awards held by the named executive officers will vest (i) in full if the named executive officer experiences a termination of service for “good reason” due to a material relocation or upon a termination of service without “cause,” in each case, within 60 days prior to or 13 months following a “change in control” of Questcor, including the Merger, or (ii) in part or in full (with the actual levels of vesting dependent on the executive’s service with Questcor and the combined company) if the executive remains continuously employed with Questcor until the 13-month anniversary of the closing of the Merger, or experiences a termination of service for “good reason” other than due to a material relocation during the period described in clause (i) above.

For more information relating to the Questcor employment, severance and change in control agreements, Questcor’s 2014 Bonus Policy and the treatment of the Questcor equity awards held by Questcor named executive officers, see above under the heading “The Merger—Interests of Questcor’s Directors and Executive Officers in the Transaction” beginning on page 139.

Completion of the Merger is not conditioned on approval of the Merger-Related Named Executive Officer Compensation Proposal.

Vote Required and Questcor Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote not to approve the Merger-Related Named Executive Officer Compensation Proposal and vote to approve the Merger Proposal and vice versa. The vote to approve the Merger-Related Named Executive Officer Compensation Proposal is advisory in nature and, therefore, is not binding on Questcor or the board of directors or the compensation committee of Questcor, regardless of whether the Merger Proposal is approved. Approval of the Merger-Related Named Executive Officer Compensation Proposal is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger Proposal. The merger-related named executive officer compensation to be paid in connection with the Merger is based on contractual arrangements with the named executive officers and accordingly the outcome of this advisory vote will not affect the obligation to make these payments.

The affirmative vote of a majority of the shares of Questcor common stock entitled to vote on the Questcor Merger-Related Named Executive Officer Compensation Proposal present, either in person or by proxy, at the Questcor special meeting is required to approve the Merger-Related Named Executive Officer Compensation Proposal.

The Questcor board of directors recommends a vote “FOR” the Merger-Related Named Executive Officer Compensation Proposal.

Other Matters to Come Before the Questcor Special Meeting

No other matters are intended to be brought before the Questcor special meeting by Questcor. If, however, any other matters properly come before the Questcor special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

INFORMATION ABOUT THE COMPANIES

Mallinckrodt

Mallinckrodt plc

Damastown, Mulhuddart

Dublin 15, Ireland

Telephone: +353 (1) 880-8180

Mallinckrodt was incorporated in Ireland on January 9, 2013 for the purpose of holding the former pharmaceuticals business of Covidien. On June 28, 2013, Covidien shareholders of record received one Mallinckrodt ordinary share for every eight ordinary shares of Covidien held as of the record date for the distribution, June 19, 2013, and the former pharmaceuticals business of Covidien was transferred to Mallinckrodt on June 28, 2013, thereby completing its legal separation from Covidien. Mallinckrodt is a global company that develops, manufactures, markets and distributes both branded and specialty generic pharmaceuticals, active pharmaceutical ingredients and diagnostic imaging agents. Mallinckrodt ordinary shares are listed on the New York Stock Exchange under the symbol “MNK.”

Merger Sub

Quincy Merger Sub, Inc.

c/o Mallinckrodt plc

675 James S. McDonnell Boulevard

Hazelwood, Missouri 63042

Telephone: (314) 654-2000

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Mallinckrodt. Merger Sub was incorporated on April 4, 2014 for the purposes of effecting the Merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Questcor

Questcor Pharmaceuticals, Inc.

1300 North Kellogg Drive, Suite D

Anaheim, California 92807

Telephone: (714) 497-4899

Questcor incorporated in California in September 1992 as Cypros Pharmaceutical Corporation and, in November 1999, changed its name to Questcor Pharmaceuticals, Inc. Questcor is a biopharmaceutical company focused on the treatment of patients with serious, difficult to treat autoimmune and inflammatory disorders. Questcor and its subsidiaries develop, manufacture and sell its primary marketed branded product, Acthar, which has approved by the U.S. Food and Drug Administration for the treatment of 19 indications. Questcor also supplies specialty contract manufacturing services to the global pharmaceutical and biotechnology industry through its wholly owned subsidiary, BioVectra Inc. Questcor’s sales and marketing teams are focused on increasing the usage of Acthar among specialists who treat patients with multiple sclerosis, infantile spasms, proteinuria in the nephrotic syndrome of the idiopathic type, dermatomyositis, polymyositis and in certain rheumatology related conditions. In addition, Questcor’s research and development personnel are working to explore promising additional uses for Acthar for a variety of other conditions.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex  A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

Pursuant to the Merger Agreement, Mallinckrodt will acquire Questcor in a merger transaction. Merger Sub will merge with and into Questcor, with Questcor continuing as the surviving corporation. Following the Merger, Questcor will be an indirect wholly owned subsidiary of Mallinckrodt and Questcor common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Consideration to Questcor Shareholders

As a result of the Merger, each issued and outstanding share of Questcor common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Merger Consideration.

It is anticipated that Mallinckrodt shareholders and Questcor shareholders, in each case as of immediately prior to the Merger, will hold approximately 50.5% and 49.5%, respectively, of the Mallinckrodt ordinary shares immediately after completion of the Merger. The foregoing expected ownership percentages were calculated based on what holders of shares and awards of Mallinckrodt and Questcor would be expected to own immediately following the completion of the Merger on a fully diluted basis using the treasury stock method. It is currently estimated that, if the Merger is completed, Mallinckrodt will issue or reserve for issuance approximately 59 million Mallinckrodt ordinary shares and that the aggregate cash portion of the Merger Consideration will be approximately $1.88 billion.

No holder of Questcor common stock will be issued fractional Mallinckrodt ordinary shares in the Merger. Each holder of Questcor common stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Mallinckrodt ordinary share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Mallinckrodt ordinary share multiplied by the volume weighted average price of Mallinckrodt ordinary shares for a ten trading day period, starting with the opening of trading on the eleventh trading day prior to the closing date of the Merger and ending with the closing of trading on the second to last trading day prior to the closing date of the Merger, as reported by Bloomberg.

The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Questcor common stock or Mallinckrodt ordinary shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Questcor common stock or Mallinckrodt ordinary shares outstanding after the date of the Merger Agreement and prior to the effective time of the Merger.

Background of the Transaction

Members of Questcor’s senior management and Questcor’s board of directors, in their ongoing effort to maximize shareholder value, have periodically reviewed and assessed various strategies for Questcor. This review and assessment considered the various trends and conditions affecting the specialty pharmaceutical sector and the operations and financial performance of Questcor, as well as potential opportunities for business combinations, acquisitions, and other financial and strategic alternatives. In order to gather information on industry trends, members of Questcor’s senior management met with various investment banks on numerous occasions in 2012 and 2013 to discuss industry trends and potential strategic alternatives that might be available to Questcor. The review of industry trends and possible strategies discussed with these investment banks included licensing products, acquiring companies, mergers, a sale of Questcor, various forms of financing, and a recapitalization of the company.

Following its separation from Covidien on June 28, 2013, Mallinckrodt’s management has regularly evaluated its business and plans and considered a variety of transactions to enhance its business, including acquisitions of other companies and businesses. As part of this process, with the assistance of its financial advisors (including Barclays), Mallinckrodt has reviewed potential acquisition candidates, including Questcor, in the pharmaceutical industry.

On December 10, 2013, the Questcor board of directors held a regularly scheduled meeting. At this meeting, the Questcor board of directors and its senior management discussed Questcor’s valuation and the possible exploration of value enhancement strategies. As a result of these discussions, the Questcor board of directors established a Strategic Advisory Committee and appointed Don Bailey, the President and Chief Executive Officer and a director of Questcor, and Messrs. Kelly Martin and Angus Russell as the Questcor directors to serve on the committee. The next day, Questcor filed a Form 8-K disclosing the formation of the Questcor Strategic Advisory Committee, noting that “[t]he committee will support management’s and the Board’s investigation and evaluation of potential strategies to utilize the future potential cash flow resultant from Questcor’s Acthar business to continue to generate long-term growth and value for all of Questcor’s constituencies including shareholders, patients and the healthcare community. Potential strategies could involve continued diversification through acquisitions of pharmaceutical products or companies, and other strategic transactions.”

On December 12, 2013, a representative of Barclays at the request of Mallinckrodt telephoned Michael H. Mulroy, then Executive Vice President, Chief Financial Officer and General Counsel of Questcor and, currently, Executive Vice President—Strategic Affairs and General Counsel of Questcor, to discuss a possible meeting between Questcor and Mallinckrodt in January 2014 at the J.P. Morgan Healthcare Conference in San Francisco. Barclays noted that the primary purpose of the meeting was for the Mallinckrodt management team to establish additional relationships in the industry, consistent with their business development strategy following Mallinckrodt’s June 2013 separation from Covidien.

On January 13, 2014, Mr. Bailey, Mr. Mulroy, Steve Cartt, Chief Operating Officer of Questcor, and Michael Aldridge, Senior Vice President, Corporate Strategic Development of Questcor, met with the following executives from Mallinckrodt in San Francisco (as well as a representative of Barclays): Mark Trudeau, President and Chief Executive Officer, Matthew Harbaugh, Senior Vice President and Chief Financial Officer, Gary Phillips, MD, Senior Vice President and Chief Strategy Officer, and Richard Hoyt, Director Portfolio Management. During this meeting, the Mallinckrodt representatives described their company and their general growth strategy, and discussed with Questcor representatives the possibility and potential benefits of a strategic combination of the two companies.

On January 14, 2014, also in conjunction with the J.P. Morgan Conference in San Francisco, Mr. Bailey met with the chief executive officer of another pharmaceutical company (“Company A”), which introductory meeting was arranged by a different investment banking firm (“Banker A”). At that meeting, Mr. Bailey and Company A’s chief executive officer had a high level discussion about each other’s companies.

Following these two meetings, each of Barclays and Banker A separately contacted Questcor management to express interest on behalf of Mallinckrodt and Company A, respectively, in holding an additional meeting with Questcor management to discuss a possible business combination or other strategic transaction involving Questcor.

On January 21, 2014, the Questcor Strategic Advisory Committee held a meeting in New York City. During that meeting, the members of the Questcor Strategic Advisory Committee discussed multiple strategic alternatives that might be available to Questcor and the indications of interests in a potential business combination expressed by Mallinckrodt and Company A. The Questcor Strategic Advisory Committee felt that it was in Questcor shareholders’ best interests for management to continue discussions with both companies. The Questcor Strategic Advisory Committee also discussed the possibility of the Company retaining an investment banking firm or firms to support the Company’s efforts to evaluate strategic alternatives and its ongoing discussions with Mallinckrodt and Company A. The Questcor Strategic Advisory Committee determined that management should ask representatives of Centerview Partners LLC (“Centerview”) to assist management with next steps in responding to the two companies due to Centerview’s knowledge and experience in the pharmaceuticals industry, including its familiarity with Questcor and its business and Centerview’s nationally recognized reputation as a top-tier investment bank.

On January 24, 2014, Mr. Bailey and Mr. Trudeau spoke by telephone and discussed potential next steps in connection with exploring a possible business combination of Questcor and Mallinckrodt, including the possibility of exchanging summary information and a second in-person meeting in Summit County, Colorado in conjunction with the Questcor senior management team’s attendance at a Questcor sales force meeting. Mr. Bailey and Mr. Trudeau also discussed the possibility of Questcor and Mallinckrodt entering into a mutual non-disclosure agreement. Later on January 24, 2014, Mr. Bailey and the chief executive officer of Company A spoke by telephone to discuss the possibility of an in-person meeting.

On January 25, 2014, Questcor and Mallinckrodt entered into a mutual non-disclosure agreement (with an effective date of January 21, 2014) to facilitate each party’s evaluation of the other, which agreement included a standstill provision. That same week and through the beginning of April 2014 when the Merger Agreement was executed, representatives of Mallinckrodt and Questcor (including outside legal counsel and other advisors and consultants) conducted extensive due diligence on each party (initially beginning with a review of public information about each party).

On January 28, 2014, Questcor entered into a mutual non-disclosure agreement with Company A, which agreement included a standstill provision that terminated upon the announcement of the Merger Agreement.

On January 28, 2014 and January 29, 2014, Messrs. Bailey, Cartt and Mulroy from Questcor met with Messrs. Trudeau and Harbaugh and Dr. Phillips from Mallinckrodt in Summit County, Colorado to provide additional information about their respective companies and further develop the relationships between the individual members of each company’s management team. The group discussed a possible process to further explore a potential business combination between Questcor and Mallinckrodt and agreed that Mallinckrodt would provide preliminary transaction terms, which would allow the parties to determine the likelihood of reaching a definitive agreement.

On January 29, 2014 and January 30, 2014, Mr. Bailey and the chief executive officer of Company A met in Denver, Colorado to discuss their respective companies and the possibility of a potential business combination between Questcor and Company A.

On January 31, 2014, Mr. Bailey and Mr. Mulroy discussed the meetings in Colorado with representatives of Centerview. Later that day, the Questcor Strategic Advisory Committee held a telephonic meeting, which Mr. Mulroy attended. During that meeting, Messrs. Bailey and Mulroy provided the other members of the Questcor Strategic Advisory Committee with an update on Questcor’s senior management’s recent discussions with Centerview and the discussions between members of Questcor’s senior management and members of senior management of each of Mallinckrodt and Company A. The Questcor Strategic Advisory Committee also analyzed certain potential advantages and disadvantages of Questcor moving forward with a further investigation of each of the various alternatives and noted that the matters would be discussed at the upcoming regularly scheduled meeting of the Questcor board of directors on February 10, 2014. Also at the meeting, Mr. Mulroy advised the members of the Questcor Strategic Advisory Committee of the fiduciary duties of corporate directors in connection with their consideration of strategic transactions.

On February 5, 2014, the Questcor Strategic Advisory Committee held a telephonic meeting, which Mr. Mulroy also attended. The purpose of this meeting was for management to discuss with the Questcor Strategic Advisory Committee a potential analytical framework regarding the preliminary discussions with Mallinckrodt and Company A, for discussion with the full Questcor board of directors at its upcoming regularly scheduled meeting on February 10, 2014. The Questcor Strategic Advisory Committee discussed the potential advantages and disadvantages of moving forward with either or both of Mallinckrodt or Company A relative to pursuing other strategic alternatives, including continuing to operate as a standalone company, acquiring another business or product, licensing products, various forms of financing and a special dividend in conjunction with a leveraged recapitalization.

On February 10, 2014, the CEO of Company A notified Mr. Bailey that Company A would not be moving forward with its exploration of a possible transaction with Questcor, indicating that the size of a transaction with Questcor was too large for Company A at that time. Questcor had not provided any non-public due diligence information to Company A.

On February 10, 2014 and February 11, 2014, the Questcor board of directors held a regularly scheduled meeting. Representatives of Centerview attended the meeting in person and discussed with the Questcor board of directors an overview of a possible business combination with Mallinckrodt. During the meeting, Messrs. Bailey and Mulroy updated the Questcor board of directors on the status of discussions with Mallinckrodt and Company A. The Questcor board of directors, together with representatives of Centerview and Questcor management, reviewed Questcor’s strategic plan and its potential future as a standalone business, noting Questcor’s current financial position, and discussed the various risks facing Questcor, including the risks related to its product concentration. The Questcor board of directors, together with representatives of Centerview and Questcor management, also discussed strategies Questcor might pursue as an alternative to pursuing Questcor’s standalone business plan or a business combination, including a sale of Questcor, acquiring another business or product, licensing products, various forms of financing and a special dividend in conjunction with a leveraged recapitalization. Mr. Mulroy provided an overview for the members of the Questcor board of directors of their fiduciary duties in connection with their consideration of a potential transaction. The Questcor board of directors directed management to continue discussions with Mallinckrodt to learn more about what Mallinckrodt envisioned in terms of a potential combination.

On February 12, 2014, Mr. Bailey spoke with Mr. Trudeau by telephone and notified Mr. Trudeau of Questcor’s desire to continue discussions with Mallinckrodt.

On February 15, 2014, Dr. Phillips emailed Mr. Mulroy a document which set forth a proposed process and timetable for a potential transaction between Mallinckrodt and Questcor.

On February 21, 2014, Mr. Trudeau spoke with Mr. Bailey by telephone and provided Mr. Bailey with Mallinckrodt’s preliminary proposal, which included the following material terms:

•	The merger consideration would be comprised of cash and Mallinckrodt ordinary shares;

•	To try to make the receipt of the stock consideration in the proposed transaction a tax free exchange, the stock consideration would result in Questcor shareholders owning slightly under 50% of the combined company, provided that the exchange ratio might need to imply a slightly lower ownership percentage to account for the vesting and/or exercise of outstanding Questcor stock options;

•	Cash consideration of $1.5 billion;

•	Three or more members of the Questcor board of directors would join the board of directors of the combined company;

•	Mr. Trudeau would serve as the chief executive officer of the combined company; and

•	Questcor would be held as a separate business unit within Mallinckrodt with the head of the unit reporting directly to Mr. Trudeau.

Later that day, Mr. Mulroy and Dr. Phillips spoke by telephone and reviewed Mallinckrodt’s preliminary proposal and discussed next steps.

On February 24, 2014, the Questcor Strategic Advisory Committee held a meeting to discuss Mallinckrodt’s proposal, which Mr. Mulroy and representatives of Centerview attended. The Questcor Strategic Advisory Committee discussed with Centerview, among other things, a possible business combination with Mallinckrodt. In evaluating Mallinckrodt’s proposal, the Questcor Strategic Advisory Committee considered, among other things, the merger consideration to be received by Questcor shareholders, the transaction premium and Questcor’s standalone prospects as well as other strategic alternatives that might be available to Questcor. Mr. Mulroy then reviewed for the Questcor Strategic Advisory Committee the delegation of authority to the Questcor Strategic Advisory Committee as set forth in the Questcor Strategic Advisory Committee charter.

On February 27, 2014, the Questcor board of directors held a telephonic meeting, attended by all directors as well as representatives of Latham & Watkins LLP (“Latham & Watkins”), Questcor’s legal advisor, Centerview and Questcor management. Questcor management provided a summary of potential acquisition candidates and other strategic alternatives being considered by Questcor, including continuing to operate as a standalone company, a leveraged recapitalization and a stock repurchase. Discussion ensued regarding the various strategic alternatives available to Questcor. Members of Questcor’s senior management and the representatives of Centerview and Latham & Watkins then briefed the Questcor board of directors on the Mallinckrodt proposal. Centerview and Questcor management each discussed a preliminary financial overview of the Mallinckrodt proposal and the Questcor board of directors discussed with Centerview and Questcor management a comparison of the Mallinckrodt proposal to the other strategic alternatives being considered by the Questcor board of directors and how the Mallinckrodt proposal helped to achieve certain strategic objectives of Questcor. Management expressed its views (i) that the increased scale and diversity of the combined company would enhance the combined company’s ability to thrive in a changing healthcare environment, (ii) that, as a result of the combined company’s diversified product portfolio as compared to Questcor’s single product concentration, the combined company’s ordinary shares had the potential to trade at multiples to earnings and cash flow that were higher than the multiples to earnings and cash flow at which Questcor’s common stock had been trading, and (iii) that the combined company would have a more efficient tax structure than Questcor on a standalone basis. After being briefed by management and Centerview on the Mallinckrodt proposal, the Questcor board of directors discussed the financial and strategic rationale of the proposed transaction and strategies for responding to the Mallinckrodt proposal. The Questcor board of directors was then briefed on its fiduciary duties by representatives of Latham & Watkins, after which the Questcor board of directors unanimously agreed to direct Questcor management to continue discussions with Mallinckrodt. The Questcor board of directors then discussed the advantages and disadvantages of conducting a potential pre-signing “market check” to assess the interest of potential alternative strategic partners should the proposed transaction with Mallinckrodt continue to move forward. At the conclusion of this discussion, the Questcor board of directors determined to not conduct a pre-signing “market check” at this time, but to revisit the topic at a subsequent board meeting if the transaction with Mallinckrodt continued to move forward. The Questcor board of directors then determined to formally engage Centerview to act as financial advisor to the Questcor board of directors and to facilitate the strategic transaction process due to Centerview’s knowledge and experience in the pharmaceuticals industry, its familiarity with Questcor and its business and Centerview’s nationally recognized reputation as a top-tier investment bank. The Questcor board of directors directed the Questcor Strategic Advisory Committee and Questcor management to formally engage Centerview to act as financial advisor to the Questcor board of directors on terms acceptable to the Questcor Strategic Advisory Committee. The Questcor board of directors then discussed the potentially tax free nature of the proposal as it related to the stock component of the merger consideration, other material terms of the Mallinckrodt proposal and the level of due diligence that should be undertaken when evaluating the potential receipt of Mallinckrodt stock as a significant portion of the merger consideration. At the conclusion of the Questcor board discussion, the Questcor board of directors authorized Questcor management to make a counter proposal to Mallinckrodt’s management with the following terms:

•	Tax free stock exchange resulting in Questcor shareholders owning 49.9% of the combined company;

•	Cash consideration of $2.2 billion; and

•

Equal representation on the combined company board of directors consisting of seven directors from each of Questcor and Mallinckrodt or, if the former Questcor directors represented less than half of the combined company board, a Questcor director would become the Chairman of the combined company board.

On February 27, 2014, the Audit Committee (the “Mallinckrodt Audit Committee”) of the Mallinckrodt board of directors held a telephonic meeting, attended by all members of the Mallinckrodt Audit Committee, as well as an additional Mallinckrodt director, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Mallinckrodt’s legal advisor, Barclays and Mallinckrodt management. Mallinckrodt management provided information about Questcor and its business and product, the due diligence activities and findings that had taken place to date, the discussions that had taken place with Questcor to date, and a summary of the potential terms of a transaction with Questcor, including a potential governance structure for the combined company. In addition, Barclays reviewed preliminary financial metrics relating to the potential transaction with Questcor. During and following these presentations, detailed discussions took place regarding these matters.

On February 28, 2014, Mr. Bailey spoke by telephone with Mr. Trudeau and, during their conversation, provided Mr. Trudeau with Questcor’s counterproposal authorized by the Questcor board of directors. Mr. Trudeau noted that while the stock ownership split was within an acceptable range, it would be challenging for Mallinckrodt to accept the proposed cash consideration of $2.2 billion due to, among other things, leverage concerns. Mr. Trudeau also noted that he would need to discuss the counterproposal with other members of the Mallinckrodt board of directors and management.

On March 2, 2014, Mr. Mulroy spoke by telephone with Dr. Phillips and discussed the status of negotiations and next steps.

On March 3, 2014, Mr. Bailey and Mr. Trudeau spoke by telephone regarding the status of negotiations. Mr. Trudeau noted that, with respect to the public stock market’s valuation of Mallinckrodt’s ordinary shares, it was important to consider the fact that Mallinckrodt believed it would outperform current sell-side analyst estimates. Mr. Bailey and Mr. Trudeau then discussed a possible meeting on March 14, 2014 to be attended by them and the chairman of each company. Later that day, Mr. Bailey spoke with Mr. Russell and Mr. Martin, the other members of the Questcor Strategic Advisory Committee, and briefed them on his conversation with Mr. Trudeau.

On March 10, 2014, Mr. Mulroy spoke with Dr. Phillips by telephone. During their conversation, Dr. Phillips indicated that Mallinckrodt was planning on submitting a revised proposal following its board meeting on March 11, 2014.

On March 11, 2014, the Mallinckrodt board of directors held a telephonic meeting, attended by all directors, as well as representatives of Wachtell Lipton, Barclays and Mallinckrodt management. The purpose of the meeting was to discuss Mallinckrodt management’s preliminary view of a potential transaction with Questcor and for the Mallinckrodt directors to provide feedback to management regarding potential issues to be addressed during the due diligence process. Mallinckrodt management provided information about Questcor and its business and product, the discussions that had taken place with Questcor to date, and a summary of the potential terms of a transaction with Questcor, including a potential governance structure for the combined company. Mr. Trudeau noted that the transaction, if approved, would be transformational for Mallinckrodt and would advance Mallinckrodt’s strategic alternatives. Mallinckrodt management also discussed a financial overview of the combined company, the strategic rationale and financial metrics of the proposed transaction and the due diligence activities and findings that had occurred to date. In addition, Barclays reviewed preliminary financial metrics relating to the potential transaction with Questcor, as well as certain matters relating to the proposed financing for the transaction. During and following these presentations, detailed discussions took place regarding these matters.

Following Mallinckrodt’s board meeting, Mallinckrodt management instructed Barclays to present to Questcor and Centerview a revised proposal of $1.65 billion in cash and stock consideration resulting in Questcor shareholders owning 49.0% of the combined company.

On March 13, 2014, representatives of Barclays spoke with representatives of Centerview by telephone. During their conversation, Barclays communicated Mallinckrodt’s revised proposal of $1.65 billion in cash and stock consideration resulting in Questcor shareholders owning 49.0% of the combined company.

Following this conversation, and after discussing the matter with other members of Questcor’s senior management and Centerview, Mr. Mulroy called Dr. Phillips to discuss Mallinckrodt’s revised proposal. During their phone call, Mr. Mulroy and Dr. Phillips discussed further revised terms, which each would discuss with his respective company’s chief executive officer and board of directors, of $1.85 billion in cash and stock consideration resulting in Questcor shareholders owning 49.5% of the combined company.

On March 14, 2014, Mr. Bailey, Mr. Trudeau, Virgil D. Thompson, chairman of the Questcor board of directors, and Melvin D. Booth, chairman of the Mallinckrodt board of directors, met in Phoenix, Arizona. During their meeting, the participants reviewed the status of negotiations, valuation, the potential composition of the combined company’s board of directors and other matters. Regarding valuation, the group discussed a pro forma Questcor shareholder ownership range of the combined company of between 49.0% and 49.9%, and a cash range of between $1.8 billion to $1.9 billion. With respect to the combined company’s board composition, Mr. Booth and Mr. Trudeau advocated for three Questcor directors joining the combined company board, with Mr. Booth remaining as chairman. The parties did not reach an agreement on any of the terms at this time.

Also, on March 14, 2014, Questcor entered into an engagement letter with Centerview to engage Centerview as Questcor’s financial advisor in connection with a potential business combination involving Questcor.

On March 15, 2014, the Questcor board of directors held a telephonic meeting. Various members of Questcor’s management and representatives from Centerview and Latham & Watkins were also present. Latham & Watkins discussed with the Questcor board of directors their fiduciary duties in connection with the proposed transaction. Mr. Bailey then provided an overview for the Questcor board of directors of the status of negotiations with Mallinckrodt, including the revised proposal submitted by Mallinckrodt, which after discussion between Questcor and Mallinckrodt management, included cash consideration of between $1.8 billion and $1.9 billion, stock consideration resulting in Questcor’s shareholders owning 49.0% to 49.9% of the combined company and three current Questcor directors being appointed to the combined company board. Mr. Bailey also noted that Questcor had not received any additional unsolicited proposals from third parties. Detailed discussions ensued regarding the proposed transaction terms. Mr. Bailey then provided the Questcor board of directors with a summary of the due diligence that had been performed by each party to date and the parties’ plans for further diligence. Following discussion, Centerview discussed a financial overview of Mallinckrodt’s revised proposal. Discussion ensued regarding Questcor’s standalone prospects and the financial and strategic rationale for an acquisition of Questcor. At the conclusion of the discussion, the Questcor board of directors directed the management team to continue negotiations with Mallinckrodt regarding the allocation of stock and cash consideration that would be paid to Questcor’s shareholders by proposing that Questcor shareholders should receive $1.85 billion in cash and stock consideration resulting in Questcor shareholders owning 49.5% of the combined company. The Questcor board of directors also directed the management team to continue negotiations regarding the composition of the board of directors of the combined company and to continue with detailed due diligence on Mallinckrodt.

The Questcor board of directors then discussed whether or not to conduct a pre-signing market check. During this discussion, the Questcor board of directors noted that Questcor had recently publicly announced its intention to consider strategic alternatives, including its announcement of the creation of the Strategic Advisory Committee to look at strategic alternatives, and had received interest only from Mallinckrodt and Company A. The Questcor board considered the advantages of conducting a pre-signing market check, including, among others, the potential to assist the Questcor board of directors to obtain a higher value transaction and negotiate more favorable terms if there was more than one bid. The Questcor board of directors also considered the disadvantages of conducting a pre-signing market check, including, among others, that it would increase the risk of leaks, it could result in Mallinckrodt withdrawing or reducing its bid, it would create additional work force disruption which could negatively impact sales and progress on other key operating performance metrics and it would delay the timing of, and thereby increase the execution risks of, a transaction with Mallinckrodt. The Questcor board of directors also considered the fact that the companies outlined by Centerview as potential candidates to whom Questcor could reach out regarding a possible strategic transaction, for various reasons, were unlikely to engage in serious discussions regarding a potential transaction and that Questcor had already signaled to the market its willingness to consider a strategic transaction and had not received any indications of interest from third parties other than Mallinckrodt and Company A. At the conclusion of the discussion, the Questcor board of directors determined that a pre-signing market check would not be in the best interest of Questcor or its shareholders at that time as the potential benefits were outweighed by the risk of compromising the proposed Mallinckrodt transaction.

On March 16, 2014, Mr. Bailey and Mr. Thompson called Mr. Trudeau and Mr. Booth and provided them with an update on Questcor’s board meeting. During this conversation, Mr. Thompson indicated that the board could support the following deal terms, subject to ongoing due diligence, the negotiation of a definitive merger agreement, Mallinckrodt’s securing committed financing in advance of entering into an agreement and other matters:

•	49.5% ownership of the combined company by Questcor shareholders in a tax free share exchange;

•	$1.85 billion in cash; and

•	Three board seats on the combined company board for current Questcor directors.

On March 20, 2014, Latham & Watkins discussed the potential transaction with Wachtell Lipton, during which call the representatives of Wachtell Lipton noted various challenges to making the receipt of the stock component of the merger consideration potentially tax free to Questcor’s shareholders, including increased financing and other costs which would result in reduced earnings for the combined company and the possibility that the transaction may not be able to qualify for tax-free treatment.

On March 20, 2014 and March 21, 2014, the Mallinckrodt board of directors held a meeting, attended by all directors, as well as representatives of Wachtell Lipton, Barclays and Mallinckrodt management. Mallinckrodt management provided an update on negotiations with Questcor regarding deal terms and reported that, subject to completion of satisfactory due diligence and other matters, the Mallinckrodt management team and the Questcor management team were prepared to support the valuation and governance structure discussed by Messrs. Bailey, Thompson, Trudeau and Booth on March 16, 2014, the details of which were provided to the Mallinckrodt board of directors. Mallinckrodt management also provided a financial overview of the combined company, the strategic rationale and financial metrics of the proposed transaction and the due diligence activities and findings that had occurred to date. In addition, Barclays reviewed financial projections prepared by Mallinckrodt and the Questcor projections received by Mallinckrodt, and presented a preliminary financial analysis of the potential transaction with Questcor, as well as certain matters relating to financing for the transaction, including sources and uses, net leverage and key next steps to obtain the requisite financing. During and following these presentations, detailed discussions occurred regarding these matters. At the conclusion of the meeting, the Mallinckrodt board of directors, subject to certain limitations, approved Mallinckrodt’s potential acquisition of Questcor and delegated to the Mallinckrodt Audit Committee the full authority and power of the Mallinckrodt board of directors to take any and all actions which the Mallinckrodt board of directors could take to authorize Mallinckrodt and/or any of its subsidiaries to enter into and consummate such acquisition (including any related financing arrangements).

On March 24, 2014, Wachtell Lipton sent to Latham & Watkins an initial draft of the proposed merger agreement. Among other things, the draft agreement included restrictions on Questcor’s ability to pay dividends during the period between signing and closing, reciprocal termination fees (with the fees to be measured by reference to the transaction value if payable by Questcor or Mallinckrodt’s market capitalization if payable by Mallinckrodt), a “force-the-vote” provision prohibiting either party from terminating the merger agreement to enter into an alternative superior transaction and a financing marketing period that could delay the closing in certain circumstances. In addition, the draft agreement contemplated that the stock consideration would be taxable to Questcor shareholders.

On March 27, 2014, Mr. Mulroy spoke with Dr. Phillips by telephone. During their conversation, Dr. Phillips informed Mr. Mulroy that Mallinckrodt was unable to structure the transaction in a manner that may result in tax free treatment to Questcor’s shareholders with respect to the receipt of the stock component of the merger consideration without incurring significant additional financing and other costs.

Centerview and Barclays also spoke on March 27, 2014 regarding the potential increased financing and other costs associated with the transaction being structured to potentially result in a tax free exchange with respect to the stock component of the merger consideration. Centerview and Barclays discussed potential costs to the Questcor shareholders in not structuring the stock component portion of the merger consideration to potentially result in a tax free exchange.

Also, on March 27, 2014, a representative of an investment bank (“Banker B”) left a voicemail for Mr. Asarpota in an attempt to set up a meeting between Mr. Bailey and the chief executive officer of another pharmaceutical company (“Company B”). Mr. Asarpota did not return the voicemail, but informed Mr. Bailey and Mr. Mulroy of its substance.

On March 28, 2014, the Questcor board of directors held a telephonic meeting. Members of Questcor’s management team and representatives of Latham & Watkins and Centerview also attended. Questcor management reviewed with the Questcor board of directors its financial projections for Questcor and the projections received by Mallinckrodt. Centerview discussed an updated financial overview of the merger consideration of the proposed transaction. The Questcor board of directors discussed the merger consideration to be received by Questcor shareholders, the lack of a financing contingency and Questcor’s standalone prospects. Questcor management discussed an update on the due diligence performed on Mallinckrodt to date. Latham & Watkins reviewed the material terms of the draft merger agreement, which had been provided to the members of the Questcor board of directors in advance of the meeting. Detailed discussion ensued regarding the proposed transaction terms, with the focus being on provisions relating to the marketing period, deal certainty and the taxable nature of the merger consideration to Questcor shareholders. The Questcor board of directors directed Questcor management and Centerview to negotiate for increased consideration in exchange for moving away from a potentially tax-free structure or return to a potentially tax-free structure. Mr. Bailey then provided the Questcor board of directors with an update on the voicemail Mr. Asarpota received from Banker B. A discussion ensued regarding the advantages and disadvantages of engaging in discussions with Company B. Following the discussion, the Questcor board of directors agreed that the probability of such discussions resulting in a better transaction for Questcor shareholders was low, that any such opportunity was very unlikely to materialize soon enough to present an alternative to the present opportunity with Mallinckrodt, and that any party, including Company B, could present a competitive proposal on an unsolicited basis following the announcement of a business combination with Mallinckrodt. At the conclusion of the discussion, the Questcor board of directors determined that pursuing discussions Company B would not be in the best interest of Questcor or its shareholders at that time as the potential benefits were outweighed by the risk of jeopardizing the proposed Mallinckrodt transaction.

On March 30, 2014, Mr. Bailey and Mr. Trudeau spoke by phone. Mr. Trudeau discussed the transaction structure, including the incremental financing and other costs associated with making the stock component of the merger consideration potentially tax free to Questcor shareholders. Mr. Bailey discussed with Mr. Trudeau Questcor’s view that Mallinckrodt would need to either increase the merger consideration or maintain a potentially tax-free transaction structure with respect to the receipt of the stock portion of the merger consideration.

On March 31, 2014, representatives of Latham & Watkins contacted Wachtell Lipton to provide comments on the draft merger agreement. Among other things, Latham & Watkins stressed to Wachtell Lipton the desire of

Questcor to be able to terminate the merger agreement to accept an unsolicited superior proposal, the desire of Questcor to be able to pay quarterly dividends between signing and closing, Questcor’s objections to a financing marketing period that could delay closing of the merger and the size of the termination fee. After this discussion, Latham & Watkins sent to Wachtell Lipton a revised draft of the merger agreement.

Throughout the next several days, negotiations with respect to the merger agreement continued, including with respect to deal protection provisions, Mallinckrodt’s request for a financing marketing period, the size of the termination fee and the restrictions on Questcor’s and Mallinckrodt’s respective businesses between signing and closing, and the treatment of vested and unvested equity awards at closing.

On April 2, 2014, Questcor management and Mallinckrodt management and their respective financial advisors held a series of negotiation sessions which focused on various matters relating to the proposed transaction, including whether the transaction would be structured so that the stock consideration would be potentially tax free, the costs associated with potentially tax free and taxable structures, and the other major outstanding issues in the proposed draft of the merger agreement.

On April 3, 2014, representatives from Centerview and Barclays spoke by telephone and, during their conversation, as instructed by Mallinckrodt management, Barclays delivered a revised proposal from Mallinckrodt, which included the following material terms:

•	Questcor could pay up to two dividends between signing and closing not to exceed $0.30 per share per dividend (approximately $36 million in the aggregate);

•	Cash consideration of $1.875 billion;

•	49.5% ownership of the combined company by Questcor shareholders in a taxable exchange;

•	Transaction would be structured in a manner that the receipt of the entire merger consideration would be a taxable event for Questcor shareholders;

•	A five business day marketing period that begins on the date of Questcor’s shareholder meeting to approve the transaction;

•	A reciprocal break-up fee at 3.5%;

•	A reciprocal obligation to submit the transaction to a vote of shareholders even if an unsolicited superior proposal is received; and

•	Three Questcor directors would serve on the board of directors of the combined company.

On April 4, 2014, after several discussions between the parties and their respective advisors regarding Mallinckrodt’s revised proposal, the parties were ready to move forward on agreed-upon terms, subject to approval by the Questcor board of directors and the Mallinckrodt Audit Committee.

On April 4, 2014, Banker B left a voicemail for Mr. Asarpota a second time in an attempt to set up a meeting between Mr. Bailey and the chief executive officer of Company B. Mr. Asarpota did not return the voicemail, but informed Mr. Bailey and Mr. Mulroy of its substance.

On April 5, 2014, the Questcor board of directors held a meeting, with all directors participating telephonically. The Questcor board of directors was joined at the meeting by members of management as well as representatives of Centerview and Latham & Watkins. Mr. Bailey reviewed the revised Mallinckrodt proposal. A discussion ensued regarding the revised Mallinckrodt proposal which included a discussion of the implied value of the merger consideration to be received by Questcor’s shareholders, the lack of a financing contingency, and Questcor’s standalone prospects. Mr. Bailey then briefed the Questcor board of directors on the April 4 voicemail received from Banker B regarding a potential meeting of the chief executive officer of Company B with Mr. Bailey. A discussion ensued during which the Questcor board of directors considered the fact that such a meeting would delay and potentially jeopardize the proposed transaction with Mallinckrodt, that the probability of such discussions resulting in a better transaction for Questcor shareholders was low, that pursuing another indication of interest would create additional work force disruption, and that any party, including Company B, could present a competitive proposal on an unsolicited basis following the announcement of the proposed merger with Mallinckrodt. Following the discussion, the Questcor board of directors determined that pursuing discussions with Company B would not be in the best interest of Questcor or its shareholders at that time as the potential benefits were outweighed by the risk of compromising the proposed Mallinckrodt transaction.

At the Questcor board of directors meeting on April 5, 2014, Latham & Watkins discussed with the Questcor board of directors their fiduciary duties in connection with the proposed transaction. Latham & Watkins also discussed with the Questcor board of directors various legal matters relevant to its consideration of the proposed merger agreement. Questcor management provided the Questcor Board of directors with the results of the extensive due diligence on Mallinckrodt that had been conducted to date. Questcor management also presented various financial analyses of Mallinckrodt. Centerview reviewed for the Questcor board of directors its financial analysis of the combined per share merger consideration and rendered to the Questcor board of directors its oral opinion, confirmed by delivery of a written opinion dated April 5, 2014, to the effect that as of that date and based upon and subject to the various assumptions, matters considered and limitations and qualifications described in its opinion, the combined per share consideration proposed to be paid to holders of shares of Questcor common stock (other than excluded shares) pursuant to the merger was fair, from a financial point of view, to such holders. Centerview’s opinion is more fully described below under the caption “The Merger—Opinion of Questcor’s Financial Advisor” beginning on page 124 of this joint proxy statement/prospectus and the full text of the written opinion of Centerview, which sets forth the assumptions and qualifications in such opinion, is attached as Annex C hereto. Following these presentations and discussions, the Questcor board of directors unanimously determined that the Merger Agreement is advisable and fair to, and in the best interests of, Questcor shareholders, and approved the Merger Agreement.

Also on April 5, 2014, the Mallinckrodt Audit Committee met telephonically with representatives of Barclays, Wachtell Lipton and Mallinckrodt’s management. Mallinckrodt’s management discussed with the Mallinckrodt Audit Committee the results of the extensive due diligence on Questcor that had been conducted to date and their financial analysis of the proposed transaction. Barclays presented to the Mallinckrodt Audit Committee its financial analysis of the proposed transaction and rendered an oral opinion, confirmed by delivery of a written opinion dated April 5, 2014, to the effect that as of that date and based upon and subject to the various assumptions, matters considered and limitations and qualifications described in its opinion, the merger consideration to be paid Mallinckrodt pursuant to the merger was fair, from a financial point of view, to Mallinckrodt. Barclays’s opinion is more fully described below under the caption “The Merger—Opinion of Mallinckrodt’s Financial Advisor” beginning on page 113 of this joint proxy statement/prospectus and the full text of the written opinion of Barclays, which sets forth the assumptions, qualifications and limitations in such opinion, is attached as Annex B hereto. Following these presentations and discussions, the Mallinckrodt Audit Committee unanimously approved the Merger Agreement and the related financing transactions and other related matters.

Questcor and Mallinckrodt executed the Merger Agreement on April 5, 2014. The execution of the Merger Agreement was publicly announced on the morning of April 7, 2014.

Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Merger

The Mallinckrodt board of directors unanimously recommends that you vote “FOR” the Mallinckrodt Share Issuance Proposal.

The Mallinckrodt board of directors considered many factors in making its determination that the Merger Agreement, the Mallinckrodt Share Issuance Proposal and other transactions contemplated by the Merger Agreement are fair to and in the best interests of Mallinckrodt and its shareholders. In arriving at its determination, the Mallinckrodt board of directors consulted with Mallinckrodt’s management, legal advisors, financial advisors and other representatives, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the Merger is likely to result in significant strategic and financial benefits to Mallinckrodt and its shareholders, including (not in any relative order of importance):

Strategic and Financial Considerations

•	The expectation that the combination of Mallinckrodt and Questcor would create an increasingly diversified, high-growth specialty pharmaceuticals company with significantly increased scale, revenues, profitability and cash flow, creating a strong platform to deliver sustainable growth and substantial value for shareholders of the combined company, and adding a strong product and new therapeutic areas to Mallinckrodt’s growing portfolio;

•	Consistent with Mallinckrodt’s stated strategy to become a top quartile specialty pharmaceutical company, the expectation that approximately 70% of the projected fiscal year 2014 revenues of the combined company, assuming both the Cadence acquisition and the Questcor acquisition occurred at the beginning of fiscal year 2014, will come from branded and specialty generic pharmaceutical products as well as active pharmaceutical ingredients, which also leverages Mallinckrodt’s core competency of managing controlled substances;

•	The expectation that the combined company would have an enhanced credit profile with increased earnings and cash flow and better access to capital markets as a result of enhanced size and business diversification, and that the combined company will be well positioned to decrease its leverage over time;

•	The expectation that the combination will create substantial incremental efficiency and growth opportunities;

•	The expectation that the combination will be immediately accretive to Mallinckrodt’s fiscal year 2014 adjusted diluted earnings per share, and significantly accretive to Mallinckrodt’s fiscal year 2015 adjusted diluted earnings per share; and

•	The expectation that the combined company’s earnings profile will be enhanced from sustainable cost and tax synergies beginning in fiscal year 2014.

Merger Agreement

•	The view that the terms and conditions of the Merger Agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transaction;

•	The expectation that the satisfaction of the conditions to completion of the transactions contemplated by the Merger Agreement is feasible in the third calendar quarter of 2014; and

•	The Merger Agreement contains prohibitions on Questcor seeking a superior proposal and requires Questcor to pay Mallinckrodt a termination fee of (i) $194,470,000 if Mallinckrodt or Questcor terminates the Merger Agreement under certain circumstances and Questcor consummates or enters into an agreement with respect to a competing acquisition proposal within a certain time period and (ii) $55,560,000 if Mallinckrodt or Questcor terminates the Merger Agreement because the Merger Proposal is not approved by the Questcor shareholders at Questcor’s special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Implied Ownership

•	That existing Mallinckrodt shareholders and Questcor shareholders are expected to hold approximately 50.5% and 49.5%, respectively, of the Mallinckrodt ordinary shares after completion of the combination (calculated on a fully diluted basis using the treasury stock method).

Opinion of Financial Advisor

•	The opinion of Barclays rendered orally on April 5, 2014 and subsequently confirmed in writing on the same date to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration, which consists of: (i) $30.00 in cash and (ii) 0.897 Mallinckrodt ordinary shares, to be paid by Mallinckrodt in the Merger, is fair, from a financial point of view, to Mallinckrodt.

Due Diligence

•	The scope of the due diligence investigation of Questcor conducted by Mallinckrodt management and outside advisors and consultants (which included in-depth reviews of organizational, operational, financial, commercial, regulatory, legal, employee and other matters), and the results of that investigation.

Recommendation by Mallinckrodt Management

•	Mallinckrodt management’s recommendation in favor of Merger.

Governance

•	That the combined company would be led by Mark Trudeau, the current CEO of Mallinckrodt, and that Questcor’s commercial operations will function as a separate business unit within Mallinckrodt’s Specialty Pharmaceuticals segment reporting directly to Mr. Trudeau;

•	That Melvin D. Booth, the current Chairman of Mallinckrodt’s board of directors, will continue in that role after the transaction is completed; and

•	That Mallinckrodt’s board of directors will be increased to twelve members, with the addition of three directors from Questcor. The three directors will be Mr. Bailey and two current, independent directors of Questcor: Angus C. Russell and Virgil D. Thompson.

Familiarity with Industry and Businesses

•	The Mallinckrodt board of directors’ knowledge of the current and expected future state of the pharmaceutical industry and the expectation that the combined company would be better able to succeed in the pharmaceutical industry if the expected benefits of the combination were fully realized.

•	The Mallinckrodt board of directors’ knowledge of Mallinckrodt’s and Questcor’s businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, competitive positions, prospects and management, as well as its knowledge of the current and prospective environment in which Mallinckrodt and Questcor operate.

The Mallinckrodt board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following (not in any relative order of importance):

•	The risk that the Merger might not be completed in a timely manner or at all and the attendant adverse consequences for Mallinckrodt’s and Questcor’s businesses as a result of the pendency of the combination and operational disruption;

•	The risk that Questcor shareholders might fail to approve the Merger Proposal and/or Mallinckrodt shareholders fail to approve the Mallinckrodt Share Issuance Proposal;

•

The risk of adverse events, including outcomes of pending or threatened litigation or government investigations with respect to Questcor, and the possibility that such events, including an adverse judgment for monetary damages or equitable or other restrictions, could materially and adversely effect the business, operations or financial condition of Questcor (which may not entitle Mallinckrodt to terminate the Merger Agreement), or of the combined company after the Merger;

•	The restrictions on the conduct of Mallinckrodt’s business prior to the completion of the combination (see “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 164 of this joint proxy statement/prospectus);

•	The requirement that Mallinckrodt pay Questcor a termination fee of either $131,450,000 or $37,560,000 under certain circumstances following the termination of the Merger Agreement and that while the Mallinckrodt board of directors may change its recommendation, it cannot terminate the Merger Agreement for a superior proposal (see “The Merger Agreement—Termination of the Merger Agreement; Termination Fees” beginning on page 166 of this joint proxy statement/prospectus);

•	The risk that the potential benefits, savings and synergies of the combination may not be fully or partially achieved, or may not be achieved within the expected timeframe;

•	The challenges and difficulties relating to potential disruption associated with integrating the operations of Mallinckrodt and Questcor, and the potential effects of such disruption on the businesses and customer relationships of Mallinckrodt and Questcor;

•	The risk of diverting Mallinckrodt management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with Questcor, and the potential effects of such diversion on the businesses and customer relationships of Mallinckrodt and Questcor;

•	The risk that because the exchange ratio related to the stock portion of the Merger Consideration to be paid to Questcor shareholders is fixed, the value of the stock portion of the Merger Consideration to be paid by Mallinckrodt could increase between the signing of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement;

•	The possibility that the combined company could have lower revenue and growth rates than each of the companies experienced historically;

•	The effects of general competitive, economic, political and market conditions and fluctuations on Mallinckrodt, Questcor or the combined company; and

•	Various other risks associated with the combination and the businesses of Mallinckrodt, Questcor and the combined company, which are described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 27 and 78, respectively, of this joint proxy statement/prospectus.

The Mallinckrodt board of directors concluded that the potentially negative factors associated with the combination were outweighed by the potential benefits that it expected Mallinckrodt and its shareholders to achieve as a result of the combination. Accordingly, the Mallinckrodt board of directors approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

The foregoing discussion of the information and factors considered by the Mallinckrodt board of directors is not intended to be exhaustive, but includes the material factors considered by the Mallinckrodt board of directors. In view of the variety of factors considered in connection with its evaluation of the combination, the Mallinckrodt board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Mallinckrodt board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Mallinckrodt board of directors based its determination and recommendation on the totality of the information presented. The explanation of the Mallinckrodt board of directors’ reasons for the proposed transaction and all other information presented in this section is forward-looking in nature and therefore should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 78 of this joint proxy statement/prospectus.

For the reasons set forth above and such other factors considered by the Mallinckrodt board of directors, the Mallinckrodt board of directors determined that the combination and the transactions contemplated by the Merger Agreement are consistent with, and will further, the business strategies and goals of Mallinckrodt, and are in the best interests of Mallinckrodt and the Mallinckrodt shareholders and has approved the Merger Agreement and the transactions contemplated thereby and recommends that Mallinckrodt shareholders vote “FOR” the Mallinckrodt Share Issuance Proposal.

Recommendation of the Questcor Board of Directors and Questcor’s Reasons for the Merger

At its meeting on April 5, 2014, the Questcor board of directors unanimously approved the Merger Agreement and determined that the terms of the Merger are advisable, fair to and in the best interests of Questcor’s shareholders. The Questcor board of directors unanimously recommends that the shareholders of Questcor vote “FOR” the approval and adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger and “FOR” the other resolutions at the Questcor special meeting.

The Questcor board of directors considered many factors in making its determination that the terms of the Merger are advisable, fair to and in the best interests of Questcor’s shareholders and to unanimously recommend approval and adoption of the Merger Agreement by the Questcor shareholders. In arriving at its determination, the board of directors consulted with Questcor’s management, legal advisors, financial advisors and other representatives, reviewed a significant amount of information and considered a number of factors in its deliberations.

Strategic and Financial Benefits of the Merger

The Questcor board of directors concluded that the Merger will provide Questcor with a number of significant strategic and financial benefits. In arriving at this determination, the Questcor board of directors considered a number of factors, including (not in any relative order of importance):

•	that the Merger Consideration, payable in a highly liquid stock and cash, had an implied value per Questcor share of $86.10, based on the closing price of Mallinckrodt ordinary shares as of April 4, 2014 (the last trading day prior to announcement of the transaction, although Mallinckrodt’s share price will continue to fluctuate), which represented a premium to Questcor’s all-time high stock price and, as of the close of trading on April 4, 2014, represented a premium of approximately 27% over Questcor’s stock price and a premium of approximately 33% over Questcor’s trailing 20-day volume-weighted average stock price;

•	that the mixed equity and cash nature of the Merger Consideration offers Questcor shareholders the opportunity to participate in the future earnings and growth of the combined company, while also providing the shareholders with a substantial cash payout of $30.00 per share;

•	the board of directors’ belief that the Merger would create an increasingly diversified, high-growth specialty pharmaceuticals company with significantly increased scale, revenues, profitability and cash flow which would provide a strong platform to support the expansion of Acthar into new therapeutic areas;

•	the board of directors’ belief that the Merger would provide Questcor with diversification, solid financial and operating leverage, a favorable tax structure and an extensive pipeline consisting of both line extensions and new business opportunities;

•	the board of directors’ belief that the Merger will result in a combined company with an enhanced earnings profile from sustainable cost and tax synergies;

•	the board of directors’ belief that the Merger would continue to support Questcor’s ability to effectively manufacture and distribute Acthar for the treatment of a variety of difficult-to-treat autoimmune and inflammatory disorders. In particular, the Questcor board of directors believed that:

•	Mallinckrodt’s considerable experience in controlled substances and nuclear medicine and resulting expertise in managing medicines in highly regulated, complex therapeutic areas makes them a good partner to support the continued growth of Acthar in the highly specialized markets that Questcor serves; and

•	the combined company will have a significant established presence with prescribers, payers and hospitals, and strong portfolios in pain management, as well as in the treatment of central nervous system, kidney, rheumatologic and other autoimmune and inflammatory disorders;

•	the combined company will be more diversified with several hard-to-manufacture specialty pharmaceutical products;

•	the board of directors’ belief that the combined company would have increased earnings and cash flow and better access to capital markets as a result of enhanced size and therapeutics line diversification;

•	information and discussions with Questcor’s management regarding Mallinckrodt’s business and results of operations, and its financial and market position, and Questcor’s management’s expectations concerning Mallinckrodt’s future prospects, and historical and current share trading prices and volumes of Mallinckrodt shares;

•	information and discussions regarding the benefits of size and scale, and expected credit profile and effective tax rate, of the combined company and the expected pro forma effect of the proposed transaction; and

•	the current and expected future landscape of the pharmaceutical industry, and, in light of the regulatory, financial and competitive challenges facing industry participants, the likelihood that the combined company would be better positioned to meet these challenges if the expected strategic and financial benefits of the transaction were fully realized.

Other Considerations

In the course of reaching its decision to approve the Merger Agreement, the Questcor board of directors considered the following additional factors as generally supporting its decision:

•	that the fixed exchange ratio provides certainty to the Questcor shareholders as to their approximate aggregate pro forma percentage ownership of the combined company;

•	the Questcor board of directors’ consideration of potential alternative transactions and its view, in consultation with its legal and financial advisors, that it was not probable that any alternative transaction reasonably available to Questcor within a reasonable timeframe would generate value to the Questcor shareholders in excess of the value from the Merger, and that the Merger Agreement provided sufficient flexibility for the Questcor board of directors to change its recommendation and for shareholders to turn down the Merger in the case of a superior proposal;

•	the likelihood that the Merger will be consummated, based on, among other things: (1) the closing conditions to the Merger, including the fact that the obligations of Mallinckrodt are not subject to a financing condition (and the views of Questcor’s management and its financial advisors as to the likelihood that Mallinckrodt will be able to obtain the necessary financing, particularly in view of the cash on hand and the debt financing commitments entered into by Mallinckrodt International Finance SA with Barclays Bank) and (2) the commitment made by Mallinckrodt to Questcor to use reasonable best efforts to obtain regulatory clearances, including under the HSR Act, including the commitment to divest assets or commit to limitations on the businesses of Questcor or Mallinckrodt to the extent provided in the Merger Agreement, as discussed further under “The Merger Agreement” beginning on page 146 of this joint proxy statement/prospectus;

•	the terms and conditions of the Merger Agreement and the course of negotiations of such agreement, including, among other things:

•	the ability of Questcor, subject to certain conditions, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, and the Questcor board of directors’ ability to change its recommendation, if the Questcor board of directors determines, in good faith, after consultation with its financial advisors and outside legal counsel, that the proposal would reasonably be expected to result in a superior proposal;

•	the Questcor board of directors’ belief that the termination fee payments to be made to Mallinckrodt upon termination of the Merger Agreement under specified circumstances are reasonable, customary and not likely to significantly deter another party from making a superior proposal; and

•	the requirement that Mallinckrodt hold a shareholder vote on the Merger Agreement, even though the Mallinckrodt board of directors may have withdrawn its recommendation, and the inability of Mallinckrodt to terminate the Merger Agreement to enter into an agreement providing for a superior proposal for Mallinckrodt;

•	Questcor management’s support of the transaction;

•	the opinion of Centerview, dated April 5, 2014, as to the fairness, from a financial point of view, to holders of Questcor common stock (other than the excluded shares) of the combined per share consideration proposed to be paid to such holders pursuant to the Merger Agreement, noting in its consideration that the opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview as more fully described under the caption “—Opinion of Questcor’s Financial Advisor” beginning on page 124 of this joint proxy statement/prospectus;

•	the expected percentage ownership interests and voting power of the Questcor shareholders following completion of the Merger;

•	the required regulatory approval and the views of Questcor’s advisors that such approval will be obtained without the imposition of conditions sufficiently material to preclude the Merger;

•	the fact that three of Questcor’s current directors, Don M. Bailey, Angus C. Russell and Virgil D. Thompson, will become members of the board of directors of Mallinckrodt and the possibility that certain senior Questcor executives may also join Mallinckrodt as senior executives following completion of the Merger; and

•	the scope and results of Questcor’s due diligence investigation, which included reviews of organizational, operational, financial, commercial, regulatory, legal, employee and other matters related to Mallinckrodt’s business and potential financial, operational and other impacts of the Merger on Questcor.

The Questcor board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the transaction, including the following:

•	the fixed exchange ratio will not adjust to compensate for changes in the price of shares of Questcor common stock or Mallinckrodt ordinary shares prior to the consummation of the transaction, and the terms of the Merger Agreement do not include termination rights triggered by a decrease in the value of Mallinckrodt relative to the value of Questcor;

•	the restrictions on Questcor’s operations until completion of the transaction, which could have the effect of preventing Questcor from pursuing other strategic transactions during the pendency of the Merger as well as taking a number of other actions relating to the conduct of its business without the prior consent of Mallinckrodt;

•	the adverse impact that business uncertainty pending completion of the transaction could have on the ability to attract, retain and motivate key personnel until the consummation of the transaction;

•	the risk of the provisions in the Merger Agreement relating to the potential payment of a termination fee of approximately $194.5 million under certain circumstances specified in the Merger Agreement or approximately $55.6 million if the Merger Agreement is terminated as a result of the Questcor shareholders not approving the Merger;

•	that the Merger Consideration would be taxable to Questcor shareholders;

•	the challenges inherent in the combination of two business enterprises of the size and scope of Questcor and Mallinckrodt, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the transactions might not be achieved in the time frame contemplated or at all, or the other numerous risks and uncertainties that could adversely affect the combined company’s operating results;

•	the risk that the transaction might not be consummated in a timely manner or at all;

•	that failure to complete the transaction could cause Questcor to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

•	the inability of Questcor to terminate the Merger Agreement to enter into an agreement providing for a superior proposal and the requirement that Questcor hold a shareholder vote on the Merger Agreement, even though the board of directors may have withdrawn its recommendation;

•	the risks associated with satisfying the condition relating to clearance under the HSR Act, and the possibility of delay;

•	the failure of Questcor shareholders to approve the Merger Agreement or Mallinckrodt shareholders to approve the share issuance; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 27 and 78, respectively, of this joint proxy statement/prospectus.

The Questcor board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected Questcor and the Questcor shareholders would achieve as a result of the transaction.

This discussion of the information and factors considered by the Questcor board of directors includes the principal positive and negative factors considered by the Questcor board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Questcor board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Questcor board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction and to make its recommendations to the Questcor shareholders. Rather, the Questcor board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Questcor board of directors may have given differing weights to different factors.

Opinion of Mallinckrodt’s Financial Advisor

Mallinckrodt engaged Barclays to act as its financial advisor with respect to the acquisition of Questcor. On April 5, 2014, Barclays rendered its oral opinion (which was subsequently confirmed in writing on the same date) to the Mallinckrodt board of directors, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration, which consists of: (i) $30.00 in cash and (ii) 0.897 Mallinckrodt ordinary shares, to be paid by Mallinckrodt in the Merger, is fair, from a financial point of view, to Mallinckrodt.

The full text of Barclays’ written opinion, dated as of April 5, 2014, is attached as Annex B to this joint proxy statement/prospectus and incorporated herein by reference. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Mallinckrodt board of directors and addresses only the fairness, from a financial point of view, to Mallinckrodt of the Merger Consideration to be paid by Mallinckrodt and does not constitute a recommendation to any shareholder of Mallinckrodt as to how such shareholder should vote or act with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Mallinckrodt and Questcor and were unanimously approved by the Mallinckrodt board of directors. Barclays was not requested to address, and its opinion does not in any manner address, Mallinckrodt’s underlying business decision to proceed with or effect the proposed transaction or the likelihood of consummation of the proposed transaction. The opinion does not address the relative merits of the proposed transaction as compared to any other transaction or business strategy in which Mallinckrodt might engage. In addition, Barclays expressed no opinion on, and it’s opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the Merger Consideration to be paid in the proposed transaction or otherwise. No limitations were imposed by the Mallinckrodt board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the Merger Agreement and the specific terms of the proposed transaction;

•	reviewed and analyzed publicly available information concerning Mallinckrodt that Barclays believed to be relevant to its analysis, including Mallinckrodt’s Annual Report on Form 10-K for the fiscal year ended September 27, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2013;

•	reviewed and analyzed publicly available information concerning Questcor that Barclays believed to be relevant to its analysis, including Questcor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Mallinckrodt furnished to Barclays by Mallinckrodt, including financial projections prepared by Mallinckrodt’s management, referred to in this section Opinion of Mallinckrodt’s Financial Advisor as the “Mallinckrodt Projections”;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Questcor furnished to Barclays by Mallinckrodt, including financial projections prepared by Questcor’s management, referred to in this section Opinion of Mallinckrodt’s Financial Advisor as the “Questcor Projections”;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Questcor furnished to Barclays by Mallinckrodt, including financial projections prepared by Mallinckrodt’s management, referred to in this section Opinion of Mallinckrodt’s Financial Advisor as “Mallinckrodt’s Questcor Projections”;

•	reviewed and analyzed a trading history of Mallinckrodt Ordinary Shares from June 17, 2013 to April 4, 2014 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a trading history of Questcor Common Stock from April 4, 2013 to April 4, 2014 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Mallinckrodt and Questcor with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Barclays deemed relevant;

•	reviewed and analyzed the pro forma impact of the proposed transaction on the future financial performance of the combined company, including operating synergies and other strategic and tax benefits expected by Mallinckrodt’s management to result from a combination of the businesses, referred to in this joint proxy statement/prospectus as the “Expected Benefits”;

•	reviewed and analyzed the relative contributions of the Company and Questcor to the historical and future financial performance of the combined company on a pro forma basis;

•	had discussions with the managements of Mallinckrodt and Questcor concerning their respective businesses, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information) and has further relied upon the assurances of management of Mallinckrodt that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Mallinckrodt Projections, upon the advice of Mallinckrodt, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Mallinckrodt as to the future financial performance of Mallinckrodt and that Mallinckrodt will perform substantially in accordance with such projections. With respect to the Questcor Projections, upon the advice of Mallinckrodt, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates of the management of Questcor as to the future financial performance of Questcor. With respect to Mallinckrodt’s Questcor Projections, upon the advice of Mallinckrodt, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Mallinckrodt as to the future financial performance of Questcor and that Questcor will perform substantially in accordance with such projections. In addition, upon the advice of Mallinckrodt, Barclays assumed that the amounts and timing of the Expected Benefits are reasonable and that the Expected Benefits will be realized substantially in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based.

In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Mallinckrodt or Questcor and did not make or obtain any evaluations or appraisals of the assets or liabilities of Mallinckrodt or Questcor. In addition, Barclays’ opinion did not address, and Barclays did not express a view as to any potential liabilities resulting from any pending, threatened or potential litigation or governmental proceedings or investigation involving Questcor or its subsidiaries. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 5, 2014. Barclays expressed no opinion as to the prices at which the (i) Mallinckrodt ordinary shares or shares of Questcor common stock would trade following the announcement of the proposed transaction or (ii) Mallinckrodt ordinary shares would trade following the consummation of the proposed transaction. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after April 5, 2014.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Questcor common stock or Mallinckrodt ordinary shares but rather made its determination as to fairness, from a financial point of view, to Mallinckrodt of the Merger Consideration to be offered by Mallinckrodt in the proposed transaction on the basis of various financial and comparative analyses as summarized below. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the proposed transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Mallinckrodt board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mallinckrodt or any other parties to the proposed transaction. None of Mallinckrodt, Questcor, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Summary of Analyses

The following is a summary of the material financial analyses performed by Barclays with respect to Mallinckrodt and Questcor in preparing Barclays’ opinion:

•	selected comparable company analyses for Mallinckrodt and Questcor;

•	selected precedent transaction analysis;

•	discounted cash flow analyses for Mallinckrodt and Questcor;

•	historical share price analyses for Mallinckrodt and Questcor; and

•	analysis of equity research analyst price targets for each of Mallinckrodt and Questcor.

In addition to performing the material financial analyses summarized above, Barclays also analyzed and reviewed the pro forma impact of the transaction on projected non-GAAP earnings per share (“EPS”) for fiscal year 2015.

For purposes of certain of the analyses presented below, the Mallinckrodt Projections that are presented on a calendar year basis were converted from a fiscal year basis. In addition, for purposes of certain of the analyses presented below, the Questcor Projections that were provided to Barclays on a calendar year basis were converted to a fiscal year basis.

Selected Comparable Company Analysis

Questcor

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Questcor with selected companies that Barclays deemed comparable to Questcor. Barclays chose these companies because they are publicly traded companies in the specialty pharmaceutical industry with a material amount of revenues from a lead product and operations that, for purposes of Barclays’ analysis, may be considered similar or reasonably comparable to the operations of Questcor. The selected comparable companies were:

•	Teva Pharmaceutical Industries Limited

•	Allergan, Inc.

•	Shire PLC

•	Jazz Pharmaceuticals Plc

•	Salix Pharmaceuticals, Ltd.

•	United Therapeutics Corporation

•	The Medicines Company

•	Auxilium Pharmaceuticals, Inc.

Barclays calculated and compared various financial multiples and ratios of Questcor and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s enterprise value to certain projected financial criteria (such as revenue, and earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. All of these calculations were performed based on publicly available financial data (including consensus Wall Street research analyst projections, as adjusted for pending and recently completed M&A transactions) and closing prices, as of April 4, 2014, the last trading date prior to the delivery of Barclays’ opinion. The results of Barclays’ Questcor comparable company analysis are summarized below:

Multiple Range of Comparable Companies of Questcor:
Enterprise Value as a Multiple of:	Low	Median	High
2014E EV/Revenue	1.46x	3.95x	8.00x
2015E EV/Revenue	1.27x	3.47x	6.83x
2014E EV/EBITDA	7.6x	12.3x	27.1x
2015E EV/EBITDA	5.9x	9.3x	15.8x
2014E P/E	11.4x	16.1x	27.3x
2015E P/E	7.8x	13.3x	19.7x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Questcor. However, because no selected comparable company is exactly the same as Questcor, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Questcor and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Questcor and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 11.0x to 14.0x multiples of calendar year ending 2014 EPS for Questcor and applied such range to consensus Wall Street research analyst projections to calculate a range of implied prices per share of Questcor. The following summarizes the result of these calculations:

Consensus Wall Street research analyst projections for calendar year end 2014 EPS	Questcor Trading Comparables Reference Range	Implied Questcor Price per Share Reference Range
$7.08	11.0x - 14.0x	$78 - $99

Barclays noted that on the basis of the selected comparable company analysis, the Merger Consideration of $86.10 per share (based on the closing price of $62.52 per Mallinckrodt ordinary share on the NYSE on April 4, 2014, the last trading date prior to the delivery of Barclays’ opinion) was within the range of implied values per share calculated.

Mallinckrodt

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Mallinckrodt with selected companies that Barclays deemed comparable to Mallinckrodt. The selected comparable companies were:

Diversified Specialty Pharmaceuticals

•	Valeant Pharmaceuticals International, Inc.

•	Allergan, Inc.

•	Shire PLC

•	Endo International Plc

•	Salix Pharmaceuticals, Ltd.

Generic Pharmaceuticals

•	Actavis Plc

•	Teva Pharmaceutical Industries Limited

•	Mylan Inc.

•	Hospira, Inc.

•	Akorn, Inc.

•	Impax Laboratories, Inc.

Barclays calculated and compared various financial multiples and ratios of Mallinckrodt and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s P/E ratio, and each company’s enterprise value to certain projected financial criteria (such as revenue and EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. All of these calculations were performed based on publicly available financial data (including consensus Wall Street research analyst projections, as adjusted for pending and recently completed M&A transactions) and closing prices, as of April 4, 2014, the last trading date prior to the delivery of Barclays’ opinion. The results of Barclays’ Mallinckrodt comparable company analysis are summarized below:

Multiple Range of Comparable Diversified Specialty Pharmaceuticals of Mallinckrodt:
Enterprise Value as a Multiple of:	Low	Median	High
2014E EV/Revenue	3.35x	5.25x	7.16x
2015E EV/Revenue	3.19x	4.85x	6.86x
2014E EV/EBITDA	7.6x	12.3x	14.6x
2015E EV/EBITDA	6.8x	10.3x	13.2x
2014E P/E	14.3x	15.4x	22.5x
2015E P/E	12.3x	13.8x	19.7x

Multiple Range of Comparable Generic Pharmaceuticals of Mallinckrodt:
Enterprise Value as a Multiple of:	Low	Median	High
2014E EV/Revenue	2.05x	2.82x	5.33x
2015E EV/Revenue	2.05x	2.80x	4.24x
2014E EV/EBITDA	8.2x	11.1x	13.3x
2015E EV/EBITDA	8.2x	10.4x	13.3x
2014E P/E	11.4x	15.3x	32.7x
2015E P/E	11.3x	12.6x	27.0x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Mallinckrodt. However, because no selected comparable company is exactly the same as Mallinckrodt, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Mallinckrodt and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Mallinckrodt and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 16.0x to 20.0x multiples of calendar year ending 2014 Non-GAAP EPS for Mallinckrodt and applied such range to the Mallinckrodt Projections to calculate a range of implied prices per share of Mallinckrodt. The following summarizes the result of these calculations:

Mallinckrodt Projections for calendar year end 2014 Non-GAAP EPS	Mallinckrodt Trading Comparables Reference Range	Implied Mallinckrodt Price per Share Reference Range
$4.59	16.0x - 20.0x	$73 - $92

Barclays noted that on the basis of the selected comparable company analysis, Mallinckrodt’s trading price per ordinary share on April 4, 2014 was below the range of implied values per share calculated.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose these transactions because they involve target companies within the specialty pharmaceutical industry that market branded pharmaceutical products to specialty physicians and have operations that, for purposes of Barclays’ analysis, may be considered similar or reasonably comparable to the operations of

Questcor. Using publically available information, Barclays calculated and analyzed enterprise value multiples to last twelve month revenue and EBITDA and one-year forward estimated revenue and EBITDA:

Multiple Range of Comparable Transactions:
Enterprise Value as a Multiple of:	Low	Median	High
LTM Revenue	1.6x	4.2x	13.8x
LTM EBITDA	6.3x	12.4x	48.3x
FY + 1 Revenue	1.6x	3.9x	10.6x
FY + 1 EBITDA	5.8x	9.0x	34.8x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Questcor and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Questcor. Based upon these judgments, Barclays selected a range of 8.0x to 13.0x multiples of calendar year ending 2014 EBITDA and applied such range to consensus Wall Street research analyst projections to calculate a range of implied prices per share of Questcor. The following list and table set forth the transactions analyzed based on such characteristics and the results of such analysis:

•	Actavis plc’s acquisition of Forest Laboratories Inc. (February 18, 2014)

•	Mallinckrodt’s acquisition of Cadence Pharmaceuticals, Inc. (February 11, 2014)

•	Valeant Pharmaceuticals International, Inc.’s acquisition of PreCision Dermatology Inc. (February 3, 2014)

•	Forest Laboratories Inc.’s acquisition of Aptalis Holdings Inc. (January 8, 2014)

•	Shire plc’s acquisition of ViroPharma Inc. (November 11, 2013)

•	Madison Dearborn Partners LLC’s acquisition of Ikaria, Inc. (November 11, 2013)

•	Salix Pharmaceuticals, Ltd.’s acquisition of Santarus, Inc. (November 7, 2013)

•	Cubist Pharmaceuticals, Inc.’s acquisition of Optimer Pharmaceuticals, Inc. (July 30, 2013)

•	Valeant Pharmaceuticals International, Inc.’s acquisition of Bausch & Lomb Holdings Incorporated (May 27, 2013)

•	Actavis plc’s acquisition of Warner Chilcott plc. (May 20, 2013)

•	Valeant Pharmaceuticals International, Inc.’s acquisition of Medicis Pharmaceutical Corporation (September 3, 2012)

•	Bristol-Myers Squibb Company’s acquisition of Amylin Pharmaceuticals, LLC (June 29, 2012)

•	Teva Pharmaceutical Industries Ltd.’s acquisition of Cephalon, Inc. (May 2, 2011)

•	Sanofi-Aventis SA’s acquisition of Genzyme Corporation (February 16, 2011)

•	Axcan Pharma Holding B.V.’s acquisition of Eurand N.V. (December 1, 2010)

•	Pfizer Inc.’s acquisition of King Pharmaceuticals, Inc. (October 12, 2010)

•	Celgene Corporation’s acquisition of Abraxis BioScience, Inc. (June 30, 2010)

•	Biovail Corporation’s acquisition of Valeant Pharmaceuticals International, Inc. (June 20, 2010)

•	Astellas Pharma Inc.’s acquisition of OSI Pharmaceuticals, Inc. (March 1, 2010)

•	Abbott Laboratories’ acquisition of assets from Solvay S.A. (September 28, 2009)

•	Dainippon Sumitomo Pharma Co., Ltd.’s acquisition of Sepracor Inc. (September 1, 2009)

•	Gilead Sciences, Inc.’s acquisition of CV Therapeutics, Inc. (March 12, 2009)

•	H. Lundbeck A/S’s acquisition of Ovation Pharmaceuticals, Inc. (February 9, 2009)

•	Shionogi & Co., Ltd.’s acquisition of Sciele Pharma, Inc. (September 1, 2008)

•	King Pharmaceuticals, Inc.’s acquisition of Alpharma Inc. (August 22, 2008)

•	TPG Capital’s acquisition of Axcan Pharma Inc. (November 29, 2007)

•	GlaxoSmithKline plc’s acquisition of Reliant Pharmaceuticals, Inc. (November 21, 2007)

•	Schering-Plough Corporation’s acquisition of Organon BioSciences N.V. (March 12, 2007)

Consensus Wall Street research analyst projections for calendar year end 2014 EBITDA	Questcor Trading Comparables Reference Range	Implied Questcor Price per Share Reference Range
$624 million	8.0x - 13.0x	$79 - $127

Barclays noted that on the basis of the selected precedent transaction analysis, the Merger Consideration of $86.10 per share (based on the closing price of $62.52 per Mallinckrodt ordinary share on the NYSE on April 4, 2014, the last trading date prior to the delivery of Barclays’ opinion) was within the range of implied values per share calculated using consensus Wall Street research analyst projections.

Discounted Cash Flow Analysis

In order to estimate the present value of the shares of Questcor common stock and Mallinckrodt ordinary shares, Barclays performed a discounted cash flow analysis of each of Questcor and Mallinckrodt, respectively. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Questcor

Barclays calculated the estimated enterprise value of Questcor based on each of Mallinckrodt’s Questcor Projections and the Questcor Projections using the discounted cash flow method.

In connection with its calculation using the discounted cash flow method based on Mallinckrodt’s Questcor Projections, Barclays added (i) Questcor’s projected after-tax unlevered free cash flows for the fiscal quarter ending September 30, 2014 through the fiscal year ending September 30, 2026 based on Mallinckrodt’s Questcor Projections to (ii) the “terminal value” of Questcor as of September 30, 2026, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of purchased intangibles) and subtracting capital expenditures and adjusting for changes in working capital and other cash flow items in Mallinckrodt’s Questcor Projections. The residual value of Questcor at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on Adjusted EBITDA of 4.0x to 5.0x, which was derived based on Barclays’ experience and judgment and applying such range to (i) the Adjusted EBITDA projection contained in Mallinckrodt’s Questcor Projections, and (ii) the estimated pre-tax amount of projected tax benefits included in the Expected Benefits for the fiscal year ending September 30, 2026. The range of after-tax discount rates of 8.5% to 9.5% was selected based on an analysis of the weighted average cost of capital of Questcor and the comparable companies. Barclays then calculated a range of implied prices per share of Questcor by subtracting estimated net debt as of December 31, 2013 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Questcor common stock (approximately 64.9 million shares). For reference, Barclays also calculated a range of implied prices per share of Questcor utilizing Mallinckrodt’s Questcor Projections that did not include the projected tax benefits that were included in the Expected Benefits.

In connection with its calculation using the discounted cash flow method based on the Questcor Projections, Barclays added (i) Questcor’s projected after-tax unlevered free cash flows for the fiscal quarter ending September 30, 2014 through the fiscal year ending September 30, 2018 based on the Questcor Projections to (ii) the “terminal value” of Questcor as of December 31, 2018, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of purchased intangibles) and subtracting capital expenditures and adjusting for changes in working capital. The residual value of Questcor at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on Adjusted EBITDA of 4.0x to 5.0x, which was derived based on Barclays’ experience and judgment and applying such range to the Questcor Projections extrapolated for the calendar year ending December 31, 2019. The range of after-tax discount rates of 8.5% to 9.5% was selected based on an analysis of the weighted average cost of capital of Questcor and the comparable companies. Barclays then calculated a range of implied prices per share of Questcor by subtracting estimated net debt including debt-like items as of December 31, 2013 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Questcor common stock (approximately 64.9 million shares).

The following summarizes the result of these calculations:

Mallinckrodt’s Questcor Projections Reference Range $108 - $122

Mallinckrodt’s Questcor Projections Reference Range (excluding projected tax benefits) $97 - $109

Questcor Projections Reference Range $108 - $130

Barclays noted that on the basis of the discounted cash flow analysis, the Merger Consideration of $86.10 per share (based on the closing price of $62.52 per Mallinckrodt ordinary share on the NYSE on April 4, 2014, the last trading date prior to the delivery of Barclays’ opinion) was below the range of implied values per share calculated using Mallinckrodt’s Questcor Projections and the Questcor Projections.

Mallinckrodt

In connection with its calculation using the discounted cash flow method based on the Mallinckrodt Projections, Barclays added (i) Mallinckrodt’s projected after-tax unlevered free cash flows for the fiscal quarter ending September 30, 2014 through the fiscal year ending September 30, 2018 based on the Mallinckrodt Projections to (ii) the “terminal value” of Mallinckrodt as of September 30, 2018, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of purchased intangibles) and subtracting capital expenditures and adjusting for changes in working capital and other cash flow items in the Mallinckrodt Projections. The residual value of Mallinckrodt at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on Adjusted EBITDA of 7.0x to 9.0x, which was derived by analyzing the results from the selected comparable company analysis and applying such range to the Mallinckrodt Projections for the fiscal year ending September 30, 2018. The range of after-tax discount rates of 8.0% to 9.0% was selected based on an analysis of the weighted average cost of capital of Mallinckrodt and the comparable companies. Barclays then calculated a range of implied prices per share of Mallinckrodt by subtracting estimated net debt estimated as of June 30, 2014 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of Mallinckrodt ordinary shares (approximately 60.7 million ordinary shares).

The following summarizes the result of these calculations:

Mallinckrodt Projections Reference Range: $80 - $109

Barclays noted that on the basis of the discounted cash flow analysis, Mallinckrodt’s trading price per ordinary share on April 4, 2014 was below the range of implied values per share calculated.

Historical Share Price Analysis

To provide background information and perspective with respect to the historical trading prices of Questcor common stock and Mallinckrodt ordinary shares, Barclays reviewed and analyzed the daily historical closing prices of Questcor common stock for the period from April 4, 2013 to April 4, 2014 and of Mallinckrodt ordinary shares for the period from June 17, 2013 to April 4, 2014.

With respect to Questcor common stock, Barclays noted that the range of closing prices of Questcor common stock for the period from April 4, 2013 to April 4, 2014 ranged from $27 to $80. With respect to Mallinckrodt ordinary shares, Barclays noted that the range of closing prices of Mallinckrodt ordinary shares for the period from June 17, 2013 to April 4, 2014 ranged from $41 to $73.

Research Price Targets Analysis

Barclays considered the publicly available research on per share price targets for Questcor common stock and Mallinckrodt ordinary shares published by Wall Street equity research firms. The price targets published by these equity research analysts do not necessarily reflect current market trading prices for Questcor common stock or Mallinckrodt ordinary shares and these estimates are subject to uncertainties, including the future financial performance of Questcor and Mallinckrodt and future financial market conditions. The publicly available information showed that the range of target prices from the selected analysts reviewed was from $72 to $99 per share of Questcor common stock with a mean of $88, and the range of target prices from the selected analysts reviewed was from $39 to $87 per Mallinckrodt ordinary share with a mean of $65. Barclays noted that the Merger Consideration of $86.10 per share (based on the closing price of $62.52 per Mallinckrodt ordinary share on the NYSE on April 4, 2014, the last trading date prior to the delivery of Barclays’ opinion) was within the range of target prices for Questcor. Barclays noted that the trading price of Mallinckrodt ordinary shares on April 4, 2014 was within the range of target prices for Mallinckrodt.

Pro Forma Accretion/Dilution Analysis

Barclays reviewed and analyzed the pro forma impact of the proposed transaction on projected Non-GAAP EPS for fiscal year 2015 using (a) the Mallinckrodt Projections, (b) Mallinckrodt’s Questcor Projections and (c) the estimates of the Expected Benefits provided by the management of Mallinckrodt. For the fiscal year ending September 30, 2015, assuming the closing of the proposed transaction on June 30, 2014, Barclays compared the pro forma Non-GAAP Mallinckrodt EPS, as adjusted for the proposed transaction, to the Non-GAAP EPS estimate for Mallinckrodt as a standalone entity. Barclays noted that pro forma Non-GAAP EPS would be accretive to standalone Non-GAAP Mallinckrodt EPS in 2015 in the amount of $0.81, or 11.2%.

In performing its analysis, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mallinckrodt or Questcor. Any estimates contained in Barclays’ analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Barclays of the fairness, from a financial point of view, to Mallinckrodt of the Merger Consideration to be paid by Mallinckrodt in the proposed transaction and were conducted in connection with the delivery of Barclays’ opinion to the Mallinckrodt board of directors.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Mallinckrodt board of directors selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Mallinckrodt in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Mallinckrodt paid Barclays a fee of $5 million upon the delivery of Barclays’ opinion. Additional compensation of $17.5 million will be payable on completion of the proposed transaction. In the event the merger does not occur and Mallinckrodt receives a termination fee, Barclays will be entitled to receive the lesser of (i) 10% of any break-up, termination or similar fees received by Mallinckrodt or (ii) the amount that would otherwise have been payable by Mallinckrodt to Barclays if the proposed transaction had been consummated in accordance with its terms. In addition, Mallinckrodt has agreed to reimburse Barclays for expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by Mallinckrodt and the rendering of Barclays’ opinion.

Barclays has performed various investment banking and financial services for Mallinckrodt and Questcor in the past, and expects to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays and certain of its affiliates have performed the following investment banking and financial services for Mallinckrodt and its affiliates. In April 2013, Barclays served as a co-manager on Mallinckrodt’s $900 million senior notes offering. Barclays also served as joint lead arranger and joint bookrunner on Mallinckrodt’s $1.6 billion senior secured credit facilities in support of Mallinckrodt’s acquisition of Cadence Pharmaceuticals, Inc. Furthermore, Barclays currently has a commitment to Mallinckrodt’s existing revolving credit facility. Further, Barclays was engaged by Questcor as a financial advisor from April 2010 until June 2011 and Barclays did not receive any fees from Questcor in connection with this engagement. Furthermore, Barclays has been engaged to act as a joint lead arranger for a $1.35 billion term loan and a $500 million bridge loan facility (and Barclays has also been engaged to act as an initial purchaser in connection with the issuance of bonds which may be issued in lieu of such acquisition financing) to Mallinckrodt in connection with the financing for the Merger, the proceeds of which may be used to pay all or a portion of the cash portion of the Merger Consideration. Pursuant to such financing transactions, Barclays expects to receive certain fees and customary indemnification from Mallinckrodt, including certain fees payable depending on various circumstances and contingencies.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Mallinckrodt and Questcor and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Barclays’ opinion, the issuance of which was approved by the Barclays Valuation and Fairness Opinion Committee, is addressed to, and is for the use and benefit of, the Mallinckrodt board of directors and addresses only the fairness, from a financial point of view, to Mallinckrodt of the Merger Consideration to be paid by

Mallinckrodt in connection with the Merger and does not constitute a recommendation to any shareholder of Mallinckrodt as to how such shareholder should vote or act with respect to any matter relating to the proposed transaction or any other matter.

Opinion of Questcor’s Financial Advisor

Questcor has retained Centerview as its financial advisor in connection with the Merger and the other transactions contemplated by the Merger Agreement (which are referred to collectively throughout this section as the “transaction”). In connection with this engagement, the Questcor board of directors requested that Centerview evaluate the fairness, from a financial point of view, to holders of Questcor common stock (other than the excluded shares) of the combined per share consideration proposed to be paid to such holders pursuant to the Merger Agreement. On April 5, 2014, at a meeting of the Questcor board of directors held to evaluate the Merger, Centerview delivered to the Questcor board of directors an oral opinion, confirmed by delivery of a written opinion dated April 5, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the combined per share consideration proposed to be paid to holders of Questcor common stock (other than excluded shares) pursuant to the Merger was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated April 5, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Centerview’s opinion was provided for the information and assistance of the Questcor board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its evaluation of the transaction, and did not address any other term or aspect of the Merger Agreement or the transaction. Centerview expressed no view as to, and its opinion did not address, Questcor’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Questcor in which Questcor might engage. Centerview’s opinion does not constitute a recommendation to any shareholder of Questcor or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the transaction or any other matter. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such written opinion.

In arriving at its opinion, Centerview reviewed, among other things:

•	a draft of the Merger Agreement dated April 5, 2014 (the “draft merger agreement”);

•	the Annual Reports on Form 10-K of Questcor for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, the Annual Report on Form 10-K of Mallinckrodt for the year ended September 27, 2013 and the Registration Statement on Form 10 of Mallinckrodt filed on February 1, 2013, including the subsequent amendments filed on each of March 15, 2013, May 8, 2013, June 4, 2013 and June 5, 2013;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Questcor and Mallinckrodt;

•	certain publicly available research analyst reports for Questcor and Mallinckrodt;

•	certain other communications from Questcor and Mallinckrodt to their respective shareholders;

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Questcor, including certain financial forecasts, analyses, estimates and projections relating to Questcor prepared and adjusted by Questcor’s management and furnished to Centerview by Questcor for purposes of Centerview’s analysis (the “Questcor forecasts” and collectively, the “Questcor internal data”) and the estimated amount and timing of certain tax and other cost savings and related expenses and the synergies expected to result from the transaction provided to Centerview by management of Questcor (the “synergies”); and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Mallinckrodt, including certain financial forecasts, analyses, estimates and projections on an unadjusted basis relating to Mallinckrodt prepared by management of Mallinckrodt and furnished to Questcor and Centerview by Mallinckrodt (the “Mallinckrodt forecasts” and collectively, the “Mallinckrodt internal data”) and, at Questcor’s direction, reviewed and relied upon for Centerview’s opinion and analysis certain adjusted Mallinckrodt forecasts as adjusted by management of Questcor and furnished to Centerview by Questcor for purposes of Centerview’s analysis (the “adjusted Mallinckrodt forecasts”).

Centerview also conducted discussions with members of the senior management and representatives of Questcor and Mallinckrodt regarding their assessment of the Questcor internal data, the synergies, the Mallinckrodt internal data and the adjusted Mallinckrodt forecasts, as appropriate, and the strategic rationale for the transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Questcor and Mallinckrodt and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Questcor’s consent, relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Questcor’s direction, that the Questcor internal data and the synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Questcor as to the matters covered thereby, that the Mallinckrodt internal data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mallinckrodt as to the matters covered thereby and that the adjusted Mallinckrodt forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Questcor as to the matters covered thereby, and Centerview relied, at Questcor’s direction, on the Questcor internal data, the synergies, the Mallinckrodt internal data (other than the Mallinckrodt internal data represented by the adjusted Mallinckrodt forecasts) and the adjusted Mallinckrodt forecasts for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Questcor internal data, the synergies, the Mallinckrodt internal data, the adjusted Mallinckrodt forecasts or the assumptions on which they were based.

In addition, at Questcor’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Questcor or Mallinckrodt, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Questcor or Mallinckrodt. Centerview assumed, at Questcor’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or Centerview’s opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at Questcor’s direction, that the transaction would be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion, and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change would be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview also assumed that the transaction would have the tax consequences described in discussions with, and materials furnished to Centerview by, representatives of Questcor. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Questcor or Mallinckrodt, or the ability of Questcor or Mallinckrodt to pay its obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview expressed no view as to, and its opinion does not address, Questcor’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Questcor or in which Questcor might engage. Centerview was not authorized to, and it did not, undertake a third-party solicitation process on Questcor’s behalf regarding a potential transaction with Questcor. Centerview’s opinion is limited to and addresses only the fairness, from a financial point of view, as of the date of such opinion, to the holders of the shares (other than excluded shares) of the combined per share consideration to be paid to such holders pursuant to the Merger Agreement. Centerview was not asked to, and did not, express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the transaction, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities, creditors or other constituencies of Questcor or any other party.

In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Questcor or any party, or class of such persons in connection with the transaction, whether relative to the combined per share consideration to be paid to the holders of Questcor common stock (other than the excluded shares) pursuant to the Merger Agreement or otherwise. Centerview’s opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of its opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion. Centerview expressed no view or opinion as to what the value of Mallinckrodt ordinary shares actually will be when issued pursuant to the transaction or the prices at which the Questcor common stock or Mallinckrodt ordinary shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the transaction. Centerview’s opinion does not constitute a recommendation to any shareholder of Questcor or any other person as to how such shareholder or other person should vote with respect to the transaction or otherwise act with respect to the Merger or any other matter. Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a brief summary of the material financial and comparative analyses utilized by Centerview in connection with rendering its opinion to the Questcor board of directors on April 5, 2014 and contained in the presentation delivered to the Questcor board of directors on such date in connection with the rending of such opinion and does not purport to be a complete description of the analyses or data presented by Centerview.

The consideration to be paid with respect to Questcor’s fully-diluted shares (including share equivalents) in the transaction consists of (a) approximately $1.88 billion of cash and (b) Mallinckrodt ordinary shares representing approximately 49.5% of the pro forma ownership of the combined company immediately following the closing of the transaction by holders of Questcor shares and awards calculated based on the fully diluted shares of each of Questcor and Mallinckrodt using the treasury stock method as of April 4, 2014 (the “aggregate consideration”). Centerview’s written financial analysis that was delivered to the Questcor board of directors prior to its meeting on April 5, 2014 and presented by Centerview at such meeting was based on an assumed consideration unit consisting of (a) $29.05 in cash (the “assumed cash amount”) and (b) 0.912 Mallinckrodt ordinary shares (the “assumed exchange ratio”), taken together and not separately (the “assumed combined per share consideration”). In presenting its analysis at the meeting of the board of directors of Questcor, Centerview reviewed with the Questcor board of directors that the assumed combined per share consideration represented (a) the weighted average mix of consideration to be received by all holders of Questcor’s common shares and share equivalents, (b) an implied per share equity value of $86.10 as of the market close on April 4, 2014, the same implied equity value per Questcor common share as the combined per share consideration payable pursuant to the Merger Agreement, the mix of which was ultimately agreed between Questcor and Mallinckrodt after Centerview had completed its analysis, and (c) the same aggregate consideration to be paid with respect to Questcor’s fully-diluted shares (including share equivalents) calculated using the treasury stock method pursuant to the Merger Agreement.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Because financial analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Questcor, Mallinckrodt, Merger Sub, Barclays, Centerview or any other person assumes responsibility if future results are different from those forecasted, whether or not any such difference is material.

Relative Contribution Analysis

Centerview performed a relative contribution analysis of Questcor and Mallinckrodt in which Centerview reviewed the relative contributions of Questcor and Mallinckrodt to net income of the combined company for the calendar years of 2015 and 2016 without considering any synergies from the transaction. Financial data of Questcor were based on the Questcor forecasts and financial data of Mallinckrodt were based on the adjusted Mallinckrodt forecasts. This analysis indicated on an equity value basis overall relative contributions of Questcor to the combined company’s calendar years 2015 and 2016 net income of approximately 58% and 59%, respectively, and of Mallinckrodt of approximately 42% and 41% respectively without considering any synergies.

Based on the approximate implied relative contribution percentages of Questcor and Mallinckrodt described above, Centerview calculated the following implied exchange ratio reference range, after adjusting for the assumed cash amount of $29.05 per share:

Relative Contribution Analysis Implied Exchange Ratios
	Y15	Y16
Implied Exchange Ratio	0.820x	0.850x

Centerview compared this implied exchange ratio range to the assumed exchange ratio of 0.912x.

Selected Public Comparables Analysis

Centerview performed a selected public comparables analysis of Mallinckrodt and Questcor in which Centerview reviewed certain financial and stock market information relating to Mallinckrodt, Questcor and selected publicly traded companies that Centerview, in its experience and professional judgment, deemed generally relevant for comparative purposes. Financial data of the selected companies were based on Wall Street research consensus estimates, public filings and other publicly available information. The financial data of Mallinckrodt were based on the adjusted Mallinckrodt forecasts and the financial data of Questcor were based on Questcor forecasts.

Mallinckrodt

In the selected public comparables analysis of Mallinckrodt, Centerview compared selected financial data of Mallinckrodt with similar data of the following selected companies that Centerview deemed comparable based on its experience and professional judgment to Mallinckrodt for purposes of this analysis:

•	Actavis plc

•	Alkermes plc

•	Endo Health Solutions Inc.

•	Jazz Pharmaceuticals plc

•	Perrigo Company

•	Valeant Pharmaceuticals International, Inc.

None of the selected companies reviewed is identical to Mallinckrodt and certain of these companies may have characteristics that are materially different from those of Mallinckrodt. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of Centerview’s analysis, may be considered similar to those of Mallinckrodt based on sector participation, financial metrics, form of operations and being non-U.S. domiciled. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Mallinckrodt.

Among other calculations, Centerview calculated for each of the selected companies the multiple of the stock price of its common equity divided by its earnings per share estimate for the calendar year 2015 (which is referred to in this section as CY15), in each case excluding amortization expenses, which is referred to as the adjusted P/E multiple. Based on this analysis, the median adjusted P/E multiple was 13.2x.

Using its professional judgment and expertise, Centerview applied a range of adjusted P/E multiples of 11.9x to 16.1x, representing the 25th percentile to 75th percentile of the adjusted P/E multiples, to Mallinckrodt’s estimated CY2015 earnings per share, in each case excluding amortization expenses, which is referred to as the adjusted earnings per share, as set forth in the adjusted Mallinckrodt forecasts, in order to calculate an implied equity value per share range. The results of this analysis implied an equity value per share range for Mallinckrodt’s common stock of $71.25 to $96.25.

Questcor

In the selected public comparables analysis of Questcor, Centerview compared selected financial data of Questcor with similar data of the following selected companies that Centerview deemed comparable based on its experience and professional judgment to Questcor for purposes of this analysis:

•	Aegerion Pharmaceuticals, Inc.

•	Auxilium Pharmaceuticals Inc.

•	Cubist Pharmaceuticals, Inc.

•	The Medicines Company

•	Salix Pharmaceuticals, Inc.

•	United Therapeutics Corporation

None of the selected companies reviewed is identical to Questcor and certain of these companies may have characteristics that are materially different from those of Questcor. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of Centerview’s analysis, may be considered similar to those of Questcor based on sector participation, financial metrics, form of operations and being U.S. domiciled. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Questcor.

Among other calculations, Centerview calculated for each of the selected companies the adjusted P/E multiples for CY15. Based on this analysis, the median adjusted P/E multiple was 11.5x. Centerview noted that Questcor had historically traded at a discounted next twelve months (“NTM”) adjusted P/E multiple relative to these selected companies. Centerview calculated an average percentage discount of Questcor’s NTM adjusted P/E multiple relative to the average NTM adjusted P/E ratio for the selected companies over both a past one-year (38% discount) and a past two-year (35% discount) period. Based on this analyses and using its professional judgment and expertise, Centerview applied a 38% discount to the adjusted P/E multiples for CY15. This calculation produced what is referred to as the discounted adjusted P/E multiple. Based on this analysis for each of the selected companies, the median discounted adjusted P/E multiples was 7.1x.

This analysis provided a 25th percentile to 75th percentile range of discounted adjusted P/E multiples of 7.0x to 9.1x, which Centerview applied to Questcor’s estimated calendar year 2015 adjusted earnings per share, as set forth in the Questcor forecasts, in order to calculate an implied equity value per share range. The results of this analysis implied an equity value per share range for Questcor’s common stock of $54.00 to $70.25.

Implied Exchange Ratio for Selected Public Comparables Analyses

Centerview then calculated for such selected public comparables the ratio of the highest implied equity value per share of Questcor to the lowest implied equity value per share of Mallinckrodt and the ratio of the lowest implied equity value per share of Questcor to the highest implied equity value per share of Mallinckrodt, in each case after adjusting the Questcor implied equity value per share amounts for the assumed cash amount of $29.05 per share, to derive an implied exchange ratio range as shown below.

Implied Exchange Ratio
Lowest Questcor implied equity value to highest Mallinckrodt implied equity value	0.259x
Highest Questcor implied equity value to lowest Mallinckrodt implied equity value	0.578x

Centerview compared this implied exchange ratio range to the assumed exchange ratio of 0.912x.

Hypothetical Illustrative Present Value of Future Share Price Analysis

Centerview calculated and compared a hypothetical illustrative present value of the future prices of Mallinckrodt’s ordinary shares (based on the adjusted Mallinckrodt forecasts) and Questcor’s common stock (based on the Questcor forecasts). Centerview applied a theoretical NTM P/E multiples for the calendar years ending 2014, 2015 and 2016 for Mallinckrodt of 19.0x, 17.0x and 15.0x respectively and a forward P/E multiple of 9.0x to each of the calendar years ending 2014, 2015, 2016 and 2017 for Questcor, which in each case were based on Centerview’s professional judgment and expertise as well as approximated based on each company’s past NTM P/E multiples and that of the selected public comparable companies, to each of Mallinckrodt’s adjusted earnings per share, as provided in the adjusted Mallinckrodt forecasts, and Questcor’s adjusted earnings per share, as provided in the Questcor forecasts, in each of such applicable calendar years, and then discounted the derived value using a cost of equity discount rate of 10% for Mallinckrodt and a cost of equity discount rate of 11% for Questcor. This analysis implied a per share price range of $98.25 to $108.50 for Mallinckrodt and $66.00 to $76.00 for Questcor. This analysis is merely illustrative of the impact of hypothetical trading at various multiples and should not be interpreted as a stock price prediction by Centerview.

Centerview then calculated the ratio of the highest implied equity value per share for Questcor to the lowest implied equity value per share for Mallinckrodt and the ratio of the lowest implied equity value per share for Questcor to the highest implied equity value per share for Mallinckrodt for this analysis, in each case after adjusting the Questcor implied equity value per share amounts for the assumed cash amount of $29.05 per share, to derive an implied exchange ratio range as shown below.

Implied Exchange Ratio
Lowest Questcor implied equity value to highest Mallinckrodt implied equity value	0.340x
Highest Questcor implied equity value to lowest Mallinckrodt implied equity value	0.479x

Centerview compared this implied exchange ratio range to the assumed exchange ratio of 0.912x.

Discounted Cash Flow Analyses

Centerview performed a discounted cash flow analysis of Mallinckrodt and Questcor in which Centerview calculated the estimated present value of the standalone unlevered after-tax free cash flows that Mallinckrodt and Questcor were each forecasted to generate from June 30, 2014 through the fiscal year ending September 30, 2018 in the case of Mallinckrodt and December 31, 2023 in the case of Questcor. Financial data used in this analysis were based on, in the case of Mallinckrodt, the adjusted Mallinckrodt forecasts, and in the case of Questcor, the

Questcor forecasts. The terminal value of Mallinckrodt at the end of its forecast period was estimated by using growth rates following 2018 from negative 1.0% to a growth rate of 2.0%, which Centerview selected based on its professional judgment and expertise. For the terminal value of Questcor, Centerview was directed to assume peak net sales in 2023, the final year of the forecast period, and assumed growth rates following 2023 ranging from negative 10% to negative 20%, which Centerview selected based on its professional judgment and expertise. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.0% to 10.0% in the case of Mallinckrodt and 10.0% to 12.0% in the case of Questcor. This range of discount rates was based on a weighted average cost of capital analysis for each of Mallinckrodt and Questcor. In performing its analysis, Centerview adjusted for estimated net cash of each of Mallinckrodt and Questcor, in the case of Mallinckrodt, as provided in the adjusted Mallinckrodt forecasts, and in the case of Questcor, as provided in the Questcor forecasts. The implied fully diluted equity values were divided by the number of fully diluted shares outstanding at each company to arrive at a range of implied equity values of $51.25 to $108.50 for Mallinckrodt and $92.75 to $117.25 for Questcor.

Centerview then calculated the ratio of the highest implied equity value per share for Questcor to the lowest implied equity value per share for Mallinckrodt and the ratio of the lowest implied equity value per share for Questcor to the highest implied equity value per share for Mallinckrodt, in each case after adjusting the Questcor implied equity value per share amounts for the assumed cash amount of $29.05 per share, to derive an implied exchange ratio range as shown below.

Implied Exchange Ratios
Lowest Questcor implied equity value to highest Mallinckrodt implied equity value	0.587x
Highest Questcor implied equity value to lowest Mallinckrodt implied equity value	1.721x

Centerview compared this implied exchange ratio range to the assumed exchange ratio of 0.912x.

Other Factors

Historical Trading Range

Centerview presented to the Questcor board of directors the trading range of the closing prices of Mallinckrodt’s ordinary shares for the period ranging from June 28, 2013 (the date Mallinckrodt started trading after its spin-off from Covidien) and ending April 4, 2014 , which was $41.51 per share to $72.81 per share. Centerview also reviewed with the Questcor board of directors the trading range of the closing prices of Questcor’s common stock for the 52-week period ending April 4, 2014, which was $27.31 per share to $79.46 per share.

Centerview then calculated the ratio of the closing stock price for Questcor to the closing stock price of Mallinckrodt for each day since June 28, 2013, in each case after adjusting the Questcor stock prices for the assumed cash amount of $29.05 per share, to derive an implied exchange ratio range as shown below.

Implied Exchange Ratios
Lowest exchange ratio of Questcor stock price to Mallinckrodt stock price since June 28, 2013	0.361x
Highest exchange ratio of Questcor stock price to Mallinckrodt stock price since June 28, 2013	1.015x

Centerview compared this implied exchange ratio range to the assumed exchange ratio of 0.912x. Centerview noted that the historical trading range analysis is not a valuation methodology and that such analysis was presented merely for reference purposes only and not as a component of its fairness analysis.

Analyst Price Targets

Centerview presented to the Questcor board of directors the stock price targets of publicly available research analyst reports for Mallinckrodt’s ordinary shares which provided a reference range of $39.00 per share to $87.00 per share, with a median of $70.00 per share. Centerview also reviewed with the Questcor board of directors the stock price targets of publicly available research analyst reports for Questcor’s common stock which provided a reference range of $72.00 per share to $99.00 per share, with a median of $90.00 per share.

Centerview then calculated the ratio of the lowest price target for Questcor to the lowest price target for Mallinckrodt and the ratio of the highest price target for Questcor to the highest price target for Mallinckrodt, in each case after adjusting the Questcor price targets for the assumed cash amount of $29.05 per share, to derive an implied exchange ratio range as shown below.

Implied Exchange Ratio
Lowest Questcor price target to lowest Mallinckrodt price target	1.101x
Highest Questcor price target to highest Mallinckrodt price target	0.804x

Centerview compared this implied exchange ratio range to the assumed exchange ratio of 0.912x. Centerview noted that the analyst price targets analysis is not a valuation methodology and that such analysis was presented merely for reference purposes only and not as a component of its fairness analysis.

Illustrative Pro Forma Discounted Cash Flow Valuation to Questcor Shareholders

Centerview also compared the midpoint of the implied equity value range for Questcor based on the discounted cash flow analysis described above under “Discounted Cash Flow Analysis”, of $105 per share and compared that midpoint to an illustrative value per share to Questcor common stock based on an illustrative pro forma discounted cash flow analysis. The illustrative pro forma discounted cash flow analysis was based on the discounted cash flows of Questcor and Mallinckrodt as well as estimated synergies, which Centerview then adjusted for Questcor shareholders’ implied equity ownership in the combined company of 49.5% plus the net effect of the cash component of the consideration to be paid to Questcor shareholders. The foregoing analysis yielded an illustrative aggregate equity value divided by the number of fully diluted shares outstanding of Questcor to arrive at an illustrative value of $112 per share to Questcor shareholders, which was calculated to be a 7% premium to the $105 per share implied equity value of Questcor’s discounted cash flow analysis on a standalone basis.

Questcor Selected Precedent Transactions Analysis

Centerview reviewed and analyzed eleven selected precedent transactions since September 2009 involving companies in the pharmaceutical industry that it viewed as generally relevant in evaluating the transaction based on certain financial and operational characteristics, including targets that were profitable. In performing these analyses, Centerview analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for the present transaction. Although none of the selected precedent transactions or the companies party to such transactions is directly comparable to the transactions contemplated by the Merger Agreement or to Questcor, all of the transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the transactions contemplated by the Merger Agreement and/or involve targets that, for purposes of analysis, may be considered similar to Questcor.

For each of the selected transactions, Centerview calculated the multiple of the transaction value (calculated as the target’s offer value less any cash and plus any debt) divided by earnings before interest, taxes, depreciation and amortization, or EBITDA, for a forward-looking twelve-month period, which is referred to in this section as the NTM EBITDA multiple, the premium the offer value represented to the trading price of the acquired company’s stock the date prior to the market price per share on the trading day prior to the first public knowledge of the possibility of the transaction, which is referred to in this section as the 1 Day Premium, and the premium the offer value represented to the volume weighted average trading price of the acquired company’s stock for the 30 calendar days prior to the market price per share on the trading day prior to the first public knowledge of the possibility of the transaction, which is referred to in this section as the 30 Day VWAP Premium. Financial data of the selected transactions were based on public filings, research analysts’ consensus estimates and other publicly available information. Financial data of Questcor were based on the Questcor forecasts, public filings and other publicly available information. The foregoing analyses produced the median for each of NTM EBITDA multiples, 1 Day Premiums and 30 Day VWAP Premiums of 7.9x, 36% and 39%, respectively. Based on the foregoing analyses and using its professional judgment and expertise, Centerview used the following ranges of NTM EBITDA multiples, 1 Day Premiums and 30 Day VWAP Premiums:

Transaction Analysis Ranges Applied

	25th Percentile		75th Percentile
NTM EBITDA Multiple	7.0	x	9.9	x
1 Day Premium	27%		40%
30 Day VWAP Premium	31%		44%

This analysis produced a range of implied equity values as follows:

Transaction Analysis Implied Equity Value for Questcor

	Low	High
NTM EBITDA Multiple	$80.50	$110.50
1 Day Premium	$86.25	$95.00
30 Day VWAP Premium	$85.00	$93.50

The range of implied equity values for Questcor was compared to the implied per share equity value of the combined per share consideration of $86.10 per share.

Other Considerations

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

In the analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Questcor or Mallinckrodt. No company or transaction used in the analyses is identical to Questcor, Mallinckrodt or the transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty.

Centerview was not requested to, and did not, recommend the specific consideration payable in the transaction. The type and amount of consideration payable in the transaction was determined through arm’s-length negotiations between Questcor and Mallinckrodt and the decision to enter into the Merger Agreement was solely that of the Questcor board of directors and the Mallinckrodt board of directors. The opinion and analysis of Centerview was only one of many factors considered by the Questcor board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Questcor board of directors or management with respect to the Merger or the combined per share consideration payable in the transaction or as to whether the Questcor board of directors would have been willing to determine that a different consideration was fair.

Miscellaneous

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has not provided any investment banking or other services to Questcor, Mallinckrodt or Merger Sub for which Centerview has received compensation. Centerview may provide investment banking and other services to or with respect to Questcor or Mallinckrodt or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Questcor, Mallinckrodt or any of their respective affiliates, or any other party that may be involved in the transaction.

Questcor selected Centerview as its financial advisor in connection with the transaction based on Centerview’s knowledge of the pharmaceutical industry, reputation and experience. Centerview is a nationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

In consideration of Centerview’s services, pursuant to a letter agreement, dated March 14, 2014, Questcor has agreed to pay Centerview a fee of $28.0 million, $2.0 million of which was payable upon the delivery of its opinion, and the remainder of which will become payable upon the consummation of the Merger. Questcor has also agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of its engagement.

Mallinckrodt Unaudited Prospective Financial Information

Mallinckrodt does not publicly disclose long-term projections as to future sales, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Mallinckrodt does not endorse the unaudited prospective financial information as a reliable indication of future results.

Mallinckrodt is including the limited unaudited prospective financial information in this document solely because it was among the financial information made available to the Mallinckrodt board of directors, Barclays, Questcor and Centerview in connection with their evaluation of the Merger. The unaudited prospective financial information presented below includes projections prepared by Mallinckrodt’s management for normal strategic planning purposes and projections for the Cadence acquisition and may include opportunities outside the current base operations that may or may not come to fruition. Moreover, the internally prepared unaudited prospective financial information included in this joint proxy statement/prospectus was based on estimates and assumptions made by management during Mallinckrodt’s annual strategic planning process completed in the third quarter of Mallinckrodt’s fiscal 2013 and subsequently updated in January 2014 solely to reflect strategic pricing initiatives taken in October 2013 in certain specialty generics products. Mallinckrodt reviews and updates its internal projections regularly and has revised its internal projections since January 2014. Except to the extent required by applicable law, Mallinckrodt has no obligation to update the unaudited prospective financial information included in this joint proxy statement/prospectus and does not intend to do so.

The inclusion of this information should not be regarded as an indication that any of Mallinckrodt, Barclays, Questcor, Centerview or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information included in this joint proxy statement/prospectus covers multiple years, such information by its nature becomes less predictive with each successive year. Mallinckrodt shareholders and Questcor shareholders are urged to review the section of this joint proxy statement/prospectus titled “Risk Factors” and SEC filings of Mallinckrodt for a description of risk factors with respect to the business of Mallinckrodt. See “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Where You Can Find More Information” beginning on pages 78, 27 and 377, respectively, of this joint proxy statement/prospectus. The unaudited prospective financial information included in this joint proxy statement/prospectus was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The independent registered public accounting firm of Mallinckrodt has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information (or unaudited prospective financial information presented below under the heading “Questcor Unaudited Prospective Financial Information”) for the purpose of its inclusion herein, and accordingly, the independent registered public accounting firm of Mallinckrodt does not express an opinion or provide any form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information. The report of the independent registered public accounting firm of Mallinckrodt contained in the Annual Report of Mallinckrodt on Form 10-K for the year ended September 27, 2013 relates to the historical financial information of Mallinckrodt. It does not extend to the unaudited prospective financial information included in this joint proxy statement/prospectus and should not be read to do so. Furthermore, the unaudited prospective financial information included in this joint proxy statement/prospectus does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information included in this joint proxy statement/prospectus does not give effect to the Merger.

The following table presents the selected unaudited prospective financial data that were made available to the Mallinckrodt board of directors, Barclays, Questcor and Centerview in connection with their evaluation of the Merger:

	For the fiscal year ending September 30,
In millions	2014E	2015E	2016E	2017E	2018E
Net Sales	$2,425	$2,963	$3,178	$3,437	$3,749
Adjusted EBITDA(1)	$454	$734	$805	$941	$1,051
Adjusted Net Income(2)	$219	$418	$484	$596	$687

(1)	Adjusted EBITDA represents GAAP net income before net interest, income taxes, depreciation and amortization, adjusted to exclude certain items. These items, if applicable, include discontinued operations; other income, net; separation costs; restructuring charges, net; immediately expensed up-front and milestone payments; acquisition-related costs; and non-cash impairment charges.
(2)	Adjusted Net Income represents net income, prepared in accordance with GAAP, excluding the after-tax effects related to separation costs; restructuring and related charges, net; amortization; discontinued operations; and other items identified by Mallinckrodt.

Mallinckrodt also made available to the Mallinckrodt board of directors, Barclays, Questcor and Centerview earnings per share projections, which were based on the adjusted net income projections described above divided by projected shares outstanding (which ranged from approximately 57 to 59 million shares) in the relevant periods.

Adjusted EBITDA and Adjusted Net Income, as referenced above, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the above unaudited prospective financial information may not be comparable to similarly titled amounts used by other companies or persons.

Mallinckrodt and Questcor calculate certain non-GAAP financial metrics, including Adjusted EBITDA and Adjusted Net Income, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this document with respect to the opinions of the financial advisors to Mallinckrodt and Questcor may not be directly comparable to one another.

The following table presents the selected unaudited prospective financial data that were made available to the Mallinckrodt board of directors and Barclays in connection with their evaluation of the Merger:

	For the three months ending September 30	For the fiscal year ending September 30,
In millions	2014E	2015E	2016E	2017E	2018E
Unlevered Free Cash Flow	$73	$360	$470	$548	$618

Although presented with numerical specificity, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Mallinckrodt. At the time the unaudited prospective financial information was prepared, Mallinckrodt’s management believed such assumptions and estimates were reasonable. In preparing the unaudited prospective financial information, Mallinckrodt made assumptions regarding, among other things, transaction volumes and pricing, discounts and returns to arrive at estimated prospective net sales, estimated actual cost to manufacture products sold including estimated plant variances, the amount of supply chain and logistical costs, the amount of research and development costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt, the timing and amount of ordinary share issuances, the effective tax rate and the amount of Mallinckrodt’s income taxes, the amount of general and administrative costs and Mallinckrodt’s anticipated acquisition or disposition activities.

No assurances can be given that the assumptions made in preparing the unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 27 and 78, respectively, of this joint proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of Questcor and/or Mallinckrodt and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

Questcor and Mallinckrodt shareholders are urged to review the rest of this joint proxy statement/prospectus (including financial information contained in this joint proxy statement/prospectus), as well as Mallinckrodt’s most recent SEC filings, for a description of Mallinckrodt’s reported and anticipated results of operations and financial condition and capital resources during 2013 and 2014, including as described in the section titled “Mallinckrodt Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 200 of this joint proxy statement/prospectus.

Readers of this document are cautioned not to place undue reliance on the unaudited prospective financial information. No representation is made by Questcor, Mallinckrodt or any other person to any Questcor shareholder or any Mallinckrodt shareholder regarding the ultimate performance of Mallinckrodt compared to the information included in the unaudited prospective financial information. The inclusion of unaudited prospective financial information in this document should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

MALLINCKRODT DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

In connection with the Merger, Mallinckrodt’s management prepared selected unaudited prospective financial information for Questcor, which Mallinckrodt made available to the Mallinckrodt board of directors and Barclays in connection with their evaluation of the Merger (“Mallinckrodt’s Questcor Projections”). In preparing Mallinckrodt’s Questcor Projections, Mallinckrodt reviewed the epidemiology for nine of Acthar’s approved indications and estimated prospective patient population, market size, market share, dosing and pricing for Acthar for each of its approved indications to develop estimates of prospective gross sales expected to be generated from sales of Acthar in respect of each such approved indication during Mallinckrodt’s fiscal years ending the last Friday of September in 2014, 2015, 2016, 2017, 2018, 2019 and 2020. These estimates of prospective gross sales were adjusted based on Mallinckrodt’s estimates of prospective discounts and returns to arrive at estimated prospective net sales to be generated from sales of Acthar during Mallinckrodt’s fiscal years ending the last Friday of September in 2014, 2015, 2016, 2017, 2018, 2019 and 2020. Mallinckrodt assumed that sales for the fiscal years ending the last Friday of September in 2020 through 2026 would remain at the 2020 levels. In addition, Mallinckrodt used consensus Wall Street research analyst estimates for gross sales expected to be generated from sales of BioVectra for each fiscal year of 2014, 2015 and 2016, and assumed sales from BioVectra in future years remained at 2016 levels.

Mallinckrodt estimated Questcor’s prospective cost of goods sold based on historical cost per unit information provided by Questcor’s management, and assumed that these costs would grow at a rate of 3% per annum through 2020 and remain at constant levels thereafter. Mallinckrodt estimated Questcor’s prospective selling expense based on its estimates of the required number of sales representatives for each indication and the prospective costs thereof, assuming that such costs would grow at a rate of 3% per annum through 2020 and would remain at constant levels thereafter. Mallinckrodt estimated prospective R&D expense based on historical information provided by Questcor, and estimated such expense as a percentage of estimated sales in each year. Mallinckrodt estimated prospective royalty expense as a percentage of net sales. Mallinckrodt estimated marketing expense and general and administrative expense based on historical information provided by Questcor’s management and an assumed growth rate of 5% per annum through 2020 for marketing expense and general and administrative expense and assumed that these expenses would remain at a constant level thereafter. Mallinckrodt estimated all other expenses, taking into account those non-recurring expenses identified during its due diligence investigation of Questcor. Mallinckrodt estimated the applicable tax rate based on historical information provided by Questcor’s management.

Questcor Unaudited Prospective Financial Information

Questcor does not publicly disclose long-term projections as to future sales, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Questcor does not endorse the unaudited prospective financial information as a reliable indication of future results.

Questcor is including the limited unaudited prospective financial information in this document solely because it was among the financial information made available to the Questcor board of directors, Centerview, Mallinckrodt and Barclays, as described in more detail below, in connection with their respective evaluations of the Merger. Questcor management prepared, in connection with its consideration of the Merger, certain unaudited prospective financial data relating to Questcor on a stand-alone, pre-transaction basis, including projections prepared for normal internal planning purposes in the last quarter of fiscal 2013 for fiscal years 2014 through 2023, which were subsequently revised in connection with Questcor’s evaluation of the Merger to include updated sales estimates and additional financial projections (the “Questcor forecasts”). Questcor management provided to the Questcor board of directors for use in connection with its evaluation of the Merger, a summary of select Questcor forecasts for fiscal years 2014 through 2023. Questcor management provided to Mallinckrodt and Barclays for use in connection with their evaluation of the Merger, a summary of select Questcor forecasts for fiscal years 2014 through 2018. Questcor management also adjusted the Questcor forecasts to reflect risks in select sales estimates of certain indications of Acthar (the “Questcor adjusted forecasts”). Questcor management provided to the Questcor board of directors for use in connection with its consideration of the Merger, the Questcor adjusted forecasts as well as certain unaudited prospective financial information based on data relating to Mallinckrodt which was prepared by Mallinckrodt and furnished to Questcor and subsequently adjusted by Questcor management based on Questcor’s findings following completion of its due diligence analysis of Mallinckrodt (the “Mallinckrodt adjusted forecasts,” and collectively with the Questcor adjusted forecasts and the Questcor forecasts, the “Financial Forecasts”). Questcor management also furnished the Questcor adjusted forecasts and the Mallinckrodt adjusted forecasts to Centerview for purposes of Centerview’s financial analysis.

The Financial Forecasts were based on estimates and assumptions made by Questcor management in the last quarter of fiscal year 2013, and Questcor management in the first quarter of the fiscal year 2014. Except to the extent required by applicable law, Questcor has no obligation to update prospective financial information included in this joint proxy statement/prospectus and does not intend to do so. The inclusion of the Financial Forecasts should not be regarded as an indication that any of Questcor, Centerview, Mallinckrodt, Barclays or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the Financial Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Questcor shareholders and Mallinckrodt shareholders are urged to review the SEC filings of Questcor for a description of risk factors with respect to the business of Questcor. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 78 and 377, respectively, of this joint proxy statement/prospectus. The Financial Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The independent registered public accounting firm of Questcor has not audited, reviewed, compiled or performed any procedures with respect to the accompanying Financial Forecasts (or unaudited prospective financial information presented above under the heading “Mallinckrodt Unaudited Prospective Financial Information”) for the purpose of their inclusion herein, and accordingly, the independent registered public accounting firm of Questcor does not express an opinion or provide any form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information. The report of the independent registered public accounting firm of Questcor contained in the Annual Report of Questcor on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this document, relates to the historical financial information of Questcor. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the Merger.

The following table presents the Questcor forecasts made available to the Questcor board of directors.

	Questcor Forecasts (in millions)
Fiscal Year Ending 12/31	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Net Sales	$1,100	$1,401	$1,818	$2,198	$2,433	$2,672	$2,900	$3,118	$3,290	$3,436

The following table presents the Questcor forecasts made available to Mallinckrodt and Barclays.

	Questcor Forecasts (in millions)
Fiscal Year Ending 12/31	2014E	2015E	2016E	2017E	2018E
Net Sales	$1,100	$1,401	$1,818	$2,198	$2,433
EBITDA	612	810	1,086	1,344	1,503
Net Income	397	530	715	889	998

The following table presents the Questcor adjusted forecasts made available to Centerview and the Questcor board of directors.

	Questcor Adjusted Forecasts (in millions, except for the per share amounts)
Fiscal Year Ending 12/31	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Net Sales	$1,100	$1,313	$1,533	$1,811	$1,984	$2,162	$2,331	$2,503	$2,636	$2,756
Free cash flow	435	490	556	732	818	899	973	1,050	1,132	1,185
Adjusted EBIT(1)	608	741	871	1,051	1,162	1,276	1,385	1,504	1,589	1,665
Adjusted Net Income(2)	406	495	583	705	781	859	934	1,017	1,076	1,130

(1)	Adjusted EBIT excludes amortization.
(2)	Adjusted Net Income excludes amortization.

The following table presents the Mallinckrodt adjusted forecasts made available to the Questcor board of directors and Centerview.

	Mallinckrodt Adjusted Forecasts (in millions, except for the per share amounts)
Fiscal Year Ending 9/30	2014E	2015E	2016E	2017E	2018E
Net Sales	$2,425	$2,861	$3,036	$3,258	$3,538
Free cash flow	242	374	403	479	539
Adjusted EBITDA	454	643	683	790	875
Adjusted Net Income	219	349	391	481	552

The Questcor board of directors was also provided with fully-diluted EPS numbers for the Questcor Adjusted Forecasts (through 2018) and the Mallinckrodt Adjusted Forecasts that were calculated based on adjusted net income numbers set forth above, using a constant number of outstanding fully-diluted shares of 64.2 million and 60.1 million, respectively.

Mallinckrodt and Questcor calculate certain non-GAAP financial metrics, including EBITDA, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this document with respect to the opinions of the financial advisors to Mallinckrodt and Questcor may not be directly comparable to one another.

Although presented with numerical specificity, the above Financial Forecasts reflect numerous assumptions and estimates as to future events made by the management of Questcor. At the time the Financial Forecasts were prepared, Questcor’s management believed such assumptions and estimates were reasonable. In preparing the foregoing Financial Forecasts, Questcor made assumptions regarding, among other things, sales volumes and pricing, interest rates, corporate financing activities, including with respect to the amount and timing of the issuance of debt, the timing and amount of common stock issuances, the effective tax rate and the amount of Questcor’s income taxes, the amount of selling, general and administrative costs and the amount of research and development spending.

No assurances can be given that the assumptions made in preparing the above Financial Forecasts will accurately reflect future conditions. The estimates and assumptions underlying the Financial Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 27 and 78, respectively, of this joint proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of Questcor and/or Mallinckrodt and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the Merger is completed.

Questcor shareholders and Mallinckrodt shareholders are urged to review Questcor’s most recent SEC filings for a description of Questcor’s reported and anticipated results of operations and financial condition and capital resources during 2014, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Questcor’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2014, which is incorporated by reference into this document.

Readers of this document are cautioned not to place undue reliance on the Financial Forecasts set forth above. No representation is made by Questcor, Mallinckrodt or any other person to any Questcor shareholder or any Mallinckrodt shareholder regarding the ultimate performance of Questcor or Mallinckrodt compared to the information included in the above Financial Forecasts. The inclusion of Financial Forecasts in this document should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

QUESTCOR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Board of Directors and Management after the Transaction

Upon completion of the Merger, the combined company will be led by Mark Trudeau, President and Chief Executive Officer of Mallinckrodt. It is expected that, following the completion of the Merger, the Mallinckrodt board of directors will be increased to twelve members, with the addition of three directors from Questcor. The three directors will be Mr. Bailey and two current, independent directors of Questcor: Angus C. Russell and Virgil D. Thompson. Melvin D. Booth, the current Chairman of the Mallinckrodt board of directors, will continue in that role after the transaction is completed. Mallinckrodt has also agreed in the Merger Agreement to create an additional committee of the board in connection with the completion of the Merger.

Upon completion of the Merger, Questcor’s commercial operations will function as a separate business unit within Mallinckrodt’s Specialty Pharmaceuticals segment reporting directly to Mr. Trudeau. Mallinckrodt expects to add Questcor executives to Mallinckrodt’s leadership team; these individual appointments will be announced at a later date.

For additional information about the members of the Mallinckrodt board of directors, see “Management of Mallinckrodt” beginning on page 269 of this joint proxy statement/prospectus.

Interests of Questcor’s Directors and Executive Officers in the Transaction

In considering the recommendation of the Questcor board of directors that you vote to approve the Merger Proposal, you should be aware that Questcor’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Questcor’s shareholders generally. The members of the

Questcor board of directors were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the shareholders of Questcor that the Merger Proposal be approved. See “—Background of the Transaction” and “—Recommendation of the Questcor Board of Directors and Questcor’s Reasons for the Merger” beginning on pages 95 and 109, respectively, of this joint proxy statement/prospectus. Questcor’s shareholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal.

These interests are described in more detail below and certain of them are quantified in the narrative and the table below and under the heading “Questcor Proposals—Merger-Related Named Executive Officer Compensation Proposal” beginning on page 90 of this joint proxy statement/prospectus. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Treatment of Questcor Stock Options and Other Questcor Equity-Based Awards

Certain directors and executive officers of Questcor hold outstanding Questcor stock options, Questcor restricted stock and Questcor performance awards. Under the Merger Agreement, the stock options held by Questcor’s directors and executive officers as of immediately prior to the effective time of the Merger will be treated as follows:

•	Each Questcor stock option held by Questcor non-employee directors, whether vested or unvested, and each vested Questcor stock option held by Questcor executive officers will convert into the right to receive the Merger Consideration with respect to each share of Company common stock subject to such option immediately prior to the effective time of the Merger, net of the applicable exercise price.

•	In addition, each unvested Questcor stock option held by Questcor executive officers will convert into an option to acquire, on the same terms and conditions as were applicable to such option immediately prior to the effective time of the Merger, a number of Mallinckrodt ordinary shares determined by multiplying the number of shares of Questcor common stock subject to such option immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio, at an exercise price per share of Mallinckrodt ordinary shares (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Questcor common stock of such Questcor stock option by (y) the Equity Award Exchange Ratio.

Each outstanding Questcor restricted stock award held by Questcor non-employee directors will be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Questcor common stock underlying the Questcor restricted stock award. In addition, each outstanding Questcor restricted share award (other than any such award subject to performance-based vesting conditions) held by Questcor executive officers will be converted into a number of restricted Mallinckrodt ordinary shares determined by multiplying the applicable number of restricted shares of Questcor common stock by the Equity Award Exchange Ratio. Each outstanding Questcor restricted share award held by a Questcor executive that is subject to performance-based vesting conditions will be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Questcor common stock underlying the Questcor restricted share award.

The following table sets forth for each of Questcor’s directors and executive officers holding Questcor stock options, restricted stock and performance awards as of July 9, 2014, and the aggregate number of shares of Questcor common stock subject to vested Questcor stock options, unvested Questcor stock options, unvested Questcor restricted stock and unvested Questcor performance awards as of such date.

Name	Vested Stock Options	Unvested Stock Options	Restricted Stock	Performance-Based Awards
Don M. Bailey	691,666	133,334	116,937	53,000
Rajesh Asarpota	0	0	20,000	4,000
Stephen L. Cartt	495,491	50,000	46,250	23,000
David J. Medeiros	2,291	33,334	26,687	13,000
Michael H. Mulroy	121,770	43,230	41,687	18,000
David Young	250,833	54,167	32,750	14,000
Neal C. Bradsher	250,042	1,875	0	0
Stephen C. Farrell	135,042	1,875	0	0
G. Kelly Martin	1,031	5,156	2,812	0
Angus C. Russell	3,047	8,205	3,835	0
Louis Silverman	88,792	1,875	0	0
Virgil D. Thompson	86,851	1,875	0	0
Scott M. Whitcup	26,070	9,332	0	0

Amended and Restated 2006 Equity Incentive Plan

Pursuant to Questcor’s 2006 Equity Incentive Award Plan, all of the Questcor equity awards held by executive officers will vest (i) in full if the executive officer experiences a termination of service for “good reason” due to a material relocation or upon a termination of service without “cause,” in each case, within 60 days prior to or 13 months following a “change in control” of Questcor, including the Merger, or (ii) in part or in full (with the actual levels of vesting dependent on the executive’s service with Questcor) if the executive remains continuously employed with Questcor until the 13-month anniversary of the closing of the Merger, or experiences a termination of service for “good reason” other than due to a material relocation during the period described in clause (i) above.

Executive Employment, Severance and Change in Control Agreements

Each of Questcor’s executive officers is party to an agreement that provides certain benefits in the event of certain termination events, including upon a qualifying termination in connection with a change in control of Questcor. Each agreement provides that in the event of a qualifying termination in connection with a change in control, 100% of such executive’s stock options and restricted stock awards that are then unvested and outstanding will become vested and exercisable on the date of such termination. In addition, if the executive’s employment is terminated without “cause” or for “good reason,” in each case, within three months or 60 days, respectively, prior to or 12 months following a change in control, the executive will, subject to his execution and non-revocation of a release of claims in favor of Questcor, be entitled to receive (i) 12 months’ base salary (24 months’ base salary for Mr. Bailey) and (ii) one times (two times for Mr. Bailey) the executive’s target bonus for the year of termination.

Under Mr. Bailey’s employment agreement, Mr. Bailey is entitled to a tax gross-up payment in an amount that will have an after-tax value equal to taxes that are imposed if any severance payments due to Mr. Bailey are determined to be greater than 125% of the amount that would cause any portion of the payments to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code. In addition, each of Messrs. Mulroy and Asarpota has entered into an amendment to his severance agreement pursuant to which, if the Merger is consummated and an excise tax under Section 4999 of the Internal Revenue Code is imposed on the executive as a result of any compensation or benefits provided to the executive in connection with the

Merger, Questcor will pay or reimburse the executive an amount equal to such excise tax plus any taxes resulting from such payment or reimbursement.

2014 Bonus Policy

Pursuant to Questcor’s 2014 Bonus Policy, Questcor’s executive officers are eligible to receive a bonus with respect to 2014 that is (i) no less than 75% of the executive’s target bonus (the “threshold bonus opportunity”), and (ii) no greater than the product of 1.72, multiplied by 75% of the executive’s target bonus (the “maximum bonus opportunity”). The bonus will be payable within 90 days following September 30, 2014, subject to the executive’s continued employment through that date and the consummation of the Merger. In addition, in the event the executive’s employment is terminated by Questcor without “cause” or for “good reason” (each, as defined in the Questcor’s 2006 Equity Incentive Award Plan), prior to September 30, 2014, the executive will be entitled to his or her target bonus, pro-rated based on the number of days the executive was employed in 2014. The following table sets forth each Questcor executive officer’s threshold and maximum bonus opportunities.

Name	2014 Threshold Bonus Opportunity	2014 Maximum Bonus Opportunity
Don M. Bailey	$648,750	$1,115,850
Rajesh Asarpota	$150,000	$258,000
Stephen L. Cartt	$283,500	$487,620
David J. Medeiros	$200,888	$345,527
Michael H. Mulroy	$207,900	$357,588
David Young	$243,000	$417,960

Employee Benefits

The Merger Agreement requires Mallinckrodt (or the surviving corporation) to continue to provide certain compensation and benefits for a period of at least one year following the effective time of the Merger, and to take certain actions in respect of employee benefits provided to Questcor’s employees, including its executive officers. For a detailed description of these requirements, please see the section entitled “The Merger Agreement—Covenants and Agreements—Employee Matters” beginning on page 157 of this joint proxy statement/prospectus.

Indemnification Insurance

Pursuant to the terms of the Merger Agreement, Questcor’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation of the Merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 168 of this joint proxy statement/prospectus.

Regulatory Approval Required for the Transaction

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the transaction cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and all applicable waiting periods have expired or been terminated.

On April 18, 2014, each of Mallinckrodt and Questcor filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC, and on May 9, 2014, the FTC granted early termination of the waiting period under the HSR Act with respect to the Merger.

Even after the waiting period under the HSR Act expires or is terminated, the Antitrust Division and the FTC retain the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. There can likewise be no assurance that U.S. federal, state or non-U.S. regulatory authorities, or private parties, will not attempt to challenge the Merger on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 164 of this joint proxy statement/prospectus.

Mallinckrodt and Questcor have agreed to use reasonable best efforts to obtain as soon as practicable all consents and approvals of any governmental authority or any other third party necessary, proper or advisable in connection with the Merger, subject to limitations as set forth in the Merger Agreement. See “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions” beginning on page 160 of this joint proxy statement/prospectus.

Stock Exchange Listing

The Mallinckrodt ordinary shares to be issued as the stock portion of the Merger Consideration in the Merger must be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Financing Relating to the Transaction

Mallinckrodt anticipates that the total funds needed to complete the transactions will be funded through a combination of:

•	available cash on hand of Mallinckrodt; and

•	third-party debt financing which may include some combination of the following: a senior secured term loan credit facility, senior unsecured notes, a senior unsecured bridge loan facility, an accounts receivable securitization facility and other sources of financing.

On April 5, 2014, MIFSA obtained a debt commitment letter, which is referred to in this joint proxy statement/prospectus as the debt commitment letter, from certain financial institutions, which are referred to in this joint proxy statement/prospectus as the Commitment Parties, pursuant to which the Commitment Parties agreed to provide up to $1.35 billion in aggregate principal amount of a senior secured term loan credit facility and a $500 million unsecured bridge loan facility, which bridge loans would only be extended in the event MIFSA is unable to raise such amount by issuing debt securities.

Each Commitment Party’s commitments with respect to the financing contemplated by the debt commitment letter, and each Commitment Party’s agreements to perform the services described in the debt commitment letter, will automatically terminate on the earliest of (i) October 7, 2014, subject to extension to match the date immediately following the Outside Date if the Outside Date is extended to January 6, 2015 (or to the extent that the marketing period has begun but not been completed by the Outside Date, then such date will be further extended by the number of days remaining in the marketing period as of the Outside Date plus three business days), (ii) the consummation of the Merger without (x) in the case of the senior credit facility, the use of the senior credit facility or (y) in the case of the bridge facility, the use of the bridge facility, and (iii) the date of termination of the Merger Agreement in accordance with its terms (other than with respect to terms that survive such termination).

The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this joint proxy statement/prospectus. Although the debt financing described in this joint proxy statement/prospectus is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the Commitment Parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this joint proxy statement/prospectus is not available.

Transaction-Related Costs

Mallinckrodt currently estimates that, upon the effective time of the Merger, transaction-related costs incurred by the combined company, including fees and expenses relating to the financing, will be approximately $75 million.

Accounting Treatment of the Transaction

Mallinckrodt will account for the acquisition pursuant to the Merger Agreement and using the acquisition method of accounting in accordance with GAAP. Mallinckrodt will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The purchase price reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions Mallinckrodt management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

Public Trading Markets

Mallinckrodt ordinary shares are listed and trade on the New York Stock Exchange under the symbol “MNK.” Questcor common stock is listed and trades on the NASDAQ Stock Market under the symbol “QCOR.”

Mallinckrodt has agreed to use its reasonable best efforts to cause the Mallinckrodt ordinary shares to be issued in connection with the Merger and to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the Merger. Additionally, the effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part, for the Mallinckrodt ordinary shares is a condition to the completion of the Merger. It is expected that, following the Merger, Mallinckrodt ordinary shares will trade on the New York Stock Exchange under Mallinckrodt’s current ticker symbol, “MNK” and that Questcor common stock will be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act and will cease to be publicly traded.

Resale of Mallinckrodt Ordinary Shares

All Mallinckrodt ordinary shares received by Questcor shareholders as consideration in the Merger will be freely tradable for purposes of the Securities Act, except for Mallinckrodt ordinary shares received by any person who is deemed an “affiliate” of Mallinckrodt at the time of the closing of the Merger. Securities held by an affiliate of Mallinckrodt may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Mallinckrodt ordinary shares received upon completion of the Merger by any person, and no person is authorized to make any use of this document in connection with any resale.

Support Agreement

On April 23, 2014, Mallinckrodt and Paulson entered into the Support Agreement, pursuant to which Paulson has agreed, among other things, to vote all of the Mallinckrodt ordinary shares and shares of Questcor common stock beneficially owned by it in favor of the Mallinckrodt Share Issuance Proposal at the Mallinckrodt EGM (unless there has been a Mallinckrodt change of recommendation (as described below under “The Merger Agreement—Covenants and Agreements—No Solicitation; Third Party Acquisition Proposals”)), and in favor of the Merger Proposal at the Questcor special meeting (unless there has been a Questcor change of recommendation (as described below under “The Merger Agreement—Covenants and Agreements—No Solicitation; Third Party Acquisition Proposals”)).

In addition, pursuant to the Support Agreement, Paulson also agreed, with respect to each matter submitted to a vote of Mallinckrodt’s shareholders other than those described in the foregoing paragraph, to vote all Mallinckrodt ordinary shares beneficially owned by it in excess of 9.9999% of the Mallinckrodt ordinary shares then outstanding in the manner recommended by the majority of the Mallinckrodt board of directors on such matter.

Paulson also has agreed in the Support Agreement not to become an “Acquiring Person” (as defined in the Rights Agreement, dated as of June 28, 2013, between Mallinckrodt and Computershare Trust Company, N.A., as Rights Agent (the “Mallinckrodt Rights Agreement”)) (which obligation will continue to apply notwithstanding the expiration of the Mallinckrodt Rights Agreement on June 28, 2014).

Additionally, Paulson agreed in the Support Agreement to certain “standstill” restrictions with respect to Mallinckrodt and its ordinary shares.

The Support Agreement will terminate upon the later of (i) October 23, 2015 and (ii) such time as Paulson beneficially owns less than 10% of Mallinckrodt’s ordinary shares.

In connection with entering into the Support Agreement, Mallinckrodt amended the Mallinckrodt Rights Agreement to change the definition of “Acquiring Person” contained in Section 1 of the Mallinckrodt Rights Agreement to increase the threshold for becoming an Acquiring Person, with respect only to Paulson, from 10% to 20% (the “Paulson Threshold”), subject to certain conditions.

The Paulson Threshold will remain in effect as to Paulson only for so long as Paulson is a Qualified Institutional Investor (as defined in the amendment to the Mallinckrodt Rights Agreement). In the event that the Merger Agreement is terminated in accordance with its terms prior to the effective time of the Merger, the Paulson Threshold will thereupon become the lesser of (i) 20% and (ii) 0.0001% plus the percentage of Mallinckrodt ordinary shares beneficially owned by Paulson at the time of such termination. In the event that the effective time of the Merger occurs, the Paulson Threshold will immediately following such effective time become the greater of (i) 10% and (ii) 0.0001% plus the percentage of Mallinckrodt ordinary shares beneficially owned by Paulson immediately following such effective time as a result of its beneficial ownership of Mallinckrodt ordinary shares (not in excess of the Paulson Threshold) immediately prior to such effective time. Whenever following such termination or effective time the percentage of Mallinckrodt ordinary shares beneficially owned by Paulson decreases, the Paulson Threshold will thereupon be reduced to 0.0001% plus the percentage of Mallinckrodt ordinary shares beneficially owned by Paulson following such decrease. Notwithstanding the foregoing, the Paulson Threshold will not be less than 10%.

The Support Agreement described above is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. The summary of the Support Agreement is qualified in its entirety by reference to the full text of the Support Agreement, which is incorporated by reference into this joint proxy statement/prospectus.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement, which was executed on April 5, 2014. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Mallinckrodt and Questcor contained in this joint proxy statement/prospectus or in Mallinckrodt’s or Questcor’s public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Mallinckrodt or Questcor contained in the Merger Agreement. The representations, warranties, covenants and agreements made in the Merger Agreement by Questcor, Mallinckrodt and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Questcor, Mallinckrodt and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Mallinckrodt and Questcor delivered to each other in connection with the Merger Agreement, which disclosures were not included in the Merger Agreement attached to this joint proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus, the documents incorporated by reference into this joint proxy statement/prospectus, and reports, statements and filings that Mallinckrodt and Questcor file with the SEC from time to time. See the section entitled “Where You Can Find More Information” beginning on page 377 of this joint proxy statement/prospectus.

The Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of Mallinckrodt, will merge with and into Questcor, with Questcor surviving as a wholly owned subsidiary of Mallinckrodt. Following the Merger, the Questcor common stock will be delisted from the NASDAQ Stock Market, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed to by Mallinckrodt and Questcor, the closing of the Merger will take place on the second business day following the day on which the last of the conditions to consummate the Merger (described under “—Conditions to the Completion of the Merger” beginning on page 164 of this joint proxy statement/prospectus) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions). However, if the marketing period (as described below) has not ended at the time of the satisfaction or waiver of the last of the conditions to consummate the Merger, the closing of the Merger will occur on the earlier to occur of (a) a date during the marketing period specified by Mallinckrodt on no less than three business days’ notice to Questcor and (b) the third business day after the end of the marketing period (subject in each case to the continued satisfaction or waiver of all the conditions to the closing of Merger as of the date on which the closing is to occur as determined in accordance with this sentence). The term “marketing period” is defined in the Merger Agreement to mean the first period of ten consecutive days throughout and at the end of which Mallinckrodt and its financing sources will have had access to all requested financial information of Questcor that meets specified requirements as more fully described in the Merger Agreement and during such period all the conditions to the closing of the Merger are capable of being satisfied if closing were scheduled for any time during such ten consecutive business day period, except that the conditions relating to Mallinckrodt and Questcor shareholder approvals only need to be satisfied no later than five business days prior to the end of the marketing period.

Assuming timely satisfaction of the necessary closing conditions, the closing of the Merger is expected to occur in August 2014. The Merger will become effective upon the filing of (i) a certificate of merger with the Secretary of State of the State of Delaware and (ii) an agreement of merger and officer’s certificates with the Secretary of State of the State of California.

Consideration to Questcor Shareholders

As a result of the Merger, each issued and outstanding share of Questcor common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Merger Consideration, equal to (i) $30.00 in cash (the “cash consideration”) and (ii) 0.897 validly issued, fully paid and nonassessable Mallinckrodt ordinary shares (the “stock consideration”).

The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Questcor common stock or Mallinckrodt ordinary shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Questcor common stock or Mallinckrodt ordinary shares outstanding after the date of the Merger Agreement and prior to the effective time of the Merger.

Exchange Agent and Transmittal Materials and Procedures

Prior to the effective time of the Merger, Mallinckrodt or Merger Sub will designate a bank or trust company that is reasonably satisfactory to Questcor to act as the exchange agent in connection with the Merger (such agent is referred to in this document as the “exchange agent”). At or immediately after the effective time of the Merger, Mallinckrodt or Merger Sub will deposit, or cause to be deposited, with the exchange agent the aggregate amount of cash and number of Mallinckrodt ordinary shares necessary to satisfy the aggregate Merger Consideration payable in the Merger (and any dividends with respect thereto). In addition, Mallinckrodt or Merger Sub will deposit with the exchange agent any cash in lieu of any fractional shares as described below under “—No Fractional Shares.”

Promptly after the effective time of the Merger, Mallinckrodt will, and will cause the surviving corporation to, cause the exchange agent to send transmittal materials, which will include the appropriate form of a letter of transmittal, to holders of record of shares of Questcor common stock (other than excluded shares and dissenting shares) providing instructions on how to effect the transfer and cancellation of shares of Questcor common stock in exchange for the Merger Consideration.

After the effective time of the Merger, when a Questcor shareholder delivers a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Questcor common stock will be entitled to receive, and the exchange agent will be required to deliver to the holder, (i) the number of Mallinckrodt ordinary shares and an amount in cash that such holder is entitled to receive as a result of the Merger (after taking into account all of the shares of Questcor common stock held immediately prior to the Merger by such holder) and (ii) any cash in lieu of fractional shares and in respect of dividends or other distributions to which such holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of Questcor common stock. The Mallinckrodt ordinary shares issued and paid and cash amount paid in accordance with the Merger Agreement upon conversion of the shares of Questcor common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Questcor common stock.

If any portion of the Merger Consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such payment that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Merger Sub that such tax has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered.

Dissenting Shareholder Rights

If a holder of Questcor common stock does not vote in favor of the Merger Proposal and is entitled to demand and properly exercises dissenting shareholder rights with respect to such Questcor common stock (the “dissenting shareholder rights”) in compliance with Chapter 13 of the CGCL, such Questcor common stock will not be converted into the right to receive the Merger Consideration as described above under “—Consideration to Questcor Shareholders,” but instead, at the effective time of the Merger, will be converted into the right to receive payment of the fair market value of such Questcor common stock in accordance with the dissenting shareholder rights. Failure to follow any of the procedures required by Chapter 13 of the CGCL may result in a termination or waiver of dissenting shareholder rights under the CGCL. The applicable provisions of the CGCL are summarized below under “Dissenting Shareholder Rights.” Questcor shareholders who choose to exercise dissenting shareholder rights under the CGCL must fully comply with the requirements of Chapter 13 of the CGCL.

Treatment of Questcor Stock Options and Other Questcor Equity-Based Awards

As of immediately prior to the effective time of the Merger, each Questcor stock option granted to a non-employee director (each, a “Questcor Director Stock Option”) under any Questcor equity plan that is outstanding and unexercised immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will be cancelled and converted into the right to receive the Merger Consideration after taking into account the exercise price for such option. As of immediately prior to the effective time of the Merger, each Questcor stock option other than the Questcor Director Stock Options (each, a “Questcor Employee Stock Option”) granted under any Questcor equity plan that is vested, outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Merger Consideration after taking into account the exercise price for such option.

In addition, as of immediately prior to the effective time of the Merger, each Questcor Employee Stock Option granted under any Questcor equity plan that is unvested, outstanding and unexercised immediately prior to the effective time of the Merger will be assumed by Mallinckrodt and will be converted into a stock option to acquire (a “Mallinckrodt Stock Option”) a number of Mallinckrodt ordinary shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Questcor common stock subject to such Questcor Employee Stock Option multiplied by (ii) the Equity Award Exchange Ratio, at an exercise price per share of Mallinckrodt ordinary shares (rounded up to the nearest whole cent) equal to the quotient obtained by dividing

(x) the exercise price per share of Questcor common stock of such Questcor Employee Stock Option by (y) the Equity Award Exchange Ratio. Each such Mallinckrodt Stock Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the Questcor Stock Option immediately prior to the effective time of the Merger.

As of immediately prior to the effective time of the Merger, each award of restricted shares of Questcor common stock granted to a non-employee director (each, a “Questcor Director Restricted Share Award”) under any Questcor equity plan that is outstanding immediately prior to the effective time of the Merger will fully vest and become nonforfeitable, and will be converted into the right to receive the Merger Consideration per share of Questcor common stock subject to such Questcor Director Restricted Share Award.

As of immediately prior to the effective time of the Merger, each award of restricted shares of Questcor common stock other than a Questcor Director Restricted Share Award (each, a “Questcor Employee Restricted Share Award”) granted under any Questcor equity plan that is outstanding immediately prior to the effective time of the Merger will be assumed by Mallinckrodt and will be converted into an award of restricted stock (each, a “Mallinckrodt Restricted Share Award”) with respect to a number of Mallinckrodt ordinary shares equal to the product of (i) the number of shares of Questcor common stock subject to such Questcor Employee Restricted Share Award multiplied by (ii) the Equity Award Exchange Ratio. Each Mallinckrodt Restricted Share Award as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the applicable Questcor Employee Restricted Share Award immediately prior to the effective time of the Merger.

As of immediately prior to the effective time of the Merger, each Questcor RSU Award granted under any Questcor equity plan that is not then vested will be assumed by Mallinckrodt and will be converted into a Mallinckrodt RSU Award with respect to the number of Mallinckrodt ordinary shares equal to the product of (i) the number of shares of Questcor common stock underlying the applicable Questcor RSU Award multiplied by (ii) the Equity Award Exchange Ratio. Each Mallinckrodt RSU Award as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the applicable Questcor RSU Award immediately prior to the effective time of the Merger.

Notwithstanding the foregoing, as of immediately prior to the effective time of the Merger, each Questcor Restricted Share Award and Questcor RSU Award that is subject to performance-based vesting conditions and is outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Questcor common stock underlying such Questcor Restricted Share Award or Questcor RSU Award, as applicable.

Treatment of Questcor Employee Stock Purchase Plan

The ESPP will not allow participants to increase their payroll deductions from those in effect on the date of the Merger Agreement. In addition, following the purchase of Questcor common stock pursuant to the ESPP offering period that begins on June 1, 2014, the ESPP will be suspended and no new offering period will commence. Subject to the consummation of the Merger, the ESPP will terminate, effective immediately prior to the effective time of the Merger, and any rights outstanding under the ESPP as of immediately prior to the effective time of the Merger will terminate and Questcor will distribute to each ESPP participant such participant’s accumulated payroll deductions.

Withholding

Under the terms of the Merger Agreement, Mallinckrodt and Questcor have agreed that the parties will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the Merger Consideration payable to any holder of Questcor common stock pursuant to the Merger Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld and timely remitted to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of Questcor common stock in respect of which such deduction and withholding was made.

No Fractional Shares

No holder of Questcor common stock will be issued fractional Mallinckrodt ordinary shares in the Merger. Each holder of Questcor common stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Mallinckrodt ordinary share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Mallinckrodt ordinary share multiplied by the volume weighted average price of Mallinckrodt ordinary shares for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the closing date of the Merger and ending with the closing of trading on the second to last trading day prior to the closing date of the Merger, as reported by Bloomberg.

Representations and Warranties

Mallinckrodt and Questcor made customary representations and warranties in the Merger Agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement that were exchanged between Mallinckrodt and Questcor. The representations and warranties made by Mallinckrodt and Questcor are also subject to and qualified by certain information included in certain filings each party and its affiliates have made with the SEC.

Many of the representations and warranties are reciprocal and apply to Mallinckrodt or Questcor, as applicable, and their respective subsidiaries. Some of the more significant representations and warranties relate to:

•	corporate organization, existence and good standing and requisite corporate power and authority to carry on business;

•	capital structure;

•	corporate authority to enter into the Merger Agreement and the enforceability thereof;

•	required governmental approvals;

•	the absence of any breach or violation of organizational documents or contracts as a result of the consummation of the transaction;

•	SEC reports and financial statements, including their preparation in accordance with GAAP, filing or furnishing with the SEC, and compliance with the applicable rules and regulations promulgated thereunder, and that such reports and financial statements fairly present, in all material respects, the relevant financial position and results of operations;

•	the maintenance of internal disclosure controls and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with laws and government regulations, including environmental laws;

•	compliance with applicable laws related to employee benefits and the Employment Retirement Income Security Act;

•	the absence of certain changes since December 31, 2013 (in the case of Questcor) or September 27, 2013 (in the case of Mallinckrodt) that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the absence of any actions since December 31, 2013 (in the case of Questcor) or December 27, 2013 (in the case of Mallinckrodt) that would constitute a breach of certain interim operating covenants if such action was taken between the date of the Merger Agreement and the closing of the Merger;

•	the absence of certain material litigation, claims and actions;

•	the reliability and accuracy of information supplied for this joint proxy statement/prospectus;

•	certain regulatory matters relating to, among other relevant authorities, the Federal Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act, the U.S. Food and Drug Administration, and health insurance and healthcare laws;

•	the accuracy and completeness of certain tax matters;

•	the absence of collective bargaining agreements and other employment and labor matters;

•	ownership of or right to intellectual property, and absence of infringement;

•	title and rights to, and condition of, real property;

•	the receipt of fairness opinion(s);

•	the requisite vote of shareholders;

•	the existence of and compliance with certain material contracts;

•	the existence and maintenance of insurance;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended, and anti-corruption laws in other jurisdictions;

•	conformity with good manufacturing practices; and

•	the absence of applicability of anti-takeover laws or regulations to this transaction.

Mallinckrodt made additional representations and warranties in the Merger Agreement in relation to:

•	the financing commitments obtained in connection with the execution of the Merger Agreement; and

•	the business of Merger Sub.

Many of the representations and warranties made by each of Mallinckrodt and Questcor are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect). Certain of the representations and warranties are qualified by a general materiality standard or by a knowledge standard. For the purpose of the Merger Agreement, a “material adverse effect” with respect to each of Mallinckrodt and Questcor means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of the relevant party and its subsidiaries, taken as a whole, excluding:

•	any changes in general United States or global economic conditions to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such party operates;

•	conditions (or changes therein) in any industry or industries in which the relevant party operates to the extent that such effects do not disproportionately impact such party relative to other companies operating in such industry or industries;

•	general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such party operates;

•	any change in GAAP or interpretation thereof to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such party operates;

•	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental entity to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such party operates;

•	the execution and delivery of the Merger Agreement or the consummation of the Merger, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of the Merger Agreement (provided, however, that the exceptions in this clause will not apply to certain of the relevant party’s representations and warranties);

•	changes in the stock price of the respective party, in and of itself (although the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a material adverse effect may be taken into account);

•	any failure by the relevant party to meet any internal or published projections, estimates or expectations of such relevant party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such relevant party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (although the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account);

•	effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such party operates;

•	for the purposes of determining whether certain closing conditions have been satisfied, as disclosed (including as deemed disclosed pursuant to the Merger Agreement) with respect to the representations and warranties regarding the absence of the occurrence of a material adverse effect;

•	the public announcement of the Merger Agreement or the Merger;

•	any action or failure to take any action that is consented to or requested by the relevant party in writing; or

•	any reduction in the credit rating of the relevant party or its subsidiaries, in and of itself (although the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a material adverse effect may be taken into account).

THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE MERGER AGREEMENT AND IN SOME CASES WERE QUALIFIED BY CONFIDENTIAL DISCLOSURES MADE BY THE PARTIES, WHICH DISCLOSURES ARE NOT REFLECTED IN THE MERGER AGREEMENT ATTACHED

AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS. THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS.

No Survival of Representations and Warranties

The representations and warranties in the Merger Agreement of each of Mallinckrodt and Questcor on behalf of itself and its subsidiaries will not survive the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.

Covenants and Agreements

Conduct of Business Pending the Closing Date

At all times from the execution of the Merger Agreement until the effective time, and subject to specified exceptions, except as required by law, specifically required by the Merger Agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), each of Mallinckrodt and Questcor have agreed to, and have agreed to cause their respective subsidiaries to, conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice.

At all times from the execution of the Merger Agreement until the effective time, except as required by law, specifically required by the Merger Agreement or with the prior written consent of Mallinckrodt (such consent not to be unreasonably withheld, delayed or conditioned), subject to specified exceptions, Questcor has generally agreed not to, and agreed not to allow its subsidiaries to:

•	authorize or pay any dividend or distribution with respect to outstanding shares except for (i) two cash dividends on the Questcor common stock not to exceed $0.30 per share per dividend, and (ii) dividends and distributions paid by a subsidiary on a pro rata basis in the ordinary course consistent with past practice or by a wholly owned subsidiary of Questcor to Questcor or another wholly owned subsidiary of Questcor;

•	split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except for any such transaction by a wholly owned subsidiary of Questcor which remains a wholly owned subsidiary of Questcor after consummation of such transaction;

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except as required by applicable law, any Questcor compensatory or benefit arrangement (collectively referred to as the “Questcor benefit plans”) in existence as of the date of the Merger Agreement and subject to certain exceptions, (i) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than increases in annual base salaries and target incentive compensation at times and in amounts in the ordinary course of business consistent with the annual salary review and incentive payout schedule in effect as of the date of the Merger Agreement, (ii) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, officers, employees or individual independent contractors, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Questcor benefit plan except any amendments in the ordinary course of business consistent with past practice that do not contravene the other covenants described in this section or materially increase the cost to Questcor, in the aggregate, of maintaining such Questcor benefit plan, (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vii) terminate the employment of any executive officer of Questcor or any employee of Questcor who (A) is party to an employment agreement with Questcor or (B) with respect to a termination of employment that occurs (I) prior to June 1, 2014, then holds unvested Questcor equity awards with respect to at least 5,000 shares of Questcor common stock or (II) on or after June 1, 2014, then holds unvested Questcor equity awards with respect to at least 2,500 shares of Questcor common stock, in each case, other than for cause, or (viii) hire any employee or individual independent contractor having total annual cash compensation in excess of $300,000;

•	make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable law or SEC policy;

•	authorize, announce an intention to authorize, or enter into agreements with respect to any acquisitions of an equity interest in or the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except for (i) such transactions that collectively do not have purchase prices that exceed $10 million in the aggregate (provided that any such transactions, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impede the consummation of the Merger and other transactions contemplated by the Merger Agreement), (ii) transactions between Questcor and a wholly owned subsidiary of Questcor or between wholly owned subsidiaries of Questcor or (iii) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice;

•	amend the articles of incorporation or bylaws of Questcor or permit any significant subsidiary or other material subsidiary of Questcor to adopt amendments to its governing documents;

•	issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in Questcor or any subsidiary of Questcor or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Questcor equity award under any existing Questcor equity plan (except as otherwise provided by the express terms of any Questcor equity award outstanding on the date of the Merger Agreement), other than (i) issuances of Questcor common stock in respect of any exercise of Questcor stock options or the vesting, lapse of restrictions with respect to or settlement of Questcor equity awards either outstanding on the date of the Merger Agreement or issued pursuant to clause (iii) below, and in each case, in accordance with their respective terms, (ii) transactions between Questcor and a wholly owned subsidiary of Questcor or between wholly owned subsidiaries of Questcor or (iii) issuances of Questcor equity awards to new hires and/or promoted employees of Questcor, in an aggregate amount not to exceed 200,000 shares of Questcor common stock; provided, however, that no such Questcor equity awards will be granted to any person who is an executive officer of Questcor as of the date of the Merger Agreement;

•	purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Questcor common stock tendered by holders of Questcor equity awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto, (ii) the acquisition by Questcor of Questcor equity awards in connection with the forfeiture of such awards and (iii) transactions between Questcor and a wholly owned subsidiary of Questcor or between wholly owned subsidiaries of Questcor;

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redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any indebtedness for borrowed money among Questcor and its wholly owned subsidiaries or among wholly owned subsidiaries of Questcor, (ii) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Questcor or any of the subsidiaries of Questcor maturing on or prior to the six (6) month anniversary of the date of such refinancing, (iii) guarantees by Questcor of indebtedness for borrowed money of subsidiaries of Questcor or guarantees by subsidiaries of Questcor of indebtedness for borrowed money of Questcor or any subsidiary of Questcor, which indebtedness is incurred in compliance with clause (i) above, (iv) indebtedness for borrowed money incurred pursuant to agreements entered into by Questcor or any subsidiary of Questcor in effect prior to the execution of the Merger Agreement and set forth on the applicable schedule of the Merger Agreement and subject to specified conditions, (v) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments and (vi) indebtedness for borrowed money not to exceed $5 million in aggregate principal amount outstanding at any time incurred by Questcor or any of the subsidiaries of Questcor other than in accordance with clauses (i) through (v), inclusive; provided that nothing contained in the Merger Agreement shall prohibit Questcor and the subsidiaries of Questcor from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

•	make any loans to any other person, except for loans among Questcor and its wholly owned subsidiaries or among Questcor’s wholly owned subsidiaries;

•	sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any lien, any of its material properties or assets, except (i) pursuant to existing agreements, (ii) liens for permitted indebtedness, (iii) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (iv) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $10 million in the aggregate for all such transactions and (v) for transactions among Questcor and its wholly owned subsidiaries or among wholly owned subsidiaries of Questcor;

•	settle any material claim, litigation, investigation or proceeding pending against Questcor or any of its subsidiaries, or any of their officers and directors in their capacities as such, other than a settlement that (i) is for an amount not to exceed, individually or in the aggregate, $5 million, (ii) does not impose any injunctive relief on Questcor or any of its subsidiaries or (iii) does not provide for the license of any intellectual property of Questcor;

•	make or change any material tax election, change any method of tax accounting, file any amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax, surrender any right to claim a material tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

•	except in the ordinary course of business consistent with past practice or in accordance with Questcor’s anticipated 2014-2015 capital expenditures described on the applicable schedule of the Merger Agreement, make any new capital expenditure or expenditures, or commit to do so;

•	except in the ordinary course of business consistent with past practice, enter into a material contract, or materially amend, modify or terminate any existing material contract or waive, release or assign any material rights or claims thereunder; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

At all times from the execution of the Merger Agreement until the effective time, except as required by law, specifically required by the Merger Agreement or with the prior written consent of Questcor (such consent not to be unreasonably withheld, delayed or conditioned), subject to certain exceptions, Mallinckrodt has generally agreed not to, and agreed not to allow its subsidiaries to:

•	authorize or pay any dividend or distribution with respect to outstanding shares other than dividends and distributions paid by a subsidiary on a pro rata basis in the ordinary course consistent with past practice or by a wholly owned subsidiary of Mallinckrodt to Mallinckrodt or another wholly owned subsidiary of Mallinckrodt;

•	split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except for any such transaction by a wholly owned subsidiary of Mallinckrodt which remains a wholly owned subsidiary of Mallinckrodt after consummation of such transaction;

•	authorize, announce an intention to authorize or enter into agreements with respect to any acquisitions of an equity interest in or the assets of any person or entity or any business or division thereof, or any Merger, consolidations or business combinations or any acquisitions of equity or assets, Merger, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by the Merger Agreement;

•	amend the articles of association or the memorandum of association of Mallinckrodt or permit Merger Sub to amend its organizational documents;

•	issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares (including restricted shares), voting securities or other equity interest in Mallinckrodt or any subsidiary of Mallinckrodt or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (i) issuances of Mallinckrodt ordinary shares in respect of any exercise of Mallinckrodt Stock Options or the vesting, lapse of restrictions with respect to or settlement of Mallinckrodt equity awards, (ii) transactions between Mallinckrodt and a wholly owned subsidiary of Mallinckrodt or between wholly owned subsidiaries of Mallinckrodt, (iii) issuance of Mallinckrodt equity awards, (iv) other issuances of Mallinckrodt ordinary shares for an amount not exceeding $5 million in the aggregate, (v) pledges of equity interests of any subsidiary of Mallinckrodt pursuant to the terms of any agreement governing existing indebtedness of Mallinckrodt or any of its subsidiaries, and (vi) in connection with any acquisitions of an equity interest in or any assets of any person or any business or division thereof, or any mergers, consolidations or business combinations otherwise permitted by the Merger Agreement;

•	purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Mallinckrodt ordinary shares tendered by holders of Mallinckrodt equity awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto, (ii) the acquisition by Mallinckrodt of Mallinckrodt equity awards in connection with the forfeiture of such awards, (iii) transactions between Mallinckrodt and a wholly owned subsidiary of Mallinckrodt or between wholly owned subsidiaries of Mallinckrodt or (iv) other acquisitions of Mallinckrodt ordinary shares for an amount not exceeding $10 million in the aggregate;

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make or change any material tax election, change any method of tax accounting, file any amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax or surrender any right to claim a material tax refund, or take any action or fail to take any action which action or inaction would cause Mallinckrodt to be treated as a domestic corporation for U.S. federal income tax purposes (including as a result of the Merger);

•	convene any meeting of the holders of Mallinckrodt ordinary shares for the purpose of revoking or varying authority of the directors of Mallinckrodt to allot Mallinckrodt ordinary shares;

•	make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable law or SEC policy; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Employee Matters

The Merger Agreement provides that Mallinckrodt will, or will cause the surviving corporation to, assume, honor and fulfill all of Questcor’s benefit plans in accordance with their terms as in effect immediately prior to the date of the Merger Agreement or as subsequently amended as permitted pursuant to the terms of such benefit plans or as permitted under the Merger Agreement. The Merger Agreement further provides that for no less than the one-year period following the effective time of the Merger, Mallinckrodt will provide, or will cause the surviving corporation to provide, to each employee of Questcor and/or its subsidiaries who continues to be employed by Mallinckrodt or the surviving corporation or any subsidiary thereof (each, a “Continuing Employee”), the following:

•	compensation (including, without limitation, cash incentive compensation opportunities, but excluding any equity-based compensation), that is no less favorable than the compensation provided to such employee immediately prior to the effective time of the Merger;

•	equity-based compensation that is no less favorable than the equity-based compensation provided to similarly situated employees of Mallinckrodt; and

•	employee benefits that are, in the aggregate, no less favorable than those provided to such employee immediately prior to the effective time of the Merger.

In addition, the Merger Agreement provides that effective as of the effective time of the Merger and for a period of no less than one year thereafter, each Continuing Employee will be eligible to participate in any applicable severance plans, programs and/or arrangements maintained by Mallinckrodt and in accordance with terms and conditions agreed upon by Questcor and Mallinckrodt in connection with entering into the Merger Agreement.

Moreover, effective as of the effective time of the Merger and thereafter Mallinckrodt will provide, or will cause the surviving corporation to provide, that periods of employment with Questcor will be taken into account for all purposes under all employee benefit plans maintained by Mallinckrodt or an affiliate of Mallinckrodt for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

Effective as of the effective time of the Merger and thereafter, Mallinckrodt will, and will cause the surviving corporation to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions will apply with respect to the Continuing Employees under the applicable health and welfare benefit plans of Mallinckrodt or any affiliate of Mallinckrodt (except to the extent applicable under any Questcor benefit plans immediately prior to the effective time of the Merger), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Questcor benefit plans immediately prior to the effective time of the Merger, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Questcor benefit plans prior to the closing date during the year in which the closing of the Merger occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Mallinckrodt or an affiliate of Mallinckrodt for such year.

Litigation Relating to the Transaction

The Merger Agreement requires each party to provide the other party prompt oral notice of any litigation brought by any shareholder of that party against such party, any of its subsidiaries and/or any of their respective directors relating to the Merger, the Merger Agreement or any of the transactions. Unless (i) in the case of such litigation with respect to Questcor, the Questcor board of directors has made or is considering making a Questcor change of recommendation or (ii) in the case of such litigation with respect to Mallinckrodt, the Mallinckrodt board of directors has made or is considering making a Mallinckrodt change of recommendation, each party will give the other party the opportunity to participate (at such other party’s expense) in the defense or settlement of any such litigation, and no such settlement will be agreed to without the other party’s prior written consent, which consent will not be unreasonably withheld or delayed, except that the other party will not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the effective time of the Merger upon Mallinckrodt or any of its affiliates. For a description of the current litigation related to the Merger Agreement and the Merger see “Litigation Relating to the Transaction” beginning on page 170 of this joint proxy statement/prospectus.

Financing Cooperation

Mallinckrodt shall cause MIFSA to take, or use its reasonable best efforts to cause to be taken all actions, and do, or use its reasonable best efforts to cause to be done, all things necessary to obtain the debt financing on or prior to the closing date of the Merger on the terms and conditions set forth in the debt commitment letter. Mallinckrodt will keep Questcor reasonably informed on a reasonably current basis of the status of such financing.

Questcor and its subsidiaries will provide (and use reasonable best efforts to cause their respective personnel and advisors to provide) such assistance with the debt financing as is reasonably requested by Mallinckrodt.

Board of Directors and Management after the Transaction

The Merger Agreement requires Mallinckrodt to take such actions as are necessary to cause Don M. Bailey, Angus C. Russell and Virgil D. Thompson to become members of the Mallinckrodt board of directors immediately after the effective time of the Merger. Any new members appointed to the Mallinckrodt board of directors will be ratified by the Nominating and Governance Committee of the Mallinckrodt board of directors pursuant to the director nomination process set forth in Mallinckrodt’s proxy statement on Schedule 14A filed with the SEC on January 24, 2014, to serve on the Mallinckrodt board of directors, initially, until the next annual general meeting of Mallinckrodt’s shareholders in accordance with the organizational documents of Mallinckrodt. The new members will also be nominated by the Mallinckrodt board of directors for election (or re-election) to the Mallinckrodt board of directors at the next annual general meeting of Mallinckrodt’s shareholders in accordance with the organizational documents of Mallinckrodt, to serve until the next subsequent annual general meeting of the Mallinckrodt’s shareholders and until their respective successors are duly elected and qualify. If any of Don M. Bailey, Angus C. Russell and Virgil D. Thompson refuse, or are unable, to serve on the Mallinckrodt board of directors, a mutually agreeable replacement will be selected by Questcor and Mallinckrodt and ratified by the Nominating and Governance Committee of the Mallinckrodt board of directors in accordance with the director nomination process discussed above in this paragraph.

In addition, the Mallinckrodt board of directors will take such actions as are necessary to create, immediately after the effective time of the Merger, a new committee of the Mallinckrodt board of directors, which will be composed of three members: the Chief Executive Officer of Questcor as of immediately prior to the effective time of the Merger (who will be the chair of such committee), the Chief Executive Officer of Mallinckrodt as of immediately prior to the effective time of the Merger and the Chair of the Mallinckrodt board of directors as of immediately prior to the effective time of the Merger.

For additional information about the members of the Mallinckrodt board of directors upon completion of the Merger, see “The Merger—Board of Directors and Management after the Transaction” beginning on page 139 of this joint proxy statement/prospectus.

Shareholder Meetings

Under the terms of the Merger Agreement, Mallinckrodt and Questcor must use their respective reasonable best efforts to hold the Mallinckrodt EGM and the Questcor special meeting on the same day and as soon as reasonably practicable after the date of the Merger Agreement.

Recommendation of the Mallinckrodt Board of Directors

The Mallinckrodt board of directors has agreed to recommend to and solicit and use its reasonable best efforts to obtain from the Mallinckrodt shareholders their approval of the Mallinckrodt Share Issuance Proposal in connection with the Merger Agreement. In the event that the Mallinckrodt board of directors makes a change in recommendation (which change in recommendation may only be made prior to the Mallinckrodt EGM (including any postponement or adjournment thereof) in accordance with the terms of the Merger Agreement), then Questcor will have the right to terminate the Merger Agreement.

Any change of recommendation by the Mallinckrodt board of directors will not limit or modify the obligation of Mallinckrodt to present the Mallinckrodt Share Issuance Proposal in connection with the Merger Agreement for approval at the Mallinckrodt EGM as promptly as reasonably practicable after the Merger Agreement and, if the Merger Agreement is not otherwise terminated by either Mallinckrodt or Questcor in accordance with the terms of the Merger Agreement, then the Mallinckrodt Share Issuance Proposal will be submitted to the Mallinckrodt shareholders at the Mallinckrodt EGM for the purpose of voting on approving such proposal.

Recommendation of the Questcor Board of Directors

The Questcor board of directors has agreed to recommend to and solicit and use its reasonable best efforts to obtain from the Questcor shareholders their approval of the Merger Proposal. In the event that the Questcor board of directors makes a change in recommendation (which change in recommendation may only be made prior to the Questcor special meeting (including any postponement or adjournment thereof) in accordance with the terms of the Merger Agreement), then Mallinckrodt will have the right to terminate the Merger Agreement.

Any change of recommendation by the Questcor board of directors will not limit or modify the obligation of Questcor to present the Merger Proposal for approval at the Questcor special meeting as promptly as reasonably practicable after the date of the Merger Agreement and, if the Merger Agreement is not otherwise terminated by either Mallinckrodt or Questcor in accordance with the terms of the Merger Agreement, then the Merger Proposal will be submitted to the Questcor shareholders at the Questcor special meeting for the purpose of voting on approving such proposal.

Mallinckrodt Shareholders Meeting

Mallinckrodt has agreed to take, in accordance with applicable law and its organizational documents, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Mallinckrodt EGM as promptly as reasonably practicable following the date of the Merger Agreement. However, Mallinckrodt may make one or more successive postponements or adjournments of the Mallinckrodt EGM; provided that the Mallinckrodt EGM is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Mallinckrodt EGM was originally scheduled (other than any adjournments or postponements required by applicable law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided or made available to the Mallinckrodt shareholders or to permit dissemination of information which is material to shareholders voting at the Mallinckrodt EGM and to give such Mallinckrodt shareholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in the Merger Agreement is deemed to relieve Mallinckrodt of its obligation to submit the issuance of Mallinckrodt ordinary shares in the Merger to its shareholders for a vote on the approval thereof.

Questcor Shareholders Meeting

Questcor has agreed to take, in accordance with applicable law and its organizational documents, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Questcor special meeting as promptly as reasonably practicable following the date of the Merger Agreement. However, Questcor may make one or more successive postponements or adjournments of the Questcor special meeting; provided that the Questcor special meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Questcor special meeting was originally scheduled (other than any adjournments or postponements required by applicable law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided or made available to the Questcor shareholders or to permit dissemination of information which is material to shareholders voting at the Questcor special meeting and to give such Questcor shareholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in the Merger Agreement is deemed to relieve Questcor of its obligations to submit the Merger Agreement and the Merger to its shareholders for a vote on approval and adoption thereof.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Under the terms of the Merger Agreement, Mallinckrodt and Questcor have agreed to cooperate with each other and use their respective reasonable best efforts to take all actions necessary, proper or advisable on their respective parts under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all waiting period expirations or terminations, consents, registrations, approvals, authorizations, licenses and other permits necessary or advisable to be obtained from any third party and/or any governmental authorities in order to consummate the transactions contemplated by the Merger Agreement.

In addition, subject to exceptions specified in the Merger Agreement, each of Mallinckrodt and Questcor have agreed to keep each other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, to permit the other to review in advance any proposed communication with a governmental entity, to give the other the opportunity to attend and participate in any meeting with a governmental entity, to share any communication with a governmental entity, and to furnish each other, upon request, with all information concerning itself, its subsidiaries, affiliates, directors, officers and shareholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Mallinckrodt, Questcor or their respective subsidiaries to any third party and/or governmental entity in connection with the Merger and other transactions contemplated by the Merger Agreement.

Mallinckrodt and Questcor have also agreed to use their respective reasonable best efforts to resolve objections, if any, to the transactions contemplated by the Merger Agreement under any antitrust law, including agreeing to sell or dispose of any assets or businesses, in order to obtain the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders in connection with the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding this obligation, Mallinckrodt is not required to take an action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Mallinckrodt, Questcor and their respective subsidiaries, taken as a whole, after giving effect to the Merger.

No Solicitation; Third-Party Acquisition Proposals

The Merger Agreement contains detailed provisions outlining the circumstances in which Mallinckrodt and Questcor may respond to acquisition proposals received from third parties. Under these reciprocal provisions, each of Mallinckrodt and Questcor have agreed that it will not (and will not permit any of its subsidiaries to, and that it will cause its directors, officers and employees not to, and that it will direct and use its reasonable best efforts to cause its other representatives not to), directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a competing acquisition proposal (as defined below);

•	participate in any negotiations regarding, or furnish to any person or entity any nonpublic information relating to it or any of its subsidiaries in connection with a competing acquisition proposal;

•	engage in discussions with any person or entity with respect to any competing acquisition proposal;

•	except as required by the duties of the members of its board of directors under applicable laws, waive, terminate, modify or release any person or entity (other than the other party and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation;

•	approve or recommend, or propose publicly to approve or recommend, any competing acquisition proposal;

•	withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the other party, the recommendation by the its board of directors to its shareholders to vote in favor of its respective proposals;

•	enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any competing acquisition proposal; or

•	resolve or agree to do any of the foregoing.

In addition, the Merger Agreement required Mallinckrodt and Questcor to immediately cease, and cause their directors, officers and employees to cease, and to direct and use their reasonable best efforts to cause their other representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted theretofore with respect to any competing acquisition proposal or potential competing acquisition proposal. The Merger Agreement required Mallinckrodt and Questcor to promptly inform their representatives of these obligations. Notwithstanding anything to the contrary contained in the Merger Agreement, Mallinckrodt and Questcor and their respective subsidiaries and representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or entity solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below) and (B) inform a person or entity that has made or, to its knowledge, is considering making a competing acquisition proposal of the non-solicitation provisions of the Merger Agreement.

If Mallinckrodt or Questcor receives prior to obtaining approval of the Merger Proposal or the Mallinckrodt Share Issuance Proposal, as applicable, a bona fide, unsolicited, written competing acquisition proposal, which its board of directors determines in good faith after consultation with its outside legal and financial advisors (i) constitutes a superior proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a superior proposal, then in either event (if it has not materially breached the non-solicitation provisions of the Merger Agreement with respect to or in a manner that otherwise relates to such competing acquisition proposal) it may take the following actions: (x) furnish nonpublic information to the person or entity making such competing acquisition proposal, if, and only if, prior to so furnishing such information, receives from such person or entity an executed confidentiality agreement with confidentiality terms that are no less favorable in the aggregate to it than those contained in the confidentiality agreement between Mallinckrodt and Questcor (provided, however, that the confidentiality agreement is not required to contain standstill provisions) and (y) engage in discussions or negotiations with such person or entity with respect to the competing acquisition proposal.

The Merger Agreement permits each of the Questcor board of directors and the Mallinckrodt board of directors to comply with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or make any disclosure to its shareholders if such board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would constitute a breach of the duties of the members of such board of directors under applicable laws.

Definition of Competing Acquisition Proposal

For purposes of the Merger Agreement, the term “competing acquisition proposal” means any proposal made by a person, entity or group (other than a proposal or offer by either Mallinckrodt or Questcor, or any of their respective subsidiaries, as applicable) at any time which is structured to permit such person, entity or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, either Mallinckrodt or Questcor (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

Definition of Superior Proposal

For purposes of the Merger Agreement, the term “superior proposal” means a bona fide proposal or offer constituting a competing acquisition proposal (with references to 20% being deemed to be replaced with references to 50%), which the board of directors of the company in receipt of such proposal determines in good faith after consultation with its outside legal and financial advisors to be (a) more favorable to its shareholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Mallinckrodt or Questcor, as applicable, in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

Change of Recommendation

The Mallinckrodt board of directors and the Questcor board of directors are entitled to approve or recommend, or propose publicly to approve or recommend a competing acquisition proposal or withdraw, change, amend, modify or qualify its recommendation, in a manner adverse to the other, prior to the approval of the Mallinckrodt Share Issuance Proposal or the Merger Proposal, as applicable:

•

following receipt of a bona fide, unsolicited, written competing acquisition proposal, which such board of directors determines in good faith after consultation with its outside legal and financial advisors is a superior proposal and if (x) the party receiving such a proposal did not solicit, encourage or facilitate such competing acquisition proposal as a result of a material breach of the non-solicitation provisions of the Merger Agreement and (y) its board of directors has determined in good faith after consultation with its outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the board of directors under applicable laws (such a change of recommendation, an “acquisition proposal change of recommendation”); or

•	in response to a change, effect, development, circumstance, condition, state of facts, event or occurrence (that does not relate to a competing acquisition proposal) that was not known to the board of directors, or the material consequences of which (based on facts known to members of the board of directors as of the date of the Merger Agreement) were not reasonably foreseeable, as of the date of the Merger Agreement and if its board of directors has determined in good faith after consultation with its outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the board of directors under applicable laws (such a change of recommendation, an “intervening event change of recommendation”) (either an acquisition proposal change of recommendation or an intervening event change of recommendation a “change of recommendation”).

However, (i) prior to such board of directors making an intervening event change of recommendation, the party making such a change of recommendation must provide the other party with four business days’ prior written notice advising the other party that it intends to effect an intervening event change of recommendation and specifying, in reasonable detail, the reasons (including the material facts and circumstances related to the applicable intervening event), and during such four business day period, the party changing its recommendation must consider in good faith any proposal by the other party to amend the terms and conditions of the Merger Agreement in a manner that would obviate the need to effect the intervening event change of recommendation and (ii) prior to such board of directors making an acquisition proposal change of recommendation, the party making such a change of recommendation must provide the other party with four business days’ prior written notice (and any material amendment to the amount or form of consideration payable in connection with the applicable competing acquisition proposal will require a new notice and an additional three business day period) advising the other party that its board of directors intends to take such action and specifying the material terms and conditions of the competing acquisition proposal, and during such four business day period (or subsequent three business day period), the party changing its recommendation will consider in good faith any proposal by the other party to amend the terms and conditions of the Merger Agreement such that such the competing acquisition proposal would no longer constitute a “superior proposal.”

No change of recommendation will relieve Mallinckrodt from its obligations to submit the Mallinckrodt Share Issuance Proposal to a vote of its shareholders at the Mallinckrodt EGM, nor relieve Questcor from its obligations to submit the Merger Proposal to a vote of its shareholders at Questcor’s special meeting.

Obligation to Keep the Other Party Informed

Under the terms of the Merger Agreement, Mallinckrodt and Questcor have also agreed that:

•	they will notify the other party promptly (but in no event later than 24 hours) after receipt of any competing acquisition proposal, any initial proposals or inquiries that would reasonably be expected to lead to a competing acquisition proposal, or any initial inquiry or request for nonpublic information relating to the other party or any of their respective subsidiaries by any person or entity who has made or would reasonably be expected to make any competing acquisition proposal;

•	such notice will be made orally and confirmed in writing, and will indicate the identity of the person or entity making the competing acquisition proposal, inquiry or request or with whom Mallinckrodt or Questcor is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request;

•

in addition, they will promptly (but in any event within 24 hours) after the receipt thereof, provide to the other party copies of any written documentation material to understanding a competing acquisition proposal or potential competing acquisition proposal which is received by either Mallinckrodt or

Questcor from any person or entity (or from any representatives, advisors or agents of such person or entity) making such competing acquisition proposal or with whom discussions or negotiations would reasonably be expected to lead to a competing acquisition proposal;

•	they will keep the other party reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such competing acquisition proposal or potential competing acquisition proposal and keep the other party reasonably informed as to the nature of any information requested with respect thereto; and

•	will promptly (but in any event within 24 hours) provide to the other party any material nonpublic information concerning their company provided to any other person or entity in connection with any competing acquisition proposal that was not previously provided to the other party.

Certain Additional Covenants

The Merger Agreement also contains additional covenants and agreements, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, access to information of the other company, public announcements with respect to the transactions, exemptions from takeover laws, obligations of Merger Sub, Rule 16b-3 exemptions, the delisting of Questcor common stock and the listing of Mallinckrodt ordinary shares issued in connection with the Merger, the resignation of Questcor directors and certain tax matters.

Conditions to the Completion of the Merger

Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	Mallinckrodt Shareholder Approval. The Mallinckrodt Share Issuance Proposal must have been approved by an affirmative vote of the holders of a majority of the votes cast by holders of outstanding Mallinckrodt ordinary shares on such a proposal at the Mallinckrodt EGM.

•	Questcor Shareholder Approval. The Merger Proposal must have been approved by an affirmative vote of the holders of a majority of the outstanding shares of Questcor common stock entitled to vote thereon at the Questcor special meeting.

•	Registration Statement. The registration statement on Form S-4 of which this document forms a part must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of such registration statement has been issued by the SEC and remain in effect and no proceeding to that effect will have been commenced or threatened.

•	No Adverse Laws or Order. The absence of (i) any statute, rule or regulation (other than any antitrust law) enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger or (ii) any order or injunction of a court of competent jurisdiction preventing the consummation of the Merger.

•	Required Antitrust Clearances. (i) Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act must have expired or been terminated and (ii) no legal proceeding by a governmental entity under any antitrust law of the United States is threatened in writing or pending against Questcor, Mallinckrodt or Merger Sub that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Merger.

•	Listing. The Mallinckrodt ordinary shares to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance.

•	Mallinckrodt Status. Mallinckrodt must not, as a result of any adoption, implementation, promulgation, repeal, modification, amendment, or change of any applicable law of or by any governmental entity following the date of the Merger Agreement and prior to the closing date of the Merger, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the closing date of the Merger.

Under the Merger Agreement, the respective obligations of Mallinckrodt and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. (i) The representations and warranties of Questcor regarding its capitalization, absence of encumbrances or preemptive or other outstanding rights on its capital stock, corporate authority and absence of undisclosed brokers’ fees or finders’ fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date must be true and correct in all material respects as of such date) and (ii) the other representations and warranties of Questcor must be true and correct as of the date of the Merger Agreement and the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date must be true and correct in all material respects as of such date), except where any failures to be true and correct (without giving effect to any qualification as to materiality or material adverse effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Questcor; and Mallinckrodt must have received a certificate signed on behalf of Questcor by a duly authorized executive officer of Questcor to such effect.

•	Performance of Obligations of Questcor. Questcor must have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the effective time of the Merger; and Mallinckrodt must have received a certificate signed on behalf of Questcor by a duly authorized executive officer of Questcor to such effect.

•	No Material Adverse Effect. Since the date of the Merger Agreement, Questcor must not have undergone a material adverse effect (as defined above).

Under the Merger Agreement, the obligations of Questcor to effect the Merger are also subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. (i) The representations and warranties of Mallinckrodt and Merger Sub regarding their respective capitalization, absence of encumbrances or preemptive or other outstanding rights on its capital stock, corporate authority and absence of undisclosed brokers’ fees or finders’ fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date must be true and correct in all material respects as of such date) and (ii) the other representations and warranties of Mallinckrodt must be true and correct as of the date of the Merger Agreement and the date of the completion of the Merger (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date must be true and correct in all material respects as of such date), except where any failures to be true and correct (without giving effect to any qualification as to materiality or material adverse effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Mallinckrodt; and Questcor must have received a certificate signed on behalf of Mallinckrodt by a duly authorized executive officer of Mallinckrodt to such effect.

•	Performance of Obligations of Mallinckrodt and Merger Sub. Mallinckrodt and Merger Sub must have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the effective time of the Merger; and Questcor must have received a certificate signed on behalf of Mallinckrodt by a duly authorized executive officer of Mallinckrodt to such effect.

•	No Material Adverse Effect. Since the date of the Merger Agreement, Mallinckrodt must not have undergone a material adverse effect (as defined above).

Prior to the effective time of the Merger, the parties may, to the extent permitted by applicable laws and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement made to Mallinckrodt or Questcor by the other party, and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party under the Merger Agreement. For additional information see below under “—Amendment and Waiver.”

Termination of the Merger Agreement; Termination Fees

Termination

The Merger Agreement may be terminated and the Merger and the other transactions abandoned (whether before or after receipt of the approval of Questcor and Mallinckrodt shareholders) as follows:

•	by mutual written consent of Mallinckrodt and Questcor;

•	by either Mallinckrodt or Questcor, prior to the effective time of the Merger, if there has been a breach by Questcor, on the one hand, or Mallinckrodt or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the conditions to the consummation of the Merger not being satisfied (and such breach is not curable prior to October 6, 2014 (as may be extended, the “Outside Date”), or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (ii) three business days before the Outside Date). However, the Merger Agreement may not be terminated in accordance with the foregoing sentence by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

•	by either Mallinckrodt or Questcor, if the effective time of the Merger has not occurred by midnight Eastern time on the Outside Date, provided that this right to terminate the Merger Agreement may not be exercised by a party whose breach of any representation, warranty, covenant or agreement in the Merger Agreement is the cause of, or resulted in, the effective time of the Merger not occurring prior to the Outside Date. However, either Mallinckrodt or Questcor may, within three business days immediately prior to October 6, 2014, elect to extend the Outside Date by delivering written notice to the other party stating that if on the Outside Date the only conditions to closing that have not been satisfied or waived (other than those that by their nature are to be satisfied at the closing of the Merger, which conditions must be capable of being satisfied) are conditions relating to HSR clearance, the absence of certain proceedings under competition laws, the absence of any orders or injunctions under antitrust laws and the absence of other laws or orders preventing the consummation of the Merger under antitrust laws, then the Outside Date will be extended by three months until January 6, 2015. In addition, if the marketing period has begun but not been completed by the Outside Date, then the Outside Date will be extended by the number of days remaining in the marketing period as of the Outside Date plus three business days;

•	by Mallinckrodt, if, prior to the approval of the Merger Proposal, the Questcor board of directors effects a Questcor change of recommendation. This termination right expires at 5:00 p.m. (New York City time) on the fifteenth business day following the date on which such change of recommendation occurs;

•	by Questcor, if, prior to the approval of the Mallinckrodt Share Issuance Proposal, the Mallinckrodt board of directors effects a Mallinckrodt change of recommendation. This termination right expires at 5:00 p.m. (New York City time) on the fifteenth business day following the date on which such change of recommendation occurs;

•	by either Mallinckrodt or Questcor if a governmental entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of Mallinckrodt and Questcor, taken together, has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

•	by either Mallinckrodt or Questcor, if the approval of the Merger Proposal has not been obtained at the Questcor special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

•	by either Mallinckrodt or Questcor, if the approval of the Mallinckrodt Share Issuance Proposal has not been obtained at the Mallinckrodt EGM or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Termination Fees

Termination Fees Payable by Mallinckrodt

The Merger Agreement requires Mallinckrodt to pay Questcor a termination fee of $131,450,000 if:

•	Mallinckrodt or Questcor terminates the Merger Agreement due to the failure of the Merger to occur by the Outside Date or the failure to obtain the approval of the Mallinckrodt Share Issuance Proposal at the Mallinckrodt EGM or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken, and an acquisition proposal for Mallinckrodt by a third party for more than 50% of the assets, equity interests or business of Mallinckrodt has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Mallinckrodt EGM and (x) any such acquisition proposal is consummated within twelve months of such termination or (y) Mallinckrodt enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated; or

•	Questcor terminates the Merger Agreement because the Mallinckrodt board of directors effects a Mallinckrodt acquisition proposal change of recommendation or a Mallinckrodt intervening event change of recommendation prior to the approval of the Mallinckrodt Share Issuance Proposal.

The Merger Agreement requires Mallinckrodt to pay Questcor a termination fee of $37,560,000 if either Mallinckrodt or Questcor terminates the Merger Agreement because the Mallinckrodt Share Issuance Proposal is not approved by the Mallinckrodt shareholders at the Mallinckrodt EGM or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. To the extent this $37,560,000 termination fee becomes payable, any payment made for this reason will be credited against Mallinckrodt’s obligation to pay the $131,450,000 termination fee described above, should it become payable.

Termination Fees Payable by Questcor

The Merger Agreement requires Questcor to pay Mallinckrodt a termination fee of $194,470,000 if:

•	Mallinckrodt or Questcor terminates the Merger Agreement due to the failure of the Merger to occur by the Outside Date or the failure to obtain the approval of the Merger Proposal at Questcor’s special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken, and an acquisition proposal for Questcor by a third party for more than 50% of the assets, equity interests or business of Questcor has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Questcor special meeting and (x) any such acquisition proposal is consummated within twelve months of such termination or (y) Questcor enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated; or

•	Mallinckrodt terminates the Merger Agreement because the Questcor board of directors effects a Questcor acquisition proposal change of recommendation or a Questcor intervening event change of recommendation prior to the approval of the Merger Proposal.

The Merger Agreement requires Questcor to pay Mallinckrodt a termination fee of $55,560,000 if either Mallinckrodt or Questcor terminates the Merger Agreement because the Merger Proposal is not approved by the Questcor shareholders at Questcor’s special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. To the extent this $55,560,000 termination fee becomes payable, any payment made for this reason will be credited against Questcor’s obligation to pay the $194,470,000 termination fee described above, should it become payable.

Limitation on Remedies

In the event of the valid termination of the Merger Agreement pursuant to the provisions described under “—Termination” above, written notice must be given to the other party or parties specifying the provision pursuant to which such termination is made, and the Merger Agreement will become null and void and there will be no liability on the part of Mallinckrodt, Merger Sub or Questcor, except that the confidentiality agreement, this section and certain other sections of the Merger Agreement will survive such termination, including the obligations to pay the termination fees described under “—Termination Fees—Termination Fees Payable by Questcor” and “—Termination Fees—Termination Fees Payable by Mallinckrodt” above. However, no such termination (or payment of termination fee) will relieve any party from liability for fraud or a willful breach (as defined in the Merger Agreement) of its representations, warranties, covenants or agreements in the Merger Agreement prior to such termination. The Merger Agreement provides, for the avoidance of doubt, that the damages recoverable for a willful breach by Mallinckrodt (which may be pursued only by Questcor through actions expressly approved by the Questcor board of directors) will not be limited to reimbursement of Questcor’s expenses or out-of-pocket costs, and may include, to the extent proven, other damages suffered by Questcor, and that the calculation of damages suffered by Questcor may include, to the extent proven, loss suffered by Questcor’s shareholders (including, to the extent otherwise available under Delaware law under the circumstances, the benefit of the bargain lost by Questcor’s shareholders), which will be deemed in such event to be damages of Questcor and not of the Questcor’s shareholders themselves.

Fees and Expenses

Except as otherwise expressly provided in the Merger Agreement, all out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of a party to the Merger Agreement in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring the expense, except that Mallinckrodt and Questcor will share equally all expenses incurred in connection with (a) printing, filing and mailing this joint proxy statement/prospectus and Form S-4, and all SEC and other regulatory filing fees incurred in connection therewith, (b) the exchange agent, and (c) any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar taxes.

Indemnification; Directors’ and Officers’ Insurance

The parties to the Merger Agreement have agreed that, for a period of not less than six years from and after the effective time of the Merger, Mallinckrodt will, and will cause the surviving corporation to, indemnify and hold harmless all past and present directors, officers and employees of Questcor and its subsidiaries, for acts or omissions occurring at or prior to the completion of the Merger, to the same extent as these individuals had rights to indemnification and advancement of expenses as of the date of the Merger Agreement and to the fullest extent permitted by law.

In addition, for an aggregate period of not less than six years following the effective time of the Merger, Mallinckrodt will cause the surviving corporation to provide Questcor’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the Merger that is no less favorable than Questcor’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage, subject to the limitation that the surviving corporation will not be required to spend in any one year more than 300% of the last annual premium paid by Questcor for the existing policy prior to the date of the Merger Agreement. Instead, Questcor may, at its option prior to the effective time of the Merger, purchase a “tail” prepaid policy, provided that the amount paid for such policy does not exceed 300% of the last annual premium paid prior to the date of the Merger Agreement.

Amendment and Waiver

The parties may amend the Merger Agreement at any time either before or after the approval of the Merger Proposal or Mallinckrodt Share Issuance Proposal by their written agreement. However, after such approval, no amendment may be made which requires further approval by such shareholder under applicable law unless such further approval is obtained.

Prior to the effective time of the Merger, the parties may, to the extent permitted by applicable laws and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement made to Mallinckrodt or Questcor by the other party, and (iii) waive compliance with any of the agreements or conditions for the benefit of any party under the Merger Agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the applicable party. Any delay in exercising any right under the Merger Agreement does not constitute a waiver of such right.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable injury would occur if any provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, prior to the valid termination of the Merger Agreement pursuant to the provisions described under “—Termination” above, each party is entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the Merger Agreement by any other party, to a decree or order of specific performance to specifically enforce the terms and provisions of the Merger Agreement and to any further equitable relief. The parties agreed to waive any objections to any of the foregoing remedies (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity). In the event Mallinckrodt or Questcor seeks any of the foregoing remedies, such party is not required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

LITIGATION RELATING TO THE TRANSACTION

Since the announcement of the Merger on April 7, 2014, at least ten putative class actions have been filed on behalf of alleged Questcor shareholders in the Superior Court of the State of California, County of Orange, under the following captions: Hansen v. Thompson, et al., Case No. 30-2014-00716108-CU-SL-CXC, filed April 7, 2014; Heng v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00716117-CU-BT-CXC, filed April 8, 2014; Buck v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00716694-CU-SL-CXC, filed April 10, 2014; Ellerbeck v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00717130-CU-SL-CXC, filed April 11, 2014; Yokem v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00717153-CU-SL-CXC, filed April 11, 2014; Richter v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00716761-CU-SL-CXC, filed April 11, 2014; Tramantano v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00716638-CU-BT-CXC, filed April 15, 2014; Crippen v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00718491-CU-BT-CXC, filed April 23, 2014; Patel v. Questcor Pharmaceuticals, inc., et al., Case No. 30-2014-00722866-CU-BT-CXC, filed May 8, 2014; and Postow v. Questcor Pharmaceuticals, Inc., et al., Case No. 30-2014-00722897-CU-SL-CXC, filed May 12, 2014. On June 3, 2014, the California Superior Court issued a ruling consolidating the foregoing lawsuits under the Hansen caption and appointing lead plaintiff and co-lead counsel. On June 12, 2014, lead plaintiffs filed a consolidated amended complaint (the “Consolidated Complaint”). On June 27, 2014, the California court entered a stipulated scheduling order that, among other things, scheduled a hearing on plaintiffs’ anticipated motion for a preliminary injunction on August 1, 2014.

The Consolidated Complaint names as defendants the members of the Questcor board of directors, and alleges that Questcor’s directors breached their fiduciary duties to Questcor’s shareholders in connection with the Merger because, among other things, the Merger allegedly involves an unfair price, an inadequate sales process, self-dealing, and unreasonable deal protection devices. The Consolidated Complaint also alleges that the Questcor directors breached their fiduciary duties by failing to disclose purportedly material information to shareholders in connection with the Merger. The Consolidated Complaint also alleges that Mallinckrodt and Merger Sub aided and abetted these purported breaches of fiduciary duty. The Consolidated Complaint seeks, among other things, an order enjoining or rescinding the Merger and an award of attorney’s and other fees and costs.

On April 9 and 15, 2014, a law firm sent substantially identical letters to the Questcor board of directors, each letter on behalf of a different purported Questcor shareholder (the “Demand Letters”). The Demand Letters request that the board take certain actions in connection with the Merger, and indicate that in the event that the board does not take such actions, the shareholders will file a lawsuit seeking the same relief sought in the Complaints. Both shareholders have now filed complaints (the Heng and Crippen actions).

On April 29, 2014, plaintiffs in the federal derivative action captioned In re Questcor Pharmaceuticals, Inc. Shareholder Derivative Litigation, pending in the United States District Court for the Central District of California, (the “Derivative Action”) filed an ex parte application to lift the stay in the Derivative Action to add claims challenging the Merger. The plaintiffs sought to add allegations challenging, among other things, the consideration agreed to in the proposed transaction and the purported failure by the Questcor board of directors to independently value the derivative claims. On May 1, 2014, the plaintiffs also noticed a motion seeking the same relief. On May 2, 2014, the court denied plaintiffs’ ex parte motion. On May 16, 2014, plaintiffs voluntarily withdrew their noticed motion. Questcor believes that the standing of the plaintiffs in the Derivative Action will likely be terminated upon the closing of the Merger.

Questcor and Mallinckrodt believe that the Consolidated Complaint has no merit and intend to defend vigorously against it.

CERTAIN TAX CONSEQUENCES OF THE MERGER

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of Questcor common stock and of the ownership and disposition of Mallinckrodt ordinary shares received by such holders upon the consummation of the Merger. The discussion set forth below with respect to U.S. holders is applicable only to U.S. holders (i) who are residents of the United States for purposes of the current income tax treaty between Ireland and the United States, which is referred to in this joint proxy statement/prospectus as the “Tax Treaty,” (ii) whose Questcor common stock or Mallinckrodt ordinary shares are not, for purposes of the Tax Treaty, attributable to such U.S. holder’s permanent establishment in Ireland and (iii) who otherwise qualify for the full benefits of the Tax Treaty. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that Questcor shareholders hold their Questcor common stock, and will hold their Mallinckrodt ordinary shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular Questcor shareholders in light of their personal circumstances, including any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or to shareholders subject to special treatment under the Code, including:

•	banks, thrifts, mutual funds and other financial institutions;

•	regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	broker-dealers;

•	tax-exempt organizations and pension funds;

•	insurance companies;

•	dealers or brokers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	except to the extent specifically set forth below, Questcor shareholders who, at any time within the five-year period ending on the date of the Merger, have owned, actually or constructively, 5% or more of Questcor common stock;

•	non-U.S. holders of Mallinckrodt ordinary shares who, immediately after the Merger, own, actually or constructively, at least 5% of the Mallinckrodt ordinary shares;

•	“passive foreign investment companies” or “controlled foreign corporations”;

•	persons liable for the alternative minimum tax;

•	holders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•	partnerships or other pass-through entities; and

•	holders who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences. For purposes of this discussion, a U.S. holder means a beneficial owner of Questcor common stock, or of Mallinckrodt ordinary shares after the Merger, who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a non-U.S. holder means a beneficial owner of Questcor common stock, or of Mallinckrodt ordinary shares after the Merger, that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Merger. Each Questcor shareholder should consult with its tax advisor with respect to the particular tax consequences of the Merger to such shareholder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Questcor common stock or Mallinckrodt ordinary shares after the Merger, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger and the ownership and disposition of Mallinckrodt ordinary shares.

QUESTCOR SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER AND OF THE OWNERSHIP AND DISPOSITION OF MALLINCKRODT ORDINARY SHARES AFTER THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, AND OTHER TAX LAWS AND ANY APPLICABLE INFORMATION REPORTING OBLIGATIONS.

U.S. Federal Income Tax Consequences of the Merger

Tax Consequences to Mallinckrodt

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes, such as net operating losses, to offset U.S. taxable income resulting from certain transactions. These limitations generally apply if, after the acquisition:

•	at least 60% of the acquiring foreign corporation’s stock (by vote or value) is considered to be held by former shareholders of the acquired U.S. corporation by reason of holding stock of such U.S. corporation; and

•	the “expanded affiliated group” which includes the acquiring foreign corporation does not have substantial business activities in the country in which the acquiring foreign corporation is created or organized.

If these requirements are met, Section 7874 would generally impose a minimum level of tax on any “inversion gain” of the U.S. corporation and related U.S. persons (within the meaning of Section 7874) after the acquisition. Generally, inversion gain is defined as (i) the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the Merger, and (ii) any income received or accrued during such period by reason of a license of any property by the U.S. corporation and related U.S. persons to a foreign related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain.

Section 7874 also provides that if, following an acquisition of a U.S. corporation by a foreign corporation, at least 80% of the acquiring foreign corporation’s stock (by vote or value) is considered to be held by former shareholders of the U.S. corporation by reason of holding stock of such U.S. corporation and the “expanded affiliated group” which includes the acquiring foreign corporation does not have substantial business activities in the country in which the acquiring foreign corporation is created or organized, then the foreign corporation would be treated as a U.S. corporation for U.S. federal tax purposes even though it is a corporation created and organized outside the United States.

Section 7874 is not expected to apply to the Merger because the former Questcor shareholders are expected to receive less than 60% of the Mallinckrodt ordinary shares (by vote or value) by reason of holding Questcor common stock.

Tax Consequences to U.S. Holders

The receipt of cash and Mallinckrodt ordinary shares for Questcor common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Under such treatment, in general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the sum of the fair market value of Mallinckrodt ordinary shares and the amount of cash (including cash received in lieu of fractional Mallinckrodt ordinary shares) received in the Merger and the aggregate tax basis in the Questcor common stock surrendered in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Questcor common stock surrendered exceeds one year at the effective time of the Merger. Certain non-corporate U.S. holders (including individuals) are eligible for preferential rates applicable to long-term capital gain. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Questcor common stock if blocks of Questcor common stock were acquired at different times or for different prices. A U.S. holder’s aggregate tax basis in the Mallinckrodt ordinary shares received in the Merger will generally equal the fair market value of such Mallinckrodt ordinary shares at the effective time of the Merger, and the holder’s holding period for such Mallinckrodt ordinary shares will begin on the day after the Merger.

Tax Consequences to Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized in the Merger unless:

•	the recognized gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

Unless an applicable treaty provides otherwise, the recognized gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person (see “—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to U.S. Holders” above). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Recognized gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Ownership and Disposition of Mallinckrodt Ordinary Shares

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Mallinckrodt ordinary shares to Questcor shareholders who receive such Mallinckrodt ordinary shares pursuant to the Merger and assumes that Mallinckrodt will be treated as a foreign corporation for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Taxation of Dividends

The gross amount of cash distributions on Mallinckrodt ordinary shares (including any withheld Irish taxes) will be taxable as dividends to the extent paid out of Mallinckrodt’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Irish taxes) will be includable in the gross income of a U.S. holder as ordinary income on the day actually or constructively received by such holder. Distributions on Mallinckrodt ordinary shares (including any withheld Irish taxes) that are treated as dividends for U.S. federal income tax purposes will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. holders (including individuals), subject to the following discussion of special rules applicable to Passive Foreign Investment Companies (“PFICs”), certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. In addition, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Mallinckrodt ordinary shares, which are currently listed on the New York Stock Exchange, are considered readily tradable on an established securities market in the United States. There can be no assurance that the Mallinckrodt ordinary shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d) (4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Mallinckrodt’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Subject to certain conditions and limitations, Irish withholding taxes, if any, on dividends paid on Mallinckrodt ordinary shares may be credited against a U.S. holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on Mallinckrodt ordinary shares will, subject to the discussion below regarding foreign corporations that are at least 50% owned by U.S. persons, be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if a U.S. holder:

•	has held Mallinckrodt ordinary shares for less than a specified minimum period during which the U.S. holder is not protected from risk of loss; or

•	is obligated to make payments related to the dividends,

the U.S. holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on Mallinckrodt ordinary shares.

The rules governing the foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit under the holder’s particular circumstances and the requirements for claiming such credit.

To the extent that the amount of any distribution exceeds Mallinckrodt’s current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. holder’s Mallinckrodt ordinary shares, and to the extent the amount of the distribution exceeds the U.S. holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “—Sale, Exchange or Other Taxable Disposition” beginning on page 175 of this joint proxy statement/prospectus.

It is possible that Mallinckrodt is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by Mallinckrodt as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. holder’s ability to claim a foreign tax credit for any Irish withholding taxes payable in respect of the dividends. The Code permits a U.S. holder entitled to benefits under the Tax Treaty to elect to treat any dividends from such a corporation as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit. U.S. holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by Mallinckrodt, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

Sale, Exchange or Other Taxable Disposition

For U.S. federal income tax purposes, subject to the following discussion of special rules applicable to PFICs, a U.S. holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Mallinckrodt ordinary share in an amount equal to the difference between the amount realized for the share and such U.S. holder’s tax basis in the share. For U.S. holders of Questcor common stock that received Mallinckrodt ordinary shares in the Merger, such holder’s tax basis in its Mallinckrodt ordinary shares will be determined in the manner described above under “—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to U.S. Holders.” The gain or loss recognized by a U.S. holder on the sale, exchange or other taxable disposition of Mallinckrodt ordinary shares will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) currently are eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if such holder has held the relevant property for more than one year as of the date of the sale, exchange or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Mallinckrodt ordinary shares will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company Considerations

A PFIC is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code, or (b) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” We believe that the Mallinckrodt ordinary shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. With certain exceptions, the Mallinckrodt ordinary shares would be treated as stock in a PFIC if Mallinckrodt were a PFIC at any time during a U.S. holder’s holding period in such U.S. holder’s Mallinckrodt ordinary shares. There can be no assurance that Mallinckrodt will not be treated as a PFIC during a U.S. holder’s holding period. If Mallinckrodt were to be treated as a PFIC, then, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the Mallinckrodt ordinary shares, gain realized on any sale or exchange of the Mallinckrodt ordinary shares and certain distributions with respect to Mallinckrodt ordinary shares could be subject to additional U.S. federal income taxes, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. In addition, dividends that a U.S. holder receives from Mallinckrodt with respect to Mallinckrodt ordinary shares would not be eligible for the special tax rates applicable to qualified dividend income if Mallinckrodt is treated as a PFIC with respect to such U.S. holder either in the taxable year of the distribution or the preceding taxable year, but instead would be subject to U.S. federal income tax rates applicable to ordinary income.

Tax Consequences to Non-U.S. Holders

In general, a non-U.S. holder of Mallinckrodt ordinary shares will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding” beginning on page 176 of this joint proxy statement/prospectus, U.S. federal withholding tax on any dividends received on Mallinckrodt ordinary shares or any gain recognized on a sale or other disposition of Mallinckrodt ordinary shares (including any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Mallinckrodt ordinary shares) unless:

•	the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A non-U.S. holder that is a corporation may also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to cash consideration received by U.S. holders of Questcor common stock in the Merger (including cash in lieu of fractional Mallinckrodt ordinary shares received by such U.S. holders), dividends received by U.S. holders of Mallinckrodt ordinary shares and the proceeds received on the disposition of Mallinckrodt ordinary shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Mallinckrodt ordinary shares, subject to certain exceptions (including an exception for Mallinckrodt ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Mallinckrodt ordinary shares. Such U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Mallinckrodt ordinary shares.

Information returns may be filed with the IRS in connection with, and a non-U.S. holder may be subject to backup withholding on, cash consideration received in the Merger (including cash received in lieu of fractional Mallinckrodt ordinary shares received in the Merger), unless the non-U.S. holder furnishes to the paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or otherwise establishes an exemption. Dividends paid with respect to Mallinckrodt ordinary shares and proceeds from the sale or other disposition of Mallinckrodt ordinary shares received in the United States by a non-U.S. holder or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit on a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, Mallinckrodt ordinary shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and subsequent guidance, withholding under FATCA may, under certain circumstances, apply to payments of dividends on Mallinckrodt ordinary shares made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of Mallinckrodt ordinary shares on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Mallinckrodt ordinary shares.

Irish Tax Considerations

Scope of Discussion

The following is a summary of the material Irish tax consequences of the Merger to certain beneficial owners of Questcor common stock and the ownership and disposal of Mallinckrodt ordinary shares received upon the consummation of the Merger by such owners. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this joint proxy statement/prospectus and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and shareholders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transaction and of the acquisition, ownership and disposal of Mallinckrodt ordinary shares. The summary applies only to shareholders who hold their Questcor common stock, and will own Mallinckrodt ordinary shares, as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who acquired their Questcor common stock or who have, or who are deemed to have, acquired their Mallinckrodt ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

Some of the statements in this section are the subject of an application by Mallinckrodt to the Irish tax authorities.

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

Non-Irish shareholders

Questcor shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their Questcor common stock in connection with a trade carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their Questcor common stock, or on the receipt of Mallinckrodt ordinary shares and/or cash pursuant to the Merger.

Any subsequent disposal of Mallinckrodt ordinary shares will not be within the charge to Irish tax on chargeable gains provided the holder of such shares is not resident or ordinarily resident in Ireland for Irish tax purposes and does not hold his or her shares in connection with a trade carried on by such shareholder through an Irish branch or agency.

Irish shareholders

Questcor shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or Questcor shareholders that hold their Questcor common stock in connection with a trade carried on by such persons through an Irish branch or agency, will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish tax on chargeable gains arising on the cancellation of their Questcor common stock pursuant to the Merger.

The receipt by such a Questcor shareholder of Mallinckrodt ordinary shares and cash (including any cash received in lieu of a fractional Mallinckrodt ordinary share) will be treated as a part disposal of his or her shares of Questcor common stock for Irish CGT purposes in respect of the cash consideration received.

On the basis that the Merger is treated as a “scheme of reconstruction or amalgamation” for Irish CGT purposes, including a scheme for the amalgamation of any two or more companies, is effected for bona fide commercial reasons and does not form part of any arrangement or scheme of which the main purpose or one of the main purposes is the avoidance of liability to tax, the receipt by such Questcor shareholder of Mallinckrodt ordinary shares should not be treated as a part disposal of his or her Questcor common stock for Irish CGT purposes. Instead the Mallinckrodt ordinary shares received should be treated as the same asset as the Questcor common stock cancelled and as acquired at the same time and for the same consideration as the Questcor common stock as adjusted for the part of the consideration attributable to the part disposal in respect of the receipt of cash.

A subsequent disposal of Mallinckrodt ordinary shares by a shareholder who is resident or ordinarily resident in Ireland for Irish tax purposes or who holds his or her shares in connection with a trade carried on by such person through an Irish branch or agency will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish CGT.

On the basis of the treatment described above on the receipt of Mallinckrodt ordinary shares in exchange for Questcor common stock, a former Questcor shareholder’s base cost in the Mallinckrodt ordinary shares received for Irish CGT purposes will be the consideration paid by such shareholder for the Questcor common stock when they were first acquired by that shareholder as adjusted, if applicable, for the part of the consideration attributable to the part disposal on the receipt of cash. Consequently, any chargeable gain (or allowable loss) on a subsequent disposal or part disposal of the Mallinckrodt ordinary shares should be calculated by reference to this allocated base cost.

A shareholder of Mallinckrodt who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon subsequent disposal of the Mallinckrodt ordinary shares during the period in which such individual is a non-resident.

Stamp Duty

Some of the statements in this section are the subject of an application by Mallinckrodt to the Irish tax authorities.

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

No stamp duty will be payable on the cancellation of the Questcor common stock or the issue of Mallinckrodt ordinary shares pursuant to the Merger.

Irish stamp duty may, depending on the manner in which the shares in Mallinckrodt are held, be payable in respect of transfers of Mallinckrodt ordinary shares.

Shares Held Through DTC

A transfer of Mallinckrodt ordinary shares effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty. On the basis that most ordinary shares in Mallinckrodt are held through DTC, most transfers of ordinary shares will be exempt from Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of Mallinckrodt ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

•	there is no change in the ultimate beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of Mallinckrodt ordinary shares held outside of DTC, it is strongly recommended that those Questcor shareholders who do not hold their Questcor common stock through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their Questcor common stock into DTC as soon as possible and before the transaction is consummated.

Withholding Tax on Dividends (DWT)

Some of the statements in this section are the subject of an application by Mallinckrodt to the Irish tax authorities.

Distributions made by Mallinckrodt will, in the absence of one of many exemptions, be subject to DWT currently at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by Mallinckrodt to its shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, Mallinckrodt is responsible for withholding DWT prior to making such distribution.

General Exemptions

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from Mallinckrodt if such shareholder is beneficially entitled to the dividend and is either:

•	a person (not being a company) resident for tax purposes in a Relevant Territory (including the U.S.) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, please see Annex E to this joint proxy statement/prospectus);

•	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•	a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

•	a company whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a recognized stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

•	a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above (but subject to “—Shares Held by U.S. Resident Shareholders” below), Mallinckrodt or, in respect of shares held through DTC, any qualifying intermediary appointed by Mallinckrodt, has received from the shareholder, where required, the relevant DWT Forms prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the shareholder where required should furnish the relevant DWT Forms to:

•	its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by Mallinckrodt) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC, or

•	Mallinckrodt’s transfer agent at least seven business days before the record date for the dividend if its shares are held outside of DTC.

Links to the various DWT Forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html.

Shareholders that are required to file DWT Forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

For non-Irish resident shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Shares Held by U.S. Resident Shareholders

Dividends paid in respect of Mallinckrodt ordinary shares that are owned by a U.S. resident and held through DTC will not be subject to DWT provided the address of the beneficial owner of such shares in the records of the broker holding such shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Mallinckrodt). It is strongly recommended that such shareholders, including Questcor shareholders who are U.S. residents and who receive Mallinckrodt ordinary shares pursuant to the transaction, ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Mallinckrodt).

Dividends paid in respect of Mallinckrodt ordinary shares that are held outside of DTC and are owned by a former Questcor shareholder who is a resident of the United States will not be subject to DWT if such shareholders provide a completed IRS Form 6166 or a valid DWT Form to Mallinckrodt’s transfer agent to confirm its U.S. residence and claim an exemption. It is strongly recommended that Questcor shareholders who are U.S. residents and who receive Mallinckrodt ordinary shares (which are to be held outside of DTC) pursuant to the transaction complete the appropriate IRS Form 6166 or a DWT Form and provide them to Mallinckrodt’s transfer agent as soon as possible after receiving their shares.

If any shareholder that is resident in the United States receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of Relevant Territories Other Than the United States

Shareholders who are residents of Relevant Territories, other than the United States, must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions” beginning on page 180 of this joint proxy statement/prospectus, including the requirement to furnish valid DWT Forms, in order to receive dividends without suffering DWT. If such shareholders hold their shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Mallinckrodt) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If such shareholders hold their shares outside of DTC, they must provide the appropriate DWT Forms to Mallinckrodt’s transfer agent at least seven business days before the record date for the dividend. It is strongly recommended that such shareholders including Questcor shareholders who are residents of Relevant Territories other than the U.S. and who receive Mallinckrodt ordinary shares pursuant to the transaction complete the appropriate DWT Forms and provide them to their brokers or Mallinckrodt’s transfer agent, as the case may be, as soon as possible after receiving their shares.

If any shareholder who is resident in a Relevant Territory receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies that have completed the appropriate DWT forms) will be subject to DWT in respect of dividends paid on their Mallinckrodt ordinary shares.

Shareholders that are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Mallinckrodt) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) (in the case of shares held through DTC), or to Mallinckrodt’s transfer agent at least seven business days before the record date for the dividend (in the case of shares held outside of DTC).

Shares Held by Other Persons

Mallinckrodt shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Dividends paid in respect of Mallinckrodt ordinary shares held through DTC that are owned by a partnership formed under the laws of a Relevant Territory and where all the underlying partners are residents in a Relevant Territory will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Mallinckrodt) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If any partner is not a resident of a Relevant Territory, no part of the partnership’s position is entitled to exemption from DWT.

Qualifying Intermediary

Mallinckrodt has put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of shares of Mallinckrodt that are held through DTC, which are referred to as the “Deposited Securities.” The agreement provides that the qualifying intermediary will distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after Mallinckrodt delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

Mallinckrodt will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms.

Income Tax on Dividends Paid on Mallinckrodt Ordinary Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies.

A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from Mallinckrodt. An exception to this position may apply where such shareholder holds Mallinckrodt ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or liability to the universal social charge. The DWT deducted by Mallinckrodt discharges the liability to income tax and the universal social charge. An exception to this position may apply where the shareholder holds Mallinckrodt ordinary shares through a branch or agency in Ireland through which a trade is carried on.

Irish resident or ordinarily resident shareholders may be subject to Irish tax and (in the case of an individual) the universal social charge on dividends received from Mallinckrodt.

Capital Acquisitions Tax (CAT)

CAT comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Mallinckrodt ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Mallinckrodt ordinary shares are regarded as property situated in Ireland for Irish CAT purposes as the share register of Mallinckrodt must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. Mallinckrodt shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. QUESTCOR SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE TRANSACTION AND OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF MALLINCKRODT ORDINARY SHARES.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of (i) the pending acquisition of Questcor by Mallinckrodt, which was announced on April 7, 2014, (ii) the acquisition of Cadence by Mallinckrodt, which was completed on March 19, 2014, (iii) the separation of Mallinckrodt from Covidien on June 28, 2013, (iv) the related financings to fund the transactions based on the historical financial position and results of operations of Mallinckrodt and (v) the related tax effects from the transactions.

On June 28, 2013, Mallinckrodt completed its legal separation from Covidien when Covidien shareholders of record received one Mallinckrodt ordinary share for every eight Covidien ordinary shares held as of the record date for the distribution, June 19, 2013, and the pharmaceuticals business of Covidien was transferred to Mallinckrodt. In connection with the separation, MIFSA issued $300 million aggregated principal amount of 3.50% senior unsecured notes due April 2018 and $600 million aggregate principal amount of 4.75% senior unsecured notes due April 2023. Mallinckrodt’s historical financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that are included within Mallinckrodt’s fiscal 2013 results, may not be indicative of its future performance and do not necessarily reflect the results of operations that would have been had it operated as an independent, publicly-traded company for the entirety of fiscal 2013.

The fiscal year of Mallinckrodt ends on the last Friday in September and the fiscal years of Questcor and Cadence end on December 31. The following unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2013 was prepared based on the following historical periods: (i) the historical consolidated and combined statement of income of Mallinckrodt for the fiscal year ended September 27, 2013, (ii) the historical statement of operations of Cadence for the twelve months ended September 30, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2012 from the statement of operations for the fiscal year ended December 31, 2012, and adding the condensed statement of operations for the nine months ended September 30, 2013 and (iii) the historical consolidated statement of income of Questcor for the twelve months ended September 30, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2012 from the consolidated statement of income for the fiscal year ended December 31, 2012, and adding the consolidated condensed statement of income for the nine months ended September 30, 2013. The following unaudited pro forma condensed combined statement of income for the six months ended March 28, 2014 was prepared based on the following historical periods: (i) the historical condensed consolidated statement of income of Mallinckrodt for the six months ended March 28, 2014, (ii) the historical condensed statement of operations of Cadence for the three months ended December 31, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2013 from the statement of operations for the fiscal year ended December 31, 2013, (iii) the unaudited financial information of Cadence for the period January 1, 2014 to March 18, 2014, (iv) the historical consolidated condensed statement of income of Questcor for the three months ended December 31, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2013 from the consolidated statement of income for the fiscal year ended December 31, 2013 and (v) the historical consolidated condensed statement of income of Questcor for the three months ended March 31, 2014. The following unaudited pro forma condensed combined balance sheet was prepared based on the following historical dates: (i) the historical condensed consolidated balance sheet of Mallinckrodt as of March 28, 2014, which includes balances related to Cadence following the completion of the Cadence acquisition on March 19, 2014, and (ii) the historical consolidated balance sheet of Questcor as of March 31, 2014. For further information on historical Cadence and Questcor financial information, refer to Note 4 and Note 5, respectively, of the accompanying notes to the unaudited pro forma condensed combined financial statements.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the unaudited pro forma combined financial information (including the assumptions within the accompanying unaudited pro forma combined financial information).

The following unaudited pro forma condensed combined financial information has been prepared to reflect the Cadence and Questcor acquisitions and the related financings, as well as the separation from Covidien, related financing and related tax impact of changes in Mallinckrodt’s internal capital structure, and is provided for informational purposes only. The unaudited pro forma condensed combined statements of income assume that the aforementioned transactions occurred on September 29, 2012. The unaudited pro forma condensed combined statements of income are not necessarily indicative of operating results that would have been achieved had the separation or the Cadence and Questcor acquisitions occurred on September 29, 2012, nor is it intended to project the future financial results of Mallinckrodt after the acquisitions. The unaudited pro forma condensed combined balance sheet assumes that the Questcor acquisition was completed on March 28, 2014. The unaudited pro forma condensed combined balance sheet does not necessarily reflect what Mallinckrodt’s financial position would have been had the Questcor acquisition been completed on March 28, 2014, or for any future or historical period. The unaudited pro forma condensed combined financial information has been prepared using certain assumptions, as described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities, benefits from any synergies that may be derived from the Questcor and Cadence acquisitions or revenue growth that may be anticipated. These unaudited pro forma condensed combined financial statements and related notes should be read in conjunction with the historical financial statements of Mallinckrodt, Questcor and Cadence included elsewhere in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Fiscal Year Ended September 27, 2013

(in millions, except per share data)

	Historical Mallinckrodt	Historical Cadence	Mallinckrodt Separation Pro Forma Adjustments		Cadence Acquisition Pro Forma Adjustments		Mallinckrodt Subtotal After Cadence Acquisition	Historical Questcor	Questcor Acquisition Pro Forma Adjustments		Pro Forma
Net sales	$2,204.5	$94.4	$—		$—		$2,298.9	$716.6	$—		$3,015.5
Cost of sales	1,179.6	42.7	—		159.2	d, e, f	1,381.5	63.3	348.2	k	1,793.0

Gross profit	1,024.9	51.7	—		(159.2)		917.4	653.3	(348.2)		1,222.5
Selling, general and administrative expenses	609.9	90.8	—		2.1	f, g	702.8	203.3	—		906.1
Research and development expenses	165.7	5.8	—		—		171.5	52.2	—		223.7
Separation costs	74.2	—	(68.9)	a	—		5.3	—	—		5.3
Restructuring charges, net	33.2	—	—		—		33.2	—	—		33.2
Gain on divestiture	(2.9)	—	—		—		(2.9)	—	—		(2.9)

Operating income (loss)	144.8	(44.9)	68.9		(161.3)		7.5	397.8	(348.2)		57.1
Interest expense	(19.5)	(4.4)	(21.2)	b	(46.6)	i	(91.7)	—	(73.9)	m	(165.6)
Interest income	0.3	0.1	—		—		0.4	—	—		0.4
Other income (expense), net	0.8	7.6	—		—		8.4	(2.1)	—		6.3

Income (loss) from continuing operations before income taxes	126.4	(41.6)	47.7		(207.9)		(75.4)	395.7	(422.1)		(101.8)
Provision for income taxes	68.6	—	(31.3)	c	(114.7)	j	(77.4)	131.1	(217.0)	n	(163.3)

Income (loss) from continuing operations	$57.8	$(41.6)	$79.0		$(93.2)		$2.0	$264.6	$(205.1)		$61.5

Earnings (loss) per share from continuing operations:
Basic	$1.00						$0.03				$0.53
Diluted	$1.00						$0.03				$0.53

Weighted-average shares outstanding:
Basic	57.7						57.7		59.2	o	116.9
Diluted	57.8						57.8		59.2	o	117.0

See the accompanying notes to the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Six Months Ended March 28, 2014

(in millions, except per share data)

	Historical Mallinckrodt	Historical Cadence	Cadence Acquisition Pro Forma Adjustments		Mallinckrodt Subtotal After Cadence Acquisition	Historical Questcor	Questcor Acquisition Pro Forma Adjustments		Pro Forma
Net sales	$1,098.0	$65.7	$—		$1,163.7	$470.0	$—		$1,633.7
Cost of sales	579.8	22.0	73.4	d, e, f	675.2	42.3	174.1	k	891.6

Gross profit	518.2	43.7	(73.4)		488.5	427.7	(174.1)		742.1
Selling, general and administrative expenses	340.3	73.1	(45.3)	f, g, h	368.1	138.9	(0.9)	l	506.1
Research and development expenses	80.4	3.3	—		83.7	39.5	—		123.2
Separation costs	4.8	—	—		4.8	—	—		4.8
Restructuring charges, net	29.7	—	—		29.7	—	—		29.7
Gain on divestiture and license	(13.8)	—	—		(13.8)	—	—		(13.8)

Operating income (loss)	76.8	(32.7)	(28.1)		16.0	249.3	(173.2)		92.1
Interest expense	(22.2)	(2.3)	(21.6)	i	(46.1)	—	(36.9)	m	(83.0)
Interest income	0.8	—	—		0.8	—	—		0.8
Other income (expense), net	(1.0)	—	—		(1.0)	2.4	—		1.4

Income (loss) from continuing operations before income taxes	54.4	(35.0)	(49.7)		(30.3)	251.7	(210.1)		11.3
Provision for income taxes	(3.7)	—	(25.2)	j	(28.9)	87.4	(108.5)	n	(50.0)

Income (loss) from continuing operations	$58.1	$(35.0)	$(24.5)		$(1.4)	$164.3	$(101.6)		$61.3

Basic earnings (loss) per share from continuing operations:
Basic	$1.00				$(0.02)				$0.52
Diluted	$0.99				$(0.02)				$0.52

Weighted-average shares outstanding:
Basic	58.0				58.0		59.2	o	117.2
Diluted	58.7				58.7		59.2	o	117.9

See the accompanying notes to the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 28, 2014

(in millions)

	Historical Mallinckrodt	Historical Questcor	Questcor Acquisition Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$334.9	$261.1	$(191.0)	a	$405.0
Accounts receivable, net	334.2	97.3	—		431.5
Inventories	444.7	15.2	31.3	b	491.2
Prepaid expenses and other current assets	519.3	120.8	(11.1)	c	629.0

Total current assets	1,633.1	494.4	(170.8)		1,956.7
Property, plant and equipment, net	997.5	31.3	—		1,028.8
Goodwill	853.9	19.8	2,640.8	d	3,514.5
Intangible assets, net	1,715.0	217.3	5,223.4	e	7,155.7
Other assets	255.8	65.5	50.2	c, f	371.5

Total Assets	$5,455.3	$828.3	$7,743.6		$14,027.2

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$11.2	$1.6	$403.8	f	$416.6
Accounts payable	119.9	22.2	—		142.1
Accrued and other current liabilities	494.7	164.2	1.6	g	660.5

Total current liabilities	625.8	188.0	405.4		1,219.2
Long-term debt	2,204.7	13.1	1,393.3	f	3,611.1
Pension and other postretirement benefits	104.0	—	—		104.0
Deferred income taxes	794.8	10.2	1,854.2	c	2,659.2
Other liabilities	387.6	148.3	44.2	g	580.1

Total Liabilities	4,116.9	359.6	3,697.1		8,173.6
Shareholders’ Equity:
Preferred shares	—	—	—		—
Ordinary shares	11.7	45.0	(33.2)	h, i	23.5
Ordinary shares held in treasury at cost	(1.8)	—	—		(1.8)
Additional paid-in capital	1,131.4	—	4,578.4	h	5,709.8
Retained earnings (accumulated deficit)	90.7	428.2	(503.2)	i, j	15.7
Accumulated other comprehensive income	106.4	(4.5)	4.5	i	106.4

Total Shareholders’ Equity	1,338.4	468.7	4,046.5		5,853.6

Total Liabilities and Shareholders’ Equity	$5,455.3	$828.3	$7,743.6		$14,027.2

See the accompanying notes to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(dollars in millions, except per share data and where indicated)

1.    Description of Transaction

Questcor Acquisition. On April 5, 2014, Mallinckrodt entered into the Merger Agreement pursuant to which Mallinckrodt will acquire Questcor, a high-growth biopharmaceutical company. In the Merger, Questcor shareholders will receive $30.00 in cash and 0.897 of an ordinary share of Mallinckrodt for each share of Questcor common stock owned as of immediately prior to the effective time of the Merger. In connection with the Merger, Mallinckrodt International Finance S.A., a wholly-owned subsidiary of Mallinckrodt, has entered into debt financing commitments that, together with cash on hand, are expected to be sufficient to provide the funds necessary to consummate the Merger. The financing may include a senior secured term loan facility, senior unsecured notes, loans under a senior unsecured bridge loan facility and other sources of financing. The Questcor acquisition is expected to provide a platform for future revenue and earnings growth within Mallinckrodt’s Specialty Pharmaceuticals segment. Subject to customary closing conditions, the Merger is currently expected to be completed in the third calendar quarter of 2014.

Cadence Acquisition. On March 19, 2014, Mallinckrodt acquired all of the outstanding common stock of Cadence, a biopharmaceutical company focused on commercializing products principally for use in the hospital setting, for $14.00 per share in cash, or a total of approximately $1.3 billion. The Cadence acquisition was primarily funded through a $1.3 billion senior secured term loan credit facility. Cadence’s sole product, OFIRMEV, is a proprietary intravenous formulation of acetaminophen for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. The Cadence acquisition adds a growth product to Mallinckrodt’s Specialty Pharmaceuticals product portfolio and provides Mallinckrodt an opportunity to expand its reach into the adjacent hospital market, in which Cadence has established a strong presence.

Separation from Covidien. On June 28, 2013, Mallinckrodt completed its legal separation from Covidien when Covidien shareholders of record received one Mallinckrodt ordinary share for every eight Covidien ordinary shares held as of the record date for the distribution, June 19, 2013, and the pharmaceuticals business of Covidien was transferred to Mallinckrodt. In connection with the separation, MIFSA issued $300 million aggregated principal amount of 3.50% senior unsecured notes due April 2018 and $600 million aggregate principal amount of 4.75% senior unsecured notes due April 2023.

2.    Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial information of Mallinckrodt, Questcor and Cadence as previously provided in or derived from the respective company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The unaudited pro forma condensed combined statements of income for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014 assume that the Cadence and Questcor acquisitions, the separation and the related financings occurred on September 29, 2012. The unaudited pro forma condensed combined balance sheet as of March 28, 2014 assumes that the Questcor acquisition occurred on March 28, 2014.

The pro forma adjustments reflected in the unaudited pro forma condensed combined statements of income are based on items that are (i) directly attributable to the Questcor and Cadence acquisitions and the related financings, as well as the separation, the related financing and the related tax impact of changes in Mallinckrodt’s internal capital structure, (ii) factually supportable and (iii) expected to have a continuing impact on the results of operations of Mallinckrodt. The pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the Questcor acquisition and related financing and are factually supportable. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, as described further in Note 6 and Note 7, that management believes are reasonable. Actual results may differ from the information presented by the unaudited pro forma condensed combined financial statements (including the assumptions contained within the unaudited pro forma condensed combined financial statements).

The acquisitions have been accounted for using the acquisition method of accounting, with Mallinckrodt identified as the acquirer. Under the acquisition method of accounting, Mallinckrodt records all assets acquired and liabilities assumed at their respective acquisition-date fair values. The excess purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill. At this time, the valuation analysis and calculations necessary to arrive at the final estimates of the fair market value of Questcor and Cadence assets acquired and liabilities assumed have not yet been finalized. As such, the assets and liabilities presented within the unaudited pro forma condensed combined financial information should be treated as preliminary values, and actual results may differ materially from the information presented. Additionally, this unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities, benefits from any synergies that may be derived from the Questcor and Cadence acquisitions or revenue growth that may be anticipated, all of which may have a material impact on Mallinckrodt’s results of operations following the acquisitions.

3.    Questcor Purchase Price Allocation

The preliminary estimate of the Questcor purchase price was determined as follows:

Number of shares anticipated to be issued	59.228
Mallinckrodt share price (as of July 9, 2014)	$77.50

Fair value of equity consideration	$4,590.2
Cash consideration	1,875.0

Total consideration	$6,465.2

A 10% fluctuation in the Mallinckrodt share price from the July 9, 2014 price would increase or decrease the total consideration by approximately $459 million.

The following preliminary allocation of the Questcor purchase price is based on Mallinckrodt’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Questcor, and was prepared using the historical book value of Questcor assets and liabilities as of March 31, 2014. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the date that the Questcor acquisition is completed. The final determination of the purchase price allocation may be materially different than the preliminary estimates used in this unaudited pro forma condensed combined financial information.

Total consideration	$6,465.2
Allocated to:
Cash and cash equivalents	$261.1
Inventory	46.5
Intangible assets	5,440.7
Goodwill	2,660.6
Other assets	286.9
Deferred tax liabilities, net	(1,835.4)
Other liabilities	(395.2)

Net assets acquired	$6,465.2

4.    Historical Cadence

Financial information presented in the “Historical Cadence” column of the unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2013 represents the historical statement of operations of Cadence for the twelve months ended September 30, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2012 from the statement of operations for the fiscal year ended December 31, 2012, and adding the condensed statement of operations for the nine months ended September 30, 2013 as follows:

	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Three Months Ended December 31, 2012	Nine Months Ended September 30, 2013	Twelve Months Ended September 30, 2013
Revenues:
Product revenue, net	$50.1	$33.0	$17.1	$77.2	$94.3
License revenue	0.1	—	0.1	—	0.1

Total net revenues	50.2	33.0	17.2	77.2	94.4

Costs and expenses:
Cost of product sales	23.4	16.0	7.4	26.3	33.7
Amortization of patent license	1.3	1.0	0.3	1.0	1.3
Research and development	6.5	5.4	1.1	4.7	5.8
Selling, general and administrative	86.8	66.8	20.0	70.3	90.3
Impairment of long-lived assets	7.7	—	7.7	—	7.7
Other	1.1	—	1.1	(0.6)	0.5

Total costs and expenses	126.8	89.2	37.6	101.7	139.3

Loss from operations	(76.6)	(56.2)	(20.4)	(24.5)	(44.9)
Other income (expense):
Interest income	0.1	0.1	—	0.1	0.1
Interest expense	(4.4)	(3.3)	(1.1)	(3.3)	(4.4)
Other income	—	—	—	7.6	7.6

Total other income (expense), net	(4.3)	(3.2)	(1.1)	4.4	3.3

Loss before income tax	(80.9)	(59.4)	(21.5)	(20.1)	(41.6)

Net loss	$(80.9)	$(59.4)	$(21.5)	$(20.1)	$(41.6)

The financial information presented in the “Historical Cadence” column of the unaudited pro forma condensed combined statement of income for the six months ended March 28, 2014 represents the historical condensed statement of operations of Cadence for the three months ended December 31, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2013 from the statement of operations for the fiscal year ended December 31, 2013, and adding the unaudited financial information for the period January 1, 2014 to March 18, 2014, as follows:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2013	Three Months Ended December 31, 2013	January 1, 2014 to March 18, 2014	Six Months Ended March 18, 2014
Revenues:
Product revenue, net	$110.5	$77.2	$33.3	$30.4	$63.7
License revenue	2.0	—	2.0	—	2.0

Total net revenues	112.5	77.2	35.3	30.4	65.7

Costs and expenses:
Cost of product sales	37.9	26.3	11.6	9.8	21.4
Amortization of patent license	1.3	1.0	0.3	0.3	0.6
Research and development	6.7	4.7	2.0	1.3	3.3
Selling, general and administrative	94.5	70.3	24.2	48.7	72.9
Impairment of long-lived assets	—	—	—	—	—
Other expense	(0.4)	(0.6)	0.2	—	0.2

Total costs and expenses	140.0	101.7	38.3	60.1	98.4

Loss from operations	(27.5)	(24.5)	(3.0)	(29.7)	(32.7)
Other income (expense):
Interest income	0.1	0.1	—	—	—
Interest expense	(4.4)	(3.3)	(1.1)	(1.2)	(2.3)
Other income	7.6	7.6	—	—	—

Total other income (expense), net	3.3	4.4	(1.1)	(1.2)	(2.3)

Loss before income tax	(24.2)	(20.1)	(4.1)	(30.9)	(35.0)

Net loss	$(24.2)	$(20.1)	$(4.1)	$(30.9)	$(35.0)

To conform with Mallinckrodt’s presentation, amortization of patent license and impairment of long-lived assets have been included in cost of sales and other expense has been included within selling, general and administrative expense in the unaudited pro forma condensed combined statements of income.

The results of Cadence from and after the acquisition date of March 19, 2014 are included within the “Historical Mallinckrodt” column of the unaudited pro forma condensed combined statement of income for the six months ended March 28, 2014. As Cadence was included within the historical financial position of Mallinckrodt as of March 28, 2014, the unaudited pro forma condensed combined balance sheet as of March 28, 2014 does not include separate Cadence financial information.

5.    Historical Questcor

Financial information presented in the “Historical Questcor” column of the unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2013 represents the historical consolidated statement of income of Questcor for the twelve months ended September 30, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2012 from the consolidated statement of income for the fiscal year ended December 31, 2012, and adding the consolidated condensed statement of income for the nine months ended September 30, 2013 as follows:

	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Three Months Ended December 31, 2012	Nine Months Ended September 30, 2013	Twelve Months Ended September 30, 2013
Revenue
Pharmaceutical net sales	$509.4	$348.8	$160.6	$531.1	$691.7
Contract manufacturing net sales	—	—	—	24.9	24.9

Total net sales	509.4	348.8	160.6	556.0	716.6
Cost of sales (exclusive of amortization of purchased technology)	28.6	19.4	9.2	53.4	62.6

Gross profit	480.8	329.4	151.4	502.6	654.0
Operating expenses:
Selling and marketing	114.2	81.1	33.1	114.1	147.2
General and administrative	33.6	22.4	11.2	41.1	52.3
Research and development	34.2	22.1	12.1	40.1	52.2
Depreciation and amortization	1.2	1.0	0.2	3.1	3.3
Change in fair value of contingent consideration	—	—	—	0.5	0.5
Impairment of goodwill and intangibles	1.0	1.0	—	0.7	0.7

Total operating expenses	184.2	127.6	56.6	199.6	256.2

Income from operations	296.6	201.8	94.8	303.0	397.8
Interest and other income, net	0.7	0.5	0.2	(1.8)	(1.6)
Foreign currency transaction loss	—	—	—	(0.5)	(0.5)

Income before income taxes	297.3	202.3	95.0	300.7	395.7
Income tax expense	99.6	66.6	33.0	98.1	131.1

Net income	$197.7	$135.7	$62.0	$202.6	$264.6

The financial information presented in the “Historical Questcor” column of the unaudited pro forma condensed combined statement of income for the six months ended March 28, 2014 represents the historical consolidated condensed statement of income of Questcor for the three months ended December 31, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2013 from the consolidated statement of income for the fiscal year ended December 31, 2013, and adding the consolidated condensed statement of income for the three months ended March 31, 2014, as follows:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2013	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014	Six Months Ended March 31, 2014
Revenue
Pharmaceutical net sales	$761.3	$531.1	$230.2	$209.8	$440.0
Contract manufacturing net sales	37.6	24.9	12.7	17.3	30.0

Total net sales	798.9	556.0	242.9	227.1	470.0
Cost of sales (exclusive of amortization of purchased technology)	74.3	53.4	20.9	21.4	42.3

Gross profit	724.6	502.6	222.0	205.7	427.7
Operating expenses:
Selling and marketing	153.0	114.1	38.9	47.1	86.0
General and administrative	56.4	41.1	15.3	22.6	37.9
Research and development	59.7	40.1	19.6	19.9	39.5
Depreciation and amortization	4.1	3.1	1.0	1.0	2.0
Change in fair value of contingent consideration	11.5	0.5	11.0	2.0	13.0
Impairment of goodwill and intangibles	0.7	0.7	—	—	—

Total operating expenses	285.4	199.6	85.8	92.6	178.4

Income from operations	439.2	303.0	136.2	113.1	249.3
Interest and other income, net	0.7	(1.8)	2.5	0.1	2.6
Foreign currency transaction loss	(0.5)	(0.5)	—	(0.2)	(0.2)

Income before income taxes	439.4	300.7	138.7	113.0	251.7
Income tax expense	146.9	98.1	48.8	38.6	87.4

Net income	$292.5	$202.6	$89.9	$74.4	$164.3

To conform with Mallinckrodt’s presentation, impairment of goodwill and intangibles has been included in cost of sales and selling and marketing, general and administrative, depreciation and amortization and change in fair value of contingent consideration have been included within selling, general and administrative expense in the unaudited pro forma condensed combined statements of income.

The financial information presented in the “Historical Questcor” column of the unaudited pro forma condensed balance sheet as of March 28, 2014, which represents the historical balance sheet of Questcor as of March 31, 2014.

6.    Pro Forma Statements of Income Adjustments

Mallinckrodt Separation Pro Forma Adjustments

Mallinckrodt completed its legal separation from Covidien on June 28, 2013 when the pharmaceuticals business of Covidien was transferred to Mallinckrodt. Mallinckrodt’s historical financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that are included within Mallinckrodt’s fiscal 2013 results, may not be indicative of its future performance and do not necessarily reflect the results of operations that would have been had it operated as an independent, publicly-traded company for the entirety of fiscal 2013. The following pro forma adjustments have been made to the historical Mallinckrodt financial statements for the fiscal year ended September 27, 2013, and are based on items that are (i) directly attributable to the separation, related financing and related tax impact of changes in Mallinckrodt’s internal capital structure, (ii) factually supportable and (iii) expected to have a continuing impact on the results of operations of Mallinckrodt. As Mallinckrodt operated independently from Covidien for the entirety of the six months ended March 28, 2014, there are no adjustments to the historical financial statements for that period.

a.	Reflects the removal of separation costs directly related to the separation that were incurred during the historical period. These costs were primarily for legal, tax, accounting and other professional fees. Separation costs remaining in the pro forma unaudited condensed combined statements of income primarily represent share-based compensation related to the conversion of Covidien equity awards to Mallinckrodt equity awards and costs under Mallinckrodt’s transition services agreement with Covidien.

b.	In April 2013, in connection with the separation, MIFSA, a wholly owned subsidiary of Mallinckrodt, issued $300 million aggregate principal amount of 3.50% senior unsecured notes due April 2018 and $600 million aggregate principal amount of 4.75% senior unsecured notes due April 2023. In advance of the issuance of the notes, Mallinckrodt entered into three forward interest rate lock contracts to hedge against the variability in market interest rates, which collectively resulted in losses of $7.6 million at settlement. Mallinckrodt incurred $9.9 million in deferred financing costs associated with the notes. In addition, the notes had an original issue discount of $1.9 million associated with them. The following pro forma adjustments were made in the unaudited pro forma condensed combined statement of income to reflect the impact of these transactions on interest expense:

Year Ended September 27, 2013
Interest expense on the Notes	$39.0
Removal of MIFSA’s historical interest expense	(19.7)
Amortization of debt issuance costs	1.1
Amortization of loss on settlement of interest rate lock contracts	0.6
Amortization of original issue discount	0.2

$21.2

c.	Reflects the removal of the tax benefit associated with separation costs, which, due to the tax free nature of the separation, was only $2.9 million. Also represents a $34.2 million decrease in income tax expense for the fiscal year ended September 27, 2013 due to the increase in interest expense as well as changes in the internal capital structure resulting from the reorganization of Mallinckrodt’s legal entities to facilitate the separation.

Cadence Acquisition Pro Forma Adjustments

d.	The preliminary estimate of the fair value of the identifiable intangible asset, which relates to Cadence’s sole product, OFIRMEV, is $1.3 billion. For the purpose of determining additional pro forma amortization expense to be recorded in the unaudited pro forma condensed combined statements of income, the OFIRMEV intangible asset was assumed to have a useful life of eight years and was amortized on a straight-line basis. For the fiscal year ended September 27, 2013, historical Cadence patent amortization of $1.3 million was removed from cost of sales and $162.4 million of amortization was recorded for the OFIRMEV intangible asset. For the six months ended March 28, 2014, historical Cadence patent amortization of $0.6 million was removed from cost of sales and $81.2 million of amortization was recorded for the OFIRMEV intangible asset. Additionally, the post-acquisition amortization expense recorded by Mallinckrodt in March 2014 of $4.8 million was removed from cost of sales.

e.	The preliminary fair value of Cadence’s inventory as of the acquisition date was $21.0 million. This step-up in inventory increased cost of sales during the six months ended March 28, 2014 by $1.1 million as the acquired inventory was sold. As there is no continuing impact, this $1.1 million increase has been removed from cost of sales in the unaudited pro forma condensed combined statements of income for the six months ended March 28, 2014.

f.	Shipping and handling costs of $1.9 million for the fiscal year ended September 27, 2013 and $1.3 million for the six months ended March 28, 2014 have been reclassified in the unaudited pro forma condensed combined statements of income from cost of sales to selling, general and administrative expenses to conform with Mallinckrodt’s accounting policies.

g.	In connection with the closing of the acquisition, Mallinckrodt terminated Cadence’s existing directors and officers (“D&O”) insurance policy and purchased a D&O insurance tail program providing six years of coverage for a net payment of $1.1 million, which will be amortized over the six-year coverage period. The pro forma adjustments for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014 include $0.2 million and $0.1 million, respectively, in amortization.

h.	Reflects the removal of $17.6 million and $29.1 million in non-recurring acquisition-related costs expensed by Mallinckrodt and Cadence, respectively, during the six months ended March 28, 2014.

i.	In connection with the Cadence acquisition, Mallinckrodt entered into senior secured credit facilities consisting of a $1.3 billion term loan facility, with quarterly principal payments of $3.3 million and the remainder due 2021, and a $250.0 million revolving credit facility due 2019, which was not utilized in the acquisition. Mallinckrodt incurred $32.4 million in deferred financing costs associated with the existing facilities. In addition, the term loan facility had an original issue discount of $3.3 million associated with it. Mallinckrodt also repaid Cadence’s existing debt in connection with the acquisition. The following pro forma adjustments were made in the unaudited pro forma condensed combined statements of income to reflect the impact of these transactions on interest expense:

	Year Ended September 27, 2013	Six Months Ended March 28, 2014
Interest expense on the existing facilities(1)	$45.3	$22.5
Removal of Cadence historical interest expense	(4.4)	(2.3)
Removal of historical interest expense booked on facilities for March 2014	—	(1.3)
Amortization of deferred financing costs	5.2	2.5
Amortization of original issue discount	0.5	0.2

	$46.6	$21.6

(1)	Interest expense on the variable rate term loan facility has been calculated using the interest rate in effect as of March 28, 2014, or 3.50%. If the interest rate in effect were to have increased 1/8 of a percent during the periods presented, the interest expense on the existing facilities would have been $46.9 million for the fiscal year ended September 27, 2013 and $23.3 million for the six months ended March 28, 2014.

j.	Reflects a reduction to tax expense of $61.9 million and $9.8 million, for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014 respectively, associated with the tax effects of the pro forma adjustments at the applicable statutory income tax rates. Also includes a reduction to tax expense of $37.8 million and $7.0 million, for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014 respectively, due to the increase in interest expense as well as changes in the internal capital structure resulting from the acquisition. Finally, represents a reduction to tax expense of $15.0 million and $8.4 million, for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014 respectively, associated with the recognition of the tax benefit from the removal of the valuation allowance on current year’s net operating losses that become realizable as a result of the acquisition.

Questcor Acquisition Pro Forma Adjustments

k.	The preliminary estimate of the fair value of the identifiable intangible asset, which relates to Questcor’s product, Acthar, is $5,223.4 million. For the purpose of determining additional pro forma amortization expense to be recorded in the unaudited pro forma condensed combined statements of income, the Acthar intangible asset was assumed to have a useful life of 15 years and was amortized on a straight-line basis. For the fiscal year ended September 27, 2013 and the six months ended March 28, 2014, $348.2 million and $174.1 million, respectively, of amortization was recorded for the Acthar intangible asset. The intangible assets presented within the unaudited pro forma condensed combined financial information should be treated as preliminary values, and actual results may differ materially from the information presented.

l.	Reflects the removal of $0.9 million in non-recurring Questcor acquisition-related costs expensed by Mallinckrodt during the six months ended March 28, 2014.

m.	Assumes that certain subsidiaries of Mallinckrodt will enter into $900.0 million eight-year 5.50% high-yield senior notes, a $500.0 million seven-year variable rate term loan facility and a $150.0 million three-year variable rate accounts receivable securitization facility in connection with the Questcor acquisition. Assumes the term loan facility will have quarterly principal payments of 0.25% and original issue discount of $3.0 million. Assumes certain subsidiaries of Mallinckrodt will incur approximately $38.0 million in deferred financing costs associated with the financing transactions. The following pro forma adjustments were made in the unaudited pro forma condensed combined statements of income to reflect the impact of these transactions on interest expense:

	Year Ended September 27, 2013	Six Months Ended March 28, 2014
Senior notes interest	$49.5	$24.8
Term loan interest(1)	17.4	8.6
Accounts receivable securitization facility interest(1)	1.5	0.8
Amortization of deferred financing costs	5.1	2.5
Amortization of original issue discount	0.4	0.2

	$73.9	$36.9

(1)	Interest expense on the variable rate term loan facility has been calculated using an estimated interest rate of 3.50%, and interest expense on the variable rate accounts receivable securitization facility has been calculated using an estimated interest rate of 1.00%. If the interest rate for each facility were to have increased 1/8 of a percent during the periods presented, the combined interest expense would have been $19.7 million for the fiscal year ended September 27, 2013 and $9.8 million for the six months ended March 28, 2014.

n.	Reflects a reduction to tax expense of $133.7 million and $66.8 million, for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014 respectively, associated with the tax effects of the pro forma adjustments at the applicable statutory income tax rates. Also includes a reduction to tax expense of $83.3 million and $41.7 million, for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014 respectively, due to the increase in interest expense as well as changes in the internal capital structure resulting from the acquisition.

o.	Per the terms of the Merger Agreement, Questcor shareholders will receive 0.897 ordinary shares of Mallinckrodt for each share of Questcor common stock owned. Mallinckrodt currently estimates that 59.228 million shares will be issued to Questcor shareholders pursuant to the Merger Agreement.

7.    Pro Forma Balance Sheet Adjustments

As Mallinckrodt operated independently from Covidien as of March 28, 2014, no separation-related pro forma adjustments were made to the historical balance sheet of Mallinckrodt. Also, as Cadence was included within Mallinckrodt’s financial position as of March 28, 2014, no Cadence acquisition-related pro forma adjustments were made to the historical balance sheet of Mallinckrodt.

Questcor Acquisition Pro Forma Adjustments

a.	The following pro forma adjustments were made in the unaudited pro forma condensed combined balance sheet to reflect the anticipated impact of the acquisition and the assumed related financing transactions on cash and cash equivalents:

Proceeds from senior notes	$900.0
Proceeds from term loan	497.0
Proceeds from accounts receivable securitization facility	150.0
Proceeds from cash bridge facility	250.0
Payment for Questcor outstanding shares and equity instruments	(1,875.0)
Transaction fees and costs	(75.0)
Deferred financing costs	(38.0)

$(191.0)

b.	Reflects the estimated fair value adjustment to step-up Questcor’s inventory to the preliminary fair value of $46.5 million. This step-up in inventory will increase cost of sales as the acquired inventory is sold, which Mallinckrodt estimates will be within three to six months from the date of acquisition, based on March 31, 2014 inventory levels. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma condensed combined statements of income.

c.	Represents a decrease in current deferred tax assets of $11.1 million, an increase to non-current deferred tax assets of $12.2 million and a non-current deferred tax liability of $1,854.2 million, primarily resulting from estimated fair value adjustments for the inventory and identifiable intangible asset. The estimate of deferred taxes from fair value adjustments was determined based on the excess of book basis from fair value accounting over the tax basis of the inventory and identifiable intangible assets at a 35.5% statutory tax rate.

d.	Based on Mallinckrodt’s preliminary estimate, the excess of purchase price over net tangible and intangible assets acquired resulted in goodwill of approximately $2,660.6 million, which represents the assembled workforce, anticipated synergies and the tax-free nature of the transaction. The goodwill is not deductible for U.S. income tax purposes.

e.	Reflects the preliminary fair value of the indentifiable intangible asset acquired of $5,223.4 million. The intangible asset represents the rights to the technology and patents of Questcor’s product, Acthar, and is preliminarily expected to be amortized on a straight-line basis over a useful life of 15 years. The fair value of the intangible asset was determined using the income approach, which is a valuation technique that provides an estimate of the fair value of the asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The cash flows were discounted at an 16.5% rate. Due to Questcor’s recent acquisition of its historical intangible assets, Mallinckrodt has assumed, for purposes of the unaudited pro forma financial statements, that the March 31, 2014 carrying value of these assets reasonably approximates their fair value.

f.	The following pro forma adjustments were made in the unaudited pro forma condensed combined balance sheet to reflect the impact of the anticipated financing transactions on other assets and liabilities. Anticipated impact of the following transactions on cash and cash equivalents is included within pro forma adjustment “a”.

	Balance Sheet Line Item	Amount
Deferred financing costs	Other assets	$38.0
Senior notes	Long-term debt	900.0
Term loan facility	Current maturities of long-term debt	3.8
Term loan facility	Long-term debt	493.3
Accounts receivable securitization facility	Current maturities of long-term debt	150.0
Cash bridge facility	Current maturities of long-term debt	250.0

g.	Reflects Mallinckrodt’s estimated fair value adjustment to Questcor’s contingent consideration related to its January 2013 acquisition of Bio Vectra Inc. and Questcor’s in-process research and development liability related to its June 2013 acquisition of the license to develop, market, manufacture, distribute, sell and commercialize Synacthen and Synacthen Depot for all uses in humans in the United States.

h.	Per the terms of the Questcor Merger Agreement, Questcor shareholders will receive 0.897 shares of Mallinckrodt for each share of Questcor common stock owned. Mallinckrodt currently estimates that 59.228 million shares at $0.20 par value per share will be issued to satisfy this obligation. For the preliminary estimate of the impact on ordinary shares and additional paid-in capital, Mallinckrodt used the closing stock price as of July 9, 2014 of $77.50.

i.	Questcor’s historical equity accounts (the total of which is equal to its net book value) were eliminated as a result of the acquisition.

j.	Anticipated acquisition-related costs of $75.0 million are reflected as a reduction to retained earnings in the unaudited pro forma condensed combined balance sheet. The costs, which will be expensed as incurred, are expected to include investment banking fees, filing fees, legal fees, accounting fees and other costs directly related to the acquisition.

MALLINCKRODT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Mallinckrodt’s financial condition and results of operations should be read in conjunction with Mallinckrodt’s consolidated and combined financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. The following discussion may contain forward-looking statements that reflect Mallinckrodt’s plans, estimates and beliefs and involve risks, uncertainties and assumptions. Mallinckrodt’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

As used in this Mallinckrodt Management’s Discussion and Analysis of Financial Condition and Results of Operations, “we,” “us” and “our” refer to Mallinckrodt only (and not, for the avoidance of doubt, to Questcor).

Overview

Mallinckrodt is a global company that develops, manufactures, markets and distributes both branded and specialty generic pharmaceuticals, API and diagnostic imaging agents. Our products are found in almost every hospital, standalone diagnostic imaging center or pharmacy in the U.S. and we have a commercial presence in approximately 65 countries. We believe our commercial reach and formulation and manufacturing expertise, coupled with our ability to navigate the highly regulated and technical nature of our business, have created compelling competitive advantages that we anticipate will sustain future revenue growth.

We conduct our business in the following two segments:

•	Specialty Pharmaceuticals produces and markets branded and specialty generic pharmaceuticals and API, comprised of medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients; and

•	Global Medical Imaging develops, manufactures and markets contrast media and delivery systems (“CMDS”) and radiopharmaceuticals (nuclear medicine).

For further information on our business and products, refer to “Description of Mallinckrodt’s Business—Our Businesses and Product Strategies.”

Significant Events

Separation from Covidien

Mallinckrodt plc was incorporated in Ireland on January 9, 2013 for the purpose of holding the pharmaceuticals business of Covidien plc. On June 28, 2013, Covidien shareholders of record received one Mallinckrodt ordinary share for every eight Covidien ordinary shares held as of the record date for the distribution, June 19, 2013, and the pharmaceuticals business of Covidien was transferred to Mallinckrodt plc, thereby completing its legal separation from Covidien (the “separation”). On July 1, 2013, Mallinckrodt plc began regular way trading on the New York Stock Exchange under the ticker symbol “MNK.”

Our consolidated and combined financial statements reflect the consolidated financial position of Mallinckrodt plc and its subsidiaries as an independent publicly-traded company for periods subsequent to June 28, 2013, and as a combined reporting entity of Covidien, including operations relating to Covidien’s Pharmaceuticals business, for periods prior to June 28, 2013. Our results for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that are included with our fiscal 2013 results and the six months ended March 29, 2013, may not be indicative of our future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had we operated as an independent, publicly-traded company for the entirety of the periods presented, including as a result of changes in our capitalization in connection with the separation. The combined financial statements for periods prior to June 28, 2013 include expense allocations for certain functions provided by Covidien, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. These expenses were allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of operating expenses, headcount or other measures. The amounts allocated were $39.6 million, $49.2 million and $56.3 million in fiscal 2013, 2012 and 2011, respectively, and were included within selling, general and administrative expenses. Such allocations ceased upon the completion of the separation on June 28, 2013. Mallinckrodt’s management considers the bases on which the expenses were allocated to reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented; however, the allocations may not reflect the expense we would have incurred as an independent, publicly-traded company during those periods. Following the separation, we have performed these functions using our own resources or purchased services, certain of which are being provided by Covidien during a transitional period pursuant to a transition services agreement dated June 28, 2013, between Mallinckrodt and Covidien, particularly in relation to areas outside the U.S. The terms and prices on which such services are rendered may not be as favorable as those that were allocated to us by Covidien. We also may incur additional costs associated with being an independent, publicly-traded company. These additional anticipated costs are not reflected in our historical combined financial statements for periods prior to June 28, 2013.

Acquisitions

Cadence Pharmaceuticals. On March 19, 2014, we acquired all of the outstanding common stock of Cadence, a company focused on commercializing products principally for use in the hospital setting, for total consideration of $14.00 per share in cash, or approximately $1.3 billion. The acquisition was primarily funded through a $1.3 billion variable rate senior secured term loan credit facility. Cadence’s product, OFIRMEV, is a proprietary intravenous formulation of acetaminophen for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. The Cadence Acquisition adds a growth product to the Specialty Pharmaceuticals product portfolio and provides us an opportunity to expand our reach into the adjacent hospital market, in which Cadence established a strong presence.

CNS Therapeutics. In October 2012, we acquired CNS Therapeutics, Inc. (“CNS Therapeutics”), a specialty pharmaceutical company focused on developing and commercializing intrathecal products for site-specific administration to the central nervous system to treat neurological disorders and intractable chronic pain, for total consideration of $95.0 million. The total consideration was comprised of an upfront cash payment of $88.1 million (net of cash acquired) and the fair value of contingent consideration of $6.9 million. This contingent consideration, which could potentially total a maximum of $9.0 million, is primarily based on whether the FDA approves another concentration of Gablofen on or before December 31, 2016. Gablofen injections are indicated for use in the management of severe spasticity of cerebral or spinal origin, in patients age four years and above. The acquisition of CNS Therapeutics expanded our branded pharmaceuticals portfolio and supports our strategy of leveraging our therapeutic expertise and core capabilities in manufacturing, regulatory and commercialization to serve patients. The consolidated and combined income statement for fiscal 2013 included $29.2 million of net sales of intrathecal products added to our portfolio with this acquisition.

Roxicodone. In August 2012, we paid $13.2 million under an agreement to acquire all of the rights to Roxicodone® from Xanodyne Pharmaceuticals, Inc., which was capitalized as an intangible asset. Roxicodone is an immediate-release oral formulation of oxycodone hydrochloride indicated for the management of moderate to severe pain where the use of an opioid analgesic is appropriate. Roxicodone is the Reference Listed Drug for one of our generic products and is important to our product pipeline. Net sales of Roxicodone during fiscal 2013 were $8.4 million. There are no ongoing royalty payments under this agreement.

Divestitures

During fiscal 2011, we sold the rights to market TussiCaps, which are hydrocodone bitartrate and chlorpheniramine maleate extended-release capsules for use as a cough suppressant, for an upfront cash payment of $11.5 million. As a result of this transaction, we recorded an $11.1 million gain. The purchaser also may be obligated to make contingent payments to us of up to $11.5 million from December 31, 2011 through September 30, 2015, payable in equal quarterly installments until such time as a new competitive generic product is introduced into the market. In addition, we would receive a $1.0 million contingent payment if certain sales targets are achieved over the same time period. We received contingent payments of $2.9 million during both fiscal 2013 and 2012.

Debt Financing

In March 2014, in connection with the Cadence Acquisition, Mallinckrodt International Finance S.A. (“MIFSA”) and Mallinckrodt CB LLC (“MCB”), each of which is a subsidiary of Mallinckrodt plc, entered into senior secured credit facilities consisting of a $1.3 billion variable rate senior secured term loan facility due 2021 (the “term loan”) and a $250.0 million revolving credit facility due 2019 (the “revolver” and, together with the term loan, the “existing facilities”). The term loan requires quarterly principal amortization payments in an amount equal to 0.25% of the original principal amount of the term loan, payable on the last day of each calendar quarter, commencing on June 30, 2014. The revolver contains a $150.0 million letter of credit provision. We incurred an original issue discount of 0.25%, or $3.3 million associated with the term loan, and debt financing costs of $32.2 million.

License of Intellectual Property

We were involved in patent disputes with a counterparty relating to certain intellectual property relevant to extended-release oxymorphone. In December 2013, the counterparty agreed to pay us an upfront cash payment of $4.0 million and contractually obligated future payments of $8.0 million through July 2018, in exchange for the withdrawal of all claims associated with the intellectual property and a license to utilize our intellectual property. We have completed the earnings process associated with the agreement and recorded an $11.7 million gain, included within gains on divestiture and license, during the six months ended March 28, 2014.

Royalty and Milestone Payments

We are required to pay royalties and milestone payments for various product acquisitions and license agreements we have entered into with third parties. For EXALGO® (hydromorphone HCl) extended-release tablets (“Exalgo”), a pain management drug we acquired the rights to distribute and market in fiscal 2009. We are required to pay royalties on sales of the product. During fiscal 2013, 2012 and 2011, we paid royalties of $24.0 million, $16.1 million and $5.5 million, respectively. No milestone payments were made in any of the periods presented.

Also in fiscal 2009, we entered into a licensing agreement to utilize Depomed Inc.’s (“Depomed”) AcuformTM gastric retentive drug delivery technology for the exclusive development of four products. This agreement may obligate us to make development milestone payments, and we are required to pay royalties on sales of products developed under this agreement. During fiscal 2013, we made a $5.0 million milestone payment upon the acceptance for filing by the FDA of our Xartemis XR NDA. During fiscal 2012, an insignificant amount of milestone payments were expensed as incurred since regulatory approval had not been received. No milestone payments were made in fiscal 2011. No royalty payments have been made under this agreement.

We also entered into a license agreement which granted us rights to market and distribute Pennsaid 1.5% and Pennsaid 2%, which are formulations of diclofenac sodium topical solution which are indicated for the treatment of pain associated with osteoarthritis of the knee. We are responsible for all future development activities and expenses under this agreement, are required to pay royalties on sales of the products and may also be required to make additional payments based upon the successful completion of specified regulatory and sales milestones. No milestone payments were made during fiscal 2013, 2012 or 2011. During fiscal 2013 and 2012, we paid royalties of $3.9 million and $7.5 million. The amount of royalties paid in fiscal 2011 was insignificant.

Nuclear Imaging

In November 2012, the HFR in Petten, the Netherlands, one of two primary reactors we utilize to irradiate targets as part of our Mo-99 processing operation experienced an unscheduled shutdown. Mo-99 is a key raw material in our Ultra-Technekow DTE technetium generators that are sold by our Global Medical Imaging segment. We were able to receive increased target irradiations at two other reactors and purchased additional Mo-99 from other sources to continue meeting customer orders; however, the additional Mo-99 we procured from alternative sources came at significantly higher costs. The reactor resumed production in June 2013.

In October 2013, the HFR experienced another unscheduled shutdown. In addition, Mallinckrodt’s Mo-99 processing facility in Petten, the Netherlands also experienced a shutdown. The HFR resumed production of medical isotopes and irradiation of materials in February 2014 and the Mo-99 processing facility resumed production in April 2014. We believe profitability of our Global Medical Imaging segment may improve, primarily in the fourth quarter, once we satisfy the significantly higher cost procurement commitments that we entered into during the shutdowns. We expect improvements in profitability in the Global Medical Imaging segment, starting in the fourth quarter, once we satisfy higher cost procurement commitments that we entered into during the shutdowns.

Lower Passaic River Environmental Reserve

On April 11, 2014, the EPA issued its revised Focused Feasibility Study (“FFS”), with remedial alternatives to address cleanup of the lower 8-mile stretch of the Lower Passaic River Study Area (the “River”), which also included a “no action” option. The EPA estimates the cost for the alternatives range from $365.0 million to $3.2 billion. The EPA’s preferred approach would involve bank-to-bank dredging of the lower 8-mile stretch of the River and installing an engineered cap at a discounted, estimated cost of $1.7 billion. Based on the issuance of the EPA’s revised FFS, we recorded a $23.1 million accrual in the second quarter of fiscal 2014 representing our estimate of our allocable share of the joint and several remediation liability resulting from this matter. Despite the issuance of the revised FFS, there are many uncertainties associated with the final agreed upon remediation and our allocable share of the remediation. Given those uncertainties, the amounts accrued may not be indicative of the amounts for which we are ultimately responsible and will be refined as events in the remediation process occur.

Business Factors Influencing the Results of Operations

New Products

In March 2014, the FDA approved our NDA for XARTEMIS™ XR (oxycodone HCl and acetaminophen) extended-release tablets (CII) (“Xartemis XR”), originally filed under MNK-795, for the management of acute pain severe enough to require opioid treatment and in patients for whom alternative treatment options are ineffective, not tolerated or would otherwise be inadequate. Xartemis XR is the first and only extended-release oral combination of oxycodone and acetaminophen. In February 2014, we were granted a patent from the USPTO, which contains composition claims directed to unique design, formulation, pharmacokinetic and release characteristics of Xartemis XR. Pursuant to the terms of our licensing agreement, we accrued, and capitalized as an intangible asset, a $10.0 million milestone payment to Depomed, Inc., which was paid in April 2014, in connection with the FDA approval of Xartemis XR.

In January 2014, the FDA approved our NDA for PENNSAID® (diclofenac sodium topical solution) 2% w/w (“Pennsaid 2%”), originally filed as MNK-395. Pennsaid 2% is a topical non-steroidal anti-inflammatory drug (NSAID) indicated for the treatment of pain associated with osteoarthritis of the knee, and an extension of our Pennsaid franchise. This new formulation provides a twice-daily administration and is dispensed for topical usage in a new metered dose pump bottle. Pennsaid 2% was commercially launched in February 2014.

On December 28, 2012, we received approval from the FDA to manufacture Methylphenidate HCl extended-release tablets USP (CII) (“Methylphenidate ER”), a generic version of the branded CONCERTA®, a registered trademark of Alza Corporation (“Concerta”), for the treatment of attention deficit hyperactivity disorder in 27 mg, 36 mg and 54 mg tablets. We held a 180-day exclusivity period for each of the 27 mg, 36 mg and 54 mg strengths, which began upon the commercial launch of each tablet. We launched the 27 mg tablet upon FDA approval during the first quarter of fiscal 2013 and launched the 36 mg and 54 mg tablets during the second quarter of fiscal 2013. In February 2013, we submitted a supplement to our approved ANDA for the 18 mg tablet. In January 2014, we received a Complete Response Letter from the FDA requesting additional information, and we are working to address this request. In July 2013, a competitor received FDA approval to manufacture all strengths of Methylphenidate ER and has entered the marketplace. As our exclusivity has expired, other competitors may also enter the market for Methylphenidate ER.

In August 2012, the FDA approved a 32 mg tablet of Exalgo, which further expanded the patient population that Exalgo can effectively treat with a single daily dose. The 8 mg, 12 mg and 16 mg tablets of Exalgo were approved by the FDA in March 2010 for the treatment of chronic pain in opioid-tolerant patients requiring continuous around-the-clock opioid analgesia for an extended amount of time; and have shown significant prescription growth since launch in April 2010. Exalgo was granted marketing exclusivity in the U.S. as a prescription medicine through March 2013 and is protected by two Orange Book-listed patents for a method of treating moderate to severe pain. Beginning in November 2013 for the 8 mg, 12 mg and 16 mg tablets and May 2014 for the 32 mg tablet, a third party has the right, pursuant to agreements with us, to sell a generic version of Exalgo. We expect sales of Exalgo to decrease in fiscal 2014 (compared with $126.1 million in fiscal 2013) as the third party entered the market in May 2014 pursuant to these agreements. Additionally, our patents for the 8 mg, 12 mg and 16 mg tablets expire in July 2014. In May 2014, we launched an authorized generic version of Exalgo in all tablet strengths.

Net sales of Xartemis XR, Pennsaid 2%, Methylphenidate ER and Exalgo were $76.2 million and $90.3 million during the three months ended March 28, 2014 and March 29, 2013, respectively, and $168.7 million and $128.9 million during the six months ended March 28, 2014 and March 29, 2013, respectively.

Restructuring Initiatives

We continue to look for opportunities to improve our cost structure and achieve operating excellence and efficiencies. Our initiatives prior to the separation have primarily been part of Covidien’s 2011 restructuring program, which also applied to its Pharmaceutical business. We launched an initiative that closed a manufacturing facility in Chesterfield, United Kingdom (“U.K.”). The manufacturing facility produced API products and we transferred these processes to another manufacturing site, creating operating and logistic efficiencies. In addition, we announced a comprehensive initiative to renovate, upgrade and modernize key manufacturing operations at our Saint Louis, Missouri manufacturing facility. We began to realize benefits from these initiatives in fiscal 2012.

Following the separation, we continue to realign our cost structure due to the changing nature of our business and look for opportunities to achieve operating efficiencies. As such, in August 2013 our board of directors approved a restructuring program in the amount of $100 million to $125 million that is expected to occur over a three-year period with a two-year cost recovery period.

During the three months ended March 28, 2014 and March 29, 2013, we incurred restructuring and related charges, net, of $21.7 million and $6.9 million, respectively. Restructuring and related charges, net for the three months ended March 29, 2013 included accelerated depreciation costs of $0.5 million; accelerated depreciation during the three months ended March 28, 2014 was immaterial. During the six months ended March 28, 2014 and March 29, 2013, we incurred restructuring and related charges, net, of $29.8 million and $7.9 million, respectively, which included accelerated depreciation costs of $0.1 million and $1.3 million, respectively. The restructuring charges incurred during the three and six months ended March 28, 2014 primarily related to employee severance and benefits, consulting costs and a $2.6 million non-cash facility closure charge associated with restructuring activities within the Global Medical Imaging segment. Restructuring charges during the three and six months ended March 28, 2014 include employee severance actions with near-term cost reductions, primarily within selling, general and administrative expenses, and long-term cost reductions to cost of sales. The restructuring charges incurred during the three and six months ended March 29, 2013 primarily related to severance and employee benefit costs within the Specialty Pharmaceuticals segment.

During fiscal 2013, 2012 and 2011, we incurred restructuring and related charges, net, of $35.8 million, $19.2 million and $10.0 million, respectively, which included accelerated depreciation costs of $2.6 million, $8.0 million and $1.6 million, respectively. The restructuring charges incurred during all of these periods primarily related to severance and employee benefit costs across both of our segments.

Research and Development Investment

We expect to continue to invest in R&D activities, as well as enter into license agreements to supplement our internal R&D initiatives. We intend to focus our R&D investments in the specialty pharmaceuticals area, specifically investments to support our Brands business, where we believe there is the greatest opportunity for growth and profitability.

Specialty Pharmaceuticals. We devote significant R&D resources for our branded products. A number of our branded products are protected by patents and have enjoyed market exclusivity. Our R&D strategy focuses on branded product development in the area of pain, other central nervous system areas, such as spasticity, and adjacent areas. We are presently developing a number of branded products, some of which utilize novel drug-delivery systems, through a combination of internal and collaborative programs. MNK-155 has completed Phase III clinical trials and our NDA filing was accepted for review by the FDA in May 2014.

In accordance with a Pediatric Research Equity Act requirement included in the NDA approval for OFIRMEV, Cadence began enrolling patients in 2012 in a post-marketing efficacy study of OFIRMEV in infants and neonates. The data from this study will be used to satisfy a formal written request Cadence received from the FDA under Section 505A of the U.S. Food, Drug and Cosmetic Act that was made as part of the approval process for OFIRMEV. The FDA has agreed to an August 2015 due date for completion of this study. Upon timely completion and the acceptance by the FDA of the data from this study, OFIRMEV will be eligible for an additional six months of marketing exclusivity in the U.S. The FDA is also currently reviewing a supplemental NDA that Cadence submitted in December 2013, which would offer OFIRMEV in flexible intravenous bags.

We are presently developing a number of specialty generic products through a combination of internal and collaborative programs. From a product development perspective, we are focused on controlled substances with difficult-to-replicate pharmacokinetic profiles. In addition, we are focused on process improvements to increase yields and reduce costs. As of March 28, 2014, we had various ANDAs on file with the FDA, including a supplement, filed in February 2013, to our approved ANDA for the 18 mg tablet of Methylphenidate ER. In January 2014, we received a Complete Response Letter from the FDA requesting additional information, and we are working to address this request. If accepted, we will have all four tablet strengths available on the market, as we currently only offer the 27 mg, 36 mg and 54 mg strengths.

Global Medical Imaging. Our R&D efforts in our Global Medical Imaging segment are focused on driving efficiency throughout CMDS. In our Nuclear Imaging business, our efforts relate to the conversion from HEU to LEU and better utilizing existing capacity.

Results of Operations

Three Months Ended March 28, 2014 Compared with Three Months Ended March 29, 2013

Net Sales

Net sales by geographic area were as follows (dollars in millions):

	Three Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
U.S.	$403.1	$413.0	(2.4)%
Europe, Middle East and Africa	99.8	104.3	(4.3)
Other	54.9	68.0	(19.3)

Net sales	$557.8	$585.3	(4.7)

Net sales in the three months ended March 28, 2014 decreased $27.5 million, or 4.7%, to $557.8 million, compared with $585.3 million for the three months ended March 29, 2013. This decrease was primarily driven by lower Specialty Generics and API net sales, due to decreases in Methylphenidate ER, as a result of initial stocking associated with the launch of the 36 mg and 54 mg dosage strengths in the prior year, increased market competition, customer incentive payments and lower CMDS net sales. These decreases were partially offset by benefits from certain strategic pricing initiatives and increased net sales from new Specialty Pharmaceuticals products. For further information on changes in our net sales, refer to “—Business Segment Results.”

Operating Income

Gross profit. Gross profit for the three months ended March 28, 2014 decreased $10.9 million, or 4.0%, to $262.6 million, compared with $273.5 million for the three months ended March 29, 2013. The decrease in gross profit primarily resulted from lower net sales in the current year period, increased amortization associated with OFIRMEV and increased manufacturing and raw material costs in the Global Medical Imaging segment, including the unscheduled shutdown of our Mo-99 processing facility and the HFR that supplies us with our Mo-99. These factors were partially offset by benefits from certain strategic pricing initiatives. Gross profit margin was 47.1% for the three months ended March 28, 2014, compared with 46.7% for the three months ended March 29, 2013.

Selling, general and administrative expenses. Selling, general and administrative expenses for the three months ended March 28, 2014 were $194.1 million, compared with $160.7 million for the three months ended March 29, 2013, an increase of $33.4 million, or 20.8%. The increase primarily resulted from a $23.1 million environmental remediation charge, $18.5 million of transaction costs associated with the Cadence Acquisition and our pending acquisition of Questcor, higher internal and third-party expenses associated with being an independent, publicly-traded company, and higher expenses in our Brands business related to the launch of Xartemis XR and Pennsaid 2%, partially offset by benefits from restructuring activities and certain prior year costs that did not recur in the three months ended March 28, 2014. In the three months ended March 29, 2013, selling, general and administrative expenses included allocations from Covidien of $13.6 million for general corporate expenses. These allocations are generally consistent with functions we have developed in our corporate build-out, and ceased following the completion of the separation on June 28, 2013. Selling, general and administrative expenses were 34.8% of net sales for the three months ended March 28, 2014 and 27.5% of net sales for the three months ended March 29, 2013.

Research and development expenses. R&D expenses increased $2.2 million, or 5.6%, to $41.4 million for the three months ended March 28, 2014, compared with $39.2 million for the three months ended March 29, 2013. As products, such as Xartemis XR, Pennsaid 2% and MNK-155, move toward or through the FDA review process, we have devoted additional resources to other potential products in our R&D pipeline and the continued pursuit of abuse-deterrent labeling for Xartemis XR. As a percentage of our net sales, R&D expenses were 7.4% and 6.7% for the three months ended March 28, 2014 and March 29, 2013, respectively.

Separation costs. During the three months ended March 28, 2014 and March 29, 2013, we incurred separation costs of $2.6 million and $14.4 million, respectively, primarily related to legal, accounting, tax and other professional fees. Separation costs were higher in the prior year period as we approached and completed the separation on June 28, 2013. We have continued to incur costs related to the separation as a result of our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation related to the conversion of Covidien awards to Mallinckrodt awards, and other transitional costs; however, these costs are not expected to recur at historical levels.

Restructuring and related charges, net. During the three months ended March 28, 2014, we recorded $21.7 million of restructuring and related charges, net, which primarily related to employee severance and benefits, consulting costs and a $2.6 million non-cash facility closure charge associated with restructuring activities within the Global Medical Imaging segment. During the three months ended March 29, 2013, we recorded restructuring and related charges, net of $6.9 million, of which $0.5 million related to accelerated depreciation and was included in cost of sales. The remaining $6.4 million primarily related to severance and employee benefit costs within the Specialty Pharmaceuticals segment.

Gains on divestiture and license. During the three months ended March 28, 2014 and March 29, 2013, we recorded gains on divestiture and license of $0.9 million and $0.7 million, respectively, both of which primarily related to the sale of the rights to market TussiCaps extended-release capsules in fiscal 2011.

Non-Operating Items

Interest expense and interest income. During the three months ended March 28, 2014, net interest expense was $11.9 million. Net interest expense is primarily attributable to our $900.0 million issuance of senior unsecured notes in April 2013. Interest expense during the three months ended March 28, 2014 includes $1.3 million of non-cash interest expense.

Other (expense) income, net. During the three months ended March 28, 2014, we recorded other expense, net of $0.4 million, which represents miscellaneous items, including gains and losses on intercompany foreign currency financing transactions and related hedging instruments.

Provision for income taxes. Income tax benefit was $20.3 million on loss from operations before income taxes of $8.6 million for the three months ended March 28, 2014 and income tax expense was $19.0 million on income from continuing operations before income taxes of $53.5 million for the three months ended March 29, 2013. The effective tax rates were impacted by the Cadence Acquisition and the deductibility of separation costs due to the tax free status of the separation. The rate for the three months ended March 28, 2014 was most notably impacted by the inclusion of a $20.7 million tax benefit associated with the Cadence Acquisition, acquisition and financing costs and amortization of the acquired intangible asset. During the three months ended March 28, 2014, we received a $0.4 million tax benefit on $2.6 million of separation costs compared with a $1.0 million tax benefit on $14.4 million of separation costs for the three months ended March 29, 2013. These impacts on the effective tax rate for the three months ended March 28, 2014 were magnified by the level of loss from continuing operations before income taxes. Furthermore, our effective tax rate for the three months ended March 29, 2013 reflected the business as historically managed by Covidien rather than as an independent, publicly-traded company.

Loss from discontinued operations, net of income taxes. We recorded $0.1 million and $0.5 million losses on discontinued operations, net of income taxes, during the three months ended March 28, 2014 and March 29, 2013, respectively. These amounts relate to indemnification obligations to the purchaser of our Specialty Chemicals business (formerly known as Mallinckrodt Baker), which was sold during fiscal 2010.

Six Months Ended March 28, 2014 Compared with Six Months Ended March 29, 2013

Net Sales

Net sales by geographic area were as follows (dollars in millions):

	Six Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
U.S.	$786.1	$749.1	4.9%
Europe, Middle East and Africa	194.0	197.9	(2.0)
Other	117.9	142.3	(17.1)

Net sales	$1,098.0	$1,089.3	0.8

Net sales in the six months ended March 28, 2014 increased $8.7 million, or 0.8%, to $1,098.0 million, compared with $1,089.3 million for the six months ended March 29, 2013. This increase was primarily driven by increased sales within our Specialty Pharmaceuticals segment resulting from the launch timing of Methylphenidate ER in December 2012, certain strategic pricing initiatives and increased sales of Exalgo. These increases were partially offset by strategic customer incentive payments and increased market competition and decreased sales in our CMDS businesses. For further information on changes in our net sales, refer to “—Business Segment Results.”

Operating Income

Gross profit. Gross profit for the six months ended March 28, 2014 increased $11.2 million, or 2.2%, to $518.2 million, compared with $507.0 million for the six months ended March 29, 2013. The increase in gross profit primarily resulted from higher net sales in the current year period, benefits from certain strategic pricing initiatives and a favorable product mix from increased sales of our higher margin pharmaceutical products. These factors were partially offset by increased manufacturing and raw material costs in the Global Medical Imaging segment, including the unscheduled shutdowns of our Mo-99 processing facility and the HFR that supplies us with Mo-99. Gross profit margin was 47.2% for the six months ended March 28, 2014, compared with 46.5% for the six months ended March 29, 2013.

Selling, general and administrative expenses. Selling, general and administrative expenses for the six months ended March 28, 2014 were $340.3 million, compared with $307.5 million for the six months ended March 29, 2013, an increase of $32.8 million, or 10.7%. The increase primarily resulted from a $23.1 million environmental remediation charge, $18.5 million of transaction costs associated with the Cadence Acquisition and our pending acquisition of Questcor, higher internal and third-party expenses associated with being an independent, publicly-traded company, and higher expenses in our Brands business related to the launch of Xartemis XR and Pennsaid 2%; partially offset by benefits from restructuring activities and certain prior year costs that did not recur in the six months ended March 28, 2014. In the six months ended March 29, 2013, selling, general and administrative expenses included higher legal settlement costs and allocations from Covidien of $25.5 million for general corporate expenses. These allocations are generally consistent with functions we have developed in our corporate build-out and ceased following the completion of the separation on June 28, 2013. Selling, general and administrative expenses were 31.0% of net sales for the six months ended March 28, 2014 and 28.2% of net sales for the six months ended March 29, 2013.

Research and development expenses. R&D expenses increased $2.8 million, or 3.6%, to $80.4 million for the six months ended March 28, 2014, compared with $77.6 million for the six months ended March 29, 2013. As products, such as Xartemis XR, Pennsaid 2% and MNK-155, move toward or through the FDA review process, we have devoted additional resources to other potential products in our R&D pipeline and the continued pursuit of abuse-deterrent labeling for Xartemis XR. As a percentage of our net sales, R&D expenses were 7.3% and 7.1% for the six months ended March 28, 2014 and March 29, 2013, respectively.

Separation costs. During the six months ended March 28, 2014 and March 29, 2013, we incurred separation costs of $4.8 million and $26.4 million, respectively, primarily related to legal, accounting, tax and other professional fees. Separation costs were higher in the prior year period as we approached and completed the separation on June 28, 2013. We have continued to incur costs related to the separation as a result of our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation related to the conversion of Covidien awards to Mallinckrodt awards, and other transitional costs; however, these costs are not expected to recur at historical levels.

Restructuring and related charges, net. During the six months ended March 28, 2014, we recorded $29.8 million of restructuring and related charges, net, of which $0.1 million related to accelerated depreciation and was included in cost of sales. The remaining $29.7 million primarily related to employee severance and benefits, consulting costs and a $2.6 million non-cash facility closure charge associated with restructuring activities within the Global Medical Imaging segment. During the six months ended March 29, 2013, we recorded restructuring and related charges, net of $7.9 million, of which $1.3 million related to accelerated depreciation and was included in cost of sales. The remaining $6.6 million primarily related to severance and employee benefit costs within the Specialty Pharmaceuticals segment.

Gains on divestiture and license. During the six months ended March 28, 2014 and March 29, 2013, we recorded gains on divestiture and license of $13.8 million and $1.4 million, respectively. The $13.8 million gain recorded during the six months ended March 28, 2014 primarily resulted from an $11.7 million gain from the license of intellectual property to a third party related to extended-release oxymorphone.

Non-Operating Items

Interest expense and interest income. During the six months ended March 28, 2014, net interest expense was $21.4 million. Net interest expense is primarily attributable to our $900.0 million issuance of senior unsecured notes in April 2013. Interest expense during the six months ended March 28, 2014 includes $1.9 million non-cash interest expense.

Other (expense) income, net. During the six months ended March 28, 2014, we recorded other expense, net of $1.0 million and during the six months ended March 29, 2013, we recorded other income, net of $0.2 million, both of which represent miscellaneous items, including gains and losses on intercompany foreign currency financing transactions and related hedging instruments.

Provision for income taxes. Income tax benefit was $3.7 million on income from continuing operations before income taxes of $54.4 million for the six months ended March 28, 2014 and income tax expense was $36.1 million on income from continuing operations before income taxes of $90.4 million for the six months ended March 29, 2013. The effective tax rates were impacted by the Cadence Acquisition and the deductibility of separation costs due to the tax free status of the separation. The rate for the six months ended March 28, 2014 was most notably impacted by the inclusion of a $20.7 million tax benefit associated with the Cadence Acquisition, acquisition and financing costs and amortization of the acquired intangible asset. During the six months ended March 28, 2014, we received a $1.1 million tax benefit on $4.8 million of separation costs compared with a $1.3 million tax benefit on $26.4 million of separation costs for the six months ended March 29, 2013. These impacts on the effective tax rate for the six months ended March 28, 2014 were magnified by the level of income from continuing operations before income taxes. Furthermore, our effective tax rate for the six months ended March 29, 2013 reflected the business as historically managed by Covidien rather than as an independent, publicly-traded company.

Loss from discontinued operations, net of income taxes. We recorded $0.9 million and $1.1 million losses on discontinued operations, net of income taxes, during the six months ended March 28, 2014 and March 29, 2013, respectively. These amounts relate to indemnification obligations to the purchaser of our Specialty Chemicals business (formerly known as Mallinckrodt Baker), which was sold during fiscal 2010.

Fiscal Year Ended September 27, 2013 Compared with Fiscal Year Ended September 28, 2012

Net Sales

Net sales by geographic area are as follows (dollars in millions):

	Fiscal Year
	2013	2012	Percentage Change
U.S.	$1,518.7	$1,350.2	12.5%
Europe, Middle East and Africa	404.3	411.0	(1.6)
Other	281.5	295.0	(4.6)

Net sales	$2,204.5	$2,056.2	7.2

Net sales in fiscal 2013 increased $148.3 million, or 7.2%, to $2,204.5 million, compared with $2,056.2 million in fiscal 2012. This increase was primarily driven by increased sales within our Specialty Pharmaceuticals segment resulting from the launch of Methylphenidate ER, increased sales of Exalgo and the addition of Gablofen to our product portfolio in early fiscal 2013. These increases were partially offset by decreased sales in both our CMDS and Nuclear Imaging businesses. For further information on changes in our net sales, refer to “—Business Segment Results.”

Operating Income

Gross profit. Gross profit for fiscal 2013 increased $60.1 million, or 6.2%, to $1,024.9 million, compared with $964.8 million in fiscal 2012. The increase in gross profit primarily resulted from higher net sales in the current year period, in addition to a favorable product mix from increased sales of our higher margin pharmaceutical products. These factors were offset by increased manufacturing and raw material costs, primarily attributable to the unscheduled shutdown of the HFR that supplies us with Mo-99. Gross profit margin was 46.5% during fiscal 2013, compared with 46.9% during fiscal 2012.
Selling, general and administrative expenses. Selling, general and administrative expenses for fiscal 2013 were $609.9 million, compared with $551.7 million for fiscal 2012, an increase of $58.2 million, or 10.5%. The increase primarily resulted from $70.6 million of costs in the current year period related to the build-out of our corporate infrastructure, compared with $10.7 million in the prior year period. Selling, general and administrative expenses were 27.7% of net sales for fiscal 2013 and 26.8% of net sales for fiscal 2012. Selling, general and administrative expenses include allocations from Covidien of $39.6 million and $49.2 million in fiscal 2013 and 2012, respectively, for general corporate expenses. These expenses are generally consistent with functions we have developed in our corporate build-out and ceased following the completion of the separation on June 28, 2013. Fiscal 2013 included minimal launch expenses related to Xartemis XR and Pennsaid 2%. Beginning in the first half of fiscal 2014, we expect expenses in our Brands business to increase in anticipation of our launch of these products.

Research and development expenses. R&D expenses increased $21.6 million, or 15.0%, to $165.7 million in fiscal 2013, compared with $144.1 million in fiscal 2012. The increase in R&D expenses is primarily attributable to increased development activities related to our MNK-155, Pennsaid 2%, and intrathecal products. The increase in R&D also reflects a $5.0 million milestone payment related to acceptance of the Xartemis XR NDA for priority review by the FDA. As a percentage of our net sales, R&D expenses were 7.5% and 7.0% in fiscal 2013 and 2012, respectively.

Separation costs. During fiscal 2013 and 2012, we incurred separation costs of $74.2 million and $25.5 million, respectively, primarily related to legal, accounting, tax and other professional fees. Separation costs were higher in the current year period as we approached and completed the separation on June 28, 2013. We expect to continue to incur costs related to the separation as a result of our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation related to the conversion of Covidien awards to Mallinckrodt awards, and other transitional costs; however, these costs are not expected to recur at similar levels in future periods.

Restructuring and related charges, net. During fiscal 2013, we recorded $35.8 million of restructuring and related charges, net, of which $2.6 million related to accelerated depreciation and was included in cost of sales. The remaining $33.2 million primarily related to severance and employee benefits costs incurred across both our segments. During fiscal 2012, we recorded restructuring and related charges, net of $19.2 million, of which $8.0 million related to accelerated depreciation and was included in cost of sales. The remaining $11.2 million primarily related to severance and employee benefits costs incurred in the Global Medical Imaging segment.

Gain on divestitures. During both fiscal 2013 and 2012, we recorded gains of $2.9 million related to the sale of the rights to market TussiCaps extended-release capsules in fiscal 2011.

Non-Operating Items

Interest expense and interest income. During fiscal 2013, net interest expense was $19.2 million. Net interest expense is primarily attributable to our $900 million issuance of senior unsecured notes in April 2013. Interest expense during fiscal 2013 includes $1.1 million non-cash interest expense.

Other income, net. During fiscal 2013 and 2012, we recorded other income, net of $0.8 million and $1.0 million, respectively, which represents miscellaneous items, including gains and losses on intercompany financing foreign currency transactions and related hedging instruments.

Provision for income taxes. Income tax expense was $68.6 million and $94.8 million on income from continuing operations before income taxes of $126.4 million and $236.1 million for fiscal 2013 and 2012, respectively. Our effective tax rate was 54.3% compared with 40.2% for fiscal 2013 and 2012, respectively. Our effective tax rate for fiscal 2013 was impacted by only receiving a $4.2 million tax benefit on $74.2 million of separation costs due to the tax-free status of the separation, $13.3 million of expense associated with uncertain tax positions, and an $11.6 million benefit associated with intercompany debt transferred to the Company at the separation. Our effective tax rate for fiscal 2012 was impacted by only receiving $1.8 million of tax benefit on $25.5 million of separation costs due to the tax-free status of the separation and recognizing $2.3 million of expense associated with uncertain tax positions.

Income (loss) from discontinued operations, net of income taxes. We recorded a $1.0 million gain and $6.7 million loss on discontinued operations, net of income taxes, during fiscal 2013 and 2012, respectively. These amounts relate to indemnification obligations to the purchaser of our Specialty Chemicals business (formerly known as Mallinckrodt Baker), which was sold during fiscal 2010.

Fiscal Year Ended September 28, 2012 Compared with Fiscal Year Ended September 30, 2011

Net Sales

Net sales by geographic area are as follows (dollars in millions):

	Fiscal Year		Percentage Change
	2012	2011
U.S.	$1,350.2	$1,293.8	4.4%
Europe, Middle East and Africa	411.0	419.7	(2.1)
Other	295.0	308.3	(4.3)

Net sales	$2,056.2	$2,021.8	1.7

Net sales in fiscal 2012 increased $34.4 million, or 1.7%, to $2,056.2 million, compared with $2,021.8 million in fiscal 2011. This increase was primarily driven by a $50.7 million increase in sales of Exalgo within our Specialty Pharmaceuticals segment, partially offset by a $22.7 million decrease in sales of our Optiray contrast product within our Global Medical Imaging segment. For further information on changes in our net sales, refer to “—Business Segment Results.”

Operating Income

Gross profit. Gross profit for fiscal 2012 increased $49.9 million, or 5.5%, to $964.8 million, compared with $914.9 million in fiscal 2011. The increase in gross profit was primarily a result of overall higher net sales. Gross margin was 46.9% in fiscal 2012, compared with 45.3% in fiscal 2011. The increase in gross margin was primarily attributable to a more favorable product mix resulting from increased sales of our higher margin branded pharmaceutical products.

Selling, general and administrative expenses. Selling, general and administrative expenses for fiscal 2012 were $551.7 million, compared with $532.5 million for fiscal 2011, an increase of $19.2 million, or 3.6%. The increase in selling, general and administrative expenses primarily resulted from higher legal and benefit costs. Selling, general and administrative expenses were 26.8% of net sales for fiscal 2012, compared with 26.3% of net sales for fiscal 2011.

Research and development expenses. R&D expenses increased $2.6 million, or 1.8%, to $144.1 million in fiscal 2012, compared with $141.5 million in fiscal 2011. The increase in R&D expenses is primarily attributable to increased development activities related to our Xartemis XR and MNK-155 products, as well as higher salary and benefit costs. As a percentage of our net sales, R&D expenses were 7.0% in both fiscal 2012 and 2011.

Separation costs. During fiscal 2012 and 2011, we incurred separation costs of $25.5 million and $2.9 million, respectively, primarily related to tax, accounting and other professional fees.

Restructuring and related charges, net. During fiscal 2012, we recorded $19.2 million of restructuring and related charges, net, of which $8.0 million related to accelerated depreciation and was included in cost of sales. The accelerated depreciation resulted from the decision to shut down our plant in Chesterfield, U.K. The remaining $11.2 million primarily related to severance and employee benefits costs due to a reduction in work force. During fiscal 2011, we recorded restructuring and related charges, net of $10.0 million, of which $1.6 million related to accelerated depreciation and was included in cost of sales. The remaining $8.4 million primarily related to severance and employee benefit costs incurred within our Specialty Pharmaceuticals segment.

Gain on divestitures. During fiscal 2011, we recorded an $11.1 million gain related to the sale of the rights to market TussiCaps extended-release capsules. We recorded an additional $2.9 million gain related to this sale during fiscal 2012.

Non-Operating Items

Interest expense and interest income. During fiscal 2012 and 2011, interest expense, net of interest income, was $0.1 million and $0.4 million, respectively.

Other income, net. During fiscal 2012 and 2011, we recorded other income, net, of $1.0 million and $2.9 million, respectively, which primarily represented royalty payments from a subsidiary of Covidien for use of certain of our trademarks and technology.

Provision for income taxes. Income tax expense was $94.8 million and $86.2 million on income from continuing operations before income taxes of $236.1 million and $243.2 million for fiscal 2012 and 2011, respectively. Our effective tax rate was 40.2% and 35.4% for fiscal 2012 and 2011, respectively. The increase in effective tax rate for fiscal 2012 resulted primarily from a decrease in earnings in lower-tax jurisdictions. The expiration of the U.S. R&D tax credit as of December 31, 2011 and the retroactive reenactment of the 2010 R&D tax credit during fiscal 2011 also contributed to the increase in the effective tax rate in fiscal 2012, as compared with fiscal 2011. Had the U.S. R&D tax credit been fully enacted during fiscal 2012, our effective tax rate would have been approximately 0.7% lower. In addition, in fiscal 2011, we reached a settlement with certain non-U.S. taxing authorities that favorably benefited our fiscal 2011 effective tax rate.

Loss from discontinued operations, net of income taxes. We recorded $6.7 million and $6.3 million losses on discontinued operations, net of income taxes, during fiscal 2012 and 2011, respectively. These losses related to indemnification obligations to the purchaser of our Specialty Chemicals business (formerly known as Mallinckrodt Baker), which was sold during fiscal 2010.

Business Segment Results

The businesses included within our Specialty Pharmaceuticals and our Global Medical Imaging segments are described below:

Specialty Pharmaceuticals

•	Brands include branded pharmaceuticals for pain and spasticity.

•	Specialty Generics and API produces specialty generic pharmaceutical products (including those to treat attention deficit hyperactivity disorder and addiction), medicinal opioids, synthetic controlled substances and acetaminophen.

Global Medical Imaging

•	Contrast Media and Delivery Systems develops, manufactures and markets contrast media for diagnostic imaging applications, and power injectors to allow delivery of contrast media.

•	Nuclear Imaging manufactures and markets radioactive isotopes and associated pharmaceuticals used for the diagnosis and treatment of disease.

Management measures and evaluates our operating segments based on segment net sales and operating income. Management excludes corporate expenses, amortization of intangibles, restructuring and related charges, and net and separation costs from segment operating income. In addition, management evaluates the operating results of the segments excluding revenues and expenses associated with sales of products to our former parent company, Covidien. Although these amounts are excluded from segment operating income, as applicable, they are included in reported consolidated and combined operating income and accordingly, are included in our discussion of our consolidated and combined results of operations.

Three Months Ended March 28, 2014 Compared with Three Months Ended March 29, 2013

Net Sales

Net sales by segment are shown in the following table (dollars in millions):

	Three Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
Specialty Pharmaceuticals	$324.3	$344.4	(5.8)%
Global Medical Imaging	222.4	229.1	(2.9)

Net sales of operating segments	546.7	573.5	(4.7)
Other(1)	11.1	11.8	(5.9)

Net sales	$557.8	$585.3	(4.7)

(1)	Represents products that were sold to Covidien.

Specialty Pharmaceuticals. Net sales for the three months ended March 28, 2014 decreased $20.1 million, or 5.8%, to $324.3 million, compared with $344.4 million for the three months ended March 29, 2013. The decrease in net sales was primarily driven by an $18.3 million decrease in Methylphenidate ER as a result of initial stocking associated with the launch of the 36mg and 54mg dosage strength tablets in the second quarter of fiscal 2013, a $17.7 million decrease in hydrocodone-related products due to lower volume from competitive pressures, and an $11.6 million net sales decrease in oxycodone-related products, due to $5.0 million of strategic customer incentive payments and lower volume. These decreases were partially offset by a $19.3 million increase in other controlled substances resulting from certain strategic pricing initiatives and $5.3 million in net sales from approximately one week of OFIRMEV net sales.

Net sales for Specialty Pharmaceuticals by geography were as follows (dollars in millions):

	Three Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
U.S.	$298.4	$314.3	(5.1)%
Europe, Middle East and Africa	22.6	26.1	(13.4)
Other	3.3	4.0	(17.5)

Net sales	$324.3	$344.4	(5.8)

Net sales for Specialty Pharmaceuticals by key products were as follows (dollars in millions):

	Three Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
Methylphenidate ER	$43.3	$61.6	(29.7)%
Oxycodone (API) and oxycodone-containing tablets	36.3	47.9	(24.2)
Hydrocodone (API) and hydrocodone-containing tablets	19.7	37.4	(47.3)
Other controlled substances	134.0	114.7	16.8
Other	35.9	35.0	2.6

Specialty Generics and API	269.2	296.6	(9.2)
Exalgo	28.9	28.7	0.7
OFIRMEV	5.3	—	—
Other	20.9	19.1	9.4

Brands	55.1	47.8	15.3

Specialty Pharmaceuticals	$324.3	$344.4	(5.8)

Global Medical Imaging. Net sales for the three months ended March 28, 2014 decreased $6.7 million, or 2.9%, to $222.4 million compared with $229.1 million for the three months ended March 29, 2013. The decrease was primarily driven by a $5.6 million decline in net sales of CMDS products, which were impacted by certain strategic restructuring actions aimed at improving profitability, partially offset by increased U.S. net sales due to favorable comparisons to the prior year. Nuclear sales decreased only slightly despite supply-chain disruptions in the current year.

Net sales for Global Medical Imaging by geography were as follows (dollars in millions):

	Three Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
U.S.	$104.7	$97.8	7.1%
Europe, Middle East and Africa	77.2	78.2	(1.3)
Other	40.5	53.1	(23.7)

Net sales	$222.4	$229.1	(2.9)

Net sales for Global Medical Imaging by key products were as follows (dollars in millions):

	Three Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
Optiray™	$71.3	$75.1	(5.1)%
Other	41.3	43.1	(4.2)

Contrast Media and Delivery Systems	112.6	118.2	(4.7)
Nuclear Imaging	109.8	110.9	(1.0)

Global Medical Imaging	$222.4	$229.1	(2.9)

Operating Income

Operating income by segment and as a percentage of segment net sales for the three months ended March 28, 2014 and March 29, 2013 is shown in the following table (dollars in millions):

	Three Months Ended
	March 28, 2014		March 29, 2013
Specialty Pharmaceuticals	$105.9	32.7%	$105.0	30.5%
Global Medical Imaging	10.3	4.6	18.9	8.2

Segment operating income	116.2	21.3	123.9	21.6
Unallocated amounts:
Corporate and allocated expenses	(72.7)		(40.3)
Intangible asset amortization	(15.5)		(8.8)
Restructuring and related charges, net(1)	(21.7)		(6.9)
Separation costs	(2.6)		(14.4)

Total operating income	$3.7		$53.5

(1)	Includes restructuring-related accelerated depreciation of $0.5 million for the three months ended March 29, 2013. Restructuring-related accelerated depreciation for the three months ended March 28, 2014 was immaterial.

Specialty Pharmaceuticals. Operating income for the three months ended March 28, 2014 increased $0.9 million to $105.9 million, compared with $105.0 million for the three months ended March 29, 2013. Our operating margin increased to 32.7% for the three months ended March 28, 2014, compared with 30.5% for the three months ended March 29, 2013. The increase in operating income and margin was primarily due to strategic pricing actions partially offset by a $17.0 million increase in selling, general and administrative expenses and lower sales of high margin Methylphenidate ER. The higher selling, general and administrative expenses were primarily to support the launch of Xartemis XR and Pennsaid 2%.

Global Medical Imaging. Operating income for the three months ended March 28, 2014 decreased $8.6 million to $10.3 million, compared with $18.9 million for the three months ended March 29, 2013. Our operating margin decreased to 4.6% for the three months ended March 28, 2014, compared with 8.2% for the three months ended March 29, 2013. The decrease in operating income was attributable to lower net sales, increased nuclear manufacturing and raw material costs and higher regulatory compliance costs. Our increased nuclear manufacturing and raw material costs were most significantly impacted by the unscheduled shutdowns of our Mo-99 processing facility and the HFR that supplies us with Mo-99, which decreased operating income by $9.0 million compared to the prior year quarter. These factors were partially offset by increased U.S. CMDS net sales due to favorable comparisons to the prior year. Ongoing increased manufacturing and raw material costs and lower net sales will very likely limit our ability to return the Global Medical Imaging segment to historical operating margins on a long-term basis.

Corporate and allocated expenses. Corporate and allocated expenses were $72.7 million and $40.3 million for the three months ended March 28, 2014 and March 29, 2013, respectively. The increase primarily resulted from a $23.1 million environmental remediation charge, $18.5 million of transaction costs associated with our acquisition of Cadence, pending acquisition of Questcor and increased internal and third-party costs of being an independent publicly-traded company, partially offset by certain prior year costs that did not recur in the three months ended March 28, 2014. We were allocated general corporate expenses of $13.6 million during the three months ended March 29, 2013 for certain services provided by Covidien. These allocations ceased in periods following the completion of the separation on June 28, 2013.

Six Months Ended March 28, 2014 Compared with Six Months Ended March 29, 2013

Net Sales

Net sales by segment are shown in the following table (dollars in millions):

	Six Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
Specialty Pharmaceuticals	$633.8	$604.6	4.8%
Global Medical Imaging	441.0	458.8	(3.9)

Net sales of operating segments	1,074.8	1,063.4	1.1
Other(1)	23.2	25.9	(10.4)

Net sales	$1,098.0	$1,089.3	0.8

(1)	Represents products that were sold to Covidien.

Specialty Pharmaceuticals. Net sales for the six months ended March 28, 2014 increased $29.2 million, or 4.8%, to $633.8 million, compared with $604.6 million for the six months ended March 29, 2013. The increase in net sales was primarily driven by a $40.0 million increase in other controlled substances resulting from certain strategic pricing initiatives, a $28.7 million increase in sales from Methylphenidate ER, which was launched in December 2012, and a $20.3 million increase in branded products primarily from Exalgo net sales growth and approximately one week of OFIRMEV sales. These increases were partially offset by a $37.3 million net sales decrease in oxycodone-related products, due to $24.4 million of strategic customer incentive payments and lower volume, and a $19.2 million decrease in hydrocodone-related products due to lower volume from competitive pressures.

Net sales for Specialty Pharmaceuticals by geography were as follows (dollars in millions):

	Six Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
U.S.	$580.3	$547.9	5.9%
Europe, Middle East and Africa	47.4	48.6	(2.5)
Other	6.1	8.1	(24.7)

Net sales	$633.8	$604.6	4.8

Net sales for Specialty Pharmaceuticals by key products were as follows (dollars in millions):

	Six Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
Methylphenidate ER	$99.6	$70.9	40.5%
Oxycodone (API) and oxycodone-containing tablets	47.9	85.2	(43.8)
Hydrocodone (API) and hydrocodone-containing tablets	49.8	69.0	(27.8)
Other controlled substances	254.2	214.2	18.7
Other	67.6	70.9	(4.7)

Specialty Generics and API	519.1	510.2	1.7
Exalgo	65.1	58.0	12.2
OFIRMEV	5.3	—	—
Other	44.3	36.4	21.7

Brands	114.7	94.4	21.5

Specialty Pharmaceuticals	$633.8	$604.6	4.8

Global Medical Imaging. Net sales for the six months ended March 28, 2014 decreased $17.8 million, or 3.9%, to $441.0 million compared with $458.8 million for the six months ended March 29, 2013. The decrease was primarily driven by a $15.4 million decline in net sales of CMDS products, which were impacted by certain restructuring actions aimed at improving profitability, partially offset by increased U.S. net sales due to favorable comparisons to the prior year. Nuclear sales decreased only slightly despite supply-chain disruptions in the current year.

Net sales for Global Medical Imaging by geography were as follows (dollars in millions):

	Six Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
U.S.	$205.8	$199.6	3.1%
Europe, Middle East and Africa	146.6	149.3	(1.8)
Other	88.6	109.9	(19.4)

Net sales	$441.0	$458.8	(3.9)

Net sales for Global Medical Imaging by key products were as follows (dollars in millions):

	Six Months Ended
	March 28, 2014	March 29, 2013	Percentage Change
Optiray	$143.4	$154.5	(7.2)%
Other	80.8	85.1	(5.1)

Contrast Media and Delivery Systems	224.2	239.6	(6.4)
Nuclear Imaging	216.8	219.2	(1.1)

Global Medical Imaging	$441.0	$458.8	(3.9)

Operating Income

Operating income by segment and as a percentage of segment net sales for the six months ended March 28, 2014 and March 29, 2013 is shown in the following table (dollars in millions):

	Six Months Ended
	March 28, 2014		March 29, 2013
Specialty Pharmaceuticals	$218.9	34.5%	$140.0	23.2%
Global Medical Imaging	14.7	3.3	68.0	14.8

Segment operating income	233.6	21.7	208.0	19.6
Unallocated amounts:
Corporate and allocated expenses	(97.9)		(65.7)
Intangible asset amortization	(24.3)		(17.7)
Restructuring and related charges, net(1)	(29.8)		(7.9)
Separation costs	(4.8)		(26.4)

Total operating income	$76.8		$90.3

(1)	Includes restructuring-related accelerated depreciation of $0.1 million and $1.3 million for the six months ended March 28, 2014 and March 29, 2013, respectively.

Specialty Pharmaceuticals. Operating income for the six months ended March 28, 2014 increased $78.9 million to $218.9 million, compared with $140.0 million for the six months ended March 29, 2013. Our operating margin increased to 34.5% for the six months ended March 28, 2014, compared with 23.2% for the six months ended March 29, 2013. The increase in operating income and margin was primarily due to strategic pricing actions, increased net sales of higher margin products, such as Methylphenidate ER, and the $11.7 million gain on the license of intellectual property to a third party. These increases were partially offset by a $16.9 million increase in selling, general and administrative expenses. The higher selling, general and administrative expenses were primarily to support the launch of Xartemis XR and Pennsaid 2%.

Global Medical Imaging. Operating income for the six months ended March 28, 2014 decreased $53.3 million to $14.7 million, compared with $68.0 million for the six months ended March 29, 2013. Our operating margin decreased to 3.3% for the six months ended March 28, 2014, compared with 14.8% for the six months ended March 29, 2013. The decrease in operating income was attributable to lower net sales, increased nuclear manufacturing and raw material costs and higher regulatory compliance costs. Our increased nuclear manufacturing and raw material costs were most significantly impacted by the unscheduled shutdowns of our Mo-99 processing facility and the HFR that supplies us with Mo-99, which decreased operating income by $24.3 million compared to the prior year period. Ongoing increased materials and manufacturing costs and lower net sales will very likely limit our ability to return the Global Medical Imaging segment to historical operating margins on a long-term basis.

Corporate and allocated expenses. Corporate and allocated expenses were $97.9 million and $65.7 million for the six months ended March 28, 2014 and March 29, 2013, respectively. The increase primarily resulted from a $23.1 million environmental remediation charge, $18.5 million of transaction costs associated with the Cadence Acquisition and our pending acquisition of Questcor, as well as increased internal and third-party costs of being an independent publicly-traded company, partially offset by certain prior year costs that did not recur in the six months ended March 28, 2014. We were allocated general corporate expenses of $25.5 million during the six months ended March 29, 2013 for certain services provided by Covidien. These allocations ceased in periods following the completion of the separation on June 28, 2013.

Fiscal Year Ended September 27, 2013 Compared with Fiscal Year Ended September 28, 2012

Net Sales

Net sales by segment are shown in the following table (dollars in millions):

	Fiscal Year		Percentage Change
	2013	2012
Specialty Pharmaceuticals	$1,217.6	$1,005.2	21.1%
Global Medical Imaging	935.7	996.8	(6.1)

Net sales of operating segments	2,153.3	2,002.0	7.6
Other(1)	51.2	54.2	(5.5)

Net sales	$2,204.5	$2,056.2	7.2

(1)	Represents products that were sold to Covidien.

Specialty Pharmaceuticals. Net sales for fiscal 2013 increased $212.4 million, or 21.1%, to $1,217.6 million, compared with $1,005.2 million for fiscal 2012. The increase in net sales was primarily driven by $148.3 million of sales from the launch of Methylphenidate ER during fiscal 2013, a $34.2 million increase in net sales of Exalgo, which was aided by the launch of the 32mg dosage in August 2012, and $29.2 million in net sales of intrathecal products.

Net sales for Specialty Pharmaceuticals by geography are as follows (dollars in millions):

	Fiscal Year		Percentage Change
	2013	2012
U.S.	$1,097.9	$880.6	24.7%
Europe, Middle East and Africa	104.1	108.7	(4.2)
Other	15.6	15.9	(1.9)

Net sales	$1,217.6	$1,005.2	21.1

Net sales for Specialty Pharmaceuticals by key products are as follows (dollars in millions):

	Fiscal Year		Percentage Change
	2013	2012
Acetaminophen (API) products	$216.2	$217.7	(0.7)%
Oxycodone (API) and oxycodone-containing tablets	139.0	144.1	(3.5)
Hydrocodone (API) and hydrocodone-containing tablets	140.0	130.5	7.3
Other controlled substances	112.0	111.7	0.3
Methylphenidate ER	148.3	—	—
Other	255.7	244.8	4.5

Generics and API	1,011.2	848.8	19.1
Exalgo	126.1	91.9	37.2
Intrathecal products	29.2	—	—
Other	51.1	64.5	(20.8)

Brands	206.4	156.4	32.0

Specialty Pharmaceuticals	$1,217.6	$1,005.2	21.1

Global Medical Imaging. Net sales for fiscal 2013 decreased $61.1 million, or 6.1%, to $935.7 million compared with $996.8 million for fiscal 2012. Net sales of CMDS products decreased $43.9 million, and were negatively impacted by the effects of commoditization in mature markets, which we expect to continue into the future, and a renegotiated customer contract in the U.S. market. Net sales of nuclear products decreased $17.2 million, primarily due to additional sales opportunities during fiscal 2012 that resulted from challenges a competitor faced in supplying the market.

Net sales for Global Medical Imaging by geography are as follows (dollars in millions):

	Fiscal Year		Percentage Change
	2013	2012
U.S.	$418.2	$466.8	(10.4)%
Europe, Middle East and Africa	300.2	302.3	(0.7)
Other	217.3	227.7	(4.6)

Net sales	$935.7	$996.8	(6.1)

Net sales for Global Medical Imaging by key products are as follows (dollars in millions):

	Fiscal Year		Percentage Change
	2013	2012
Optiray	$318.5	$352.2	(9.6)%
Optimark	44.8	48.0	(6.7)
Other	134.8	141.8	(4.9)

Contrast Media and Delivery Systems	498.1	542.0	(8.1)
Ultra-Technekow DTE	188.8	202.5	(6.8)
Octreoscan	82.8	78.7	5.2
Other	166.0	173.6	(4.4)

Nuclear Imaging	437.6	454.8	(3.8)

Global Medical Imaging	$935.7	$996.8	(6.1)

Operating Income

Operating income by segment and as a percentage of segment net sales for fiscal 2013 and 2012 is shown in the following table (dollars in millions):

	Fiscal Year
	2013		2012
Specialty Pharmaceuticals	$311.7	25.6%	$162.8	16.2%
Global Medical Imaging	112.3	12.0	214.3	21.5

Segment operating income	424.0	19.7	377.1	18.8
Unallocated amounts:
Corporate and allocated expenses	(133.8)		(69.9)
Intangible asset amortization	(35.4)		(27.3)
Restructuring and related charges, net(1)	(35.8)		(19.2)
Separation costs	(74.2)		(25.5)

Total operating income	$144.8		$235.2

(1)	Includes restructuring-related accelerated depreciation of $2.6 million and $8.0 million for fiscal 2013 and 2012, respectively.

Specialty Pharmaceuticals. Operating income for fiscal 2013 increased $148.9 million to $311.7 million, compared with $162.8 million for fiscal 2012. Our operating margin increased to 25.6% for fiscal 2013, compared with 16.2% for fiscal 2012. The increase in operating income and margin was primarily due to increased sales of higher margin products, such as Methylphenidate ER and Exalgo, and favorable pricing.

Global Medical Imaging. Operating income for fiscal 2013 decreased $102.0 million to $112.3 million, compared with $214.3 million for fiscal 2012. Our operating margin decreased to 12.0% for fiscal 2013, compared with 21.5% for fiscal 2012. The decrease in operating income was attributable to lower net sales, discussed previously, increased manufacturing and raw material costs and the effects of a renegotiated customer contract in the U.S., partially offset by a decrease in selling, general and administrative expenses. Our operating margin was most significantly impacted by higher raw material costs from the unscheduled shutdown of the HFR that supplies us with Mo-99. Ongoing increased materials and manufacturing costs will limit our ability to return the Global Medical Imaging segment to historical operating margins on a long-term basis.

Corporate and allocated expenses. Corporate and allocated expenses were $133.8 million and $69.9 million for fiscal 2013 and 2012, respectively. The increase primarily resulted from $70.6 million of costs related to the build-out of our corporate infrastructure during the current year period compared with $10.7 million during the prior year period. In addition to corporate infrastructure build-out costs, we were allocated general corporate expenses of $39.6 million and $49.2 million during fiscal 2013 and 2012, respectively, for certain functions provided by Covidien. These allocations ceased in periods following the completion of the separation on June 28, 2013.

Fiscal Year Ended September 28, 2012 Compared with Fiscal Year Ended September 30, 2011

Net Sales

Net sales by segment are shown in the following table (dollars in millions):

	Fiscal Year		Percentage Change
	2012	2011
Specialty Pharmaceuticals	$1,005.2	$909.4	10.5%
Global Medical Imaging	996.8	1,060.0	(6.0)

Net sales of operating segments	2,002.0	1,969.4	1.7
Other(1)	54.2	52.4	3.4

Net sales	$2,056.2	$2,021.8	1.7

(1)	Represents products that were sold to Covidien.

Specialty Pharmaceuticals. Net sales for fiscal 2012 increased $95.8 million, or 10.5%, to $1,005.2 million, compared with $909.4 million for fiscal 2011. The increase in net sales was primarily driven by increased sales of our Exalgo and Pennsaid branded products. This increase was partially offset by the impact of the extra selling week in fiscal 2011 and a decrease in net sales of oxycodone immediate-release tablets.

Net sales for Specialty Pharmaceuticals by geography are as follows (dollars in millions):

	Fiscal Year		Percentage Change
	2012	2011
U.S.	$880.6	$784.8	12.2%
Europe, Middle East and Africa	108.7	93.4	16.4
Other	15.9	31.2	(49.0)

Net sales	$1,005.2	$909.4	10.5

Net sales for Specialty Pharmaceuticals by key products are as follows (dollars in millions):

	Fiscal Year		Percentage Change
	2012	2011
Acetaminophen (API) products	$217.7	$222.2	(2.0)%
Oxycodone (API) and oxycodone-containing tablets	144.1	154.1	(6.5)
Hydrocodone (API) and hydrocodone-containing tablets	130.5	116.9	11.6
Other controlled substances	111.7	107.9	3.5
Other	244.8	223.6	9.5

Generics and API	848.8	824.7	2.9
Exalgo	91.9	41.2	123.1
Other	64.5	43.5	48.3

Brands	156.4	84.7	84.7

Specialty Pharmaceuticals	$1,005.2	$909.4	10.5

Global Medical Imaging. Net sales for fiscal 2012 decreased $63.2 million, or 6.0%, to $996.8 million compared with $1,060.0 million for fiscal 2011. This decrease was largely due to decreased net sales of CMDS, primarily resulting from lower net sales of Optiray due to the renegotiation of a customer contract in the U.S. market and discontinuance of a product, combined with unfavorable currency exchange rate fluctuations and other market-related challenges. In addition, fiscal 2012 net sales growth was negatively impacted by the extra selling week in fiscal 2011.

Net sales for Global Medical Imaging by geography are as follows (dollars in millions):

	Fiscal Year		Percentage Change
	2012	2011
U.S.	$466.8	$505.8	(7.7)%
Europe, Middle East and Africa	302.3	326.3	(7.4)
Other	227.7	227.9	(0.1)

Net sales	$996.8	$1,060.0	(6.0)

Net sales for Global Medical Imaging by key products are as follows (dollars in millions):

	Fiscal Year		Percentage Change
	2012	2011
Optiray	$352.2	$374.9	(6.1)%
Optimark	48.0	50.3	(4.6)
Other	141.8	170.3	(16.7)

Contrast Media and Delivery Systems	542.0	595.5	(9.0)
Ultra-Technekow DTE	202.5	200.3	1.1
Octreoscan	78.7	76.9	2.3
Other	173.6	187.3	(7.3)

Nuclear Imaging	454.8	464.5	(2.1)

Global Medical Imaging	$996.8	$1,060.0	(6.0)

Operating Income

Operating income by segment and as a percentage of segment net sales for fiscal 2012 and 2011 is shown in the following table (dollars in millions):

	Fiscal Year
	2012		2011
Specialty Pharmaceuticals	$162.8	16.2%	$121.5	13.4%
Global Medical Imaging	214.3	21.5	232.4	21.9

Segment operating income	377.1	18.8	353.9	18.0
Unallocated amounts:
Corporate and allocated expenses	(69.9)		(73.3)
Intangible asset amortization	(27.3)		(27.0)
Restructuring and related charges, net(1)	(19.2)		(10.0)
Separation costs	(25.5)		(2.9)

Total operating income	$235.2		$240.7

(1)	Includes restructuring-related accelerated depreciation of $8.0 million and $1.6 million for fiscal 2012 and 2011, respectively.

Specialty Pharmaceuticals. Operating income for fiscal 2012 increased $41.3 million to $162.8 million, compared with $121.5 million for fiscal 2011. Our operating margin increased to 16.2% for fiscal 2012, compared with 13.4% for fiscal 2011. The increase in operating income and margin was primarily due to favorable product mix resulting from increased net sales of our higher margin branded products.

Global Medical Imaging. Operating income for fiscal 2012 decreased $18.1 million to $214.3 million, compared with $232.4 million for fiscal 2011. Our operating margin decreased to 21.5% for fiscal 2012, compared with 21.9% for fiscal 2011. The decrease in operating income and margin was primarily due to lower pricing and volume from renegotiated contracts with certain customer groups, which resulted in a switch to a dual source contract from a single source contract.

Corporate and allocated expenses. Corporate and allocated expenses were $69.9 million and $73.3 million for fiscal 2012 and 2011, respectively. These amounts include allocations of $49.2 million and $56.3 million during fiscal 2012 and 2011, respectively, for certain functions provided by Covidien. Excluding the $7.1 million decrease in the amount of allocated expenses, the remaining $3.7 million increase in corporate expenses in fiscal 2012, compared with fiscal 2011, primarily resulted from $10.7 million of costs incurred to build-out our corporate infrastructure, partially offset by lower environmental and asbestos-related costs.

Liquidity and Capital Resources

Significant factors driving our liquidity position include cash flows generated from operating activities, financing transactions, capital expenditures and cash paid in connection with acquisitions and license agreements. Historically, we have typically generated, and expect to continue to generate, positive cash flow from operations. Through June 28, 2013, as part of Covidien, our cash was swept regularly by Covidien at its discretion. Covidien also funded our operating and investing activities as needed prior to the separation. The cash and cash equivalents held by Covidien at the corporate level were not specifically identifiable or otherwise allocable to us and, as such, were not reflected on the combined balance sheets for dates prior to June 28, 2013. Cash flows related to financing activities prior to the separation reflect changes in Covidien’s investments in us. Transfers of cash to and from Covidien were reflected as a component of parent company investment within parent company equity on our combined balance sheets through June 28, 2013. Our cash flows for periods prior to June 28, 2013, may not be indicative of our future performance and do not necessarily represent the cash flows that would have been generated had we operated as an independent, publicly-traded company for the entirety of the periods presented.

Effective June 28, 2013, we are no longer participating in cash management and funding arrangements with Covidien and our ability to fund our capital needs is impacted by our ongoing ability to generate cash from operations and access to capital markets. We believe that our future cash from operations, borrowing capacity under our revolving credit facility and access to capital markets will provide adequate resources to fund our working capital needs, capital expenditures, current debt obligations and strategic investments.

A summary of our cash flows from operating, investing and financing activities is provided in the following table (dollars in millions):

	Six Months Ended		Fiscal Year
	March 28, 2014	March 29, 2013	2013	2012	2011
Net cash provided by (used in):
Operating activities	$141.2	$(7.8)	$135.9	$255.8	$370.2
Investing activities	(1,331.8)	(165.0)	(234.7)	(152.2)	(112.6)
Financing activities	1,252.1	172.8	373.0	(103.6)	(257.6)
Effect of currency exchange rate changes on cash and cash equivalents	(2.1)	—	1.3	—	—

Net increase in cash and cash equivalents	$59.4	—	$275.5	$—	$—

Operating Activities

Net cash provided by operating activities of $141.2 million for the six months ended March 28, 2014 was primarily attributable to income from continuing operations, as adjusted for non-cash items, partially offset by a $2.6 million inflow from net investment in working capital. The working capital inflow was primarily driven by a $79.6 million decrease in accounts receivable partially offset by a $39.0 million increase in inventory and a $34.0 million decrease in accounts payable. The higher inventory levels were driven by the availability of increased DEA quota following annual renewals. The decrease in accounts receivable was due to higher customer incentive reserves and favorable timing of cash collections.

Net cash used in operating activities of $7.8 million for the six months ended March 29, 2013 was primarily attributable to a $136.3 million outflow from net investments in working capital, partially offset by income from continuing operations, as adjusted for non-cash items. The working capital outflow was primarily driven by a $77.8 million increase in accounts receivable, a $38.4 million decrease in accrued and other liabilities and a $23.1 million increase in inventory, partially offset by a $27.3 million increase in income taxes payable, which was recorded in parent company investment. The increase in accounts receivable was attributable to sales growth primarily from the launch of Methylphenidate ER. The decrease in accrued and other liabilities resulted largely from a $37.5 million voluntary contribution to our pension plans and the annual payout of cash bonuses for performance in the prior fiscal year.

Net cash provided by operating activities of $135.9 million for fiscal 2013 was primarily attributable to income from continuing operations, as adjusted for non-cash items, partially offset by a $79.0 million outflow from net investment in working capital. The working capital outflow was primarily driven by a $181.2 million increase in accounts receivable and a $16.0 million outflow in other working capital accounts, partially offset by a $60.7 million increase in income taxes payable, which was substantially settled through parent company investment, a $27.7 million decrease in inventory and a $22.6 million increase in accrued and other liabilities. The increase in accounts receivable was primarily attributable to the fact that $95.6 million of accounts receivable in certain jurisdictions outside the U.S. were retained by Covidien through parent company investment, which is included within the financing section of the consolidated and combined statement of cash flows.

Net cash provided by operating activities of $255.8 million for fiscal 2012 was primarily attributable to income from continuing operations, as adjusted for depreciation and amortization, partially offset by a $25.4 million outflow from net investments in working capital. The working capital outflow was primarily driven by a $62.8 million increase in inventory and a $38.7 million decrease in accrued and other liabilities, partially offset by a $79.4 million increase in income taxes payable, the latter of which was recorded in parent company investment. A build-up of inventory in advance of a planned plant closure contributed to the increase in inventory, while environmental payments contributed to the decrease in accrued and other liabilities.

Net cash provided by operating activities of $370.2 million in fiscal 2011 was primarily attributable to income from continuing operations, as adjusted for depreciation and amortization, deferred income taxes and an increase in working capital of $58.1 million. The increase in working capital was primarily driven by a $36.0 million increase in income taxes payable, which was recorded in parent company investment.

Investing Activities

Net cash used in investing activities increased $1,166.8 million to $1,331.8 million for the six months ended March 28, 2014, compared with $165.0 million for the six months ended March 29, 2013. This increase primarily resulted from a $1,286.0 million payment, net of cash acquired, made during the three months ended March 28, 2014 to acquire Cadence and $7.2 million for the acquisition of other intangible assets; these were partially offset by an $88.1 million payment made during the three months ended December 28, 2012 to acquire CNS Therapeutics and a $26.0 million decrease in capital expenditures.

Net cash used in investing activities increased $82.5 million to $234.7 million for fiscal 2013, compared with $152.2 million for fiscal 2012. This increase primarily resulted from an $88.1 million payment made during fiscal 2013 to acquire CNS Therapeutics and a $3.7 million increase in capital expenditures. These increases were partially offset by a $13.2 million payment in fiscal 2012 to acquire rights to Roxicodone.

Net cash used in investing activities increased $39.6 million to $152.2 million in fiscal 2012, compared with $112.6 million in fiscal 2011. This increase primarily resulted from a $23.8 million increase in capital expenditures and a $13.2 million payment made in fiscal 2012 to acquire rights to Roxicodone.

Financing Activities

Net cash provided by financing activities was $1,252.1 million for the six months ended March 28, 2014, compared with net cash provided by financing activities of $172.8 million for the six months ended March 29, 2013. The $1,079.3 million increase largely resulted from $1,296.8 million in proceeds from the issuance of external debt used to fund the Cadence Acquisition, partially offset by the current year $30.1 million repayment of debt, primarily related to debt assumed in the Cadence Acquisition, and prior year net transfers from Covidien of $172.8 million, which reflected the funding of the CNS Therapeutics acquisition and higher capital expenditures.

Net cash provided by financing activities was $373.0 million for fiscal 2013, compared with net cash used in financing activities of $103.6 million for fiscal 2012. The $476.6 million increase in cash provided by financing activities resulted from the receipt of $886.1 million of cash proceeds from the issuance of debt, net of debt financing costs, partially offset by a $411.9 million increase in net transfers to Covidien. This increase was attributable to remitting the net proceeds from the issuance of debt partially offset by the initial cash capitalization, funding of higher capital expenditures and funding of the CNS Therapeutics acquisition.

Net cash used in financing activities decreased $154.0 million to $103.6 million in fiscal 2012, compared with $257.6 million in fiscal 2011. This resulted from a decrease in net transfers to Covidien. Net transfers to Covidien were lower in fiscal 2012 due to a decrease in operating cash flow and an increase in capital expenditures.

Inflation

Inflationary pressures have had an adverse effect on us through higher raw material and fuel costs, primarily in our Global Medical Imaging segment as noted previously. We have entered into commodity swap contracts in the past to mitigate the impact of rising prices and may do so in the future. If these contracts are not effective or we are not able to achieve price increases on our products, we may continue to be impacted by these increased costs.

Foreign Currency

Certain net sales and costs of our international operations are denominated in the local currency of the respective countries. As such, profits from these subsidiaries may be impacted by fluctuations in the value of these local currencies relative to the U.S. dollar. We also have significant intercompany financing arrangements that may result in gains and losses in our results of operations. In an effort to mitigate the impact of currency exchange rate effects we may hedge certain operational and intercompany transactions; however, our hedging strategies may not fully offset gains and losses recognized in our results of operations.

Concentration of Credit and Other Risks

Financial instruments that potentially subject us to concentrations of credit risk primarily consist of accounts receivable. We generally do not require collateral from customers. A portion of our accounts receivable outside the U.S. includes sales to government-owned or supported healthcare systems in several countries, which are subject to payment delays. Payment is dependent upon the financial stability and creditworthiness of those countries’ national economies.

We routinely evaluate all government receivables for potential collection risks associated with the availability of government funding and reimbursement practices. We have not incurred any significant losses on government receivables; however, if the financial condition of customers or the countries’ healthcare systems continue to deteriorate such that their ability to make payments is uncertain, additional allowances may be required in future periods.

For further information on these and other concentration risks, refer to Note 20 of the notes to Mallinckrodt’s annual consolidated and combined financial statements and Note 18 to the interim unaudited consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus.

Debt and Capitalization

At March 28, 2014, total debt was $2,215.9 million compared with total debt at September 27, 2013 of $919.8 million.

In March 2014, in connection with the acquisition of Cadence, MIFSA and MCB, each of which is a subsidiary of Mallinckrodt plc, entered into senior secured credit facilities consisting of a $1.3 billion term loan facility due 2021 and a $250.0 million revolving credit facility due 2019. The existing facilities are fully and unconditionally guaranteed by Mallinckrodt plc, certain of its direct or indirect wholly owned U.S. subsidiaries and each of its direct or indirect wholly owned subsidiaries that owns directly or indirectly any such wholly owned U.S. subsidiary (collectively, the “Guarantors”). The existing facilities are secured by a security interest in certain assets of MIFSA, MCB and the Guarantors. The Facilities contain customary affirmative and negative covenants, which include, amongst other things, restrictions on our ability to declare or pay dividends, create liens, incur additional indebtedness, enter into sale and lease-back transactions, make investments, dispose of assets and merge or consolidate with any other person. In addition, the revolver contains a financial covenant that may limit our total net leverage ratio, which is defined as the ratio of (i) our consolidated debt, less any unrestricted cash and cash equivalents, to (ii) our adjusted consolidated EBITDA, as defined in the credit agreement. The existing facilities bear interest at LIBOR plus a margin based on our total net leverage ratio, and the term loan is subject to a minimum LIBOR level of 0.75%. Interest payment dates are variable based on the LIBOR rate utilized, but we generally expect interest to be payable every 90 days. The term loan requires quarterly principal amortization payments in an amount equal to 0.25% of the original principal amount of the term loan, payable on the last day of each calendar quarter, commencing on June 30, 2014, with the remaining balance payable on the due date, March 19, 2021. We incurred an original issue discount of 0.25%, or $3.3 million associated with the term loan. The revolver contains a $150.0 million letter of credit provision, of which none had been issued as of March 28, 2014. Unused commitments on the revolver are subject to an annual commitment fee, determined by reference to our public debt rating, which was 0.375% as of March 28, 2014, and the fee applied to outstanding letters of credit is based on the interest rate applied to borrowings. As of March 28, 2014, the applicable interest rate on outstanding borrowings under the revolver would have been approximately 3.00%; however, there were no outstanding borrowings. As of March 28, 2014, the applicable interest rate for the term loan was 3.50% and outstanding borrowings totaled $1.3 billion.

In conjunction with entering into the revolver in March 2014, MIFSA terminated the $250.0 million five-year senior unsecured revolving credit facility entered into in March 2013.

In April 2013, MIFSA issued and sold in a private placement $300.0 million aggregate principal amount of 3.50% senior unsecured notes due April 2018 and $600.0 million aggregate principal amount of 4.75% senior unsecured notes due April 2023 (collectively, the “notes”). In connection with the initial offering, MIFSA entered into a registration rights agreement with the initial purchasers in which MIFSA agreed, among other things, to register the notes with the SEC within one year of the issuance of the notes. On January 16, 2014, MIFSA filed the registration statement, which was declared effective on March 5, 2014, and the notes were exchanged in accordance with the registration statement. The notes are subject to an indenture which contains customary affirmative and negative covenants. Mallinckrodt plc has fully and unconditionally guaranteed the notes on an unsecured and unsubordinated basis. MIFSA pays interest on the notes semiannually in arrears on April 15 and October 15 of each year.

Debt Covenants

As of March 28, 2014, we were, and expect to remain, in compliance with the provisions and covenants associated with our credit agreement, the notes and our other debt agreements.

Capitalization

The cash capitalization at June 28, 2013 was subject to adjustment to compensate either Mallinckrodt or Covidien, as applicable, to the extent that the aggregate of our cash, indebtedness and specified working capital accounts as of the distribution date, as well as capital expenditures made with respect to our business during fiscal 2013 through the distribution date, deviated from a target. The adjustment payment would only be payable if the amount of the adjustment payment exceeded $20 million (in which case the entire amount would be paid). Upon final calculation, no adjustment payment was required by either us or Covidien.

Dividends

We currently do not anticipate paying any cash dividends for the foreseeable future, as we intend to retain any earnings to finance R&D, acquisitions and the operation and expansion of our business. The recommendation, declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, if we determine to pay any dividends in the future, there can be no assurance that we will continue to pay such dividends.

Commitments and Contingencies

Contractual Obligations

The following table summarizes our contractual obligations as of September 27, 2013 (in millions):

	Payments Due By Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations(1)	$1,270.8	$40.7	$81.2	$381.2	$767.7
Capital lease obligations(1)	3.4	1.5	1.9	—	—
Operating lease obligations	66.7	19.3	23.7	13.5	10.2
Purchase obligations(2)	120.9	74.9	46.0	—	—

Total contractual obligations	$1,461.8	$136.4	$152.8	$394.7	$777.9

(1)	Interest on debt and capital lease obligations are projected for future periods using interest rates in effect as of September 27, 2013. Certain of these projected interest payments may differ in the future based on changes in market interest rates.
(2)	Purchase obligations consist of commitments for purchases of goods and services made in the normal course of business to meet operational and capital requirements.

The preceding table does not include other liabilities of $472.4 million, as of September 27, 2013, primarily consisting of obligations under our pension and postretirement benefit plans, unrecognized tax benefits for uncertain tax positions and related accrued interest and penalties, environmental liabilities and asset retirement obligations, because the timing of their future cash outflow is uncertain. The most significant of these liabilities are discussed below.

Income taxes payable is included within other income tax liabilities on the consolidated and combined balances sheets and, as of September 27, 2013, was $153.1 million. Payment of these liabilities is uncertain and, even if payments are determined to be necessary, they are subject to the timing of rulings by the IRS of tax positions we take. For further information on income tax related matters, refer to Note 7 of the notes to our annual consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus.

As of September 27, 2013, we had net unfunded pension and postretirement benefit obligations of $45.7 million and $53.2 million, respectively. While the timing and amounts of long-term funding requirements for pension and postretirement obligations are uncertain, we do not anticipate making material contributions to our pension and postretirement benefit plans during fiscal 2014.

We are involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. These projects relate to a variety of activities, including decontamination and decommissioning of radioactive materials and removal of solvents, metals and other hazardous substances from soil and groundwater. The ultimate cost of cleanup and timing of future cash outlays is difficult to predict given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of September 27, 2013, we believe that it is probable that we will incur investigation and remedial costs of approximately $46.4 million, of which $6.9 million is included in accrued and other current liabilities on our consolidated balance sheet at September 27, 2013. Note 18 of the notes to Mallinckrodt’s annual consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus provides additional information regarding environmental matters, including asset retirement obligations.

Cadence, a subsidiary of Mallinckrodt plc, contracts with various third-party manufacturers for the commercial supply of OFIRMEV. Under these agreements, Cadence is required to purchase a certain minimum number of vials each year during the terms of the contracts. As of March 28, 2014, the remaining obligations are $74.2 million, to be paid within the next five years. These amounts relate to Cadence’s amended supply agreement with Lawrence Laboratories, an operating division of Swords Laboratories and a member of the BMS group of companies, entered into in 2013. Under this agreement, Bristol-Myers Squibb Srl (“BMS Anagni”), an indirect subsidiary of BMS located in Anagni, Italy, manufactures OFIRMEV in vials for sale and distribution by us in the U.S. and Canada. BMS Anagni is currently our sole supplier of OFIRMEV.

Cadence also has a manufacturing and supply agreement with Laboratorios Grifols, S.A. (“Grifols”), which it entered into in March 2013. Under this agreement, Grifols will develop, manufacture and supply commercial quantities of OFIRMEV in flexible IV bags. As of March 28, 2014, no obligations existed under this agreement as the initial contract year does not commence until the FDA has approved the product and manufacturing at this facility.

In March 2014, in connection with the Cadence Acquisition, MIFSA and MCB, each of which is a subsidiary of Mallinckrodt plc, entered into senior secured credit facilities consisting of a $1.3 billion variable rate senior secured term loan facility due 2021 and a $250.0 million revolving credit facility due 2019. The term loan requires quarterly principal amortization payments in an amount equal to 0.25% of the original principal amount of the term loan, payable on the last day of each calendar quarter, commencing on June 30, 2014. The revolver contains a $150.0 million letter of credit provision. We incurred an original issue discount of 0.25%, or $3.3 million associated with the term loan, and debt financing costs of $32.2 million.

Legal Proceedings

We are subject to various legal proceedings and claims, including patent infringement claims, product liability matters, environmental matters, employment disputes, contractual disputes and other commercial disputes, including those described in “Description of Mallinckrodt’s Business—Legal Proceedings.” We believe that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these matters, management believes, except as otherwise noted in “Description of Mallinckrodt’s Business—Legal Proceedings,” that their ultimate resolution will not have a material adverse effect on our financial condition, results of operations and cash flows.

Guarantees

In disposing of assets or businesses, we have historically provided representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. We assess the probability of potential liabilities related to such representations, warranties and indemnities and adjust potential liabilities as a result of changes in facts and circumstances. We believe, given the information currently available, that their ultimate resolution will not have a material adverse effect on our financial condition, results of operations and cash flows.

In connection with the sale of the Specialty Chemicals business (formerly known as Mallinckrodt Baker) in fiscal 2010, we agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters. The indemnification obligations relating to certain environmental, health and safety matters have a term of 17 years from the sale, while some of the other indemnification obligations have an indefinite term. The amount of the liability relating to all of these indemnification obligations included in other liabilities on our unaudited condensed consolidated balance sheet as of March 28, 2014 was $16.8 million, of which $13.9 million related to environmental, health and safety matters. The value of the environmental, health and safety indemnity was measured based on the probability-weighted present value of the costs expected to be incurred to address environmental, health and safety claims made under the indemnity. The aggregate fair value of these indemnification obligations did not differ significantly from their aggregate carrying value at March 28, 2014. As of March 28, 2014, the maximum future payments we could be required to make under these indemnification obligations was $71.4 million. We were required to pay $30.0 million into an escrow account as collateral to the purchaser, of which $19.4 million remained in other assets on our unaudited condensed consolidated balance sheet at March 28, 2014.

We have recorded liabilities for known indemnification obligations included as part of environmental liabilities, which are discussed in Note 18 of the notes to Mallinckrodt’s annual consolidated and combined financial statements and Note 16 to Mallinckrodt’s interim unaudited consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus. In addition, we are liable for product performance; however, in the opinion of management, such obligations will not have a material adverse effect on our financial condition, results of operations and cash flows.

Off-Balance Sheet Arrangements

We are required to provide the U.S. Nuclear Regulatory Commission (“NRC”) financial assurance demonstrating our ability to fund the decommissioning of our Maryland Heights, Missouri radiopharmaceuticals production facility upon closure, though we do not intend to close this facility. We have provided this financial assurance in the form of a $58.0 million surety bond.

In addition, as of March 28, 2014, we had a $21.1 million letter of credit to guarantee decommissioning costs associated with our Saint Louis, Missouri plant. As of March 28, 2014, we had various other letters of credit and guarantee and surety bonds totaling $30.7 million.

We have exchanged title to $27.4 million of our plant assets in return for an equal amount of Industrial Revenue Bonds (“IRB”) issued by Saint Louis County. We also simultaneously leased such assets back from Saint Louis County under a capital lease expiring December 2025, the terms of which provide us with the right of offset against the IRBs. The lease also provides an option for us to repurchase the assets at the end of the lease for nominal consideration. These transactions collectively result in a ten-year property tax abatement from the date the property is placed in service. Due to right of offset, the capital lease obligation and IRB asset are recorded net in the unaudited condensed consolidated balance sheets. The Company expects that the right of offset will be applied to payments required under these arrangements.

In addition, the separation and distribution agreement entered into with Covidien in connection with the separation provides for cross-indemnities principally designed to place financial responsibility of the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Covidien’s remaining business with Covidien, among other indemnities.

Critical Accounting Policies and Estimates

The consolidated and combined financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of the consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.

Revenue Recognition

We recognize revenue for product sales when title and risk of loss have transferred from us to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions. We sell products direct to retail pharmacies and end user customers and through distributors who resell the products to retail pharmacies, institutions and end user customers. We establish contracts with wholesalers, chain stores, government agencies, institutions, managed care organizations and group purchasing organizations that provide for rebates, sales incentives, distribution service agreements (“DSAs”) fees, fees for services and administration fees. Direct rebates and fees are paid based on direct customer’s purchases from us, including DSA fees paid to wholesalers under our DSAs. Indirect rebates and fees are paid based on products purchased from a wholesaler under a contract with us. We enter into agreements with some indirect customers to establish contract pricing for certain products. These indirect customers then independently select a wholesaler from which to purchase the products at these contracted prices. Alternatively, we may enter into agreements with wholesalers at a contract price to offer our products to other indirect customers. Under either arrangement, we provide credit to the wholesaler for any difference between the contracted price with the indirect customer and the wholesaler’s invoice price. Such credit is called a chargeback.

When we recognize net sales, we simultaneously record an adjustment to revenue for estimated chargebacks, rebates, product returns and other sales deductions. These provisions are estimated based upon historical experience, estimated future trends, estimated customer inventory levels, current contracted sales terms with customers, level of utilization of our products and other competitive factors. We adjust reserves for rebates and chargebacks, product returns and other sales deductions to reflect differences between estimated and actual experience. Such adjustments impact the amount of sales we recognize in the period of adjustment.

Sales return reserves for new products are estimated and primarily based on our historical sales return experience with similar products, such as those within the same product line or those within the same or similar therapeutic category. In limited circumstances, where the new product is not an extension of an existing product line or where we have no historical experience with products in a similar therapeutic category (such that we cannot reliably estimate expected returns), we would defer recognition of revenue until the right of return no longer exists or until we have developed sufficient historical experience to estimate sales returns. When establishing sales return reserves for new products, we also consider estimated levels of inventory in the distribution channel and projected demand. The following table reflects activity in our sales reserve accounts (dollars in millions):

	Rebates and Chargebacks	Product Returns	Other Sales Deductions	Total
Balance at September 24, 2010	$205.3	$32.5	$11.9	$249.7
Provisions	1,218.8	40.5	47.1	1,306.4
Payments or credits	(1,200.1)	(39.1)	(45.7)	(1,284.9)

Balance at September 30, 2011	224.0	33.9	13.3	271.2
Provisions	1,085.9	30.0	41.9	1,157.8
Payments or credits	(1,077.7)	(29.2)	(42.3)	(1,149.2)

Balance at September 28, 2012	232.2	34.7	12.9	279.8
Provisions	1,219.8	37.1	60.0	1,316.9
Payments or credits	(1,194.9)	(21.7)	(57.2)	(1,273.8)

Balance at September 27, 2013	$257.1	$50.1	$15.7	$322.9

Inventory

Inventories are recorded at the lower of cost or market value, primarily using the first-in, first-out convention. We reduce the carrying value of inventories for those items that are potentially excess, obsolete or slow moving based on changes in customer demand, technology developments or other economic factors. If market conditions and actual demands are less favorable than projected, additional inventory write-downs may be required.

Goodwill and Other Intangible Assets

In performing goodwill assessments, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. There are inherent uncertainties related to these factors and judgment in applying them to the analysis of goodwill impairment. Since judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated or understated. We calculate our goodwill valuations using an income approach based on the present value of future cash flows of each reporting unit. This approach incorporates many assumptions including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods.

We test goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. We utilize a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. We estimate the fair value of our reporting units through internal analyses and valuation, using an income approach based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, we will perform the second step of the goodwill impairment to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying value. To determine the implied fair value of goodwill, we allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill. The results of our annual goodwill impairment test for fiscal 2013 showed that the fair value of each of our reporting units exceeded their respective carrying values.

Intangible assets include completed technology, licenses, trademarks and in-process research and development. We record intangible assets at cost and amortize finite-lived intangible assets using the straight-line method over five to thirty years. When a triggering event occurs, we evaluate potential impairment of finite-lived intangible assets by first comparing undiscounted cash flows associated with the asset to its carrying value. If the carrying value is greater than the undiscounted cash flows, the amount of potential impairment is measured by comparing the fair value of the assets with their carrying value. The fair value of the intangible asset is estimated using an income approach. If the fair value is less than the carrying value of the intangible asset, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the present value of future cash flows. In the fourth quarter of each year, we test the indefinite-lived intangible assets for impairment by comparing the fair value of the assets, estimated using an income approach, with their carrying value and record an impairment when the carrying value exceeds the fair value. We assess the remaining useful life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable.

Contingencies

We are involved, both as a plaintiff and a defendant, in various legal proceedings that arise in the ordinary course of business, including, without limitation, patent infringement, product liability and environmental matters, as further discussed in “Description of Mallinckrodt’s Business—Legal Proceedings.” Accruals recorded for various contingencies, including legal proceedings, self-insurance and other claims, are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel, internal and/or external technical consultants and actuarially determined estimates. When a range is established but a best estimate cannot be made, we record the minimum loss contingency amount. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are reevaluated each accounting period as additional information becomes available. When we are initially unable to develop a best estimate of loss, we record the minimum amount of loss, which could be zero. As information becomes known, additional loss provision is recorded when either a best estimate can be made or the minimum loss amount is increased. When events result in an expectation of a more favorable outcome than previously expected, our best estimate is changed to a lower amount. We record receivables from third-party insurers up to the amount of the related liability when we have determined that existing insurance policies will provide reimbursement. In making this determination, we consider applicable deductibles, policy limits and the historical payment experience of the insurance carriers. Receivables are not netted against the related liabilities for financial statement presentation.

Pension and Postretirement Benefits

Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience.

Actual results may differ from actuarial assumptions. The discount rate is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. For our U.S. plans, we use a broad population of Moody’s AA-rated corporate bonds to determine the discount rate assumption. All bonds are non-callable, denominated in U.S. dollars and have a minimum amount outstanding of $250 million. This population of bonds was used to generate a yield curve and associated spot rate curve, to discount the projected benefit payments for the U.S. plans. The discount rate is the single level rate that produces the same result as the spot rate curve. For our non-U.S. plans, the discount rate is generally determined by reviewing country- and region-specific government and corporate bond interest rates. As of September 27, 2013, a decrease in the discount rate increases the present value of pension benefit obligations and increases pension expense. A 50 basis point decrease in the discount rate would increase our present value of pension obligations by approximately $29.8 million.

We consider the current and expected asset allocations of our pension plans, as well as historical and expected long-term rates of return on those types of plan assets, in determining the expected long-term return on plan assets. In determining the expected return on pension plan assets, we consider the relative weighting of plan assets by class and individual asset class performance expectations as provided by external advisors in reaching our conclusions on appropriate assumptions. Our overall investment objective is to obtain a long-term return on plan assets that is consistent with the level of investment risk that is considered appropriate. Investment risks and returns are reviewed regularly against benchmarks to ensure objectives are being met. As of September 27, 2013, a 50 basis point decrease in the expected long-term return on plan assets would increase our annual pension expense by approximately $2.2 million.

Share-Based Compensation

Share-based compensation cost is measured at the grant or modification date based on the value of the award and is recognized as expense over the vesting period for awards expected to vest. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term, expected stock price volatility, risk-free interest rate and expected dividends. Additionally, judgment is required in estimating the amount of share-based awards that are expected to be forfeited before vesting. The original estimate of the grant date fair value is not subsequently revised unless the awards are modified, but the estimate of expected forfeitures is revised throughout the vesting period and the cumulative share-based compensation cost recognized is adjusted accordingly. For more information about our share-based awards, refer to Note 14 of the notes to Mallinckrodt’s annual consolidated and combined financial statements included elsewhere in this joint proxy statement/ prospectus.

Income Taxes

In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future state, federal and international pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we use to manage the underlying businesses.

We determine whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the uncertainty. To the extent a full benefit is not realized on the uncertain tax position, an income tax liability is established. We adjust these liabilities as a result of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. A significant portion of our potential tax liabilities are recorded in non-current income taxes payable, which is included in other liabilities on our consolidated and combined balance sheets, as payment is not expected within one year.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes, however, which would have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

We believe that we will generate sufficient future taxable income in the appropriate jurisdictions to realize the tax benefits related to the net deferred tax assets on our consolidated and combined balance sheets. However, any reduction in future taxable income, including any future restructuring activities, may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on our future earnings. Our income tax expense recorded in the future may also be reduced to the extent of decreases in our valuation allowances.

Recently Issued Accounting Standards

Refer to Note 3 of the notes to Mallinckrodt’s annual consolidated and combined financial statements and Note 2 to Mallinckrodt’s interim unaudited consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus for a discussion regarding recently issued accounting standards and their estimated impact on our financial condition, results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Our operations include activities in the U.S. and countries outside of the U.S. These operations expose us to a variety of market risks, including the effects of changes in interest rates and currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program. We do not utilize derivative instruments for trading or speculative purposes.

Interest Rate Risk

As of March 28, 2014, we had $1,300.0 million outstanding variable rate debt on our term loan, with an interest rate payable as of March 28, 2014 of LIBOR plus margin of 2.75%, or 3.50%. An unfavorable 25 basis point change in the interest rate would increase our quarterly interest payments by approximately $0.8 million. The carrying value of the term loan as of March 28, 2014 was $1,296.8 million. The remainder of our outstanding debt consisted primarily of our fixed-rate 3.50% and 4.75% senior unsecured notes due in April 2018 and April 2023, respectively, with a combined principal amount of $900.0 million. The carrying value of these notes was $898.2 million as of March 28, 2014. As these notes are fixed-rate debt, they do not subject us to interest rate risk.

In addition, we maintain a $250.0 million five-year senior secured revolving credit facility with a variable interest rate equal to LIBOR plus a margin based on our total net leverage ratio. As a result, we will be exposed to fluctuations in interest rates to the extent of our borrowings under this facility. As of March 28, 2014, there were no outstanding borrowings under this credit facility.

Currency Risk

Certain net sales and costs of our international operations are denominated in the local currency of the respective countries. As such, profits from these subsidiaries may be impacted by fluctuations in the value of these local currencies relative to the U.S. dollar. We also have significant intercompany financing arrangements that may result in gains and losses in our results of operations. In an effort to mitigate the impact of currency exchange rate effects we may hedge certain operational and intercompany transactions; however, our hedging strategies may not fully offset gains and losses recognized in our results of operations.

The unaudited condensed consolidated statement of income and the audited consolidated statement of income are significantly exposed to currency risk from intercompany financing arrangements, which primarily consist of intercompany debt and intercompany cash pooling, where the denominated currency of the transaction differs from the functional currency of one or more of our subsidiaries. We performed a sensitivity analysis for these arrangements as of March 28, 2014 that measures the potential unfavorable impact to income from continuing operations before income taxes from a hypothetical 10% adverse movement in foreign exchange rates relative to the U.S. dollar, with all other variables held constant. The aggregate potential unfavorable impact from a hypothetical 10% adverse change in foreign exchange rates was $33.9 million as of March 28, 2014. This hypothetical loss does not reflect any hypothetical benefits that would be derived from hedging activities, including cash holdings in similar foreign currencies, that we have historically utilized to mitigate our exposure to movements in foreign exchange rates.

The financial results of our non-U.S. operations are translated into U.S. dollars, further exposing us to currency exchange rate fluctuations. We have performed a sensitivity analysis as of March 28, 2014 that measures the change in the net financial position arising from a hypothetical 10% adverse movement in the exchange rates of the Euro, the British Pound and the Canadian Dollar, our most widely used foreign currencies, relative to the U.S. dollar, with all other variables held constant. The aggregate potential change in net financial position from a hypothetical 10% adverse change in the above currencies was $39.1 million as of March 28, 2014. The change in the net financial position associated with the translation of these currencies is generally recorded as an unrealized gain or loss on foreign currency translation within accumulated other comprehensive income in shareholders’ equity of our consolidated and combined balance sheets.

SELECTED QUARTERLY FINANCIAL DATA OF MALLINCKRODT

The following unaudited quarterly statements of operations data for each of the eight quarters in the period ended September 27, 2013 have been prepared on a basis consistent with Mallinckrodt’s audited annual financial statements and include, in Mallinckrodt’s opinion, all normal recurring adjustments necessary for the fair presentation of the financial information contained in those statements. Mallinckrodt’s historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with Mallinckrodt’s audited financial statements and the related notes included elsewhere in this joint proxy statement/prospectus.

	Fiscal 2013 (by quarter)
	Q1	Q2	Q3(1)	Q4
Net sales	$504.0	$585.3	$570.0	$545.2
Gross profit	233.5	273.5	265.8	252.1
Income (loss) from continuing operations	19.8	34.5	(27.7)	31.2
(Loss) income from discontinued operations	(0.6)	(0.5)	(0.2)	2.3
Net income (loss)	19.2	34.0	(27.9)	33.5
Basic earnings (loss) per share from continuing operations(2)(3)	$0.34	$0.60	$(0.48)	$0.54
Diluted earnings (loss) per share from continuing operations(2)(3)	0.34	0.60	(0.48)	0.54

	Fiscal 2012 (by quarter)
	Q1	Q2	Q3	Q4
Net sales	$503.7	$523.1	$516.3	$513.1
Gross profit	234.8	253.5	243.2	233.3
Income from continuing operations	36.6	42.3	35.1	27.3
Loss from discontinued operations	(0.3)	(3.4)	(1.9)	(1.1)
Net income	36.3	38.9	33.2	26.2
Basic earnings per share from continuing operations(2)(3)	$0.63	$0.73	$0.61	$0.47
Diluted earnings per share from continuing operations(2)(3)	0.63	0.73	0.61	0.47

(1)	Operations in the third quarter of fiscal 2013 were impacted by the separation.
(2)	Quarterly and annual computations are prepared independently. Therefore, the sum of each quarter may not necessarily total the fiscal period amounts noted elsewhere within this joint proxy statement/prospectus.
(3)	The computation of basic and diluted earnings per share assumes that the number of shares outstanding for the first three quarters of fiscal 2013 and each quarter in fiscal 2012 was equal to the number of ordinary shares of Mallinckrodt outstanding on June 28, 2013, immediately following the separation.

DESCRIPTION OF MALLINCKRODT’S BUSINESS

As used in this Description of Mallinckrodt’s Business, “we,” “us” and “our” refer to Mallinckrodt only (and not, for the avoidance of doubt, to Questcor).

Overview

Mallinckrodt is a global company that develops, manufactures, markets and distributes both branded and specialty generic pharmaceuticals, API and diagnostic imaging agents. Our products are found in almost every hospital, standalone diagnostic imaging center or pharmacy in the U.S. and we have a commercial presence in approximately 65 countries. We believe our commercial reach and formulation and manufacturing expertise, coupled with our strong ability to navigate the highly regulated and technical nature of our business, have created compelling competitive advantages that we anticipate will sustain future revenue growth.

We conduct our business in the following two segments:

•	Specialty Pharmaceuticals produces and markets branded and specialty generic pharmaceuticals and API, comprised of medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients; and

•	Global Medical Imaging develops, manufactures and markets CMDS and radiopharmaceuticals (nuclear medicine).

For further information on our products and segments, refer to “—Our Businesses and Product Strategies.”

History and Development

Our Specialty Pharmaceuticals segment can trace its development from the founding of G. Mallinckrodt & Co. in 1867 (predecessor of today’s API business). We expanded from the controlled substance API business into controlled substance generics in the mid-1990s to become the 12th largest U.S. generic pharmaceuticals business in 2012, as measured by prescription volume. We started our Brands product portfolio in 2001 and in 2010 we more than doubled our branded pharmaceuticals sales force and shifted our focus to pain management. The Brands business has been a particular focus in recent years, and we now provide physicians and patients with a comprehensive suite of pain management products, including OFIRMEV, Xartemis XR, Pennsaid 2% and Exalgo through sales in doctors’ offices and hospitals.

Our Global Medical Imaging segment traces its start from a series of innovations by Mallinckrodt and its predecessors, including the introduction of barium in 1916 and of iodeikon, the first contrast agent for gall bladder imaging in 1920. Since then, we have expanded our CMDS business, including products for computed tomography (“CT”) imaging and magnetic resonance imaging (“MRI”). We entered the nuclear imaging business in 1966 with our Ultra-Technekow DTE technetium generators, and have subsequently expanded this product line with “cold” kits and other radioisotopes. In 2008, we launched a generic version of Cardiolite®Kit for the Preparation of Technetium Tc99m Sestamibi for Injection, a leading branded cardiac imaging agent and registered trademark of Lantheus Medical Imaging, Inc., which allowed us to fundamentally change the competitive dynamics for technetium generators.

In 2010, we divested our nuclear radiopharmacies in the U.S., which allowed us to focus on our Mo-99 supply. Also, in 2010, we divested our Specialty Chemicals business (formerly known as Mallinckrodt Baker) to better focus our businesses on our pharmaceutical products. In 2012, we acquired CNS Therapeutics, a specialty pharmaceutical company focused on developing and commercializing intrathecal products, under the brand name Gablofen®, for site-specific administration to the central nervous system to treat neurological disorders and intractable chronic pain. In March 2014, we acquired Cadence and its product, OFIRMEV, a proprietary intravenous formulation of acetaminophen for the management of mild to moderate pain and moderate to severe pain. In April 2014, we announced that we entered into the Merger Agreement with Questcor, a high-growth biopharmaceutical company, driven by the 19 approved indications for Acthar Gel.

Mallinckrodt plc was incorporated in Ireland on January 9, 2013 for the purpose of holding the Pharmaceuticals business of Covidien. On June 28, 2013, Covidien shareholders of record received one Mallinckrodt ordinary share for every eight Covidien ordinary shares held as of the record date for the distribution, June 19, 2013, and the Pharmaceuticals business of Covidien was transferred to Mallinckrodt plc, thereby completing our legal separation from Covidien. On July 1, 2013, we began regular way trading on the New York Stock Exchange under the ticker symbol “MNK.”

Our principal executive offices are located at Damastown, Mulhuddart, Dublin 15, Ireland. Our telephone number at this location is +353 (1) 880-8180. Our U.S. headquarters is located at 675 James S. McDonnell Boulevard, Hazelwood, Missouri 63042. Our telephone number at this location is (314) 654-2000.

Our Competitive Strengths

We believe we have the following strengths:

•	Ability to execute on our growth strategy. We became an independent public company in June 2013. In March 2014, we acquired Cadence and its product OFIRMEV, a proprietary intravenous formulation of acetaminophen, for approximately $1.3 billion. The acquisition of OFIRMEV and its commercial organization adds a growth product to our Specialty Pharmaceuticals product portfolio and provides us with a platform to expand into the hospital market, where OFIRMEV has an established presence. In April 2014, we announced our entry into the Merger Agreement with Questcor. The combination of Mallinckrodt and Questcor (and the resulting addition of Questcor’s H.P. Acthar® Gel), if completed, is expected to create a diversified, high-growth specialty pharmaceutical company with significantly increased scale, revenues, profitability and cash flow, adding another strong product with 19 separate indications to our growing Brands portfolio.

•	Diversified business model with increasing shift towards high-margin Specialty Pharmaceuticals business. We have a leading portfolio of over 250 SKUs across our two different reporting segments, Specialty Pharmaceuticals and Global Medical Imaging. Since fiscal 2011, Specialty Pharmaceuticals net sales have grown at a compound annual growth rate of approximately 16% and operating margins have nearly doubled to 26%. Approximately 70% of net sales for the twelve months ended March 28, 2014 (after giving effect to the Merger) came from branded and specialty generic pharmaceuticals.

•	Strong recurring revenues and stable margins with high free cash flow conversion. Mallinckrodt has stable and growing historical revenue across both segments, with Adjusted EBITDA as a percentage of net sales ranging from 19% to 20% over the last three fiscal years. We have been able to grow our Adjusted EBITDA by focusing on our Specialty Pharmaceuticals segment and by making key acquisitions of branded products that strengthen our free cash flow generation. Questcor, which increased its net sales by 57% and its Adjusted EBITDA as a percentage of net sales by 57% in 2013 as compared to 2012, is expected to meaningfully contribute to the financial profile of the combined company. See “Certain Other Financial Data” for a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income. Following the consummation of the Questcor acquisition, Mallinckrodt is expected to be positioned for strong cash flow generation, enabling us to decrease leverage over time. The acquisition of Questcor is expected to be a de-leveraging transaction, as the combined company will benefit from greater cash flow generation.

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Expertise in the acquisition and importation of highly regulated raw materials, and strong regulatory relationships. We have expertise in the acquisition and importation of highly regulated, naturally derived raw materials, such as opioids, other controlled substances and radioisotopes. For example, in calendar 2013, we believe we received almost 26% of the DEA’s total annual quota for controlled substances that we manufacture. In the twelve months ended March 28, 2014, our Generics business had an approximate 29% market share of DEA Schedules II and III opioid, oral solid doses, based on IMS Health data. The acquisition of certain raw materials and the processing of them into finished products requires close collaboration with a wide variety of regulatory authorities including the DEA,

FDA, NRC, European Medicines Agency and Irish Medicines Board, among many others. We have a long history of working closely with regulatory agencies to ensure ongoing, reliable access to these highly regulated materials.

•	Specialized chemistry, development and formulation expertise which supports a product pipeline. We have specialized chemistry expertise in the formulation of new drug combinations and reformulation of existing drugs into a wide range of products, such as tablets, capsules, oral liquids, injectable and intrathecal products.

•	A broad portfolio of generic products and controlled substance API for pain and a pipeline of branded pharmaceutical pain products. Our Generics and API businesses have a strong position in the controlled substance generics market. Our generics products are focused on pain and attention-deficit hyperactivity disorder (ADHD) while our APIs are for a broad range of products. We believe this business offers the broadest product line of opioid and other controlled substances available (primarily DEA Schedules II and III), and we focus in a number of therapeutic areas with high barriers to entry, limited competition and long product life-cycles.

•	Distinctive high-quality manufacturing of complex formulations and distribution skills with vertical integration where there are competitive advantages. We have extensive expertise in the manufacturing of complex substances including those that come from naturally derived sources. Our manufacturing and supply chain capabilities enable highly efficient controlled substance tableting, packaging and distribution. We own one of the world’s largest DEA Schedule C-II vault storage capacities for raw materials, intermediates and finished dosages. In our Global Medical Imaging segment, we have the capability to process Mo-99 for use in our Ultra-Technekow DTE generators and to manufacture cyclotron-derived isotopes such as thallium-201, indium-111, gallium-67, germanium-68 and iodine-123. In addition, we produce the large-volume terminally sterilized pre-filled plastic syringes that fit into our power injectors. Where appropriate, we have also pursued selective vertical integration initiatives to ensure our manufacturing and supply chain benefit from cost and productivity efficiencies, such as using several of our API products to provide the raw materials for some of our generic products.

•	Global commercial reach. Our Global Medical Imaging segment operates throughout the world and its direct and indirect marketing and selling capabilities are tailored to business and geographic needs. We have unique capabilities in complex markets that are not easy to enter, navigate or operate in, and there are very few companies that have the experience and expertise in manufacturing, regulatory and distribution to effectively manage controlled substances on a global scale. Our Global Medical Imaging segment has a commercial presence in approximately 65 countries that has positioned us for growth in select markets.

•	Strong management team with extensive industry experience. Mark Trudeau, our President and Chief Executive Officer, has more than 30 years of experience in the pharmaceuticals industry. Prior to joining Covidien’s Pharmaceuticals business in January 2012, Mr. Trudeau served as Chief Executive Officer of Bayer Healthcare LLC USA, the U.S. healthcare business of Bayer AG, and as President of Bayer HealthCare Pharmaceuticals U.S. Region. Mr. Trudeau also served on the Board of the Pharmaceutical Researchers and Manufacturers of America, the National Pharmaceutical Council and as a Trustee of the HealthCare Institute of New Jersey. Matthew Harbaugh, our Senior Vice President and Chief Financial Officer, joined Covidien’s Pharmaceuticals business in 2007 and has over 20 years of financial experience, mostly in the life sciences field. Additional members of the senior management team include Peter Edwards, our Senior Vice President and General Counsel; Meredith Fischer, our Senior Vice President, Communications and Public Affairs; Sandra Hatten, our Senior Vice President, Quality and Regulatory Compliance; Hugh O’Neill, our Senior Vice President and President of U.S. Specialty Pharmaceuticals; Gary Phillips, our Senior Vice President and Chief Strategy Officer; Mario Saltarelli, our Senior Vice President and Chief Science Officer; Frank Scholz, our Senior Vice President, Global Operations; and Ian Watkins, our Senior Vice President and Chief Human Resources Officer all of whom have extensive industry experience.

While we have set forth our competitive strengths above, our business involves numerous risks and uncertainties which may prevent us from executing our strategies. These risks include, among others, risks relating to: DEA regulation of the availability of controlled substances that are API, drug products under development and marketed drug products; the highly exacting and complex nature of our manufacturing processes; the limited global supply of fission-produced Mo-99 for use in our Ultra-Technekow DTE generators; our current and anticipated customer concentration; cost-containment efforts of our customers, purchasing groups, third-party payors and governmental organizations; developing or commercializing new products or adapting to a changing technology and diagnostic treatment landscape; protecting our intellectual property rights or being subject to claims that we infringe on the intellectual property rights of others; and significant competition. For a more complete description of the risks associated with our business, see “Risk Factors—Risks Related to Mallinckrodt’s Business.”

Business Strategy

After the completion of the Questcor acquisition, Mallinckrodt’s strategy will be to enhance growth by increasing our core technical and commercial capabilities, expanding our branded product portfolio within our Specialty Pharmaceuticals segment and continuing to selectively pursue growth opportunities in adjacent markets through acquisitions, licensing arrangements and co-promotions.

We will execute this strategy by:

•	Expanding our core product portfolio with new branded and generic products. We intend to continue to focus on marketing our pain and central nervous system products and the products we acquired as a result of our recently completed acquisition of Cadence (OFIRMEV) and which we expect to acquire in the Questcor acquisition (Acthar). We also have a pipeline of several branded pain management products that we intend to develop and bring to market. In addition, we believe that we can continue to expand our generic product portfolio of controlled substances, particularly in the pain market and the ADHD segment of the controlled substance market, especially those products that are difficult to formulate.

•	Enhancing our commercial and technical capabilities in branded pharmaceuticals. We plan to enhance our branded commercial infrastructure by focusing on a multi-pronged approach of near-term product launches, co-promotions, line extensions and selective acquisitions. Our intention is to increase our branded sales faster than our generic sales to drive margin expansion over the long term.

•	Growing into new, adjacent areas through acquisitions and targeted partnerships. Our business development objectives are focused on growth via targeted partnerships, as shown by our recent acquisition of Cadence and our pending acquisition of Questcor, which we believe complement our core competencies and will accelerate our organic growth initiatives. Our priority areas include co-promotions and licensing of existing product franchises, licensing of novel delivery mechanisms and technologies for existing drugs, expansion into targeted adjacent therapeutic markets such as central nervous system drugs, and broader distribution channels in developed and developing markets.

•	Targeting growth in select markets. We expect our manufacturing and global distribution and sales to enable our expansion beyond developed markets. We believe that our Specialty Pharmaceuticals segment is positioned for growth into select foreign markets and that it will be able to leverage our Global Medical Imaging segment’s presence to facilitate its expansion.

Our Businesses and Product Strategies

We manage our business in two reportable segments: Specialty Pharmaceuticals and Global Medical Imaging. Management measures and evaluates our operating segments based on segment net sales and operating income. Information regarding the product portfolios and business strategies of these segments is included in the following discussion. Financial information regarding each of our reportable segments, as well as other geographical information, is included in “Mallinckrodt Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 21 of the notes to Mallinckrodt’s annual consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus.

Specialty Pharmaceuticals

Our Specialty Pharmaceuticals segment has two major components: (1) Brands, which is the focus of our future growth, and (2) Generics and API, which we expect will continue to grow and generate significant cash.

Our Brands business markets branded pain drugs—including OFIRMEV, Xartemis XR, Pennsaid 2% and Exalgo—to office and hospital-based physicians. In addition, we submitted, and the FDA has accepted for review in May 2014, an NDA for MNK-155. We also provide generic drugs, including a variety of product formulations containing hydrocodone, oxycodone, methylphenidate and several other controlled substances. We have a pipeline of controlled substance generic products either in development or awaiting approval from the FDA. Our API business provides bulk API products, including opioids and acetaminophen, to a wide variety of pharmaceutical companies, many of which are direct competitors of our Brands and Generics businesses. In addition, we use our API for internal manufacturing of our finished dosage products. In fiscal 2013, our Specialty Pharmaceuticals segment accounted for 56.5% of net sales from our operating segments. The contribution from this segment continues to grow, and we expect this segment will represent a larger percentage of our net sales over the long term.

We are committed to responsible prescribing, dispensing, use and storage of opioid analgesics to avoid misuse, abuse, addiction, diversion and overdose. In 2013, Mallinckrodt founded and convened the Anti-Diversion Industry Working Group, a consortium of leading pharmaceutical manufacturers and distributors of controlled substances who work collaboratively to address the complex problems of prescription drug diversion and abuse. Our company-specific efforts also include a robust suspicious order monitoring program, based on DEA regulations, which goes beyond what is required of manufacturers. Using a proprietary algorithm, we work closely with our major distributors to monitor suspicious controlled substance orders and take active steps to limit potential diversion. We have taken a leadership role in the development and execution of Risk Evaluation and Mitigation Strategies (REMS) for opioid products in cooperation with the FDA and other manufacturer groups. Mallinckrodt also continues to invest heavily in the development of abuse deterrent formulations of our drugs. This technology discourages abuse of our drugs by reducing the “drug liking” and ability to get high. We remain committed to working with government agencies to develop pathways for incorporation into both our branded and generic portfolio. And in 2010, we started the Collaborating & Acting Responsibly to Ensure Safety Alliance (the “C.A.R.E.S. Alliance”), which offers free non-branded tools and materials to patients, pharmacists and physicians to foster the safe use of opioid pain medications. In addition, we sponsor drug take-back programs and have provided permanent drug take-back boxes in select communities where Mallinckrodt has a presence. Finally, Mallinckrodt has partnered to develop REMEDIESTM, a multi-disciplinary continuing medical education initiative that addresses the management of both chronic and acute pain in opioid-tolerant patients.

Brands

We started our Brands product portfolio in 2001 with the acquisition of a suite of products, including Restoril (temazepam) capsules, which is indicated for the short-term treatment of insomnia, and TOFRANIL-PM™ (imipramine pamoate) capsules, which is indicated for the relief of symptoms of depression, from Novartis International AG. In 2010, we shifted our focus to pain management and launched several dosage strengths of our then newly acquired pain product, Exalgo. We gained approval for a 32 mg dosage strength of Exalgo in August 2012. In addition, our NDA for Pennsaid 2%, originally filed as MNK-395, was approved by the FDA in January 2014 and launched in February 2014. In March 2014, we launched Xartemis XR, the only oxycodone HCl and acetaminophen combination product for acute pain with immediate- and extended-release analgesia, providing fast-acting and long-lasting continuous pain relief with the benefit of 12-hour dosing for patients. As of March 28, 2014, our development pipeline contains another extended-release formulation of controlled substance analgesics, MNK-155. We submitted, and the FDA has accepted for review in May 2014, an NDA for MNK-155. Our long-term strategy is to continue to expand the size and profitability of our Brands business through product line extensions and continued selective acquisitions.

We promote our branded products directly to physicians in their offices and in hospitals (including pain specialists, anesthesiologists and primary care physicians) with our own direct sales force of over 500 sales representatives to call on clinicians in both the office and hospital setting. We also use our Brands sales force to promote other Brands products. Our products are purchased by wholesalers and retail pharmacy chains, among others, and are eventually dispensed by prescription to patients. We also market our branded products directly to managed care organizations to gain access to drug formularies and allow patients access to these medications.

The following is a description of select products in our Brands product portfolio:

•	OFIRMEV. OFIRMEV is a proprietary intravenous formulation of acetaminophen indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. This product is marketed exclusively to hospitals, and is on formulary in more than 2,300 hospitals in the U.S., and provides us with an expanded presence in the hospital channel. OFIRMEV is protected by two Orange Book-listed patents that expire in August 2017 and June 2021 and have the potential to offer an additional six months of exclusivity for each patent if the FDA grants pediatric exclusivity. Prior to our acquisition of OFIRMEV, Cadence reached settlement agreements associated with certain challenges to these patents, which allow for generic competitors to OFIRMEV in December 2020, or earlier under certain circumstances.

•	Xartemis XR. Xartemis XR is the first and only extended-release oral combination of oxycodone and acetaminophen. Xartemis XR is approved for the management of acute pain severe enough to require opioid treatment and in patients for whom alternative treatment options are ineffective, not tolerated or would otherwise be inadequate. In February 2014, we were granted a patent from the USPTO, which contains composition claims directed to unique design, formulation, pharmacokinetic and release characteristics of Xartemis XR. Xartemis XR received FDA approval and was launched in March 2014.

•	Pennsaid 2%. Pennsaid 2% is a new 2% formulation of diclofenac topical solution which is indicated for the treatment of pain associated with osteoarthritis of the knee, and an extension of our Pennsaid franchise. This new formulation was studied using a twice-daily administration and is dispensed for topical usage by a new metered dose pump bottle. The NDA for Pennsaid 2% was approved by the FDA in January 2014 and we launched this product in February 2014.

•	Exalgo, which was acquired in June 2009, is the only long-acting, once-daily form of hydromorphone in the U.S. market. In August 2012, the FDA approved a 32 mg tablet of Exalgo, which further expanded the patient population that Exalgo can effectively treat with a single daily dose. The 8 mg, 12 mg and 16 mg dosages of Exalgo were approved by the FDA in March 2010 for the treatment of chronic pain in opioid-tolerant patients requiring continuous around-the-clock opioid analgesia for an extended amount of time, and have shown significant prescription growth since launch in April 2010. Exalgo was granted marketing exclusivity in the U.S. as a prescription medicine through March 2013 and is protected by two Orange Book-listed patents for a method of treating moderate to severe pain. Beginning in November 2013 for the 8 mg, 12 mg and 16 mg dosages and May 2014 for the 32 mg dosage, a third party will have the right, pursuant to agreements with us, to sell a generic version of Exalgo. We expect sales of Exalgo to decrease in fiscal 2014 (compared with $126.1 million in fiscal 2013) as the third party entered the market in May 2014 pursuant to these agreements. Additionally, our patents for the 8 mg, 12 mg and 16 mg dosages expire in July 2014. In May 2014, we launched an authorized generic version of Exalgo in all tablet strengths.

•	Gablofen, which was acquired in October 2012 with the acquisition of CNS Therapeutics, is indicated for use in management of severe spasticity of cerebral or spinal origin in patients age four years and above. Gablofen is offered in three concentrations in vials and, after FDA approval in January 2013, in pre-filled syringes. Pre-filled syringes were created to reduce preparation steps, helping to simplify the pump refill process for patients receiving ITB TherapySM (Intrathecal Baclofen Therapy). Gablofen is delivered to the patient via intrathecal administration (an injection into the sheath around the spinal cord). Along with the acquisition of CNS Therapeutics came a developmental pipeline of an additional presentation and concentration of Gablofen, as well as several investigational pain products for intrathecal administration.

Generics and API

We market our API products to other pharmaceutical companies around the world, many of which are competitors of our Brands and Generics businesses. Additionally, we use our API for internal manufacturing of our finished dosage products. We are among the largest manufacturers of bulk acetaminophen in the world and the only producer of acetaminophen outside of Asia. We manufacture controlled substances under DEA quota restrictions and in calendar 2013 we believe we received approximately 26% of the total DEA quota provided to the U.S. market for the controlled substances we manufacture. We believe that our strong market position in the API business and allocation of opioid raw materials from the DEA is a competitive advantage for our API business and, in turn, for our Generics and Brands businesses. The strategy for our API business is based on manufacturing large volumes of high-quality product and customized product offerings, responsive technical services and timely delivery to our customers.

We believe our Generics and API businesses represent the broadest available product line of opioid and other controlled substances (primarily DEA Schedules II and III). Our Generics and API businesses have a strong position in the controlled substance generics market with products, including hydrocodone, hydrocodone-containing tablets, oxycodone and oxycodone-containing tablets, all of which are significant products in the overall pain products industry, as well as methylphenidate and other controlled substance products. Historically, our primary competition has been other U.S. participants due to importation restrictions on controlled substance API and finished products. Our commitment to investment in our R&D infrastructure and capabilities has resulted in a pipeline of generic controlled substances, many of which are long-acting or hard to formulate products, which are under development or pending approval by the FDA.

We market our generic products principally to drug wholesalers, large- and medium-size retail pharmacy chains, food store chains with pharmacies, pharmaceutical benefit managers that have mail order pharmacies and hospital buying groups.

The following is a list of significant products and product families in our Generics and API product portfolio:

•	acetaminophen (API) products (representing 10%, 11% and 11% of our total net sales in fiscal 2013, 2012 and 2011, respectively);

•	hydrocodone (API) and hydrocodone-containing tablets;

•	oxycodone (API) and oxycodone-containing tablets; and

•	Methylphenidate ER, our generic form of Concerta.

Global Medical Imaging

Our Global Medical Imaging segment develops, manufactures and markets products in two areas: CMDS, used in CT and MRI imaging, and Nuclear Imaging, which provides radiopharmaceuticals used in SPECT imaging for myocardial perfusion cardiac imaging and bone scans. In fiscal 2013, our Global Medical Imaging segment accounted for 43.5% of net sales from our operating segments. We believe our Global Medical Imaging segment provides a platform for growth in select markets outside the U.S. and provides cash flow that we will use to fund growth in our Specialty Pharmaceuticals segment. Therefore, we are focused on driving operating efficiencies in the Global Imaging segment to maximize operating margins and cash flow.

Contrast Media and Delivery Systems

Our contrast media include the brands Optiray for CT and Optimark™ for MRI, which are packaged in pre-filled syringes, vials and bottles. Our delivery systems include power injectors to allow delivery of contrast media into the patient, coordination of the timing of the injection with the CT or MRI scanner and delivery of the contrast media at a specific rate and volume. Our CMDS product strategy is based on differentiating our Optiray and Optimark brands with pre-filled syringes as opposed to vials or bulk containers that must be transferred to a syringe for injection. Pre-filled syringes offer a safer alternative to self-filled doses and offer risk reduction benefits that address The Joint Commission (formerly the Joint Commission on Accreditation of Healthcare Organizations) and U.S. Pharmacopeia <797> guidelines. In addition, our pre-filled syringes are color coded and pre-labeled for easier medication management. Our delivery systems are marketed under the brand Optivantage™ Dual-Head (“Optivantage DH”) for CT, Optistar™ for MRI and Illumena™ for cardiac catheterization laboratories. All of our injectors can accept both pre-filled syringes and our disposable syringes for use with saline and contrast media. We sell our CMDS products primarily to hospitals and imaging centers through GPOs.

The following are significant products in our CMDS product portfolio:

•	Optiray (ioversol injection) is a low osmolar, lower viscosity and nonionic organically bound solution of iodine with a broad range of indications in CT imaging procedures, including peripheral and coronary arteriography, angiography and venography. Optiray is available in a Radio Frequency Identification (“RFID”)-enabled Ultraject pre-filled syringe that, when combined with a RFID-enabled Optivantage DH CT Contrast Delivery System (a medical device used to synchronize the injection of contrast media with the CT scanner), provides a safer and more efficient method of delivering contrast media. Sales of our Optiray product represent 14%, 17% and 19% of our total net sales in fiscal 2013, 2012 and 2011, respectively. Optiray has been on the market for over 25 years. The high capital intensity in manufacturing API for Optiray products and our significant scale have contributed to the longevity of this product.

•	Optimark (gadoversetamide injection) is a non-ionic extracellular Gadolinium-Based Contrast Agent (“GBCA”) indicated for use with MRI in patients where abnormal vascularity of the brain or liver is suspected. It is the only GBCA approved by the FDA for administration by power injector and is available in pre-filled syringes to help reduce medication errors and improve patient safety.

Nuclear Imaging

Our Nuclear Imaging business manufactures radioactive isotopes for the diagnosis and treatment of disease. Our nuclear radiopharmaceutical product offering includes both “hot” radioisotopes (primarily Tc-99m, used in approximately 82% of nuclear medicine imaging procedures) and “cold” kits (tagging agents that are paired with “hot” radioisotopes for diagnostic procedures.) We have significant expertise in managing the highly regulated nature of the radioactive materials used to manufacture the medical isotope generators and the short half-life of isotopes, which precludes stockpiling and requires exacting execution along all aspects of the supply chain. We believe that our investment in Tc-99m generators in North America and Europe, our own Mo-99 processing facility and a comprehensive, very well-coordinated logistics network provides us with a competitive advantage. Our strategy for our Nuclear Imaging business is focused on bolstering the Tc-99m/Mo-99 supply chain through supplier diversification and driving operating efficiencies to maximize operating margins and cash flow. We have entered into agreements to obtain Mo-99 from the Maria nuclear research reactor in Poland, the High Flux Reactor in the Netherlands and the BR2 reactor in Belgium, and are also able to purchase finished Mo-99 from other suppliers in the marketplace with whom we do not have long-term supply agreements. Going forward, we will continue to seek further diversification of our supplier base.

In 2004, the U.S. National Security Administration established its Global Threat Initiative to, as quickly as possible, identify, secure and remove or facilitate the disposition of vulnerable, high-risk nuclear and radiological materials around the world. Included as one of the stated initiatives is the conversion by research reactors and isotope production facilities to LEU from HEU. We currently use HEU targets for the production of Mo-99, but ultimately intend to eliminate the use of HEU in favor of using LEU and have begun the process of converting our Mo-99 production operation in the Netherlands to LEU targets. For a discussion of how Mo-99 is used in our business, refer to “—Regulatory Matters—Raw Materials” and “Risk Factors—Risks Related to Mallinckrodt’s Business.” We primarily market our nuclear radiopharmaceutical products to nuclear radiopharmacies in the U.S. and to hospitals in Europe.

The following are significant products in our Nuclear Imaging product portfolio:

•	Ultra-Technekow DTE is a dry-ship, top eluting Tc-99m radioisotope generator that provides an on-site isotope source of Tc-99m solution that is combined by a nuclear pharmacist with various “cold” kit targeting agents to prepare an individualized radiopharmaceutical dose. The prepared Tc-99m radiopharmaceutical is used in procedures using SPECT. SPECT radiopharmaceutical scans account for approximately 81% of all radiopharmaceutical scans and are used in a number of applications, including myocardial perfusion imaging and bone scans. Tc-99m is a decay product of Mo-99, the parent isotope contained in the Tc-99m generator. We are one of only a limited number of manufacturers of Tc-99m generators in North America and Europe, and the only one on either continent that has its own Mo-99 processing facility, which is designed to provide significant cost and raw material supply advantages.

•	Octreoscan™ (kit for the preparation of indium In-111 pentetreotide) is a unique molecular imaging agent used for the localization of primary and metastatic neuroendocrine tumors bearing somatostatin receptors. The product was approved by the FDA in June 1994 and is sold primarily in the U.S. and Europe. There are three Orange Book-listed patents for the drug product and usage in detection of neuroendocrine tumors. The last patent expires in September 2017.

Industry Overview and Trends

We believe our businesses are well positioned in attractive markets based on a broadening of access to healthcare globally, increased demand for pharmaceutical products from emerging markets and the medical industry’s continued focus on diagnostic imaging for the early diagnosis of diseases.

We expect that the specialty pharmaceuticals market in the U.S. will likely grow in the low-to-mid single digits in the near-term, with the most successful companies being focused on innovation. With respect to branded drugs, most disease areas are addressed by products of a small group of companies that can create extensions of existing brands. Pain management represents the largest therapeutic prescription market in the U.S., with pain medications accounting for approximately one out of every ten dispensed prescriptions in 2012. Pain management is a time-tested therapeutic area, and pain products have been available on the U.S. market since the 1920s.

We believe our experience satisfying the regulatory requirements relating to raw materials for nuclear radiopharmaceuticals provides competitive advantages versus other potential competitors. Currently, imaging tends to be concentrated in developed markets due to its high capital-intensity requirements. However, there are opportunities for growth in emerging markets as governments build out their healthcare infrastructure.

Competition

Specialty Pharmaceuticals

Our Specialty Pharmaceuticals products compete with products manufactured by many other companies in highly competitive markets, primarily throughout the U.S. Our competitors vary depending upon therapeutic and product categories. Major competitors of our Specialty Pharmaceuticals segment include Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.), Endo Health Solutions Inc., Johnson & Johnson (including its Noramco, Inc. subsidiary), Johnson Matthey plc, Mylan Inc., Pfizer Inc., Purdue Pharma L.P. and Teva Pharmaceutical Industries Ltd., among others. Our secure sources of raw opioid material, vertically integrated manufacturing capabilities, broad offerings of API controlled substances and acetaminophen, comprehensive generic controlled substance product line and established relationships with retail pharmacies enable us to compete effectively with larger generics manufacturers. In addition, we believe that our experience with the FDA, DEA and Risk Evaluation and Mitigation Strategies (“REMS”) provides us the knowledge to successfully operate in this highly competitive and highly regulated environment.

The competitive landscape in the acquisition and in-licensing of pharmaceutical products has intensified in recent years as there has been a reduction in the number of compounds available and an increase in the number of companies and the collective resources bidding on available assets. The ability to effectively compete in product development, acquisitions and in-licensing is important to our long-term growth strategy. In addition to product development and acquisitions, other competitive factors in the pharmaceutical industry include product efficacy, safety, ease of use, price, demonstrated cost-effectiveness, marketing effectiveness, service, reliability of supply, reputation and access to technical information.

The highly competitive environment of our Brands business requires us to continually seek out technological innovations and to market our products effectively. Most new products that we introduce must compete with other products already on the market, as well as other products that are later developed by competitors. For our branded products, we may be granted market exclusivity through either the FDA, the U.S. Patent Office or similar agencies internationally. Regulatory exclusivity is granted by the FDA for new innovations, such as new clinical data, a new chemical entity or orphan drugs, and patents are issued for inventions, such as composition of matter or method of use. While patents offer a longer period of exclusivity, there are more bases to challenge that exclusivity than with regulatory exclusivity. Once market exclusivity expires on our branded products, competition will likely intensify as generic forms of the product are launched. Manufacturers of generic pharmaceuticals typically invest far less in R&D than research-based pharmaceutical companies, causing generic versions to typically be significantly less expensive than the related branded products. The generic form may also be required in preference to the branded version under third-party reimbursement programs, or substituted by pharmacies. If competitors introduce new products, delivery systems or processes with therapeutic or cost advantages, our products can be subject to progressive price reductions, decreased sales volume or both. To successfully compete for business with managed care and pharmacy benefits management organizations, we must often demonstrate that our branded products offer not only medical benefits but also cost advantages, as compared with other forms of care.

In our Generics business, we face intense competition from other generic drug manufacturers, brand-name pharmaceutical companies through authorized generics, existing branded equivalents and manufacturers of therapeutically similar drugs. The competition varies depending on the specific product category and dosage strength, and we believe that our competitive advantages include our ability to introduce new generic versions of brand-name drug products, our formulation expertise and drug delivery technology, our access to controlled substance API, our quality and cost-effective production, our customer service and the breadth of our generic product line. Among the large generic controlled substance providers, we are the only generic manufacturer that has its own controlled substance API manufacturing capability, and we believe the vertical integration and production of our own API allows us to compete effectively against other pharmaceutical companies. New drugs and future developments in improved or advanced drug delivery technologies or other therapeutic techniques may provide therapeutic or cost advantages to competing products. The maintenance of profitable operations in generic pharmaceuticals depends, in part, on our ability to select, develop and timely launch new generic products and to manufacture such new products in a cost efficient, high-quality manner.

As a result of consolidation among wholesale distributors and rapid growth of large retail drug store chains, a small number of large wholesale distributors and retail drug store chains control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. This has resulted in customers gaining more purchasing power. Consequently, there is heightened competition among generic drug producers for the business of this smaller and more selective customer base.

In our API business, we believe that our competitive advantages include our manufacturing capabilities in controlled substances that enable high-speed, high-volume tableting, packaging and distribution. Additionally, we believe we offer customers reliability of supply and broad-based technical customer service.

Global Medical Imaging

We compete primarily on the ability of our products to capture market share. While we believe that the number of procedures using contrast media will grow in emerging markets, due in part to increasing access to healthcare, we expect that our ability to compete with other providers of contrast media will be impacted by pricing pressures. We believe that our key product characteristics, such as proven efficacy, reliability and safety, coupled with our core competencies such as our efficient manufacturing processes and established distribution network, are important factors that distinguish us from our competitors.

The market for imaging agents is highly competitive. Major competitors in our Global Medical Imaging segment include, among others, GE Healthcare, a division of General Electric Company, Bracco Imaging S.p.A., Bayer AG, Guerbet Group, Nemoto & Co, Ltd., Lantheus Medical Imaging, Inc., IBA Group, and POLATOM.

Unlike some of our competition, we offer a full line of CMDS and radiopharmaceutical products. Our broad product portfolio allows us to be a complete source for most imaging agent needs.

Our current or future products could be rendered obsolete or uneconomical as a result of the competition described above and the factors described in “—Intellectual Property” and “Risk Factors—Risks Related to Mallinckrodt’s Business.” Our failure to compete effectively could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Intellectual Property

We own or license a number of patents in the U.S. and other countries covering certain products and have also developed brand names and trademarks for other products. Generally, our Brands business relies upon patent protection to ensure market exclusivity for the life of the patent. We consider the overall protection of our patents, trademarks and license rights to be of material value and act to protect these rights from infringement. However, our business is not materially dependent upon any single patent, trademark or license or any group of patents, trademarks or licenses.

The majority of an innovative product’s commercial value is usually realized during the period in which the product has market exclusivity. In the branded pharmaceutical industry, an innovator product’s market exclusivity is generally determined by two forms of intellectual property: patent rights held by the innovator company and any regulatory forms of exclusivity to which the innovator is entitled. In the U.S. and some other countries, when market exclusivity expires and generic versions of a product are approved and marketed, there often are very substantial and rapid declines in the branded product’s sales. The rate of this decline varies by country and by therapeutic category; however, following patent expiration, branded products often continue to have some market viability based upon the goodwill of the product name, which typically benefits from trademark protection or is based on the difficulties associated with replicating the product formulation or bioavailability.

Patents are a key determinant of market exclusivity for most branded pharmaceuticals. Patents provide the innovator with the right to exclude others from practicing an invention related to the product. Patents may cover, among other things, the active ingredient(s), various uses of a drug product, pharmaceutical formulations, drug delivery mechanisms, and processes for (or intermediates useful in) the manufacture of products. Protection for individual products extends for varying periods in accordance with the expiration dates of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent, its scope of coverage and the availability of meaningful legal remedies in the country.

Many developed countries provide certain non-patent incentives for the development of pharmaceuticals. For example, the U.S., E.U. and Japan each provide for a minimum period of time after the approval of certain new drugs during which the regulatory agency may not rely upon the innovator’s data to approve a competitor’s generic copy. Regulatory exclusivity is also available in certain markets as incentives for research on new indications, orphan drugs (drugs that demonstrate promise for the diagnosis or treatment of rare diseases or conditions) and medicines that may be useful in treating pediatric patients. Regulatory exclusivity is independent of any patent rights and can be particularly important when a drug lacks broad patent protection. However, most regulatory forms of exclusivity do not prevent a competitor from gaining regulatory approval prior to the expiration of regulatory exclusivity on the basis of the competitor’s own safety and efficacy data on its drug, even when that drug is identical to that marketed by the innovator.

We estimate the likely market exclusivity period for each of our branded products on a case-by-case basis. It is not possible to predict with certainty the length of market exclusivity for any of our branded products because of the complex interaction between patent and regulatory forms of exclusivity, the relative success or lack thereof by potential competitors’ experience in product development and inherent uncertainties concerning patent litigation. There can be no assurance that a particular product will enjoy market exclusivity for the full period of time that we currently estimate or that the exclusivity will be limited to the estimate.

In addition to patents and regulatory forms of exclusivity, we also market products with trademarks. Trademarks have no effect on market exclusivity for a product, but are considered to have marketing value. Trademark protection continues in some countries as long as used; in other countries, as long as registered. Registrations of such trademarks are for fixed terms and subject to renewal as provided by the laws of the particular country.

Research and Development

We devote significant resources to the research and development of products and proprietary drug delivery technologies. We incurred R&D expenses of $165.7 million, $144.1 million and $141.5 million in fiscal 2013, 2012 and 2011, respectively, and $80.4 million and $77.6 million for the six months ended March 28, 2014 and March 29, 2013, respectively. We expect to continue to invest in R&D activities, as well as enter into license agreements to supplement our internal R&D initiatives. We intend to focus our R&D investments in the Specialty Pharmaceuticals segment, specifically investments to support our Brands businesses, areas in which we believe the greatest opportunity for growth and profitability. Our lower-risk, highly focused R&D approach will remain a key contributor to this growth. As noted in “—Our Businesses and Product Strategies,” we market our products to pain specialists, anesthesiologists, and primary care physicians. In targeting future R&D spending, we focus on new product innovations that can be sold to these physician specialists.

The focus of our R&D within each of our businesses is noted below:

•	Brands. Our R&D strategy focuses on branded product development in the area of pain, other central nervous system areas, such as spasticity, and adjacent areas.

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Generics and API. R&D within our Generics business is focused on developing ANDA products that incorporate DEA-controlled substances and difficult to replicate formulations. Our API R&D is focused on process improvements to our core products, which is focused on increasing manufacturing yields to reduce our costs. We also selectively add API products to our portfolio where we believe we have created a unique, cost-effective and competitive manufacturing process. While we patent some of these API process improvements, many more are kept as trade secrets.

•	Global Imaging. Our R&D efforts in our Global Medical Imaging segment are primarily focused on driving efficiency throughout CMDS. In our Nuclear Imaging business, our efforts relate to the conversion from HEU to LEU and better utilizing existing capacity.

Key Areas of Study

Our R&D group is comprised of a number of highly experienced, trained and skilled individuals with nearly 25% holding Ph.D. degrees, who have developed expertise in a number of platform technologies, including:

•	formulation of oral solids in novel ways to mimic patented delivery systems;

•	formulation of parenteral products to provide sustained blood levels of select small molecules;

•	linker technology to attach small molecules to radioisotopes; and

•	abuse-deterrent characteristics for oral solids in both immediate-release as well as extended-release to limit the abuse and misuse of controlled substances.

While many of these programs are in pre-clinical development, we anticipate that some of these will form the basis of novel products in the future. However, there is no guarantee that any of the studies underway will lead to the development of a product or whether or when such product will be further developed, launched and become commercially viable.

Select Products in Development

We are presently developing a number of branded and generic products, some of which utilize novel drug-delivery systems, through a combination of internal and collaborative programs. As of March 28, 2014, we have one NDA and numerous ANDAs awaiting review in the U.S. Our pipeline portfolio contains various products and product candidates that are reformulations of existing molecules for the treatment of pain and adjacent areas. The following are our most promising pipeline products:

•	MNK-155. MNK-155 is a controlled-release, long-acting oral formulation of hydrocodone and acetaminophen that we are pursuing an indication for treatment of moderate to severe acute pain. MNK-155 was formulated as a low-dose product to fulfill an unmet clinical need in the market with potentially abuse-deterrent characteristics. The formulation uses the patented Depomed Acuform drug-delivery technology, which we licensed in 2009. MNK-155 has completed Phase III clinical trials and our NDA filing was accepted for review by the FDA in May 2014.

•	Intrathecal Product Development. Our acquisition of CNS Therapeutics in October 2012 provided us approved concentrations of Gablofen and an R&D pipeline that included an additional presentation and concentration of Gablofen, including the pre-filled syringes that were approved in January 2013. The R&D pipeline also included several investigational pain products, in various stages of development, which could provide an alternative to products that are only available today through compounding pharmacies. Additionally, this R&D pipeline may present opportunities for development of products that may be eligible to receive orphan drug designation from the FDA.

•	Methylphenidate ER 18 mg. Methylphenidate ER, a generic version of the branded Concerta, is for the treatment of ADHD. In February 2013, we submitted a supplement to our approved ANDA to include the 18 mg dosage strength. The FDA has accepted this supplement and granted it priority review. In January 2014, we received a Complete Response Letter from the FDA requesting additional information, and we are working to address the request. If approved, we would then have all four dosage strengths available on the market, as we currently offer the 27 mg, 36 mg and 54 mg dosage strengths.

Regulatory Matters

Quality Assurance Requirements

The FDA enforces regulations to ensure that the methods used in, and the facilities and controls used for, the manufacture, processing, packaging and holding of drugs and medical devices conform to cGMP. The cGMP regulations that the FDA enforces are comprehensive and cover all aspects of manufacturing operations, from receipt of raw materials to finished product distribution, and are designed to ensure that the finished products meet all the required identity, strength, quality and purity characteristics. The cGMP regulations for devices, called the Quality System Regulations, are also comprehensive and cover all aspects of device manufacture, from pre-production design validation to installation and servicing, insofar as they bear upon the safe and effective use of the device and whether the device otherwise meets the requirements of the U.S. Federal Food, Drug and Cosmetic Act (the “FFDCA”). Other regulatory authorities have their own cGMP rules. Ensuring compliance requires a continuous commitment of time, money and effort in all operational areas.

The FDA conducts pre-approval inspections of facilities engaged in the development, manufacture, processing, packaging, testing and holding of the drugs subject to NDAs and ANDAs. If the FDA concludes that the facilities to be used do not or did not meet cGMP, good laboratory practice (“GLP”) or good clinical practice (“GCP”) requirements, it will not approve the application. Corrective actions to remedy the deficiencies must be performed and are usually verified in a subsequent inspection. In addition, manufacturers of both pharmaceutical products and API used to formulate the drug also ordinarily undergo a pre-approval inspection, although the inspection can be waived when the manufacturer has had a passing cGMP inspection in the immediate past. Failure of any facility to pass a pre-approval inspection will result in delayed approval and could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

The FDA also conducts periodic inspections of drug and device facilities to assess their cGMP status. If the FDA were to find serious cGMP non-compliance during such an inspection, it could take regulatory actions that could materially adversely affect our business, results of operations, financial condition and cash flows. Additionally, imported API and other components needed to manufacture products could be rejected by U.S. Customs and Border Protection, usually after conferring with the FDA. In the case of domestic facilities, the FDA could initiate product seizures or, in some instances, require product recalls and seek to enjoin a product’s manufacture and distribution. In certain circumstances, violations could support civil penalties and criminal prosecutions. In addition, if the FDA concludes that a company is not in compliance with cGMP requirements, sanctions may be imposed that include preventing that company from receiving the necessary licenses to export its products and classifying that company as an “unacceptable supplier,” thereby disqualifying that company from selling products to federal agencies.

United States

In general, drug manufacturers operate in a highly regulated environment. In the U.S., we must comply with laws, regulations, guidance documents and standards promulgated by the FDA, the DHHS, the DEA, the EPA, the NRC, the Customs Service and state boards of pharmacy.

The FDA’s authority to regulate the safety and efficacy of pharmaceuticals comes from the FFDCA. In addition to reviewing NDAs, for branded drugs, and ANDAs, for generic drugs, the FDA has the authority to ensure that pharmaceuticals introduced into interstate commerce are neither “adulterated” nor “misbranded.” Adulterated means that the product may cause or has caused injury to patients when used as intended because it fails to comply with current cGMP. Misbranded means that the labels of, or promotional materials for, the product contain false or misleading information. Failure to comply with applicable FDA and other federal and state regulations could result in product recalls or seizures, partial or complete suspension of manufacturing or distribution, refusal to approve pending NDAs or ANDAs, monetary fines, civil penalties or criminal prosecution.

In order to market and sell a new prescription drug product in the U.S., a drug manufacturer must file with the FDA an NDA that shows the safety and effectiveness of (a) a new chemical entity that serves as the API, known as a 505(b)(1) NDA; or (b) a product that has significant differences from an already approved one, known as a 505(b)(2) NDA. Alternatively, in order to market and sell a generic version of an already approved drug product, a drug manufacturer must file an ANDA that shows that the generic version is “therapeutically equivalent,” or behaves almost the same when taken by a patient, to the branded drug product and, therefore, is substitutable.

For all pharmaceuticals sold in the U.S., the FDA also regulates sales and marketing to ensure that drug product claims made by manufacturers are neither false nor misleading. Manufacturers are required to file copies of all product-specific promotional materials to the FDA’s Office of Prescription Drug Promotion prior to their first use by sales representatives. In general, such advertising does not require FDA prior approval. Failure to implement a robust internal company review process and comply with FDA regulations regarding advertising and promotion increases the risk of enforcement action by either the FDA or the U.S. Department of Justice.

For both NDAs and ANDAs, the manufacture, marketing and selling of certain drug products may be limited by quota grants for controlled substances by the DEA. Refer to “—Drug Enforcement Administration” for further information.

NDA Process. The path leading to FDA approval of an NDA for a new chemical entity begins when the drug product is merely a chemical formulation in the laboratory. In general, the process involves the following steps:

•	Completion of formulation, laboratory and in vivo testing in accordance with GLP that fully characterizes the drug product from a pre-clinical perspective and provides preliminary evidence that the drug product is safe to test in human beings;

•	Filing with the FDA an Investigational New Drug Application that will permit the conduct of clinical trials (testing in human beings under adequate and well-controlled conditions);

•	Designing and conducting clinical trials to show the safety and efficacy of the drug product in accordance with GCP;

•	Submitting the NDA for FDA review, which provides a complete characterization of the drug product;

•	Satisfactory completion of FDA pre-approval inspections regarding the conduct of the clinical trials and the manufacturing processes at the designated facility in accordance with cGMP;

•	If applicable, satisfactory completion of an FDA Advisory Committee meeting in which the Agency requests help from outside experts in evaluating the NDA;

•	Final FDA approval of the full prescribing information, labeling and packaging of the drug product; and

•	Ongoing monitoring and reporting of adverse events related to the drug product, implementation of a REMS program, if applicable, and conduct of any required Phase IV studies.

Clinical trials are typically conducted in four sequential phases, although they may overlap. The four phases are as follows:

•	Phase I trials are typically small (less than 100 healthy volunteers) and are designed to determine the toxicity and maximum safe dose of the drug product.

•	Phase II trials usually involve 100 to 300 participants and are designed to determine whether the drug product produces any clinically significant effects in patients with the intended disease or condition. If the results of these trials show promise, then a larger Phase III trial may be conducted.

•	Phase III trials are often multi-institution studies that involve a large number of participants and are designed to show efficacy. Phase III (and some Phase II) trials are designed to be pivotal, or confirmatory trials. The goal of a pivotal trial is to establish the safety and efficacy of a drug product by eliminating biases and increasing statistical power.

•	In some cases, the FDA requires Phase IV trials, which are usually performed after the NDA has been approved. Such post-marketing surveillance is intended to obtain more information about the risks of harm, benefits and optimal use of the drug product by observing the results of the drug product in a large number of patients.

A drug manufacturer may conduct clinical trials either in the U.S. or outside the U.S., but in all cases must comply with GCP, which includes (a) a legally effective informed consent process when enrolling participants; (b) an independent review by an Institutional Review Board to minimize and manage the risks of harm to participants; and (c) ongoing monitoring and reporting of adverse events related to the drug product.

In addition, a drug manufacturer may decide to conduct a clinical trial of a drug product on pediatric patients in order to obtain a form of marketing exclusivity as permitted under the Best Pharmaceuticals for Children Act (“BPCA”). Alternatively, the FDA may require a drug manufacturer, using its authority under the Pediatric Research Equity Act, to conduct a pediatric clinical trial. The goal of conducting pediatric clinical trials is to gather data on how drug products should best be administered to this patient population.

The path leading to FDA approval of an NDA for a drug product that has significant differences from an already approved one is somewhat shorter. The FDA requires a drug manufacturer to submit data from either already published reports or newly conducted studies that show the safety and efficacy of those differences. Significant differences include different dosage strengths or route of administration.

Under the U.S. Prescription Drug User Fee Act, the FDA has the authority to collect fees from drug manufacturers who submit NDAs for review and approval. These user fees help the FDA fund the drug approval process. For fiscal 2014, the user fee rate has been set at $2,169,100 for a 505(b)(1) NDA and $1,084,550 for an NDA not requiring clinical data, generally a 505(b)(2) NDA. We expense these fees as they are incurred. The average review time for an NDA is approximately six months for priority review and ten months for standard review.

ANDA Process. The path leading to FDA approval of an ANDA is much different from that of an NDA. By statute, the FDA waives the requirement for a drug manufacturer to complete pre-clinical studies and clinical trials and instead focuses on data from bioequivalence studies. Bioequivalence studies generally involve comparing the absorption rate and concentration levels of a generic drug in the human body to that of the branded drug or Reference Listed Drug (“RLD”). In the event that the generic drug behaves in the same manner in the human body as the RLD, the two drug products are considered bioequivalent. The FDA considers a generic drug therapeutically equivalent, and therefore substitutable, if it also contains the same active ingredients, dosage form, route of administration and strength.

In August 2013, it was reported that the average review time for an ANDA is about 35 months. In 2010, U.S. Congress passed into law the Generic Drug User Fee Act to address the FDA’s backlog, which at the time was over 2,000 ANDAs. This legislation granted the FDA authority to collect, for the first time, user fees from generic drug manufacturers who submit ANDAs for review and approval, and the fees collected will help the FDA fund the drug approval process. For fiscal 2014, the user fee rate is set at $63,860 for an ANDA and $31,930 for a prior approval supplement to an ANDA. The FDA also will collect from generic drug manufacturers a separate one-time Drug Master File fee and separate annual manufacturing facility fees for API and finished drug products. These fees are expensed as incurred. The FDA anticipates that the approval process timeframe will not begin to improve until fiscal 2015.

Aside from the backlog described above, the timing of FDA approval of ANDAs depends on other factors, including whether an ANDA holder has challenged any listed patents to the RLD and whether the RLD is entitled to one or more periods of marketing exclusivity under the FFDCA (such as pediatric exclusivity under the BPCA). In general, the FDA will not approve (but will continue to review) an ANDA in which the RLD holder has sued, within 45 days of receiving notice of the ANDA filing, the ANDA holder for patent infringement until either the litigation has been resolved or 30 months has elapsed, whichever is later.

Patent and Non-Patent Exclusivity Periods. A sponsor of an NDA is required to identify in its application any patent that claims the drug or a use of the drug subject to the application. Upon NDA approval, the FDA lists these patents in a publication referred to as the Orange Book. Any person that files a Section 505(b)(2) NDA, the type of NDA that relies upon the data in the application for which the patents are listed, or an ANDA to secure approval of a generic version of a previous drug, must make a certification in respect to listed patents. The FDA may not approve such an application for the drug until expiration of the listed patents unless the generic applicant certifies that the listed patents are invalid, unenforceable or not infringed by the proposed generic drug and gives notice to the holder of the NDA for the RLD of the bases upon which the patents are challenged, and the holder of the RLD does not sue the later applicant for patent infringement within 45 days of receipt of notice. If an infringement suit is filed, the FDA may not approve the later application until the earliest of: (a) 30 months after receipt of the notice by the holder of the NDA for the RLD; (b) entry of an appellate court judgment holding the patent invalid, unenforceable or not infringed; (c) such time as the court may order; or (d) the expiration of the patent.

One of the key motivators for challenging patents is the 180-day market exclusivity period (“generic exclusivity”) granted to the developer of a generic version of a product that is the first to make a Paragraph IV certification and that prevails in litigation with the manufacturer of the branded product over the applicable patent(s) or is not sued. For a variety of reasons, there are situations in which a company may not be able to take advantage of an award of generic exclusivity. The determination of when generic exclusivity begins and ends is very complicated.

The holder of the NDA for the RLD may also be entitled to certain non-patent exclusivity during which the FDA cannot approve an application for a competing generic product or 505(b)(2) NDA product. Generally, if the RLD is a new chemical entity, the FDA may not accept for filing any application that references the innovator’s NDA for five years from the approval of the innovator’s NDA. However, this five-year period is shortened to four years where a filer’s ANDA includes a Paragraph IV certification. In other cases, where the innovator has provided certain clinical study information, the FDA may accept for filing, but may not approve, an application that references the innovator’s NDA for a period of three years from the approval of the innovator’s NDA.

Certain additional periods of exclusivity may be available if the RLD is indicated for use in a rare disease or condition or is studied for pediatric indications.

Risk Evaluation, Mitigation Strategies and other Postmarket Requirements. For certain drug products or classes, such as transmucosal immediate-release fentanyl products and extended-release and long-acting opioids, the FDA has the authority to require the manufacturer to provide a REMS that is intended to ensure that the benefits of a drug product (or class of drug products) outweigh the risks of harm. The FDA may require that a REMS include elements to ensure safe use to mitigate a specific serious risk of harm, such as requiring that prescriber have particular training or experience or that the drug product is dispensed in certain healthcare settings. The FDA has the authority to impose civil penalties on or take other enforcement action against any drug manufacturer who fails to properly implement an approved REMS program. Separately, a drug manufacturer cannot use an approved REMS program to delay generic competition.

In December 2011, the FDA approved a single, class-wide REMS program for transmucosal immediate-release fentanyl (“TIRF”) products (called “the TIRF REMS Access Program”) in order to ease the burden on the healthcare system. TIRF products are opioids used to manage pain in adults with cancer who routinely take other opioid pain medicines around-the-clock. We were part of the original industry working group that collaborated to develop and implement the TIRF REMS Access Program. The goals of this program are to ensure patient access to important medications and mitigate the risk of misuse, abuse, addiction, overdose and serious complications due to medication errors by: (a) prescribing and dispensing only to appropriate patients, including use only in opioid-tolerant patients; (b) preventing inappropriate conversion between fentanyl products; (c) preventing accidental exposure to children and others for whom such products were not prescribed; and (d) educating prescribers, pharmacists and patients on the potential for misuse, abuse, addiction and overdose. This program started in March 2012 and requires manufacturers, distributors, prescribers, dispensers and patients to enroll in a real-time database that maintains a closed-distribution system.

In February 2009, the FDA requested that drug manufacturers help develop a single, shared REMS for extended-release and long-acting opioid products that contain fentanyl, hydromorphone, methadone, morphine, oxycodone and oxymorphone. In April 2009, the FDA announced that the “REMS would be intended to ensure that the benefits of these drugs continue to outweigh the risks associated with: (1) use of high doses of long-acting opioids and extended-release opioid products in non-opioid-tolerant and inappropriately selected individuals; (2) abuse; (3) misuse; and (4) overdose, both accidental and intentional.” We were part of the original industry working group that collaborated to develop and implement this REMS program. Upon FDA approval of Exalgo in March 2010, we implemented the product-specific REMS program that was developed internally while continuing to collaborate on the class-wide REMS program. In July 2012, the FDA approved a class-wide REMS program (called “the Extended-Release and Long-Acting Opioid Analgesics REMS”) that affected more than 30 extended-release and long-acting opioid analgesics (both branded and generic products). This REMS program requires drug manufacturers to make available training on appropriate prescribing practices for healthcare professionals who prescribe these opioid analgesics and to distribute educational materials on their safe use to prescribers and patients.

As part of our ongoing commitment to the responsible prescribing, dispensing and safe use of prescription opioids beyond the FDA’s REMS requirements, we launched the C.A.R.E.S. Alliance in September 2010. For further discussion on the C.A.R.E.S. Alliance, refer to “—Our Businesses and Product Strategies.”

In September 2013, the FDA announced that nine companies, including Mallinckrodt, that hold approved NDAs for extended-release, long-acting opioid analgesics must conduct five post-marketing studies regarding serious risks–including abuse, misuse and overdose–associated with the long-term use of these drug products. The nine companies are collaborating on the design of these highly complex and precedent-setting studies. The FDA has requested that final study protocols be submitted by August 2014.

Drug Enforcement Administration. The DEA is the federal agency responsible for domestic enforcement of the CSA. The CSA classifies drugs and other substances based on identified potential for abuse. Schedule I controlled substances, such as heroin and LSD, have a high abuse potential and have no currently accepted medical use; thus, they cannot be lawfully marketed or sold. Opioids, such as oxycodone, oxymorphone, morphine, fentanyl and hydrocodone, are either Schedule II or III controlled substances. Consequently, the manufacture, storage, distribution and sale of these substances are highly regulated.

The DEA regulates the availability of API, products under development and marketed drug products that are Schedule II or III by setting annual quotas. Every year, we must apply to the DEA for manufacturing quota to manufacture API and procurement quota to manufacture finished dosage products. Given that the DEA has discretion to grant or deny our manufacturing and procurement quota requests, the quota the DEA grants may be insufficient to meet our commercial and R&D needs. To date in calendar 2013, manufacturing and procurement quotas granted by the DEA have been sufficient to meet our sales and inventory requirements on most products. During calendar 2012, the initial hydrocodone manufacturing and procurement quota grants we received from the DEA were below the amounts requested and were therefore insufficient to meet customer demand. While we were granted additional quota, these shortfalls did result in lost sales of hydrocodone products, the amount of which was not significant. Future delay or refusal by the DEA to grant, in whole or in part, our quota requests could delay or result in stopping the manufacture of our marketed drug products, new product launches or the conduct of bioequivalence studies and clinical trials.

In October 2013, the FDA announced its recommendation that the DEA reschedule hydrocodone combination products (such as Vicodin and our developmental product MNK-155) from Schedule III to Schedule II, thereby increasing regulatory controls on these drug products. The FDA issued its formal recommendation to the DHHS, who in turn issued a similar recommendation to the DEA in December 2013. In February 2014, the DEA issued its proposal to reschedule hydrocodone combination products from Schedule III to Schedule II. The DEA proposal closed April 28, 2014. At this time, it is too early to determine the degree of impact the hydrocodone rescheduling, if adopted, will have on our business.

DEA regulations make it extremely difficult for a manufacturer in the U.S. to import finished dosage forms of controlled substances manufactured outside the U.S. These rules reflect a broader enforcement approach by the DEA to regulate the manufacture, distribution and dispensing of legally produced controlled substances. Accordingly, drug manufacturers who market and sell finished dosage forms of controlled substances in the U.S. typically manufacture or have them manufactured in the U.S.

The DEA also requires drug manufacturers to design and implement a system that identifies suspicious orders of controlled substances, such as those of unusual size, those that deviate substantially from a normal pattern and those of unusual frequency, prior to completion of the sale. A compliant SOM system includes well-defined due diligence, “know your customer” efforts and order monitoring.

To meet its responsibilities, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Annual registration is required for any facility that manufactures, tests, distributes, dispenses, imports or exports any controlled substance. The facilities must have the security, control and accounting mechanisms required by the DEA to prevent loss and diversion. Failure to maintain compliance, particularly as manifested in loss or diversion, can result in regulatory action that could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

Individual states also regulate controlled substances, and we, as well as our third-party API suppliers and manufacturers, are subject to such regulation by several states with respect to the manufacture and distribution of these products.

We and, to our knowledge, our third-party API suppliers, dosage form manufacturers, distributors and researchers have all necessary registrations, and we believe all registrants operate in conformity with applicable registration requirements, under controlled substance laws.

Government Benefit Programs. Statutory and regulatory requirements for Medicaid, Medicare, Tricare and other government healthcare programs govern provider reimbursement levels, including requiring that all pharmaceutical companies pay rebates to individual states based on a percentage of their net sales arising from Medicaid program-reimbursed products. The federal and state governments may continue to enact measures in the future aimed at containing or reducing payment levels for prescription pharmaceuticals paid for in whole or in part with government funds. We cannot predict the nature of such measures, which could have material adverse consequences for the pharmaceutical industry as a whole and, consequently, also for us. However, we believe we have provided for our best estimate of potential refunds based on current information available.

From time to time, legislative changes are made to government healthcare programs that impact our business. For example, the Medicare Prescription Drug Improvement and Modernization Act of 2003 created a new prescription drug coverage program for people with Medicare through a new system of private market drug benefit plans. This law provides a prescription drug benefit to seniors and individuals with disabilities in the

Medicare program (“Medicare Part D”). Congress continues to examine various Medicare policy proposals that may result in pressure on the prices of prescription drugs in the Medicare program.

In addition, the Healthcare Reform Act provides for major changes to the U.S. healthcare system, which may transform the delivery and payment for healthcare services in the U.S. While some provisions of the Healthcare Reform Act have already taken effect, most of the provisions to expand access to healthcare coverage will not be implemented until 2014 and beyond. The combination of these measures, which include the elimination of lifetime caps and no rescission of policies or denial of coverage due to preexisting conditions, could expand health insurance coverage by an estimated 32 million people in the U.S., improving patients’ ability to obtain and maintain health insurance.

Since much of the implementation is yet to take place, there are still many challenges and uncertainties ahead. Such a comprehensive reform measure will require expanded implementation efforts on the part of federal and state agencies embarking on rule-making to develop the specific components of their new authority. We intend to monitor closely the implementation of the Healthcare Reform Act and related legislative and regulatory developments. The overall impact of the Healthcare Reform Act reflects a number of uncertainties; however, we believe that the impact to our business will be largely attributable to changes in the Medicare Part D coverage gap, the imposition of an annual fee on branded prescription pharmaceutical manufacturers and increased rebates in the Medicaid Fee-For-Service Program and Medicaid Managed Care plans. There are a number of other provisions in the legislation that collectively are expected to have a small impact, including originator average manufacturers’ price for new formulations and the expansion of 340B pricing to new entities.

Healthcare Fraud and Abuse Laws

We are subject to various federal, state and local laws targeting fraud and abuse in the healthcare industry. For example, in the U.S., there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services or reward past purchases or recommendations, including the U.S. Anti-Kickback Statute and similar state statutes, the U.S. Federal Sunshine Law and other parts of the Healthcare Reform Act, the False Claims Act and the Health Insurance Portability and Accountability Act of 1996. Violations of these laws can lead to civil and criminal penalties, including fines, imprisonment and exclusion from participation in federal healthcare programs. These laws apply to hospitals, physicians and other potential purchasers of our products and are potentially applicable to us as both a manufacturer and a supplier of products reimbursed by federal healthcare programs. In addition, some states in the U.S. have enacted compliance and reporting requirements aimed at drug manufacturers.

We are also subject to the Foreign Corrupt Practices Act of 1977 and similar worldwide anti-bribery laws in non-U.S. jurisdictions which generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of our customer relationships outside of the U.S. are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws; however, we operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance programs, our internal control policies and procedures may not protect us from reckless or criminal acts committed by our employees or agents.

Compliance Programs

In order to systematically and comprehensively mitigate the risks of non-compliance with regulatory requirements described within this section, we have developed what we believe to be a robust compliance program based on the April 2003 Office of the Inspector General (“OIG”) Compliance Program Guidance for

Pharmaceutical Manufacturers, the U.S. Federal Sentencing Guidelines, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, the Code of Ethics of the Advanced Medical Technology Association, the United Kingdom (“U.K.”) Anti-Bribery guidance, and other relevant government guidance’s and national or regional industry codes of behavior. We conduct ongoing compliance training programs for all employees and maintain a 24-hour ethics and compliance reporting hotline.

As part of our compliance program, we have implemented internal cross-functional processes to review and approve all product-specific promotional materials, presentations and external communications to address the risk of misbranding or mislabeling our products through our promotional efforts. For example, we have established programs to monitor promotional speaker activities and field sales representatives, which include a “ride along” program for field sales representatives similar to those included in recent Corporate Integrity Agreements from the OIG in order to obtain first-hand observations of how these approved materials are used. We have also implemented a comprehensive controlled substances compliance program, including anti-diversion efforts that go beyond the DEA’s SOM requirements and we regularly assist federal, state and local law enforcement and prosecutors in the U.S. by providing information and testimony on our products and placebos for use by the DEA and other law enforcement agencies in investigations and at trial. As part of this program, we also work with some of our customers to help develop and implement what we believe are best practices for SOM and other anti-diversion activities.

We believe our compliance program design also addresses our FDA, healthcare anti-kickback and anti-fraud, and anti-bribery-related activities.

Outside the United States

Outside the U.S., we must comply with laws, guidelines and standards promulgated by other regulatory authorities that regulate the development, testing, manufacturing, marketing and selling of pharmaceuticals, including, but not limited to, Health Canada, the Medicines and Healthcare Products Regulatory Agency in the U.K., the Irish Medicines Board, the European Medicines Agency and member states of the E.U., the State Food and Drug Administration in China, the Therapeutic Goods Administration in Australia, the New Zealand Medicines and Medical Devices Safety Authority, the Ministry of Health and Welfare in Japan, the European Pharmacopoeia of the Council of Europe and the International Conference on Harmonization. Although international harmonization efforts continue, many laws, guidelines and standards differ by region or country.

We currently market our products in Canada, in various countries in the E.U., and in the Latin American, Middle Eastern, African and Asia-Pacific regions. The approval requirements and process vary by country, and the time required to obtain marketing authorization may vary from that required for FDA approval. Certain drug products and variations in drug product lines also must meet country-specific and other local regulatory requirements. The following discussion highlights some of the differences in the approval process in other regions or countries outside the U.S.

European Union. Marketing authorizations are obtained either pursuant to a centralized or decentralized procedure. The centralized procedure, which provides for a single marketing authorization valid for all E.U. member states, is mandatory for the approval of certain drug products and is optional for novel drug products that are in the interest of patient health. Under the centralized procedure, a single marketing authorization application is submitted for review to the European Medicines Agency, which makes a recommendation on the application to the European Commission, that determines whether or not to approve the application. The decentralized procedure provides for concurrent mutual recognition of national approval decisions, and is available for products that are not subject to the centralized procedure.

The E.U. has also adopted directives and other laws that govern the labeling, marketing, advertising, supply, distribution and drug safety monitoring and reporting of drug products. Such directives set regulatory standards throughout the E.U. and permit member states to supplement such standards with additional requirements.

European governments also regulate drug prices through the control of national healthcare systems that fund a large part of such costs to patients. Many regulate the pricing of a new drug product at launch through direct price controls or reference pricing and, recently, some have also imposed additional cost-containment measures on drug products. Such differences in national pricing regimes may create price differentials between E.U. member states. Many European governments also advocate generic substitution by requiring or permitting prescribers or pharmacists to substitute a different company’s generic version of a brand drug product that was prescribed, and patients are unlikely to take a drug product that is not reimbursed by their government.

Japan. The Pharmaceutical and Medical Devices Agency (“PMDA”) is responsible for reviewing marketing authorizations of drug products. The PMDA may require bridging studies (a clinical trial with a smaller sub-population than the original clinical trials) to demonstrate that clinical trial data obtained in trials conducted outside of Japan are applicable to Japanese patients. After completing a comprehensive review, the PMDA reports its findings to the Ministry of Health, Labour and Welfare, which either approves or denies the application.

Japan’s national health insurance system maintains a Drug Price List that specifies which drug products are eligible for reimbursement and the Ministry of Health, Labour and Welfare sets pricing for such drug products. In general, the Japanese government introduces a round of price cuts every other year and mandates price reductions for specific drug products. However, new drug products that are judged innovative or useful, indicated for pediatric use, or target orphan diseases may be eligible for premium prices. Similar to other countries, the Japanese government also advocates the prescribing and use of generic drugs, where available.

Emerging Markets. Many emerging markets continue to evolve their regulatory review and oversight processes. At present, such countries typically require prior regulatory approval or marketing authorization from large, developed markets (such as the U.S.) before they will initiate or complete their review. Some countries also require the applicant to conduct local clinical trials as a condition of marketing authorization. Many emerging markets continue to implement measures to control drug product prices, such as implementing direct price controls or advocating the prescribing and use of generic drugs.

Environmental

Our operations, like those of other pharmaceutical companies, involve the use of substances regulated under environmental laws, primarily in manufacturing processes and, as such, we are subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws and regulations. We cannot assure you that we have been or will be in full compliance with environmental, health and safety laws and regulations at all times. Certain environmental laws assess strict (i.e., can be imposed regardless of fault) and joint and several liability on current or previous owners of real property and current or previous owners or operators of facilities for the costs of investigation, removal or remediation of hazardous substances or materials at such properties or at properties at which parties have disposed of hazardous substances. We have, from time to time, received notification from the EPA and from state environmental agencies in the U.S. that conditions at a number of sites where the disposal of hazardous substances requires investigation, cleanup and other possible remedial actions. These agencies may require that we reimburse the government for costs incurred at these sites or otherwise pay for the cost of investigation and cleanup of these sites including compensation for damage to natural resources. We have projects underway at a number of current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations, as further described in “—Legal Proceedings” and Note 16 of the notes to Mallinckrodt’s unaudited interim consolidated and combined financial statements for the six months ended March 28, 2014 included elsewhere in this joint proxy statement/prospectus.

Environmental laws are complex, change frequently and generally have become more stringent over time. We believe that our operations currently comply in all material respects with applicable environmental laws and regulations, and have planned for future capital and operating expenditures to comply with these laws and to address liabilities arising from past or future releases of, or exposures to, hazardous substances. However, we cannot assure you that our costs of complying with current or future environmental protection, health and safety laws and regulations will not exceed our estimates or have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Further, we cannot assure you that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities. While it is not feasible to predict the outcome of all pending environmental matters, it is reasonably possible that there will be a need for future provisions for environmental costs that, in management’s opinion, are not likely to have a material adverse effect on our financial condition, but could be material to the results of operations in any one accounting period.

Certain radiological licenses at certain manufacturing sites owned by us require the establishment of decommissioning programs which will require remediation in accordance with regulatory requirements upon cessation of operations at these sites.

Raw Materials

We contract with various third-party manufacturers and suppliers to provide us with raw materials used in our products, finished goods and certain services. If, for any reason, we are unable to obtain sufficient quantities of any of the raw materials or components required for our products, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

The active ingredients in the majority of our current pharmaceutical products and products in development, including oxycodone, oxymorphone, morphine, fentanyl, methylphenidate and hydrocodone, are listed by the DEA as Schedule II or III substances under the CSA. Consequently, their manufacture, shipment, storage, sale and use are subject to a high degree of regulation and the DEA limits both the availability of these active ingredients and the production of these products. As discussed in “—Regulatory Matters,” we must annually apply to the DEA for procurement and production quotas in order to obtain and produce these substances. The DEA has complete discretion to adjust these quotas from time to time during the calendar year and, as a result, our procurement and production quotas may not be sufficient to meet commercial demand or to conduct bioequivalence studies and clinical trials. Any delay or refusal by the DEA in granting, in whole or in part, our quota requests for controlled substances could delay or result in the stoppage of the manufacture of our pharmaceutical products, our clinical trials or product launches and could require us to allocate product among our customers.

Our radiopharmaceutical product offering includes “hot” radioisotopes including Mo-99, a critical ingredient of our Ultra-Technekow DTE Tc-99m generators. Mo-99 is produced in nuclear research reactors utilizing HEU or LEU targets. These targets, either tubular or flat and of varying sizes, are fabricated from HEU or LEU and, in either case, aluminum. The targets are placed in or near the core of the nuclear reactor where fission reactions occur resulting in the production of Mo-99 and other isotopes. This process, which takes approximately six days, is known as target irradiation. There are currently eight reactors around the world producing the global supply of Mo-99. We have agreements to obtain Mo-99 from three of these reactors and we rely predominantly on two of these reactors for our Mo-99 supply. These reactors are subject to scheduled and unscheduled shutdowns which can have a significant impact on the amount of Mo-99 available for processing. Mo-99 produced at these reactors is then finished at one of five processing sites located throughout the world, including our processing facility located in the Netherlands. At the processing facility, the targets are dissolved and chemically separated. In this process, the Mo-99 is isolated as a radiochemical. We transport finished Mo-99 from our processing facility in the Netherlands to our facility in Maryland Heights, Missouri, where it, together with Mo-99 received from other third-party processors, is loaded into our Tc-99m generators. Mo-99 has a 66-hour half-life and degrades into, among other things, Tc-99m, which has a half-life of only six hours. The radiopharmacies or hospitals prepare dosages from the Tc-99m generators for use in SPECT imaging medical procedures.

In November 2012, the HFR in the Netherlands, one of two primary reactors we utilize, experienced an unscheduled shutdown. We were able to receive increased target irradiations at the two other reactors and purchased additional Mo-99 from other sources to continue meeting customer orders; however, the additional Mo-99 we procured from alternative sources came at a higher than normal cost. The HFR resumed production in June 2013.

In October 2013, the HFR experienced another unscheduled shutdown. In addition, our own Mo-99 processing facility in Petten, the Netherlands also experienced a shutdown. The HFR resumed production of medical isotopes and irradiation of materials in February 2014 and the Mo-99 processing facility resumed production in April 2014. We believe profitability of our Global Medical Imaging segment may improve, primarily in the fourth quarter, once we satisfy the significantly higher cost procurement commitments that we entered into during the shutdowns. Ongoing increased raw material and manufacturing costs will very likely limit our ability to return the Global Medical Imaging segment to historical operating margins.

Sales, Marketing and Customers

Sales and Marketing

We market our branded, generic and CMDS products to physicians, pharmacists, pharmacy buyers, radiologists and radiology technicians. We distribute these products to major drug wholesalers, retail pharmacy chains, hospital networks and governmental agencies. In addition, we contract with GPOs and managed care organizations to improve access to our products. We sell and distribute API directly or through distributors to other pharmaceutical companies. In the U.S., we market and distribute our nuclear imaging products to radiopharmacies which, in turn, supply hospitals and standalone imaging centers with patient-customized doses. Outside the U.S., we market and distribute our nuclear imaging products to hospitals.

We often negotiate with parties that enter into supply contracts for the benefit of their member facilities, including GPOs, integrated delivery networks, large and medium size retail pharmacy chains, nuclear pharmacy chains, wholesalers and, solely outside the U.S., with governments through a tender process.

For further information on our sales and marketing strategies, refer to “—Our Businesses and Product Strategies.”

Customers

Net sales to distributors that accounted for more than 10% of our total net sales in fiscal 2013, 2012 and 2011 were as follows:

	Fiscal Year
	2013	2012	2011
Cardinal Health, Inc.	18%	19%	19%
McKesson Corporation	15%	14%	13%
Amerisource Bergen Corporation	9%	9%	10%

No other customer accounted for 10% or more of our net sales in the past three fiscal years.

Manufacturing and Distribution

We presently have ten manufacturing sites, including seven located in the U.S., as well as sites in Canada, Ireland and the Netherlands, which handle production, assembly, quality assurance testing, packaging and sterilization of our products. We estimate that our manufacturing production by region in fiscal 2013 (as measured by cost of production) was as follows:

U.S.	79%
Europe	13%
Canada	8%

We maintain distribution centers in 17 countries. In addition, in certain countries outside the U.S. we utilize third-party distribution centers. Products generally are delivered to these distribution centers from our manufacturing facilities and then subsequently delivered to the customer. In some instances, product, such as nuclear medicine, is delivered directly from our manufacturing facility to the customer. We contract with a wide range of transport providers to deliver our products by road, rail, sea and air.

Backlog

At September 27, 2013, the backlog of firm orders was less than 1% of net sales. We anticipate that substantially all of the backlog as of September 27, 2013 will be shipped during fiscal 2014.

Seasonality

There are no significant seasonal aspects to our business; however, DEA quotas are allocated in each calendar year to companies and may impact our sales until the DEA grants additional quotas, if any. Impacts from quota limitations are most commonly experienced during the third and fourth calendar quarters, which represent our fourth and first fiscal quarters, respectively.

Employees

At September 27, 2013, we had approximately 5,500 employees, approximately 4,100 of which are based in the U.S. Certain of these employees are represented by unions or work councils. We believe that we generally have a good relationship with our employees, and with the unions and work councils that represent certain employees.

Properties

Our offices in the U.S. are located in a facility in Hazelwood, Missouri, which we own. As of September 27, 2013, we owned a total of 12 facilities in four countries. Our owned facilities consist of approximately 2.9 million square feet, and our leased facilities consist of approximately 0.6 million square feet. We presently have ten manufacturing sites, six of which are used by our Global Medical Imaging segment, three of which are used by our Specialty Pharmaceuticals segment and one of which is shared by both segments. We have a manufacturing site in each of Canada, Ireland and the Netherlands and seven manufacturing sites in the U.S. We believe all of these facilities are well-maintained and suitable for the operations conducted in them.

Legal Proceedings

We are subject to various legal proceedings and claims, including patent infringement claims, product liability matters, environmental matters, employment disputes, contractual disputes and other commercial disputes, including those described below. We believe that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these matters, we believe, given the information available as of March 28, 2014, that their ultimate resolution will not have a material adverse effect on our financial condition, results of operations and cash flows.

Governmental Proceedings

On November 30, 2011 and October 22, 2012, we received subpoenas from the United States Drug Enforcement Administration requesting production of documents relating to our suspicious order monitoring programs. We are complying as required by the terms of the subpoenas. While it is not possible at this time to determine with certainty the outcome of these proceedings, we believe, given the information available as of March 28, 2014, that the ultimate resolution will not have a material adverse effect on our financial condition, results of operations and cash flows.

Patent/Antitrust Litigation

Tyco Healthcare Group LP, et al. v. Mutual Pharmaceutical Company, Inc. We filed a patent infringement suit in the U.S. District Court for the District of New Jersey against Mutual Pharmaceutical Co., Inc., et al. (collectively, “Mutual”) on March 20, 2007 pursuant to procedures set out in the Drug Price Competition and Patent Term Restoration Act of 1984, after Mutual submitted an ANDA to the FDA seeking to sell a generic version of our 7.5 mg Restoril sleep aid product. Mutual also filed antitrust and unfair competition counterclaims. The patents at issue have since expired or been found invalid. On January 18, 2013, the trial court issued an opinion and order granting our motion for summary judgment regarding Mutual’s antitrust and unfair competition counterclaims. On May 1, 2013, Mutual appealed this decision to the U.S. Court of Appeals for the Federal Circuit and oral arguments were heard on February 6, 2014. While it is not possible at this time to determine with certainty the ultimate outcome of the counterclaims, we believe, given the information available as of March 28, 2014, that the ultimate resolution of the claims will not have a material adverse effect on our financial condition, results of operations and cash flows.

‘222 and ‘218 Patent Litigation: Exela Pharma Sciences, LLC and Perrigo Company. In August 2011, Cadence, now a subsidiary of Mallinckrodt, and Pharmatop, the owner of the two U.S. patents and two Canadian patents licensed exclusively by Cadence, filed suit in the U.S. District Court for the District of Delaware against Exela and Perrigo. In the lawsuit, Cadence alleged that Exela and Perrigo infringed the ‘222 patent and the ‘218 patent by filing their ANDAs seeking approval from the FDA to market a generic version of OFIRMEV prior to the expiration of these patents. The ‘222 and ‘218 patents are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. The patent infringement lawsuit was filed within 45 days of receipt of the pertinent notice letter, thereby triggering a stay of FDA approval of the Exela and Perrigo ANDAs until the earlier of the expiration of a 30-month period, the expiration of the ‘222 and ‘218 patents, the entry of a settlement order or consent decree stating that the ‘222 and ‘218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Exela, or such shorter or longer period as the court may order. Exela filed an answer in the case that asserted, among other things, non-infringement and invalidity of the asserted patents, as well as certain counterclaims.

In November 2012, Cadence entered into a settlement agreement and a license agreement with Perrigo to settle similar litigation. The settlement agreement includes a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by Cadence relating to the ANDA filed by Perrigo. Under the terms of the license agreement, Cadence granted to the holder of the Perrigo ANDA and its affiliates the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under the Perrigo ANDA beginning December 6, 2020, or earlier under certain circumstances. The license agreement also provides that Perrigo has been granted the exclusive right of first refusal to negotiate an agreement with Cadence to market an authorized generic version of OFIRMEV (i.e., a generic version marketed under Cadence’s NDA) in the U.S., in the event that Cadence elects to launch an authorized generic version of the product.

A bench trial for the lawsuit with Exela was held and the court ruled in favor of Cadence in November 2013 and found Exela’s ANDA for a generic version of OFIRMEV infringed the ‘222 and ‘218 patents. An appeal of the decision in favor of Cadence was filed by Exela on December 20, 2013. While it is not possible at this time to determine with certainty the ultimate outcome of the case, an adverse outcome could result in the launch of one or more generic versions of OFIRMEV before the expiration of the last of the listed patents in June 2021 (or December 2021 if pediatric exclusivity is granted), could adversely affect our ability to successfully maximize the value of OFIRMEV and have an adverse effect on our financial condition, results of operations and cash flows.

‘222 and ‘218 Patent Litigation: Fresenius Kabi USA, LLC, Sandoz, Inc. and Wockhardt USA LLC. In January 2013 and February 2013, respectively, Cadence filed suits in the U.S. District Court for the Southern District of California against Fresenius and Sandoz, following receipt of December 2012 notices from each company concerning their submissions of an NDA and an ANDA containing Paragraph IV patent certifications with the FDA for generic versions of OFIRMEV. In October 2013, Cadence filed a motion to amend its complaint against Sandoz to join the Sandoz Parties to the lawsuit against Sandoz due to the involvement of each of these companies with the preparation of the Sandoz ANDA and related matters.

In the lawsuits against Fresenius and the Sandoz Parties, which were consolidated for purposes of discovery and other pretrial proceedings in the Southern District of California, Cadence alleged that Fresenius and the Sandoz Parties each infringed the ‘222 and ‘218 patents by filing an NDA, in the case of Fresenius, or an ANDA, in the case of the Sandoz Parties, seeking approval from the FDA to market a generic or competiting NDA versions of OFIRMEV prior to the expiration of these patents. Both Fresenius and the Sandoz Parties filed answers in the Southern District of California asserting, among other things, non-infringement and invalidity of the asserted patents, as well as certain counterclaims. Both the Fresenius and Sandoz lawsuits were filed within 45 days of receipt of the respective notice letters, thereby triggering a stay of FDA approval of the Fresenius NDA and the Sandoz ANDA until the earlier of the expiration of a 30-month period, the expiration of the ‘222 and ‘218 patents, the entry of a settlement order or consent decree stating that the ‘222 and ‘218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Fresenius and/or the Sandoz Parties, or such shorter or longer period as the court may order.

In January 2014, Cadence entered into a settlement agreement and a binding term sheet for a license agreement with the Sandoz Parties. The settlement agreement includes a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by the Company relating to the ANDA filed by Sandoz. Under the terms of the license, Cadence granted to the holder of the Sandoz ANDA and its affiliates the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under the Sandoz ANDA beginning December 6, 2020, or earlier under certain circumstances. Cadence also agreed that in the event that it determines to launch an authorized generic version of OFIRMEV (i.e., a generic version marketed under its NDA) in the U.S. and Perrigo elects not to exercise its right of first refusal to become the distributor of the authorized generic version of the product, Cadence will grant a similar right of first refusal to the holder of the Sandoz ANDA on substantially the same terms as those previously granted to Perrigo. Litigation remains ongoing against Fresenius, and an order vacating at this time the bench trial for such lawsuit that was tentatively scheduled to commence in July 2014 was issued on July 8, 2014. A status conference is set for August 12, 2014.

In December 2013, Cadence received a notice from Wockhardt, stating that Wockhardt filed an ANDA containing a Paragraph IV patent certification with the FDA for a generic version OFIRMEV. This notice stated that the Paragraph IV patent certification was made with respect to both the ‘222 patent and the ‘218 patent. Cadence filed suit against Wockhardt Limited, Wockhardt BIO AG and Wockhardt in January 2014 in the U.S. District Court of Delaware and in the U.S. District Court of New Jersey. In March 2014, Cadence entered into a settlement agreement and a license agreement with Wockhardt. The settlement agreement includes a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by Cadence relating the ANDA filed by Wockhardt. Under the terms of the license agreement, Cadence granted to the holder of Wockhardt ANDA and its affiliates the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under the Wockhardt ANDA beginning December 6, 2020, or earlier under certain circumstances.

Mallinckrodt intends to vigorously enforce its intellectual property rights relating to OFIRMEV to prevent the marketing of infringing generic products prior to the expiration of the Cadence patents. The ‘222 patent expires in August 2017 (or February 2018 if pediatric exclusivity is granted) and the ‘218 patent expires in June 2021 (or December 2021 if pediatric exclusivity is granted). While it is not possible at this time to determine with certainty the ultimate outcome of the cases, an adverse outcome could result in the launch of one or more generic or competiting NDA versions of OFIRMEV before the expiration of the last of the listed patents, which could adversely affect the Company’s ability to successfully maximize the value of OFIRMEV and have an adverse effect on its financial condition, results of operations and cash flows.

‘222 and ‘218 Patents: Ex Parte Reexamination. In September 2012, Exela filed with the USPTO a Request for Ex Parte Reexamination of the ‘222 patent. In December 2012, Cadence received notice that the USPTO had granted the Request for Reexamination. The reexamination process is provided for by law and requires the USPTO to consider the scope and validity of the patent based on substantial new questions of patentability raised by a third party or the USPTO. In February 2013, Cadence and Pharmatop filed with the USPTO a patent owner’s statement commenting on the reexamination request, and in April 2013, Exela filed comments in response to the patent owner’s statement. In a non-final, initial office action issued by the USPTO in August 2013, the USPTO rejected certain claims of the ‘222 patent. A response to the first office action was filed in November 2013. A supplemental amendment and response was filed in February 2014 and a next office action was issued in March 2014. An amendment and response was filed in May 2014.

In addition, in January 2014, an unidentified third party filed with the USPTO a Request for Ex Parte Reexamination of the ‘218 patent. The reexamination request was granted on March 14, 2014.

All of the claims of the ‘222 and ‘218 patents remain valid and in force during the reexamination proceedings. Because Cadence and Pharmatop believe that the scope and validity of the patent claims in these patents are appropriate and that the USPTO’s prior issuances of the patents were correct, the Company, in conjunction with Cadence and Pharmatop, will vigorously defend these patents. It is not possible at this time to determine with certainty whether Cadence and Pharmatop ultimately will succeed in maintaining the scope and validity of the claims of these patents during reexamination. If any of the patent claims in these patents ultimately are narrowed during prosecution before the USPTO, the extent of the patent coverage afforded to OFIRMEV could be impaired, which could have an adverse effect on our financial condition, results of operations and cash flows.

‘218 Patent Litigation: Exela Pharma Sciences, LLC. In April 2012, Exela filed suit against David J. Kappos and the USPTO in the U.S. District Court for the Eastern District of Virginia for declaratory judgment seeking a reversal of the USPTO’s decision not to act on a petition by Exela to vacate the USPTO’s April 2003 order reviving the international application for the ‘218 patent. The lawsuit followed the USPTO’s rejection of Exela’s petition to the USPTO filed in November 2011, which sought to vacate the April 23, 2003 order granting Pharmatop’s petition to revive the ‘218 patent. The USPTO determined that Exela lacked standing to seek such relief. Exela also seeks declaratory judgment that the USPTO’s rules and regulations that allow for revival of abandoned, international patent applications under the “unintentional” standard are invalid, and similar relief in connection with one or more counterclaims it has filed in the Delaware litigation. Cadence’s motion to intervene in this lawsuit was granted in October 2012. In December 2012, the district court dismissed the case with prejudice as barred by the applicable statute of limitations. In February 2013, Exela appealed the district court’s decision to the Court of Appeals for the Federal Circuit. The Court of Appeals heard oral argument on the appeal in February 2014. A decision by the Court of Appeals in favor of Exela could ultimately result in the invalidation of the ‘218 patent.

Pricing Litigation

State of Utah v. Actavis US, Inc., et al. We, along with numerous other pharmaceuticals companies, are defendants in this matter which was filed May 8, 2008, and is pending in the Third Judicial Circuit of Salt Lake

County, Utah. The State of Utah alleges, generally, that the defendants reported false pricing information in connection with certain drugs that are reimbursable under Medicaid, resulting in overpayment by state Medicaid programs for those drugs, and is seeking monetary damages and attorneys’ fees. We believe that we have meritorious defenses to these claims and are vigorously defending against them. While it is not possible at this time to determine with certainty the outcome of the case, we believe, given the information available as of March 28, 2014, that the ultimate resolution will not have a material adverse effect on our financial condition, results of operations and cash flows.

Environmental Remediation and Litigation Proceedings

We are involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites, including those described below. The ultimate cost of site cleanup and timing of future cash outlays is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. We concluded that, as of March 28, 2014, it was probable that we would incur remedial costs in the range of $44.9 million to $118.6 million. We also concluded that, as of March 28, 2014, the best estimate within this range was $68.0 million, of which $4.3 million was included in accrued and other current liabilities and the remainder was included in environmental liabilities on the unaudited condensed consolidated balance sheet at March 28, 2014.

Crab Orchard National Wildlife Refuge Superfund Site, near Marion, Illinois. We are a successor in interest to International Minerals and Chemicals Corporation (“IMC”). Between 1967 and 1982, IMC leased portions of the Additional and Uncharacterized Sites (“AUS”) Operable Unit at the Crab Orchard Superfund Site (the “Site”) from the government and manufactured various explosives for use in mining and other operations. In March 2002, the Department of Justice, the U.S. Department of the Interior and the EPA (together, the “Government Agencies”) issued a special notice letter to General Dynamics Ordnance and Tactical Systems, Inc. (“General Dynamics”), one of the other potentially responsible parties (“PRPs”) at the Site, to compel General Dynamics to perform the remedial investigation and feasibility study (“RI/FS”) for the AUS Operable Unit. General Dynamics negotiated an Administrative Order on Consent with the Government Agencies to conduct an extensive RI/FS at the Site under the direction of the U.S. Fish and Wildlife Service. General Dynamics asserted in August 2004 that we are jointly and severally liable, along with approximately eight other lessees and operators at the AUS Operable Unit, for alleged contamination of soils and groundwater resulting from historic operations, and has threatened to file a contribution claim against us and other parties for recovery of its costs incurred in connection with the RI/FS activities being conducted at the AUS Operable Unit. We and other PRPs who received demand letters from General Dynamics have explored settlement alternatives, but have not reached settlement to date. We and other PRPs are awaiting completion of the RI/FS by General Dynamics before the initiation of formal PRP negotiations to address resolution of these alleged claims. While it is not possible at this time to determine with certainty the ultimate outcome of this case, we believe, given the information available as of March 28, 2014, that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on our financial condition, results of operations and cash flows.

Mallinckrodt Veterinary, Inc., Millsboro, Delaware. We previously operated a plant in Millsboro, Delaware (the “Millsboro Site”) that manufactured various animal healthcare products. In 2005, the Delaware Department of Natural Resources and Environmental Control found trichloroethylene (“TCE”) in the Millsboro public water supply at levels that exceeded the federal drinking water standards. Further investigation to identify the TCE plume in the ground water indicated that the plume has extended to property owned by a third party near the Millsboro Site. We, and another former owner, assumed responsibility for the Millsboro Site cleanup under the Alternative Superfund Program administered by the EPA. We and another PRP have entered into two Administrative Orders on Consent (“AOC”) with the EPA to perform investigations to abate, mitigate or eliminate the release or threat of release of hazardous substances at the Millsboro Site and to conduct an Engineering Evaluation/Cost Analysis to characterize the nature and extent of the contamination. We, along with the other party, continue to conduct the studies and prepare remediation plans in accordance with the AOCs.

While it is not possible at this time to determine with certainty the ultimate outcome of this matter, we believe, given the information available as of March 28, 2014, that the ultimate resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on our financial condition, results of operations and cash flows.

Coldwater Creek, Saint Louis County, Missouri. We are named as a defendant in numerous tort complaints filed between February 2012 and June 2014 with numerous plaintiffs pending in the U.S. District Court for the Eastern District of Missouri. These cases allege personal injury for alleged exposure to radiological substances present in Coldwater Creek in Missouri. Plaintiffs allegedly lived in various locations in Saint Louis County, Missouri near Coldwater Creek. Radiological residues which may have been present in the creek have been remediated by the U.S. Army Corps of Engineers. We believe that we have meritorious defenses to these complaints and are vigorously defending against them. We are unable to estimate a range of reasonably possible losses for the following reasons: (i) the proceedings are in early stages; (ii) we have not received and reviewed complete information regarding the plaintiffs and their medical conditions; and (iii) there are significant factual issues to be resolved. While it is not possible at this time to determine with certainty the ultimate outcome of these cases, we believe, given the information available as of March 28, 2014, that the ultimate resolution of all known claims will not have a material adverse effect on our financial condition, results of operations and cash flows.

Lower Passaic River, New Jersey. We and approximately 70 other companies comprise the Lower Passaic Cooperating Parties Group (the “CPG”), and are parties to a May 2007 AOC with the EPA to perform a RI/FS of the 17-mile stretch known as the Lower Passaic River Study Area. Our potential liability stems from former operations at Lodi and Belleville, New Jersey. In June 2007, the EPA issued a draft FFS that considered interim remedial options for the lower 8-miles of the river, in addition to a “no action” option. As an interim step related to the 2007 AOC, the CPG voluntarily entered into an AOC on June 18, 2012 with the EPA for remediation actions focused solely at mile 10.9 of the River. Our estimated costs related to the RI/FS and focused remediation at mile 10.9, based on an interim allocations, are immaterial and have been accrued.

On April 11, 2014, the EPA issued its revised FFS, with remedial alternatives to address cleanup of the lower 8-mile stretch of the River, which also included a “no action” option. The EPA estimates that the costs for the alternatives range from $365.0 million to $3.2 billion. The EPA’s preferred approach would involve bank-to-bank dredging of the lower 8-mile stretch of the River and installing an engineered cap at a discounted, estimated cost of $1.7 billion. Based on the issuance of the EPA’s revised FFS, we recorded a $23.1 million accrual in the second quarter of fiscal 2014 representing our estimate of its allocable share of the joint and several remediation liability resulting from this matter. Despite the issuance of the revised FFS, there are many uncertainties associated with the final agreed-upon remediation and our allocable share of the remediation. Given those uncertainties, the amounts accrued may not be indicative of the amounts for which we are ultimately responsible and will be refined as events in the remediation process occur.

Products Liability Litigation

Beginning with lawsuits brought in July 1976, we are also named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. A majority of the cases involve product liability claims based principally on allegations of past distribution of products containing asbestos. A limited number of the cases allege premises liability based on claims that individuals were exposed to asbestos while on our property. Each case typically names dozens of corporate defendants in addition to us. The complaints generally seek monetary damages for personal injury or bodily injury resulting from alleged exposure to products containing asbestos. Our involvement in asbestos cases has been limited because we did not mine or produce asbestos. Furthermore, in our experience, a large percentage of these claims have never been substantiated and have been dismissed by the courts. We have not suffered an adverse verdict in a trial court proceeding related to asbestos claims and intend to continue to defend these lawsuits. When appropriate, we settle claims; however, amounts paid to settle and defend all asbestos claims have been immaterial. As of March 28, 2014, there were approximately 11,750 asbestos-related cases pending against us.

We estimate pending asbestos claims and claims that were incurred but not reported and related insurance recoveries, which are recorded on a gross basis in the unaudited condensed consolidated balance sheets. Our estimate of our liability for pending and future claims is based on claims experience over the past five years and covers claims either currently filed or expected to be filed over the next seven years. We believe that we have adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, we believe, given the information available as of March 28, 2014, that the ultimate resolution of all known and anticipated future claims, after taking into account amounts already accrued, along with recoveries from insurance, will not have a material adverse effect on our financial condition, results of operations and cash flows.

Acquisition-Related Litigation

Nine purported class action lawsuits have been filed in February 2014 and March 2014 by purported holders of Cadence common stock in connection with the Cadence Acquisition, six in the Delaware Court of Chancery (consolidated under the caption In re Cadence Pharmaceuticals, Inc. Stockholders Litigation), and three in California State Court, San Diego County (Denny v. Cadence Pharmaceuticals, Inc., et al., Militello v. Cadence Pharmaceuticals, Inc., et al., and Schuon v. Cadence Pharmaceuticals, Inc., et al.). The actions bring claims against, and generally allege that, the board of directors of Cadence breached their fiduciary duties in connection with the acquisition by, among other things, failing to maximize shareholder value, and the Delaware and Schuon actions further allege that Cadence omitted to disclose allegedly material information in its Schedule 14D-9. The lawsuits also allege, among other things, that we aided and abetted the purported breaches of fiduciary duty. The lawsuits seek various forms of relief, including but not limited to, rescission of the transaction, damages and attorneys’ fees and costs. On March 7, 2014, following expedited discovery, the parties in the consolidated Delaware action entered into a Memorandum of Understanding (the “MOU”), which sets forth the parties’ agreement in principle for a settlement of those actions. The settlement contemplated by the MOU will include, among other things, a release of all claims relating to the Cadence Acquisition as set forth in the MOU. The settlement is subject to a number of conditions, including, among other things, final court approval following notice to the class. There have been no substantive proceedings in any of the California actions. While it is not possible at this time to determine with certainty the ultimate outcomes of these matters, we believe that, given the information available as of March 28, 2014, they will not have a material adverse effect on our financial condition, results of operations and cash flows.

Ten purported class action lawsuits were filed in April 2014 and May 2014 in the California State Court, Orange County by purported holders of Questcor common stock in connection with our proposed acquisition of Questcor (Hansen v. Thompson, et al., Heng v. Questcor Pharmaceuticals, Inc., et al., Buck v. Questcor Pharmaceuticals, Inc., et al., Yokem v. Questcor Pharmaceuticals, Inc., et al., Ellerbeck v. Questcor Pharmaceuticals, Inc., et al., Richter v. Questcor Pharmaceuticals, Inc., et al., Tramantano v. Questcor Pharmaceuticals, Inc., et al., Crippen v. Questcor Pharmaceuticals, Inc., et al., Patel v. Questcor Pharmaceuticals, et al., and Pistow v. Questcor Pharmaceuticals, Inc., et al. The actions were consolidated on June 3, 2014. The consolidated complaint names as defendants, and generally alleges that, the directors of Questcor breached their fiduciary duties in connection with the acquisition by, among other things, agreeing to sell Questcor for inadequate consideration and pursuant to an inadequate process. The consolidated complaint also alleges that the Questcor directors breached their fiduciary duties by failing to disclose purportedly material information to shareholders in connection with the merger. The consolidated complaint also alleges, among other things, that we aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks various forms of relief, including but not limited to, an order enjoining the shareholder vote relating to the acquisition, rescission of the transaction if consummated, damages and attorneys’ fees and costs. In addition, plaintiffs in a prior-pending derivative litigation, In re Questcor Pharmaceuticals, Inc. Shareholder Derivative Litigation, pending in the U.S. District Court for the Central District of California, filed an application to lift the stay of that action in order to file an amended complaint alleging that the board of directors of Questcor breached their fiduciary duties in connection with the acquisition. On May 16, 2014, plaintiffs voluntarily withdrew their motion.

Other Matters

We are a defendant in a number of other pending legal proceedings relating to present and former operations, acquisitions and dispositions. Given the information available as of March 28, 2014, we do not expect the ultimate resolution of these proceedings, either individually or in the aggregate, to have a material adverse effect on our financial condition, results of operations and cash flows.

MANAGEMENT OF MALLINCKRODT

As used in this “Management of Mallinckrodt” section, “we,” “us” and “our” refer to Mallinckrodt only (and not, for the avoidance of doubt, to Questcor).

Executive Officers of Mallinckrodt

Set forth below are the names, ages as of July 9, 2014, and current positions of Mallinckrodt’s executive officers.

Name	Age	Title
Mark Trudeau	52	President, Chief Executive Officer and Director
Matthew Harbaugh	44	Senior Vice President and Chief Financial Officer
Peter Edwards	52	Senior Vice President and General Counsel
Hugh O’Neill	50	Senior Vice President and President of U.S. Specialty Pharmaceuticals
Meredith Fischer	61	Senior Vice President, Communications and Public Affairs
Sandra L. Hatten	57	Senior Vice President, Quality and Regulatory Compliance
Gary Phillips	48	Senior Vice President and Chief Strategy Officer
Mario Saltarelli	54	Senior Vice President and Chief Science Officer
Frank Scholz	45	Senior Vice President, Global Operations
Ian Watkins	51	Senior Vice President and Chief Human Resources Officer

Set forth below is a brief description of the position and business experience of each of our executive officers.

Mark Trudeau is our President and Chief Executive Officer, and also serves on our board of directors. Mr. Trudeau joined the Pharmaceuticals segment of Covidien in February 2012 as a Senior Vice President and President of its Pharmaceuticals business. Mr. Trudeau previously worked for Bayer HealthCare Pharmaceuticals LLC USA, the U.S. healthcare business of Bayer AG, where he served as Chief Executive Officer, and simultaneously served as President of Bayer HealthCare Pharmaceuticals, the U.S. organization of Bayer’s global pharmaceuticals business. In addition, Mr. Trudeau served as Interim President of the global specialty medicine business unit from January to August 2010. Prior to joining Bayer in 2009, Mr. Trudeau headed the Immunoscience Division at Bristol-Myers Squibb. During his ten-plus years at Bristol-Myers Squibb, he served in multiple senior roles, including President of the Asia/Pacific region, President and General Manager of Canada and General Manager/Managing Director in the U.K. Mr. Trudeau was also with Abbott Laboratories, serving in a variety of executive positions, from 1988 to 1998. Mr. Trudeau holds a Bachelor’s degree in chemical engineering and an M.B.A., both from the University of Michigan.

Matthew Harbaugh is our Senior Vice President and Chief Financial Officer. Mr. Harbaugh previously served as Vice President, Finance of Covidien’s Pharmaceuticals business, a position he held since July 2008. He also served as Interim President of Covidien’s Pharmaceuticals business from November 2010 to January 2012. Mr. Harbaugh joined Covidien’s Pharmaceuticals business in August 2007 as its Vice President and Controller, Global Finance for the Global Medical Imaging business. Mr. Harbaugh was a Lead Finance Executive with Cerberus Capital Management, L.P. from April 2007 until August 2007. Mr. Harbaugh worked for Monsanto from 1997 to 2007 serving in senior U.S. roles in treasury, investor relations, financial planning and analysis and strategy, in addition to two international assignments in Canada and Argentina.

Peter Edwards is our Senior Vice President and General Counsel. Mr. Edwards joined Covidien’s Pharmaceuticals business in May 2010 as Vice President and General Counsel. Mr. Edwards previously worked for the Solvay Group in Brussels, Belgium, where he served as Executive Vice President and General Counsel for the global pharmaceuticals business from June 2007 until April 2010.

Hugh O’Neill is our Senior Vice President and President of U.S. Specialty Pharmaceuticals. Prior to joining Mallinckrodt in September 2013, Mr. O’Neill worked at Sanofi-Aventis for ten years where he held various commercial leadership positions including Vice President of Commercial Excellence from June 2012 to July 2013, General Manager, President of Sanofi-Aventis Canada from June 2009 to May 2012, Vice President Market Access and Business Development from 2006 to 2009. Mr. O’Neill joined Sanofi in 2003 as its Vice President, United States Managed Markets. Mr. O’Neill previously served in a variety of positions of increasing responsibility for Sandoz Pharmaceuticals, Forest Laboratories, Novartis Pharmaceuticals and Pfizer.

Meredith Fischer is our Senior Vice President, Communications and Public Affairs. Ms. Fischer joined Covidien’s Pharmaceuticals business in February 2013 as Vice President, Communications and Public Affairs. Ms. Fischer was employed by Bayer Corporation from December 2001 until February 2013, where she served as Vice President of Communications and Public Policy for Bayer HealthCare and Bayer HealthCare Pharmaceuticals, North America. In that role, Ms. Fischer supported Bayer HealthCare’s U.S. pharmaceutical and animal health divisions and the company’s global medical care and consumer care businesses.

Sandra Hatten became our Senior Vice President, Quality and Regulatory Compliance in February 2014. Ms. Hatten joined Covidien’s pharmaceuticals business in October 2010 as its Director of Quality R&D. She served as the Director of Quality, St. Louis Plant from May 2011 until September 2011 and as Senior Director of Quality—API Operations from September 2011 to September 2012. She was appointed interim Vice President of Quality in September 2012 and became Vice President of Quality in February 2013. Ms. Hatten was Vice President of Quality Assurance for KV Pharmaceuticals from August 2007 until August 2010. She was Director of Site Quality and Compliance for Catalent Pharmaceutical Solutions from March 2006 until August 2007. Previously, Ms. Hatten served as Director of Quality from December 2000 to March 2006 for Perrigo Company plc.

Gary Phillips, M.D. is our Senior Vice President and Chief Strategy Officer and joined Mallinckrodt in October 2013. Most recently, Dr. Phillips had served as head of Global Health and Healthcare Industries for the World Economic Forum in Geneva, Switzerland from January 2012 to September 2013. Prior to that, Dr. Phillips served as President of Reckitt Benckiser Pharmaceuticals North America from 2011 to 2012, as Head, Portfolio Strategy, Business Intelligence and Innovation at Merck Serono from 2008 to 2011, and as President of US Pharmaceuticals and Surgical and Bausch & Lomb from 2002 to 2008. Dr. Phillips has also held positions of leadership at Novartis Pharmaceuticals, Wyeth-Ayerst and Gensia Pharmaceuticals.

Mario Saltarelli, M.D., Phd. is our Senior Vice President and Chief Science Officer. Prior to joining Mallinckrodt in October 2013, Dr. Saltarelli had served as Senior Vice President, R&D at Shire plc since September 2012 and as its Senior Vice President Clinical Development and Medical Affairs from January 2011 to September 2012. From 2004 to 2011, Dr. Saltarelli served as Divisional Vice President of Abbott Laboratories. From 1997 to 2004, he held positions of responsibility at Pfizer, and, prior to that, academic posts in the Department of Neurology at the Emory University School of Medicine in Atlanta.

Frank Scholz, Phd. is our Senior Vice President of Global Operations. He joined Mallinckrodt in March 2014. His responsibilities include global manufacturing operations, procurement and supply chain, in addition to leading the global product supply transformation. Prior to joining Mallinckrodt, Dr. Scholz was a partner with McKinsey & Co, a global management consulting firm first in its Hamburg, Germany office and then in its Chicago, Illinois office. Dr. Scholz was a leader in McKinsey’s global pharmaceutical and operations practices. He joined McKinsey in 2007. Prior to joining McKinsey, Dr. Scholz was a research assistant at the Institute for Management and Accounting at the University of Hanover, Germany. Dr. Scholz holds a Master’s degree in Economics from the University of Hanover in Hanover, Germany, a Master of Business Administration from Georgetown University in Washington, D.C. and a Ph.D. in Economics and Business Management from the University of Bielefeld, Germany.

Ian Watkins is our Senior Vice President and Chief Human Resources Officer. Mr. Watkins joined Covidien’s Pharmaceuticals business in September 2012 as the Chief Human Resources Officer. Mr. Watkins served as Vice President, Global Human Resources at Synthes, Inc. from June 2007 to September 2012, which was recently acquired by Johnson & Johnson. Mr. Watkins served as Senior Vice President, Human Resources from 2003 to 2006 for Andrx Corporation, which is now part of Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.).

Board of Directors of Mallinckrodt

The following table sets forth information with respect to those persons who serve on the Mallinckrodt board of directors.

Name	Age	Title
Melvin D. Booth	69	Chairman of the Board
Mark C. Trudeau	52	President, Chief Executive Officer and Director
David R. Carlucci	60	Director
J. Martin Carroll	64	Director
Diane H. Gulyas	58	Director
Nancy S. Lurker	56	Director
JoAnn A. Reed	59	Director
Kneeland C. Youngblood, M.D.	58	Director
Joseph A. Zaccagnino	68	Director

Mr. Booth has been Chairman of the board and a director since June 2013. He is also a member of our Audit Committee. Mr. Booth has been a director of Catalent Pharma Solutions since 2010 and a director of eResearch Technologies since 2012. Mr. Booth has also been a strategic advisor in life sciences to Genstar Capital (a private equity firm) since 2005. Mr. Booth’s previous public company board experience includes serving as Lead Director of Millipore, a life science research company, from 2004 to 2010, and as a member of the boards of PRA International from 2004 to 2013, MedImmune from 1998 to 2005 and of Human Genome Sciences from 1995 to 1998. Mr. Booth was President of MedImmune from 1998 until his retirement at the end of 2003. Mr. Booth was President of Human Genome Sciences from 1995 to 1998. He held a variety of domestic and international positions with Syntex from 1981 to 1995, including serving as President of its U.S. pharmaceuticals business. Mr. Booth has been active in U.S. pharmaceutical industry organizations and is a past Chairman of the Pharmaceuticals Manufacturers Association of Canada. Mr. Booth received a B.S. degree in accounting from Northwest Missouri State University where he was also awarded an honorary Doctor of Science degree. He is also a Certified Public Accountant. Mr. Booth’s qualifications to serve on our board include his significant experience in leadership positions at pharmaceutical companies.

Mr. Carlucci has been a director since June 2013 and is Chair of our Human Resources and Compensation Committee. Mr. Carlucci was President and Chief Operating Officer of IMS Health from October 2002 until January 2005, when he was named Chief Executive Officer and President. He became Chairman the following year. Mr. Carlucci retired from IMS Health in December 2010. Mr. Carlucci held several senior executive level positions at IBM from 1976 to 2002, including responsibilities for operations in the U.S., Canada, and Latin America. Mr. Carlucci has been a director and Chairman of the Human Resources and Compensation Committee for MasterCard International since 2006. Mr. Carlucci also served as a member of the advisory board of Mitsui USA, one of the world’s most diversified comprehensive trading, investment and service companies. Mr. Carlucci received a B.A. in political science from the University of Rochester. Mr. Carlucci’s qualifications to serve on our board include his significant experience as an executive and/or board member of publicly-traded and private companies.

Mr. Carroll has been a director since June 2013 and is Chair of our Compliance Committee. Mr. Carroll served as President and Chief Executive Officer of Boehringer Ingelheim Corporation and of Boehringer

Pharmaceuticals, Inc. from 2003 until 2012 and as a director of Boehringer Ingelheim Corporation from 2003 until December 2012. Mr. Carroll joined the organization in 2002 as President of Boehringer Pharmaceuticals, Inc. Mr. Carroll worked at Merck & Company, Inc. from 1976 to 2001. From 1972 to 1976, Mr. Carroll served in the United States Air Force where he attained the rank of Captain. Mr. Carroll also serves as a director of Vivus, Inc. Mr. Carroll received a B.A. in accounting and economics from the College of the Holy Cross and an M.B.A. from Babson College. Mr. Carroll’s qualifications to serve on our board include his significant experience in leadership positions at pharmaceutical companies.

Ms. Gulyas has been a director since June 2013 and is a member of our Audit Committee and Human Resources and Compensation Committee. Ms. Gulyas retired in April 2014 from at E. I. du Pont de Nemours and Company where she served as the President of DuPont’s Performance Polymers division since 2009. She was also the Vice Chairman of the DuPont-Teijin Films global joint venture. From 2009 until 2012, Ms. Gulyas served as a director and as a member of the Finance Committee of Navistar International Corporation, a leading manufacturer of commercial trucks, buses, RVs, defense vehicles and engines. Ms. Gulyas received her B.S. in chemical engineering from the University of Notre Dame. Ms. Gulyas’s qualifications to serve on our board include her extensive executive experience with chemical and manufacturing companies.

Ms. Lurker has been a director since June 2013 and is a member of our Human Resources and Compensation Committee. Ms. Lurker has been serving as a director and Chief Executive Officer of PDI Inc. since 2008. PDI, Inc. is a leading provider of outsourced commercial services to established and emerging pharmaceutical, biotechnology and healthcare companies in the United States. Prior to joining PDI, Ms. Lurker served as Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation from 2006 to 2008. Prior to that, she was President and Chief Executive Officer of ImpactRx, Inc. from 2003 to 2006. From 1998 to 2003, Ms. Lurker served as Group Vice President—Global Primary Care Products for Pharmacia Corporation. She was also a member of Pharmacia’s U.S. Executive Management Committee from 1998 to 2003. Ms. Lurker began her career at Bristol-Myers Squibb, where she worked for 14 years. Ms. Lurker also has served as a director of Auxilium Corporation since 2011. Ms. Lurker served as a director of ConjuChem Biotechnologies, Inc. from 2004 to 2006 and as a director of Elan Corporation from 2005 to 2006. Ms. Lurker received a B.S. magna cum laude in biology from Seattle Pacific University and an M.B.A. from the University of Evansville. Ms. Lurker’s qualifications to serve on our board include her significant experience in leadership positions at pharmaceutical companies.

Ms. Reed has been a director since June 2013 and is Chair of our Audit Committee. Ms. Reed is a healthcare services consultant. Ms. Reed served as an advisor to the Chief Executive Officer of Medco Health Solutions from April 2008 to April 2009. From 2002 to March 2008, Ms. Reed served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions. From 1992 to 2002, she served as Senior Vice President, Finance of Medco Health Solutions. She joined Medco Containment Services, Inc. in 1988. Ms. Reed has been a director of Health Management Associates, Inc. since 2013, a director of American Tower Corporation since 2007, a director of Waters Corporation since 2006 and a trustee of St. Mary’s College of Notre Dame since 2006. Ms. Reed received a B.B.A. in business administration from St. Mary’s College. She received her M.B.A. in finance and international marketing cum laude from Fordham University. Ms. Reed’s qualifications to serve on our board include her experience as a healthcare services consultant and her financial expertise experience and knowledge of financial statements, corporate finance and accounting matters.

Dr. Youngblood has been a director since June 2013. He is a member of our Compliance and Nominating and Governance Committees. Dr. Youngblood is a founding partner of Pharos Capital Group, a private equity firm that focuses on providing growth and expansion capital/buyouts in healthcare, business services and opportunistic investments. Dr. Youngblood served as a director of the Gap Inc. from 2006 to 2012, a director of Starwood Hotels and Resorts from 2001 to 2012, a director of Burger King Corporation from 2004 to 2010 and a director of the iStar Financial from 1998 to 2001. Dr. Youngblood has been serving as a director of Energy Future Holdings Corp, an electric utility provider, since 2007. Dr. Youngblood is a physician by training, with over 15 years of experience in emergency medicine. He is also a member of the Council on Foreign Relations.

Dr. Youngblood earned a B.A. in politics from Princeton University and an M.D. from the University of Texas Southwestern Medical School. Dr. Youngblood’s qualifications to serve on our board include his extensive experience in healthcare practice, policy and business.

Mr. Zaccagnino has been a director since June 2013. He is Chair of our Nominating and Governance Committee and a member of our Compliance Committee. Mr. Zaccagnino has been a director of Covidien plc since it was spun-off from Tyco International in 2007 and serves on its Compliance and Transactions Committees and as Chairman of the Nominating and Governance Committee. Mr. Zaccagnino has served as President, Chief Executive Officer and director of Yale New Haven Health System and its flagship Yale-New Haven Hospital from 1991 until his retirement in 2005. He has also served as a director of NewAlliance Bancshares, Inc. from 1991 until it was acquired in 2010. Mr. Zaccagnino has served on the board of the National Committee for Quality Healthcare from 1995 until 2005, and was elected Chairman of the Board in 2003. From 1999 until 2006 he served as a director and from 2004 to 2006 as Chairman of the Board of VHA Inc., a provider member cooperative of community owned health systems and their physicians which provides supply chain and group purchasing services through their subsidiaries, Novation and Provista. Mr. Zaccagnino received a B.S. (business administration) from the University of Connecticut and an M.P.H. (healthcare management) from Yale University School of Medicine. Mr. Zaccagnino’s qualifications to serve on our board include his broad healthcare management and governance experience and his knowledge of healthcare policy and regulation, patient care delivery and financing and of clinical research and medical technology assessment, all of which will provide our board with unique insights and a keen perspective on the complexities of the healthcare sector and on the priorities of and challenges facing our company and the purchasers of our products.

Independence of Directors

A majority of our board of directors is comprised of directors who are “independent” as defined by the rules of the New York Stock Exchange and the corporate governance guidelines to be adopted by the board. The governance guidelines adopted by the board include criteria adopted by the board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the board must determine that a director does not have a material relationship, directly or indirectly, with Mallinckrodt. In assessing independence, the board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she, at the time of determination:

•	is, or has been within the prior three years, an employee of Mallinckrodt or its subsidiaries;

•	has an immediate family member who is, or has been within the prior three years, an executive officer of Mallinckrodt or its subsidiaries;

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the prior three years, a partner or employee of our auditor who personally worked on our audit during that time;

•	is, or has an immediate family member who is, or has been within the prior three years, employed as an executive officer of a public company that has or had on the compensation committee of its board an executive officer of Mallinckrodt (during the same period of time);

•	has, or has an immediate family member who has, received more than $120,000 in direct compensation from Mallinckrodt, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period within the prior three years;

•	is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Mallinckrodt for property or services in an amount which, in any of the prior three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	is, or his or her spouse is, an executive officer, director or trustee of a charitable organization to which Mallinckrodt’s contributions, not including our matching of charitable contributions by employees, exceed, in any single fiscal year within the prior three years, the greater of $1 million or 2% of such organization’s total charitable receipts during that year.

The Mallinckrodt board of directors has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the board has reviewed Mallinckrodt’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than that with Covidien, from whom we spun in June 2013, were established in the ordinary course of business. The board has determined that none of these current business relationships are material to us, any of the organizations involved, or our directors. Based on these considerations, the board has determined that each of our directors, other than Mark C. Trudeau, our President and Chief Executive Officer, satisfies the criteria and is independent. These independent directors are: Melvin D. Booth, David R. Carlucci, J. Martin Carroll, Diane H. Gulyas, Nancy S. Lurker, JoAnn A. Reed, Kneeland C. Youngblood, M.D. and Joseph A. Zaccagnino. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the board’s evaluation of his or her independence.

Director Nominations Process

The Nominating and Governance Committee is responsible for developing the general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the board. The Nominating and Governance Committee periodically reviews with the board the appropriate skills and characteristics required of board members in the context of the then-current make-up of the board. Final approval of director candidates is determined by the full board, and invitations to join the board are extended by the Chairman of the Board on behalf of the entire board.

The Nominating and Governance Committee, in accordance with our corporate governance guidelines, seeks to create a board that is strong in its collective knowledge and has a diversity of backgrounds, skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the board and Mallinckrodt at that time, given the then-current mix of director attributes.

As described in our Corporate Governance Guidelines:

•	directors should be individuals of the highest ethical character and integrity;

•	directors should have demonstrated management ability at senior levels in successful organizations, including as the chief executive officer of a public company or as the leader of a large, multifaceted organization, including government, educational and other non-profit organizations;

•	each director should have the ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and be able to express independent opinions, while at the same time working as a member of a team;

•	directors should be free from any conflict of interest or business or personal relationship that would interfere with the duty of loyalty owed to the Company; and

•	directors should be independent of any particular constituency and be able to represent all shareholders of the Company.

The Committee assesses independence and also monitors compliance by the members of the board with the requisite qualifications under New York Stock Exchange listing standards for populating the Audit, Human Resources and Compensation Committee and Nominating and Governance Committees. Directors may not serve on more than four public company boards of directors (including Mallinckrodt) or, if the director is employed as CEO of a publicly-traded company, no more than three public company boards of directors (including Mallinckrodt). No person may stand for election as a director after reaching age 72.

Our articles of association contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors and establish certain qualifications for service as a director. The Nominating and Governance Committee’s charter includes procedures by which the Committee will consider nominations submitted by shareholders.

The Nominating and Governance Committee will consider suggestions for director candidates from board members and, in its discretion, may employ a third-party search firm to assist in identifying candidates for director. In evaluating candidates for director, the Committee will use the guidelines described above, and will evaluate shareholder candidates in the same manner as candidates proposed from all other sources.

Majority Vote for Election of Directors

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the annual general meeting of shareholders (present in person or by proxy) and serve for one-year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the board and the position that would have been filled by such nominee will become vacant. Given that Irish law does not recognize the concept of a holdover director, incumbent directors who do not receive a majority of the votes cast at the annual general meeting are not re-elected to the board, and immediately following the annual general meeting, will no longer be members of the board.

Irish law does require, however, a minimum of two directors at all times. In the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees receiving the greatest number of votes in favor of his or her election shall, in accordance with Mallinckrodt’s articles of association, hold office until his or her successor shall be elected.

Transactions with Related Persons

The board’s Nominating and Governance Committee is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving Mallinckrodt or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of Mallinckrodt’s shares, and their immediate family members. Our board of directors has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Mallinckrodt personnel in the legal and finance departments review transactions involving related persons. If they determine that a related person could have a material interest in such a transaction, the transaction is forwarded to the Nominating and Governance Committee for review. The Nominating and Governance Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify or take other action with respect to the transaction. The Nominating and Governance Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the availability of other sources of comparable products or services.

As discussed elsewhere in this joint proxy statement/prospectus, until our separation from Covidien in June 2013, the Company constituted the Pharmaceuticals business of Covidien. In connection with the separation, we entered into various agreements with Covidien, including a separation and distribution agreement, a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements, which we have filed with the SEC, are described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 27, 2013, and in other documents we have filed with the SEC.

Committees of the Board of Directors

Our board of directors has the following standing committees: an Audit Committee, a Compensation and Human Resources Committee, a Nominating and Governance Committee and a Compliance Committee. Our board of directors has adopted a written charter for each of these committees, which are posted on our website, www.mallinckrodt.com.

Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal auditors and independent auditors, our compliance with certain legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is responsible for selecting, retaining, evaluating, setting the remuneration of and, if appropriate, recommending the termination of our independent auditors. The members of the Audit Committee are Ms. Reed, Mr. Booth and Ms. Gulyas, each of whom has been determined by the board to be independent under SEC rules and New York Stock Exchange listing standards applicable to audit committee members. Additionally, Ms. Reed is an audit committee financial expert under SEC rules and the New York Stock Exchange listing standards applicable to audit committees. Ms. Reed serves as the Chair of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee reviews and approves compensation and benefits policies and objectives, determines whether our officers and employees are compensated according to those objectives and carries out the board’s responsibilities relating to the compensation of our executives. The members of the Compensation and Human Resources Committee are Mr. Carlucci, Ms. Gulyas and Ms. Lurker, each of whom has been determined by the board to be independent under SEC rules and New York Stock Exchange listing standards applicable to compensation committee members. Mr. Carlucci serves as the Chair of the Compensation and Human Resources Committee.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to become board members, recommending to the board the director nominees for election at the Annual General Meeting, developing and recommending to the board any updates to our corporate governance guidelines, and taking a general leadership role in our corporate governance. The members of the Nominating and Governance Committee are Mr. Zaccagnino, Mr. Carroll and Dr. Youngblood, each of whom has been determined by the board to be independent under New York Stock Exchange listing standards. Mr. Zaccagnino serves as the Chair of the Nominating and Governance Committee.

Compliance Committee

The Compliance Committee assists the board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect us. The members of the Compliance Committee are Mr. Carroll, Dr. Youngblood and Mr. Zaccagnino, each of whom has been determined by the board to be independent under New York Stock Exchange listing standards. Mr. Carroll serves as the Chair of the Compliance Committee.

Compensation Committee Interlocks and Insider Participation

Prior to the separation on June 28, 2013, Mallinckrodt was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Prior to the separation, decisions as to the compensation of those who currently serve as our executive officers were made by Covidien.

Since the completion of the separation, Mallinckrodt’s Compensation and Human Resources Committee has been and is currently comprised of Mr. Carlucci and Mses. Gulyas and Lurker. None of these individuals has been at any time an officer or employee of Mallinckrodt. During fiscal 2013, Mallinckrodt had no compensation committee “interlocks”—meaning that it was not the case that an executive officer of ours served as a director or member of the compensation committee of another entity and an executive officer of the other entity served as a director or member of our compensation committee.

Board Leadership Structure

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate people. The Chairman of the Board provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the board agendas with board and management input, facilitates communication among directors, provides an appropriate information flow to the board and presides at meetings of the board of directors and shareholders. The Chairman of the Board works with other board members to provide strong, independent oversight of the company’s management and affairs. Future modification of the board leadership structure will be made at the sole discretion of our board of directors. A more detailed description of the role and responsibilities of the Chairman of the Board is set forth in our Corporate Governance Guidelines.

Corporate Governance Guidelines

The board has adopted governance guidelines which are designed to assist the Company and the board in implementing effective corporate governance practices. The governance guidelines, which are reviewed annually by the Nominating and Governance Committee, address, among other things:

•	director responsibilities;

•	composition and selection of the board, including qualification standards and independence guidelines;

•	majority voting for directors;

•	the role of the Chairman of the Board or of an independent Lead Director;

•	board committee establishment, structure and guidelines;

•	officer and director stock ownership requirements;

•	meetings of non-employee directors;

•	director orientation and continuing education;

•	board access to management and independent advisors;

•	communication with directors;

•	board and committee self-evaluations;

•	succession planning and management development reviews;

•	CEO performance reviews;

•	recoupment, or “claw-back,” of executive compensation; and

•	ethics and conflicts of interest.

The governance guidelines are posted on our website at www.mallinckrodt.com.

Code of Ethics

We have adopted the Mallinckrodt Guide to Business Conduct, which applies to all of our employees, officers and directors and meets the requirements of a “code of ethics” as defined by SEC regulations. The Guide to Business Conduct also meets the requirements of a code of business conduct and ethics under the listing standards of the New York Stock Exchange. The Guide to Business Conduct is posted on our website, www.mallinckrodt.com. We will disclose any material amendments to the Guide to Business Conduct, as well as any waivers for executive officers or directors, on our website.

Board Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full board of directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and the determination of what constitutes an appropriate level of risk for the Company. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. Our Compliance Committee assists the board of directors in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect us and work closely with our legal and regulatory groups. In addition, in setting compensation, the Human Resources and Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy. Finally, the Company’s Compliance Committee conducts an annual assessment of the risk management process and reports its findings to the board.

Communications with the Board of Directors

The board has established a process for interested parties to communicate with members of the board. If you have a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the board, you may reach the board via email at board.directors@mallinckrodt.com. A direct link to this email address can be found on our website. You may also submit communications in writing or by phone. Please refer to the board of directors contact information that can be found at www.mallinckrodt.com/Company_Contacts/. All concerns and inquiries are received and reviewed promptly by the Office of the General Counsel. Any significant concerns relating to accounting, internal controls or audit matters are reviewed with the Audit Committee.

All concerns will be addressed by the Office of the General Counsel, unless otherwise instructed by the Audit Committee or the Chairman of the board. The status of all outstanding concerns is reported to the Chairman of the Board and the Audit Committee on a quarterly basis, and any concern that is determined to (1) pose an immediate threat to the Company or (2) concern a senior Company official (any executive officer or any direct report to the President and Chief Executive Officer) is immediately communicated to the Chair of the Audit Committee. The Chairman of the Board or the Audit Committee may determine that certain matters should be presented to the full board and may direct the retention of outside counsel or other advisors in connection with any concern addressed to them. The Mallinckrodt Guide to Business Conduct prohibits any employee from retaliating against anyone for raising or helping to resolve an integrity question.

Application of Non-U.S. Corporate Governance Codes

Our corporate governance guidelines and general approach to corporate governance as reflected in our memorandum and articles of association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and New York Stock Exchange requirements. Although we are an Irish public limited company, we are not subject to the listing rules of the Irish Stock Exchange or the listing rules of the U.K. Listing Authority and we are therefore not subject to, nor have we adopted, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards applied by us and the U.K. Corporate Governance Code and other Irish/U.K. governance standards or guidelines, there are differences, in particular relating to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the board and the criteria for determining the independence of directors.

COMPENSATION OF MALLINCKRODT NON-EMPLOYEE DIRECTORS

The Mallinckrodt board of directors has approved a compensation structure for non-employee directors consisting of equity awards, an annual cash retainer and, for some positions, supplemental cash retainers.

The cash retainers are paid in four quarterly installments at the end of each quarter. The annual cash retainer for all directors is $100,000, with the non-executive Chairman receiving a supplemental cash retainer of $50,000, the chairs of the Mallinckrodt Audit Committee and the Human Resources and Compensation Committee each receiving a supplemental cash retainer of $20,000, the chairs of the Compliance Committee and the Nominating and Governance Committee each receiving a supplemental cash retainer of $10,000 and each member of a committee required by New York Stock Exchange rules (excluding committee chairs) receiving a supplemental cash retainer of $5,000.

In addition, in connection with Mallinckrodt’s 2014 Annual General Meeting on March 20, 2014, each non-employee director was granted restricted units with a value of $180,000 and the non-executive Chairman was granted additional restricted units with a value of $90,000. These awards fully vest on the date of Mallinckrodt’s 2015 Annual General Meeting.

Mallinckrodt’s directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of its board of directors, committee meetings and shareholder meetings. Directors are provided with private aircraft in order to travel to and from such meetings.

Given that Mallinckrodt was a publicly-traded company for only one quarter of fiscal 2013, Mallinckrodt’s board members received a prorated cash retainer and a prorated annual equity grant for fiscal 2013. A prorated annual equity grant will not be granted to any new director who commences serving less than three months prior to the vesting date.

Director Share Retention and Ownership Guidelines

As set forth in Mallinckrodt’s Corporate Governance Guidelines, all non-employee directors are required to hold Mallinckrodt shares with a market value of at least five times the annual cash retainer. In determining a director’s ownership, shares held directly as well as shares underlying restricted units subject to time-based vesting are included. Shares underlying unexercised stock options are not included in the calculation. Until the required ownership level is achieved, Mallinckrodt’s non-employee directors are required to retain net after tax shares received upon vesting of restricted units from the Company.

The following table provides information concerning the compensation paid by Mallinckrodt to each of its non-employee directors for the fiscal year ended September 27, 2013. Compensation for Mark C. Trudeau, Mallinckrodt’s President and Chief Executive Officer, is shown in the Summary Compensation Table in the section entitled “Mallinckrodt’s Compensation Discussion and Analysis.” Mr. Trudeau receives no compensation for his services as a director.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Other Compensation(2) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Melvin D. Booth	$38,750	$196,103	$40,000	$274,853
David R. Carlucci	$30,000	$130,735	$20,000	$180,735
J. Martin Carroll	$28,750	$130,735	$20,000	$179,485
Diane H. Gulyas	$27,500	$130,735	$20,000	$178,235
Nancy S. Lurker	$26,250	$130,735	$20,000	$176,985
JoAnn A. Reed	$30,000	$130,735	$20,000	$180,735
Kneeland C. Youngblood, M.D.	$26,250	$130,735	$20,000	$176,985
Joseph A. Zaccagnino	$27,500	$130,735	$20,000	$178,235

(1)	The amounts in column (c) reflect the aggregate grant date fair value of restricted units granted in fiscal 2013, calculated in accordance with Accounting Standards Codification 718. The grant date fair value does not necessarily correspond to the actual value that will be recognized by each director, which will likely vary based on a number of factors, including Mallinckrodt’s financial performance, stock price fluctuations and applicable vesting. As of September 27, 2013, each current director listed in the table above, other than Mr. Booth, had 3,034 restricted units outstanding. As of September 27, 2013, Mr. Booth had 4,551 restricted units outstanding. No stock options were granted to non-employee directors in fiscal 2013.
(2)	Consists of a one-time pre-separation payment from Covidien.

MALLINCKRODT’S COMPENSATION DISCUSSION AND ANALYSIS

As used in this Mallinckrodt’s Compensation Discussion and Analysis, “we,” “us,” “our” and the “Company” refer to Mallinckrodt only (and not, for the avoidance of doubt, to Questcor).

Executive Summary

Effective June 28, 2013, the last day of our third fiscal quarter, Mallinckrodt separated from Covidien and became the parent company that owns and operates Covidien’s former Pharmaceuticals business. Throughout this Compensation Discussion and Analysis, we refer to this separation as the separation, the period before separation as pre-separation and the period after separation as post-separation. Covidien’s compensation programs applied to the named executive officers during the first three quarters of our 2013 fiscal year, and the compensation programs adopted by the Human Resources and Compensation Committee of our Board of Directors (“Compensation Committee”) applied to the named executive officers during the fourth quarter of our 2013 fiscal year. Accordingly, this discussion and analysis describes the compensation programs established by Covidien pre-separation, but will focus on the compensation programs approved by the Compensation Committee for the fourth quarter of our 2013 fiscal year.

The Compensation Committee has adopted an integrated executive compensation program that is intended to align our named executive officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. Additionally, the Compensation Committee has tied a majority of our named executive officers’ compensation to a number of key performance measures that contribute to or reflect shareholder value. Specifically, in addition to a base salary, our named executive officers’ compensation package includes an annual incentive compensation program that is based on the Company’s attainment of objective pre-established financial performance metrics and long-term equity awards consisting of stock options, performance units and restricted units.

Fiscal 2013 Business Highlights

Despite a challenging market environment, the Company finished fiscal 2013 with solid operating performance, meeting its publicly stated goals of growing sales faster than the Specialty Pharmaceuticals market and expanding its core product portfolio. The Company reported financial results for fiscal year 2013 of operational growth of 7.8%, adjusted EBITDA margin of 18.0% and adjusted diluted earnings per share of $3.13. In addition to becoming an independent public company, the Company also was successful in beginning to shift its mix of business to the Specialty Pharmaceuticals business which for fiscal year 2013 accounted for 57%, up from 50% in fiscal 2012 of net sales. The Company also launched three product dosages of Methylphenidate ER and filed two New Drug Applications, one of which, for Xartemis XR, has been granted priority review by the U.S. Food and Drug Administration.

Key Fiscal 2013 Compensation Decisions

As a result of our positive financial results for fiscal 2013, payouts under the 2013 Annual Incentive Plan to our named executive officers at the corporate level were made at 133% of target performance level. The Company’s operating income and sales growth exceeded the 2013 Annual Incentive Plan target performance level.

On July 1, 2013, the Compensation Committee approved grants of initial equity awards, which consisted of an equal mix of non-qualified stock options and restricted units, to certain of Mallinckrodt’s executives, including certain of the named executive officers. This grant was intended to strengthen named executive officers alignment with shareholders and continue to motivate and retain named executive officers during the initial stages of a public launch.

Policies and Practices to Support Effective Governance

The Compensation Committee has adopted the following compensation practices, which are intended to support effective governance and alignment with shareholder interests:

•	We have established significant share ownership guidelines to reinforce the alignment of management and shareholder interests.

•	We have an executive recoupment policy that allows us to recover performance-based cash and equity incentive compensation paid to executives in various circumstances.

•	We do not provide excise tax gross-up provisions in our change in control plan or for any perquisites that we offer.

•	We use an independent compensation consultant.

•	Our Insider Trading Policy prohibits employees, including directors and named executive officers, from entering into puts, calls, cashless collars, options or similar rights and obligations involving Mallinckrodt securities, other than the exercise of a Company-issued stock option.

Introduction

Pre-separation, Covidien established the compensation programs applicable to those serving as executive officers of Covidien’s Pharmaceuticals business. Following the separation, the Compensation Committee reviewed these compensation programs in connection with its consideration of what programs to implement post-separation. The Compensation Committee’s analysis included consideration of, among other things:

•	our post-separation status as a stand-alone company, rather than as part of a larger conglomerate;

•	our specific businesses; and

•	a compensation philosophy which places a significant emphasis on performance-based compensation.

For purposes of the following Compensation Discussion and Analysis and executive compensation disclosures, the individuals listed below are referred to collectively as our “named executive officers.” They are our President and Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, based on fiscal 2013 compensation, and two additional individuals for whom disclosure would have been required but for the fact that they were no longer serving as executive officers at the end of fiscal 2013.

•	Mark Trudeau, President and Chief Executive Officer.

•	Matthew Harbaugh, Senior Vice President and Chief Financial Officer.

•	Ian Watkins, Senior Vice President and Chief Human Resources Officer.

•	Peter G. Edwards, Senior Vice President and General Counsel.

•	Stephen Merrick, Senior Vice President and President, Commercial Operations (International).

•	Stefano Carchedi, Former Senior Vice President and President, Commercial Operations (North America).

•	David Silver, Former Senior Vice President, Portfolio Management, Strategy and Business Development and Licensing.

The following sections of this Compensation Discussion and Analysis describe our compensation philosophy, policies and practices as they applied to our named executive officers listed above during fiscal 2013.

Executive Compensation Philosophy

For fiscal 2013, Mallinckrodt and the Compensation Committee adopted a compensation philosophy designed to attract, retain and motivate its executive officers. The core principles of that compensation philosophy are as follows:

•	Compensation should strongly align the interests of executive officers and shareholders.

•	Compensation policies and practices should support effective governance.

•	Compensation should be based on a total rewards perspective with an explicit role for each element.

•	Compensation should be competitive, but not excessive, in order to attract and retain talented executive officers who can achieve Mallinckrodt’s long-term strategic goals and create shareholder value.

•	Compensation should support Mallinckrodt’s business strategy in the areas of customer focus, globalization, operational excellence and innovation, as well as Mallinckrodt’s talent strategy.

•	The reward elements should be balanced, with an emphasis on performance-based compensation.

•	Compensation goals and practices should be transparent and easy to communicate, both internally and externally.

•	Target setting is a key activity and should be done in a rigorous manner resulting in targets that reflect stretch, yet are achievable.

There are three major components to Mallinckrodt’s executive compensation program: base salary, annual incentive compensation, and long-term incentive awards. All of these components are designed to work together and the Compensation Committee views the executive compensation program as an integrated total compensation program. The mix of compensation elements varies based on a named executive officer’s position and responsibilities.

Base salary. Base salary is intended to reflect the market value of the executive officer’s role, with differentiation for strategic significance, individual capability and experience.

Annual incentive compensation. Annual incentive compensation in the form of a market-competitive, performance-based cash bonus opportunity is designed to focus executive officers on pre-set objectives each year and drive specific behaviors that foster short- and long-term growth and profitability.

Long-term incentive compensation. Long-term incentive compensation, which consists of awards of stock options, restricted units and performance units, is designed to recognize executive officers for their contributions to Mallinckrodt, to highlight the strategic significance of each executive’s role, to promote retention and to align the interests of executive officers with the interests of shareholders in long-term growth and stock performance, rewarding executive officers for shareholder value creation.

In addition, Mallinckrodt also provides certain other benefits, consisting of retirement benefits, (including both qualified and non-qualified plans), health and welfare benefits, an executive physical program, an employee stock purchase plan and change in control and severance benefits which are intended to be competitive with Mallinckrodt’s peer companies.

How Executive Pay Decisions Are Made

As noted above, during fiscal 2013, the named executive officers participated in Covidien’s executive compensation programs pre-separation. Consequently, our initial compensation policies are largely the same as those adopted by Covidien. In determining executive compensation packages for fiscal 2013, Covidien sought to strike an appropriate balance between fixed and variable compensation and between short- and long-term compensation. Additionally, Covidien reviewed available market data and set target compensation at levels consistent with an executive’s experience. Any adjustments pre-separation were conservative to provide our Compensation Committee flexibility to review and make their own adjustments, if any, post-separation. Because

Mallinckrodt believes that making a significant portion of its named executive officers’ compensation variable and long-term supports its pay-for-performance executive compensation philosophy, many of the post-separation compensation adjustments were provided in the form of long-term incentive compensation (i.e., equity awards). Mallinckrodt believes this encourages strategies and levels of risk-taking that correlate with the long-term best interests of Mallinckrodt and its shareholders. Mallinckrodt emphasizes share-based compensation, in combination with executive share ownership guidelines, to promote long-term ownership, long-term shareholder perspective and responsible practices, encouraging significant and sustainable performance over the longer term. Mallinckrodt’s initial long-term incentive compensation program replicates the Covidien program and includes a mix of vehicles to mitigate the risk of over-emphasis on any one element and includes a cap on performance units. The equity awards include claw-back provisions which apply to certain monetary gains on equity grants realized by executives whose employment is terminated for cause. Finally, in assessing the contributions of a particular named executive officer, both Covidien and the Compensation Committee look not only to results-oriented performance, but also to how those results were achieved—whether the decisions and actions leading to the results were consistent with company values—and the long-term impact of those decisions. Based on these principles, Covidien and, where applicable, the Compensation Committee established the compensation payable to the named executive officers as described below.

Covidien utilizes a Talent and Leadership Review (“TLR”) process to manage its talent and organizational capability with the goal of maximizing organizational excellence and business success. As part of the TLR process, each employee’s manager, in conjunction with a human resources representative, assigns to each employee a rating on two discrete dimensions: leadership competencies and results. For fiscal 2013, three possible ratings could be assigned in each of these two dimensions: exceptional, effective and not yet effective. These performance ratings impact base salary decisions, as well as decisions regarding the individual award target established for the employee pursuant to the annual incentive plan and the value of long-term incentive compensation awards. The TLR process applied to Mr. Trudeau, Mr. Harbaugh and Mr. Edwards—all other NEOs did not participate in the Covidien TLR process for fiscal year 2013.

As new hires during fiscal year 2013, Mr. Watkins’, Mr. Merrick’s and Mr. Carchedi’s compensation was not established through the TLR process. To establish the compensation opportunities for Mr. Watkins, Mr. Merrick and Mr. Carchedi, Covidien considered a market study prepared by its compensation committee’s independent compensation consultant, Steven Hall and Partners. This market study included information regarding base salary, annual cash incentive awards and the value of equity awards and compiled data derived from the 2011 Towers Watson U.S. General Industry survey. Covidien’s independent compensation consultant weighted the survey job matches based on company revenue and industry in order to utilize survey data for companies of similar size to Mallinckrodt. Covidien then established Mr. Watkins’, Mr. Merrick’s and Mr. Carchedi’s compensation opportunities based on the results of that process.

In connection with the separation, Frederic W. Cook & Co, Inc. (“Cook & Co.”) was retained prior to the separation and the Compensation Committee specifically requested a report from Cook & Co. assessing the competitiveness of the compensation of our Chief Executive Officer and other named executive officers when compared to compensation paid to similarly situated officers of companies in our new, post-separation peer group, as described in more detail on page 286. The following discusses the decision-making criteria for each component of compensation.

Base Salary. With respect to named executive officers, base salary for fiscal 2013 pre-separation was based on individual performance and an assessment of the value of the individual to Covidien. In November, 2012, Covidien’s compensation committee approved a salary increase from $650,000 to $682,500 for Mr. Trudeau. Similarly, based in part upon the recommendation of Mallinckrodt’s CEO and considering each named executive officer’s post-separation level of responsibility, Covidien’s management approved an increase in Mr. Harbaugh’s base salary from $293,486 to $400,000, an increase in Mr. Watkins’ base salary from $375,000 to $380,000, an increase in Mr. Edwards’ base salary from $335,140 to $375,000 and an increase in Mr. Silver’s base salary from $299,227 to $308,204.

Post-separation, our Compensation Committee, based in part upon the recommendation of Mallinckrodt’s CEO and considering each named executive officer’s post-separation level of responsibility, experience and market data for similar positions at companies in our peer group in July 2013, approved an increase in Mr. Harbaugh’s base salary from $400,000 to $440,000, an increase in Mr. Watkins’ base salary from $380,000 to $400,000, an increase in Mr. Edwards’ base salary from $375,000 to $400,000, an increase in Mr. Merrick’s base salary from $325,000 to $370,000, and an increase in Mr. Carchedi’s base salary from $375,000 to $425,000.

The Compensation Committee, based in part upon the recommendation of its independent compensation consultant, Cook & Co., and input from the full Board and considering the post-separation level of responsibility and market data for similar positions at companies in our peer group, approved an increase in Mr. Trudeau’s base salary from $682,500 to $900,000 in July 2013.

Annual Incentive Compensation. During fiscal 2013, each named executive officer participated in the Covidien 2013 Annual Incentive Plan (“Covidien 2013 AIP”), which is a component of the Covidien Stock and Incentive Plan. At the beginning of the fiscal year pre-separation, the Covidien Compensation Committee established performance measures and goals, which included various core financial and strategic focus metrics, performance targets for each metric, including minimum threshold performance requirements to earn an award, and maximum performance goals. Post-separation, the Compensation Committee established an additional overall funding metric to supplement the existing metrics inherited from the Covidien 2013 AIP and to provide the Compensation Committee flexibility to assess the quality of the individual performance results as well as other factors related to the separation. As discussed under the heading “2013 Annual Incentive Awards” below, each named executive officer had core financial metrics of sales growth and operating income and each named executive officer other than Mr. Trudeau had a strategic focus component which was based on core competencies and individual performance goals, while Mr. Trudeau’s strategic focus component was based on gross margin and inventory metrics. Individual award targets, expressed as a percentage of base salary, were initially set by Covidien for each named executive officer based on the executive’s level of responsibility and performance review.

Pre-separation, Covidien management, based in part upon the recommendation of Mallinckrodt’s CEO and considering each named executive officer’s post-separation level of responsibility and market data for similar positions at companies in our peer group, approved increases to the target bonus opportunities for the annual incentive plan as percentages of annual base salary for Mr. Harbaugh—from 50% to 60%; and Mr. Edwards—from 45% to 50% in December 2012.

Post-separation, the Compensation Committee, based in part upon the recommendation of Mallinckrodt’s CEO and considering each named executive officer’s post-separation level of responsibility and market data for similar positions at companies in our peer group, approved further increases to the target bonus opportunities for the annual incentive plan as percentages of annual base salary as follows: Mr. Harbaugh—from 60% to 70%; Mr. Edwards—from 50% to 60%; Mr. Merrick—from 55% to 60%; and Mr. Carchedi—from 55% to 60% in July 2013. The Compensation Committee, based in part upon the recommendation of Cook & Co., input from the full Board and considering the post-separation level of responsibility and market data for similar positions at companies in our peer group, approved an increase to the target bonus opportunity for the annual incentive plan as a percentage of annual base salary for Mr. Trudeau—from 80% to 100% in July 2013.

After the close of the fiscal year, the Compensation Committee received a report from management regarding the performance of Mallinckrodt against the pre-established performance goals. Awards were based on each named executive officer’s individual award target percentage and Mallinckrodt’s performance relative to the specific performance goals, as certified by the Compensation Committee, and, with respect to named executive officers other than Mr. Trudeau, considering attainment of each officer’s individual performance goals.

Long-Term Incentive Compensation. During fiscal 2013, named executive officers were eligible to receive long-term incentive compensation awards pursuant to the Covidien Stock and Incentive Plan pre-separation, and then post-separation under the Mallinckrodt Pharmaceuticals Stock and Incentive Plan. In establishing the value of the fiscal 2013 long-term incentive compensation awards for each named executive officer other than Mr. Trudeau, Covidien’s management considered individual performance, including TLR performance ratings, the officer’s total compensation and mix of compensation for the previous fiscal year, the resulting compensation mix projected for fiscal 2013, the officer’s level of responsibility and previous equity grants. Mr. Merrick, who started after the fiscal 2013 long-term incentive award planning was completed, received a pro-rated long-term incentive award based on his target long-term incentive component as previously approved by Covidien in connection with his commencement of employment with Covidien. Post-separation, the Compensation Committee, based in part upon the recommendation of Mallinckrodt’s CEO and considering each named executive officer’s post-separation level of responsibility and market data for similar positions at companies in our peer group, approved an increase to the long-term incentive compensation award targets as percentages of annual base salary as follows: Mr. Harbaugh—from 70% to 175%; Mr. Watkins—from 80% to 120%; Mr. Edwards—from 70% to 120%; Mr. Merrick from 70% to 160%; and Mr. Carchedi—from 70% to 160% in July 2013. The Compensation Committee, based in part upon the recommendation of Cook & Co., input from the full Board and considering Mr. Trudeau’s post-separation level of responsibility and market data for similar positions at companies in our peer group, approved an increase to the long-term incentive compensation award target as a percentage of annual base salary for Mr. Trudeau—from 200% to 400%.

Compensation Consultant. The Compensation Committee utilizes the services of independent compensation consultants from time to time and has the sole authority to retain, compensate and terminate any such compensation consultants. Steven Hall & Partners, Covidien’s independent compensation consultant, prepared a number of studies comparing the pre-separation compensation of our named executive officers with compensation of similarly-situated executive officers in peer group companies. In anticipation of the separation, the Compensation Committee reconsidered the use of a Covidien-retained compensation consultant and decided to retain a different compensation consultant. Accordingly, in April 2013, subject to the separation of Mallinckrodt from Covidien, the Compensation Committee directly engaged Cook & Co. as its independent compensation consultant. The Compensation Committee has assessed the independence of Cook & Co. and determined that the compensation consultant is independent and that no conflicts of interest exist currently or existed during fiscal 2013. Cook & Co. reports directly to the Compensation Committee and does not provide services to, or on behalf of, any other part of our business. Cook & Co. also has been retained by the Nominating and Governance Committee as its independent compensation consultant in all matters relating to non-employee director compensation. A representative of Cook & Co. reviews Compensation Committee materials, attends Compensation Committee meetings, assists the Compensation Committee with program design, generally provides advice to the Compensation Committee as compensation issues arise and provides recommendations on certain specific aspects of our compensation programs.

Peer Group. When reviewing compensation programs for the named executive officers, the Compensation Committee considers the compensation practices of specific peer companies in the same industry of reasonably similar size to us, as well as compensation data from general industry published surveys. Our initial specific peer group was established by Covidien pre-separation with the assistance of the Covidien compensation committee’s independent compensation consultant, Steven Hall & Partners. With the assistance of Cook & Co., the Compensation Committee analyzed this peer group to determine whether the peer group was appropriate for us as a stand-alone company post-separation. Based on this analysis, the Compensation Committee concluded that the members of the group should be expanded for greater statistical significance and representation of the market for which we compete for executive talent. In refining its peer group selection, the Compensation Committee considered various factors, including the industry sector, revenue, net income, market capitalization and number of employees. The following table sets forth the post-separation peer group approved by the Compensation Committee:

Mylan Inc.	Hologic, Inc.
Actavis Inc. (formerly Watson Pharmaceuticals, Inc.)	Vertex Pharmaceuticals Incorporated
Shire plc	Regeneron Pharmaceuticals, Inc.
Hospira, Inc.	Alexion Pharmaceuticals, Inc.
Forest Laboratories, Inc.	Cubist Pharmaceuticals, Inc.
Perrigo Company	United Therapeutics Corporation
Valeant Pharmaceuticals International, Inc.	Salix Pharmaceuticals, Ltd.
Endo Health Solutions, Inc.	Jazz Pharmaceuticals plc
Warner Chilcott Ltd.	Impax Laboratories, Inc.

2013 Annual Incentive Awards

Mallinckrodt’s payment of fiscal 2013 annual incentive awards to the named executive officers was subject to the achievement of core financial and strategic focus metrics established pursuant to the Covidien 2013 AIP. For fiscal 2013, there were two core financial metrics which were weighted 35% each and which accounted for, in the aggregate, 70% of the performance multiplier. The strategic focus metrics accounted for the remaining 30% of the performance multiplier. The following describes the core financial and strategic focus metrics applicable to each named executive officer for fiscal 2013 as well as the process employed by Mallinckrodt to calculate the performance multiplier and final payouts to named executive officers under the 2013 AIP.

Core Financial Metrics. The two core financial metrics for fiscal 2013, established pre-separation by Covidien and ratified by the Compensation Committee, were operating income and sales growth for the Pharmaceuticals business of Covidien. While operating income was measured on a Company wide basis for all named executive officers, sales growth was measured on a Company wide basis for named executive officers other than Messrs. Merrick and Carchedi who were measured against the sales growth targets for their respective divisions.

Strategic Focus Metrics. The strategic focus metrics for Mr. Trudeau, established pre-separation by Covidien and ratified by the Compensation Committee, were gross margin and net inventory for the pharmaceutical segment. The strategic focus component for the other named executive officers was represented by their individual performance rating. Under the Covidien performance management process, the performance rating was based on core competencies established by Covidien and individual performance goals approved by the manager of each named executive officer, pre-separation, according to the process described below.

At the start of fiscal 2013, Covidien established six core competencies which were company-wide initiatives utilized to assess a portion of certain employees’ performance during fiscal 2013. Also at the start of fiscal 2013, corporate goals were established by Mr. Trudeau and the members of his executive team for the Company.

The following chart summarizes the 2013 AIP design, including the performance targets and performance scores for the core financial metrics for each named executive officer as well as the performance target and performance scores for the strategic focus metrics for Mr. Trudeau. Please refer to the discussion that immediately follows this chart for more detail regarding the calculation of the performance multiplier for the strategic focus component for named executive officers other than Mr. Trudeau, as well as the final payout under the 2013 AIP for each named executive officer.

Fiscal 2013 Annual Incentive Plan Design Summary

Executive Officer	Performance Metric	Weight	Performance Target(1)	Performance Results	Performance Multiplier	Weighted Performance Multiplier
			(dollars in millions)
Mark Trudeau	Operating Income	35%	$377.6	$376.3	96.64%	33.82%
	Sales Growth	35%	6.8%	8.2%	169.37%	59.28%
	Gross Margin	15%	46.5%	44.8%	59.93%	8.99%
	Net Inventory	15%	$350.0	$356.2	91.10%	13.67%

Performance Multiplier Total
Matthew Harbaugh	Operating Income	35%	$377.6	$376.3	96.64%	N/A
Ian Watkins
Peter Edwards	Sales Growth	35%	6.8%	8.2%	169.37%	N/A
David Silver

Performance Multiplier for Core Financial Metrics Only
Stephen Merrick	Operating Income	35%	$377.6	376.3	96.64%	N/A
	Sales Growth-International	35%	8.6%	-0.6%	0%	N/A

Performance Multiplier for Core Financial Metrics Only					48.32%	N/A
Stefano Carchedi	Operating Income	35%	$377.6	376.3	96.64%	N/A
	Sales Growth-North America	35%	6.6%	11.9%	200%	N/A

Performance Multiplier for Core Financial Metrics Only					148.32%	N/A

(1)	The performance metrics used for compensation purposes include non-GAAP financial measures which exclude the effects of anticipated one-time, generally non-recurring items which the Compensation Committee believes may mask the underlying operating results and/or business trends of the business segment. The categories of these anticipated extraordinary items are identified at the beginning of the fiscal year when the performance measure is approved and, for the Mallinckrodt 2013 AIP, included certain restructuring charges, revenue adjustments related to businesses exited or sold, acquisitions, goodwill or other intangible asset impairment charges, shareholder and other litigation charges, certain legacy tax matters and costs related to separation.

For the 2013 AIP, the performance targets were calculated as follows:

•	Operating income is the operating income of Mallinckrodt as Covidien’s Pharmaceutical business pre-separation and on a consistent basis post-separation, calculated using the currency exchange rate applied in setting our annual operating plan in order to eliminate the effect of currency exchange rate fluctuations.

•	Sales growth is the total change in net trade sales of Mallinckrodt as Covidien’s Pharmaceutical business pre-separation and on a consistent basis post-separation for fiscal 2013 in U.S. dollars, calculated using fiscal 2012 currency exchange rates divided by fiscal 2012 net trade sales.

•	Gross margin is gross margin dollars of Mallinckrodt as Covidien’s Pharmaceutical business pre-separation and on a consistent basis post-separation, divided by net sales dollars, where gross margin dollars is calculated by adjusting sales primarily for product costs, variances in plant, freight costs, royalties, warehousing, inventory adjustments and currency exchange rate fluctuations.

•	Net Inventory is the balance sheet Inventories excluding Global Medical Imaging inventory at distribution centers located outside of the United States and Canada.

Our sales growth exceeded the 2013 AIP target performance level, while operating income, gross margin and net inventory did not meet the target performance level. Payout under the 2013 AIP to Mr. Trudeau was made at 115.76% of target performance level (i.e., by application of a performance multiplier of 115.76%).

With respect to the other named executive officers, pool funding under the 2013 AIP was determined solely on the results of the core financial metrics. For Messrs. Harbaugh, Watkins, Edwards and Silver it was based on a performance multiplier of 133%, which represents an equal weighting of the 96.64% and 169.37% performance multipliers for the operating income and sales growth core financial metrics, respectively. For Messrs. Merrick and Carchedi, it was based on the equal weighting of the Company operating income and the sales growth metric for their respective divisions. A preliminary payout was determined using a weighted average of 70% based on the core financial metrics performance multiplier and 30% based upon the strategic focus component multiplier.

As stated above, the strategic focus metrics for named executive officers other than Mr. Trudeau consisted of core competencies established by Covidien and individual performance goals approved by each named executive officer’s pre-separation manager.

For fiscal 2013, the individual performance goals approved for the named executive officers other than Mr. Trudeau included certain corporate level objectives, primarily related to the successful achievement of the Company’s separation from Covidien and establishment of Mallinckrodt as a newly independent public company and certain business level objectives, primarily related to the successful achievement in advancing the Company’s product pipeline, as well as the achievement of certain objectives focused on operational excellence and customer satisfaction.

Immediately after the conclusion of fiscal 2013, the Chief Executive Officer conducted a performance evaluation for each executive officer by assessing the executive officer’s performance during fiscal 2013 against each of the six core competencies and individual performance goals. During this process, each named executive officer’s individual performance rating was categorized as exceeding, achieving, partially achieving or not achieving the stated objective. The Chief Executive Officer then determined a strategic focus component performance modifier based on the performance rating and the schedule below:

Performance Rating	Target	Strategic Focus Component
Exceeding	150%	125%-175%
Achieving	100%	75%-125%
Partially Achieving	50%	25%-75%
Not Achieving	0	0%

Once the strategic focus component performance modifier was determined, Mallinckrodt calculated a preliminary payout for each named executive officer based on both the core financial metrics and the strategic focus component. The Chief Executive Officer then reviewed the preliminary payout and adjusted, if appropriate, the amount of the payout based on individualized performance, additional contributions by the named executive officer that were not captured within the parameters of the core competencies or individual performance goals, and the amount of the payout calculated solely based on the core financial metrics in order to align more closely the final payout with our financial performance and available pool funding.

The following chart lists the performance multiplier for the core financial metrics only, the payout based only on the performance multiplier for the core financial metrics (“CFM”), the performance multiplier for both the CFM and the strategic focus metrics (“SFM”), the preliminary payout amount determined by application of the performance multiplier for both the CFM and the SFM and the final payout made to each named executive officer. The chart also lists, for Mr. Trudeau, the performance multiplier applicable to his payout and his final payout amount.

Executive Officer	Performance Multiplier for CFM Only	Payout Based on CFM Performance Multiplier Only (“Funded Amount”)	Performance Multiplier for CFM and SFM	Preliminary Payout Based on CFM and SFM Performance Multiplier	Final 2013 Annual Incentive Payout
Mark Trudeau	N/A	N/A	1.1576x	N/A	$885,564
Matthew Harbaugh		$365,764	1.46x	$400,410	$402,021
Ian Watkins		$319,212	1.41x	$338,648	$331,021
Peter Edwards		$279,311	1.31x	$274,267	$280,020
Stephen Merrick		$67,044	0.64x	$88,556	$90,000
David Silver		$122,978	1.23x	$113,823	$113,823
Stefano Carchedi		$354,578	1.11x	$266,134	$266,000

From time to time, the Compensation Committee may also grant discretionary bonuses to reward employees for performance that has greatly exceeded the employee’s objectives and goals or the employee has made a unique contribution to the Company during the year or when other factors and circumstances warrant. The Compensation Committee approved a one-time special discretionary bonus award to Mark Trudeau, our President and Chief Executive Officer, to recognize his leadership and work related to the separation from Covidien, including the advancement of strategic initiatives in fiscal 2013 to position Mallinckrodt for success as an independent public company. The special discretionary bonus award in the amount of $100,000 was approved on November 21, 2013 by the Compensation Committee, subject to the completion by Deloitte & Touche LLP’s audit of the Company’s consolidated and combined financial statements.

Long-Term Incentive Awards

The Compensation Committee uses annual long-term incentive compensation to deliver competitive total direct compensation opportunities that recognize employees for their contributions to the Company and align named executive officers with shareholders in focusing on long-term growth and stock performance.

For the 2013 fiscal year, our long-term incentive compensation program consisted of grants of restricted units and non-qualified stock options, some of which were awarded by Covidien pre-separation in November 2012 (and granted in December 2012) and some of which were granted by the Compensation Committee in connection with the separation in July 2013. The off-cycle, initial post-separation grants in July 2013, which consisted of an equal mix of non-qualified stock options and restricted units, were made pursuant to our Stock and Incentive Plan, which became effective in July 2013 (see “Initial Equity Grant” discussion on pages 292 and 293). The Compensation Committee believes that the 50/50 mix of options and restricted units for the Initial Equity grants was appropriate to balance upside reward and downside value risk. Going forward, we expect to issue annual equity grants on the first New York Stock Exchange trading day of the second quarter of each fiscal year. In November 2013, the Compensation Committee awarded the named executive officers fiscal 2014 annual equity grants, which consisted of a mix of non-qualified stock options (weighted 40%), restricted units (weighted 20%), and performance units (weighted 40%). Consistent with the timing described above, these awards were issued on January 2, 2014.

The Compensation Committee determines equity awards by establishing a dollar value for each named executive officer and then converting this dollar value to equity based on grant-date fair values.

By using this value approach, the number of stock options and restricted units will vary from year to year based on, among other things, our stock price at the time of grant, even though the awards may have the same dollar value under the Compensation Committee’s valuation methodologies.

Outstanding Performance Units (pre-separation)

Prior to the separation, named executive officers had previously received from Covidien performance units with performance-based vesting based on relative total shareholder return for each of the fiscal 2011—2013 performance period (the “Fiscal 2011 Performance Units”) and the fiscal 2012—2014 performance period (the “Fiscal 2012 Performance Units”). In connection with the separation, the ending date for the performance period was accelerated to the date of the separation and, in November 2013, the Compensation Committee certified the results for each of these awards and determined that 200% of the Fiscal 2011 Performance Units are eligible for vesting, subject to continued time-based vesting through December 2013, and 168% of the Fiscal 2012 Performance Units are eligible for vesting, subject to continued time-based vesting through December 2014.

Fiscal 2013 Annual Equity Grants (pre-separation)

Prior to the separation, named executive officers were eligible to receive long-term incentive compensation awards, consisting of restricted units and non-qualified stock options on Covidien ordinary shares, pursuant to the Covidien Stock and Incentive Plan during fiscal 2013. Upon separation from Covidien, all outstanding equity awards held by active employees of the Company were converted into like-kind equity awards of the Company. Such equity awards were converted at equivalent value determined using the intrinsic value method. The original vesting provisions remained in effect for all equity awards.

Restricted units. Restricted units represent unissued ordinary shares; we do not issue stock until the applicable vesting requirements are satisfied. When the vesting requirements are satisfied, the executive receives ordinary shares without restriction. Restricted units granted to named executive officers during fiscal 2013 vest one-quarter annually beginning on the first anniversary of the grant date.

Non-qualified stock options. Non-qualified stock options generally permit a named executive officer to purchase ordinary shares at a per-share exercise price equal to the fair market value of ordinary shares on the date of grant. Fair market value is equal to the closing price of ordinary shares as reported on the New York Stock Exchange on the grant date. Options granted to named executive officers during the 2013 fiscal year generally have a 10 year term and vest one-quarter annually beginning on the first anniversary of the grant date.

Initial Equity Grant

On July 1, 2013, the Compensation Committee approved grants of initial equity awards to certain of Mallinckrodt’s executives, including the following grants to the named executive officers of Mallinckrodt:

Name	Grant Date Fair Value
Mark Trudeau	$7,203,333
Matthew Harbaugh	$770,357
Ian Watkins	$480,253
Peter Edwards	$480,253
Stephen Merrick	$592,304
Stefano Carchedi	$680,355

In establishing the dollar value for the July 2013 grants, the Compensation Committee reviewed comparable information from the newly established peer group, as well as information relating to equity grants made by companies in a similar spin-off situation. The Compensation Committee reviewed research prepared by Steven Hall and Partners and validated by Cook & Co., which indicated that equity awards listed in proxy statements for named executive officers in the first year after a spin-off were generally two to three times higher than equity grants made prior to the spin-off, with the two times level more prevalent. The research noted that the higher awards at the time of spin-off typically resulted in reduced award levels for the following year. Accordingly, after considering accounting cost, equity overhang and run-rate issues, the Compensation Committee granted initial awards with a value approximately one times the intended post-separation annual grant value for each named executive officer (two times for the CEO). The size of Mr. Trudeau’s initial equity grant was based on the terms of the February 1, 2012 letter agreement between Mr. Trudeau and Covidien, which provided that upon a spin-off of the Pharmaceuticals business, the spun-off entity would issue an initial equity award equal to at least two times a competitive annualized equity grant value for the CEO of a comparable company.

The objectives of the initial equity grant were to:

•	strengthen named executive officers alignment with shareholders; and

•	continue to motivate and retain named executive officers during the initial stages of a public launch.

For each individual, approximately 50% of the value of the grants was awarded in the form of restricted units and 50% of the value was awarded in the form of stock options. Each restricted unit award (except for Mr. Trudeau’s restricted unit award) and stock option award under these initial equity grants will vest in two equal amounts on each of July 1, 2016 and 2017. The stock option awards have an exercise price of $44.00 per share and a 10-year term. Mr. Trudeau’s restricted unit award vests in its entirety on July 1, 2018.

Other Benefits

Each of the benefits described below was chosen to support Mallinckrodt’s philosophy of providing a total rewards perspective to compensating its employees. Collectively, these benefits are intended to be competitive with Mallinckrodt’s peer companies.

Retirement Benefits. Covidien maintains six defined benefit pension plans for the benefit of U.S. employees associated with its Pharmaceuticals business. These pension plans have been frozen with respect to all future benefit accruals. No named executive officer is eligible to participate in any of these defined benefit plans because all such plans were frozen before each executive officer commenced employment with Mallinckrodt or Covidien. However, the named executive officers are eligible to participate in the Mallinckrodt Retirement Savings and Investment Plan (“Mallinckrodt Retirement Savings Plan”), which is Mallinckrodt’s 401(k) plan available to all eligible U.S. employees, and the Mallinckrodt Supplemental Savings and Retirement Plan (“Mallinckrodt Supplemental Savings Plan”), Mallinckrodt’s non-qualified deferred compensation plan in which executive officers and other senior employees may participate. The Mallinckrodt Supplemental Savings Plan provides benefits that participants, including our named executive officers, can receive above and beyond Internal Revenue Code limitations. For more information regarding the Mallinckrodt Supplemental Savings Plan, see “—Non-Qualified Deferred Compensation.”

Health and Welfare Benefits. The health and welfare benefits Mallinckrodt provides to the named executive officers are offered to all eligible U.S.-based employees and include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, business travel accident, personal and family accident, flexible spending accounts, short- and long-term disability coverage and an employee assistance program.

Perquisites. Although Mallinckrodt does not have a perquisite program, it maintains an executive physical program which offers comprehensive and coordinated annual physical examinations to certain senior-level employees. This program is available to Mr. Trudeau and all other senior executive officers, including the other named executive officers.

Employee Stock Purchase Plan. Effective October 1, 2013, Mallinckrodt began maintaining a broad-based employee stock purchase plan that provides eligible employees, including the named executive officers, with the opportunity to purchase Mallinckrodt ordinary shares. Eligible employees authorize payroll deductions to be made for the purchase of Mallinckrodt ordinary shares and Mallinckrodt provides a 15% matching contribution (25% for employees who did not receive an initial equity grant post-separation—the 25% match is limited to fiscal year 2014 after which the match will be 15%) on up to $25,000 of an employee’s payroll deductions in any calendar year. All shares are purchased on the open market by a designated broker and are required to be held by participants for 12 months after purchase.

Severance Benefits. Mallinckrodt maintains an executive severance plan which provides benefits to Mallinckrodt senior executives upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Severance benefits, in the form of base salary continuation, bonus and health benefits are generally payable for 18 months (24 months for our President and Chief Executive Officer) following a qualifying termination of employment. Receipt of these benefits is conditioned upon the named executive officer signing a release of any claims against Mallinckrodt.

Change in Control Benefits. Mallinckrodt maintains a change in control plan which provides benefits to certain Mallinckrodt senior executives upon an involuntary termination of employment or good reason resignation that occurs during a period shortly before and continuing after a change in control (a double trigger arrangement). Benefits are generally payable following a qualifying termination of employment in a lump-sum cash payment equal to 1.5 times (2 times for our President and Chief Executive Officer) the sum of the executive’s base salary and the average of the executive’s bonus for the previous three fiscal years. Additional benefits provided upon a change in control termination include full vesting of outstanding equity awards, continued subsidy for health plan premiums for an 18-month period (24 months for our President and Chief Executive Officer) and outplacement services. Receipt of change in control severance benefits is conditioned upon the executive signing a release of any claims against Mallinckrodt. The plan does not provide excise tax gross-ups.

Share Ownership Guidelines

To reinforce the alignment of management and shareholder interests, the Compensation Committee established share ownership guidelines. Under these guidelines, named executive officers are expected to hold equity with a value expressed as a multiple of base salary as follows:

President and Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

In determining an executive’s ownership, shares held directly as well as shares underlying restricted units are included. Shares underlying unexercised stock options and unvested performance units are not included in the calculation. Until the required ownership level is achieved, the executives are required to retain at least 50% of net profit shares. Net profit shares are shares remaining after payment of the exercise price, if applicable, and taxes upon the exercise of stock options, vesting of restricted stock, and earn-out of performance shares. Mallinckrodt’s Insider Trading Policy prohibits employees, including named executive officers, from engaging in transactions in puts, calls, cashless collars, options or similar rights and obligations involving Mallinckrodt securities, other than the exercise of a Mallinckrodt-issued stock option.

Deductibility of Executive Compensation

The Compensation Committee has generally intended to structure Mallinckrodt’s executive compensation in a manner designed to qualify for deductibility under Section 162(m) of the Code when consistent with Mallinckrodt’s overall compensation program objectives, while also maintaining maximum flexibility in the design of Mallinckrodt compensation programs and in making appropriate payments to named executive officers.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for the oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2014 Annual General Meeting of Shareholders, which will be filed with the Securities and Exchange Commission.

Human Resources and Compensation Committee

David R. Carlucci, Chairman

Diane H. Gulyas

Nancy S. Lurker

Executive Compensation Tables

Summary Compensation

As noted previously, during fiscal year 2013, we separated from Covidien. The information included in the Summary Compensation Table below reflects fiscal year 2013 compensation earned by our chief executive officer, chief financial officer and the three other most highly compensated executive officers in fiscal 2013 for services rendered to Covidien and its subsidiaries before separation (September 28, 2012 to June 27, 2013) and for services rendered to Mallinckrodt and its subsidiaries after separation (June 28, 2013 to September 27, 2013). The table also includes information for two additional individuals for whom disclosure would have been required but for the fact that they were no longer serving as executive officers on September 27, 2013. We refer to these seven individuals collectively as our “named executive officers.” For a more complete understanding of the table, please read the narrative following the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Mark C. Trudeau	2013	$723,942	$100,000	$4,315,055	$4,931,881	$885,564	$—	$84,347	$11,040,789
President and Chief	2012	$420,000	$225,000	$945,965	$623,096	$507,252	$—	$109,730	$2,831,044
Executive Officer

Matthew K. Harbaugh	2013	$380,554	$—	$581,814	$820,031	$402,021	$—	$33,283	$2,217,703
Senior Vice President and	2012	$334,723	$—	$428,537	$364,707	$205,543	$—	$34,295	$1,367,804
Chief Financial Officer

Ian J. Watkins	2013	$383,269	$50,000	$390,047	$454,413	$331,021	$—	$536,578	$2,145,328
Senior Vice President and
Chief Human Resources Officer

Peter G. Edwards	2013	$367,410	$—	$408,343	$460,007	$280,020	$—	$32,954	$1,548,734
Senior Vice President and	2012	$322,827	$—	$149,465	$81,535	$181,825	$—	$23,522	$759,174
General Counsel

Stephen Merrick	2013	$217,885	$—	$390,830	$429,695	$90,000	$—	$204,502	$1,332,912
Senior Vice President and
President, Commercial
Operations (International)

Stefano R. Carchedi	2013	$357,692	$75,000	$471,257	$523,872	$266,000	$—	$130,875	$1,824,696
Former Senior Vice
President and President,
Commercial Operations
(North America)

David E. Silver	2013	$246,518	$—	$132,088	$28,015	$113,823	$—	$1,124,851	$1,645,295
Former Senior Vice	2012	$296,881	$—	$211,517	$115,335	$149,998	$—	$21,985	$795,716
President, Portfolio
Management, Strategy, and
Business Development and
Licensing

Bonus (Column B) The amounts reported in Column B represent, for Mr. Trudeau, a one-time special discretionary bonus to recognize his leadership and work related to our separation from Covidien, including the advancement of strategic initiatives during the year to position the Company for success as an independent public company and for Messrs. Watkins and Carchedi, a one-time bonus in connection with the commencement of their employment during fiscal 2013.

Stock Awards (Column E) and Option Awards (Column F) These columns represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of restricted units and stock option awards issued to each of our named executive officers during the 2013 fiscal year as well as the incremental value for the grants of Covidien equity that converted to Mallinckrodt equity as of the date of the separation. The incremental value for the grants of Covidien equity that converted to Mallinckrodt equity is for Mr. Trudeau: $632,590; Mr. Harbaugh: $347,377; Mr. Watkins: $73,845; Mr. Edwards: $167,624; Mr. Carchedi: $63,634 and Mr. Silver: $12,400. Further information regarding the 2013 awards is included in the Fiscal 2013 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2013 Fiscal Year-End Table and Mallinckrodt’s Compensation Discussion and Analysis (“CD&A”).

Amounts in these columns do not correspond to the actual value that may be recognized by the named executive officers, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For additional information relating to assumptions made in the valuation for current year awards reflected in these columns, see Note 14 to Mallinckrodt’s annual consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus.

Non-Equity Incentive Plan Compensation (Column G) The amounts reported in Column G represent annual incentive cash awards paid to the named executive officers under our 2013 Annual Incentive Plan. For information regarding the calculation of these awards, see the CD&A, beginning on page 282.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H) No named executive officer is eligible to participate in a Mallinckrodt or Covidien defined benefit pension plan because all such plans were frozen before each executive officer commenced employment with Covidien.

All Other Compensation (Column I) The amounts reported in Column I represent the aggregate dollar amount for each named executive officer for employer contributions to the Retirement Savings Plan (including contributions by Covidien to the Covidien Retirement Savings Plan pre-separation), employer credits to the Supplemental Savings Plan (including contributions by Covidien to the Covidien Supplemental Savings and Retirement Plan pre-separation), relocation benefits, and tax reimbursements attributable to relocation benefits. The following table shows the specific amounts included in Column I of the Summary Compensation Table for fiscal 2013.

ALL OTHER COMPENSATION

Name and Principal Position	Contributions to Retirement Savings Plan	Credits to Supplemental Savings Plan	Perquisites and Other Personal Benefits	Severance Benefits	Relocation Benefits	Tax Reimbursements on Relocation Benefits	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Mark C. Trudeau	$15,300	$65,797	$3,250		—	—	$84,347
President and Chief Executive Officer
Matthew K. Harbaugh	$14,949	$18,334	—	—	—	—	$33,283
Senior Vice President and Chief Financial Officer
Ian J. Watkins	$17,302	$1,638	—	—	$513,747	$3,891	$536,578
Senior Vice President and Chief Human Resources Officer
Peter G. Edwards	$16,034	$16,921	—	—	—	—	$32,954
Senior Vice President, General Counsel
Stephen Merrick	$12,325	—	—	—	$167,268	$24,909	$204,502
Senior Vice President and President, Commercial Operations (International)
Stefano R. Carchedi	$17,896	$1,835	—	—	$67,495	$43,649	$130,875
Former Senior Vice President and President, Commercial Operations (North America)
David E. Silver	$11,126	$11,954	—	$1,101,772	—	—	$1,124,851
Former Senior Vice President, Portfolio Management, Strategy, and Business Development and Licensing

Perquisites & Other Personal Benefits (Column D)

Mr. Trudeau. The amount in Column D includes an annual physical under the Company’s executive physical program.

Severance Benefits (Column E)

Mr. Silver. The amount in Column E reflects severance cash payments received in fiscal year 2013 under the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives. It also includes a $1,000,000 termination bonus as part of a retention agreement between Mr. Silver and the Company.

Grants of Plan-Based Awards

The following table provides information concerning the annual incentive cash awards and equity incentive awards granted to each of our named executive officers in fiscal 2013, including equity awards granted by Covidien in fiscal 2013 pre-separation.

•	“AIP” is the annual incentive cash award payable pursuant to our 2013 Annual Incentive Plan.

•	“RSUs” are restricted unit awards subject to time-based vesting.

•	“Options” are nonqualified stock options subject to time-based vesting.

The table does not show equity awards granted by Covidien prior to fiscal year 2013 which were converted into Mallinckrodt equity awards in connection with the separation. For a more complete understanding of the table, please read the related narrative.

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	All other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (S/SH)	Grant Date Fair Value of Stock and Option Awards ($)
(A)	(B)		(C)	(D)	(E)	(F)	(G)	(H)	(I)
Mark C. Trudeau
AIP			$133,875	$765,000	$1,530,000
RSUs	12/3/2012	11/14/2012				17,138			$715,019
	7/1/2013					81,819			$3,600,036
Options	12/3/2012	11/14/2012					77,750	$41.73	$1,048,189
	7/1/2013						234,437	$44.00	$3,603,297

Matthew K. Harbaugh
AIP			$68,750	$275,000	$550,000
RSUs	12/3/2012	11/14/2012				3,517			$146,746
	7/1/2013					8,750			$385,000
Options	12/3/2012	11/14/2012					15,958	$41.73	$209,647
	7/1/2013						25,072	$44.00	$385,357

Ian J. Watkins
AIP			$60,000	$240,000	$480,000
RSUs	12/3/2012	11/14/2012				3,596			$150,027
	7/1/2013					5,455			$240,020
Options	12/3/2012	11/14/2012					16,303	$41.73	$214,180
	7/1/2013						15,630	$44.00	$240,233

Peter G. Edwards
AIP			$52,500	$210,000	$420,000
RSUs	12/3/2012	11/14/2012				2,729			$113,873
	7/1/2013					5,455			$240,020
Options	12/3/2012	11/14/2012					12,384	$41.73	$162,692
	7/1/2013						15,630	$44.00	$240,233

Stephen Merrick
AIP			$34,688	$138,750	$277,500
RSUs	3/1/2013	2/28/2013				2,057			$94,798
	7/1/2013					6,728			$296,032
Options	3/1/2013	2/28/2013					9,328	$46.08	$133,423
	7/1/2013						19,276	$44.00	$296,272

Stefano R. Carchedi
AIP			$59,766	$239,063	$478,125
RSUs	1/2/2013	12/20/2012				3,100			$131,225
	7/1/2013					7,728			$340,032
Options	1/2/2013	12/20/2012					14,061	$42.33	$183,549
	7/1/2013						22,142	$44.00	$340,323

David E. Silver
AIP			$23,115	$92.461	$184,922
RSUs	12/3/2012	11/14/2012				2,278			$119,688
Options	12/3/2012	11/14/2012					10,335	$52.53	$28,015

Non-Equity Incentive Plan Awards (Columns C through E) The amounts reported in Columns C through E reflect threshold, target and maximum award amounts for fiscal 2013 that were set by Covidien in fiscal year 2013 under its Annual Incentive Plan, but were paid post-separation pursuant to our 2013 Annual Incentive Plan, which is an element of our 2013 Stock and Incentive Plan. The actual amounts earned by each named executive officer pursuant to such awards are set forth in Column G of the Summary Compensation Table.

Stock Awards and Option Awards (Columns F and G) On December 3, 2012 and January 2, 2013, Covidien granted stock options and restricted units to employees, including certain named executive officers which vest one-quarter annually beginning on the first anniversary of the grant date. All Covidien awards are presented on a post-conversion basis; that is, grants of Covidien equity that were converted into Mallinckrodt equity have been reported as Mallinckrodt equity in this table. Mr. Silver terminated his employment with Covidien’s Pharmaceutical business pre-separation, and as such, Mr. Silver’s awards were not converted into Mallinckrodt equity awards. The grants issued by us on July 1, 2013 include stock options and restricted units, which (except for Mr. Trudeau’s restricted stock unit award which will vest in its entirety on July 1, 2018) will vest in two equal amounts on each of July 1, 2016 and 2017.

Grant Date Fair Value of Stock and Option Awards (Column I) This column represents the aggregate grant date fair value, computed in accordance with ASC 718 of restricted units and stock option awards issued to each of our named executive officers during the 2013 fiscal year as well as the incremental value for the 2013 fiscal year grants of Covidien equity that converted to Mallinckrodt equity as of the date of the separation. The incremental value for the 2013 fiscal year grants of Covidien equity that converted to Mallinckrodt equity is for Mr. Trudeau: $352,195; Mr. Harbaugh: $72,282; Mr. Watkins: $73,845; Mr. Edwards: $56,092; Mr. Merrick $45,471; and Mr. Carchedi: $63,634.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock option awards and unvested restricted unit and performance unit awards held by each named executive officer as of September 27, 2013. All Covidien awards are presented on a post-conversion basis; that is, grants of Covidien equity that were converted into Mallinckrodt equity have been reported as Mallinckrodt equity in this table. For a more complete understanding of the table, please read the footnotes that follow the table. Unless otherwise specified, the market value of outstanding stock awards in the table is calculated by multiplying the number of unvested restricted or performance units by $43.57, the closing price of our stock on September 27, 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)	(C)		(E)	(F)	(G)		(H)	(I)		(J)
Mark C. Trudeau	17,904	53,712	(1)	$37.8500	01/31/2022	18,359	(2)	$799,902	—		$—
		77,750	(3)	$41.7300	12/02/2022	17,284	(4)	$753,064
		234,437	(5)	$44.0000	06/30/2023	81,819	(6)	$3,564,854
Matthew K. Harbaugh	—	3,166	(7)	$34.5000	11/30/2019	413	(8)	$17,994	3,600	(21)	$156,852
	7,474	7,477	(9)	$31.1200	11/30/2020	897	(10)	$39,082	3,681	(22)	$160,376
	10,539	31,623	(11)	$33.6700	11/30/2021	6,307	(12)	$274,796
	1,726	5,186	(13)	$37.8500	01/31/2022	1,160	(14)	$50,541
	—	15,958	(3)	$41.7300	12/02/2022	3,545	(4)	$154,456
	—	25,072	(5)	$44.0000	06/30/2023	8,750	(6)	$381,238
Ian J. Watkins	—	16,303	(3)	$41.7300	12/02/2022	3,626	(4)	$157,983	—		$—
	—	15,630	(5)	$44.0000	06/30/2023	5,455	(6)	$237,674
Peter G. Edwards	1,996	1,998	(15)	$29.8900	05/31/2020	516	(16)	$22,482	3,372	(21)	$146,918
	—	7,007	(9)	$31.1200	11/30/2020	844	(10)	$36,773	4,202	(22)	$183,067
	—	8,326	(11)	$33.6700	11/30/2021	936	(12)	$40,782
	—	12,384	(3)	$41.7300	12/02/2022	2,751	(4)	$119,861
	—	15,630	(5)	$44.0000	06/30/2023	5,455	(6)	$237,674
Stephen Merrick	—	9,328	(17)	$46.0800	02/28/2023	2,065	(18)	$89,972	—		$—
	—	19,276	(5)	$44.0000	06/30/2023	6,728	(6)	$293,139
Stefano R. Carchedi	—	14,061	(19)	$42.3300	01/01/2023	3,112	(20)	$135,590	—		$—
	—	22,142	(5)	$44.0000	06/30/2023	7,728	(6)	$336,709
David E. Silver	2,690	—	(7)	$43.4400	06/28/2016	—		$—	1,411	(22)	$86,015
	2,936	—	(9)	$39.1800	06/28/2016
	3,118	—	(11)	$42.3900	06/28/2016
	2,583	—	(3)	$52.5300	06/28/2016

Footnotes

Unless otherwise specified, stock option and restricted unit awards vest one-quarter annually, beginning on the first anniversary of the grant date.

(1)	Represents stock options granted on February 1, 2012 to Mr. Trudeau in connection with his commencement of employment with Covidien.

(2)	Represents restricted units granted on February 1, 2012 to Mr. Trudeau in connection with his commencement of employment as President of Covidien’s Pharmaceuticals business; 6,296 of which vest fifty percent on each the 2nd and 3rd anniversaries of the grant date and 12,063 of which vest one-third on each the 2nd, 3rd and 4th anniversaries of the grant date.
(3)	Represents stock options granted on December 3, 2012. For Mr. Silver, the stock options represent a right-to-buy Covidien shares as he terminated prior to the separation from Covidien and his outstanding awards were not converted to Mallinckrodt awards.
(4)	Represents restricted units granted on December 3, 2012.
(5)	Represents stock options granted on July 1, 2013 in connection with the separation from Covidien which vest fifty percent on each the 3rd and 4th anniversaries of the grant date.
(6)	Represents restricted units granted on July 1, 2013 in connection with the separation from Covidien which vest fifty percent on each the 3rd and 4th anniversaries of the grant date; except for the grant to Mr. Trudeau which vests in full on the 5th anniversary of the grant date.
(7)	Represents stock options granted on December 1, 2009. For Mr. Silver, the stock options represent a right-to-buy Covidien shares as he terminated prior to the separation from Covidien and his outstanding awards were not converted to Mallinckrodt awards.
(8)	Represents restricted units granted on December 1, 2009.
(9)	Represents stock options granted on December 1, 2010. For Mr. Silver, the stock options represent a right-to-buy Covidien shares as he terminated prior to the separation from Covidien and his outstanding awards were not converted to Mallinckrodt awards.
(10)	Represents restricted units granted on December 1, 2010.
(11)	Represents stock options granted on December 1, 2011. For Mr. Silver, the stock options represent a right-to-buy Covidien shares as he terminated prior to the separation from Covidien and his outstanding awards were not converted to Mallinckrodt awards.
(12)	Represents restricted units granted on December 1, 2011.
(13)	Represents stock options granted on February 1, 2012 to Mr. Harbaugh as a supplemental award.
(14)	Represents restricted units granted on February 1, 2012 to Mr. Harbaugh as a supplemental award.
(15)	Represents stock options granted on June 1, 2010 to Mr. Edwards in connection with his commencement of employment with Covidien.
(16)	Represents restricted units granted on June 1, 2010 to Mr. Edwards in connection with his commencement of employment with Covidien.
(17)	Represents stock options granted on March 1, 2013 to Mr. Merrick in connection with his commencement of employment with Covidien.
(18)	Represents restricted units granted on March 1, 2013 to Mr. Merrick in connection with his commencement of employment with Covidien.
(19)	Represents stock options granted on January 2, 2013 to Mr. Carchedi in connection with his commencement of employment with Covidien.
(20)	Represents restricted units granted on January 2, 2013 to Mr. Carchedi in connection with his commencement of employment with Covidien.
(21)	Represents performance units granted on December 1, 2010 that vest at the end of the fiscal 2011—2013 performance cycle. In connection with the separation, the ending date for the performance period was accelerated to the date of the separation and the amounts reported in this column are based on achievement of maximum performance (200%) and are subject to time-based vesting for the balance of the performance cycle.
(22)	Represents performance units granted on December 1, 2011 that vest at the end of the fiscal 2012—2014 performance cycle. In connection with the separation, the ending date for the performance period was accelerated to the date of the separation and the amounts reported in this column are based on achievement through the separation date (168%) and are subject to time-based vesting for the balance of the performance cycle. For Mr. Silver, the number of shares were additionally prorated to reflect his separation on June 28, 2013 and the market value in the table is calculated by multiplying the number of unvested performance units by $60.96, the closing price of Covidien’s stock on September 27, 2013.

Option Exercises and Stock Vested

The following table provides information regarding the number of Covidien stock options that were exercised by named executive officers during fiscal 2013 before separation and the value realized from the exercise of such awards. The table also provides information regarding the vesting of Covidien restricted stock during fiscal 2013 before separation. The number of shares with respect to these Covidien stock options and Covidien restricted stock is presented on a pre-conversion basis; that is, exercises and vesting of Covidien options or restricted stock are reported as Covidien shares because these exercises and vesting events occurred pre-separation. Post-separation, no named executive officer exercised any Company stock options or became vested in any Mallinckrodt restricted units and performance unit awards (including Covidien restricted units and performance unit awards that converted to Mallinckrodt restricted units and performance unit awards at separation) during fiscal 2013.

FISCAL 2013 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(C)	(D)	(E)
Mark C. Trudeau	—	$—	5,176	$324,276
Matthew K. Harbaugh	4,590	$72,293	4,774	$283,535
Ian J. Watkins	—	$—	—	$—
Peter G. Edwards	4,550	$61,605	903	$54,532
Stephen Merrick	—	$—	—	$—
Stefano R. Carchedi	—	$—	—	$—
David E. Silver	10,161	$143,534	6,812	$408,245

Pension Benefits

No named executive officer is eligible to participate in a Mallinckrodt or Covidien defined benefit pension plan because all such plans were frozen before each executive officer commenced employment with Covidien.

Non-Qualified Deferred Compensation

The following table provides information with respect to fiscal 2013 non-qualified deferred compensation for each named executive officer. For more information regarding information contained in the table and the material terms of our non-qualified deferred compensation plan, please read the related narrative and footnotes that follow the table.

FISCAL 2013 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (#)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE ($)
(A)	(B)	(C)	(D)	(E)	(F)
Mark C. Trudeau	29,750	$65,797	$21,404	—	$181,701
Matthew K. Harbaugh	—	$18,334	$16,366	—	$88,106
Ian J. Watkins	—	$1,638	$15	—	$1,654
Peter G. Edwards	—	$16,921	$2,692	—	$33,913
Stephen Merrick	—	$—	$—	—	$—
Stefano R. Carchedi	—	$1,835	$18	—	$1,853
David E. Silver	—	$11,954	$25,647	—	$130,248

Executive Contributions in Last Fiscal Year (Column B) The amounts reported in Column B include amounts deferred by the named executive officers during the 2013 fiscal year under the Covidien plc Supplemental Savings and Retirement Plan (“Covidien Supplemental Savings Plan”) pre-separation and under our Supplemental Savings Plan post-separation. Each executive officer participated in the Covidien Supplemental Savings Plan pre-separation and participates in our Supplemental Savings Plan post-separation. We refer to both the Covidien Supplemental Savings Plan and our Supplemental Savings Plan in the narrative to this table as the Supplemental Savings Plan. Of the amounts reported in this column, the following amounts reflect deferrals from fiscal 2013 base salary that also are reported in Column C (Salary) of the Summary Compensation Table for 2013: Mr. Trudeau, $29,750.

Registrant Contributions in Last Fiscal Year (Column C) The amounts reported in Column C include amounts that Covidien credited to the Covidien Supplemental Savings Plan on behalf of the named executive officers during the 2013 fiscal year pre-separation and that we credited to our Supplemental Savings Plan on behalf of the named executive officers post-separation. These amounts are included in the amounts set forth in Column I of the Summary Compensation Table for fiscal 2013 and are specifically broken out in the footnote to Column D of the All Other Compensation Table.

Aggregate Earnings in Last Fiscal Year (Column D) The amounts reported in Column D include earnings credited to the named executive officer’s account in the Supplemental Savings Plan. Earnings on amounts credited to the Supplemental Savings Plan are determined by investment selections made by each named executive officer in investment alternatives that generally mirror investment choices offered under the Retirement Savings Plan (our 401(k) plan).

Aggregate Balance at Last Fiscal Year End (Column F) Upon separation, amounts credited to each executive officer’s account in the Covidien Supplemental Savings Plan were transferred to and credited under our Supplemental Savings Plan. As a result, the amount reported in Column F for each executive officer includes the executive officer’s total balance in our Supplemental Savings Plan as of September 27, 2013.

Supplemental Savings Plan. Under the Supplemental Savings Plan, participants, including named executive officers, may defer up to 50% of their base salary and 100% of their annual bonus. We provide matching credits based on the participant’s deferred base salary and bonus at the same rate such participant is eligible to receive matching contributions under the Retirement Savings Plan and Company credits on any cash compensation (i.e., base and bonus) that the participant earns during a calendar year in excess of applicable IRS limits ($255,000 for 2013). Participants are fully vested in matching and Company credits (including earnings on such credits) upon completion of two years of service. The Supplemental Savings Plan is a non-qualified deferred compensation plan that is maintained as an unfunded “top-hat” plan and is designed to comply with Internal Revenue Code Section 409A. Amounts credited to the Supplemental Savings Plan as participant deferrals or Company credits may also be credited with earnings (or losses) based upon investment selections made by each participant from investments that generally mirror investments offered under the Retirement Savings Plan. Participants may elect whether they will receive a distribution of their Supplemental Savings Plan account balances upon termination of employment or at a specified date. Distributions can be made in a lump sum or in up to 15 annual installments.

Under the Retirement Savings Plan, the Company makes an automatic contribution of three percent (3%) of an employee’s eligible pay, irrespective of whether the employee contributes to such plan. Additionally, we match fifty cents ($0.50) for every one dollar ($1.00) employees contribute, up to the first six percent (6%) of eligible pay.

Potential Payments upon Termination

Severance Plan. For all of the named executive officers, severance benefits are payable pursuant to the Mallinckrodt Severance Plan for U.S. Officers and Executives. Under the Severance Plan, benefits are payable to eligible executives, including named executive officers, upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Post-termination benefits consist of:

•	continuation of base salary for a period of 18 months (24 months for the Chief Executive Officer);

•	payment of 1.5 times the average of the executive’s bonus for the previous three fiscal years, paid over a period of 18 months (two times the average of the previous three fiscal year bonuses, paid over a period of 24 months for the Chief Executive Officer);

•	continuation of health and dental benefits at active employee rates for a period of up to 18 months (24 months for the Chief Executive Officer);

•	12 months accelerated vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable award agreement);

•	outplacement services, in our discretion, for up to 12 months; and

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates.

Upon a termination of employment other than for cause, including an involuntary termination of employment where the executive becomes eligible for severance benefits, executives, including named executive officers, forfeit all unvested restricted unit and performance unit awards and any stock options which do not vest within 12 months after the executive’s employment termination date.

Change in Control Plan. For all named executive officers, change in control severance benefits are payable pursuant to the Mallinckrodt Change in Control Severance Plan for Certain U.S. Officers and Executives. Under the Change in Control Plan, benefits are payable to eligible executives, including named executive officers, only if the plan’s double trigger requirements are satisfied, meaning that, in order to receive any of the following benefits, the executive must experience an involuntary termination of employment or good reason resignation during a period that begins 60 days before and ends 2 years after a change in control. Post-termination benefits consist of:

•	a single lump sum payment equal to 18 months of the executive’s base salary (24 months for the Chief Executive Officer);

•	a single lump sum payment equal to 1.5 times the average of the executive’s bonus for the previous three fiscal years (2 times the average of the previous three fiscal year bonuses for the Chief Executive Officer);

•	continuation of health and dental benefits at active employee rates for a period of up to 18 months (24 months for the Chief Executive Officer);

•	full vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable option agreement);

•	full vesting of unvested restricted unit awards which are subject solely to time-based vesting;

•	full vesting of unvested performance unit awards if, and to the extent that, the Compensation Committee determines that the applicable performance criteria have been or will be attained or would have been attained during the 18-month period after the executive’s employment terminates (24-month period for the Chief Executive Officer);

•	outplacement services, in our discretion, for up to 12 months; and

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates.

The payment of benefits under our Severance Plan and our Change in Control Plan is conditioned upon the executive executing a general release in favor of the Company and is subject to the terms of the Non-Competition, Non-Solicitation, and Confidentiality Agreement by and between the executive and the Company, under which the executive agreed not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers, for a period of one year following termination of employment. We may cancel benefits that are payable or seek to recover benefits previously paid if the executive does not comply with these provisions or violates the release of claims. Payments may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

Upon a termination of employment for cause, executives, including named executive officers, are not eligible for severance benefits under our Severance Plan or our Change in Control Plan and forfeit all unvested stock options, restricted unit and performance unit awards. In addition, the stock option, restricted unit and performance unit awards include a “claw-back” feature pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options, or the vesting of any restricted unit or performance unit award, during the 12-month period that occurs immediately prior to the executive officer’s involuntary termination of employment for cause. For purposes of our Severance Plan and our Change in Control Plan, as well as the “claw-back” feature discussed in the preceding sentence, “cause” means substantial failure or refusal of the named executive officer to perform the duties and responsibilities of his job as required by the Company, violation of any fiduciary duty owed to the Company, conviction of a felony or misdemeanor, dishonesty, theft, violation of Company rules or policy, including a violation of our Guide to Business Conduct, or other egregious conduct that has or could have a serious and detrimental impact on the Company and its employees.

Other Termination Benefits. The terms of our annual incentive plan and equity plan provide for certain benefits upon a named executive officer’s termination of employment due to death, disability or retirement. For this purpose, normal retirement occurs where an executive officer terminates employment after attaining age 60 and the sum of the executive’s age and years of service equals at least 70. Under the annual incentive plan, named executive officers are eligible to receive a pro-rated annual incentive cash award based on the number of days that the executive officer was employed by the Company during the fiscal year upon death, disability or normal retirement. Under the equity plan, named executive officers are eligible to receive full vesting of stock options, restricted units and performance units upon death, disability or normal retirement.

Retention Agreements. The following describes the benefits that Covidien agreed to provide to certain named executive officer as part of its retention program, and which we have assumed as part of the separation.

Mr. Harbaugh. The retention agreements entered into with Mr. Harbaugh provides that Mr. Harbaugh is eligible to receive a spin bonus or termination bonus. The spin bonus, which is payable on the six-month anniversary of the completion of the separation if Mr. Harbaugh remains continuously employed by us through such anniversary date, equals $139,755. The termination bonus, which is payable if, before the six-month anniversary of the completion of the separation, we involuntarily terminate Mr. Harbaugh’s employment, or he resigns from employment for good reason, or if he dies or becomes permanently disabled, equals $750,000.

Mr. Edwards. The retention agreement entered into with Mr. Edwards provides that Mr. Edwards is eligible to receive a spin bonus or termination bonus. The spin bonus, which is payable on the six-month anniversary of the completion of the separation if Mr. Edwards remains continuously employed by us through such anniversary date, equals $157,951. The termination bonus, which is payable if, before the six-month anniversary of the completion of the separation, we involuntarily terminate Mr. Edwards’ employment, Mr. Edwards resigns from employment for good reason, or Mr. Edwards dies or becomes permanently disabled, equals $500,000.

All of the retention agreements discussed above require the forfeiture of retention benefits in the event that Mallinckrodt terminates the named executive officer’s employment for cause. The retention agreements also subject the payment of retention benefits to the named executive officer complying with the Mallinckrodt Guide to Business Conduct (or successor guide to business conduct), preserving confidentiality on the terms and conditions of any transaction or the status of any negotiations relating to any transaction, and cooperating with efforts surrounding a sale or spin-off transaction.

For purposes of the Severance Plan, the Change in Control Plan and the retention agreements, “cause” means substantial failure or refusal of the named executive officer to perform the duties and responsibilities of his job as required by Mallinckrodt, violation of any fiduciary duty owed to Mallinckrodt, conviction of a felony or misdemeanor, dishonesty, theft, violation of Mallinckrodt rules or policy, including a violation of the Mallinckrodt Guide to Business Conduct, or other egregious conduct that has or could have a serious and detrimental impact on Mallinckrodt and its employees.

For purposes of the Change in Control Plan and the retention agreements, “good reason” means any retirement or termination of employment by the named executive officer that is not initiated by Mallinckrodt and that is caused by any one or more of the following events, in each case, without the named executive officer’s written consent: (i) assignment to the named executive officer of any duties inconsistent in any material respect with the named executive officer’s authority, duties or responsibilities as in effect immediately prior to the change in control or effective date of the retention agreement, as applicable; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the named executive officer is required to report as in effect immediately prior to the change in control or effective date of the retention agreement, as applicable; (iii) a material change in the geographic location at which the named executive officer must perform services to a location which is more than 50 miles from the named executive officer’s principal place of business immediately preceding the change in control or effective date of the retention agreement, as applicable; (iv) a material reduction in the named executive officer’s compensation and benefits, taken as a whole, as in effect immediately prior to the change in control or effective date of the retention agreement, as applicable; (v) solely with respect to the Change in Control Plan, Mallinckrodt’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Mallinckrodt’s obligations to the named executive officer under such plan; or (vi) a material diminution in the budget over which the named executive officer retains authority. Additionally, “good reason” will only exist if the named executive officer provides written notice stating the good reason event, Mallinckrodt does not cure such event, and the named executive officer terminates employment within a certain period of time after the end of the cure period.

The table below reflects the amount of compensation that would become payable to each of our named executive officers, other than Messrs. Carchedi and Silver, under existing plans if the named executive officer’s employment had terminated on September 27, 2013, the last day of our 2013 fiscal year, given the named executive’s service levels as of such date and, if applicable, based on our closing stock price as of that date, which was $43.57. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options and benefits available generally to salaried employees, such as distributions under the Retirement Savings Plan.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and years of service, the attained level of performance for performance units, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment. We have not included Messrs. Carchedi and Silver in these tables, as benefits payable to each of them are described below under “Separation Agreements.” For a more complete understanding of the table, please read the narrative disclosures that follow the table.

POTENTIAL PAYMENTS UPON TERMINATION

Name and Termination Scenario	Cash Severance	Bonus(1)	Option Awards	Stock Awards	Welfare Benefits and Outplacement	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)
Mark C. Trudeau
Involuntary Termination (other than for cause)	$3,321,756	$765,000	$138,175	$—	$54,390	$4,360,418	(2)
Death or Disability	$—	$765,000	$450,293	$5,117,819	$—	$6,414,209	(2)
Change in Control Termination	$3,321,756	$765,000	$450,293	$5,117,819	$54,390	$9,790,355	(2)
Matthew K. Harbaugh
Involuntary Termination (other than for cause)	$1,691,943	$275,000	$196,834	$—	$47,023	$2,210,800
Death or Disability	$750,000	$275,000	$493,899	$1,265,883	$—	$2,784,781
Change in Control Termination	$1,691,943	$275,000	$493,899	$1,265,883	$47,023	$3,773,748
Ian J. Watkins
Involuntary Termination (other than for cause)	$960,000	$240,000	$7,498	$—	$47,023	$1,273,461	(2)
Death or Disability	$—	$240,000	$29,998	$395,659	$—	$684,597	(2)
Change in Control Termination	$960,000	$240,000	$29,998	$395,659	$47,023	$1,691,620	(2)
Peter G. Edwards
Involuntary Termination (other than for cause)	$1,332,322	$210,000	$98,408	$—	$47,023	$1,687,753
Death or Disability	$500,000	$210,000	$196,997	$822,427	$—	$1,729,425
Change in Control Termination	$1,332,322	$210,000	$196,997	$822,427	$47,023	$2,608,770
Stephen Merrick
Involuntary Termination (other than for cause)	$867,188	$138,750	$4,291	$—	$47,023	$1,069,577	(2)
Death or Disability	$—	$138,750	$17,164	$383,111	$—	$551,350	(2)
Change in Control Termination	$868,151	$138,750	$17,164	$383,111	$47,023	$1,465,560	(2)

(1)	The amount reflected assumes bonus payout at 1x of target.
(2)	Also includes employer contributions to the Retirement Savings Plan and Company credits to the Supplemental Savings Plan that will become fully vested upon an involuntary termination of employment (other than for cause), death or disability or a change in control termination for Mr. Trudeau ($15,300 and $65,797), Mr. Watkins ($17,302 and $1,638) and Mr. Merrick ($12,325 and $0). All other named executive officers are fully vested in employer contributions and Company credits.

Cash Severance (Column B)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Trudeau, the cash severance amount in this scenario represents continuation of the named executive officer’s base salary, as of September 27, 2013, for an 18-month severance period, plus an amount equal to 1.5 times the average of the named executive officer’s annual incentive cash awards for the previous three fiscal years (i.e., fiscal 2012, 2011 and 2010), payable during the 18-month severance period and on our normal payroll schedule. For Mr. Trudeau, the amount represents continuation of his base salary, as of September 27, 2013, for a 24-month severance period, plus an amount equal to two times the average of his annual incentive cash awards for the previous three fiscal years, payable during the 24-month severance period and on our normal payroll schedule. For Messrs. Harbaugh and Edwards, the cash severance amount includes the termination bonus under their respective retention agreements.

Change in Control Termination. For all named executive officers, we assume that such executive officers experience an involuntary termination of employment (other than for cause) after the change in control which renders them eligible for benefits under the Mallinckrodt Change in Control Plan. Accordingly, the cash severance amount for all named executive officers other than Mr. Trudeau represents a lump-sum payment equal to 1.5 times the named executive officer’s base salary, as of September 27, 2013, plus an amount equal to 1.5 times the average of the named executive officer’s annual incentive cash awards for the previous three fiscal years (i.e., fiscal 2012, 2011, and 2010). For Mr. Trudeau, the amount represents a lump-sum payment equal to two times his base salary, as of September 27, 2013, plus an amount equal to two times the average of his annual incentive cash awards for the previous three fiscal years.

Applicable to both the cash severance termination scenarios, in situations where the named executive officer did not have a full three year history of annual incentive cash awards due to not having commenced employment prior to fiscal 2010, the average calculated represents a prorated average calculated as the sum of the annual incentive cash awards divided by the length of service provided during the prior three fiscal years.

Bonus (Column C)

Involuntary Termination (other than for cause). In the case of an involuntary termination (other than for cause), executive officers are entitled to a pro-rata payment of the annual incentive cash award based on the number of days they were employed by the Company during the fiscal year. Because we have assumed that the applicable terminations of employment occurred on the last day of our 2013 fiscal year, the amounts reported in Column C for this scenario represent the full annual incentive cash award payable to each named executive officer for fiscal 2013.

Death or Disability and Change in Control Termination. The bonus amount represents the pro-rata payment of the annual incentive cash award based on the number of days that the named executive officer was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2013 fiscal year, the amounts reported in Column C for this scenario represent the full annual incentive cash award payable to each named executive officer for fiscal 2013.

Option Awards (Column D)

Involuntary Termination (other than for cause). For all named executive officers, the option award amount represents the value as of September 27, 2013 of outstanding options held by the named executive officer that would have vested during the 12-month period that immediately follows September 27, 2013 (i.e., from September 28, 2013 to September 26, 2014).

Death or Disability and Change in Control Termination. The option award amount represents the full vesting of unvested stock options held by the named executive officer as of September 27, 2013.

Stock Awards (Column E)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Trudeau, the amounts reported in Column E for this scenario represent the value of the performance unit award issued in December 2010 which vested on December 1, 2013 and which the executive officer would have been entitled to receive upon an involuntary termination of employment on the last day of the fiscal year. For purposes of this scenario, the amount reported for the December 2010 performance unit award is based on the actual number of shares that vested after the conclusion of the FY11-FY13 performance cycle.

Death or Disability and Change in Control Termination. The amounts reported in Column E for this scenario represent the value that would have been attained upon the full vesting of all unvested restricted unit and performance unit awards held by the named executive officer as of September 27, 2013. For purposes of this scenario, amounts attributable to performance unit awards are based on the following: (1) for the December 2010 award, the ending date for the performance period was accelerated to the date of separation and the amounts reported in this column are based on the achievement of 200%; and (2) for the December 2011 awards, the ending date for the performance shares was accelerated to the date of the separation and the amounts reported in this column are based on the achievement of through the separation date of 168%.

Welfare Benefits and Outplacement Services (Column F)

The welfare benefits amount represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical, dental and vision plans during the applicable severance period. Amounts for calendar year 2013 and 2014 are based on actual rates determined by the Company for the respective plan in such years, while the rates for subsequent years, where applicable, are assumed based on the historic percentage increase in rates for such coverage. Although payable in our discretion, for purposes of this column we assume that we would pay $25,000 on behalf of each named executive officer for outplacement services upon an involuntary termination (other than for cause) and a change in control termination.

Separation Agreements

Under Mr. Carchedi’s Separation Agreement, Mr. Carchedi’s employment with Mallinckrodt ceased as of October 10, 2013. Following termination, Mr. Carchedi became entitled to receive cash payments totaling $1,044,306. These payments represent 18 months of Mr. Carchedi’s base salary ($637,500), his annual bonus multiplied by 1.5 ($406,806). All unvested stock options which would have vested during the 12-month period following his termination also vested immediately as of September 28, 2013, with the stock options remaining exercisable for a limited period of time following termination. Any unvested portion of Mr. Carchedi’s account in the Supplemental Savings and Retirement Plan also vested fully on September 28, 2013. Outplacement services will be provided for up to 12 months and the Company will reimburse Mr. Carchedi for certain housing and moving expenses. In consideration for these benefits, Mr. Carchedi executed a general release in favor of the Company and also agreed to confidentiality and non-disparagement provisions.

Under Mr. Silver’s Separation Agreement, Mr. Silver’s employment with Mallinckrodt ceased as of June 28, 2013. Following termination, Mr. Silver became entitled to receive cash payments totaling $1,440,840. These payments represent 12 months of Mr. Silver’s base salary ($308,024), his annual bonus multiplied by 1.5 ($132,806) and payment of a termination bonus due as part of his retention agreement ($1,000,000). All unvested stock options which would have vested during the 12-month period following his termination also vested immediately as of June 28, 2013, with the stock options remaining exercisable for a limited period of time following termination. Any unvested portion of Mr. Silver’s account in the Supplemental Savings and Retirement Plan also vested fully on June 28, 2013. Outplacement services will be provided for up to 12 months. In consideration for these benefits, Mr. Silver executed a general release in favor of the Company and also agreed to confidentiality and non-disparagement provisions.

MALLINCKRODT’S RELATIONSHIP WITH COVIDIEN FOLLOWING THE DISTRIBUTION

As used in this Mallinckrodt’s Relationship with Covidien Following the Distribution, “we,” “us,” “our” and the “Company” refer to Mallinckrodt only (and not, for the avoidance of doubt, to Questcor).

Overview

Since the separation on June 28, 2013, Mallinckrodt and Covidien have operated as separate, independent public companies. In connection with the separation, Mallinckrodt and Covidien entered into certain agreements that provide a framework for our relationship with Covidien after the separation and provide for the allocation between us and Covidien of Covidien’s assets, employees, liabilities and obligations (including its property, employee benefits, environmental liabilities and tax liabilities) attributable to periods prior to, at and after our separation from Covidien. The following is a summary of the terms of the material agreements that we entered into with Covidien in connection with the separation.

The material agreements described below are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. The summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this joint proxy statement/prospectus.

Separation and Distribution Agreement

The separation and distribution agreement sets forth the agreements between us and Covidien regarding the principal corporate transactions required to effect our separation from Covidien and other agreements governing our relationship with Covidien.

The separation and distribution agreement identified assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us and Covidien as part of the separation, and it provided for when and how these transfers, assumptions and assignments will occur. In particular, the separation and distribution agreement provided, among other things, that, subject to the terms and conditions contained therein:

•	certain assets related to the businesses and operations of Covidien’s Pharmaceuticals business (and certain legacy businesses and operations of Mallinckrodt entities), which we refer to as the Mallinckrodt Assets, were transferred to us or one of our subsidiaries;

•	certain liabilities (including whether accrued, contingent or otherwise) arising out of or resulting from the Mallinckrodt Assets, and other liabilities related to the businesses and operations of Covidien’s Pharmaceuticals business (and certain legacy businesses and operations of Mallinckrodt entities), which we refer to as the Mallinckrodt Liabilities, were retained by or transferred to us or one of our subsidiaries;

•	all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Mallinckrodt Assets and Mallinckrodt Liabilities (such assets and liabilities, other than the Mallinckrodt Assets and the Mallinckrodt Liabilities, are referred to as the Excluded Assets and Excluded Liabilities, respectively) were retained by or transferred to Covidien or one of its subsidiaries; and

•	certain shared contracts were assigned, in part to us or our applicable subsidiaries or were appropriately amended.

Except as may expressly be set forth in the separation and distribution agreement or any other transaction agreements, all assets were transferred on an “as is,” “where is” basis and the respective transferees agreed to bear the economic and legal risks that (1) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (2) any necessary consents or governmental approvals are not obtained or any requirements of laws or judgments are not complied with. In general, each party to the separation and distribution agreement assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and agreed to indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters. In addition, the separation and distribution agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Covidien’s remaining business with Covidien, among other indemnities. Specifically, each of Covidien and Mallinckrodt will indemnify, defend and hold harmless the other party, its subsidiaries and their respective directors, officers, employees and agents against any losses arising out of or resulting from:

•	the liabilities that each such party assumed or retained pursuant to the separation and distribution agreement (which, in the case of Mallinckrodt, would include the Mallinckrodt Liabilities and, in the case of Covidien, would include the Excluded Liabilities); and

•	any breach by such party of the separation and distribution agreement or the other transaction agreements.

Also, we will indemnify, defend and hold harmless Covidien, its subsidiaries and their respective directors, officers, employees and agents from and against any losses arising out of or resulting from:

•	the operation of our business;

•	except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, letter of credit reimbursement obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Mallinckrodt or its subsidiaries by Covidien or any of its subsidiaries that survives following the distribution; and

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in Mallinckrodt’s registration statement on Form 10 filed with the SEC on February 1, 2013, as amended, the information statement mailed to Covidien shareholders in connection with the distribution, the offering memorandum for the April 2013 notes offering or any other disclosure document that describes the separation or the distribution or Mallinckrodt and its subsidiaries or primarily relates to the transactions contemplated by the separation and distribution agreement.

In addition, Covidien will indemnify, defend and hold harmless Mallinckrodt, its subsidiaries and their respective directors, officers, employees and agents from and against any losses arising out of or resulting from:

•	Covidien’s business other than the Pharmaceuticals business (except to the extent it relates to a Mallinckrodt Liability and other than the conduct of business, operations or activities for the benefit of Mallinckrodt or its subsidiaries pursuant to the separation and distribution agreement, the transition services agreement, the tax matters agreement or the employee matters agreement); and

•	the investigation and remediation of sites in Orrington, Maine and Penobscot River and Bay (as described in Note 18 of the notes to Mallinckrodt’s annual consolidated and combined financial statements included elsewhere in this joint proxy statement/prospectus).

The separation and distribution agreement also specifies procedures with respect to claims subject to indemnification and related matters.

To the extent that any transfers contemplated by the separation and distribution agreement have not been consummated on or prior to the distribution date, the parties agreed to cooperate to effect such transfers as promptly as practicable following the distribution date. In addition, each of the parties agreed to cooperate with the other party and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation and distribution agreement and the other transaction agreements.

Under the separation and distribution agreement, following the separation, we and Covidien are obligated to provide each other access to information in certain circumstances. The separation and distribution agreement also imposes obligations with respect to retention of information and confidentiality.

The separation and distribution agreement provides for the allocation among the parties of rights and obligations under existing insurance policies with respect to occurrences prior to completion of the separation and sets forth procedures for the administration of insured claims. In addition, the separation and distribution agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

Transition Services Agreement

We and Covidien entered into a transition services agreement in connection with the separation pursuant to which we and Covidien and our respective affiliates agreed to provide each other, on an interim, transitional basis, various services, including, but not limited to, treasury administration, employee benefits administration, information technology services, non-exclusive distribution and importation services for our products in certain countries outside the United States, regulatory, general administrative services and other support services. The agreed-upon charges for such services are generally intended to allow the servicing party to recover all out-of-pocket costs and expenses and a predetermined profit equal to a mark-up of such out-of-pocket expenses. The party receiving each transition service will be provided with reasonable information that supports the charges for such transition service by the party providing the service.

The services generally commenced on the distribution date and will terminate up to 24 months following the distribution date. The receiving party may terminate certain specified services by giving prior written notice to the provider of such services and paying specified wind-down charges.

Subject to certain exceptions, the liabilities of each party providing services under the transition services agreement is generally limited to the aggregate charges (excluding any third-party costs and expenses included in such charges) actually paid to such party by the other party pursuant to the transition services agreement. The transition services agreement also provides that the provider of a service will not be liable to the recipient of such service for any special, indirect, incidental or consequential damages.

Tax Matters Agreement

In connection with the separation, we entered into a tax matters agreement with Covidien that generally governs Covidien’s and our respective rights, responsibilities and obligations after the distribution with respect to certain taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of our shares to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code or other applicable tax law or any failure of certain internal transactions undertaken in anticipation of the distribution to qualify for tax-free or tax-favored treatment under the applicable tax law. The agreement also assigns rights and responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records, tax reporting practices and conduct of audits, examinations or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

Under the tax matters agreement, with certain exceptions, we are generally responsible for the payment of:

•	All taxes attributable to us or our subsidiaries for taxable periods beginning on or after September 29, 2012; and

•	To the extent that our liability for such taxes (after taking into account certain tax benefits realized by us) does not, in the aggregate, exceed $200 million, taxes attributable to the following:

•	Taxes attributable to us or our subsidiaries for taxable periods beginning before September 29, 2012;

•	Certain taxes related to the separation; and

•	20% of certain taxes arising from a failure of the distribution or any internal transaction undertaken in anticipation of the distribution, to qualify for tax-free or tax-favored treatment under applicable tax law through no fault of us or Covidien.

Our potential liability for any taxes related to periods prior to the distribution (after taking into account certain tax benefits realized by us), including those which are subject to the provisions of the Tyco tax sharing agreement, is anticipated to be approximately $175 million. The tax matters agreement also contains restrictions on our ability to take actions without Covidien’s consent that could cause the distribution or certain internal transactions undertaken in anticipation of the distribution to fail to qualify as tax-free or tax-favored transactions under applicable tax law, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our shares; any merger, consolidation, scheme of arrangement, liquidation or partial liquidation, or any approval or allowance of such transaction with respect to certain of our subsidiaries; the cessation or transfer of certain business activities; the sale, issuance or other disposition of any equity interest in certain of our subsidiaries; a sale or other disposition of a substantial portion of our assets or a substantial portion of the assets of certain of our subsidiaries; extraordinary distributions by or to certain of our subsidiaries; or engaging in certain internal transactions. These restrictions all apply for the two-year period after the distribution and in some cases apply for periods as long as five years following the distribution.

Moreover, the tax matters agreement generally provides that a party thereto is responsible for any taxes imposed on any other party thereto as a result of the failure of the distribution or the internal transactions to qualify as tax-free or tax-favored transactions under the Code or other applicable tax law if such failure is attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders, regardless of whether the actions occur more than two years after the distribution, or Covidien consents to such actions. Any such taxes for which we are liable as a result of our actions or the actions of our shareholders will not be subject to the $200 million limitation described above.

In connection with the Merger, Mallinckrodt delivered to Covidien an opinion of its outside counsel to the effect that, based on certain representations made by Mallinckrodt and subject to the limitations and qualifications set forth in such opinion, the Merger will not affect the tax-free status of the distribution and certain related transactions for U.S. federal income tax purposes. Covidien accepted such opinion as satisfying the requirements of the tax matters agreement with respect to the Merger. Notwithstanding such opinion and acceptance by Covidien, pursuant to the tax matters agreement, Mallinckrodt has agreed to indemnify Covidien and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain related transactions to the extent caused by Mallinckrodt’s actions. Mallinckrodt does not believe that it is likely that an indemnity obligation to Covidien will be triggered by the Merger; however, in the unlikely event that it is triggered, the resulting liability may be material to Mallinckrodt.

Employee Matters Agreement

Mallinckrodt and Covidien entered into an employee matters agreement in connection with the separation to allocate assets, liabilities, and responsibilities and obligations relating to employment matters, employee compensation, employee benefit plans, programs, arrangements and agreements and other related matters. In connection with the separation, Covidien has transferred the employment of employees who continued in employment with Mallinckrodt after the separation to an entity within the Mallinckrodt controlled group. Also, Mallinckrodt has either assumed sponsorship of or adopted various employee benefit plans, including United

States tax-qualified retirement plans, non-qualified deferred compensation plans and health and welfare benefit plans, that provide benefits to eligible current and former United States employees of Covidien’s Pharmaceuticals business.

The employee matters agreement allocated responsibility to Mallinckrodt to continue to provide employee benefits to employees of Covidien’s Pharmaceuticals business (i.e., Mallinckrodt employees) upon the separation and to assume the responsibility for any assets and liabilities associated with the plans or programs providing such employee benefits. Mallinckrodt employees who are resident outside of the United States or who otherwise are subject to non-U.S. law and their related benefits and obligations were agreed to be treated in the same manner as the Mallinckrodt employees who are residents of the United States; provided, however, that all actions taken with respect to non-U.S. Mallinckrodt employees in connection with the separation were agreed to be accomplished in accordance with applicable law and custom in each of the applicable jurisdictions. In addition, outstanding Covidien equity awards held by active employees of Covidien’s Pharmaceuticals business upon the separation were converted into Mallinckrodt equity awards in connection with the distribution, except in certain non-U.S. jurisdictions where such conversion would either have had an adverse tax impact or would have been subject to local exchange control requirements that would have made such conversion impracticable or impossible. The mechanics of this conversion are set forth in the employee matters agreement. Finally, the employee matters agreement provided that (i) the distribution did not constitute a change in control for purposes of any Covidien employee benefit plan, program, agreement or arrangement and any Mallinckrodt employee benefit plan, program, agreement or arrangement assumed or adopted in anticipation of the separation; and (ii) the distribution and the continuation of employment of employees of Covidien’s Pharmaceuticals business with Mallinckrodt after the separation did not constitute a severance event under any applicable plan, program, agreement or arrangement.

COMPARISON OF THE RIGHTS OF HOLDERS OF MALLINCKRODT ORDINARY SHARES AND QUESTCOR COMMON STOCK

The rights of the shareholders of Questcor and the relative powers of the Questcor board of directors are governed by the laws of the State of California, including the CGCL, and Questcor’s articles of incorporation and bylaws. As a result of the Merger, each share of Questcor’s common stock issued and outstanding immediately prior to the Merger (other than excluded shares and dissenting shares) will be converted into the right to receive (i) $30.00 in cash and (ii) 0.897 of an ordinary share of Mallinckrodt. Each Mallinckrodt ordinary share will be issued in accordance with, and will carry with it the rights and obligations set forth in, the memorandum and articles of association of Mallinckrodt, which are incorporated by reference herein. As Mallinckrodt is a public limited company incorporated under the laws of Ireland, the rights of the shareholders of Mallinckrodt are governed by applicable Irish law, including the Companies Acts, and by Mallinckrodt’s memorandum and articles of association.

Many of the principal attributes of Questcor common stock are similar to those of Mallinckrodt ordinary shares. However, there are differences between the rights of shareholders of Questcor under the laws of the State of California and the rights of shareholders of Mallinckrodt under Irish law. In addition, there are differences between Questcor’s articles of incorporation and bylaws and Mallinckrodt’s memorandum and articles of association.

The following is a summary comparison of the material differences between the rights of Questcor shareholders under the CGCL and the Questcor articles of incorporation and bylaws and the rights Questcor shareholders will have as shareholders of Mallinckrodt under the Companies Acts and Mallinckrodt’s memorandum and articles of association. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or stock exchange listing requirements.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Questcor’s articles of incorporation and bylaws and Mallinckrodt’s memorandum and articles of association. Mallinckrodt’s memorandum and articles of association are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 377 of this joint proxy statement/prospectus. Questcor’s articles of incorporation and bylaws have been filed by Questcor with the SEC, and are incorporated by reference herein. You are also urged to carefully read the relevant provisions of the CGCL and the Companies Acts for a more complete understanding of the differences between being a shareholder of Questcor and a shareholder of Mallinckrodt.

	Questcor	Mallinckrodt
Authorized and Outstanding Capital Stock

The authorized capital stock of Questcor consists of 110,334,285 shares, no par value, of which 105,000,000 shares have been designated common stock and 5,334,285 shares have been designated preferred stock.

As of July 9, 2014, the record date for the Questcor special meeting, Questcor had 61,420,933 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The number of authorized shares of common stock or preferred stock may be increased or reduced (but not below the number of issued shares of common stock or preferred stock,

The authorized share capital of Mallinckrodt is €40,000 and $200,000,000, divided into 40,000 ordinary A shares with a par value of €1.00 per share, 500,000,000 ordinary shares with a par value of $0.20 per share and 500,000,000 preferred shares with a par value of $0.20 per share.

As of July 9, 2014, the record date for the Mallinckrodt EGM, Mallinckrodt had 58,564,819 ordinary shares, par value $0.20 per share, issued and outstanding, no preferred shares, par value of $0.20 per share, issued and outstanding, and no ordinary A shares, par value €1.00 per share, issued and outstanding.

	Questcor	Mallinckrodt

as applicable) through an amendment of Questcor’s articles of incorporation.

Under the CGCL, the board of directors, without shareholder approval, may approve the issuance of authorized but unissued shares of common stock.

Under the Questcor articles of incorporation, the board of directors is authorized to fix by resolution adopted prior to the issuance of any shares of a particular series of preferred stock the rights, preferences, privileges and restrictions of such preferred shares.

The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, preferred shares or ordinary A shares, as applicable) by a simple majority of the votes cast at a general meeting (referred to under Irish law as an “ordinary resolution”).

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, the articles of association of Mallinckrodt authorize the board of directors of Mallinckrodt to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association (June 12, 2013).

Consolidation and Division; Subdivision	Under the CGCL, Questcor may combine its issued shares into a smaller number of shares or split its issued shares into a greater number of shares through an amendment to its articles of incorporation.	Mallinckrodt’s articles of association provide that Mallinckrodt may, by ordinary resolution, consolidate and divide its issued share capital into a smaller number of shares, or subdivide its issued share capital into a larger number of shares.

Reduction of Share Capital	Under the CGCL, Questcor may reduce its authorized but unissued share capital in any way through an amendment to its articles of incorporation.	Mallinckrodt may, by ordinary resolution, reduce its authorized but unissued share capital in any way. Mallinckrodt also may, by special resolution and subject to confirmation by the High Court of Ireland, reduce or cancel its issued share capital (which includes share premium) in any way permitted by the Companies Act.
Preemption Rights, Share Warrants and Options

Questcor’s shareholders do not have preemptive rights to acquire newly issued shares.

Under the CGCL, capital stock issued by Questcor may be paid for in such form and manner as the Questcor board of directors or shareholders of Questcor determine from time to time, consisting of any of the

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Mallinckrodt has opted out of these preemption rights in its articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed at least every five years by a special resolution of the shareholders, Mallinckrodt’s

	Questcor	Mallinckrodt
following: money paid, labor done, services actually rendered to the corporation or for its benefit or in its formation or reorganization, debts or securities cancelled and tangible or intangible property actually received by the corporation or by a wholly owned subsidiary. Under the CGCL, shares may be issued as partly paid and subject to call for the remainder of the consideration to be paid.

articles of association provide that this opt-out will lapse unless renewed in accordance with Irish statutory requirements. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Mallinckrodt on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee option or similar equity plan.

Under Irish law, Mallinckrodt is prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Acts.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

Under the CGCL, the Questcor board of directors may declare and pay dividends to the holders of Questcor capital stock if (a) the amount of the retained earnings of Questcor immediately prior to such distribution equals or exceeds the amount of the proposed distribution and the amount, if any, of dividends in arrears on shares with preferential dividend rights or (b) immediately after the distribution, the value of Questcor’s assets would equal or exceed the sum of its total liabilities plus the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution. The Questcor board of directors may not make any distributions if Questcor or its subsidiary making the distribution is, or as a result of such distribution would be, likely to be unable to meet its liabilities as they mature.

Distributions / Dividends

Under Irish law, dividends and distributions may only be made from “distributable reserves.” Distributable reserves, broadly, means the accumulated realized profits of Mallinckrodt less the accumulated realized losses of Mallinckrodt and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Mallinckrodt are equal to, or in excess of, the aggregate of Mallinckrodt’s called up share capital plus undistributable reserves and the distribution does not reduce Mallinckrodt’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Mallinckrodt’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Mallinckrodt’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

Questcor	Mallinckrodt

The determination as to whether or not Mallinckrodt has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of Mallinckrodt. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Companies Acts, which give a “true and fair view” of Mallinckrodt’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The mechanism as to who declares a dividend and when a dividend becomes payable is governed by the articles of association of Mallinckrodt. Mallinckrodt’s articles of association authorize the directors to declare such dividends as appear justified from the profits of Mallinckrodt without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Any general meeting declaring a dividend and any resolution of the directors declaring a dividend may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of assets, shares or cash.

The directors of Mallinckrodt may deduct from any dividend payable to any shareholder all sums of money (if any) immediately payable by such shareholder to Mallinckrodt in relation to the shares of Mallinckrodt.

The directors of Mallinckrodt are also entitled to issue shares with preferred rights to participate in dividends declared by Mallinckrodt. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

The holders of ordinary A shares shall not be entitled to receive any dividend.

Questcor	Mallinckrodt

Repurchases / Redemptions

Under the CGCL, Questcor may purchase, redeem, take or otherwise acquire its own shares, subject to specified restrictions, except that generally it may not purchase or redeem shares to the extent that, if made, Questcor or its subsidiary is, or as a result of such redemption or repurchase would likely be unable to meet its liabilities as they mature.

Repurchases / Redemptions

Mallinckrodt’s articles of association provide that any ordinary share or an interest in any ordinary shares which Mallinckrodt has acquired or agreed to acquire from a third party is deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Mallinckrodt may technically be effected as a redemption of those shares. If such shares were not to be deemed to be redeemable shares, their repurchase by Mallinckrodt would be subject to additional requirements imposed by Irish law.

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Mallinckrodt where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Mallinckrodt. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Shareholder approval is not required to redeem Mallinckrodt ordinary shares pursuant to Mallinckrodt’s articles of association.

The board of directors of Mallinckrodt is also entitled to issue preferred shares which may be redeemed at the option of either Mallinckrodt or the shareholder, depending on the terms of such preferred shares.

Mallinckrodt may also be given an additional general authority by its shareholders to purchase its own shares as overseas market purchases on a recognized stock exchange such as the New York Stock Exchange, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Mallinckrodt’s subsidiaries as described below. Mallinckrodt was granted this authority pursuant to a resolution of shareholders dated March 20, 2014, such authority to expire no later than 18 months from the date on which

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it was granted. We expect that Mallinckrodt will seek such renewed authority at subsequent annual general meetings.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Mallinckrodt at any time must not exceed 10% of the nominal value of the issued share capital of Mallinckrodt. Mallinckrodt may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Mallinckrodt or re-issued subject to certain conditions.

Purchases by Subsidiaries of Questcor

Under the CGCL, shares of Questcor capital stock may be acquired by subsidiaries of Questcor without shareholder approval. Shares of such capital stock owned by a subsidiary (25% or more of whose voting power is owned by Questcor directly or indirectly through another subsidiary) are neither entitled to vote nor counted as outstanding for quorum purposes.

Purchases by Subsidiaries of Mallinckrodt

Under Irish law, Mallinckrodt’s subsidiaries may purchase Mallinckrodt ordinary shares either as overseas market purchases on a recognized stock exchange or off-market. A general authority of the shareholders of Mallinckrodt by way of an ordinary resolution is required to allow a subsidiary of Mallinckrodt to make on-market purchases of Mallinckrodt ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Mallinckrodt ordinary shares is required. The shareholders of Mallinckrodt granted such authority pursuant to a resolution approved on March 20, 2014, which must expire no later than 18 months after the date on which it was granted unless it is renewed at the next annual general meeting of Mallinckrodt’s shareholders. We expect that Mallinckrodt will seek such renewed authority at subsequent annual general meetings. In order for a subsidiary of Mallinckrodt to make an on-market purchase of Mallinckrodt’s ordinary shares, such shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the Mallinckrodt ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish company law. For an off-market purchase by a subsidiary of Mallinckrodt, the proposed purchase contract must be authorized by special resolution of the shareholders of Mallinckrodt before the

	Questcor	Mallinckrodt

contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Mallinckrodt.

The number of shares held by the subsidiaries of Mallinckrodt at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Mallinckrodt. While a subsidiary holds Mallinckrodt ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of Mallinckrodt ordinary shares by a subsidiary must be funded out of distributable reserves of such subsidiary.

Dividends in Shares / Bonus Issues	Questcor may make distributions of capital stock to its shareholders in the form of a stock dividend.	Under Mallinckrodt’s articles of association, the board may resolve to capitalize any amount for the time being standing to the credit of Mallinckrodt’s reserves accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid-up bonus shares to the shareholders of Mallinckrodt who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions).

Lien on Shares, Calls on Shares and Forfeiture of Shares	Not applicable.	Mallinckrodt’s articles of association provide that Mallinckrodt will have a first and paramount lien on every share for all moneys, whether presently due or not, payable in respect of such Mallinckrodt ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Mallinckrodt and will only be applicable to Mallinckrodt shares that have not been fully paid up. The shares to be issued in the transaction will be fully paid up.

	Questcor	Mallinckrodt
Election of Directors

The Questcor bylaws provide that the number of directors constituting the Questcor board of directors shall be not less than five nor more than nine, such number to be fixed by resolution of the board of directors or by an amendment to the bylaws duly adopted by the Questcor board of directors or by Questcor’s shareholders. The number of directors is currently fixed at eight.

The Questcor bylaws provide that directors shall be elected at each annual meeting by the shareholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

At a meeting of Questcor’s shareholders at which directors are to be elected, no shareholder shall be entitled to cumulate votes unless the candidates’ names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

The Companies Acts provide for a minimum of two directors. Mallinckrodt’s articles of association provide for a minimum of two directors and a maximum of 15 directors. The shareholders of Mallinckrodt may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by a special resolution amending the articles of association.

At each annual general meeting of Mallinckrodt, all the directors shall retire from office and be eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising. In the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees receiving the greatest number of votes in favor of his or her election shall, in accordance with Mallinckrodt’s articles of association, hold office until his or her successor shall be elected.

No person shall be appointed director unless nominated in accordance with the articles of association of Mallinckrodt. Mallinckrodt’s articles of association provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only pursuant to Mallinckrodt’s notice of meeting by (i) the board of directors, (ii) any shareholders pursuant to the valid exercise of power granted to them under the Companies Acts, (iii) a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in Mallinckrodt articles of association, or (iv) by holders of any class or series of shares in Mallinckrodt then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue. In addition, the Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals.

	Questcor	Mallinckrodt

Directors shall be appointed as follows:

(i) by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

(ii) by the board in accordance with the articles of association of Mallinckrodt; or

(iii) so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the articles of association of Mallinckrodt, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association. A director so appointed shall hold office only until the next following annual general meeting.

Record Date

Questcor’s bylaws provide that the Questcor board of directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of any meeting of Questcor’s shareholders nor more than sixty days before any such action without a meeting, and in this event only shareholders of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the CGCL.

If the Questcor board of directors does not fix a record date:

(a) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(b) The record date for determining shareholders entitled to give consent to

The directors may from time to time fix a record date for the purposes of determining the rights of shareholders to notice and/or to vote at any general meeting of Mallinckrodt. The record date shall not be more than eighty nor less than ten days before the date of such meeting. If no record date is fixed by the directors, the record date for determining shareholders entitled to notice or vote at a meeting shall be the close of business on the next day preceding the day on which notice is given.

The directors may also set a record date to determine the identity of the shareholder entitled to receive payment of any dividend or other distribution. The record date shall not be more than 30 nor less than two days before the date of such payment. If no record date is fixed, the record date for determining shareholders for such purpose shall be at the close of business on the day on which the directors adopt the resolution relating thereto.

	Questcor	Mallinckrodt

corporate action in writing without a meeting, (i) when no prior action by the board has been taken, shall be the day on which the first written consent is given, or (ii) when prior action of the board has been taken, shall be at the close of business on the day on which the board adopts the resolution relating to that action, or the sixtieth day before the date of such other action, whichever is later.

Questcor’s bylaws also provide that the Questcor board of directors may fix, in advance, a record date for purposes of determining the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitlement to exercise any rights in respect of any other lawful action (other than action by shareholders by written consent without a meeting). Such a record date shall not be more than sixty days before any such action, and in that case only shareholders of record on the date so fixed are entitled to receive the dividend, distribution, allotment, rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date so fixed, except as otherwise provided in the CGCL.

If the Questcor board of directors does not so fix a record date, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the board adopts the applicable resolution or the sixtieth day before the date of that action, whichever is later.

Removal of Directors; Vacancies

Removal of Directors

Under the CGCL, a Questcor director, or the entire Questcor board, can be removed, with or without cause, by the affirmative vote of a majority of the shares entitled to vote at an election of directors; provided, however, that no Questcor director may be removed (unless the entire Questcor board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted

Removal of Directors

The Companies Acts provide that, notwithstanding anything contained in the memorandum and articles of association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Accordingly,

	Questcor	Mallinckrodt

cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

In addition, a Questcor director may be removed by the Questcor board of directors if the director is declared of unsound mind by an order of court or convicted of a felony.

Vacancies

The Questcor bylaws provide that vacancies in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of Questcor’s shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented by a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.

Questcor’s shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the Questcor board of directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

the shareholders of Mallinckrodt may by an ordinary resolution remove a director from office before the expiration of his or her term (notwithstanding anything in any agreement between Mallinckrodt and the director). The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against Mallinckrodt in respect of his or her removal.

Vacancies

Mallinckrodt’s articles of association provide that the directors have the authority to appoint one or more directors to Mallinckrodt’s board, subject to the maximum number of directors allowed for in the articles of association. A vacancy caused by the removal of a director may be filled at the meeting at which the director is removed by ordinary resolution of Mallinckrodt’s shareholders. If not, it may be filled by the board of directors.

Any director appointed by the other directors will hold office until the next annual general meeting of Mallinckrodt.

During any vacancy on the board, the remaining directors will have full power to act as the board but, if and so long as, their number is reduced below the minimum number, the continuing directors or director may act for increasing the number of directors to that minimum number or of summoning a general meeting of Mallinckrodt but for no other purpose.

Duties of Directors

Under the CGCL, directors are required to perform their duties in good faith in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

In performing the duties of a director, a director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other

The directors of Mallinckrodt have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of Mallinckrodt (although directors who also serve as employees have additional responsibilities and duties arising under their employment agreements, and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill.

	Questcor	Mallinckrodt

financial data, in each case prepared or presented by any of the following: (i) one or more officers or employees of the corporation whom the director believes to be reliable and competent in the matters presented; (ii) counsel, independent accountants or other persons as to matters which the director believes to be within such person’s professional or expert competence; and (iii) a committee of the board upon which the director does not serve, as to matters within its designated authority, which committee the director believes to merit confidence; so long as, in any such case, the director acts in good faith, after reasonable inquiry when the need therefor is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

Questcor’s articles of incorporation and bylaws do not contain any additional provisions regarding fiduciary duties of directors.

The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. For public limited companies like Mallinckrodt, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.

Under Irish law, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the company whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Conflicts of Interest of Directors	Under the CGCL, no contract or other transaction between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, is either void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if (i) the material facts as to the transaction and as to such director’s interest are fully disclosed or known to the shareholders and such contract or transaction is approved by the shareholders in good faith, with the shares owned by the interested director or directors not being entitled to vote thereon; or (ii) the material facts as to the transaction and as to such director’s interest are fully disclosed or

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with Mallinckrodt are required to declare the nature of their interest at a meeting of the board of directors of Mallinckrodt. Mallinckrodt is required to maintain a register of declared interests, which must be available for shareholder inspection.

Mallinckrodt’s articles of association provide that a director must declare any interest he or she may have in a contract with Mallinckrodt at a meeting of the board of directors or otherwise provide notice to the board of directors. No director shall be prevented by his or her office from contracting with Mallinckrodt, provided that he or she has declared the nature of his or her interest in the contract and the contract or transaction has been approved by a majority of the disinterested directors.

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known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified; or (iii) as to contracts or transactions not approved as provided in (i) or (ii) above, the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Additionally, under the CGCL, no contract or other transaction between a corporation and any corporation or association of which one or more of its directors are directors is either void or voidable because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if (i) the material facts as to the transaction and as to such director’s other directorship are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the common director or directors or the contract or transaction is approved by the shareholders in good faith, or (ii) as to contracts or transactions not approved as provided in (i) above, the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified.

Interested or common directors may be counted in determining the presence of a quorum at a meeting of the board or a committee thereof which authorizes, approves or ratifies a contract or transaction.

Subject to certain exceptions, a director may not vote at a meeting of the directors or a committee of directors on any resolution concerning a matter in which he or she has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of Mallinckrodt. A director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

Under the Mallinckrodt articles of association, a director of Mallinckrodt may be a director of, other officer of, or otherwise interested in, any company promoted by Mallinckrodt or in which Mallinckrodt is interested, and such director will not be accountable to Mallinckrodt for any remuneration received from such employment or other interest. The articles of association further provide that (i) no director will be prevented from contracting with Mallinckrodt because of his or her position as a director, and (ii) no director will be liable to account to Mallinckrodt for any profits realized by virtue of any contract between such director and Mallinckrodt because the director holds such office or because of the fiduciary relationship established thereby.

Indemnification of Officers and Directors	Questcor’s bylaws provide that Questcor shall indemnify to the maximum extent permitted by law each director and officer who is or was a party or is threatened to be made a party to or is or was involved (as a party, witness, or otherwise) in or to any	Mallinckrodt’s articles of association confer an indemnity on its directors and secretary that is more limited than the analogous indemnity in Questcor’s articles of incorporation and bylaws because the Companies Acts prescribe that such an

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proceeding, whether or not by or in the right of Questcor, by reason of the fact that such person is or was a director or officer of Questcor, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer.

Further, pursuant to provisions in Questcor’s articles of incorporation, the corporation may provide such indemnification and hold harmless in excess of that expressly permitted by Section 317 of the CGCL, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the CGCL, for any director or officer to the fullest extent permitted by applicable law, as such law exists from time to time.

Section 317 of the CGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s shareholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•   acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation; and

•   in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, Questcor is required by the CGCL to indemnify such person for reasonable and actual expenses incurred thereby.

Questcor shall advance expenses incurred in defending any proceeding prior to final disposition of the proceeding upon receipt of an undertaking by such director or officer indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction in the Companies Acts does not apply to executives who are not directors or the company secretary of Mallinckrodt. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a memorandum and articles of association or any contract between the director and the Irish company.

Mallinckrodt’s articles of association also contain indemnification and expense advancement provisions for current or former executives who are not directors or the company secretary of Mallinckrodt.

The directors of Mallinckrodt may, on a case-by-case basis, decide at their discretion, subject to applicable Irish law, that it is in the best interests of Mallinckrodt to indemnify an individual director from any liability arising from his or her position as a director of Mallinckrodt. However, this discretion must be exercised bona fide in the best interests of Mallinckrodt as a whole. Any such indemnity will be limited in the manner described in the foregoing paragraphs.

Mallinckrodt has entered into deeds of indemnification, and a subsidiary of Mallinckrodt has entered into indemnification agreements, with the current directors and secretary of Mallinckrodt.

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that such advance will be repaid if it shall be determined ultimately that such person is not entitled to be indemnified. Notwithstanding the above, Questcor is not required to advance such expenses to an officer or director who is party to an action, suit or proceeding brought by Questcor and approved by a majority of the board of directors which alleges willful misappropriation of corporate assets by such officer or director, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such director’s or officer’s duty to Questcor or its shareholders.

Limitation on Director Liability

The CGCL does not permit indemnification for:

•   acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

•   acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director,

•   any transaction from which a director derived an improper benefit,

•   acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, of a risk of serious injury to the corporation or its shareholders,

•   acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders,

•   transactions between the corporation and a director who has a material financial interest in such transaction, or

•   liability for improper distributions, loans or guarantees.

Additionally, the Questcor bylaws provide that Questcor shall not be required to

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result. Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

Under the articles of association of Mallinckrodt, to the fullest extent permitted by Irish law, Mallinckrodt shall indemnify its directors and officers for monetary damages for his or her acts or omissions while acting as a director or officer save where such acts or omissions involve fraud, dishonesty, or conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of Mallinckrodt.

	Questcor	Mallinckrodt

advance expenses to an agent who is party to an action, suit or proceeding brought by Questcor and approved by a majority of the Questcor board which alleges willful misappropriation of corporate assets by such agent, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such agent’s duty to Questcor or its shareholders.

Annual Meetings of Shareholders

The CGCL provides that if a corporation has not held its annual meeting of shareholders for a period of 60 days after the date designated, or if no date has been designated, for a period of 15 months after its last annual meeting, the superior court of the proper county may summarily order a meeting to be held upon the application of any shareholder after notice to the corporation giving it an opportunity to be heard.

The Questcor bylaws provide that the Questcor board of directors may determine the date, time and place of the annual meeting of shareholders.

At any meeting of shareholders, the presiding officer of the meeting will determine the order of business and have the authority in his or her sole discretion to regulate the conduct of such meeting.

At an annual meeting of the shareholders, only such business will be conducted or considered as is properly brought before the meeting. Such business must be (i) specified in the notice of the meeting given by or at the direction of the board of directors, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of the majority of the board of directors or (iii) otherwise properly requested to be brought before the meeting by a shareholder of the corporation in accordance with the bylaws. See “Advance Notice Provisions” below.

Nominations of persons for election as directors of Questcor may be made at an annual meeting of shareholders only (i) by or at the direction of the board of directors or (ii) by any shareholder who is a shareholder of record at the time of the giving of the

As a matter of Irish law, Mallinckrodt is required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Mallinckrodt’s fiscal year-end. Because of the fifteen-month requirement described in this paragraph, Mallinckrodt’s articles of association include provisions reflecting this requirement of Irish law.

At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) by or at the direction of the board of directors, (ii) in certain circumstances, at the direction of the Irish High Court, (iii) as required by law or (iv) such business that the chairman of the meeting determines is properly within the scope of the meeting. The business to be conducted at any extraordinary general meeting must be set forth in the notice of the meeting. In addition, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to the board of directors.

Mallinckrodt’s articles of association provide that meetings may be held in or outside of Ireland. Any annual general meeting may be held outside of Ireland if a resolution so authorizing has been passed at the preceding annual general meeting.

The provisions of the articles of association of Mallinckrodt relating to general meetings shall apply to every such general meeting of the holders of any class of shares with certain exceptions in relation to quorum and the right to demand a poll.

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notice of such annual meeting by or at the direction of the board of directors, who is entitled to vote for the election of directors at such meeting and who has complied with the advance notice procedures provided in Questcor’s bylaws. See “Advance Notice Provisions” below.

Advance Notice Provisions

In order to comply with the advance notice procedures of Questcor’s bylaws, a shareholder’s notice must be addressed to the secretary and delivered or mailed to and received at the principal executive offices of Questcor not less than sixty (60) nor more than ninety (90) calendar days prior to the anniversary date of the date on which Questcor first mailed its proxy materials for its immediately preceding annual meeting of shareholders; provided, however, that in the event the annual meeting is called for a date that is not within thirty (30) calendar days of the anniversary date of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made.

In the case of a request by a shareholder for business to be brought before any annual meeting of shareholders, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Questcor’s books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of Questcor that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than

Mallinckrodt’s articles of association provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to its board of directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to Mallinckrodt’s notice of meeting; (ii) by the board of directors; (iii) by any shareholders pursuant to the valid exercise of power granted to them under the Companies Acts; (iv) or by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in the articles of association.

In order to comply with the advance notice procedures of Mallinckrodt’s articles of association, a shareholder must give written notice to Mallinckrodt’s secretary on a timely basis. To be timely for an annual general meeting, notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual general meeting and not later than the close of business on the later of the 90th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement is first made of the date of the annual general meeting. In no event shall the public

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10 days after the record date for the annual meeting to disclose such ownership as of the record date), (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate the loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner with respect to any share of stock of Questcor (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (v) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

For nominations to the board of directors, the notice must include (i) the shareholder’s intent to nominate one or more persons for election as a director of Questcor, the name of each such nominee proposed by the shareholder giving the notice, and the reason for making such nomination at the annual meeting, (ii) the name and address, as they appear on Questcor’s books, of the shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the nomination is proposed, (iii) the class and number of shares of Questcor that are owned beneficially and of record by the shareholder proposing such nomination and by the beneficial owner, if any on whose behalf the nomination is proposed (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the annual meeting to disclose such ownership as of the record date), (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate the loss to or announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

To be timely for an extraordinary general meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the date of such extraordinary general meeting and not later than the close of business on the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of an extraordinary general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

In addition, whether relating to an annual or extraordinary general meeting, to be timely, a shareholder’s notice must be updated and supplemented, if necessary, so the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to Mallinckrodt’s secretary (i) not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date and (ii) not later than eight business days prior to the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting on any adjournment or postponement thereof.

For nominations to the board, the notice must include (i) all information about the director

Questcor	Mallinckrodt
manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner with respect to any share of stock of Questcor (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 calendar days after the record date for the meeting to disclose such ownership as of the record date), (v) any material interest of such shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the proposal is made, (vi) a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) each nominee, and (C) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice, (vii) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed in accordance with the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the board, and (viii) the signed consent of each nominee proposed by the shareholder giving the notice to serve as a director of Questcor if so elected.

nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Regulation 14 under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a description of all direct and indirect compensation and other material monetary agreements or arrangements during the past three years, any other material relationships between the nominating shareholder and its affiliates and associates or others acting in concert, and the proposed nominee and his or her affiliates and associates and other concert parties (including, but not limited to, information that would be required to be disclosed pursuant to Rule 404 promulgated under regulation S-K of the Exchange Act) and (iii) such other information as Mallinckrodt may reasonably require to determine the eligibility of the proposed nominee, as well as a completed questionnaire, representation and agreement signed by the proposed nominee regarding the background, qualification and certain existing relationships and arrangements of the proposed nominee.

For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting, the text of the proposal or wording (including the text of any proposed resolutions for consideration and if such business includes a proposal to amend the articles of association of Mallinckrodt, the text of the proposed amendment), a discussion of any material interest of the shareholder in the business and a description of all arrangements between the shareholder(s) any other person or persons in connection with the proposal.

Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about (i) the shareholder, (ii) the shareholder’s holdings of Mallinckrodt shares (as well as “derivative

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instruments” or “short interests” with respect to Mallinckrodt shares, as defined in the articles of association), (iii) any arrangements giving the shareholder the right to vote shares of Mallinckrodt, (iv) any rights to dividends on the Mallinckrodt shares that are separated or separable from the underlying Mallinckrodt shares, (v) any proportionate interest in Mallinckrodt’s shares or “derivative instruments”, held by a general or limited partnership in which the shareholder has an interest, (vi) any performance-related fees (other than an asset-based fee) that the shareholder is entitled to base on any increase or decrease in the value of the Mallinckrodt shares or “derivative instruments,” (vii) any significant equity interests or any “derivative instruments” or “short interests” in any of Mallinckrodt’s principal competitors held by the shareholder, (viii) any interest of the shareholder in any contract with Mallinckrodt or any of its affiliates or principal competitors and (ix) any other information that would be required to be disclosed by SEC rules regarding solicitation of proxies for the director nomination and/or other business to be proposed at the meeting.

The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in Mallinckrodt’s articles of association), and if any proposed business is not in compliance with these provisions, to declare that no action shall be taken in respect of such defective proposal and that it shall be disregarded.

Calling Special Meetings of Shareholders

Pursuant to the CGCL and as specified in Questcor’s bylaws, special meetings of shareholders may be called at any time by (i) the board of directors, (ii) the chairman of the board, (iii) the president or (iv) by one or more of the holders of shares entitled to cast not less than ten percent of the votes at the meeting.

Upon receipt of a written request addressed to the chairman or president, mailed or delivered personally to such officer by any

As provided under Irish law, extraordinary general meetings of Mallinckrodt may be convened (i) by the Mallinckrodt board of directors, (ii) on requisition of Mallinckrodt shareholders holding not less than 10% of the paid-up share capital of Mallinckrodt carrying voting rights, (iii) on requisition of Mallinckrodt’s auditors or (iv) in exceptional cases, by court order.

Extraordinary general meetings are generally held for the purpose of approving

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person (other than the board of directors) entitled to call a special meeting of shareholders (such request, if sent by a shareholder or shareholders, to include the information required by the advance notice procedures provided in Questcor’s bylaws, to the extent applicable), such officer shall cause notice to be given, to the shareholders entitled to vote, that a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty five (35) nor more than sixty (60) days after the receipt of such request.

At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the chairman of the board of directors, the president, a vice president or the secretary or (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the board of directors.

shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by shareholders of Mallinckrodt, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Mallinckrodt’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice. Because of requirements described in this paragraph, Mallinckrodt’s articles of association include provisions reflecting these requirements of Irish law.

If the board of directors becomes aware that the net assets of Mallinckrodt are half or less of the amount of Mallinckrodt’s called-up share capital, it must convene an extraordinary general meeting of Mallinckrodt’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Notice Provisions

The CGCL provides that written notice of the place, date and hour of a meeting of shareholders must be given or sent to each shareholder of record entitled to vote at the meeting at least ten (10) days prior to but not more than sixty (60) days prior to the date of the meeting.

Questcor’s bylaws provide that all notices for shareholder meetings must be sent not less than ten (10) days nor more than sixty (60) days before the date of the meeting.

As provided under Irish law, notice of an annual or extraordinary general meeting must be given to all Mallinckrodt shareholders and to the auditors of Mallinckrodt.

The Mallinckrodt articles of association provide for the minimum notice period of 21 days’ notice in writing for an annual meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

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Quorum at Shareholder Meetings	The Questcor bylaws provide that at any meeting of shareholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum.	The Mallinckrodt articles of association provide that the holders of shares, present in person or by proxy, entitling them to exercise a majority of the voting power of Mallinckrodt on the relevant record date shall constitute a quorum.

Adjournment of Shareholder Meetings	The Questcor bylaws provide that any shareholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at that meeting, either in person or by proxy, but in the absence of a quorum, or by the presiding officer of the meeting, but in the absence of a quorum, no other business may be transacted at that meeting except for certain exceptions set forth in the Questcor bylaws. When any meeting of shareholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than forty-five days from the date set for the original meeting, in which case the board of directors shall set a new record date. At any adjourned meeting Questcor may transact any business which might have been transacted at the original meeting.	The articles of association of Mallinckrodt provide that (i) any general meeting duly called at which a quorum is not present shall be adjourned, (ii) the chairman may with the consent of the meeting (and in certain circumstances without the consent of the meeting) and shall if so directed by the meeting adjourn a general meeting without notice, other than announcement at the meeting and (iii) the chairman may at any time without the consent of the meeting adjourn the meeting to another time and/or place if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the board. No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting at which the adjournment took place. New notice must be given for meetings adjourned due to a lack of quorum in accordance with the relevant notice provisions in Mallinckrodt’s articles of association.

Voting Rights

The CGCL provides that, subject to certain exceptions, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of shareholders.

Questcor shareholders may vote by voice vote or by ballot; provided, however, that any election of directors must be by ballot if demanded by any shareholder before the voting has begun. On any matter other than elections of directors, any shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if the shareholder fails to specify the number of shares which the shareholder is voting affirmatively, it will be

Under Mallinckrodt’s articles of association, each Mallinckrodt shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holders of preferred shares may also be entitled to a vote depending on the terms upon which any such shares are issued.

Except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of Mallinckrodt, all resolutions will be decided on a show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded by: (i) the chairman;

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conclusively presumed that the shareholder’s approving vote is with respect to all shares that the shareholder is entitled to vote. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the shareholders, unless the vote of a greater number of voting by classes is required by the CGCL or by Questcor’s articles of incorporation.

At a shareholders’ meeting at which directors are to be elected, no shareholder shall be entitled to cumulate votes unless the candidates’ names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

(ii) at least three shareholders present in person or by proxy; (iii) any shareholder or shareholders present in person or proxy and holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting; or (iv) any shareholder or shareholders holding shares in Mallinckrodt conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to and not less than one tenth of the total sum paid up on all the shares conferring that right.

In accordance with Mallinckrodt’s articles of association, the board of directors may from time to time cause Mallinckrodt to issue preferred or any other class or series of shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (i.e. they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares). Treasury shares and shares held by subsidiaries will not be entitled to vote at general meetings of shareholders.

Irish law requires approval of certain matters by special resolutions of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of Mallinckrodt’s shareholders cast at a general meeting at which a quorum is present.

Ordinary resolutions, by contrast, require a simple majority of the votes of Mallinckrodt cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business.” Most matters are deemed “special” with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the directors and auditors, the election of directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business.”

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Shareholder Action by Written Consent	Any action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, shall is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. Election of directors by written consent requires the unanimous written consent of all shares entitled to vote for the election of directors. However, the shareholders may elect a director to fill a vacancy on the board of directors that has not been filled by the directors by the written consent of a majority of the outstanding shares entitled to vote for the election of directors.	The Companies Acts provide that shareholders may approve an ordinary or special resolution of shareholders without a meeting only if (i) all shareholders sign the written resolution and (ii) the company’s articles of association permit written resolutions of shareholders. Mallinckrodt’s articles of association permit unanimous written resolutions of shareholders, as permitted under Irish law.

Shareholder Suits	Generally, Questcor may be sued under federal securities law, and shareholders may bring derivative litigation against Questcor under the California law if Questcor does not enforce its own rights. Under federal and state procedural rules, a shareholder must first make a demand upon the board of directors before bringing a derivative suit unless demand is excused. In addition, an individual shareholder may act as a class representative for a putative class of shareholders in a direct lawsuit against the board of directors for breach of fiduciary duty to the shareholders.

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(i) where an ultra vires or illegal act is perpetrated;

(ii) where more than a bare majority is required to ratify the “wrong” complained of;

(iii) where the shareholders’ personal rights are infringed;

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(iv) where a fraud has been perpetrated upon a minority by those in control; or

(v) where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Inspection of Books and Records	Under the CGCL, a shareholder of a California corporation has the right to inspect the record of shareholders’ names, addresses and shareholdings upon prior written notice on the corporation or obtain from the corporation’s transfer agent a list of the names, addresses and shareholdings of the shareholders who are entitled to vote for the election of directors. Additionally, upon written demand on the corporation, any shareholder may inspect and copy the record of shareholders at any time during usual business hours, for a purpose reasonably related to such holder’s interests as a shareholder.	Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Mallinckrodt and any act of the Irish legislature which alters the memorandum and articles of association of Mallinckrodt; (ii) inspect and obtain copies of the minutes and resolutions of general meetings of Mallinckrodt; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Mallinckrodt; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of a subsidiary company of Mallinckrodt which have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years. The auditors of Mallinckrodt also have the right to inspect all books, records and vouchers of Mallinckrodt. The auditors’ report must be circulated to the shareholders 21 days before the annual general meeting with Mallinckrodt’s financial statements prepared in accordance with the Companies Acts, and must be read to the shareholders at Mallinckrodt’s annual general meeting.

	Questcor	Mallinckrodt
Disclosure of Interests in Shares	Neither California law nor Questcor’s governing documents impose any obligation with respect to disclosure by shareholders of their interests in Questcor shares.

Under the Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A shareholder of Mallinckrodt must notify Mallinckrodt (but not the public at large) if as a result of a transaction the shareholder will be interested in 5% or more of any class of shares of Mallinckrodt carrying voting rights; or if as a result of a transaction a shareholder who was interested in more than 5% of any class of shares of Mallinckrodt carrying voting rights ceases to be so interested. Where a shareholder is interested in more than 5% of any class of shares of Mallinckrodt carrying voting rights, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Mallinckrodt (but not the public at large).

The relevant percentage figure is calculated by reference to the aggregate par value of the class of shares in which the shareholder is interested as a proportion of the entire par value of the issued shares of that class. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to Mallinckrodt within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in Mallinckrodt concerned, held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Mallinckrodt, under the Companies Acts, may by notice in writing

Questcor	Mallinckrodt

require a person whom Mallinckrodt knows or has reasonable cause to believe to be or, at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Mallinckrodt’s relevant share capital: (i) to indicate whether or not it is the case, and (ii) where such person holds or has during that time held an interest in any class of shares of Mallinckrodt carrying voting rights to give such further information as may be required by Mallinckrodt, including particulars of such person’s own past or present interests in such class of shares of Mallinckrodt. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Mallinckrodt on a person who is or was interested in any shares of Mallinckrodt carrying voting rights and that person fails to give Mallinckrodt any information required within the reasonable time specified, Mallinckrodt may apply to the court for an order directing that the affected shares be subject to certain restrictions.

Under the Companies Acts, the restrictions that may be placed on the shares by the court are:

(a) any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, is void;

(b) no voting rights are exercisable in respect of those shares;

(c) no further shares may be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d) no payment may be made of any sums due from Mallinckrodt on those shares, whether in respect of capital or otherwise.

Where the shares in Mallinckrodt are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares will cease to be subject to these restrictions.

	Questcor	Mallinckrodt
Rights of Dissenting Shareholders

The rights of dissenting Questcor shareholders are governed by California law.

The CGCL provides that, in connection with certain mergers or consolidations, a shareholder of a corporation may require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by such shareholder. The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed merger or consolidation, excluding any appreciation or depreciation in consequence of the proposed merger or consolidation.

Under the CGCL, dissenters’ rights are available to holders of shares of a corporation if (1) such shares (i) are not listed on a national securities exchange and a notice of a meeting regarding voting on the proposed merger or reorganization sent to the holders of such shares summarized the dissenters’ rights, (ii) were outstanding on the record date established for the vote on the proposed merger or consideration, and (iii) were not voted in favor (including when the approval is sought by written consent) or voted against the proposed merger or consolidation; (2) the corporation or its transfer agent has received from such shareholder, by no later than the date of the special meeting, a written demand upon the corporation to purchase such shares at their fair market value; and (3) the dissenting shareholder has submitted for endorsement the stock certificates representing the dissenting shares, if certificated, or a notice of endorsement of the uncertificated shares submitted for purchase by the corporation.

However, the condition set forth in clause (1)(i) of the prior paragraph shall be inapplicable (1) with respect to shares as to which there exists any restriction on transfer imposed by the corporation or by any law or regulation or (2) if the shareholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of any other corporation, which shares, are listed on any national securities

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as Mallinckrodt and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

	Questcor	Mallinckrodt
exchange; (ii) cash in lieu of fractional shares described in (i) above; or (iii) any combination of the shares of stock and cash in lieu of fractional shares as described above.

Anti-Takeover Provisions

The CGCL provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent.

In addition, under the Questcor articles of incorporation and bylaws, certain provisions may make it difficult for a third party to acquire Questcor, or for a change in the composition of the board of directors or management to occur, including the authorization of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval; the establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at shareholder meetings; and the inability of shareholders to propose matters that can be acted upon at special shareholder meetings.

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Mallinckrodt will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

a.      in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

b.      the holders of securities in the target company must have sufficient time and information to allow them to make an informed decision regarding the offer. If the board of the target company advises the holders of securities as regards the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

c.      the board of the target company must act in the interests of the company as a whole and must not deny the holder of securities the opportunity to decide on the merits of the offer;

d.      false markets (i.e., a market based on erroneous, imperfect or

	Questcor	Mallinckrodt

unequally disclosed information) must not be created in the securities of the target company, the bidder company or any other company concerned by the offer in such a way that the rise or fall of the price of the securities become artificial and the normal functioning of the markets is distorted;

e.      a bidder must announce an offer only after ensuring that he or she can pay in full the consideration offered and after taking all reasonable measures to secure the implementation of any other type of consideration;

f.       a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities (this is a recognition that an offer will disrupt the day-to-day running of a target company, particularly if the offer is hostile, and the board of the target company must divert its attention to deal with the offer); and

g.      a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Irish law also includes mandatory bid rules, other requirements in relation to offers, “substantial acquisition” rules and restrictions on “frustrating action,” as described in more detail under “Description of Mallinckrodt Ordinary Shares—Anti-Takeover Provisions.”

Rights Agreement	Questcor does not have a shareholder rights plan in place.	The Mallinckrodt articles of association expressly authorize the adoption of a shareholder rights plan. Irish law does not expressly authorize or prohibit companies

	Questcor	Mallinckrodt

from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on this issue. The board of directors adopted a one-year rights plan in connection with Mallinckrodt’s separation from Covidien. The rights plan expired June 28, 2014. See “Description of Mallinckrodt Ordinary Shares—Anti-Takeover Provisions—Shareholder Rights Plans and Share Issuances.”

Variation of Rights Attaching to a Class or Series of Shares	Under Questcor’s articles of incorporation, the Questcor board of directors may issue a new series of preferred stock, which may have terms different than outstanding shares, without shareholder approval. Such designation would specify the number of shares of any such series and determine the voting rights, preferences, privileges and restrictions, if any, of the shares of any series. A variation of the rights attached to issued shares of Questcor would be effected through an amendment to Questcor’s articles of incorporation, as described under “—Amendments of Governing Documents” beginning on page 346 of this joint proxy statement/prospectus.	As a matter of Irish law, any variation of class rights attaching to the issued Mallinckrodt shares must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

Amendments of Governing Documents

Under the CGCL, a corporation’s articles of incorporation may be amended with approval of the board of directors and the outstanding stock entitled to vote, either before or after the approval by the board.

Questcor’s bylaws may be amended or repealed by the vote or written consent of a majority of the outstanding shares entitled to vote or by the board of directors, except that an amendment to the bylaws changing the authorized number of directors may be adopted, amended or repealed only by the shareholders. If the articles of incorporation of the corporation set forth the number of authorized directors of the corporation, the authorized number of directors may be changed only by an amendment of the articles of incorporation. In addition, a bylaw adopted by the shareholders may restrict or eliminate the power of the board of directors to adopt, amend or repeal such bylaws.

Mallinckrodt, pursuant to Irish law, may only alter its memorandum and articles of association by the passing of a special resolution of shareholders.

	Questcor	Mallinckrodt

Rights Upon Liquidation

Under the CGCL, any corporation may elect voluntarily to wind up and dissolve by the vote of shareholders holding shares representing 50% or more of the voting power. a corporation’s board of directors may approve a dissolution if: (1) an order for relief has been entered under Chapter 7 of the federal bankruptcy law against such corporation, (2) the corporation has disposed of all of its assets and has not conducted any business for a period of five years immediately preceding the adoption of the dissolving resolution or (3) has issued no shares.

A voluntary election to wind up and dissolve may be revoked prior to distribution of any assets by the vote of shareholders holding shares representing a majority of the voting power, or by approval by the board if the dissolution was approved by the board as described above.

Upon dissolution, after satisfaction of the claims of creditors, the assets of Questcor would be distributed to shareholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.

The rights of shareholders of an Irish public limited company to a return of the company’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the company’s memorandum and articles of association or the terms of any preferred shares issued by the company from time to time.

Mallinckrodt’s corporate existence has unlimited duration. Mallinckrodt may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, a special resolution of the shareholders of Mallinckrodt is required. Mallinckrodt may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Mallinckrodt has failed to file certain returns.

Mallinckrodt may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of Mallinckrodt have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that Mallinckrodt should be wound up.

The rights of the shareholders to a return of Mallinckrodt’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Mallinckrodt’s articles of association or the terms of any preferred shares issued by the directors of Mallinckrodt from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Mallinckrodt. If the articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Mallinckrodt’s articles provide that the ordinary shareholders of Mallinckrodt are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholder to participate under the terms of any series or class of preferred shares.

	Questcor	Mallinckrodt

Enforcement of Civil Liabilities Against Foreign Persons	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

(a) the judgment must be for a definite sum;

(b) the judgment must be final and conclusive; and

(c) the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

DESCRIPTION OF MALLINCKRODT ORDINARY SHARES

The following description of Mallinckrodt’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts and the complete text of Mallinckrodt’s memorandum and articles of association, which are incorporated by reference herein. You should read those laws and documents carefully. As used in this Description of Mallinckrodt Ordinary Shares, “we,” “us” and “our” refer to Mallinckrodt only (and not, for the avoidance of doubt, to Questcor).

There are differences between Questcor’s articles of incorporation and bylaws and Mallinckrodt’s memorandum and articles of association. See “Comparison of the Rights of Holders of Mallinckrodt Ordinary Shares and Questcor Common Stock.”

Legal Name; Formation; Fiscal Year; Registered Office

The legal name of the company is Mallinckrodt public limited company. Mallinckrodt was incorporated in Ireland as a public limited company on January 9, 2013 with company registration number 522227. Mallinckrodt’s fiscal year ends on the last Friday in September and Mallinckrodt’s registered address is Damastown, Mulhuddart, Dublin 15, Ireland.

Share Capital

The authorized share capital of Mallinckrodt is €40,000 and $200,000,000, divided into 40,000 ordinary A shares with a par value of €1.00 per share, 500,000,000 ordinary shares with a par value of $0.20 per share and 500,000,000 preferred shares with a par value of $0.20 per share.

Mallinckrodt may issue shares subject to the maximum prescribed by its authorized share capital contained in its memorandum of association. As of July 9, 2014, Mallinckrodt had issued approximately $12 million of its authorized share capital of approximately $200 million, with such issued share capital comprised of approximately 58.6 million ordinary shares with a par value of $0.20 each. This means that Mallinckrodt is able to issue approximately 441.4 million additional ordinary shares with a total nominal value of approximately $88 million and 500,000,000 preferred shares with a nominal value of $0.20 each (as well as 40,000 ordinary A shares with a par value of €1.00 per share).

As a matter of Irish company law, the directors of a company may cause the company to issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting (in person or by proxy). The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. The articles of association of Mallinckrodt authorize the board of directors of Mallinckrodt to issue new ordinary or preferred shares without shareholder approval for a period of five years from June 12, 2013.

The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, preferred shares or ordinary A shares, as applicable) by way of an ordinary resolution of Mallinckrodt’s shareholders, but not below the number of shares then outstanding. The shares comprising the authorized share capital of Mallinckrodt may be divided into shares of such par value as the resolution prescribes.

The rights and restrictions to which the ordinary shares are subject are prescribed in Mallinckrodt’s articles of association. Mallinckrodt’s articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Mallinckrodt. Preferred shares may be preferred as to dividends, rights on a winding up, voting or in such manner as the directors of Mallinckrodt may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of

Mallinckrodt, and may be convertible into or exchangeable for shares of any other class or classes of Mallinckrodt, depending on the terms of such preferred shares. The issuance of preferred shares is subject to applicable law, including the Irish Takeover Rules.

Irish law does not recognize fractional shares held of record; accordingly, Mallinckrodt’s articles of association do not provide for the issuance of fractional ordinary shares of Mallinckrodt, and the official Irish register of Mallinckrodt will not reflect any fractional ordinary shares.

Whenever an alteration or reorganization of the share capital of Mallinckrodt would result in any Mallinckrodt shareholder becoming entitled to fractions of a share, the Mallinckrodt board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Issued Share Capital

Mallinckrodt is expected to issue or reserve for issuance approximately 59 million ordinary shares with a nominal value of $0.20 per share in connection with the Merger. All shares issued upon the effective time will be issued as fully paid-up and non-assessable.

Preemption Rights, Share Warrants and Share Options

Under Irish law, certain statutory preemption rights apply automatically in favor of Mallinckrodt’s shareholders where shares in Mallinckrodt are to be issued for cash. However, Mallinckrodt has opted out of these preemption rights in its articles of association as permitted under Irish company law. Irish law provides that this opt-out expires after five years unless renewed by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes of Mallinckrodt’s shareholders cast at a general meeting (in person or by proxy). If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Mallinckrodt pro-rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for stock acquisition) and do not apply to the issue of not-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or when shares are issued pursuant to an employee option or similar equity plan.

The articles of association of Mallinckrodt provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Mallinckrodt is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Under Irish law, the board may issue shares upon exercise of validly issued warrants or options without shareholder approval or authorization. However, the rules of the New York Stock Exchange require shareholder approval of certain equity compensation plans.

Dividends

Under Irish law, dividends and distributions may only be made from “distributable reserves.” Distributable reserves, broadly, means the accumulated realized profits of Mallinckrodt less accumulated realized losses of Mallinckrodt and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Mallinckrodt are equal to, or in excess of, the aggregate of Mallinckrodt’s called up share capital plus distributable reserves and the distribution does not reduce Mallinckrodt’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Mallinckrodt’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Mallinckrodt’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Mallinckrodt has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of Mallinckrodt. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Companies Acts, which give a “true and fair view” of Mallinckrodt’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The mechanism as to who declares a dividend and when a dividend becomes payable is governed by the articles of association of Mallinckrodt. Mallinckrodt’s articles of association authorize the directors to declare such dividends as appear justified from the profits of Mallinckrodt without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Any general meeting declaring a dividend and any resolution of the directors declaring a dividend may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. No dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of assets, shares or cash.

The directors of Mallinckrodt may deduct from any dividend payable to any shareholder all sums of money (if any) immediately payable by such shareholder to Mallinckrodt in relation to the shares of Mallinckrodt.

The directors of Mallinckrodt are also entitled to issue shares with preferred rights to participate in dividends declared by Mallinckrodt. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders. The holders of ordinary A shares are not entitled to receive any dividend.

For information about the Irish tax issues relating to dividend payments, see “Certain Tax Consequences of the Merger—Irish Tax Considerations—Income Tax on Dividends Paid on Mallinckrodt Ordinary Shares.”

Share Repurchases and Redemptions

Overview

Mallinckrodt’s articles of association provides that any ordinary share or an interest in any ordinary share which Mallinckrodt has acquired or agreed to acquire from a third party is deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Mallinckrodt may technically be effected as a redemption of those shares as described below under “—Share Repurchases and Redemptions—Repurchases and Redemptions by Mallinckrodt.” If such shares were not to be deemed to be redeemable shares, their repurchase by Mallinckrodt would be subject to additional requirements imposed by Irish law. Neither Irish law nor any constituent document of Mallinckrodt places limitations on the right of non-resident or foreign owners to vote or hold Mallinckrodt ordinary shares. Except where otherwise noted, when we refer elsewhere in this joint proxy statement/prospectus to repurchasing or buying back ordinary shares of Mallinckrodt, we are referring to the redemption of ordinary shares by Mallinckrodt or the purchase of Mallinckrodt ordinary share by a subsidiary of Mallinckrodt, in each case in accordance with the Mallinckrodt articles of association and Irish company law as described below.

Repurchases and Redemptions by Mallinckrodt

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Mallinckrodt where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Mallinckrodt. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Based on the provision of Mallinckrodt’s articles described above, shareholder approval is not required to redeem Mallinckrodt ordinary shares.

The board of directors of Mallinckrodt is also entitled to issue preferred shares which may be redeemed at the option of either Mallinckrodt or the shareholder, depending on the terms of such preferred shares. For additional information on redeemable shares, see “—Share Capital.”

Mallinckrodt may also be given an additional general authority by its shareholders to purchase its own shares as overseas market purchases on a recognized stock exchange such as the New York Stock Exchange, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Mallinckrodt’s subsidiaries as described below. Mallinckrodt was granted this authority pursuant to a resolution of shareholders dated March 20, 2014, such authority to expire no later than 18 months from the date on which it was granted. We expect that Mallinckrodt will seek such renewed authority at subsequent annual general meetings.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Mallinckrodt at any time must not exceed 10% of the nominal value of the issued share capital of Mallinckrodt. While Mallinckrodt holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Mallinckrodt or re-issued subject to certain conditions.

Purchases by Subsidiaries of Mallinckrodt

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase ordinary shares of Mallinckrodt either as overseas market purchases on a recognized stock exchange or off-market. A general authority of the shareholders of Mallinckrodt is required to allow a subsidiary of Mallinckrodt to make on-market purchases of Mallinckrodt ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Mallinckrodt ordinary shares is required. The shareholders of Mallinckrodt granted such authority pursuant to a resolution approved on March 20, 2014, which must expire no later than 18 months after the date on which it was granted unless it is renewed at the next annual general meeting of Mallinckrodt’s shareholders. We expect that Mallinckrodt will seek such renewed authority at subsequent annual general meetings.

In order for a subsidiary of Mallinckrodt to make an on-market purchase of Mallinckrodt’s ordinary shares, such shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the ordinary shares of Mallinckrodt are listed, is specified as a recognized stock exchange for this purpose by Irish company law.

For an off-market purchase by a subsidiary of Mallinckrodt, the proposed purchase contract must be authorized by special resolution of the shareholders of Mallinckrodt before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Mallinckrodt.

The number of shares held by the subsidiaries of Mallinckrodt at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Mallinckrodt. While a subsidiary holds Mallinckrodt ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the ordinary shares of Mallinckrodt by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Mallinckrodt’s articles of association provide that Mallinckrodt will have a first and paramount lien on every share for all moneys, whether presently due or not, payable in respect of such Mallinckrodt ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Mallinckrodt and will only be applicable to Mallinckrodt shares that have not been fully paid up. The shares to be issued in the transaction will be fully paid up.

Bonus Shares

Under Mallinckrodt’s articles of association, the board may resolve to capitalize any amount for the time being standing to the credit of Mallinckrodt’s reserves accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid-up bonus shares to shareholders of Mallinckrodt who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions).

Consolidation and Division; Subdivision

Under its articles of association, Mallinckrodt may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than are fixed by its articles of association.

Reduction of Share Capital

Mallinckrodt may, by ordinary resolution, reduce its authorized but unissued share capital in any way. Mallinckrodt also may, by special resolution and subject to confirmation by the High Court of Ireland, reduce or cancel its issued share capital (which includes share premium) in any way permitted by the Companies Act.

Annual General Meetings of Shareholders

Mallinckrodt held its first annual general meeting on March 20, 2014, and is required to hold subsequent annual general meetings at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Mallinckrodt’s fiscal year end. Any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the 15-month requirement described in this paragraph, Mallinckrodt’s articles of association include a provision reflecting this requirement of Irish law.

Notice of an annual general meeting must be given to all Mallinckrodt shareholders and to the auditors of Mallinckrodt. The articles of association of Mallinckrodt provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) by or at the direction of the board of directors, (ii) in certain circumstances, at the direction of the Irish High Court, (iii) as required by law or (iv) such business that the chairman of the meeting determines is properly within the scope of the meeting. The business to be conducted at any extraordinary general meeting must be set forth in the notice of the meeting. In addition, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to the board of directors.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of Mallinckrodt may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid-up share capital of Mallinckrodt carrying voting rights, (iii) on requisition of Mallinckrodt’s auditors upon their resignation or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Mallinckrodt as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all Mallinckrodt shareholders and to the auditors of Mallinckrodt. Under Irish law and Mallinckrodt’ articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice in accordance with the terms of the Companies Acts.

In the case of an extraordinary general meeting convened by shareholders of Mallinckrodt, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Mallinckrodt’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

If the directors become aware that the net assets of Mallinckrodt are half or less of the amount of Mallinckrodt’s called-up share capital, the directors of Mallinckrodt must convene an extraordinary general meeting of Mallinckrodt’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

Where a vote is to be taken at a general meeting, every shareholder has one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in Mallinckrodt’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Mallinckrodt’s articles of association. The articles of association of Mallinckrodt permit the appointment of proxies by the shareholders to be notified to Mallinckrodt electronically.

Except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

Mallinckrodt’s articles provide that all resolutions are decided by a show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded by (i) the Chairman, (ii) at least three shareholders present in person or by proxy, (iii) any shareholder or shareholders present in person or by proxy, holding not less than one-tenth of the total voting rights of Mallinckrodt having the right to vote at such meeting, or (iv) any shareholder or shareholders holding shares in Mallinckrodt conferring the right to vote at the meeting being shares on which an aggregate sum has been paid equal to not less than one-tenth of the total sum paid up on all shares conferring that right. Each Mallinckrodt ordinary shareholder of record as of the record date for the meeting has one vote at a general meeting on a show of hands.

In accordance with Mallinckrodt’s articles of association, the board of directors may from time to time cause Mallinckrodt to issue preferred or any other class or series of shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (i.e. they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares). Treasury shares and shares held by subsidiaries will not be entitled to vote at general meetings of shareholders.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of Mallinckrodt’s shareholders present in person or by proxy at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of Mallinckrodt’s shareholders cast in person or by proxy at a general meeting. Examples of matters requiring special resolutions include:

•	amending the objects (i.e., main purposes) of Mallinckrodt;

•	amending the articles of association of Mallinckrodt;

•	approving a change of name of Mallinckrodt;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or a person who is deemed to be “connected” to a director for the purposes of the Companies Acts;

•	opting-out of preemption rights on the issuance of new shares;

•	re-registration of Mallinckrodt from a public limited company to a private company;

•	variation of class rights attaching to classes of shares;

•	purchasing Mallinckrodt’s ordinary shares off-market;

•	any reduction of Mallinckrodt’s issued share capital;

•	resolving that Mallinckrodt be wound up by the Irish courts;

•	sanctioning a compromise/scheme of arrangement;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Unanimous Shareholder Consent to Action Without Meeting

The Companies Acts provide that shareholders may approve an ordinary or special resolution of shareholders without a meeting only if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Mallinckrodt’s articles of association permit unanimous written resolutions of shareholders, as permitted under Irish law.

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of shares of Mallinckrodt is addressed in the articles of association of Mallinckrodt as well as the Companies Acts. Any variation of class rights attaching to the issued shares of Mallinckrodt must be approved by a special resolution of the shareholders of the class affected. Mallinckrodt’s articles of association expressly provide that any issue of preferred shares (whatever the rights attaching to them) will be deemed not to be a variation of the rights of ordinary shareholders.

The provisions of the articles of association of Mallinckrodt relating to general meetings shall apply to every such general meeting of the holders of any class of shares with certain exceptions in relation to quorum and the right to demand a poll.

Quorum for General Meetings

The presence, in person or by proxy, of the holders of shares in Mallinckrodt entitling them to exercise a majority of the voting power of Mallinckrodt constitutes a quorum for the conduct of business. No business may take place at a general meeting of Mallinckrodt if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the articles of association of Mallinckrodt. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.

Requirements for Advance Notification of Director Nominations and Proposals of Shareholders

Mallinckrodt’s articles of association provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to its board of directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to Mallinckrodt’s notice of meeting; (ii) by the board of directors; (iii) by any shareholders pursuant to the valid exercise of power granted to them under the Companies Acts; (iv) or by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in the articles of association.

In order to comply with the advance notice procedures of Mallinckrodt’s articles of association, a shareholder must give written notice to Mallinckrodt’s secretary on a timely basis. To be timely for an annual general meeting, notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual general meeting and not later than the close of business on the later of the 90th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement is first made of the date of the annual general meeting. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

To be timely for an extraordinary general meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the date of such extraordinary general meeting and not later than the close of business on the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

In addition, whether relating to an annual or extraordinary general meeting, to be timely, a shareholder’s notice must be updated and supplemented, if necessary, so the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to Mallinckrodt’s secretary (i) not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date and (ii) not later than eight business days prior to the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting on any adjournment or postponement thereof.

For nominations to the board, the notice must include (i) all information about the director nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Regulation 14 under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a description of all direct and indirect compensation and other material monetary agreements or arrangements during the past three years, any other material relationships between the nominating shareholder, and their affiliates and associates or others acting in concert, and the proposed nominee and his or her affiliates and associates and other concert parties (including, but not limited to, information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act) and (iii) such other information as Mallinckrodt may reasonably require to determine the eligibility of the proposed nominee, as well as a completed questionnaire, representation and agreement signed by the proposed nominee regarding the background, qualification and certain existing relationships and arrangements of the proposed nominee.

For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting, the text of the proposal or wording (including the text of any proposed resolutions for consideration and if such business includes a proposal to amend the articles of association of Mallinckrodt, the text of the proposed amendment), a discussion of any material interest of the shareholder in the business and a description of all arrangements between the shareholder(s) any other person or persons in connection with the proposal.

Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about (i) the shareholder, (ii) the shareholder’s holdings of Mallinckrodt shares (as well as “derivative instruments” or “short interests” with respect to Mallinckrodt shares, as defined in the articles of association), (iii) any arrangements giving the shareholder the right to vote shares of Mallinckrodt, (iv) any rights to dividends on the Mallinckrodt shares that are separated or separable from the underlying Mallinckrodt shares, (v) any proportionate interest in Mallinckrodt’s shares or “derivative instruments,” held by a general or limited partnership in which the shareholder has an interest, (vi) any performance-related fees (other than an asset-based fee) that the shareholder is entitled to base on any increase or decrease in the value of the Mallinckrodt shares or “derivative instruments,” (vii) any significant equity interests or any “derivative instruments” or “short interests” in any of Mallinckrodt’s principal competitors held by the shareholder, (viii) any interest of the shareholder in any contract with Mallinckrodt or any of its affiliates or principal competitors and (ix) any other information that would be required to be disclosed by SEC rules regarding solicitation of proxies for the director nomination and/or other business to be proposed at the meeting.

The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in Mallinckrodt’s articles of association), and if any proposed business is not in compliance with these provisions, to declare that no action shall be taken in respect of such defective proposal and that it shall be disregarded.

In addition, the Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “—Extraordinary General Meetings of Shareholders.”

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Mallinckrodt and any act of the Irish legislature which alters the memorandum and articles of association of Mallinckrodt; (ii) inspect and obtain copies of the minutes and resolutions of general meetings of

Mallinckrodt; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Mallinckrodt; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of a subsidiary company of Mallinckrodt which have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years. The auditors of Mallinckrodt also have the right to inspect all books, records and vouchers of Mallinckrodt. The auditors’ report must be circulated to the shareholders 21 days before the annual general meeting with Mallinckrodt’s financial statements prepared in accordance with the Companies Acts, and must be read to the shareholders at Mallinckrodt’s annual general meeting.

Acquisitions

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

(b)	through a tender offer or takeover offer by a third party for all of the shares of Mallinckrodt. Where the holders of 80% or more of Mallinckrodt’s shares have accepted an offer by a bidder for their shares in Mallinckrodt, the remaining shareholders may be statutorily required to also transfer their shares to such bidder. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Mallinckrodt were listed on the main market of the Irish Stock Exchange or another regulated stock exchange in the European Economic Area (the European Economic Area includes all member states of the E.U. and Norway, Iceland and Liechtenstein), this threshold would be increased to 90%; and

(c)	it is also possible for Mallinckrodt to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If Mallinckrodt is being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2005/56 and the consideration payable to Mallinckrodt’s shareholders is not all in the form of cash, Mallinckrodt’s shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, Mallinckrodt’s articles of association provide that the passing of an ordinary resolution is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Mallinckrodt and a company incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

In the event of a takeover of Mallinckrodt by a third party in accordance with the Irish Takeover Rules and the Companies Acts where the holders of 80% or more in value of a class of Mallinckrodt’ shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares, the remaining shareholders in that class may be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise this “squeeze out” right, the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such terms as an Irish court, on application of the bidder or non-tendering shareholder, may order.

Disclosure of Interests in Shares

Under the Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public company. A shareholder of Mallinckrodt must notify Mallinckrodt (but not the public at large) if as a result of a transaction the shareholder will be interested in 5% or more of any class of shares of Mallinckrodt carrying voting rights; or if as a result of a transaction a shareholder who was interested in more than 5% of any class of shares of Mallinckrodt carrying voting rights ceases to be so interested. Where a shareholder is interested in more than 5% of any class of shares of Mallinckrodt carrying voting rights, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Mallinckrodt (but not the public at large). The relevant percentage figure is calculated by reference to the aggregate par value of the class of shares in which the shareholder is interested as a proportion of the entire par value of the issued shares of that class. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to Mallinckrodt within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in Mallinckrodt concerned, held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Mallinckrodt, under the Companies Acts, may by notice in writing require a person whom Mallinckrodt knows or has reasonable cause to believe to be or, at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Mallinckrodt’s relevant share capital: (i) to indicate whether or not it is the case, and (ii) where such person holds or has during that time held an interest in any class of shares of Mallinckrodt carrying voting rights to give such further information as may be required by Mallinckrodt, including particulars of such person’s own past or present interests in such class of shares of Mallinckrodt. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Mallinckrodt on a person who is or was interested in shares of Mallinckrodt carrying voting rights and that person fails to give Mallinckrodt any information required within the reasonable time specified, Mallinckrodt may apply to the court for an order directing that the affected shares be subject to certain restrictions.

Under the Companies Acts, the restrictions that may be placed on the shares by the court are:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, is void;

(b)	no voting rights are exercisable in respect of those shares;

(c)	no further shares may be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment may be made of any sums due from Mallinckrodt on those shares, whether in respect of capital or otherwise.

Where the shares in Mallinckrodt are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares will cease to be subject to these restrictions.

In the event that Mallinckrodt is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Mallinckrodt securities of 1% or more.

Anti-Takeover Provisions

Business Combinations with Interested Shareholders

Mallinckrodt’s articles of association include a provision which generally prohibits Mallinckrodt from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, unless, in general:

•	the Mallinckrodt board of directors approved the transaction which resulted in the shareholder becoming an “interested shareholder”;

•	upon consummation of the transaction which resulted in the shareholder becoming an “interested shareholder”, the shareholder owned at least 85% of the voting shares outstanding at the time of commencement of such transaction, excluding for purposes of determining the number of voting shares outstanding (but not the outstanding voting shares owned by the “interested shareholder”), voting shares owned by persons who are directors and also officers and by certain employee share plans; or

•	at or subsequent to such time the business combination is approved by the Mallinckrodt board of directors and authorized by a special resolution of Mallinckrodt’s shareholders (excluding the “interested shareholder”).

A “business combination” is generally defined as a merger, scheme of arrangement, asset or share sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is generally defined as a person who, together with affiliates and associates, owns or, within three years prior to the date in question, owned 15% or more of the outstanding voting shares of Mallinckrodt.

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan (commonly known as a “poison pill”) as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. In addition, such a plan is subject to the Irish Takeover Rules described below.

Mallinckrodt’s articles of association allow the board to adopt a shareholder rights plan upon such terms and conditions as the board deems expedient and in the best interests of Mallinckrodt, subject to applicable law. Mallinckrodt entered into the Mallinckrodt Rights Agreement on June 28, 2013, with Computershare Trust Company N.A., with a one-year term in connection with the separation of the pharmaceuticals business of Covidien from the rest of its businesses and the distribution of all of the outstanding ordinary shares of Mallinckrodt on June 28, 2013. The Mallinckrodt Rights Agreement expired on June 28, 2014.

Subject to the Irish Takeover Rules described below, the board also has power to cause Mallinckrodt to issue any of its authorized and unissued shares on such terms and conditions as the board may determine (as described under “—Share Capital”) and any such action must be taken in the best interests of Mallinckrodt. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Irish Takeover Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Mallinckrodt will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles. The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•	in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time and information to allow them to make an informed decision regarding the offer. If the board of the target company advises the holders of securities as regards the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets (i.e., a market based on erroneous, imperfect or unequally disclosed information) must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities become artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can pay in full the consideration offered and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities, (this is a recognition that an offer will disrupt the day-to-day running of a target company, particularly if the offer is hostile, and the board of the target company must divert its attention to deal with the offer); and

•	a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid. Under certain circumstances, a person who acquires shares or other voting rights in Mallinckrodt may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Mallinckrodt at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Mallinckrodt, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Mallinckrodt would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements. If a person makes a voluntary offer to acquire outstanding Mallinckrodt ordinary shares, the offer price must be no less than the highest price paid for Mallinckrodt ordinary shares by the bidder or its concert parties during the three month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired Mallinckrodt ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total Mallinckrodt ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Mallinckrodt ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total Mallinckrodt ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

A voluntary offer period will generally commence on the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules. The Irish Takeover Rules also contain rules governing substantial acquisitions of shares that restrict the speed at which a person may increase his or her holding of voting shares and rights over voting shares to an aggregate of between 15% and 30% of the voting rights of Mallinckrodt. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights is prohibited if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Mallinckrodt and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such acquisitions.

Frustrating Action. Under the Irish Takeover Rules, the board of directors of Mallinckrodt is not permitted to take any action which might frustrate an offer for the shares of Mallinckrodt once the board of directors has received an approach which may lead to an offer, or has reason to believe an offer is imminent, except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available:

(a)	where the action is approved by Mallinckrodt’s shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the Mallinckrodt shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	such action is in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, see above at “—Share Capital” (regarding issuance of preferred shares) “—Preemption Rights, Share Warrants and Share Options,”

“—Disclosure of Interests in Shares,” “—Requirements for Advance Notification of Director Nominations and Proposals of Shareholders” and “—Unanimous Shareholder Consent to Action Without Meeting,” in addition to “—Election of Directors,” “—Vacancies on Board of Directors” and “—Amendment of Governing Documents” below.

Insider Dealing

The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of our company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

Corporate Governance

The articles of association of Mallinckrodt delegate the day-to-day management of Mallinckrodt to its board of directors. The board of directors may then delegate management of Mallinckrodt to committees, executives or to a management team, but regardless, the directors remain responsible, as a matter of Irish law, for the proper management of the affairs of Mallinckrodt. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Election of Directors

The Companies Acts provide for a minimum of two directors. Mallinckrodt’s articles of association provide for a minimum of two directors and a maximum of 15 directors. The shareholders of Mallinckrodt may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by a special resolution amending the articles of association.

At each annual general meeting of Mallinckrodt, all the directors shall retire from office and be eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising. In the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees receiving the greatest number of votes in favor of his or her election, in accordance with Mallinckrodt’s articles of association, hold office until his or her successor shall be elected.

No person shall be appointed director unless nominated in accordance with the articles of association of Mallinckrodt. Mallinckrodt’s articles of association provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only pursuant to Mallinckrodt’s notice of meeting by (i) the board of directors, (ii) any shareholders pursuant to the valid exercise of power granted to them under the Companies Acts; (iii) a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in Mallinckrodt articles of association or (iv) by holders of any class of shares in Mallinckrodt then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue. In addition, the Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals.

Directors shall be appointed as follows:

(a)	by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

(b)	by the board in accordance with the articles of association of Mallinckrodt; or

(c)	so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the articles of association of Mallinckrodt, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association. A director so appointed shall hold office only until the next following annual general meeting.

Vacancies on the Board of Directors

Mallinckrodt’s articles of association provide that the directors have the authority to appoint one or more directors to the Mallinckrodt board of directors, subject to the maximum number of directors allowed for in the articles of association. A vacancy caused by the removal of a director may be filled at the meeting at which the director is removed by ordinary resolution of Mallinckrodt’s shareholders. If not, it may be filled by the board of directors.

Any director appointed by the other directors will hold office until the next annual general meeting of Mallinckrodt. During any vacancy on the board, the remaining directors will have full power to act as the board but, if and so long as, their number is reduced below the minimum number, the continuing directors may act for increasing the number of directors to that minimum number or of summoning a general meeting of Mallinckrodt but for no other purpose.

Removal of Directors

The Companies Acts provide that, notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Accordingly, the shareholders of Mallinckrodt may by an ordinary resolution remove a director from office before the expiration of his or her term (notwithstanding any agreement between Mallinckrodt and the director). The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against Mallinckrodt in respect of his or her removal.

Amendment of Governing Documents

Irish companies, including Mallinckrodt, may only alter their memorandum of association and articles of association with the approval of a special resolution of a general meeting of the company.

Duration; Dissolution; Rights upon Liquidation

Mallinckrodt’s corporate existence has unlimited duration. Mallinckrodt may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, a special resolution of the shareholders of Mallinckrodt is required. Mallinckrodt may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Mallinckrodt has failed to file certain returns. Mallinckrodt may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of Mallinckrodt have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that Mallinckrodt should be wound up.

The rights of the shareholders to a return of Mallinckrodt’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Mallinckrodt’s articles of association or the terms of any preferred shares issued by the directors of Mallinckrodt from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Mallinckrodt. If the articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Mallinckrodt’s articles provide that the ordinary shareholders of Mallinckrodt are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholder to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Holders of ordinary shares of Mallinckrodt do not have the right to require Mallinckrodt to issue certificates for their shares. Mallinckrodt only issues uncertificated ordinary shares.

Stock Exchange Listing

Mallinckrodt ordinary shares are listed on the New York Stock Exchange under the symbol “MNK.” Mallinckrodt ordinary shares are not listed on the Irish Stock Exchange or any other exchange.

No Sinking Fund

The Mallinckrodt ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the transaction will be duly and validly issued and fully paid.

Transfer and Registration of Shares

Mallinckrodt’s official share register is maintained by its transfer agent and the transfer agent’s affiliates. Registration in this share register is determinative of membership in Mallinckrodt. A shareholder of Mallinckrodt who holds shares beneficially is not the holder of record of such shares. Instead, the depository (e.g., Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee is not registered in Mallinckrodt’s official share register, as the depository or other nominee remains the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on Mallinckrodt’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty which must be paid prior to registration of the transfer on Mallinckrodt’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.

Mallinckrodt currently intends to pay (or cause one of its affiliates to pay) stamp duty, if any, in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who will hold the acquired shares beneficially. In other cases Mallinckrodt may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. Mallinckrodt’s articles of association provide that, in the event of any such payment, Mallinckrodt (i) may seek reimbursement from the buyer, (ii) will have a lien against the Mallinckrodt ordinary shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the stamp duty against future dividends on such shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Mallinckrodt ordinary shares has been paid unless one or both of such parties is otherwise notified by Mallinckrodt.

Mallinckrodt’s articles of association delegate to Mallinckrodt’s secretary and certain other persons and delegates the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Mallinckrodt ordinary shares occurring through normal electronic systems, Mallinckrodt intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Mallinckrodt notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with such transfer and that Mallinckrodt will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Mallinckrodt for this purpose) or request that Mallinckrodt execute an instrument of transfer on behalf of the transferring party in a form determined by Mallinckrodt. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Mallinckrodt’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on Mallinckrodt’s official Irish share register (subject to the matters described below).

The directors of Mallinckrodt, in their absolute discretion, may decline to recognize any instrument of transfer unless (i) it is accompanied by such evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (ii) it is in respect of one class of share only; (iii) it is in favor of not more than four transferees; and (iv) it is lodged at the registered office of Mallinckrodt or at such other place as the directors may appoint. In the case of a transfer of shares by means other than a sale through a stock exchange on which the shares are listed, the directors have absolute discretion and without assigning any reason therefor to decline to register such transfer of a share that is not fully paid or that is transferred to or by a minor or person of unsound mind.

The registration of transfers may be suspended by the directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

Transfer Agent and Registrar

The transfer agent and registrar for Mallinckrodt ordinary shares is Computershare Trust Company, N.A.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS (MALLINCKRODT)

The following table shows the number of ordinary shares beneficially owned by each current director and nominee for director, each executive officer named in the Summary Compensation Table and Mallinckrodt’s directors and executive officers as a group, as of July 9, 2014; to Mallinckrodt’s knowledge, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act and notices delivered to Mallinckrodt pursuant to the Companies Acts.

A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares or the right to acquire such power within 60 days of the date of the table. Ordinary shares subject to stock options presently exercisable or exercisable within 60 days of July 9, 2014 and restricted units are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were 58,564,819 Mallinckrodt ordinary shares outstanding as of July 9, 2014 and the calculations of percentage ownership below are based on such number of outstanding shares regardless of the date of the information regarding beneficial ownership reported below.

Directors and Executive Officers

Name of Beneficial Owner	Number of Mallinckrodt Ordinary Shares Beneficially Owned		Percentage Ownership
Directors and Executive Officers
Melvin D. Booth(1)	16,812		*
Mark C. Trudeau(2)	136,460		*
David R. Carlucci(3)	5,209		*
J. Martin Carroll(3)	7,209		*
Diane H. Gulyas(3)	6,359		*
Nancy S. Lurker(3)	5,209		*
JoAnn A. Reed(3)	5,209		*
Kneeland C. Youngblood, M.D.(3)	5,209		*
Joseph A. Zaccagnino(3)	6,774		*
Matthew Harbaugh(4)	73,089		*
Ian Watkins(5)	14,820		*
Peter Edwards(6)	31,851		*
Stephen Merrick(7)	13,232		*
Stefano Carchedi(8)	3,515		*
David Silver(9)	0		*
All directors and executive officers as a group (18 persons)(10)	436,420		*

Other Beneficial Owners

Paulson & Co., Inc. 1251 Avenue of the Americas New York, New York 10020	6,724,800	(11)	11.5%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	5,169,223	(12)	8.8%

JANA Partners LLC 767 Fifth Avenue, 8th Floor New York, New York 10153	5,288,028	(13)	9.0%

Name of Beneficial Owner	Number of Mallinckrodt Ordinary Shares Beneficially Owned		Percentage Ownership
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	5,822,632	(14)	9.9%

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,162,847	(15)	5.4%

*	Represents less than 1% of outstanding ordinary shares.
(1)	Includes 4,718 restricted units.
(2)	Includes 119,955 restricted units.
(3)	Includes 3,146 restricted units.
(4)	Includes 23,724 restricted units and 42,901 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of July 9, 2014.
(5)	Includes 10,044 restricted units and 4,075 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of July 9, 2014.
(6)	Includes 14,778 restricted units and 13,367 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of July 9, 2014.
(7)	The information for Mr. Merrick is based on information available to Mallinckrodt as of his termination date and may not reflect current beneficial ownership.
(8)	Consists of ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of July 9, 2014. The information reported for Mr. Carchedi is based on information available to Mallinckrodt as of his termination date and may not reflect current beneficial ownership.
(9)	The information reported for Mr. Silver is based on information available to Mallinckrodt as of his termination date and may not reflect current beneficial ownership.
(10)	Includes, for executive officers not specifically named in the table, an aggregate of 63,554 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of July 9, 2014. Messrs. Carchedi, Merrick and Silver are not included in the calculation for all directors and executive officers as a group.
(11)	Based on information contained in a Form 4 filed with the SEC by Paulson & Co., Inc. on July 2, 2014.
(12)	Based on information contained in a notice pursuant to section 67 of the Companies Acts sent by BlackRock, Inc. to Mallinckrodt, which notice discloses the number of shares in which BlackRock, Inc. is interested as of February 4, 2014.
(13)	Based on information contained in a notice pursuant to section 67 of the Companies Acts sent by JANA Partners LLC to Mallinckrodt, which notice discloses the number of shares in which JANA Partners LLC is interested as of May 21, 2014.
(14)	Based on information contained in a notice pursuant to section 67 of the Companies Acts sent by Janus Capital Management LLC to Mallinckrodt, which notice discloses the number of shares in which Janus Capital Management LLC is interested as of July 7, 2014.
(15)	Based on information contained in a Schedule 13G filed by the Vanguard Group with the SEC on February 11, 2014. The Vanguard Group reports that it has sole voting power with respect to 36,250 of these shares, sole dispositive power with respect to 3,130,397 of these shares and shared dispositive power with respect to 32,450 of these shares.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS (QUESTCOR)

The following table sets forth, based on 61,420,933 shares of Questcor common stock outstanding as of July 9, 2014, the beneficial ownership of shares of Questcor common stock by (i) any persons Questcor knows to be beneficial owners of more than five percent of Questcor’s outstanding shares, (ii) each of Questcor’s directors, (iii) each of Questcor’s named executive officers and (iv) all of Questcor’s current directors and executive officers as a group. Unless otherwise noted, the business address of Questcor’s directors and named executive officers is 1300 North Kellogg Drive, Suite D, Anaheim, CA 92807.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
5% Shareholders
Adage Capital Partners, L.P.(2) 200 Clarendon Street, 52nd floor Boston, Massachusetts 02116	3,859,157	6.3
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	5,723,884	9.3
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	3,940,167	6.4

Named Executive Officers and Directors
Rajesh Asarpota	24,000	*
Don M. Bailey(5)	1,086,612	1.7
Neal C. Bradsher(6)	2,309,010	3.7
Stephen L. Cartt(7)	681,401	1.1
Stephen C. Farrell(8)	147,350	*
G. Kelly Martin(9)	3,972	*
David J. Medeiros(10)	126,914	*
Michael H. Mulroy(11)	206,542	*
Angus C. Russell(12)	11,645	*
Louis Silverman(13)	103,600	*
Virgil D. Thompson(14)	117,343	*
Scott M. Whitcup(15)	31,186	*
David Young(16)	376,491	*
All current directors and executive officers as a group(17)	5,275,445	8.3

*	Less than 1%
(1)	Calculated in accordance with Rule 13d-3 promulgated under the Exchange Act and based on an aggregate of 61,420,933 of shares of common stock outstanding as of July 9, 2014. For each person named in the table, any security which such person has the right to acquire within 60 days after July 9, 2014 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, all persons named as beneficial owners of our voting capital stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.
(2)

As reported on Schedule 13G filed on May 2, 2014, Adage Capital Partners, L.P. and its affiliates including: (i) Adage Capital Partners, L.P., a Delaware limited partnership (“Adage”); (ii) Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“Adage GP”); (iii) Adage Capital Advisors, L.L.C, a Delaware limited liability company (“Adage Advisors”); (iv) Robert Atchinson and (v) Phillip Gross (together with Robert Atchinson, the “Individuals” and collectively with Adage, Adage GP and

Adage Advisors, the “Reporting Persons”) beneficially own shares of common stock. Adage has the power to dispose of and the power to vote the 3,859,157 shares of common stock owned by it (the “Adage Shares”), which power may be exercised by its general partner, Adage GP. Adage Advisors, as managing member of Adage GP, directs Adage GP’s operations. Neither Adage GP nor Adage Advisors directly own any shares of common stock, but may be deemed to beneficially own the Adage Shares. The Individuals are managing members of Adage Advisors, the managing member of Adage GP, the general partner of Adage, with respect to the shares of common stock owned directly by Adage and have shared power to vote the shares of common stock owned by Adage. The Individuals do not directly own any shares of common stock, but may be deemed to beneficially own the Adage Shares. All of the Reporting Persons share the power to vote or direct the vote, and share the power to dispose, or direct the disposition of, the Adage Shares. Consequently, none of the Reporting Persons has the sole power to vote or direct the vote, or dispose or direct the disposition of, the Adage Shares.
(3)	Beneficial ownership includes shares of common stock beneficially owned by BlackRock, Inc. (“Blackrock”) in its capacity as a parent holding company of various subsidiaries. In an Amendment No. 4 to Schedule 13G filed on January 30, 2014, BlackRock reported that it had the sole power to vote or direct the vote of 5,537,691 shares of common stock and the sole power to dispose or direct the disposition of 5,723,884 shares of common stock held by the following of its subsidiaries: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited.
(4)	Beneficial ownership includes shares of common stock beneficially owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, each, a wholly-owned subsidiary of The Vanguard Group, Inc., as reported by The Vanguard Group, Inc., Amendment No. 2 to Schedule 13G filed on February 12, 2014. The Vanguard Group, Inc. reported that they have the sole power to vote or direct to vote of 75,009 shares of common stock, the sole power to dispose of or to direct the disposition of 3,869,039 shares of common stock and the shared power to dispose or to direct the disposition of 71,128 shares of common stock.
(5)	Includes options to purchase 709,375 shares of common stock exercisable within 60 days of July 9, 2014.
(6)	Based on information available in a Schedule 13D/A filed with the SEC on January 31, 2014 and additional information filed with the SEC, includes 2,046,660 shares of common stock held by Broadwood Partners, L.P. (“Broadwood”) and options to purchase 250,042 shares of common stock held by Mr. Bradsher which are exercisable within 60 days of July 9, 2014. Broadwood is a private investment partnership managed by Broadwood Capital, Inc. As President of Broadwood Capital, Inc., Mr. Bradsher may be deemed to have indirect beneficial ownership over the shares owned by Broadwood Partners, L.P. Mr. Bradsher specifically disclaims beneficial ownership in the shares owned by Broadwood Partners, L.P. except to the extent of his pecuniary interest therein. Mr. Bradsher has shared power to vote or dispose of the shares of common stock held by Broadwood. The address of Broadwood Partners, L.P. is c/o Broadwood Capital, Inc., 724 Fifth Avenue, 9th Floor, New York, NY 10019.
(7)	Includes options to purchase 502,366 shares of common stock exercisable within 60 days of July 9, 2014.
(8)	Includes options to purchase 135,667 shares of common stock exercisable within 60 days of July 9, 2014.
(9)	Includes options to purchase 1,160 shares of common stock exercisable within 60 days of July 9, 2014.
(10)	Includes options to purchase 6,875 shares of common stock exercisable within 60 days of July 9, 2014.
(11)	Includes options to purchase 129,479 shares of common stock exercisable within 60 days of July 9, 2014.
(12)	Includes options to purchase 3,281 shares of common stock exercisable within 60 days of July 9, 2014.
(13)	Includes options to purchase 89,417 shares of common stock exercisable within 60 days of July 9, 2014.
(14)	Includes options to purchase 87,476 shares of common stock exercisable within 60 days of July 9, 2014.
(15)	Includes options to purchase 27,003 shares of common stock exercisable within 60 days of July 9, 2014.
(16)	Includes options to purchase 258,750 shares of common stock exercisable within 60 days of July 9, 2014.
(17)	Includes options to purchase an aggregate of 2,213,266 shares of common stock exercisable within 60 days of July 9, 2014.

EXPERTS

The consolidated and combined financial statements as of September 27, 2013 and September 28, 2012, and for each of the three fiscal years in the period ended September 27, 2013 and the related financial statement schedule included in this joint proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated and combined financial statements and financial statement schedule and includes an explanatory paragraph related to the fact that periods prior to June 28, 2013, including the nine months ended June 28, 2013 that are included within Mallinckrodt’s fiscal 2013 results, may not be indicative of Mallinckrodt’s future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had it operated as an independent, publicly-traded company for the entirety of the periods presented). Such consolidated and combined financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements and the financial statement schedule of Cadence Pharmaceuticals, Inc. at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in the proxy statement of Mallinckrodt plc, which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements and schedule of Questcor as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF ORDINARY SHARES

Arthur Cox, Irish counsel to Mallinckrodt, has passed upon the validity of the Mallinckrodt ordinary shares offered by this joint proxy statement/prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF MALLINCKRODT MAY BE NONRESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NONRESIDENT PERSONS AND OF MALLINCKRODT ARE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR MALLINCKRODT, OR TO ENFORCE AGAINST SUCH PERSONS OR MALLINCKRODT IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. MALLINCKRODT HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN IRELAND AGAINST MALLINCKRODT AND/OR ITS EXECUTIVE OFFICERS AND DIRECTORS WHO ARE NON-RESIDENTS OF THE UNITED STATES, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES.

OTHER MATTERS

As of the date of this document, neither the Mallinckrodt nor the Questcor boards of directors know of any matters that will be presented for consideration at the Mallinckrodt EGM or the Questcor special meeting other than as described in this document. However, if any other matter will properly come before either the Mallinckrodt EGM or the Questcor special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of the Mallinckrodt EGM and the Questcor special meeting.

MALLINCKRODT ANNUAL GENERAL MEETING SHAREHOLDER PROPOSALS

Mallinckrodt held its 2014 Annual General Meeting of Shareholders on March 20, 2014.

Shareholder Proposals in the Proxy Statement for the 2015 Annual General Meeting. Under Rule 14a-8 of the Exchange Act, shareholder proposals to be included in the Proxy Statement for the 2015 Annual General Meeting of Shareholders must be received by Mallinckrodt’s secretary at its principal executive offices no later than September 26, 2014 and must comply with the requirements of Rule 14a-8 of the Exchange Act and the requirements of Mallinckrodt’s articles of association.

Other Shareholder Proposals and Nominations for Directors to Be Presented at the 2015 Annual General Meeting. If you desire to bring a matter before an annual meeting outside the process of Rule 14a-8, you may do so by following the procedures set forth in Mallinckrodt’s articles of association. In accordance with Mallinckrodt’s articles of association, in order to be properly brought before the 2015 Annual General Meeting, a shareholder’s notice must generally be delivered to Damastown, Mulhuddart, Dublin 15, Ireland, Attention: Company Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of Mallinckrodt’s 2014 Annual General Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Any such proposal or nomination must also meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal or nomination to be eligible for inclusion in Mallinckrodt’s 2015 proxy statement. Therefore, to be presented at Mallinckrodt’s 2015 Annual General Meeting, such a proposal or nomination must be received by Mallinckrodt on or after November 20, 2014, but no later than December 20, 2014. In the event that the date of the 2015 Annual General Meeting is more than 30 days before or more than 60 days after March 20, 2015, a shareholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the date of the meeting and not later than the close of business on the later of the 90th day prior to the date of such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Mallinckrodt.

QUESTCOR ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Merger is completed, Questcor will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Merger is not completed or if Questcor is otherwise required to do so under applicable law, Questcor will hold a 2014 annual meeting of shareholders. Any shareholder nominations or proposals for other business intended to be presented at Questcor’s next annual meeting must be submitted to Questcor as set forth below.

The deadline for submitting a shareholder proposal for inclusion in Questcor’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for its 2014 annual meeting of shareholders was December 17, 2013. Shareholder proposals that are intended to be presented at Questcor’s 2014 annual meeting, but that are not intended to be considered for inclusion in Questcor’s proxy statement and proxy related to that meeting, or nominations of a candidate for election as a director, must have been received no later than 60 days nor more than 90 days prior to April 15, 2014, the first anniversary of the date on which Questcor first mailed its proxy materials for its 2013 annual meeting. Any nominations or proposals must have provided the information required by Questcor’s bylaws and complied with any applicable laws and regulations. All submissions must have been made to the corporate secretary, at Questcor Pharmaceuticals, Inc., 1300 North Kellogg Drive, Suite D, Anaheim, California 92807.

If, however, the date of Questcor’s 2014 annual meeting is called for the date that is not within 30 days of the anniversary date of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice of a proposal by the shareholder must be received no later than the close of business on the tenth calendar day following the day on which public announcement of the date of Questcor’s 2014 annual meeting is first made.

DISSENTING SHAREHOLDER RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenting Questcor shareholder rights under California law and is qualified in its entirety by reference to the full text of Chapter 13 of the CGCL, which is attached to this proxy statement as Annex C and incorporated herein by reference. Questcor shareholders intending to exercise their dissenting shareholder rights to have Questcor purchase, at the fair market value, the shares of Questcor common stock held by them should carefully review Annex C. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX C MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS. QUESTCOR SHAREHOLDERS WHO ARE CONSIDERING ASSERTING AND EXERCISING DISSENTING SHAREHOLDER RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

If the Merger is completed, any holder of shares of Questcor common stock as of the record date may, by complying with the provisions of Chapter 13 of the CGCL, require Questcor to purchase such holder’s shares of Questcor common stock at the fair market value in lieu of receiving the Merger Consideration for their shares. The fair market value will be determined as of the day of, and immediately prior to, the first public announcement of the terms of the proposed Merger (which occurred on the morning of April 7, 2014), excluding any appreciation or depreciation in consequence of the proposed Merger.

If a Questcor shareholder has a beneficial interest in shares of Questcor common stock that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenting shareholder rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record to timely and properly follow all the steps summarized below. Dissenting shareholder rights cannot be validly exercised by persons other than Questcor shareholders of record regardless of the beneficial ownership of the shares.

Exercise of your rights as a dissenting Questcor shareholder under the CGCL requires strict compliance with the procedures set forth in Chapter 13 of the CGCL. Failure to follow any of these procedures may result in a termination or waiver of dissenting shareholder rights under the CGCL. The applicable provisions of the CGCL are summarized below. Questcor shareholders who choose to exercise dissenting shareholder rights under the CGCL must fully comply with the requirements of Chapter 13 of the CGCL.

Under the CGCL, a Questcor shareholder may be entitled to dissenting shareholder rights with respect to the shares of Questcor common stock held by such shareholder if:

•	such shares were outstanding on July 9, 2014, the record date of the Questcor special meeting;

•	such shares were voted “AGAINST” the Merger Proposal; and

•	Questcor or its transfer agent has received by no later than the date of the special meeting a written demand from such shareholder that Questcor purchase such shares at their fair market value (as described below).

If you desire to exercise dissenting shareholder rights and receive the fair market value of your shares of Questcor common stock in cash instead of the Merger Consideration, your Questcor shares must be voted “AGAINST” the Merger Proposal. It will not be sufficient to abstain from voting or for your shares to be subject to a broker non-vote. If you return a signed proxy without indicating your voting preference or with instructions to vote “FOR” the approval and adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger, your shares of Questcor common stock will be voted in favor of the Merger Agreement and you will lose any dissenting shareholder rights. In addition, a vote against the Merger Proposal will not, in and of itself, constitute a written demand for dissenting shareholder rights within the meaning of Chapter 13 of the CGCL.

Within ten days after approval of the Merger Proposal by Questcor’s shareholders at the Questcor special meeting, each shareholder who has made a written demand for dissenter’s rights pursuant to Chapter 13 of the CGCL and is entitled to dissenting shareholder rights will receive a notice of such approval and a statement of the price determined by Questcor to represent the fair market value of the shares on April 5, 2014, as of immediately prior to the first public announcement of the merger. The notice will also describe the rights to which such shareholders are entitled and shall be accompanied by a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL.

By no later than the date of the Questcor special meeting, Questcor or its transfer agent must have received from any dissenting shareholder a written demand that Questcor purchase such shareholder’s dissenting shares. The demand must set forth the number and class of shares that such shareholder desires to be repurchased and include a statement as to what such shareholder claims to be the fair market value of such shares as of the day of, and immediately prior to, the first public announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Dissenting shareholders should send the demand to:

Questcor Pharmaceuticals, Inc.

Attention: EVP Strategic Affairs and General Counsel

1300 North Kellogg Drive, Suite D

Anaheim, California 92807

Such shareholder must also, within 30 days after the date on which notice of the approval of the Merger Proposal by Questcor’s shareholders is mailed to the shareholders of dissenting shares, submit to Questcor (at the address set forth above) or its transfer agent, if the shares are certificated, any certificates representing any dissenting shares that the dissenting shareholder demands Questcor purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed, or, if the shares are uncertificated, written notice of the number of dissenting shares that the dissenting shareholder demands that Questcor purchase.

If the Questcor shareholder and Questcor agree upon the fair market value and the shares held by such Questcor shareholder qualify as dissenting shares, such Questcor shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement. If the Questcor shareholder and Questcor are unable to agree upon the fair market value of the shares or whether the shares qualify as dissenting shares, the shareholder may file a complaint in California Superior Court seeking a determination by the court of the fair market value of the shares and/or whether the shares qualify as dissenting shares. The complaint must be filed within six months of the date on which the notice of the approval of the Merger Proposal was mailed to Questcor shareholders.

After determining which Questcor shareholders are entitled to dissenting shareholder rights, the court will evaluate the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair market value. The court will then direct payment of the fair value of the shares, together with interest, if any, to the dissenting shareholders. Any cash dividends declared and paid upon the dissenting shares after the date of approval of the Merger Proposal by Questcor shareholders shall be credited against the total amount to be paid to the dissenting shareholders. The costs of proceedings may be determined by the court and shared by the parties as the court deems fit. Subject to the provisions of Chapter 13 of the CGCL, Questcor shareholders who have exercised their dissenting shareholder rights will not have the right at law or in equity to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger had been legally voted in favor of the Merger. In addition, if any Questcor shareholder initiates any action to attack the validity of the Merger or to have it set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his or her shares as a holder of dissenting shares.

WHERE YOU CAN FIND MORE INFORMATION

Both Mallinckrodt and Questcor file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either Mallinckrodt or Questcor files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, Mallinckrodt and Questcor file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Mallinckrodt at http://www.mallinckrodt.com via the “Investor Relations” link, or from Questcor by accessing Questcor’s website at http://www.questcor.com and clicking on the “Investor Relations” link.

Mallinckrodt has filed a registration statement on Form S-4 of which this document forms a part with respect to the Mallinckrodt ordinary shares to be issued in the Merger. This document constitutes the prospectus of Mallinckrodt filed as part of the registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Mallinckrodt and Questcor have previously filed with the SEC, including those listed below.

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. Mallinckrodt and Questcor have not authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint proxy statement/prospectus to shareholders of Mallinckrodt or shareholders of Questcor nor the issuance of ordinary shares of Mallinckrodt in the transaction shall create any implication to the contrary.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Questcor (File No. 001-14758):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 26, 2014, as amended by Amendment No. 1 to Form 10-K for the year ended December 31, 2013, filed on April 30, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on April 29, 2014; and

•	Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed on January 23, 2014, February 12, 2014, May 16, 2014 and July 10, 2014.

All additional documents that Questcor may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the Mallinckrodt EGM and the Questcor special meeting, respectively, shall also be deemed to be incorporated herein by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the Internet websites of Mallinckrodt or Questcor, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a shareholder of Mallinckrodt, you can obtain any of the documents incorporated by reference through Mallinckrodt or the SEC. Documents incorporated by reference are available from Mallinckrodt without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to shareholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Mallinckrodt plc

675 James S. McDonnell Blvd.

Hazelwood, Missouri 63042

Attention: John Moten, Vice President Investor Relations,

Telephone: (314) 654-6650

http://www.mallinckrodt.com/investor_relations/

In order to ensure timely delivery of the documents, Mallinckrodt shareholders must make their requests no later than five business days prior to the date of the Mallinckrodt EGM, or no later than August 7, 2014.

If you are a shareholder of Questcor, you can obtain any of the documents incorporated by reference through Questcor or the SEC. Documents incorporated by reference are available from Questcor without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to shareholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Questcor Pharmaceuticals, Inc.

1300 North Kellogg Drive, Suite D

Anaheim, California 92807

Attention: Investor Relations

Telephone: (714) 497-4899

http://ir.questcor.com/

In order to ensure timely delivery of the documents, Questcor shareholders must make their requests no later than five business days prior to the date of the Questcor special meeting, or no later than August 7, 2014.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INDEX TO FINANCIAL STATEMENTS

Mallinckrodt plc Annual Audited Consolidated and Combined Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated and Combined Statements of Income for fiscal years ended September 27, 2013 September 28, 2012 and September 30, 2011	F-3
Consolidated and Combined Statements of Comprehensive Income for fiscal years ended September 27, 2013 September 28, 2012 and September 30, 2011	F-4
Consolidated and Combined Balance Sheets at September 27, 2013 September 28, 2012	F-5
Consolidated and Combined Statements of Cash Flows for fiscal years ended September 27, 2013 September 28, 2012 and September 30, 2011	F-6
Consolidated and Combined Statement of Changes in Shareholders’ Equity for fiscal years ended September 27, 2013 September 28, 2012 and September 30, 2011	F-7
Notes to Consolidated and Combined Financial Statements	F-8
Schedule II—Valuation and Qualifying Accounts	S-1

Mallinckrodt plc Interim Unaudited Condensed Consolidated and Combined Financial Statements

Condensed Consolidated and Combined Statements of Income for the three and six months ended March 28, 2014 and March 29, 2013.	F-59
Condensed Consolidated and Combined Statements of Comprehensive Income for the three and six months ended March 28, 2014 and March 29, 2013.	F-60
Condensed Consolidated Balance sheets as of March 28, 2014 and September 27, 2013.	F-61
Condensed Consolidated and Combined Statements of Cash Flows for the six months ended March 28, 2014 and March 29, 2013.	F-62
Condensed Consolidated Statement of Changes in Shareholders’ Equity for the period September 27, 2013 to March 28, 2014.	F-63
Notes to Condensed Consolidated and Combined Financial Statements.	F-64

Cadence Pharmaceuticals, Inc. Annual Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Mallinckrodt plc:

We have audited the accompanying consolidated and combined balance sheets of Mallinckrodt plc and subsidiaries (the “Company”) as of September 27, 2013 and September 28, 2012, and the related consolidated and combined statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three fiscal years in the period ended September 27, 2013. Our audits also included the financial statement schedule listed in the Index on page F-1. These consolidated and combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated and combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Mallinckrodt plc and subsidiaries as of September 27, 2013 and September 28, 2012, and the results of their operations and their cash flows for each of the three fiscal years in the period ended September 27, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated and combined financial statements, the Company’s combined financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that is included within the Company’s fiscal 2013 results, may not be indicative of the Company’s future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had it operated as an independent, publicly-traded company for the entirety of the periods presented.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

December 13, 2013

(January 16, 2014 as to Note 24)

MALLINCKRODT PLC

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(in millions, except per share data)

	Fiscal Year
	2013	2012	2011
Net sales	$2,204.5	$2,056.2	$2,021.8
Cost of sales	1,179.6	1,091.4	1,106.9

Gross profit	1,024.9	964.8	914.9

Selling, general and administrative expenses	609.9	551.7	532.5
Research and development expenses	165.7	144.1	141.5
Separation costs	74.2	25.5	2.9
Restructuring charges, net	33.2	11.2	8.4
Gain on divestiture	(2.9)	(2.9)	(11.1)

Operating income	144.8	235.2	240.7

Interest expense	(19.5)	(0.5)	(0.6)
Interest income	0.3	0.4	0.2
Other income, net	0.8	1.0	2.9

Income from continuing operations before income taxes	126.4	236.1	243.2

Provision for income taxes	68.6	94.8	86.2

Income from continuing operations	57.8	141.3	157.0

Income (loss) from discontinued operations, net of income taxes	1.0	(6.7)	(6.3)

Net income	$58.8	$134.6	$150.7

Basic earnings (loss) per share (Note 8):
Income from continuing operations	$1.00	$2.45	$2.72
Income (loss) from discontinued operations, net of income taxes	0.02	(0.12)	(0.11)
Net income	1.02	2.33	2.61

Basic weighted-average shares outstanding	57.7	57.7	57.7
Diluted earnings (loss) per share (Note 8):
Income from continuing operations	$1.00	$2.45	$2.72
Income (loss) from discontinued operations, net of income taxes	0.02	(0.12)	(0.11)
Net income	1.02	2.33	2.61

Diluted weighted-average shares outstanding	57.8	57.7	57.7

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Fiscal Year
	2013	2012	2011
Net income	$58.8	$134.6	$150.7
Other comprehensive income (loss), net of tax
Currency translation adjustments	1.5	(2.9)	(0.5)
Unrecognized loss on derivatives, net of $-, $- and $- tax	(7.3)	—	—
Unrecognized gain (loss) on benefit plans, net of ($23.9), $4.6 and ($4.5) tax	34.2	(10.7)	12.4

Total other comprehensive income (loss), net of tax	28.4	(13.6)	11.9

Comprehensive income	$87.2	$121.0	$162.6

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

CONSOLIDATED AND COMBINED BALANCE SHEETS

(in millions, except share data)

	September 27, 2013	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$275.5	$—
Accounts receivable, less allowance for doubtful accounts of $4.6 and $9.4	400.8	315.4
Inventories	403.1	435.3
Deferred income taxes	171.1	119.9
Prepaid expenses and other current assets	134.4	31.0

Total current assets	1,384.9	901.6
Property, plant and equipment, net	997.4	945.2
Goodwill	532.0	507.5
Intangible assets, net	422.1	365.6
Other assets	220.2	179.0

Total Assets	$3,556.6	$2,898.9

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$1.5	$1.3
Accounts payable	120.9	112.5
Accrued payroll and payroll-related costs	66.5	60.3
Accrued branded rebates	34.6	24.3
Accrued and other current liabilities	376.7	221.7

Total current liabilities	600.2	420.1
Long-term debt	918.3	8.9
Pension and postretirement benefits	108.0	189.6
Environmental liabilities	39.5	136.5
Deferred income taxes	310.1	73.7
Other income tax liabilities	153.1	19.4
Other liabilities	171.8	158.8

Total Liabilities	2,301.0	1,007.0
Commitments and contingencies (Note 18)
Shareholders’ Equity:
Preferred shares, $0.20 par value, 500,000,000 authorized; none issued or outstanding	—	—
Ordinary shares, $0.20 par value, 500,000,000 authorized; 57,713,873 issued; 57,713,390 outstanding	11.5	—
Ordinary shares held in treasury at cost, 483	—	—
Additional paid-in capital	1,102.1	—
Retained earnings	33.5	—
Parent company investment	—	1,807.0
Accumulated other comprehensive income	108.5	84.9

Total Shareholders’ Equity	1,255.6	1,891.9

Total Liabilities and Shareholders’ Equity	$3,556.6	$2,898.9

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Year
	2013	2012	2011
Cash Flows From Operating Activities:
Net income	$58.8	$134.6	$150.7
(Income) loss from discontinued operations, net of income taxes	(1.0)	6.7	6.3

Income from continuing operations	57.8	141.3	157.0
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	139.6	130.9	119.8
Share-based compensation	16.2	10.7	10.3
Deferred income taxes	(9.0)	9.0	36.4
Other non-cash items	10.3	(10.7)	(11.4)
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(181.2)	(6.8)	0.7
Inventories	27.7	(62.8)	12.2
Accounts payable	7.2	(8.3)	4.6
Income taxes	60.7	79.4	36.0
Accrued and other liabilities	22.6	(38.7)	(3.5)
Other	(16.0)	11.8	8.1

Net cash provided by operating activities	135.9	255.8	370.2

Cash Flows From Investing Activities:
Capital expenditures	(147.9)	(144.2)	(120.4)
Acquisition, net of cash acquired	(88.1)	—	—
Purchase of product rights	—	(13.2)	—
Other	1.3	5.2	7.8

Net cash (used in) investing activities	(234.7)	(152.2)	(112.6)

Cash Flows From Financing Activities:
Issuance of external debt	898.1	—	—
Repayment of capital leases	(1.3)	(1.3)	(1.3)
Debt financing costs	(12.0)	—	—
Excess tax benefit from share-based compensation	3.4	1.7	1.8
Net transfers to parent	(515.9)	(104.0)	(258.1)
Proceeds from exercise of share options	0.6	—	—
Other	0.1	—	—

Net cash provided by (used in) financing activities	373.0	(103.6)	(257.6)

Effect of currency rate changes on cash	1.3	—	—

Net increase in cash and cash equivalents	275.5	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$275.5	$—	$—

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest, net	$0.8	$0.6	$0.6
Cash paid for income taxes, net	15.0	4.9	11.6

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

CONSOLIDATED AND COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(in millions)

	Ordinary Shares		Additional Paid-In Capital	Retained Earnings	Contributed Surplus	Parent Company Investment	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Number	Par Value
Balance at September 24, 2010	—	$—	$—	$—	$—	$1,749.3	$86.6	$1,835.9
Net income	—	—	—	—	—	150.7	—	150.7
Currency translation adjustments	—	—	—	—	—	—	(0.5)	(0.5)
Minimum pension liability, net of tax	—	—	—	—	—	—	12.4	12.4
Net transfers to parent	—	—	—	—	—	(209.8)	—	(209.8)

Balance at September 30, 2011	—	—	—	—	—	1,690.2	98.5	1,788.7
Net income	—	—	—	—	—	134.6	—	134.6
Currency translation adjustments	—	—	—	—	—	—	(2.9)	(2.9)
Minimum pension liability, net of tax	—	—	—	—	—	—	(10.7)	(10.7)
Net transfers to parent	—	—	—	—	—	(17.8)	—	(17.8)

Balance at September 28, 2012	—	—	—	—	—	1,807.0	84.9	1,891.9
Net income	—	—	—	33.5	—	25.3	—	58.8
Currency translation adjustments	—	—	—	—	—	—	1.5	1.5
Change in derivatives, net of tax	—	—	—	—	—	—	(7.3)	(7.3)
Minimum pension liability, net of tax	—	—	—	—	—	—	34.2	34.2
Net transfers to parent	—	—	—	—	—	(515.9)	—	(515.9)
Separation related adjustments	—	—	—	—	—	(209.9)	(4.8)	(214.7)

Transfer of parent company investment to contributed surplus	—	—	—	—	1,106.5	(1,106.5)	—	—

Transfer of contributed surplus to distributable reserves	—	—	1,095.0	—	(1,095.0)	—	—	—
Share options exercised	—	—	0.6	—	—	—	—	0.6
Share-based compensation	—	—	6.5	—	—	—	—	6.5
Issuance of ordinary shares	57.7	11.5	—	—	(11.5)	—	—	—

Balance at September 27, 2013	57.7	$11.5	$1,102.1	$33.5	$—	$—	$108.5	$1,255.6

See Notes to Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in millions, expect share data and where indicated)

1.	Background and Basis of Presentation

Background

Mallinckrodt plc, and its subsidiaries (collectively, “Mallinckrodt” or “the Company”), is a global company that develops, manufactures, markets and distributes both branded and generic specialty pharmaceuticals, active pharmaceutical ingredients (“API”) and diagnostic imaging agents. These products are found in almost every hospital, standalone diagnostic imaging center or pharmacy in the United States (“U.S.”) and the Company has a commercial presence in approximately 70 countries. The Company believes its extensive commercial reach and formulation expertise, coupled with its ability to navigate the highly regulated and technical nature of its business, have created compelling competitive advantages that it anticipates will sustain future revenue growth.

The Company conducts its business in the following two segments:

•	Specialty Pharmaceuticals produces and markets branded and generic pharmaceuticals and API, comprised of medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients; and

•	Global Medical Imaging develops, manufactures and markets contrast media and delivery systems (“CMDS”) and radiopharmaceuticals (nuclear medicine).

Mallinckrodt plc was incorporated in Ireland on January 9, 2013 for the purpose of holding the Pharmaceuticals business of Covidien plc (“Covidien”). On June 28, 2013, Covidien shareholders of record received one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien held as of the record date, June 19, 2013, and the Pharmaceuticals business of Covidien was transferred to Mallinckrodt plc, thereby completing its legal separation from Covidien (“the Separation”). On July 1, 2013, Mallinckrodt plc began regular way trading on the New York Stock Exchange under the ticker symbol “MNK.”

Basis of Presentation

The accompanying consolidated and combined financial statements reflect the consolidated financial position of the Company as an independent, publicly-traded company for periods subsequent to June 28, 2013, and as a combined reporting entity of Covidien, including operations relating to Covidien’s Pharmaceuticals business, for periods prior to June 28, 2013.

The consolidated and combined financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of the consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates. The consolidated and combined financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities in which they own or control more than fifty percent of the voting shares, or have the ability to control through similar rights. The results of entities disposed of are included in the consolidated and combined financial statements up to the date of disposal and, where appropriate, these operations have been reflected as discontinued operations. Divestitures of product lines not representing businesses have been reflected in operating income. All intercompany balances and transactions have been eliminated in consolidation and, in the opinion of management, all normal recurring adjustments necessary for a fair presentation have been included in the results reported.

Certain amounts from prior years have been reclassified to conform to the current year presentation. The presentation of rebate obligations for Brands products has been reclassified from a reduction to accounts receivable to accrued and other current liabilities in the consolidated and combined balance sheets.

The Company’s combined financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that is included within the Company’s fiscal 2013 results, may not be indicative of its future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had it operated as an independent, publicly-traded company for the entirety of the periods presented, including as a result of changes in the Company’s capitalization in connection with the Separation. The combined financial statements for periods prior to June 28, 2013 include expense allocations for certain functions provided by Covidien, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of operating expenses, headcount or other measures. The amounts allocated were $39.6 million, $49.2 million and $56.3 million for fiscal 2013, 2012 and 2011, respectively, and were included within selling, general and administrative expenses. Management considers the bases on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, the Company during the periods presented; however, the allocations may not reflect the expense the Company would have incurred as an independent, publicly-traded company. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. The Company is unable to determine what those costs would have been had the Company been independent during the applicable periods. Following the Separation, the Company has performed these functions using its own resources or purchased services, certain of which are being provided by Covidien during a transitional period pursuant to a transition services agreement dated June 28, 2013, between Mallinckrodt and Covidien, particularly in relation to areas outside the U.S. The terms and prices on which such services are rendered may not be as favorable as those that were allocated to the Company by Covidien. The Company also may incur additional costs associated with being an independent, publicly-traded company. These additional anticipated costs are not reflected in the historical combined financial statements for periods prior to June 28, 2013.

The combined balance sheets prior to June 28, 2013 include certain assets and liabilities that have historically been recorded at the Covidien corporate level but are specifically identifiable or otherwise allocable to the Company. The cash and cash equivalents held by Covidien at the corporate level were not specifically identifiable to the Company and, as such, were not allocated to the Company for periods prior to June 28, 2013. Covidien’s debt and related interest expense were not allocated to the Company since the Company was not the legal obligor of such debt and Covidien’s borrowings were not directly attributable to the Company’s business. Debt incurred by the Company directly has been included in the combined financial statements. Intercompany transactions between the Company and Covidien, prior to the Separation, have been included in the combined financial statements and were considered to be effectively settled for cash at the time the transaction was recorded. The total net effect of the settlement of these intercompany transactions was reflected in the combined statements of cash flows as a financing activity and in the combined balance sheet as parent company investment.

Prior to June 28, 2013, Covidien’s investment in the Pharmaceuticals business is shown as parent company investment in the combined financial statements. On June 28, 2013, Covidien completed a distribution of one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien. Upon completion of the Separation, the Company had 57,694,885 ordinary shares outstanding at a par value of $0.20 per share. After Separation adjustments were recorded, the remaining parent company investment balance, which included all earnings prior to the Separation, was transferred to contributed surplus.

Under Irish law, the Company can only pay dividends and repurchase shares out of distributable reserves, as discussed further in the Company’s information statement filed with the U.S. Securities and Exchange Commission (“SEC”) as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on July 1, 2013. Upon completion of the Separation, the Company did not have any distributable reserves. On July 22, 2013, the Company filed a petition with the High Court of Ireland seeking the court’s confirmation of a reduction of the Company’s share premium so that it can be treated as distributable for the purposes of Irish law. On September 9,

2013, the High Court of Ireland approved this petition and the High Court’s order and minutes were filed with the Registrar of Companies. Upon this filing, the Company’s share premium is treated as distributable reserves and the share premium balance was reclassified into additional paid-in capital within the consolidated balance sheet. Net income subsequent to the Separation has been included in retained earnings and is included in distributable reserves.

Preferred Shares

Mallinckrodt is authorized to issue 500,000,000 preferred shares, par value of $0.20 per share, none of which were issued and outstanding at September 27, 2013. Rights as to dividends, return of capital, redemption, conversion, voting and otherwise with respect to these shares may be determined by Mallinckrodt’s board of directors on or before the time of issuance. In the event of the liquidation of the Company, the holders of any preferred shares then outstanding would, if issued on such terms that they carry a preferential distribution entitlement on liquidation, be entitled to payment to them of the amount for which the preferred shares were subscribed and any unpaid dividends prior to any payment to the ordinary shareholders.

Preferred Share Purchase Rights

Pursuant to the rights agreement entered into on June 28, 2013 with Computershare Trust Company, N.A., as the Rights Agent (“the Rights Agreement”), the Company issued one preferred share purchase right (collectively, “the Rights”) for each outstanding ordinary share of the Company to shareholders of record on July 9, 2013. The Rights will not be exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% or more of the outstanding ordinary shares of Mallinckrodt plc. The Rights will expire on June 28, 2014. The Rights Agreement and the Rights are discussed further in the Company’s Form 8-A filed with the SEC on July 1, 2013.

Fiscal Year

The Company reports its results based on a “52-53 week” year ending on the last Friday of September. Fiscal 2013 and 2012 consisted of 52 weeks and ended on September 27, 2013 and September 28, 2012, respectively. Fiscal 2011 consisted of 53 weeks and ended on September 30, 2011. Unless otherwise indicated, fiscal 2013, 2012 and 2011 refer to the Company’s fiscal years ended September 27, 2013, September 28, 2012 and September 30, 2011, respectively.

2.	Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue for product sales when title and risk of loss have transferred from the Company to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions. The Company sells products direct to retail pharmacies and end user customers and through distributors who resell the products to retail pharmacies, institutions and end user customers. Chargebacks and rebates represent credits that are provided to certain distributors and customers for either the difference between the Company’s contracted price with a customer and the distributor’s invoice price paid to the Company or for contractually agreed volume price discounts. When the Company recognizes net sales, it simultaneously records an adjustment to revenue for estimated chargebacks, rebates, product returns and other sales deductions. These provisions are estimated based upon historical experience, estimated future trends, estimated customer inventory levels, current contracted sales terms with customers, level of utilization of the Company’s products and other competitive factors. The Company adjusts these reserves to reflect differences between estimated activity and actual experience. Such adjustments impact the amount of net sales recognized by the Company in the period of adjustment.

Taxes collected from customers relating to product sales and remitted to governmental authorities are accounted for on a net basis. Accordingly, such taxes are excluded from both net sales and expenses.

Shipping and Handling Costs

Shipping costs, which are costs incurred to physically move product from the Company’s premises to the customer’s premises, are classified as selling, general and administrative expenses. Handling costs, which are costs incurred to store, move and prepare product for shipment, are classified as cost of sales. Shipping costs included in selling, general and administrative expenses were $56.5 million, $59.1 million and $57.3 million in fiscal 2013, 2012 and 2011, respectively.

Research and Development

Internal research and development costs are expensed as incurred. Research and development expenses include salary and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services and other costs.

Upfront and milestone payments made to third parties under license arrangements are expensed as incurred up to the point of regulatory approval of the product. Milestone payments made to third parties upon or subsequent to regulatory approval are capitalized as an intangible asset and amortized to cost of sales over the estimated useful life of the related product.

Advertising

Advertising costs are expensed when incurred. Advertising expense was $7.5 million, $8.8 million and $9.7 million in fiscal 2013, 2012 and 2011, respectively, and is included in selling, general and administrative expenses.

Currency Translation

For the Company’s non-U.S. subsidiaries that transact in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using fiscal year-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during the related month. The net effect of these translation adjustments is shown in the consolidated and combined financial statements as a component of accumulated other comprehensive income. For subsidiaries operating in highly inflationary environments or where the functional currency is different from the local currency, non-monetary assets and liabilities are translated at the rate of exchange in effect on the date the assets and liabilities were acquired or assumed, while monetary assets and liabilities are translated at fiscal year-end exchange rates. Translation adjustments of these subsidiaries are included in net income. Gains and losses resulting from foreign currency transactions are included in net income. Foreign currency losses included within net income for fiscal 2013 and 2011 were $14.2 million and $4.3 million, respectively. The impact of foreign currency on net income in fiscal 2012 was immaterial.

Cash and Cash Equivalents

The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects an estimate of losses inherent in the Company’s accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence. Accounts receivable are written off when management determines they are uncollectible. Trade accounts receivable are also presented net of reserves related to chargebacks and non-branded rebates payable to customers for whom we have trade accounts receivable and the right of offset exists.

Inventories

Inventories are recorded at the lower of cost or market value, primarily using the first-in, first-out convention. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred. Depreciation for property, plant and equipment assets, other than land and construction in process, is based upon the following estimated useful lives, using the straight-line method:

Buildings	10 to 50 years
Leasehold improvements	2 to 14 years
Capitalized software	1 to 14 years
Machinery and equipment	3 to 20 years

The Company capitalizes certain computer software and development costs incurred in connection with developing or obtaining software for internal use.

Upon retirement or other disposal of property, plant and equipment, the cost and related amount of accumulated depreciation are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is included in net income.

The Company assesses the recoverability of assets using undiscounted cash flows whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. If an asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the present value of future cash flows or other reasonable estimate of fair value.

Acquisitions

Amounts paid for acquisitions are allocated to the tangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The Company then allocates the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including purchased research and development. The fair value of identifiable intangible assets is based on detailed valuations. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill.

The Company’s purchased research and development represents the estimated fair value as of the acquisition date of in-process projects that have not reached technological feasibility. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval.

The value of in-process research and development (“IPR&D”) is determined using the discounted cash flow method. In determining the value of IPR&D, the Company considers, among other factors, appraisals, the stage of completion of the projects, the technological feasibility of the projects, whether the projects have an alternative future use and the estimated residual cash flows that could be generated from the various projects and technologies over their respective projected economic lives. The discount rate used is determined at the time of acquisition and includes a rate of return which accounts for the time value of money, as well as risk factors that reflect the economic risk that the cash flows projected may not be realized.

The value attributable to IPR&D projects at the time of acquisition is capitalized as an indefinite-lived intangible asset and tested for impairment until the project is completed or abandoned. Upon completion of the project, the indefinite-lived intangible asset is then accounted for as a finite-lived intangible asset and amortized on a straight-line basis over its estimated useful life. If the project is abandoned, the indefinite-lived intangible asset is charged to expense. As of September 27, 2013, the Company had IPR&D of $18.6 million. As of September 28, 2012, the Company had no IPR&D.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets and liabilities assumed in a business combination. The Company tests goodwill for impairment during the fourth quarter of each year, or more frequently if impairment indicators arise. The Company utilizes a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. The Company estimates the fair value of its reporting units through internal analyses and valuation, utilizing an income approach based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, the Company will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

Intangible assets acquired in a business combination are recorded at fair value, while intangible assets acquired in other transactions are recorded at cost. Intangible assets with finite useful lives are subsequently amortized using the straight-line method over the following estimated useful lives of the assets:

Completed technology	5 to 25 years
License agreements	8 to 30 years
Trademarks	30 years

Amortization expense related to completed technology and certain other intangible assets is included in cost of sales, while amortization expense related to intangible assets that contribute to the Company’s ability to sell, market and distribute products is included in selling, general and administrative expenses. When a triggering event occurs, we evaluate potential impairment of finite-lived intangible assets by first comparing undiscounted cash flows associated with the asset to its carrying value. If the carrying value is greater than the undiscounted cash flows, the amount of potential impairment is measured by comparing the fair value of the assets with their carrying value. The fair value of the intangible asset is estimated using an income approach. If the fair value is less than the carrying value of the intangible asset, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the present value of future cash flows. The Company annually tests the indefinite-lived intangible assets for impairment by comparing the fair value of the assets, estimated using an income approach, with their carrying value and records an impairment when the carrying value exceeds the fair value. The Company assesses the remaining useful life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Indefinite-lived intangible assets are tested for impairment at least annually.

Contingencies

The Company is subject to various patent, product liability, government investigations, environmental liability and other legal proceedings in the ordinary course of business. The Company records accruals for contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company discounts environmental liabilities using a risk-free rate of return when the obligation is fixed or reasonably determinable. The impact of the discount in the consolidated and combined balance sheets was not material in any period presented. Legal fees, other than those pertaining to environmental and asbestos matters, are expensed as incurred. Insurance recoveries related to potential claims are recognized up to the amount of the recorded liability when coverage is confirmed and the estimated recoveries are probable of payment. Assets and liabilities are not netted for financial statement presentation.

Asset Retirement Obligations

The Company establishes asset retirement obligations for certain assets at the time they are installed. The present value of an asset retirement obligation is recorded as a liability when incurred. The liability is subsequently adjusted in future periods as accretion expense is recorded or as revised estimates of the timing or amount of cash flows required to retire the asset are obtained. The corresponding asset retirement costs are capitalized as part of the carrying value of the related long-lived asset and depreciated over the asset’s useful life. The Company’s obligations to decommission two facilities upon a cessation of its radiological licensed operations are primarily included on the consolidated and combined balance sheets as other liabilities.

Share-Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. That cost is recognized over the period during which an employee is required to provide service in exchange for the award, the requisite service period (generally the vesting period). For more information about our share-based awards, refer to Note 14.

Income Taxes

Income taxes for periods prior to the Separation were calculated on a separate tax return basis (inclusive of certain loss benefits), although the Company’s operations had historically been included in Covidien’s U.S. federal and state tax returns or the tax returns of non-U.S. jurisdictions. Accordingly, the income taxes presented for periods prior to June 28, 2013 do not necessarily reflect the results that would have occurred as an independent, publicly-traded company. With the exception of certain non-U.S. entities, the Company did not maintain taxes payable to or from Covidien and the Company was deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements were reflected as changes in parent company investment.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the consolidated and combined financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax bases of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company determines whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the uncertainty. To the extent a full benefit is not expected to be realized on the uncertain tax position, an income tax liability is established. Interest and penalties on income tax obligations, including uncertain tax positions, are included in the provision for income taxes.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across the Company’s global operations. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from current estimates of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when it is determined that the liabilities are no longer necessary. A significant portion of these potential tax liabilities are recorded in other income tax liabilities on the consolidated and combined balance sheets as payment is not expected within one year.

Parent Company Investment

Parent company investment in the combined balance sheet as of September 28, 2012 represents Covidien’s historical investment in the Company, the Company’s accumulated net earnings after income taxes for periods prior to that date, and the net effect of transactions with and allocations from Covidien.

3.	Recently Issued Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-11 in December 2011, “Disclosures about Offsetting Assets and Liabilities,” which was clarified in January 2013 by ASU 2013-01 “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” This guidance provides new disclosure requirements about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a netting agreement, to enable users of financial statements to understand the effects or potential effects of those arrangements on an entity’s financial position. The guidance is effective for the Company in the first quarter of fiscal 2014. The Company is still assessing the impact of the pronouncement but does not expect it will have a material impact on its financial condition, results of operations and cash flows.

FASB issued ASU 2013-02, “Reporting Amounts Classified out of Accumulated Other Comprehensive Income,” in February 2013. This guidance requires an entity to present, either on the face of the statement of income or separately in the notes to the financial statements, the effects on net income of significant amounts reclassified out of each component of accumulated other comprehensive income, if those amounts are required to be reclassified to net income in their entirety in the same reporting period. For other amounts not required to be reclassified to net income in their entirety, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. The guidance is effective for the Company in the first quarter of fiscal 2014. The Company is still assessing the impact of the pronouncement but does not expect it will have a material impact on its financial condition, results of operations and cash flows.

FASB issued ASU 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date,” in February 2013. This update provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, except for obligations addressed within existing guidance. An entity is required to measure those obligations as the sum of the amount the entity has agreed to pay on the basis of its arrangement among its co-obligors, and any additional amounts it expects to pay on behalf of its co-obligors. The guidance also requires the entity to disclose the nature and amount of those obligations. The guidance is effective for the Company in the first quarter of fiscal 2015. The Company is still assessing the impact of the pronouncement but does not expect it will have a material impact on its financial condition, results of operations and cash flows.

4.	Discontinued Operations and Divestitures

Discontinued Operations

During fiscal 2010, the Specialty Chemicals business (formerly known as “Mallinckrodt Baker”), which was part of the Company’s Specialty Pharmaceuticals segment, was sold because its products and customer bases were not aligned with the Company’s long-term strategic objectives. This business met the discontinued operations criteria and, accordingly, was included in discontinued operations for all periods presented. During fiscal 2013, the Company recorded a gain of $1.0 million and in fiscal 2012 recorded a loss of $6.7 million. This gain and loss were primarily related to the indemnification obligations to the purchaser, which are discussed in Note 17. During fiscal 2011, the Company recorded a $6.3 million loss on the sale of Mallinckrodt Baker, primarily for pension settlements related to employees of this business.

Divestitures

During fiscal 2011, the Company sold the rights to market TussiCaps extended-release capsules, a cough suppressant, for an upfront cash payment of $11.5 million. As a result of this transaction, the Company recorded an $11.1 million gain. The purchaser also may be obligated to make contingent payments to the Company of up to $11.5 million from December 31, 2011 through September 30, 2015, payable in equal quarterly installments until such time as a new competitive generic product is introduced into the market. In addition, the Company would receive a $1.0 million contingent payment if certain sales targets are achieved over the same time period. The Company received $2.9 million of contingent payments during both fiscal 2013 and 2012.

During fiscal 2010, the Company sold its nuclear radiopharmacies in the U.S. In connection with this sale, the Company also entered into a supply agreement, under which the purchaser committed to annual purchase volumes through December 31, 2014.

5.	Acquisitions and License Agreements

Business Acquisitions

CNS Therapeutics

On October 1, 2012, the Company’s Specialty Pharmaceuticals segment acquired all the outstanding equity of CNS Therapeutics, Inc. (“CNS Therapeutics”), a specialty pharmaceuticals company focused on developing and commercializing intrathecal products for site-specific administration to the central nervous system to treat neurological disorders and intractable chronic pain, for total consideration of $95.0 million. The total consideration was comprised of an upfront cash payment of $88.1 million (net of cash acquired of $3.6 million) and the fair value of contingent consideration of $6.9 million. This contingent consideration, which could potentially total a maximum of $9.0 million, is discussed further in Note 20. The acquisition of CNS Therapeutics expanded the Company’s branded pharmaceuticals portfolio and supports the Company’s strategy of leveraging its therapeutic expertise and core capabilities in manufacturing, regulatory and commercialization to serve patients. With the acquisition, the Company now offers products for use in the management of severe spasticity of cerebral or spinal origin with a research and development pipeline of an additional presentation and concentration of Gablofen, as well as other investigational pain products for intrathecal administration.

The following amounts represent the final allocation of the fair value of the identifiable assets acquired and liabilities assumed:

Current assets (1)	$13.3
Intangible assets	91.9
Goodwill (non-tax deductible) (2)	24.5

Total assets acquired	129.7

Current liabilities	4.0
Deferred tax liabilities, net (non-current)	27.1
Contingent consideration (non-current)	6.9

Total liabilities assumed	38.0

Net assets acquired	$91.7

(1)	This amount includes $3.3 million of accounts receivable, which is also the gross contractual value. As of the acquisition date, the fair value of accounts receivable approximated carrying value.
(2)	Goodwill relates to the Company’s ability to exploit CNS Therapeutics’ technologies.

The following reconciles the total consideration to net assets acquired:

Total consideration	$95.0
Plus: cash assumed in acquisition	3.6
Less: contingent consideration	(6.9)

Net assets acquired	$91.7

Intangible assets acquired consist of the following:

	Amount	Weighted-Average Amortization Period
Completed technology	$73.1	13 years
Trademark	0.2	3 years
In-process research and development	18.6	Non-Amortizable

	$91.9

The in-process research and development projects primarily relate to certain investigational intrathecal pain products. As of the date of acquisition, these pain products were in various stages of development, with further development, testing, clinical trials and regulatory submission required in order to bring them to market. At the acquisition date, the total cost to complete these products was estimated to be approximately $18.0 million. The Company expects that regulatory approvals will occur between 2015 and 2018. The valuation of the in-process research and development was determined using, among other factors, appraisals primarily based on the discounted cash flow method. The cash flows were discounted at a 35% rate, which was considered commensurate with the risks and stages of development of the pain products. Future residual cash flows that could be generated from the products were determined based upon management’s estimate of future revenue and expected profitability of the products. These projected cash flows were then discounted to their present values taking into account management’s estimate of future expenses that would be necessary to bring the products to completion.

The consolidated and combined statement of income for fiscal 2013 contained $29.2 million of net sales of intrathecal products added to the Company’s portfolio from the CNS Therapeutics acquisition. Acquisition and integration costs included in the periods presented were not material. The Company does not believe that the results of operations for the periods presented would have been materially different had the acquisition taken place at the beginning of the first period presented.

Product Acquisitions

Roxicodone

In August 2012, the Company’s Specialty Pharmaceuticals segment paid $13.2 million under an agreement to acquire all of the rights to Xanodyne Pharmaceuticals, Inc.’s Roxicodone, which was capitalized as an intangible asset. Roxicodone is an immediate-release oral formulation of oxycodone hydrochloride indicated for the management of moderate to severe pain where the use of an opioid analgesic is appropriate. Roxicodone is the Reference Listed Drug for one of the Company’s generic products and is important to the Company’s product pipeline. Sales of Roxicodone during fiscal 2013 were $8.4 million. There are no ongoing royalty payments under this agreement.

License Agreements

Exalgo

In 2009, the Company’s Specialty Pharmaceuticals segment acquired the rights to market and distribute the pain management drug Exalgo in the U.S. Under the license agreement, the Company is obligated to make additional payments of up to $73.0 million based on the successful completion of specified development and regulatory milestones. Through fiscal 2013, $65.0 million of additional payments have been made, with $55.0 million being capitalized as an intangible asset. The amount capitalized related to the U.S. Food and Drug Administration’s (“FDA”) approval of the New Drug Application (“NDA”) for the 8 mg, 12 mg and 16 mg tablet dosage forms of Exalgo. During fiscal 2012 the Company received FDA approval to market a 32 mg tablet dosage form. The Company is also required to pay royalties on sales of the product. During fiscal 2013, 2012 and 2011, the Company paid royalties of $24.0 million, $16.1 million and $5.5 million, respectively.

Depomed

In 2009, the Company’s Specialty Pharmaceuticals segment licensed worldwide rights to utilize Depomed, Inc.’s (“Depomed”) Acuform gastric retentive drug delivery technology for the exclusive development of four products. Under this license agreement, the Company may be obligated to pay up to $64.0 million in development milestone payments. Through fiscal 2013, approximately $7.0 million of these payments have been made by the Company. The Company will also pay Depomed a royalty on sales of products developed under this license agreement. During fiscal 2013, subsequent to the FDA’s acceptance of our NDA for MNK-795 in July 2013, a milestone payment of $5.0 million was made, for which the FDA granted conditional approval of the brand name Xartemis XR. During fiscal 2012, an insignificant amount of milestone payments were expensed as incurred since regulatory approval had not been received, and no milestone payments were made in fiscal 2011. In addition, no royalties have been paid through fiscal 2013.

Pennsaid

In 2009, the Company’s Specialty Pharmaceuticals segment entered into a licensing agreement which granted it rights to market and distribute Pennsaid and MNK-395, an investigational product candidate that is a formulation of diclofenac sodium topical solution which we anticipate will be indicated for the treatment of pain associated with osteoarthritis of the knee. The Company is responsible for all future development activities and expenses and may be required to make milestone payments of up to $120.0 million based upon the successful completion of specified regulatory and sales milestones. Through fiscal 2013, $15.0 million of these payments were made, all of which were capitalized as an intangible asset as the payment related to the fiscal 2010 FDA approval of the Pennsaid NDA. The Company is also required to pay royalties on sales of the products under this agreement. During fiscal 2013 and 2012, the Company paid royalties of $3.9 million and $7.5 million, respectively, with this product, and the amount of royalties paid in fiscal 2011 was insignificant.

6.	Restructuring and Related Charges

During fiscal 2013, the Company launched a restructuring program designed to improve its cost structure (“the 2013 Mallinckrodt Program”). The 2013 Mallinckrodt Program includes actions across all segments, as well as within the corporate functions. The Company expects to incur charges of $100 million to $125 million under this program as the specific actions required to execute on these initiatives are identified and approved, most of which are expected to be incurred by the end of fiscal 2016. Restructuring actions associated with acquisitions made prior to the Separation are included within Other programs below.

Prior to Separation, Covidien initiated restructuring programs, which also applied to its Pharmaceutical business. These programs were substantially completed as of September 27, 2013.

Net restructuring and related charges by segment are as follows:

	Fiscal Year
	2013	2012	2011
Specialty Pharmaceuticals	$16.4	$11.3	$6.5
Global Medical Imaging	16.4	7.9	3.8
Corporate	3.0	—	(0.3)

Restructuring and related charges, net	35.8	19.2	10.0
Less: accelerated depreciation	(2.6)	(8.0)	(1.6)

Restructuring charges, net	$33.2	$11.2	$8.4

Net restructuring and related charges are comprised of the following:

	Fiscal Year
	2013	2012	2011
2013 Mallinckrodt Program	$14.9	$—	$—
Other programs	20.9	19.2	10.0

Total programs	35.8	19.2	10.0
Less: non-cash charges, including accelerated depreciation	(2.6)	(6.2)	(1.6)

Total charges expected to be settled in cash	$33.2	$13.0	$8.4

The following table summarizes cash activity for restructuring reserves, substantially all of which related to employee severance and benefits:

	2013 Mallinckrodt Program	Other Programs	Total
Balance at September 24, 2010	$—	$4.5	$4.5
Charges	—	9.6	9.6
Changes in estimate	—	(1.2)	(1.2)
Cash payments	—	(3.5)	(3.5)
Reclassifications (1)	—	(1.6)	(1.6)
Currency translation	—	(0.2)	(0.2)

Balance at September 30, 2011	—	7.6	7.6
Charges	—	12.8	12.8
Changes in estimate	—	0.2	0.2
Cash payments	—	(11.5)	(11.5)
Reclassifications (1)	—	(0.2)	(0.2)

Balance at September 28, 2012	—	8.9	8.9
Charges	14.9	20.9	35.8
Changes in estimate	—	(2.6)	(2.6)
Cash payments	—	(15.1)	(15.1)
Reclassifications (1)	—	(1.5)	(1.5)

Balance at September 27, 2013	$14.9	$10.6	$25.5

(1)	Represents the reclassification of pension and other postretirement benefits from restructuring reserves to pension and postretirement obligations, and the transfer of certain restructuring liabilities in conjunction with the Separation.

Net restructuring and related charges, including associated asset impairments, incurred cumulative to date related to the 2013 Mallinckrodt Program are as follows:

Specialty Pharmaceuticals	$2.4
Global Medical Imaging	9.5
Corporate	3.0

$14.9

Substantially all of the restructuring reserves are included in accrued and other current liabilities on the Company’s consolidated and combined balance sheets.

7.	Income Taxes

The U.S. and non-U.S. components of income from continuing operations before income taxes were as follows:

	2013	2012	2011
U.S.	$70.0	$174.6	$134.9
Non-U.S.	56.4	61.5	108.3

Total	$126.4	$236.1	$243.2

Significant components of income taxes related to continuing operations are as follows:

	2013	2012	2011
Current:
U.S.:
Federal	$45.7	$61.1	$19.2
State	9.2	7.2	2.4
Non-U.S.	22.7	17.5	28.2

Current income tax provision	77.6	85.8	49.8
Deferred:
U.S.:
Federal	(11.7)	5.3	37.8
State	(1.2)	2.4	4.3
Non-U.S.	3.9	1.3	(5.7)

Deferred income tax (benefit) provision	(9.0)	9.0	36.4

	$68.6	$94.8	$86.2

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes on continuing operations is as follows:

	2013	2012	2011
Notional U.S. federal income taxes at the statutory rate	$44.3	$82.6	$85.1
Adjustments to reconcile to income tax provision:
U.S. state income tax provision, net	4.8	7.1	5.9
Rate difference between non-U.S. and U.S. jurisdictions (1)(2)	(2.2)	(3.5)	(16.8)
Domestic manufacturing deduction	(2.5)	(3.0)	—
Valuation allowances, nonrecurring	3.4	—	—
Adjustments to accrued income tax liabilities and uncertain tax positions (2)	8.6	1.2	(1.0)
Interest on accrued income tax liabilities and uncertain tax positions (2)	4.7	1.1	1.9
Withholding tax, net	0.3	0.4	3.8
Credits, principally research (3)	(6.2)	(0.8)	(4.1)
Permanently nondeductible and nontaxable items	12.0	8.1	8.4
Other	1.4	1.6	3.0

Provision for income taxes	$68.6	$94.8	$86.2

(1)	Excludes non-deductible charges and other items which are broken out separately in the statutory rate reconciliation presented. Also includes the impact of certain valuation allowances.
(2)	Includes impact of items relating to entities retained by Covidien in connection with the Separation.
(3)	Due to the December 31, 2011 tax law expiration, fiscal 2012 includes U.S. Research Credits for only the three months ended December 31, 2011. During fiscal 2013, the legislation was extended, with a retroactive effective date of January 1, 2012. As such, fiscal 2013 includes approximately $2.3 million of credit related to the period January 1, 2012 through September 28, 2012.

As of September 27, 2013, September 28, 2012 and September 30, 2011, the amounts of unrecognized tax benefits for which the Company is legally and directly liable and would be required to remit cash if not sustained were $100.1 million, $13.4 million and $14.2 million, respectively. For periods prior to the Separation, the Company’s operations had been included in tax returns filed by Covidien or certain of its subsidiaries not included in the Company’s historical combined financial statements. As a result, some federal uncertain tax positions related to the Company’s operations resulted in unrecognized tax benefits that are obligations of entities not included in the combined financial statements for periods prior to June 28, 2013. Because the activities that gave rise to these unrecognized tax benefits relate to the Company’s operations, the impact of these items (presented in the table below) were charged to the income tax provision through parent company investment, which was a component of parent company equity in the combined balance sheets.

The following table summarizes the activity related to the Company’s unrecognized tax benefits, excluding interest:

	2013	2012	2011
Balance at beginning of fiscal year	$165.5	$168.4	$175.7
Unrecognized tax benefits retained by Covidien	(153.7)	—	—
Unrecognized tax benefits transferred from Covidien	84.2	—	—
Additions related to current year tax positions	3.5	1.3	2.2
Additions related to prior period tax positions	6.6	1.6	1.1
Reductions related to prior period tax positions	(4.3)	(1.9)	(3.9)
Settlements	(1.6)	(1.7)	(6.7)
Lapse of statute of limitations	(0.1)	(2.2)	—

Balance at end of fiscal year	100.1	165.5	168.4
Cash advance paid in connection with proposed settlements	—	(23.5)	(23.5)

Balance at end of fiscal year, net of cash advance	$100.1	$142.0	$144.9

During fiscal 2011, Covidien made a $35.1 million advance payment to the U.S. Internal Revenue Service (“IRS”) in connection with the proposed settlement of certain tax matters. This payment was comprised of $23.5 million of tax and $11.6 million of interest. This amount was retained by Covidien in connection with the Separation. The Company expects to make an advance payment of $30.0 million in fiscal 2014, which is comprised of unrecognized tax benefits, other tax items unrelated to unrecognized tax benefits and associated interest. This amount has been recorded within accrued and other current liabilities as of September 27, 2013.

Unrecognized tax benefits, excluding interest, are reported in the following consolidated and combined balance sheet captions in the amount shown:

	September 27, 2013	September 28, 2012
Accrued and other current liabilities	$23.4	$—
Other income tax liabilities	76.7	13.4
Parent company investment	—	152.1

	$100.1	$165.5

The changes in the balance sheet captions between periods in the above table reflects the transfer of the liabilities to the Company from Covidien with the Separation. Pursuant to the separation and distribution agreement (“the Separation and Distribution Agreement”) and other agreements, certain assets and liabilities that were formerly associated with the Pharmaceuticals business of Covidien were retained by Covidien and, conversely, certain non-operating assets and liabilities were transferred to the Company. The amounts related to unrecognized tax benefits recorded within parent company investment at the Separation were retained by Covidien, and $84.2 million of liabilities related to unrecognized tax benefits, excluding interest, were transferred to the Company.

Included within total unrecognized tax benefits at September 27, 2013, September 28, 2012 and September 30, 2011, there were $96.3 million, $144.3 million and $144.8 million, respectively, of unrecognized tax benefits, which if favorably settled would benefit the effective tax rate. The remaining unrecognized tax benefits for each period would be offset by the write-off of related deferred and other tax assets, if recognized. During fiscal 2013, 2012 and 2011, the Company accrued additional interest of $2.4 million, $1.4 million and $3.8 million, respectively, with no additional penalties accrued during these periods. The total amount of accrued interest related to uncertain tax positions was $62.1 million, $33.9 million and $32.5 million, respectively, with no penalties accrued during these periods. Of the $33.9 million accrued as of September 28, 2012, $26.0 million was included within parent company investment on the combined balance sheet. This amount was retained by Covidien in connection with the Separation and $51.8 million of accrued interest related to unrecognized tax benefits was transferred to the Company. During fiscal 2013 $4.0 million in penalty accruals were transferred to the Company by Covidien in connection with the Separation.

It is reasonably possible that within the next twelve months, as a result of the resolution of various federal, state and foreign examinations and appeals and the expiration of various statutes of limitation, that the unrecognized tax benefits that would affect the effective tax rate will decrease by up to $22.6 million. The amount of interest and penalties that will affect the effective tax rate will decrease by up to $15.6 million.

Income taxes payable, including uncertain tax positions and related interest accruals, is reported in the following consolidated and combined balance sheet captions in the amounts shown. Non-current other income tax liabilities also includes anticipated refunds and other items not related to uncertain tax positions.

	September 27, 2013	September 28, 2012
Accrued and other current liabilities	$28.2	$2.6
Other income tax liabilities	153.1	19.4

	$181.3	$22.0

Covidien continues to be examined by various taxing authorities for periods the Company was included within the consolidated results of Covidien. The resolution of these tax matters could result in a significant change in the Company’s unrecognized tax benefits; however, the Company does not expect that the total amount of unrecognized tax benefits will significantly change over the next twelve months. In connection with the Separation, the Company entered into a tax matters agreement (“the Tax Matters Agreement”) with Covidien that generally governs Covidien’s and Mallinckrodt’s respective rights, responsibilities and obligations after the Separation with respect to certain taxes, including, but not limited to, ordinary course of business taxes. For further information on the Tax Matters Agreement, refer to Note 16.

As of September 27, 2013, tax years that remain subject to examination in the Company’s major tax jurisdictions are as follows:

Jurisdiction	Earliest Open Year
U.S.—federal and state	1996
Ireland	2009
Netherlands	2013
Switzerland	2012

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred tax (liability) asset at the end of each fiscal year were as follows:

	September 27, 2013	September 28, 2012
Deferred tax assets:
Accrued liabilities and reserves	$53.8	$47.4
Inventories	30.5	36.4
Tax loss and credit carryforwards	53.6	1.2
Environmental liabilities	27.3	66.4
Rebate reserves	43.4	38.1
Indemnification reserves	8.2	14.9
Postretirement benefits	30.2	67.7
Federal and state benefit of uncertain tax positions and interest	47.1	5.7
Deferred intercompany interest	19.2	—
Other	30.8	13.9

	344.1	291.7

Deferred tax liabilities:
Property, plant and equipment	(160.5)	(139.9)
Intangible assets	(113.1)	(89.1)
Investment in partnership	(173.6)	—

	(447.2)	(229.0)

Net deferred tax (liability) asset before valuation allowances	(103.1)	62.7
Valuation allowances	(30.0)	(15.3)

Net deferred tax (liability) asset	$(133.1)	$47.4

Deferred taxes are reported in the following consolidated and combined balance sheet captions in the amounts shown:

	September 27, 2013	September 28, 2012
Deferred income taxes (current asset)	$171.1	$119.9
Other non-current assets	7.5	3.8
Accrued and other current liabilities	(1.6)	(2.6)
Deferred income taxes (non-current liability)	(310.1)	(73.7)

Net deferred tax (liability) asset	$(133.1)	$47.4

The Company’s current deferred tax asset increased from $119.9 million at September 28, 2012 to $171.1 million at September 27, 2013 primarily due to $16.5 million being transferred to the Company from Covidien in connection with the Separation, $19.2 million of deferred U.S. tax deduction on intercompany interest and $5.8 million related to the acquisition of CNS Therapeutics. Additionally, the Company’s noncurrent deferred tax liability increased from $73.7 million at September 28, 2012 to $310.1 million at September 27, 2013, primarily due to $165.1 million being transferred to the Company from Covidien in connection with the Separation and $32.9 million related to the acquisition of CNS Therapeutics. The transfer from Covidien in connection with the Separation was predominately related to an indefinite-lived deferred tax liability of $173.6 million related to the Company’s wholly-owned U.S. operating partnership.

At September 27, 2013, the Company had approximately $13.6 million of net operating loss carryforwards in certain non-U.S. jurisdictions, of which $11.4 million have no expiration and the remaining $2.2 million will expire in future years through 2023. The Company had $23.2 million of U.S. federal and state net operating loss carryforwards and $5.4 million of U.S. federal capital loss carryforwards at September 27, 2013, which will expire during fiscal 2014 through 2033.

At September 27, 2013 the Company also had $11.4 million of tax credits available to reduce future income taxes payable, primarily in jurisdictions within the U.S., of which $0.6 million have no expiration and the remainder expire during fiscal 2014 through 2033.

The deferred tax asset valuation allowances of $30.0 million and $15.3 million at September 27, 2013 and September 28, 2012, respectively, relate principally to the uncertainty of the utilization of certain deferred tax assets, primarily non-US net operating losses, certain reserves in non-U.S. jurisdictions and realized and unrealized capital losses in the U.S. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets.

During fiscal 2013, 2012 and 2011, the Company provided for U.S. and non-U.S. income and withholding taxes in the amount of $0.2 million, $0.4 million and $3.8 million, respectively, on earnings that were or are intended to be repatriated. In general, the remaining earnings of the Company’s subsidiaries are considered to be permanently reinvested. Income taxes are not provided on undistributed earnings of U.S. and non-U.S. subsidiaries that are either indefinitely reinvested or can be distributed on a tax-free basis. As of September 27, 2013, the cumulative amount of such undistributed earnings was approximately $1.0 billion. It is not practicable to determine the cumulative amount of tax liability that would arise if these earnings were remitted.

8.	Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income by the number of weighted-average shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average shares outstanding and, if dilutive, potential ordinary shares outstanding during the period. Potential ordinary shares represents the incremental ordinary shares issuable for restricted share units and share option exercises. The Company calculates the dilutive effect of outstanding restricted share units and share options on earnings (loss) per share by application of the treasury stock method.

The computations of basic and diluted earnings (loss) per share assumes that the number of shares outstanding for periods prior to June 28, 2013 was equal to the number of ordinary shares of Mallinckrodt outstanding on June 28, 2013, immediately following the distribution of one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien. The dilutive effect of the Company’s share-based awards that were issued as a result of the conversion of Covidien share-based awards with the Separation, the initial equity awards granted to certain of the Company’s executives on July 1, 2013 and any other Company grants made since the Separation have been included in the computation of diluted earnings per share for fiscal 2013, weighted appropriately for the portion of the period they were outstanding.

	2013	2012	2011
Weighted-average shares for basic earnings (loss) per share	57.7	57.7	57.7
Effect of share options and restricted shares	0.1	—	—

Weighted-average shares for diluted earnings (loss) per share	57.8	57.7	57.7

The computation of diluted earnings per share for fiscal 2013 excludes approximately 0.5 million of equity awards because the effect would have been anti-dilutive.

9.	Inventories

Inventories are comprised of the following at the end of each period:

	September 27, 2013	September 28, 2012
Raw materials and supplies	$68.8	$74.1
Work in process	191.5	184.7
Finished goods	142.8	176.5

Inventories	$403.1	$435.3

10.	Property, Plant and Equipment

The gross carrying amount and accumulated depreciation of property, plant and equipment at the end of each period was as follows:

	September 27, 2013	September 28, 2012
Land	$60.4	$60.0
Buildings	316.6	297.3
Capitalized software	76.4	59.9
Machinery and equipment	1,226.6	1,152.8
Construction in process	193.7	181.4

	1,873.7	1,751.4
Less: accumulated depreciation	(876.3)	(806.2)

Property, plant and equipment, net	$997.4	$945.2

The amounts above include property under capital leases of $17.8 million and $17.0 million at September 27, 2013 and September 28, 2012, respectively, consisting primarily of buildings. Accumulated amortization of capitalized lease assets was $15.8 million and $14.3 million at the end of fiscal 2013 and 2012, respectively.

Depreciation expense, including amounts related to capitalized leased assets, was $104.2 million, $103.6 million and $92.8 million for fiscal 2013, 2012 and 2011, respectively. Depreciation expense includes depreciation on demonstration equipment of $3.6 million, $3.4 million and $3.9 million for fiscal 2013, 2012 and 2011, respectively. Demonstration equipment is included within other assets on the consolidated and combined balance sheets.

11.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill by segment were as follows:

	Specialty Pharmaceuticals	Global Medical Imaging	Total
Goodwill at September 28, 2012	$287.8	$219.7	$507.5
Acquisitions	24.5	—	24.5

Goodwill at September 27, 2013	$312.3	$219.7	$532.0

The gross carrying amount and accumulated amortization of intangible assets at the end of each period were as follows:

	September 27, 2013		September 28, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Completed technology	$449.2	$196.6	$376.1	$173.7
Licenses	191.1	79.3	191.1	67.1
Trademarks	7.9	3.8	7.7	3.5

Total	$648.2	$279.7	$574.9	$244.3

Non-Amortizable:
Trademarks	$35.0		$35.0
In-process research and development	18.6		—

Total	$53.6		$35.0

Intangible asset amortization expense was $35.4 million, $27.3 million and $27.0 million in fiscal 2013, 2012 and 2011, respectively. The estimated aggregate amortization expense on intangible assets owned by the Company is expected to be as follows:

Fiscal 2014	$35.4
Fiscal 2015	35.4
Fiscal 2016	35.3
Fiscal 2017	33.9
Fiscal 2018	25.2

12.	Debt

Debt was comprised of the following at the end of each period:

	September 27, 2013	September 28, 2012
Current maturities of long-term debt:
Capital lease obligation	$1.4	$1.3
Loan payable	0.1	—

Total current debt	1.5	1.3
Long-term debt:
7.00% debentures due December 2013 (1)	—	5.8
3.50% notes due April 2018	299.9	—
9.50% debentures due May 2022 (2)	10.4	—
8.00% debentures due March 2023 (2)	8.0	—
4.75% notes due April 2023	598.2	—
Capital lease obligation	1.8	3.1

Total long-term debt	918.3	8.9

Total debt	$919.8	$10.2

(1)	Under the terms of the Separation and Distribution Agreement, the 7.00% debentures due December 2013 were retained by Covidien.
(2)	Under the terms of the Separation and Distribution Agreement, the 8.00% and 9.50% debentures due in March 2023 and May 2022, respectively, were transferred to the Company.

In November 2012, Mallinckrodt International Finance S.A. (“MIFSA”) was formed as a 100% owned subsidiary of Covidien in connection with the Separation. MIFSA is a holding company established to own, directly or indirectly, substantially all of the operating subsidiaries of the Company, to issue debt securities and to perform treasury operations. At the time of the Separation, MIFSA became a 100% owned subsidiary of the Company.

In March 2013, MIFSA entered into a $250 million five-year senior unsecured revolving credit facility that matures in June 2018 (“the Credit Facility”). Borrowings under the Credit Facility will initially bear interest at LIBOR plus 1.50% per annum (subject to adjustment pursuant to a ratings-based pricing grid). The Credit Facility contains a $150 million letter of credit sublimit. The Credit Facility is subject to an initial annual facility fee of 0.25%, which is also subject to adjustment pursuant to a ratings-based pricing grid, and the fee applied to outstanding letters of credit is based on the interest rate applied to borrowings. The Credit Facility agreement contains customary affirmative and negative covenants, including a financial maintenance covenant that limits the Company’s ratio of debt to earnings before interest, income taxes, depreciation and amortization, as adjusted for certain items, and another financial maintenance covenant that requires the Company’s ratio of earnings before interest, income taxes, depreciation and amortization, as adjusted for certain items, to interest expense to exceed certain thresholds. Other nonfinancial covenants restrict, among other things, the Company’s ability to create liens, the ability of the non-guarantor subsidiaries to incur additional indebtedness and the ability of the Company to merge or consolidate with any other person or sell or convey certain of its assets to any one person. MIFSA was not permitted to draw upon the Credit Facility until certain conditions were met, including completion of the Separation and Mallinckrodt plc’s guaranty of MIFSA’s obligations under the Credit Facility. These conditions were satisfied as of June 28, 2013; however, there were no borrowings or letters of credit outstanding under the Credit Facility at September 27, 2013.

In April 2013, MIFSA issued $300 million aggregate principal amount of 3.50% senior unsecured notes due April 2018 and $600 million aggregate principal amount of 4.75% senior unsecured notes due April 2023 (collectively, “the Notes”). Mallinckrodt plc has fully and unconditionally guaranteed the Notes on an unsecured and unsubordinated basis as of the completion of the Separation. The Notes are subject to an indenture which contains covenants limiting the ability of MIFSA, its restricted subsidiaries (as defined in the Notes) and Mallinckrodt plc, as guarantor, to incur certain liens or enter into sale and lease-back transactions. It also restricts Mallinckrodt plc and MIFSA’s ability to merge or consolidate with any other person or sell or convey all or substantially all of their assets to any one person. MIFSA may redeem all of the Notes at any time, and some of the Notes from time to time, at a redemption price equal to the principal amount of the Notes redeemed plus a make-whole premium. MIFSA will pay interest on the Notes semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 2013. The net proceeds to MIFSA from the issuance and sale of the Notes was $889.3 million, the majority of which was retained by Covidien per the terms of the Separation and Distribution Agreement. The Notes were issued and sold in a private placement; however, MIFSA is required to register the Notes with the SEC within one year of the issuance of the Notes.

As of September 27, 2013, the Company was, and expects to remain, in compliance with the provisions and covenants associated with its Credit Agreement, the Notes and its other debt agreements.

The Company’s capital lease obligation relates to a non-U.S. manufacturing facility. This lease expires in December 2015. The aggregate amounts of debt, including the capital lease obligation, maturing during the next five fiscal years are as follows:

Fiscal 2014	$1.5
Fiscal 2015	1.4
Fiscal 2016	0.4
Fiscal 2017	—
Fiscal 2018	300.0

13.	Retirement Plans

Defined Benefit Plans

The Company sponsors a number of defined benefit retirement plans covering certain of its U.S. employees and non-U.S. employees. As of September 27, 2013, U.S. plans represented 73% of both the Company’s total pension plan assets and projected benefit obligation. The Company generally does not provide postretirement benefits other than retirement plan benefits for its employees; however, certain of the Company’s U.S. employees participate in postretirement benefit plans that provide medical benefits. These plans are unfunded.

During fiscal 2013, the Company incurred settlement charges of $6.8 million resulting from lump sum distributions to former employees. During fiscal 2011, the Company incurred settlement charges of $11.1 million resulting from the level of lump-sum payments paid out of one of its U.S. pension plans, a significant portion of which were driven by the divestiture of Mallinckrodt Baker.

The net periodic benefit cost (credit) for the Company’s pension and postretirement benefit plans was as follows:

	Pension Benefits			Postretirement Benefits
	Fiscal Year			Fiscal Year
	2013	2012	2011	2013	2012	2011
Service cost	$5.0	$5.0	$6.2	$0.1	$0.1	$0.2
Interest cost	18.2	21.2	23.5	2.4	3.1	3.8
Expected return on plan assets	(29.6)	(24.5)	(25.3)	—	—	—
Amortization of net actuarial loss	12.3	11.7	11.8	0.3	0.2	0.5
Amortization of prior service cost	0.6	0.7	0.8	(9.1)	(9.2)	(9.0)
Plan settlements loss	6.8	(0.2)	11.1	—	—	—
Curtailments	—	—	1.9	—	—	(4.6)
Special termination benefits	—	—	0.1	—	—	—

Net periodic benefit cost (credit)	$13.3	$13.9	$30.1	$(6.3)	$(5.8)	$(9.1)

The following table represents the changes in benefit obligations, plan assets and the net amounts recognized on the consolidated and combined balance sheets for pension and postretirement benefit plans at the end of fiscal 2013 and 2012:

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Change in benefit obligation:
Projected benefit obligations at beginning of year	$533.2	$491.1	$80.3	$80.1
Service cost	5.0	5.0	0.1	0.1
Interest cost	18.2	21.2	2.4	3.1
Employee contributions	0.3	0.3	—	—
Actuarial (gain) loss	(24.0)	53.3	(9.3)	2.8
Benefits and administrative expenses paid	(21.9)	(32.3)	(3.8)	(5.8)
Plan amendments	(9.0)	—	(16.5)	—
Plan settlements	(24.2)	(0.3)	—	—
Plan combinations	18.4	—	—	—
Curtailments	—	—	—	—
Currency translation	5.7	(5.1)	—	—

Projected benefit obligations at end of year	$501.7	$533.2	$53.2	$80.3

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Change in plan assets:
Fair value of plan assets at beginning of year	$432.0	$383.6	$—	$—
Actual return on plan assets	17.3	63.0	—	—
Employer contributions	44.4	23.4	3.8	5.8
Employee contributions	0.3	0.3	—	—
Benefits and administrative expenses paid	(21.9)	(32.3)	(3.8)	(5.8)
Plan settlements	(24.2)	(0.3)	—	—
Plan combinations	2.3	—	—	—
Currency translation	5.8	(5.7)	—	—

Fair value of plan assets at end of year	$456.0	$432.0	$—	$—

Funded status at end of year	$(45.7)	$(101.2)	$(53.2)	$(80.3)

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Amounts recognized on the consolidated and combined balance sheet:
Non-current assets	$17.1	$17.7	$—	$—
Current liabilities	(3.1)	(2.2)	(4.9)	(7.4)
Non-current liabilities	(59.7)	(116.7)	(48.3)	(72.9)

Net amount recognized on the consolidated and combined balance sheet	$(45.7)	$(101.2)	$(53.2)	$(80.3)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$(102.9)	$(127.5)	$(2.4)	$(12.1)
Prior service credit (cost)	7.9	(1.8)	28.2	20.8

Net amount recognized in accumulated other comprehensive income	$(95.0)	$(129.3)	$25.8	$8.7

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost (credit) in fiscal 2014 are as follows:

	Pension Benefits	Postretirement Benefits
Amortization of net actuarial loss	$(8.3)	$—
Amortization of prior service cost	0.6	9.3

The accumulated benefit obligation for all pension plans at the end of fiscal 2013 and 2012 was $499.9 million and $527.6 million, respectively. Additional information related to pension plans is as follows:

	2013	2012
Pension plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$377.6	$414.3
Fair value of plan assets	316.2	295.4

The accumulated benefit obligation and fair value of plan assets for pension plans with projected benefit obligations in excess of plan assets do not significantly differ from the amounts in the table above since substantially all of the Company’s pension plans are frozen.

Actuarial Assumptions

Weighted-average assumptions used each fiscal year to determine net periodic benefit cost for the Company’s pension plans are as follows:

	U.S. Plans			Non-U.S. Plans
	2013	2012	2011	2013	2012	2011
Discount rate	3.5%	4.4%	4.9%	4.0%	5.2%	4.7%
Expected return on plan assets	7.9%	7.5%	7.6%	3.5%	4.0%	4.0%
Rate of compensation increase	—	2.8%	2.8%	3.7%	3.7%	3.7%

Weighted-average assumptions used each fiscal year to determine benefits obligations for the Company’s pension plans are as follows:

	U.S. Plans			Non-U.S. Plans
	2013	2012	2011	2013	2012	2011
Discount rate	4.3%	3.5%	4.4%	3.7%	4.0%	5.2%
Rate of compensation increase	—	—	2.8%	3.5%	3.7%	3.7%

For the Company’s U.S. plans, the discount rate is based on the market rate for a broad population of Moody’s AA-rated corporate bonds over $250 million. For the Company’s non-U.S. plans, the discount rate is generally determined by reviewing country and region specific government and corporate bond interest rates.

In determining the expected return on pension plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by external advisors in reaching conclusions on appropriate assumptions. The investment strategy for the pension plans had been governed by Covidien for periods prior to the Separation. Covidien’s overall investment objective is to obtain a long-term return on plan assets that is consistent with the level of investment risk that is considered appropriate. At this time, the Company’s investment objectives are similar to Covidien’s. Investment risks and returns are reviewed regularly against benchmarks to ensure objectives are being met.

The weighted-average discount rate used to determine net periodic benefit cost and obligations for the Company’s postretirement benefit plans are as follows:

	2013	2012	2011
Net periodic benefit cost	3.2%	4.1%	4.6%
Benefit obligations	4.0%	3.2%	4.1%

Healthcare cost trend assumptions for postretirement benefit plans are as follows:

	2013	2012
Healthcare cost trend rate assumed for next fiscal year	7.3%	7.5%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Fiscal year the ultimate trend rate is achieved	2029	2029

A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	$0.1	$(0.1)
Effect on postretirement benefit obligation	0.4	(0.3)

Plan Assets

The Company’s U.S. pension plans have a target allocation of 42% equity securities and 58% debt securities. Various asset allocation strategies are in place for non-U.S. pension plans depending upon local law, status, funding level and duration of liabilities, and are 39% equity securities, 53% debt securities and 8% other (primarily cash) for our Japanese pension plan and 10% equity securities, 2% debt securities and 88% other (primarily insurance contracts) for our plan in the Netherlands.

Pension plans have the following weighted-average asset allocations at the end of each fiscal year:

	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Equity securities	42%	58%	7%	8%
Debt securities	56	40	3	2
Cash and cash equivalents	1	1	—	—
Real estate and other	1	1	90	90

Total	100%	100%	100%	100%

The following tables provide a summary of plan assets held by the Company’s pension plans that are measured at fair value on a recurring basis at the end of fiscal 2013 and 2012:

		Basis of Fair Value Measurement
	Fiscal 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity Securities:
U.S. small mid cap	$19.3	$19.3	$—	$—
U.S. large cap	76.9	76.9	—	—
International	52.2	43.9	8.3	—
Debt securities:
Diversified fixed income funds (1)	170.0	166.7	3.3	—
High yield bonds	11.7	11.7	—	—
Emerging market funds	7.9	7.9	—	—
Diversified/commingled funds	—	—	—	—
Insurance contracts	112.0	—	—	112.0
Other	6.0	3.1	2.9	—

Total	$456.0	$329.5	$14.5	$112.0

		Basis of Fair Value Measurement
	Fiscal 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity Securities:
U.S. small mid cap	$24.0	$24.0	$—	$—
U.S. large cap	101.2	101.2	—	—
International	66.8	57.2	9.6	—
Debt securities:
Diversified fixed income funds (1)	97.4	97.4	—	—
High yield bonds	15.9	15.9	—	—
Emerging market funds	12.0	12.0	—	—
Diversified/commingled funds	2.2	—	2.2	—
Insurance contracts	105.1	—	—	105.1
Other	7.4	3.8	3.6	—

Total	$432.0	$311.5	$15.4	$105.1

(1)	Diversified fixed income funds consist of U.S. Treasury bonds, mortgage-backed securities, corporate bonds, asset-backed securities and U.S. agency bonds.

Equity securities. Equity securities primarily consist of mutual funds with underlying investments in foreign equity and domestic equity markets. The fair value of these investments is based on net asset value of the units held in the respective fund, which are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1) or through net asset values provided by the fund administrators that can be corroborated by observable market data (level 2).

Debt securities. Debt securities are primarily invested in mutual funds with underlying fixed income investments in U.S. government and corporate debt, U.S. dollar denominated foreign government and corporate debt, asset-backed securities, mortgage-backed securities and U.S. agency bonds. The fair value of these investments is based on the net asset value of the units held in the respective fund which are determined by obtaining quoted prices on nationally recognized securities exchanges.

Diversified/commingled funds. Diversified/commingled funds held by the Company primarily consist of corporate debt securities and mutual funds invested in U.S. and non-U.S. equity securities. The fair value of these investments is determined using other inputs, such as net asset values provided by the fund administrators that can be corroborated by observable market data.

Insurance contracts. Insurance contracts held by the Company are issued primarily by Delta Lloyd, a well-known, highly rated insurance company. The fair value of these insurance contracts is based upon the present value of future cash flows under the terms of the contracts and therefore the fair value of these assets has been classified as level 3 within the fair value hierarchy. Significant assumptions used in determining the fair value of these contracts are the amount and timing of future cash flows and counterparty credit risk. The objective of the insurance contracts is to provide the Company with future cash flows that will match the estimated timing and amount of future pension benefit payments. Delta Lloyd’s insurance subsidiaries have a Standard & Poor’s credit rating of A.

Other. Other includes cash and cash equivalents invested in a money market mutual fund, the fair value of which is determined by obtaining quoted prices on nationally recognized securities exchanges (level 1). In addition, other includes real estate funds, the fair value of which is determined using other inputs, such as net asset values provided by the fund administrators that can be corroborated by observable market data (level 2).

The following table provides a summary of the changes in the fair value measurements that used significant unobservable inputs (level 3) for fiscal 2013 and 2012:

Insurance Contracts
Balance at September 30, 2011	$97.8
Net unrealized gains	15.1
Net purchases, sales and issuances	(2.9)
Currency translation	(4.9)

Balance at September 28, 2012	105.1
Net unrealized gains	3.3
Net purchases, sales and issuances	(1.8)
Currency translation	5.4

Balance at September 27, 2013	$112.0

Mallinckrodt shares are not a direct investment of the Company’s pension funds; however, the pension funds may indirectly include Mallinckrodt shares. The aggregate amount of the Mallinckrodt shares are not material relative to the total pension fund assets.

Contributions

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which the Company operates, as well as to make discretionary voluntary contributions from time to time. In fiscal 2013, the Company made $44.4 million in contributions to the Company’s pension plans, including a $37.5 million voluntary contribution by Covidien prior to the Separation. The Company does not anticipate making material contributions to its defined benefit pension plans or its postretirement benefit plans during fiscal 2014.

Expected Future Benefit Payments

Benefit payments expected to be paid, reflecting future expected service as appropriate, are as follows:

	Pension Benefits	Postretirement Benefits
Fiscal 2014	$40.6	$4.9
Fiscal 2015	35.1	5.2
Fiscal 2016	34.0	4.9
Fiscal 2017	33.5	4.5
Fiscal 2018	33.0	4.2
Fiscal 2019-2023	152.9	17.4

Defined Contribution Retirement Plans

The Company maintains one active tax-qualified 401(k) retirement plan in the U.S., which provides for an automatic Company contribution of three percent of an eligible employee’s pay. The Company also makes a matching contribution generally equal to 50% of each employee’s elective contribution to the plan up to six percent of the employee’s eligible pay. Total 401(k) expense related to continuing operations was $22.7 million, $20.9 million and $19.3 million for fiscal 2013, 2012 and 2011, respectively.

Deferred Compensation Plans

As discussed in Note 20, the Company maintains one active non-qualified deferred compensation plan in the U.S., which permits eligible employees to defer a portion of their compensation. Deferred compensation expense for each period presented was insignificant.

Rabbi Trusts and Other Investments

The Company maintains several rabbi trusts, the assets of which are used to pay retirement benefits. The rabbi trust assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. Plan participants are general creditors of the Company with respect to these benefits. The trusts primarily hold life insurance policies and debt and equity securities, the value of which is included in other assets on the consolidated and combined balance sheets. Note 20 provides additional information regarding the debt and equity securities. The carrying value of the 135 life insurance contracts held by these trusts was $54.6 million and $37.8 million at September 27, 2013 and September 28, 2012, respectively. These contracts have a total death benefit of $143.1 million and $93.9 million at September 27, 2013 and September 28, 2012, respectively. However, there are outstanding loans against the policies amounting to $35.3 million and $16.9 million at September 27, 2013 and September 28, 2012, respectively.

The Company has insurance contracts which serve as collateral for certain of the Company’s non-U.S. pension plan benefits, which totaled $13.1 million and $9.8 million at September 27, 2013 and September 28, 2012, respectively. These amounts were also included in other assets on the consolidated and combined balance sheets.

14.	Share Plans

Total share-based compensation cost was $16.2 million, $11.1 million and $10.6 million for fiscal 2013, 2012 and 2011, respectively. These amounts are generally included within selling, general and administrative expenses in the consolidated and combined statements of income; however, the incremental fair value associated with the conversion of Covidien equity awards into Mallinckrodt equity awards discussed below is included in separation costs. The Company recognized a related tax benefit associated with this expense of $5.8 million, $3.8 million and $3.4 million in fiscal 2013, 2012 and 2011, respectively.

Incentive Equity Awards Converted from Covidien Awards

Prior to the Separation, all employee incentive equity awards were granted by Covidien. At the time of Separation, the restricted share units and share options granted to Mallinckrodt employees prior to June 28, 2013 where converted into restricted share units and share options, respectively, of Mallinckrodt, and all of the performance share awards granted to Mallinckrodt employees were converted to restricted share units of Mallinckrodt (collectively, “the Conversion”). Mallinckrodt incentive equity awards issued upon completion of the Conversion and the related weighted average grant date fair value is presented below:

	Awards	Weighted- Average Grant-Date Fair Value
Share options	2,399,822	$7.96
Restricted share units	575,213	38.97

Share Options. A summary of the status of the Company’s share option awards upon completion of the Conversion on June 28, 2013 is presented below:

	Shares Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at June 28, 2013	2,399,822	$35.94	8.0	$22.9
Exercisable at June 28, 2013	550,097	30.94	5.9	8.0

The Conversion resulted in a modification of the previously issued share option awards. The Company compared the aggregate fair value of the awards immediately before and immediately after the Separation. The fair value of the awards immediately after the Separation was higher than the awards immediately before, primarily due to the elimination of Covidien’s dividend yield assumption and the Company’s higher volatility as compared to Covidien. The incremental fair value for vested awards was recognized immediately within separation costs, as the incremental fair value is directly attributable to the Separation, and the incremental fair value for unvested awards will be recognized on a straight-line basis over the remaining vesting period of the applicable awards, also within separation costs.

The weighted-average assumptions used in the Black-Scholes pricing model for determining the fair value of the share option awards immediately before and immediately after the Separation were as follows:

	Pre- Separation	Post- Separation
Expected share price volatility	26%	32%
Risk-free interest rate	0.99%	0.99%
Expected annual dividend per share	1.65%	—
Expected life of options (in years)	3.8	3.8
Fair value per option	$18.04	$16.51
Share option awards	1,745,258	2,399,822

Restricted share units. The Conversion resulted in a modification of the previously issued restricted share unit awards (“RSUs”). The Company compared the aggregate fair value of the awards immediately before and immediately after the Separation. The Conversion did not result in incremental fair value.

Performance share units. The Conversion resulted in a modification of the previously issued performance share unit awards. The Company compared the aggregate fair value of the awards immediately before and immediately after the Separation. The fair value of the awards was higher after the Conversion as the performance factor utilized to convert the award was higher than what had previously been estimated. The incremental fair value was recognized immediately within separation costs for the service period to date and the remaining incremental fair value will be recognized over the remaining vesting period within separation costs.

Stock Compensation Plans

Prior to the Separation, the Company adopted the 2013 Mallinckrodt Pharmaceuticals Stock and Incentive Plan (“the 2013 Plan”). The 2013 Plan provides for the award of share options, share appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted shares, deferred share units, promissory shares and other share-based awards (collectively, “Awards”). The 2013 Plan provides for a maximum of 5.7 million common shares to be issued as Awards, subject to adjustment as provided under the terms of the 2013 Plan. As of September 27, 2013, all equity awards held by the Company’s employees were either converted from Covidien equity awards at the Separation or granted under its 2013 Plan.

Share options. Share options are granted to purchase the Company’s ordinary shares at prices that are equal to the fair market value of the shares on the date the share option is granted. Share options generally vest in equal annual installments over a period of four years and expire ten years after the date of grant. The grant-date fair value of share options, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are estimated based on historical experience.

Share option activity and information is as follows:

	Share Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at June 28, 2013	2,399,822	$35.94
Granted	406,169	44.00
Exercised	(17,332)	30.04
Expired/Forfeited	(28,428)	36.85

Outstanding at September 27, 2013	2,760,231	37.30	8.2	$17.3

Vested and unvested expected to vest as of September 27, 2013	2,394,431	37.27	8.2	15.1

Exercisable at September 27, 2013	536,405	31.04	5.7	6.7

As of September 27, 2013, there was $22.0 million of total unrecognized compensation cost related to unvested share option awards, which is expected to be recognized over a weighted-average period of 2.3 years.

The grant date fair value of share options has been estimated using the Black-Scholes pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The expected volatility assumption is based on the historical and implied volatility of the Company’s peer group with similar business models for periods after the Separation, and on Covidien’s peer group with similar business models for periods prior to the Separation. The expected life assumption is based on the contractual and vesting term of the share option, employee exercise patterns and employee post-vesting termination behavior. The expected annual dividend per share is based on the Company’s current intentions regarding payment of cash dividends, or Covidien’s dividend rate on the date of grant. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The weighted-average assumptions used in the Black-Scholes pricing model for share options granted subsequent to the Separation are included within the discussion of modification expense above. As all stock option awards were granted immediately following the Separation, the valuation assumptions for the modification and subsequent award were consistent.

Subsequent to the Separation, the total intrinsic value of share options exercised and the related excess cash tax benefit was not significant.

Restricted share units. Recipients of RSUs have no voting rights and receive dividend equivalent units which vest upon the vesting of the related shares. RSUs generally vest in equal annual installments over a period of four years. Restrictions on RSUs lapse upon normal retirement, death or disability of the employee. The grant-date fair value of RSUs, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the service period. The fair market value of RSUs granted after the Conversion is determined based on the market value of the Company’s shares on the date of grant for periods after the Separation.

RSU activity is as follows:

	Shares	Weighted- Average Grant-Date Fair Value
Non-vested at June 28, 2013	575,213	$38.97
Granted	167,546	43.86
Vested	(1,656)	31.28
Forfeited	(16,834)	38.57

Non-vested at September 27, 2013	724,269	40.62

The total fair value of Mallinckrodt restricted share unit awards granted during fiscal 2013 following the Separation was $7.3 million. The total fair value of Mallinckrodt restricted share unit awards vested during fiscal 2013 following the Separation was $0.1 million. As of September 27, 2013, there was $18.2 million of total unrecognized compensation cost related to non-vested restricted share units granted. The cost is expected to be recognized over a weighted-average period of 2.4 years.

Employee Stock Purchase Plans

The Company adopted the Mallinckrodt Employee Stock Purchase Plan (“ESPP”) effective October 1, 2013. Substantially all full-time employees of the Company’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in this ESPP. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches a portion of the employee contribution by contributing an additional 15% (25% in fiscal 2014) of the employee’s payroll deduction up to a $25,000 employee contribution. All shares purchased under the ESPP are purchased on the open market by a designated broker.

15.	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows:

	Currency Translation	Unrecognized Loss on Derivatives	Unrecognized Gain (Loss) on Benefit Plans	Accumulated Other Comprehensive Income
Balance at September 24, 2010	$160.5	$—	$(73.9)	$86.6
Pre-tax change	(0.5)	—	16.9	16.4
Income tax provision	—	—	(4.5)	(4.5)

Balance at September 30, 2011	160.0	—	(61.5)	98.5
Pre-tax change	(2.9)	—	(15.3)	(18.2)
Income tax benefit	—	—	4.6	4.6

Balance at September 28, 2012	157.1	—	(72.2)	84.9
Pre-tax change	1.5	(7.3)	51.4	45.6
Income tax provision	—	—	(22.0)	(22.0)

Balance at September 27, 2013	$158.6	$(7.3)	$(42.8)	$108.5

16.	Transactions with Former Parent Company

Prior to the completion of the Separation on June 28, 2013, the Company was part of Covidien and, as such, transactions between Covidien and the Company were considered related party transactions. As discussed in Note 1, these intercompany transactions are included in the combined financial statements and were considered to be effectively settled for cash at the time the transaction was recorded. The continuing relationship between Covidien and the Company is primarily governed through agreements entered into as part of the Separation. The Separation and Distribution Agreement, Tax Matters Agreement and a transition services agreement were filed with the SEC as Exhibits 2.1, 10.1 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed on July 1, 2013. The following discusses the related party transactions and those agreements.

Sales and Purchases

During fiscal 2013, 2012 and 2011, the Company sold inventory to Covidien in the amount of $51.2 million, $54.2 million and $52.4 million, respectively, which is included in net sales in the consolidated and combined statements of income. The Company also purchases inventories from Covidien. The Company recognized cost of sales from these inventory purchases of $38.4 million, $34.7 million and $41.1 million during fiscal 2013, 2012 and 2011, respectively.

Allocated Expenses

As discussed in Note 1, the combined financial statements for periods prior to June 28, 2013 include expense allocations for certain functions provided by Covidien, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of operating expenses, headcount or other measures. The amounts allocated were $39.6 million, $49.2 million and $56.3 million for fiscal 2013, 2012 and 2011, respectively, and are included within selling, general and administrative expenses.

Balance Sheet Impacts

Prior to the Separation, intercompany transactions between the Company and Covidien were considered to be effectively settled for cash at the time the transaction was recorded and were presented within parent company investment in the combined balance sheet. However, at the completion of the Separation on June 28, 2013, certain transactions remained unsettled and were reclassified from parent company investment and included within the assets and liabilities of the Company. The condensed consolidated balance sheet immediately following the Separation included $22.3 million of amounts due to the Company from Covidien and $61.9 million of amounts the Company owes Covidien. Subsequent to the Separation, Covidien made an additional cash contribution for the net difference in these amounts, which was recorded through shareholders’ equity. In conjunction with this contribution, each party settled the amounts outstanding immediately following the Separation.

Subsequent to the Separation, the Company and Covidien maintain an ongoing relationship in which each party may provide services to the other party, including the distribution of goods. As a result of these relationships, the consolidated balance sheet as of September 27, 2013 includes $62.2 million of amounts due to the Company from Covidien, within prepaid expenses and other current assets, and $79.3 million of amounts the Company owes Covidien, included within accrued and other liabilities.

In connection with the Separation, the Company recorded separation related adjustments within parent company investment, which represent transfers of certain assets and liabilities with Covidien pursuant to the Separation and Distribution Agreement. The Company has used available information to develop its best estimates for certain assets and liabilities related to the Separation. In limited instances, final determination of the balances will be made in subsequent periods. Any adjustments, if necessary, are not expected to be material and will be recorded through shareholders’ equity in subsequent periods when determined.

Separation and Distribution Agreement

On June 28, 2013, the Company entered into a Separation and Distribution Agreement and other agreements with Covidien to effect the Separation and provide a framework for the Company’s relationships with Covidien after the Separation. These agreements govern the relationship between Mallinckrodt and Covidien subsequent to the Separation and provide for the assignment to Mallinckrodt of certain of Covidien’s assets, liabilities and obligations attributable to periods prior to the Separation.

In general, each party to the Separation and Distribution Agreement assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of, or resulting from, such assumed or retained legal matters.

The Separation and Distribution Agreement provided for the initial cash capitalization of Mallinckrodt in the amount of approximately $168 million at June 28, 2013. The Separation and Distribution Agreement also provided for an adjustment payment to compensate either Mallinckrodt or Covidien, as applicable, to the extent that the aggregate of the Company’s cash, indebtedness and specified working capital accounts as of June 28, 2013 (“the Distribution Date”), as well as the capital expenditures made with respect to the Company’s business during fiscal 2013 through the Distribution Date, deviated from a target. The target was calculated pursuant to a formula set forth in the Separation and Distribution Agreement, which assumed the Distribution Date would be June 28, 2013, that the Pharmaceuticals business was conducted in the ordinary course through that date and that the Company would have approximately $168 million of cash upon completion of the distribution. The Separation and Distribution Agreement also provided that an adjustment payment would only be payable if the amount of the adjustment payment exceeded $20 million (in which case the entire amount would be paid). Upon final calculation, no adjustment payment was required by either the Company or Covidien.

Tax Matters Agreement

In connection with the Separation, Mallinckrodt entered into the Tax Matters Agreement with Covidien that generally will govern Covidien’s and Mallinckrodt’s respective rights, responsibilities and obligations after the Separation with respect to certain taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of Mallinckrodt shares to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the U.S. Internal Revenue Code, or other applicable tax law, or any failure of certain internal transactions undertaken in anticipation of the distribution to qualify for tax-free or tax-favored treatment under the applicable tax law. The Company expects, with certain exceptions, to be responsible for the payment of all taxes attributable to Mallinckrodt or its subsidiaries for taxable periods beginning on or after September 29, 2012. For periods prior to September 29, 2012, the Company is subject to a $200 million liability limitation, net of any benefits, as prescribed by the Tax Matters Agreement. To the extent that the Company’s liability for such taxes, net of any tax benefits, does not exceed $200 million, it may be responsible for additional taxes attributable to periods prior to September 29, 2012, taxes related to the Separation and a percentage of any taxes arising from the Separation failing to qualify for tax-free or tax-favored treatment through no fault of Covidien or the Company. The Tax Matters Agreement also assigns rights and responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records, tax reporting practices and conduct of audits, examinations or similar proceedings. In addition, the Tax Matters Agreement provides for cooperation and information sharing with respect to tax matters.

The Tax Matters Agreement also contains restrictions on the Company’s ability to take actions without Covidien’s consent that could cause the Separation or certain internal transactions undertaken in anticipation of the Separation to fail to qualify as tax-free or tax-favored transactions under applicable tax law. These transactions include, but are not limited to, entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of Mallinckrodt’s shares; any merger, consolidation, scheme of arrangement, liquidation or partial liquidation, or any approval or allowance of such transaction with respect to certain of the Company’s subsidiaries; the cessation or transfer of certain business activities; the sale, issuance or other disposition of any equity interest in certain of the Company’s subsidiaries; a sale or other disposition of a substantial portion of the Company’s assets or a substantial portion of the assets of certain of the Company’s subsidiaries; extraordinary distributions by or to certain of the Company’s subsidiaries; or engaging in certain internal transactions. These restrictions will all apply for the two-year period after the Separation and in some cases will apply for periods as long as five years following the Separation. Any taxes imposed on the other party attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders that result in failure of the Separation or internal transactions to qualify as tax-free or tax-favored transactions are the responsibility of the party at fault, regardless of whether the actions occur more than two years after the distribution, or whether Covidien consents to such actions. Any actions of the Company or its shareholders that directly give rise to additional taxes are not subject to the $200 million threshold noted previously.

Transition Services Agreement

Mallinckrodt and Covidien entered into a transition services agreement in connection with the Separation pursuant to which Mallinckrodt and Covidien will provide each other, on an interim and transitional basis, various services including, but not limited to, treasury administration, information technology services, non-exclusive distribution and importation services for our products in certain countries outside the U.S., regulatory, general administrative services and other support services. The agreed-upon charges for such services are generally intended to allow the servicing party to recover all out-of-pocket costs and expenses, and include a predetermined profit margin.

17.	Guarantees

In disposing of assets or businesses, the Company has historically provided representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. The Company assesses the probability of potential liabilities related to such representations, warranties and indemnities and adjusts potential liabilities as a result of changes in facts and circumstances. The Company has no reason to believe that these uncertainties would have a material adverse effect on its financial condition, results of operations and cash flows.

In connection with the sale of Mallinckrodt Baker in fiscal 2010, the Company agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters. The indemnification obligations relating to certain environmental, health and safety matters have a term of 17 years from the sale, while some of the other indemnification obligations have an indefinite term. The amount of the liability relating to all of these indemnification obligations included in other liabilities on the Company’s consolidated and combined balance sheets at September 27, 2013 and September 28, 2012 was $20.1 million and $22.4 million, respectively, of which $17.2 million and $18.3 million, respectively, related to environmental, health and safety matters. The value of the environmental, health and safety indemnity was measured based on the probability-weighted present value of the costs expected to be incurred to address environmental, health and safety claims made under the indemnity. The aggregate fair value of these indemnification obligations did not differ significantly from their aggregate carrying value at September 27, 2013 and September 28, 2012. As of September 27, 2013, the maximum future payments the Company could be required to make under these indemnification obligations was $75.5 million. The Company was required to pay $30.0 million into an escrow account as collateral to the purchaser, of which $23.5 million and $24.5 million remained in other assets on the consolidated and combined balance sheets at September 27, 2013 and September 28, 2012, respectively.

The Company has recorded liabilities for known indemnification obligations included as part of environmental liabilities, which are discussed in Note 18. In addition, the Company is liable for product performance; however in the opinion of management, such obligations will not have a material adverse effect on its financial condition, results of operations and cash flows.

The Company is required to provide the U.S. Nuclear Regulatory Commission financial assurance demonstrating its ability to fund the decommissioning of its Maryland Heights, Missouri radiopharmaceuticals production facility upon closure, though the Company does not intend to close this facility. The Company has provided this financial assurance in the form of a $58.0 million surety bond.

In addition, as of September 27, 2013, the Company had a $21.1 million letter of credit to guarantee decommissioning costs associated with its Saint Louis, Missouri plant. As of September 27, 2013, the Company had various other letters of credit and guarantee and surety bonds totaling $38.1 million.

In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility of the obligations and liabilities of the Company’s business with the Company and financial responsibility for the obligations and liabilities of Covidien’s remaining business with Covidien, among other indemnities.

18.	Commitments and Contingencies

The Company has purchase obligations related to commitments to purchase certain goods and services. At September 27, 2013, such obligations were as follows:

Fiscal 2014	$74.9
Fiscal 2015	23.7
Fiscal 2016	22.3
Fiscal 2017	—
Fiscal 2018	—

The Company is subject to various legal proceedings and claims, including patent infringement claims, product liability matters, environmental matters, employment disputes, contractual disputes and other commercial disputes, including those described below. The Company believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these matters, the Company is of the opinion that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Governmental Proceedings

On January 7, 2009, the Company received a subpoena from the U.S. Attorney’s Office for the Northern District of California requesting production of documents relating to the sales and marketing of its Tofranil-PM, Restoril and Magnacet products. In June 2013, the Company agreed to settlement terms in this proceeding providing for a cash payment by the Company of $3.5 million, which was consistent with the Company’s previously established accrual.

On November 30, 2011 and October 22, 2012, the Company received subpoenas from the U.S. Drug Enforcement Administration requesting production of documents relating to its suspicious order monitoring programs. The Company is complying as required by the terms of the subpoenas. While it is not possible at this time to determine with certainty the outcome of these proceedings, the Company believes that the ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Patent/Antitrust Litigation

Tyco Healthcare Group LP, et al. v. Mutual Pharmaceutical Company, Inc. The Company filed a patent infringement suit in the U.S. District Court for the District of New Jersey against Mutual Pharmaceutical Co., Inc., et al. (collectively, “Mutual”) on March 20, 2007 pursuant to procedures set out in the Drug Price Competition and Patent Term Restoration Act of 1984, after Mutual submitted an Abbreviated New Drug Application to the FDA seeking to sell a generic version of the Company’s 7.5 mg Restoril sleep aid product. Mutual also filed antitrust and unfair competition counterclaims. The patents at issue have since expired or been found invalid. On January 18, 2013, the trial court issued an opinion and order granting the Company’s motion for summary judgment regarding Mutual’s antitrust and unfair competition counterclaims. On May 1, 2013, Mutual appealed this decision to the U.S. Court of Appeals for the Federal Circuit. While it is not possible at this time to determine with certainty the ultimate outcome of the counterclaims, the Company believes that the final resolution of the claims will not have a material adverse effect on its financial condition, results of operations and cash flows.

Pricing Litigation

Two cases were brought against the Company that allege generally that the Company and numerous other pharmaceuticals companies reported false pricing information in connection with certain drugs that are reimbursable under Medicaid, resulting in overpayment by state Medicaid programs for those drugs. These cases, brought by state Attorneys General in Utah and Louisiana, generally seek monetary damages and attorneys’ fees. The Company is named as a defendant in State of Utah v. Actavis US, Inc., et al. filed May 8, 2008, which is pending in the Third Judicial Circuit of Salt Lake County, Utah. The Company was also named in State of Louisiana v. Abbott Laboratories Inc., et al. filed November 3, 2010, which was pending in the 19th Judicial District, Parish of East Baton Rouge, Louisiana. In May 2013, the Company agreed to terms of settlement with the Attorney General for the State of Louisiana resolving all claims in State of Louisiana v. Abbott Laboratories Inc., et al. The settlement did not have a material impact on the Company’s consolidated and combined financial statements. The Utah case is pending and the Company intends to contest that case and to explore other options as appropriate. While it is not possible at this time to determine with certainty the outcome of the case, the Company believes that the ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Environmental Remediation and Litigation Proceedings

The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites, including those described below. The ultimate cost of site cleanup and timing of future cash outlays is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. The Company concluded that, as of September 27, 2013, it was probable that it would incur remedial costs in the range of $46.4 million to $81.5 million. The Company also concluded that, as of September 27, 2013, the best estimate within this range was $46.4 million, of which $6.9 million was included in accrued and other current liabilities and the remainder was included in environmental liabilities on the consolidated balance sheet at September 27, 2013.

Orrington, Maine. The Company was a successor to a company which owned and operated a chemical manufacturing facility in Orrington, Maine from 1967 until 1982. As such, the Company was responsible for the costs of completing an environmental site investigation required by the U.S. Environmental Protection Agency (“EPA”) and the Maine Department of Environmental Protection. The Company estimated that, as of September 28, 2012, the cost to comply with the proposed remediation alternatives at this site ranged from $95.8 million to $170.3 million. At September 28, 2012, estimated future investigation and remediation costs of $95.8 million were accrued for this site.

In accordance with the Separation and Distribution Agreement, this liability was retained by Covidien, and, therefore, this liability was removed from environmental liabilities as of June 28, 2013, the date the Separation was completed. As the Company no longer manages this case, it will not continue to update its status for further developments. Further information and details on the history of the case can be found in the information statement filed with the SEC as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on July 1, 2013.

Penobscot River and Bay. Since April 2000, the Company had been involved in the lawsuit, Maine People’s Alliance and Natural Resources Defense Council, Inc. v. HoltraChem Manufacturing Company, LLC and Mallinckrodt US LLC, filed in the U.S. District Court for the District of Maine by the Natural Resources Defense Council and the Maine People’s Alliance. Plaintiffs sought an injunction requiring the Company to conduct extensive studies of mercury contamination of the Penobscot River and Bay and options for remediating such contamination, and to perform appropriate remedial activities, if necessary.

In accordance with the Separation and Distribution Agreement, this liability was retained by Covidien, and, therefore, this liability was removed from environmental liabilities as of June 28, 2013, the date the Separation was completed. As the Company no longer manages this case, it will not continue to update its status for further developments. Further information and details on the history of this case can be found in the information statement filed with the SEC as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on July 1, 2013.

Crab Orchard National Wildlife Refuge Superfund Site, near Marion, Illinois. The Company is a successor in interest to International Minerals and Chemicals Corporation (“IMC”). Between 1967 and 1982, IMC leased portions of the Additional and Uncharacterized Sites (“AUS”) Operable Unit at the Crab Orchard Superfund Site (“the Site”) from the government and manufactured various explosives for use in mining and other operations. In March 2002, the Department of Justice, the U.S. Department of the Interior and the EPA (together, “the Government Agencies”) issued a special notice letter to General Dynamics Ordnance and Tactical Systems, Inc. (“General Dynamics”), one of the other potentially responsible parties (“PRPs”) at the Site, to compel General Dynamics to perform the remedial investigation and feasibility study (“RI/FS”) for the AUS Operable Unit. General Dynamics negotiated an Administrative Order on Consent with the Government Agencies to conduct an extensive RI/FS at the Site under the direction of the U.S. Fish and Wildlife Service. General Dynamics asserted in August 2004 that the Company is jointly and severally liable, along with approximately eight other lessees and operators at the AUS Operable Unit, for alleged contamination of soils and groundwater resulting from historic operations, and has threatened to file a contribution claim against the Company and other parties for recovery of its costs incurred in connection with the RI/FS activities being conducted at the AUS Operable Unit. The Company and other PRPs who received demand letters from General Dynamics have explored settlement alternatives, but have not reached settlement to date. The Company and other PRPs are awaiting completion of the RI/FS by General Dynamics before the initiation of formal PRP negotiations to address resolution of these alleged claims. While it is not possible at this time to determine with certainty the ultimate outcome of this case, the Company believes that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Mallinckrodt Veterinary, Inc., Millsboro, Delaware. The Company previously operated a plant in Millsboro, Delaware (“the Millsboro Site”) that manufactured various animal healthcare products. In 2005, the Delaware Department of Natural Resources and Environmental Control found trichloroethylene (“TCE”) in the Millsboro public water supply at levels that exceeded the federal drinking water standards. Further investigation to identify the TCE plume in the ground water indicated that the plume has extended to property owned by a third party near the Millsboro Site. The Company, and other former owners, assumed responsibility for the Millsboro Site cleanup under the Alternative Superfund Program administered by the EPA. The Company and other PRPs entered into an Administrative Order on Consent with the EPA on May 10, 2010, which was subsequently amended in November 2010 and January 2011, to investigate the potential source of TCE contamination and to evaluate options to abate, mitigate or eliminate the release or threat of release of hazardous substances at the Millsboro Site. The Company, along with other parties, continues to conduct the studies and prepare remediation plans in accordance with the amended Administrative Order on Consent. While it is not possible at this time to determine with certainty the ultimate outcome of this matter, the Company believes that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Coldwater Creek, Saint Louis County, Missouri. The Company is one of several companies named as defendants in six tort complaints (McClurg, et al. v. Mallinckrodt, Inc., et al., filed February 28, 2012; Adams, et al. v. Mallinckrodt, Inc., et al., filed April 10, 2012; Steinmann, et al. v. Mallinckrodt, Inc., et al., filed October 23, 2012; Schneider, et al. v. Mallinckrodt, Inc., et al., filed April 19, 2013; Vorce v. Mallinckrodt, Inc., et al., filed June 18, 2013; and Lange, et al. v. Mallinckrodt, Inc., et al., filed July 31, 2013) with numerous plaintiffs pending in the U.S. District Court for the Eastern District of Missouri. These cases allege personal injury for alleged exposure to radiological substances present in Coldwater Creek in Missouri. Plaintiffs lived in various locations in Saint Louis County, Missouri near Coldwater Creek. Radiological residues which may have been present in the creek have been remediated by the U.S. Army Corps of Engineers. The Company believes that it has meritorious defenses to these complaints and is vigorously defending against them. The Company is unable to estimate a range of reasonably possible losses for the following reasons: (i) the proceedings are in early stages; (ii) the Company has not received and reviewed complete information regarding the plaintiffs and their medical conditions; and (iii) there are significant factual issues to be resolved. While it is not possible at this time to determine with certainty the ultimate outcome of these cases, the Company believes that the final resolution of all known claims will not have a material adverse effect on its financial condition, results of operations and cash flows.

Products Liability Litigation

The Company is one of four manufacturers of Gadolinium-Based Contrast Agents, such as the Company’s Optimark product, involved in litigation alleging that administration of these agents causes development of nephrogenic systemic fibrosis in a small number of patients with advanced renal impairment. In May 2013, the Company agreed to terms of settlement with the plaintiffs in all of its previously disclosed lawsuits involving its Optimark product. These settlements resolved cases that were included in federal multi-district litigation pending in the U.S. District Court for the Northern District of Ohio (In re Gadolinium-Based Contrast Agents Product Liability Litigation, which was established on February 27, 2008) and cases in various state courts. These settlements did not have a material impact on the Company’s consolidated and combined financial statements.

Beginning with lawsuits brought in July 1976, the Company is also named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. A majority of the cases involve product liability claims based principally on allegations of past distribution of products containing asbestos. A limited number of the cases allege premises liability based on claims that individuals were exposed to asbestos while on the Company’s property. Each case typically names dozens of corporate defendants in addition to the Company. The complaints generally seek monetary damages for personal injury or bodily injury resulting from alleged exposure to products containing asbestos. The Company’s involvement in asbestos cases has been limited because it did not mine or produce asbestos. Furthermore, in the Company’s experience, a large percentage of these claims have never been substantiated and have been dismissed by the courts. The Company has not suffered an adverse verdict in a trial court proceeding related to asbestos claims and intends to continue to defend these lawsuits. When appropriate, the Company settles claims; however, amounts paid to settle and defend all asbestos claims have been immaterial. As of September 27, 2013, there were approximately 11,500 asbestos-related cases pending against the Company.

The Company estimates pending asbestos claims and claims that were incurred but not reported and related insurance recoveries, which are recorded on a gross basis in the consolidated and combined balance sheet. The Company’s estimate of its liability for pending and future claims is based on claims experience over the past five years and covers claims either currently filed or expected to be filed over the next seven years. The Company believes that it has adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, the Company believes that the final outcome of all known and anticipated future claims, after taking into account amounts already accrued, along with recoveries from insurance, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Asset Retirement Obligations

The Company has recorded asset retirement obligations for the estimated future costs primarily associated with legal obligations to decommission facilities within the Global Medical Imaging segment, including the facilities located in the Netherlands and Maryland Heights, Missouri. Substantially all of these obligations are included in other liabilities on the consolidated and combined balance sheets. The following table provides a summary of the changes in the Company’s asset retirement obligations for fiscal 2013 and 2012:

	2013	2012
Balance at beginning of period	$46.4	$45.9
Additions	0.4	—
Accretion expense	2.9	2.5
Payments	(0.2)	—
Currency translation	1.1	(2.0)

Balance at end of period	$50.6	$46.4

The Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial condition, results of operations and cash flows.

Leases

The Company has facility, vehicle and equipment leases that expire at various dates. Rental expense under facility, vehicle and equipment operating leases related to continuing operations was $16.9 million, $15.5 million and $14.4 million for fiscal 2013, 2012 and 2011, respectively. The Company also has facility and equipment commitments under capital leases.

The following is a schedule of minimum lease payments for non-cancelable leases as of September 27, 2013:

	Operating Leases	Capital Leases
Fiscal 2014	$19.3	$1.5
Fiscal 2015	13.3	1.5
Fiscal 2016	10.4	0.4
Fiscal 2017	8.7	—
Fiscal 2018	4.8	—
Thereafter	10.2	—

Total minimum lease payments	$66.7	3.4

Less: interest portion of payments		(0.2)

Present value of minimum lease payments		$3.2

The Company exchanged title to $11.3 million of its plant assets in return for an equal amount of Industrial Revenue Bonds (“IRB”) issued by the Saint Louis County. The Company also simultaneously leased such assets back from Saint Louis County under a capital lease expiring December 2022, the terms of which provide the Company with the right of offset against the IRBs. The lease also provides an option for the Company to repurchase the assets at the end of the lease for nominal consideration. These transactions collectively result in a property tax abatement ten years from the date the property is placed in service. Due to right of offset, the capital lease obligation and IRB asset are recorded net in the consolidated and combined balance sheets and excluded from the above table. The Company expects that the right of offset will be applied to payments required under these arrangements.

Tax Matters

The income tax returns of the Company and its subsidiaries are periodically examined by various tax authorities. The resolution of these matters is subject to the conditions set forth in the Tax Matters Agreement between the Company and Covidien. Covidien has the right to administer, control and settle all U.S. income tax audits for periods prior to the Separation. While it is not possible at this time to determine with certainty the ultimate outcome of these matters, the Company believes that established liabilities are reasonable and that final resolution of these matters will not have a material adverse effect on its financial condition, results of operations and cash flows.

With respect to certain tax returns filed by predecessor affiliates of the Company and Covidien, the IRS has concluded its field examination for the years 1997 through 2000 and has proposed tax adjustments. Several of the proposed adjustments could also affect both Covidien’s and the Company’s income tax returns for years after 2000. Certain of the IRS’s proposed adjustments have been appealed, and all but one of the matters associated with the proposed tax adjustments have been resolved. The unresolved proposed adjustment asserts that substantially all of the predecessor affiliates’ intercompany debt originating during the years 1997 through 2000 should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest deductions related to the intercompany debt and certain tax attribute adjustments recognized on the U.S. income tax returns. This matter is subject to the Company’s $200 million limitation for periods prior to September 29, 2012, as prescribed in the Tax Matters Agreement. While it is not possible at this time to determine with certainty the ultimate outcome of this matter, the Company believes that it will not have a material adverse effect on its financial condition, results of operations and cash flows.

Other Matters

The Company is a defendant in a number of other pending legal proceedings relating to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial condition, results of operations and cash flows.

19.	Derivative Instruments

The Company is exposed to certain risks relating to its business operations. Prior to the Separation on June 28, 2013, the Company participated in the centralized hedging functions of Covidien to help mitigate risks related to foreign exchange exposure and certain commodity price exposures. Foreign currency option and forward contracts were used to manage the foreign exchange exposures of operations outside the U.S. Swap contracts on commodities were periodically entered into to manage the price risk associated with forecasted purchases of commodities used in the Company’s manufacturing processes. The associated derivative assets and liabilities for these types of instruments were not included on the Company’s combined balance sheet prior to June 28, 2013, since derivative activity was centrally managed by Covidien. In conjunction with the Separation, the Company assumed the foreign currency forward and option contacts directly related to its business and, as such, has recognized the fair value of the these derivatives in its consolidated balance sheet as of September 27, 2013. The commodity swap contracts were retained by Covidien. Changes in the fair value of the derivative financial instruments which related to the Company’s business operations have been recognized in the Company’s earnings unless specific hedge criteria are met. Covidien designated certain commodity swap contracts as cash flow hedges but did not designate the foreign currency forward and option contracts as hedging instruments.

Risks that relate to interest rate exposure were managed by using derivative instruments. In March 2013 and April 2013, MIFSA entered into forward interest rate lock contracts to hedge the risk of variability in the market interest rates prior to the issuance of the Notes in April 2013. These transactions have been reflected in the consolidated and combined financial statements for all periods, since the transactions were solely entered into in connection with the Separation and were not centrally managed by Covidien.

Foreign Exchange Exposure

The Company has foreign exchange exposure on the translation of the financial statements and on transactions denominated in foreign currencies. The Company’s policy is to use various forward and option contracts to manage foreign currency exposures on accounts and notes receivable, accounts payable, intercompany loans, intercompany cash pooling arrangements and forecasted transactions that are denominated in certain foreign currencies. These contracts did not meet the necessary criteria to qualify for hedge accounting; accordingly, all associated changes in fair value were recognized in earnings.

The location and amount of the net gain (loss) on foreign exchange forward and option contracts not designated as hedging instruments was recorded as follows:

	Fiscal Year
	2013	2012	2011
Cost of sales	$2.2	$(0.3)	$(3.7)
Selling, general and administrative	—	0.1	0.1
Other income, net	8.3	—	—

	$10.5	$(0.2)	$(3.6)

Foreign currency losses included within net income for fiscal 2013 and 2011 were $14.2 million and $4.3 million, respectively. The impact of foreign currency on net income in fiscal 2012 was immaterial.

The fair value of foreign exchange forward contracts are included in the following captions of our consolidated and combined balance sheets at the end of each period:

	September 27, 2013	September 28, 2012
Prepaid expenses and other current assets	$0.9	$—
Accrued and other current liabilities	1.4	—

Commodities Exposure

Prior to the Separation, Covidien entered into gas commodity swap contracts on behalf of the Company, which were accounted for as cash flow hedges. The amounts of the net losses on these contracts were recorded as follows:

	Fiscal Year
	2013	2012	2011
Cost of sales	$0.3	$0.9	$0.8
Selling, general and administrative	0.8	2.3	2.4

	$1.1	$3.2	$3.2

As of September 27, 2013, there were no outstanding gas commodity swap contracts; however, the Company may utilize such contracts in the future to mitigate price risk associated with its forecasted commodity purchases.

Interest Rate Exposure

MIFSA entered into three forward interest rate lock contracts in March 2013 and April 2013, each with a $300 million notional value and designated as cash flow hedges, against the risk of variability in market interest rates in advance of its anticipated issuance of its ten-year fixed rate senior notes due April 2023. Each interest rate lock contract was considered to be highly effective and the $7.6 million loss resulting from their settlements was recorded in accumulated other comprehensive income. As of September 27, 2013, $7.3 million of this loss remains in accumulated other comprehensive income and will be amortized to interest expense over the remaining term of the ten-year notes.

20.	Financial Instruments and Fair Value Measurements

Fair value is defined as the exit price that would be received from the sale of an asset or paid to transfer a liability, using assumptions that market participants would use in pricing an asset or liability. The fair value guidance establishes a three-level fair value hierarchy, which maximizes the use of observable inputs and minimizes the use of unobservable inputs used in measuring fair value. The levels within the hierarchy are as follows:

Level 1—observable	inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2—significant	other observable inputs that are observable either directly or indirectly; and

Level 3—significant	unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

The following tables provide a summary of the significant assets and liabilities that are measured at fair value on a recurring basis at the end of each period:

	September 27, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$35.3	$22.6	$12.7	$—
Foreign exchange forward and option contracts	0.9	0.9	—	—

	$36.2	$23.5	$12.7	$—

Liabilities:
Deferred compensation liabilities	$13.5	$—	$13.5	$—
Contingent consideration	6.9	—	—	6.9
Foreign exchange forward and option contracts	1.4	1.4	—	—

	$21.8	$1.4	$13.5	$6.9

	September 28, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$25.2	$13.7	$11.5	$—
Liabilities:
Deferred compensation liabilities	$9.3	$—	$9.3	$—

Debt and equity securities held in rabbi trust. Debt securities held in the rabbi trust primarily consist of U.S. government and agency securities and corporate bonds. When quoted prices are available in an active market, the investments are classified as level 1. When quoted market prices for a security are not available in an active market, they are classified as level 2. Equity securities held in the rabbi trust primarily consist of U.S. common stocks, which are valued using quoted market prices reported on nationally recognized securities exchanges. The $10.1 million increase in debt and equity securities held in rabbi trust primarily reflects the transfer of these assets from Covidien in connection with the Separation.

Foreign exchange forward and option contracts. Foreign currency option and forward contracts are used to economically manage the foreign exchange exposures of operations outside the U.S. Quoted prices are available in an active market; as such, these derivatives are classified as level 1.

Deferred compensation liabilities. Covidien maintains a non-qualified deferred compensation plan in the U.S., which permits eligible employees of the Company to defer a portion of their compensation. A recordkeeping account is set up for each participant and the participant chooses from a variety of funds for the deemed investment of their accounts. The measurement funds generally correspond to the funds offered in Covidien’s U.S. tax-qualified defined contribution retirement plan and the account balance fluctuates with the investment returns on those funds.

Contingent consideration. In October 2012, the Company recorded contingent consideration of $6.9 million upon the acquisition of CNS Therapeutics. This contingent consideration, which could potentially total a maximum of $9.0 million, is primarily based on whether the FDA approves another concentration of Gablofen on or before December 31, 2016. The fair value of the contingent payments was measured based on the probability-weighted present value of the consideration expected to be transferred using a discount rate of 1.0%. There were no changes to the initial estimate of the fair value of the consideration during fiscal 2013.

Balance at September 28, 2012	$—
Fair value of contingent consideration	6.9

Balance at September 27, 2013	$6.9

Financial Instruments Not Measured at Fair Value

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and the majority of other current assets and liabilities approximate fair value because of their short-term nature. The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents (level 1). The fair value of restricted cash is equivalent to its carrying value of $24.0 million and $24.6 million as of September 27, 2013 and September 28, 2012, respectively (level 1), substantially all of which is included in other assets on the consolidated and combined balance sheets. The Company’s life insurance contracts are carried at cash surrender value, which is based on the present value of future cash flows under the terms of the contracts (level 3). Significant assumptions used in determining the cash surrender value include the amount and timing of future cash flows, interest rates and mortality charges. The fair value of these contracts approximates the carrying value of $67.7 million and $47.6 million at September 27, 2013 and September 28, 2012, respectively. These contracts are included in other assets on the consolidated and combined balances sheets. The $20.1 million increase in the Company’s life insurance contracts primarily reflects the transfer of these assets from Covidien in connection with the Separation.

The carrying value of the Company’s loan payable approximates fair value due to its short term nature. Since the quoted market prices for the Company’s 7.00%, 8.00% and 9.50% debentures are not available in an active market, they are classified as level 2 for purposes of developing an estimate of fair value. The Company’s 3.50% and 4.75% notes are classified as level 1, as quoted prices are available in an active market for these notes. The following table presents the carrying values and estimated fair values of the Company’s long-term debt, excluding capital leases, as of the end of each period:

	September 27, 2013		September 28, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Loan payable	$0.1	$0.1	$—	$—
7.00% debentures due December 2013	—	—	5.8	5.8
3.50% notes due April 2018	299.9	293.7	—	—
9.50% debentures due May 2022	10.4	14.3	—	—
8.00% debentures due March 2023	8.0	10.2	—	—
4.75% notes due April 2023	598.2	568.5	—	—

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of accounts receivable. The Company does not require collateral from customers. A portion of the Company’s accounts receivable outside the U.S. includes sales to government-owned or supported healthcare systems in several countries, which are subject to payment delays. Payment is dependent upon the financial stability and creditworthiness of those countries’ national economies. Deteriorating credit and economic conditions in parts of Western Europe, particularly in Spain and Italy, may continue to increase the average length of time it takes the Company to collect its accounts receivables in certain regions within these countries.

The Company routinely evaluates all government receivables for potential collection risks associated with the availability of government funding and reimbursement practices. The Company has not incurred any significant losses on government receivables; however, if the financial condition of customers or the countries’ healthcare systems continue to deteriorate such that their ability to make payments is uncertain, additional allowances may be required in future periods.

The Company’s accounts receivable, net of allowance for doubtful accounts, in Spain and Italy at the end of each period are as follows:

	September 27, 2013	September 28, 2012
Spain	$9.2	$15.0
Italy	12.6	12.5

Net sales to customers in Spain and Italy totaled $51.7 million, $55.0 million and $60.2 million for fiscal 2013, 2012 and 2011, respectively.

The following table shows net sales attributable to distributors that accounted for 10% or more of the Company’s total net sales:

	Fiscal Year
	2013	2012	2011
Cardinal Health, Inc.	18%	19%	19%
McKesson Corporation	15%	14%	13%
Amerisource Bergen Corporation	9%	9%	10%

The following table shows accounts receivable attributable to distributors that accounted for 10% or more of the Company’s gross accounts receivable at the end of each period:

	September 27, 2013	September 28, 2012
Cardinal Health, Inc.	18%	19%
McKesson Corporation	22%	20%
Amerisource Bergen Corporation	14%	10%

The following table shows net sales attributable to products that accounted for 10% or more of the Company’s total net sales:

	Fiscal Year
	2013	2012	2011
Optiray (CMDS)	14%	17%	19%
Acetaminophen products (API)	10%	11%	11%

Molybdenum-99 (“Mo-99”) is a key raw material in the Company’s Ultra-Technekow DTE technetium generators that are sold by its Global Medical Imaging segment. There are only eight suppliers of this raw material worldwide. The Company has agreements to obtain Mo-99 from three nuclear research reactors and relies predominantly upon two of these reactors for its Mo-99 supply. Accordingly, a disruption in the commercial supply or a significant increase in the cost of this material from these sources could have a material adversed effect on the Company’s financial condition, results of operations and cash flows.

21.	Segment and Geographical Data

The Company is engaged in the development, manufacture and distribution of pharmaceuticals and diagnostic imaging agents. The Company manages and operates its business through the following two segments:

•	Specialty Pharmaceuticals produces and markets branded and generic pharmaceuticals and API, comprised of medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients; and

•	Global Medical Imaging develops, manufactures and markets CMDS and radiopharmaceuticals (nuclear medicine).

Management measures and evaluates the Company’s operating segments based on segment net sales and operating income. Management excludes corporate expenses from segment operating income. In addition, certain amounts that management considers to be non-recurring or non-operational are excluded from segment operating income because management evaluates the operating results of the segments excluding such items. These items include revenues and expenses associated with sales of products to Covidien, intangible asset amortization, net restructuring and related charges, and separation costs. Although these amounts are excluded from segment operating income, as applicable, they are included in reported consolidated and combined operating income and in the reconciliations presented below. Selected information by business segment is as follows:

	Fiscal Year
	2013	2012	2011
Net sales:
Specialty Pharmaceuticals	$1,217.6	$1,005.2	$909.4
Global Medical Imaging	935.7	996.8	1,060.0

Net sales of operating segments (1)	2,153.3	2,002.0	1,969.4
Other (2)	51.2	54.2	52.4

Net sales	$2,204.5	$2,056.2	$2,021.8

Operating income:
Specialty Pharmaceuticals	$311.7	$162.8	$121.5
Global Medical Imaging	112.3	214.3	232.4

Segment operating income	424.0	377.1	353.9
Unallocated amounts:
Corporate and allocated expenses (3)	(133.8)	(69.9)	(73.3)
Intangible asset amortization	(35.4)	(27.3)	(27.0)
Restructuring and related charges, net (4)	(35.8)	(19.2)	(10.0)
Separation costs	(74.2)	(25.5)	(2.9)

Operating income	$144.8	$235.2	$240.7

Total assets:
Specialty Pharmaceuticals	$1,666.6	$1,571.6
Global Medical Imaging	1,158.6	1,085.7
Corporate (5)	731.4	241.6

Total assets	$3,556.6	$2,898.9

Depreciation and amortization (6):
Specialty Pharmaceuticals	$97.6	$88.7	$77.5
Global Medical Imaging	42.0	42.2	42.3

Depreciation and amortization	$139.6	$130.9	$119.8

(1)	Amounts represent sales to external customers. There were no intersegment sales.
(2)	Represents products that were sold to Covidien, which is discussed in Note 16.
(3)	Includes administration expenses and certain compensation, environmental and other costs not charged to the Company’s operating segments.
(4)	Includes restructuring-related accelerated depreciation of $2.6 million, $8.0 million and $1.6 million for fiscal 2013, 2012 and 2011, respectively.
(5)	Consists of assets used in managing the Company’s total business and not allocated to any one segment.
(6)	Depreciation for certain shared facilities is allocated based on occupancy percentage.

Net sales by business within the Company’s segments are as follows:

	Fiscal Year
	2013	2012	2011
Generics and API	$1,011.2	$848.8	$824.7
Brands	206.4	156.4	84.7

Specialty Pharmaceuticals	1,217.6	1,005.2	909.4

Contrast Media and Delivery Systems	498.1	542.0	595.5
Nuclear Imaging	437.6	454.8	464.5

Global Medical Imaging	935.7	996.8	1,060.0

Net sales of operating segments	2,153.3	2,002.0	1,969.4
Other (1)	51.2	54.2	52.4

Net sales	$2,204.5	$2,056.2	$2,021.8

(1)	Represents products that were sold to Covidien, which is discussed in Note 16.

Selected information by geographic area is as follows:

	Fiscal Year
	2013	2012	2011
Net sales (1):
U.S.	$1,518.7	$1,350.2	$1,293.8
Europe, Middle East and Africa	404.3	411.0	419.7
Other	281.5	295.0	308.3

	$2,204.5	$2,056.2	$2,021.8

Long-lived assets (2):
U.S.	$893.3	$847.7	$802.0
Europe, Middle East and Africa (3)	81.0	72.2	81.3
Other	51.8	52.1	48.1

	$1,026.1	$972.0	$931.4

(1)	Net sales are attributed to regions based on the location of the entity that records the transaction, none of which relate to the country of Ireland.
(2)	Long-lived assets are primarily composed of property, plant and equipment.
(3)	Includes long-lived assets located in Ireland of $48.7 million, $45.5 million and $48.9 million at the end of fiscal 2013, 2012 and 2011, respectively.

22.	Selected Quarterly Financial Data (Unaudited)

	Fiscal 2013 (by quarter)
	Q1	Q2	Q3 (1)	Q4
Net sales	$504.0	$585.3	$570.0	$545.2
Gross profit	233.5	273.5	265.8	252.1
Income (loss) from continuing operations	19.8	34.5	(27.7)	31.2
(Loss) income from discontinued operations	(0.6)	(0.5)	(0.2)	2.3
Net income (loss)	19.2	34.0	(27.9)	33.5

Basic earnings (loss) per share from continuing operations (2)(3)	$0.34	$0.60	$(0.48)	$0.54
Diluted earnings (loss) per share from continuing operations (2)(3)	0.34	0.60	(0.48)	0.54

	Fiscal 2012 (by quarter)
	Q1	Q2	Q3	Q4
Net sales	$503.7	$523.1	$516.3	$513.1
Gross profit	234.8	253.5	243.2	233.3
Income from continuing operations	36.6	42.3	35.1	27.3
Loss from discontinued operations	(0.3)	(3.4)	(1.9)	(1.1)
Net income	36.3	38.9	33.2	26.2

Basic earnings per share from continuing operations (2)(3)	$0.63	$0.73	$0.61	$0.47
Diluted earnings per share from continuing operations (2)(3)	0.63	0.73	0.61	0.47

(1)	Operations in the third quarter of fiscal 2013 were impacted by the Separation.
(2)	Quarterly and annual computations are prepared independently. Therefore, the sum of each quarter may not necessarily total the fiscal period amounts noted elsewhere within this prospectus.
(3)	The computation of basic and diluted earnings per share assumes that the number of shares outstanding for the first three quarters of fiscal 2013 and each quarter in fiscal 2012 was equal to the number of ordinary shares of Mallinckrodt outstanding on June 28, 2013, immediately following the distribution of one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien.

23.	Subsequent Events

None.

24.	Condensed Consolidating and Combining Financial Information

In fiscal 2013, prior to the separation from Covidien plc, MIFSA was formed. MIFSA, a Luxembourg company, is a holding company that owns, directly or indirectly, all of the operating subsidiaries of Mallinckrodt plc. MIFSA is the borrower under the Notes and the Credit Facility, all of which are fully and unconditionally guaranteed by Mallinckrodt plc, which in turn is the sole owner of MIFSA. The following information provides the composition of the Company’s comprehensive income, assets, liabilities, equity and cash flows by relevant group within the Company: Mallinckrodt plc as the guarantor, MIFSA as issuer of the debt and the operating companies that represent assets of MIFSA. There are no subsidiary guarantees. Consolidating financial information for Mallinckrodt plc and MIFSA, on a standalone basis, is presented using the equity method of accounting for subsidiaries.

Consolidating financial information for Mallinckrodt plc and MIFSA have only been presented for fiscal 2013 as they were formed in this fiscal year.

CONDENSED CONSOLIDATING BALANCE SHEET

At September 27, 2013

(in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$1.2	$56.5	$217.8	$—	$275.5
Accounts receivable, net	—	—	400.8	—	400.8
Inventories	—	—	403.1	—	403.1
Deferred income taxes	—	—	171.1	—	171.1
Prepaid expenses and other current assets	1.0	—	133.4	—	134.4
Intercompany receivables	2.7	—	12.2	(14.9)	—

Total current assets	4.9	56.5	1,338.4	(14.9)	1,384.9
Property, plant and equipment, net	—	—	997.4	—	997.4
Goodwill	—	—	532.0	—	532.0
Intangible assets, net	—	—	422.1	—	422.1
Investment in subsidiary	1,266.1	2,520.4	—	(3,786.5)	—
Intercompany loan receivable	—	2.4	409.6	(412.0)	—
Other assets	—	11.2	209.0	—	220.2

Total assets	$1,271.0	$2,590.5	$3,908.5	$(4,213.4)	$3,556.6

Liabilities and Shareholder’s Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$1.5	$—	$1.5
Accounts payable	0.1	—	120.8	—	120.9
Accrued payroll and payroll-related costs	0.1	—	66.4	—	66.5
Accrued branded rebates	—	—	34.6	—	34.6
Accrued and other current liabilities	0.6	18.3	357.8	—	376.7
Intercompany payable	12.2	—	2.7	(14.9)	—

Total current liabilities	13.0	18.3	583.8	(14.9)	600.2
Long-term debt	—	898.1	20.2	—	918.3
Pension and postretirement benefits	—	—	108.0	—	108.0
Environmental liabilities	—	—	39.5	—	39.5
Deferred income taxes	—	—	310.1	—	310.1
Other income tax liabilities	—	—	153.1	—	153.1
Intercompany loan payable	2.4	409.6	—	(412.0)	—
Other liabilities	—	—	171.8	—	171.8

Total liabilities	15.4	1,326.0	1,386.5	(426.9)	2,301.0

Shareholder’s equity	1,255.6	1,264.5	2,522.0	(3,786.5)	1,255.6

Total liabilities and shareholder’s equity	$1,271.0	$2,590.5	$3,908.5	$(4,213.4)	$3,556.6

CONDENSED CONSOLIDATING AND COMBINING STATEMENT OF COMPREHENSIVE INCOME

Fiscal Year Ended September 27, 2013

(in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$2,204.5	$—	$2,204.5
Cost of sales	—	—	1,179.6	—	1,179.6

Gross profit	—	—	1,024.9	—	1,024.9

Selling, general and administrative expenses	5.4	0.1	604.4	—	609.9
Research and development expenses	—	—	165.7	—	165.7
Separation costs	3.2	0.6	70.4	—	74.2
Restructuring charges, net	—	—	33.2	—	33.2
Gain on divestiture	—	—	(2.9)	—	(2.9)

Operating (loss) income	(8.6)	(0.7)	154.1	—	144.8

Interest expense	—	(19.6)	0.1	—	(19.5)
Interest income	—	—	0.3	—	0.3
Other income, net	0.2	—	0.6	—	0.8
Intercompany interest and fees	(9.5)	—	9.5	—	—
Equity in net income of subsidiaries	76.4	96.7	—	(173.1)	—

Income from continuing operations before income taxes	58.5	76.4	164.6	(173.1)	126.4

Income tax (benefit) expense	(0.3)	—	68.9	—	68.6

Income from continuing operations	58.8	76.4	95.7	(173.1)	57.8

Income from discontinued operations, net of income taxes	—	—	1.0	—	1.0

Net income	58.8	76.4	96.7	(173.1)	58.8

Other comprehensive income (loss), net of tax	28.4	28.4	35.7	(64.1)	28.4

Comprehensive income	$87.2	$104.8	$132.4	$(237.2)	$87.2

CONDENSED CONSOLIDATING AND COMBINING STATEMENT OF CASH FLOWS

Fiscal Year Ended September 27, 2013

(in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(1.8)	$(8.4)	$146.1	$—	$135.9

Cash Flows From Investing Activities:
Capital expenditures	—	—	(147.9)	—	(147.9)
Acquisition, net of cash acquired	—	—	(88.1)	—	(88.1)
Intercompany loan investment	—	(2.4)	(409.6)	412.0	—
Investment in subsidiary	—	(68.0)	—	68.0	—
Other	—	—	1.3	—	1.3

Net cash (used in) provided by investing activities	—	(70.4)	(644.3)	480.0	(234.7)

Cash Flows From Financing Activities:
Issuance of external debt	—	898.1	—	—	898.1
Repayment of capital leases	—	—	(1.3)	—	(1.3)
Debt financing costs	—	(12.0)	—	—	(12.0)
Excess tax benefit from share-based compensation	—	—	3.4	—	3.4
Net transfers to parent	—	(1,160.4)	644.5	—	(515.9)
Proceeds from exercise of share options	0.6	—	—	—	0.6
Intercompany loan borrowings	2.4	409.6	—	(412.0)	—
Capital contribution	—	—	68.0	(68.0)	—
Other	—	—	0.1	—	0.1

Net cash provided by (used in) financing activities	3.0	135.3	714.7	(480.0)	373.0

Effect of currency rate changes on cash	—	—	1.3	—	1.3

Net increase in cash and cash equivalents	1.2	56.5	217.8	—	275.5
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$1.2	$56.5	$217.8	$—	$275.5

MALLINCKRODT PLC

Schedule II—Valuation and Qualifying Accounts

(in millions)

Description	Balance at Beginning of Period	Charged to Income	Additions and Other	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Fiscal year ended September 27, 2013	$9.4	$1.4	$—	$(6.2)	$4.6
Fiscal year ended September 28, 2012	5.7	4.5	—	(0.8)	9.4
Fiscal year ended September 30, 2011	7.4	0.8	—	(2.5)	5.7
Sales reserve accounts:
Fiscal year ended September 27, 2013	$279.8	$1,316.9	$—	$(1,273.8)	$322.9
Fiscal year ended September 28, 2012	271.2	1,157.8	—	(1,149.2)	279.8
Fiscal year ended September 30, 2011	249.7	1,306.4	—	(1,284.9)	271.2
Tax valuation allowance:
Fiscal year ended September 27, 2013	$15.3	$11.7	$3.0	$—	$30.0
Fiscal year ended September 28, 2012	15.6	(0.3)	—	—	15.3
Fiscal year ended September 30, 2011	16.2	(0.6)	—	—	15.6

S-1

MALLINCKRODT PLC

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(unaudited, in millions, except per share data)

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Net sales	$557.8	$585.3	$1,098.0	$1,089.3
Cost of sales	295.2	311.8	579.8	582.3

Gross profit	262.6	273.5	518.2	507.0

Selling, general and administrative expenses	194.1	160.7	340.3	307.5
Research and development expenses	41.4	39.2	80.4	77.6
Separation costs	2.6	14.4	4.8	26.4
Restructuring charges, net	21.7	6.4	29.7	6.6
Gains on divestiture and license	(0.9)	(0.7)	(13.8)	(1.4)

Operating income	3.7	53.5	76.8	90.3

Interest expense	(12.4)	(0.1)	(22.2)	(0.2)
Interest income	0.5	0.1	0.8	0.1
Other (expense) income, net	(0.4)	—	(1.0)	0.2

(Loss) income from continuing operations before income taxes	(8.6)	53.5	54.4	90.4

Provision for income taxes	(20.3)	19.0	(3.7)	36.1

Income from continuing operations	11.7	34.5	58.1	54.3

Loss from discontinued operations, net of income taxes	(0.1)	(0.5)	(0.9)	(1.1)

Net income	$11.6	$34.0	$57.2	$53.2

Basic earnings (loss) per share (Note 7):
Income from continuing operations	$0.20	$0.60	$1.00	$0.94
Loss from discontinued operations	—	(0.01)	(0.02)	(0.02)
Net income	$0.20	$0.59	$0.99	$0.92

Basic weighted-average shares outstanding	58.2	57.7	58.0	57.7

Diluted earnings (loss) per share (Note 7):
Income from continuing operations	$0.20	$0.60	$0.99	$0.94
Loss from discontinued operations	—	(0.01)	(0.02)	(0.02)
Net income	$0.20	$0.59	$0.97	$0.92

Diluted weighted-average shares outstanding	59.1	57.7	58.7	57.7

See Notes to Condensed Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Net income	$11.6	$34.0	$57.2	$53.2
Other comprehensive loss, net of tax
Currency translation adjustments	(2.4)	(8.5)	(2.0)	(8.2)
Unrecognized gain (loss) on derivatives, net of $-, $-, $(0.1) and $- tax	0.1	(4.0)	0.2	(4.0)
Unrecognized loss on benefit plans, net of $-, $1.3, $0.1 and $1.1 tax	—	(2.0)	(0.3)	(1.7)

Total other comprehensive loss, net of tax	(2.3)	(14.5)	(2.1)	(13.9)

Comprehensive income	$9.3	$19.5	$55.1	$39.3

See Notes to Condensed Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in millions, except share data)

	March 28, 2014	September 27, 2013
Assets
Current Assets:
Cash and cash equivalents	$334.9	$275.5
Accounts receivable, less allowance for doubtful accounts of $5.1 and $4.6	334.2	400.8
Inventories	444.7	403.1
Deferred income taxes	371.7	171.1
Prepaid expenses and other current assets	147.6	134.4

Total current assets	1,633.1	1,384.9
Property, plant and equipment, net	997.5	997.4
Goodwill	853.9	532.0
Intangible assets, net	1,715.0	422.1
Other assets	255.8	220.2

Total Assets	$5,455.3	$3,556.6

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$11.2	$1.5
Accounts payable	119.9	120.9
Accrued payroll and payroll-related costs	58.0	66.5
Accrued branded rebates	33.6	34.6
Accrued and other current liabilities	403.1	376.7

Total current liabilities	625.8	600.2
Long-term debt	2,204.7	918.3
Pension and postretirement benefits	104.0	108.0
Environmental liabilities	63.7	39.5
Deferred income taxes	794.8	310.1
Other income tax liabilities	148.1	153.1
Other liabilities	175.8	171.8

Total Liabilities	4,116.9	2,301.0
Shareholders’ Equity:
Preferred shares, $0.20 par value, 500,000,000 authorized; none issued and outstanding	—	—
Ordinary A shares, €1.00 par value, 40,000 authorized; none issued and outstanding	—	—
Ordinary shares, $0.20 par value, 500,000,000 authorized; 58,474,132 and 57,713,873 issued; 58,443,505 and 57,713,390 outstanding	11.7	11.5
Ordinary shares held in treasury at cost, 30,627 and 483	(1.8)	—
Additional paid-in capital	1,131.4	1,102.1
Retained earnings	90.7	33.5
Accumulated other comprehensive income	106.4	108.5

Total Shareholders’ Equity	1,338.4	1,255.6

Total Liabilities and Shareholders’ Equity	$5,455.3	$3,556.6

See Notes to Condensed Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Six Months Ended
	March 28, 2014	March 29, 2013
Cash Flows From Operating Activities:
Net income	$57.2	$53.2
Loss from discontinued operations, net of income taxes	0.9	1.1

Income from continuing operations	58.1	54.3
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	76.7	66.9
Share-based compensation	9.4	6.6
Deferred income taxes	(12.3)	3.5
Non-cash restructuring charge	2.6	—
Other non-cash items	4.1	(2.8)
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	79.6	(77.8)
Inventories	(39.0)	(23.1)
Accounts payable	(34.0)	(12.0)
Income taxes	0.3	27.3
Accrued and other liabilities	(18.0)	(38.4)
Other	13.7	(12.3)

Net cash provided by (used in) operating activities	141.2	(7.8)

Cash Flows From Investing Activities:
Capital expenditures	(50.7)	(76.7)
Acquisitions and intangibles, net of cash acquired	(1,293.2)	(88.1)
Restricted cash	4.1	0.9
Other	8.0	(1.1)

Net cash (used in) investing activities	(1,331.8)	(165.0)

Cash Flows From Financing Activities:
Issuance of external debt	1,296.8	—
Repayment of external debt	(30.1)	—
Repayment of capital leases	(0.7)	(0.7)
Excess tax benefit from share-based compensation	4.0	3.0
Debt financing costs	(32.2)	(2.3)
Net transfers to parent	—	172.8
Proceeds from exercise of share options	16.1	—
Repurchase of shares	(1.8)	—

Net cash provided by financing activities	1,252.1	172.8

Effect of currency rate changes on cash	(2.1)	—

Net increase in cash and cash equivalents	59.4	—
Cash and cash equivalents at beginning of period	275.5	—

Cash and cash equivalents at end of period	$334.9	$—

See Notes to Condensed Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(unaudited, in millions)

	Ordinary Shares		Treasury Shares		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Number	Par Value	Number	Amount
Balance at September 27, 2013	57.7	$11.5	—	$—	$1,102.1	$33.5	$108.5	$1,255.6
Net income	—	—	—	—	—	57.2	—	57.2
Currency translation adjustments	—	—	—	—	—	—	(2.0)	(2.0)
Change in derivatives, net of tax	—	—	—	—	—	—	0.2	0.2
Minimum pension liability, net of tax	—	—	—	—	—	—	(0.3)	(0.3)
Share options exercised	0.4	0.1	—	—	20.0	—	—	20.1
Vesting of restricted shares	0.3	0.1	—	—	(0.1)	—	—	—
Share-based compensation	—	—	—	—	9.4	—	—	9.4
Repurchase of shares	—	—	—	(1.8)	—	—	—	(1.8)

Balance at March 28, 2014	58.4	$11.7	—	$(1.8)	$1,131.4	$90.7	$106.4	$1,338.4

See Notes to Condensed Consolidated and Combined Financial Statements.

MALLINCKRODT PLC

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(unaudited, dollars in millions, expect per share data and where indicated)

1.	Background and Basis of Presentation

Background

Mallinckrodt plc, and its subsidiaries (collectively, “Mallinckrodt” or “the Company”), is a global company that develops, manufactures, markets and distributes both branded and specialty generic pharmaceuticals, active pharmaceutical ingredients (“API”) and diagnostic imaging agents. These products are found in almost every hospital, standalone diagnostic imaging center or pharmacy in the United States (“U.S.”) and the Company has a commercial presence in approximately 65 countries. The Company believes its extensive commercial reach and formulation expertise, coupled with its ability to navigate the highly regulated and technical nature of its business, have created compelling competitive advantages that it anticipates will sustain future revenue growth.

The Company conducts its business in the following two segments:

•	Specialty Pharmaceuticals produces and markets branded and specialty generic pharmaceuticals and API, comprised of medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients; and

•	Global Medical Imaging develops, manufactures and markets contrast media and delivery systems (“CMDS”) and radiopharmaceuticals (nuclear medicine).

On June 28, 2013, the Pharmaceuticals business of Covidien plc (“Covidien”) was transferred to Mallinckrodt plc, thereby completing its legal separation from Covidien (“the Separation”). On July 1, 2013, Mallinckrodt plc began regular way trading on the New York Stock Exchange under the ticker symbol “MNK.”

Basis of Presentation

The accompanying unaudited condensed consolidated and combined financial statements reflect the consolidated financial results of the Company as an independent, publicly-traded company for the three and six months ended March 28, 2014 and the consolidated financial position as of March 28, 2014 and September 27, 2013. The three and six months ended March 29, 2013 reflect the combined results of operations of the Pharmaceuticals business of Covidien.

The unaudited condensed consolidated and combined financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of the unaudited condensed consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates. The unaudited condensed consolidated and combined financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities in which they own or control more than fifty percent of the voting shares, or have the ability to control through similar rights. The results of entities disposed of are included in the unaudited condensed consolidated and combined financial statements up to the date of disposal and, where appropriate, these operations have been reflected as discontinued operations. Divestitures of product lines not representing businesses have been reflected in operating income. All intercompany balances and transactions have been eliminated in consolidation and, in the opinion of management, all normal recurring adjustments necessary for a fair presentation have been included in the interim results reported. The fiscal year-end balance sheet data were derived from audited consolidated financial statements, but do not include all of the annual disclosures required by GAAP; accordingly, these unaudited condensed consolidated and combined financial statements should be read in conjunction with the Company’s audited annual consolidated and combined financial statements included in its Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“the SEC”) on December 13, 2013.

The Company’s unaudited condensed combined financial statements for the three and six months ended March 29, 2013 may not be indicative of its future performance and do not necessarily reflect the results of operations and cash flows that would have been had it operated as an independent, publicly-traded company during that period. The unaudited condensed combined financial statements for the three and six months ended March 29, 2013 include expense allocations for certain functions provided by Covidien, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of operating expenses, headcount or other measures. The amounts allocated were $13.6 million and $25.5 million during the three and six months ended March 29, 2013, respectively, and were included within selling, general and administrative expenses. Management considers the bases on which the expenses were allocated to reasonably reflect the utilization of services provided to, or the benefit received by, the Company; however, the allocations may not reflect the expense the Company would have incurred as an independent, publicly-traded company during that period. Following the Separation, the Company has performed these functions using its own resources or purchased services, certain of which are being provided by Covidien during a transitional period pursuant to a transition services agreement dated June 28, 2013, between Mallinckrodt and Covidien, particularly in relation to areas outside the U.S. The terms and prices on which such services are rendered may not be as favorable as those that were allocated to the Company by Covidien.

Fiscal Year

The Company reports its results based on a “52-53 week” year ending on the last Friday of September. The second fiscal quarters of 2014 and 2013 ended on March 28, 2014 and March 29, 2013, respectively. Fiscal 2013 consisted of 52 weeks and ended on September 27, 2013. Unless otherwise indicated, the three and six months ended March 28, 2014 refers to the thirteen and twenty-six week periods ended March 28, 2014 and the three and six months ended March 29, 2013 refers to the thirteen and twenty-six week periods ended March 29, 2013.

2.	Recently Issued Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-11 in December 2011, “Disclosures about Offsetting Assets and Liabilities,” which was clarified in January 2013 by ASU 2013-01 “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” This guidance provides new disclosure requirements about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a netting agreement, to enable users of financial statements to understand the effects or potential effects of those arrangements on an entity’s financial position. The guidance was effective for the Company in the first quarter of fiscal 2014. The adoption did not have a material impact on the Company’s financial condition, results of operations and cash flows.

FASB issued ASU 2013-02, “Reporting Amounts Classified out of Accumulated Other Comprehensive Income,” in February 2013. This guidance requires an entity to present, either on the face of the statement of income or separately in the notes to the financial statements, the effects on net income of significant amounts reclassified out of each component of accumulated other comprehensive income, if those amounts are required to be reclassified to net income in their entirety in the same reporting period. For other amounts not required to be reclassified to net income in their entirety, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. The guidance was effective for the Company in the first quarter of fiscal 2014. The adoption did not have a material impact on the Company’s financial condition, results of operations and cash flows.

FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” in July 2013. This update provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists, to eliminate diversity in practice in the presentation of unrecognized tax benefits in those instances. Except in certain circumstances, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. This guidance is effective for the Company in the first quarter of fiscal 2015. The Company is still assessing the impact of the pronouncement.

FASB issued ASU 2014-04, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” in April 2014. Under the new guidance, only disposals representing a strategic shift in a company’s operations and financial results should be reported as discontinued operations, with expanded disclosures. In addition, disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify as a discontinued operation is required. This guidance is effective for the Company in the first quarter of fiscal 2016, with early adoption permitted. The Company is still assessing the impact of the pronouncement.

3.	License of Intellectual Property

The Company was involved in patent disputes with a counterparty relating to certain intellectual property relevant to extended-release oxymorphone. In December 2013, the counterparty agreed to pay the Company an upfront cash payment of $4.0 million and contractually obligated future payments of $8.0 million through July 2018, in exchange for the withdrawal of all claims associated with the intellectual property and a license to utilize the Company’s intellectual property. The Company has completed the earnings process associated with the agreement and recorded an $11.7 million gain, included within gains on divestiture and license, during the six months ended March 28, 2014.

4.	Acquisitions

Business Acquisitions

Cadence Pharmaceuticals

On March 19, 2014, the Company acquired all of the outstanding common stock of Cadence Pharmaceuticals, Inc. (“Cadence”), a biopharmaceuticals company focused on commercializing products principally for use in the hospital setting, for total consideration of $14.00 per share in cash, or approximately $1.3 billion. The acquisition was primarily funded through a $1.3 billion senior secured term loan credit facility, as further discussed in Note 11. Cadence’s sole product, OFIRMEV® (acetaminophen) injection (“OFIRMEV”), is a proprietary intravenous formulation of acetaminophen for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. The acquisition of Cadence adds a growth product to the Specialty Pharmaceuticals product portfolio and provides the Company an opportunity to expand its reach into the adjacent hospital market, in which Cadence had established a strong presence.

The following amounts represent the preliminary allocation of the fair value of the identifiable assets acquired and liabilities assumed, including preliminary goodwill and intangible assets, and the related deferred tax balances. The Company expects to complete its valuation analysis and finalize deferred tax balances as of the acquisition date no later than the fourth fiscal quarter of 2014. The changes in the purchase price allocation and preliminary goodwill based on the final valuation may include, but are not limited to, changes in deferred income taxes, intangible assets and inventory.

Cash and cash equivalents	$43.2
Inventory	21.0
Intangible assets	1,300.0
Goodwill	321.9
Other assets, current and non-current (1)	18.0
Deferred tax liabilities, net	(296.6)
Other liabilities, current and non-current (2)	(78.3)

Net assets acquired	$1,329.2

(1)	This amount includes $14.7 million of accounts receivable, which is also the gross contractual value.
(2)	This amount includes $30.0 million of pre-existing Cadence debt, which the Company repaid upon completion of the acquisition.

Intangible assets acquired consist of the following:

	Amount	Amortization Period
Completed technology	$1,300.0	8 years

The completed technology intangible asset relates to Cadence’s sole product, OFIRMEV, the rights to which have been in-licensed from Bristol-Myers Squibb Company (“BMS”). The fair value of the intangible asset was determined using the income approach, which is a valuation technique that provides an estimate of the fair value of the asset based on market participant expectations of the cash flows an asset would generate. The cash flows were discounted at an 13.0% rate. For more information on the BMS license agreement, refer to “License Agreement” below. Based on the Company’s preliminary estimate, the excess of purchase price over net tangible and intangible assets acquired resulted in goodwill, which represents the assembled workforce, anticipated synergies and the tax-free nature of the transaction. The goodwill is not deductible for U.S. income tax purposes. All assets acquired are included within the Company’s Specialty Pharmaceuticals segment.

The condensed consolidated statements of income for both the three and six months ended March 28, 2014 included net sales of $5.3 million and a $9.0 million loss from continuing operations before income taxes. These amounts reflect the operating results and amortization expenses of Cadence since the date of acquisition. Acquisition costs included in the consolidated statements of income for the three and six months ended March 28, 2014 were $17.6 million, and were included within selling, general and administrative expenses in the consolidated statements of income.

The following unaudited pro forma information presents a summary of the combined results of operations of the Company and of Cadence for the three and six months ended March 28, 2014 and March 29, 2013 as if the acquisition had occurred on October 1, 2012, along with certain pro forma adjustments. These pro forma adjustments consist primarily of:

•	non-recurring costs related to the step-up in value of acquired inventory and transaction costs related to the acquisition of Cadence;

•	increased amortization expense related to the completed technology intangible asset acquired in the acquisition of Cadence;

•	increased interest expense to reflect the variable rate term loan and revolving credit facility entered into in connection with the acquisition of Cadence (utilizing the interest rate in effect at March 28, 2014, 3.50%), including interest and amortization of deferred financing costs and original issue discount; and

•	the related income tax effects.

The following unaudited pro forma information has been prepared for comparative purposes only and is not necessarily indicative of the results of operations as they would have been had the acquisition occurred on the assumed date, nor is it necessarily an indication of future operating results. In addition, the unaudited pro forma information does not reflect the cost of any integration activities, benefits from any synergies that may be derived from the acquisition or revenue growth that may be anticipated.

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Net sales	$588.2	$608.9	$1,163.7	$1,130.1
Net (loss) income	(18.4)	4.4	(2.6)	(35.7)
Basic (loss) earnings per share	$(0.32)	$0.08	$(0.04)	$(0.62)
Diluted (loss) earnings per share	(0.31)	0.08	(0.04)	(0.62)

CNS Therapeutics

On October 1, 2012, the Company acquired all the outstanding equity of CNS Therapeutics, Inc. (“CNS Therapeutics”), a specialty pharmaceuticals company focused on developing and commercializing intrathecal products for site-specific administration to the central nervous system to treat neurological disorders and intractable chronic pain, for total consideration of $95.0 million. The total consideration was comprised of an upfront cash payment of $88.1 million (net of cash acquired of $3.6 million) and the fair value of contingent consideration of $6.9 million. This contingent consideration, which could potentially total a maximum of $9.0 million, is discussed further in Note 18. All assets acquired are included within the Company’s Specialty Pharmaceuticals segment. The acquisition of CNS Therapeutics expanded the Company’s branded pharmaceuticals portfolio and supports the Company’s strategy of leveraging its therapeutic expertise and core capabilities in manufacturing, regulatory and commercialization to serve patients. With the acquisition, the Company now offers products for use in the management of severe spasticity of cerebral or spinal origin with a research and development pipeline of an additional presentation and concentration of GABLOFEN® (baclofen injection) (“Gablofen”), as well as other investigational pain products for intrathecal administration.

The condensed consolidated statements of income for the three and six months ended March 28, 2014 contained $7.8 million and $15.4 million, respectively, of net sales of intrathecal products. The condensed combined statements of income for the three and six months ended March 29, 2013 contained $6.8 million and $13.3 million, respectively, of net sales of intrathecal products. Acquisition and integration costs included in the periods presented were not material.

License Agreement

Bristol-Myers Squibb

As part of the Cadence acquisition, the Company acquired the exclusive development and commercialization rights to OFIRMEV in the U.S. and Canada, as well as the rights to the patents and technology, which were originally in-licensed by Cadence from BMS in March 2006. BMS sublicensed these rights to Cadence under a license agreement with SCR Pharmatop S.A. (“Pharmatop”), and the Company has the right to grant sublicenses to third parties. Under this license agreement, the Company may be obligated to make future milestone payments of up to $25.0 million upon the achievement of certain levels of net sales. In addition, the Company is obligated to pay royalties on sales of the product.

5.	Restructuring and Related Charges

During fiscal 2013, the Company launched a restructuring program designed to improve its cost structure (“the 2013 Mallinckrodt Program”). The 2013 Mallinckrodt Program includes actions across both segments, as well as within corporate functions. The Company expects to incur charges of $100.0 million to $125.0 million under this program as the specific actions required to execute on these initiatives are identified and approved, most of which are expected to be incurred by the end of fiscal 2016.

Prior to Separation, Covidien initiated restructuring programs, which also applied to its Pharmaceuticals business. Restructuring actions associated with acquisitions made prior to the Separation are included within Other programs below. These programs were substantially completed as of September 27, 2013.

Net restructuring and related charges by segment were as follows:

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Specialty Pharmaceuticals	$2.7	$5.9	$2.7	$6.6
Global Medical Imaging	18.5	1.0	26.6	1.3
Corporate	0.5	—	0.5	—

Restructuring and related charges, net	21.7	6.9	29.8	7.9
Less: accelerated depreciation	—	(0.5)	(0.1)	(1.3)

Restructuring charges, net	$21.7	$6.4	$29.7	$6.6

Net restructuring and related charges were comprised of the following:

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
2013 Mallinckrodt Program	$22.6	$—	$30.9	$—
Other programs	(0.9)	6.9	(1.1)	7.9

Total programs	21.7	6.9	29.8	7.9
Less: non-cash charges, including accelerated depreciation	(2.6)	(0.5)	(2.7)	(1.4)

Total charges expected to be settled in cash	$19.1	$6.4	$27.1	$6.5

The following table summarizes cash activity for restructuring reserves, substantially all of which related to employee severance and benefits, with the exception of $8.4 million related to consulting costs associated with restructuring initiatives:

	2013 Mallinckrodt Program	Other Programs	Total
Balance at September 27, 2013	$14.9	$10.6	$25.5
Charges	30.0	0.8	30.8
Changes in estimate	(1.7)	(2.0)	(3.7)
Cash payments	(10.9)	(5.3)	(16.2)
Currency translation and other	(0.3)	0.1	(0.2)

Balance at March 28, 2014	$32.0	$4.2	$36.2

Net restructuring and related charges, including associated asset impairments, incurred cumulative to date related to the 2013 Mallinckrodt Program were as follows:

Specialty Pharmaceuticals	$5.2
Global Medical Imaging	36.3
Corporate	4.3

$45.8

Substantially all of the restructuring reserves were included in accrued and other current liabilities on the Company’s unaudited condensed consolidated balance sheets.

6.	Income Taxes

The Company recognized an income tax benefit of $20.3 million on loss from continuing operations before income taxes of $8.6 million for the three months ended March 28, 2014 and income tax expense of $19.0 million on income from continuing operations before income taxes of $53.5 million for the three months ended March 29, 2013. Income tax benefit was $3.7 million on income from continuing operations before income taxes of $54.4 million for the six months ended March 28, 2014 and $36.1 million on income from continuing operations before income taxes of $90.4 million for the six months ended March 29, 2013.

The effective tax rates were impacted by the Cadence acquisition and the Separation. The rates for the three and six months ended March 28, 2014 are most notably impacted by the inclusion of a $20.7 million tax benefit associated with the Cadence acquisition, including financing and acquisition costs and amortization of the acquired intangible asset. With regard to the Separation, during the three months ended March 28, 2014, the Company received a $0.4 million tax benefit on $2.6 million of separation costs compared with a $1.0 million tax benefit on $14.4 million of separation costs for the three months ended March 29, 2013. During the six months ended March 28, 2014, the Company received a $1.1 million tax benefit on $4.8 million of separation costs compared with a $1.3 million tax benefit on $26.4 million of separation costs for the six months ended March 29, 2013. These impacts on the effective tax rate for the three and six months ended March 28, 2014 were magnified by the level of income (loss) from continuing operations before income taxes. Furthermore, the Company’s effective tax rate for the six months ended March 29, 2013 reflected the business as historically managed by Covidien, rather than as an independent, publicly-traded company.

The acquisition of Cadence resulted in a preliminary net deferred tax liability increase of $296.6 million. Significant components of this increase include $499.6 million of deferred tax liability associated with the OFIRMEV intangible asset, $196.2 million of deferred tax asset associated with federal and state net operating losses, $5.8 million of deferred tax assets associated with federal and state tax credits, and a $7.3 million valuation allowance related to the uncertainty of the utilization of certain deferred tax assets.

The Company’s unrecognized tax benefits, excluding interest, totaled $105.0 million at March 28, 2014 and $100.1 million at September 27, 2013. The net increase of $4.9 million primarily resulted from increases to prior period tax positions of $11.5 million and current year activity of $1.4 million, partially offset by reductions to unrecognized tax benefits as a result of settlements of $0.2 million and the lapse of the applicable statutes of limitation of $7.8 million. Included within the $105.0 million of total unrecognized tax benefits at March 28, 2014, there are $101.2 million of unrecognized tax benefits which if favorably settled would benefit the effective tax rate. The total amount of accrued interest related to these obligations was $56.1 million at March 28, 2014 and $62.1 million at September 27, 2013.

It is reasonably possible that within the next twelve months, as a result of the resolution of various federal, state and foreign examinations and appeals and the expiration of various statutes of limitation, that the unrecognized tax benefits will decrease by up to $44.9 million and the amount of interest and penalties will decrease by up to $26.4 million.

7.	Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income by the number of weighted-average shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average shares outstanding and, if dilutive, potential ordinary shares outstanding during the period. Potential ordinary shares represents the incremental ordinary shares issuable for restricted share units and share option exercises. The Company calculates the dilutive effect of outstanding restricted share units and share options on earnings (loss) per share by application of the treasury stock method.

The computations of basic and diluted earnings (loss) per share assumes that the number of shares outstanding for periods prior to June 28, 2013 was equal to the number of ordinary shares of Mallinckrodt outstanding on June 28, 2013, immediately following the distribution of one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien. The dilutive effect of the Company’s share-based awards that were issued as a result of the conversion of Covidien share-based awards with the Separation, the initial equity awards granted to certain of the Company’s executives on July 1, 2013 and any other Company grants made since the Separation have been included in the computation of diluted earnings per share for the three and six months ended March 28, 2014, weighted appropriately for the portion of the period they were outstanding.

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Weighted-average shares for basic earnings (loss) per share	58.2	57.7	58.0	57.7
Effect of share options and restricted shares	0.9	—	0.7	—

Weighted-average shares for diluted earnings (loss) per share	59.1	57.7	58.7	57.7

The computation of diluted earnings per share for the three and six months ended March 28, 2014 includes all equity awards, as no awards were considered to be anti-dilutive.

8.	Inventories

Inventories were comprised of the following at the end of each period:

	March 28, 2014	September 27, 2013
Raw materials and supplies	$85.7	$68.8
Work in process	194.9	191.5
Finished goods	164.1	142.8

	$444.7	$403.1

9.	Property, Plant and Equipment

The gross carrying amount and accumulated depreciation of property, plant and equipment at the end of each period was as follows:

	March 28, 2014	September 27, 2013
Property, plant and equipment, gross	$1,918.3	$1,873.7
Less: accumulated depreciation	(920.8)	(876.3)

Property, plant and equipment, net	$997.5	$997.4

Depreciation expense for property, plant and equipment was $26.1 million and $24.4 million during the three months ended March 28, 2014 and March 29, 2013, respectively and $52.4 million and $49.2 million during the six months ended March 28, 2014 and March 29, 2013, respectively. Depreciation expense included depreciation on demonstration equipment of $0.9 million and $0.9 million for the three months ended March 28, 2014 and March 29, 2013, respectively, and $2.0 million and $1.7 million for the six months ended March 28, 2014 and March 29, 2013, respectively. Demonstration equipment was included within other assets on the unaudited condensed consolidated balance sheets.

10.	Goodwill and Intangible Assets

The carrying amount of goodwill by segment for the periods presented was as follows:

	Specialty Pharmaceuticals	Global Medical Imaging	Total
Goodwill at September 27, 2013	$312.3	$219.7	$532.0
Acquisitions	321.9	—	321.9

Goodwill at March 28, 2014	$634.2	$219.7	$853.9

The gross carrying amount and accumulated amortization of intangible assets at the end of each period were as follows:

	March 28, 2014		September 27, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Completed technology	$1,749.2	$212.8	$449.2	$196.6
Licenses	201.1	85.5	191.1	79.3
Trademarks	7.9	3.9	7.9	3.8
Other	7.2	1.8	—	—

Total	$1,965.4	$304.0	$648.2	$279.7

Non-Amortizable:
Trademarks	$35.0		$35.0
In-process research and development	18.6		18.6

Total	$53.6		$53.6

On March 19, 2014, the Company completed its acquisition of Cadence. With this acquisition, the Company acquired a $1.3 billion completed technology intangible asset relating to Cadence’s sole product, OFIRMEV, the rights to which have been in-licensed from BMS. For more information on the intangible asset, acquisition and BMS license agreement, refer to Note 4.

In March 2014, the Company obtained approval from the U.S. Food and Drug Administration (“FDA”) for XARTEMIS™ XR (oxycodone HCl and acetaminophen) extended-release tablets (CII), resulting in a milestone payment of $10.0 million. In January 2014, the Company purchased royalty rights associated with EXALGO® (hydromorphone HCl) extended-release tablets (CII) for $7.2 million.

Intangible asset amortization expense was $15.5 million and $8.8 million during the three months ended March 28, 2014 and March 29, 2013, respectively, and $24.3 million and $17.7 million during the six months ended March 28, 2014 and March 29, 2013, respectively. The estimated aggregate amortization expense on intangible assets owned by the Company is expected to be as follows:

Remainder of fiscal 2014	$103.1
Fiscal 2015	200.7
Fiscal 2016	198.8
Fiscal 2017	197.4
Fiscal 2018	188.7

11.	Debt

Debt was comprised of the following at the end of each period:

	March 28, 2014	September 27, 2013
Current maturities of long-term debt:
Term loan	$9.8	$—
Capital lease obligation	1.4	1.4
Loan payable	—	0.1

Total current debt	11.2	1.5
Long-term debt:
Term loan	1,287.0	—
3.50% notes due April 2018	300.0	299.9
9.50% debentures due May 2022	10.4	10.4
8.00% debentures due March 2023	8.0	8.0
4.75% notes due April 2023	598.2	598.2
Capital lease obligation	1.1	1.8

Total long-term debt	2,204.7	918.3

Total debt	$2,215.9	$919.8

In March 2014, in connection with the acquisition of Cadence, Mallinckrodt International Finance S.A. (“MIFSA”) and Mallinckrodt CB LLC (“MCB”), each a subsidiary of the Company, entered into senior secured credit facilities consisting of a $1.3 billion term loan facility due 2021 (“the Term Loan”) and a $250.0 million revolving credit facility due 2019 (“the Revolver”) (collectively, “the Facilities”). The Facilities are fully and unconditionally guaranteed by Mallinckrodt plc, certain of its direct or indirect wholly-owned U.S. subsidiaries and each of its direct or indirect wholly-owned subsidiaries that owns directly or indirectly any such wholly-owned U.S. subsidiary (collectively, “the Guarantors”). The Facilities are secured by a security interest in certain assets of MIFSA, MCB and the Guarantors. The Facilities contain customary affirmative and negative covenants, which include, among other things, restrictions on the Company’s ability to declare or pay dividends, create liens, incur additional indebtedness, enter into sale and lease-back transactions, make investments, dispose of assets and merge or consolidate with any other person. In addition, the Revolver contains a financial covenant that may limit the Company’s total net leverage ratio, which is defined as the ratio of (i) the Company’s consolidated debt, less any unrestricted cash and cash equivalents, to (ii) the Company’s adjusted consolidated EBITDA, as defined in the credit agreement. The Facilities bear interest at LIBOR plus a margin based on the Company’s total net leverage ratio, and the Term Loan is subject to a minimum LIBOR level of 0.75%. Interest payment dates are variable based on the LIBOR rate utilized, but the Company generally expects interest to be payable every 90 days. The Term Loan requires quarterly principal amortization payments in an amount equal to 0.25% of the original principal amount of the Term Loan payable on the last day of each calendar quarter, commencing on June 30, 2014, with the remaining balance payable on the due date, March 19, 2021. The Company incurred an original issue discount of 0.25%, or $3.3 million, associated with the Term Loan. The Revolver contains a $150.0 million letter of credit provision, of which none had been issued as of March 28, 2014. Unused commitments on the Revolver are subject to an annual commitment fee determined by reference to the Company’s public debt rating, which was 0.375% as of March 28, 2014, and the fee applied to outstanding letters of credit is based on the interest rate applied to borrowings. As of March 28, 2014, the applicable interest rate on outstanding borrowings under the Revolver would have been approximately 3.00%; however, there were no outstanding borrowings. As of March 28, 2014, the applicable interest rate for the Term Loan was 3.50% and outstanding borrowings totaled $1.3 billion.

In conjunction with entering into the Revolver in March 2014, MIFSA terminated the $250.0 million five-year senior unsecured revolving credit facility entered into in March 2013.

In April 2013, MIFSA issued and sold in a private placement $300.0 million aggregate principal amount of 3.50% senior unsecured notes due April 2018 and $600.0 million aggregate principal amount of 4.75% senior unsecured notes due April 2023 (collectively, “the Notes”). In connection with the initial offering, MIFSA entered into a registration rights agreement with the initial purchasers in which MIFSA agreed, among other things, to register the Notes with the SEC within one year of the issuance of the Notes. On January 16, 2014, MIFSA filed the registration statement, which was declared effective on March 5, 2014, and the bonds were exchanged in accordance with the registration statement. The Notes are subject to an indenture which contains customary affirmative and negative covenants. Mallinckrodt plc has fully and unconditionally guaranteed the Notes on an unsecured and unsubordinated basis. MIFSA pays interest on the Notes semiannually in arrears on April 15 and October 15 of each year.

As of March 28, 2014, the Company was, and expects to remain, in compliance with the provisions and covenants associated with the Term Loan, the Revolver, the Notes and its other debt agreements.

12.	Retirement Plans

The net periodic benefit cost for the Company’s defined benefit pension plans was as follows:

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Service cost	$1.2	$1.2	$2.5	$2.4
Interest cost	5.0	4.5	9.9	9.1
Expected return on plan assets	(6.1)	(7.3)	(12.2)	(14.7)
Amortization of net actuarial loss	2.1	3.0	4.2	6.0
Amortization of prior service (credit) cost	(0.2)	0.2	(0.3)	0.3
Plan settlements	0.3	—	0.3	—

Net periodic benefit cost	$2.3	$1.6	$4.4	$3.1

The net periodic benefit credit for the Company’s postretirement benefit pension plans for the three months ended March 28, 2014 and March 29, 2013 was $1.8 million and $1.5 million, respectively, and $3.6 million and $3.1 million for the six months ended March 28, 2014 and March 29, 2013, respectively. The components of the credit were not material.

During the six months ended March 29, 2013, Covidien made a $37.5 million voluntary contribution to the Company’s pension plans. The Company may elect to make voluntary contributions to its defined benefit pension plans or its postretirement benefit plans during fiscal 2014.

13.	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income were as follows:

	Currency Translation	Unrecognized Gain (Loss) on Derivatives	Unrecognized Gain (Loss) on Benefit Plans	Accumulated Other Comprehensive Income
Balance at September 27, 2013	$158.6	$(7.3)	$(42.8)	$108.5
Other comprehensive loss before reclassifications	(2.0)	—	—	(2.0)
Amounts reclassified from accumulated other comprehensive income	—	0.2	(0.3)	(0.1)

Net current period other comprehensive (loss) income	(2.0)	0.2	(0.3)	(2.1)

Balance at March 28, 2014	$156.6	$(7.1)	$(43.1)	$106.4

The following summarizes reclassifications out of accumulated other comprehensive income for the three and six months ended March 28, 2014:

	Amount Reclassified from Accumulated Other Comprehensive Income
	Three Months Ended March 28, 2014	Six Months Ended March 28, 2014	Line Item in the Unaudited Condensed Consolidated Statement of Income
Amortization of unrealized gain on derivatives	$0.1	$0.3	Interest expense
Income tax provision	—	(0.1)	Provision for income taxes

Net of income taxes	0.1	0.2
Amortization of pension and post-retirement benefit plans:
Net actuarial loss	2.1	4.2	(1)
Prior service credit	(2.4)	(4.9)	(1)
Plan settlements	0.3	0.3	(1)

Total before tax	—	(0.4)
Income tax provision	—	0.1	Provision for income taxes

Net of income taxes	—	(0.3)

Total reclassifications for the period	$0.1	$(0.1)

(1)	These accumulated other comprehensive income components are included in the computation of net periodic benefit cost. See Note 12 for additional details.

14.	Transactions with Former Parent Company

Prior to the completion of the Separation on June 28, 2013, the Company was part of Covidien and, as such, transactions between Covidien and the Company were considered related party transactions. These intercompany transactions were included in the unaudited condensed combined financial statements for the three and six months ended March 29, 2013, and were considered to be effectively settled for cash at the time the transactions were recorded. The continuing relationship between Covidien and the Company is primarily governed through agreements entered into as part of the Separation, including a separation and distribution agreement, a tax matters agreement and a transition services agreement. These agreements were filed with the SEC as Exhibits 2.1, 10.1 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed on July 1, 2013. For further discussion on these agreements and other historical related party transactions, refer to the Company’s Annual Report on Form 10-K filed with the SEC on December 13, 2013.

Sales and Purchases

During the three months ended March 28, 2014 and March 29, 2013, the Company sold inventory to Covidien in the amount of $11.1 million and $11.8 million, respectively, which is included in net sales in the unaudited condensed consolidated and combined statements of income. During the six months ended March 28, 2014 and March 29, 2013, the Company sold inventory to Covidien in the amount of $23.2 million and $25.9 million, respectively. The Company also purchases inventories from Covidien. The Company recognized cost of sales from these inventory purchases of $9.3 million and $9.1 million during the three months ended March 28, 2014 and March 29, 2013 and $19.3 million and $22.0 million during the six months ended March 28, 2014 and March 29, 2013, respectively.

Allocated Expenses

As discussed in Note 1, the unaudited condensed combined financial statements for the three and six months ended March 29, 2013 included expense allocations for certain functions provided by Covidien, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of operating expenses, headcount or other measures. The amounts allocated were $13.6 million and $25.5 million during the three and six months ended March 29, 2013, and were included within selling, general and administrative expenses.

Balance Sheet Impacts

Subsequent to the Separation, the Company and Covidien maintain an ongoing relationship in which each party may provide services to the other party, including the distribution of goods. As a result of these relationships, the unaudited condensed consolidated balance sheets as of March 28, 2014 and September 27, 2013 included $64.5 million and $62.2 million, respectively, of amounts due to the Company from Covidien, within prepaid expenses and other current assets, and $74.3 million and $79.3 million, respectively, of amounts the Company owes Covidien, included within accrued and other liabilities.

15.	Guarantees

In disposing of assets or businesses, the Company has historically provided representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. The Company assesses the probability of potential liabilities related to such representations, warranties and indemnities and adjusts potential liabilities as a result of changes in facts and circumstances. The Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

In connection with the sale of the Specialty Chemicals business (formerly known as Mallinckrodt Baker) in fiscal 2010, the Company agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters. The indemnification obligations relating to certain environmental, health and safety matters have a term of 17 years from the sale, while some of the other indemnification obligations have an indefinite term. The amount of the liability relating to all of these indemnification obligations included in other liabilities on the Company’s unaudited condensed consolidated balance sheets as of March 28, 2014 and September 27, 2013 was $16.8 million and $20.1 million, respectively, of which $13.9 million and $17.2 million, respectively, related to environmental, health and safety matters. The value of the environmental, health and safety indemnity was measured based on the probability-weighted present value of the costs expected to be incurred to address environmental, health and safety claims made under the indemnity. The aggregate fair value of these indemnification obligations did not differ significantly from their aggregate carrying value at March 28, 2014 and September 27, 2013. As of March 28, 2014, the maximum future payments the Company could be required to make under these indemnification obligations was $71.4 million. The Company was required to pay $30.0 million into an escrow account as collateral to the purchaser, of which $19.4 million and $23.5 million remained in other assets on the unaudited condensed consolidated balance sheets at March 28, 2014 and September 27, 2013, respectively.

The Company has recorded liabilities for known indemnification obligations included as part of environmental liabilities, which are discussed in Note 16. In addition, the Company is liable for product performance; however, the Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

The Company is required to provide the U.S. Nuclear Regulatory Commission financial assurance demonstrating its ability to fund the decommissioning of its Maryland Heights, Missouri radiopharmaceuticals production facility upon closure, though the Company does not intend to close this facility. The Company has provided this financial assurance in the form of a $58.0 million surety bond.

In addition, as of March 28, 2014, the Company had a $21.1 million letter of credit to guarantee decommissioning costs associated with its Saint Louis, Missouri plant. As of March 28, 2014, the Company had various other letters of credit and guarantee and surety bonds totaling $30.7 million.

In addition, the separation and distribution agreement entered into with Covidien at the Separation provides for cross-indemnities principally designed to place financial responsibility of the obligations and liabilities of the Company’s business with the Company and financial responsibility for the obligations and liabilities of Covidien’s remaining business with Covidien, among other indemnities.

16.	Commitments and Contingencies

The Company is subject to various legal proceedings and claims, including patent infringement claims, product liability matters, environmental matters, employment disputes, contractual disputes and other commercial disputes, including those described below. The Company believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these matters, the Company believes, unless indicated below, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Governmental Proceedings

On November 30, 2011 and October 22, 2012, the Company received subpoenas from the U.S. Drug Enforcement Administration requesting production of documents relating to its suspicious order monitoring programs. The Company is complying as required by the terms of the subpoenas. While it is not possible at this time to determine with certainty the outcome of these proceedings, the Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Patent/Antitrust Litigation

Tyco Healthcare Group LP, et al. v. Mutual Pharmaceutical Company, Inc. The Company filed a patent infringement suit in the U.S. District Court for the District of New Jersey against Mutual Pharmaceutical Co., Inc., et al. (collectively, “Mutual”) on March 20, 2007 pursuant to procedures set out in the Drug Price Competition and Patent Term Restoration Act of 1984, after Mutual submitted an Abbreviated New Drug Application (“ANDA”) to the FDA seeking to sell a generic version of the Company’s 7.5mg RESTORIL™ sleep aid product. Mutual also filed antitrust and unfair competition counterclaims. The patents at issue have since expired or been found invalid. On January 18, 2013, the trial court issued an opinion and order granting the Company’s motion for summary judgment regarding Mutual’s antitrust and unfair competition counterclaims. On May 1, 2013, Mutual appealed this decision to the U.S. Court of Appeals for the Federal Circuit and oral arguments were heard on February 6, 2014. While it is not possible at this time to determine with certainty the ultimate outcome of the counterclaims, the Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

‘222 and ‘218 Patent Litigation: Exela Pharma Sciences, LLC and Perrigo Company. In August 2011, Cadence, a subsidiary of the Company, and Pharmatop, the owner of the two U.S. patents and two Canadian patents licensed exclusively by Cadence, filed suit in the U.S. District Court for the District of Delaware against Exela Pharma Sciences, LLC, Exela PharmaSci, Inc. and Exela Holdings, Inc. (collectively, “Exela”) and Perrigo Company, and its subsidiary, Paddock Laboratories, LLC (collectively, “Perrigo”). In the lawsuit, Cadence alleged that Exela and Perrigo infringed U.S. Patent Nos. 6,028,222 (“the ‘222 patent”) and 6,992,218 (“the ‘218 patent”) by filing their ANDAs seeking approval from the FDA to market a generic version of OFIRMEV prior to the expiration of these patents. The ‘222 and ‘218 patents are listed in the FDA’s Approved Drug

Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. The patent infringement lawsuit was filed within 45 days of receipt of the pertinent notice letter, thereby triggering a stay of FDA approval of the Exela and Perrigo ANDAs until the earlier of the expiration of a 30-month period, the expiration of the ‘222 and ‘218 patents, the entry of a settlement order or consent decree stating that the ‘222 and ‘218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Exela, or such shorter or longer period as the court may order. Exela filed an answer in the case that asserted, among other things, non-infringement and invalidity of the asserted patents, as well as certain counterclaims.

In November 2012, Cadence entered into a settlement agreement and a license agreement with Perrigo to settle similar litigation. The settlement agreement includes a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by Cadence relating to the ANDA filed by Perrigo. Under the terms of the license agreement, Cadence granted to the holder of the Perrigo ANDA and its affiliates the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under the Perrigo ANDA beginning December 6, 2020, or earlier under certain circumstances. The license agreement also provides that Perrigo has been granted the exclusive right of first refusal to negotiate an agreement with Cadence to market an authorized generic version of OFIRMEV (i.e., a generic version marketed under Cadence’s New Drug Application (“NDA”)) in the U.S., in the event that Cadence elects to launch an authorized generic version of the product.

A bench trial for the lawsuit with Exela was held and the court ruled in favor of Cadence in November 2013 and found Exela’s ANDA for a generic version of OFIRMEV infringed the ‘222 and ‘218 patents. An appeal of the decision in favor of Cadence was filed by Exela on December 20, 2013. While it is not possible at this time to determine with certainty the ultimate outcome of the case, an adverse outcome could result in the launch of one or more generic versions of OFIRMEV before the expiration of the last of the listed patents in June 2021 (or December 2021 if pediatric exclusivity is granted), could adversely affect the Company’s ability to successfully maximize the value of OFIRMEV and have an adverse effect on its financial condition, results of operations and cash flows.

‘222 and ‘218 Patent Litigation: Fresenius Kabi USA, LLC, Sandoz, Inc. and Wockhardt USA LLC. In January 2013 and February 2013, respectively, Cadence filed suits in the U.S. District Court for the Southern District of California against Fresenius Kabi USA, LLC (“Fresenius”) and Sandoz, Inc. (“Sandoz”), following receipt of December 2012 notices from each company concerning their submissions of a NDA and an ANDA containing Paragraph IV patent certifications with the FDA for generic versions of OFIRMEV. In October 2013, Cadence filed a motion to amend its complaint against Sandoz to join Sandoz AG, Neogen International N.V., APC Pharmaceuticals, LLC, and DIACO S.p.A. (collectively, “the Sandoz Parties”) to the lawsuit against Sandoz due to the involvement of each of these companies with the preparation of the Sandoz ANDA and related matters.

In the lawsuits against Fresenius and the Sandoz Parties, which were coordinated for purposes of discovery and other pretrial proceedings in the Southern District of California, Cadence alleged that Fresenius and the Sandoz Parties each infringed the ‘222 and ‘218 patents by filing a NDA, in the case of Fresenius, or an ANDA, in the case of the Sandoz Parties, seeking approval from the FDA to market a generic version of OFIRMEV prior to the expiration of these patents. Both Fresenius and the Sandoz Parties filed answers in the Southern District of California asserting, among other things, non-infringement and invalidity of the asserted patents, as well as certain counterclaims. Both the Fresenius and Sandoz lawsuits were filed within 45 days of receipt of the respective notice letters, thereby triggering a stay of FDA approval of the Fresenius NDA and the Sandoz ANDA until the earlier of the expiration of a 30-month period, the expiration of the ‘222 and ‘218 patents, the entry of a settlement order or consent decree stating that the ‘222 and ‘218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Fresenius and/or the Sandoz Parties, or such shorter or longer period as the court may order.

In January 2014, Cadence entered into a settlement agreement and a binding term sheet for a license agreement with the Sandoz Parties. The settlement agreement includes a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by the Company relating to the ANDA filed by Sandoz. Under the terms of the license, Cadence granted to the holder of the Sandoz ANDA and its affiliates the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under the Sandoz ANDA beginning December 6, 2020, or earlier under certain circumstances. Cadence also agreed that in the event that it determines to launch an authorized generic version of OFIRMEV (i.e., a generic version marketed under its NDA) in the U.S. and Perrigo elects not to exercise its right of first refusal to become the distributor of the authorized generic version of the product, Cadence will grant a similar right of first refusal to the holder of the Sandoz ANDA on substantially the same terms as those previously granted to Perrigo. Litigation remains ongoing against Fresenius, and the bench trial for such lawsuit is tentatively scheduled to commence in July 2014.

In December 2013, Cadence received a notice from Wockhardt USA LLC (“Wockhardt”), stating that Wockhardt filed an ANDA containing a Paragraph IV patent certification with the FDA for a generic version OFIRMEV. This notice stated that the Paragraph IV patent certification was made with respect to both the ‘222 patent and the ‘218 patent. Cadence filed suit against Wockhardt Limited, Wockhardt BIO AG and Wockhardt in January 2014 in the U.S. District Court of Delaware and in the U.S. District Court of New Jersey. In March 2014, Cadence entered into a settlement agreement and a license agreement with Wockhardt. The settlement agreement includes a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by Cadence relating the ANDA filed by Wockhardt. Under the terms of the license agreement, Cadence granted to the holder of Wockhardt ANDA and its affiliates the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under the Wockhardt ANDA beginning December 6, 2020, or earlier under certain circumstances.

The Company intends to vigorously enforce its intellectual property rights relating to OFIRMEV to prevent the marketing of infringing generic products prior to the expiration of the Cadence patents. The ‘222 patent expires in August 2017 (or February 2018 if pediatric exclusivity is granted) and the ‘218 patent expires in June 2021 (or December 2021 if pediatric exclusivity is granted). While it is not possible at this time to determine with certainty the ultimate outcome of the cases, an adverse outcome could result in the launch of one or more generic versions of OFIRMEV before the expiration of the last of the listed patents, which could adversely affect the Company’s ability to successfully maximize the value of OFIRMEV and have an adverse effect on its financial condition, results of operations and cash flows.

‘222 and ‘218 Patents: Ex Parte Reexamination. In September 2012, Exela filed with the U.S. Patent and Trademark Office (“USPTO”) a Request for Ex Parte Reexamination of the ‘222 patent. In December 2012, Cadence received notice that the USPTO had granted the Request for Reexamination. The reexamination process is provided for by law and requires the USPTO to consider the scope and validity of the patent based on substantial new questions of patentability raised by a third party or the USPTO. In February 2013, Cadence and Pharmatop filed with the USPTO a patent owner’s statement commenting on the reexamination request, and in April 2013, Exela filed comments in response to the patent owner’s statement. In a non-final, initial office action issued by the USPTO in August 2013, the USPTO rejected certain claims of the ‘222 patent. A response to the first office action was filed in November 2013. A supplemental amendment and response was filed in February 2014 and a next office action was issued in March 2014.

In addition, in January 2014, an unidentified third party filed with the USPTO a Request for Ex Parte Reexamination of the ‘218 patent. The reexamination request was granted on March 14, 2014.

All of the claims of the ‘222 and ‘218 patents remain valid and in force during the reexamination proceedings. Because Cadence and Pharmatop believe that the scope and validity of the patent claims in these patents are appropriate and that the USPTO’s prior issuances of the patents were correct, the Company, in conjunction with Cadence and Pharmatop, will vigorously defend these patents. It is not possible at this time to determine with certainty whether Cadence and Pharmatop ultimately will succeed in maintaining the scope and validity of the claims of these patents during reexamination. If any of the patent claims in these patents ultimately are narrowed during prosecution before the USPTO, the extent of the patent coverage afforded to OFIRMEV could be impaired, which could have an adverse effect on the Company’s financial condition, results of operations and cash flows.

‘218 Patent Litigation: Exela Pharma Sciences, LLC. In April 2012, Exela filed suit against David J. Kappos and the USPTO in the U.S. District Court for the Eastern District of Virginia for declaratory judgment seeking a reversal of the USPTO’s decision not to act on a petition by Exela to vacate the USPTO’s April 2003 order reviving the international application for the ‘218 patent. The lawsuit followed the USPTO’s rejection of Exela’s petition to the USPTO filed in November 2011, which sought to vacate the April 23, 2003 order granting Pharmatop’s petition to revive the ‘218 patent. The USPTO determined that Exela lacked standing to seek such relief. Exela also seeks declaratory judgment that the USPTO’s rules and regulations that allow for revival of abandoned, international patent applications under the “unintentional” standard are invalid, and similar relief in connection with one or more counterclaims it has filed in the Delaware litigation. Cadence’s motion to intervene in this lawsuit was granted in October 2012. In December 2012, the district court dismissed the case with prejudice as barred by the applicable statute of limitations. In February 2013, Exela appealed the district court’s decision to the Court of Appeals for the Federal Circuit. The Court of Appeals heard oral argument on the appeal in February 2014. A decision by the Court of Appeals in favor of Exela could ultimately result in the invalidation of the ‘218 patent.

Pricing Litigation

State of Utah v. Actavis US, Inc., et al. The Company, along with numerous other pharmaceuticals companies, are defendants in this matter which was filed May 8, 2008, and is pending in the Third Judicial Circuit of Salt Lake County, Utah. The State of Utah alleges, generally, that the defendants reported false pricing information in connection with certain drugs that are reimbursable under Medicaid, resulting in overpayment by state Medicaid programs for those drugs, and is seeking monetary damages and attorneys’ fees. The Company believes that it has meritorious defenses to these claims and is vigorously defending against them. While it is not possible at this time to determine with certainty the outcome of the case, the Company believes, given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Environmental Remediation and Litigation Proceedings

The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites, including those described below. The ultimate cost of site cleanup and timing of future cash outlays is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. The Company concluded that, as of March 28, 2014, it was probable that it would incur remedial costs in the range of $44.9 million to $118.6 million. The Company also concluded that, as of March 28, 2014, the best estimate within this range was $68.0 million, of which $4.3 million was included in accrued and other current liabilities and the remainder was included in environmental liabilities on the unaudited condensed consolidated balance sheet at March 28, 2014.

Crab Orchard National Wildlife Refuge Superfund Site, near Marion, Illinois. The Company is a successor in interest to International Minerals and Chemicals Corporation (“IMC”). Between 1967 and 1982, IMC leased portions of the Additional and Uncharacterized Sites (“AUS”) Operable Unit at the Crab Orchard Superfund Site (“the Site”) from the government and manufactured various explosives for use in mining and other operations. In March 2002, the Department of Justice, the U.S. Department of the Interior and the U.S. Environmental Protection Agency (“EPA”) (together, “the Government Agencies”) issued a special notice letter to General Dynamics Ordnance and Tactical Systems, Inc. (“General Dynamics”), one of the other potentially responsible parties (“PRPs”) at the Site, to compel General Dynamics to perform the remedial investigation and feasibility study (“RI/FS”) for the AUS Operable Unit. General Dynamics negotiated an Administrative Order on Consent (“AOC”) with the Government Agencies to conduct an extensive RI/FS at the Site under the direction of the U.S. Fish and Wildlife Service. General Dynamics asserted in August 2004 that the Company is jointly and severally liable, along with approximately eight other lessees and operators at the AUS Operable Unit, for alleged contamination of soils and groundwater resulting from historic operations, and has threatened to file a contribution claim against the Company and other parties for recovery of its costs incurred in connection with the RI/FS activities being conducted at the AUS Operable Unit. The Company and other PRPs who received demand letters from General Dynamics have explored settlement alternatives, but have not reached settlement to date. The Company and other PRPs are awaiting completion of the RI/FS by General Dynamics before the initiation of formal PRP negotiations to address resolution of these alleged claims. While it is not possible at this time to determine with certainty the ultimate outcome of this case, the Company believes, given the information currently available, that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Mallinckrodt Veterinary, Inc., Millsboro, Delaware. The Company previously operated a plant in Millsboro, Delaware (“the Millsboro Site”) that manufactured various animal healthcare products. In 2005, the Delaware Department of Natural Resources and Environmental Control found trichloroethylene (“TCE”) in the Millsboro public water supply at levels that exceeded the federal drinking water standards. Further investigation to identify the TCE plume in the ground water indicated that the plume has extended to property owned by a third party near the Millsboro Site. The Company, and another former owner, assumed responsibility for the Millsboro Site cleanup under the Alternative Superfund Program administered by the EPA. The Company and another PRP have entered into two AOCs with the EPA to perform investigations to abate, mitigate or eliminate the release or threat of release of hazardous substances at the Millsboro Site and to conduct an Engineering Evaluation/Cost Analysis to characterize the nature and extent of the contamination. The Company, along with the other party, continues to conduct the studies and prepare remediation plans in accordance with the AOCs. While it is not possible at this time to determine with certainty the ultimate outcome of this matter, the Company believes, given the information currently available, that the ultimate resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Coldwater Creek, Saint Louis County, Missouri. The Company is named as a defendant in numerous tort complaints filed between February 2012 and April 2014 with numerous plaintiffs pending in the U.S. District Court for the Eastern District of Missouri. These cases allege personal injury for alleged exposure to radiological substances present in Coldwater Creek in Missouri. Plaintiffs lived in various locations in Saint Louis County, Missouri near Coldwater Creek. Radiological residues which may have been present in the creek have been remediated by the U.S. Army Corps of Engineers. The Company believes that it has meritorious defenses to these complaints and is vigorously defending against them. The Company is unable to estimate a range of reasonably possible losses for the following reasons: (i) the proceedings are in early stages; (ii) the Company has not received and reviewed complete information regarding the plaintiffs and their medical conditions; and (iii) there are significant factual issues to be resolved. While it is not possible at this time to determine with certainty the ultimate outcome of these cases, the Company believes, given the information currently available, that the ultimate resolution of all known claims will not have a material adverse effect on its financial condition, results of operations and cash flows.

Lower Passaic River, New Jersey. The Company and approximately 70 other companies comprise the Lower Passaic Cooperating Parties Group (“the CPG”) and are parties to a May 2007 AOC with the EPA to perform a RI/FS of the 17-mile stretch known as the Lower Passaic River Study Area (“the River”). The Company’s potential liability stems from former operations at Lodi and Belleville, New Jersey. In June 2007, the EPA issued a draft Focused Feasibility Study (“FFS”) that considered interim remedial options for the lower 8-miles of the river, in addition to a “no action” option. As an interim step related to the 2007 AOC, the CPG voluntarily entered into an AOC on June 18, 2012 with the EPA for remediation actions focused solely at mile 10.9 of the River. The Company’s estimated costs related to the RI/FS and focused remediation at mile 10.9, based on interim allocations, are immaterial and have been accrued.

On April 11, 2014, the EPA issued its revised FFS, with remedial alternatives to address cleanup of the lower 8-mile stretch of the River, which also included a “no action” option. The EPA estimates the cost for the alternatives range from $365.0 million to $3.2 billion. The EPA’s preferred approach would involve bank-to-

bank dredging of the lower 8-mile stretch of the River and installing an engineered cap at a discounted, estimated cost of $1.7 billion. Based on the issuance of the EPA’s revised FFS, the Company recorded a $23.1 million accrual in the second quarter of fiscal 2014 representing the Company’s estimate of its allocable share of the joint and several remediation liability resulting from this matter. Despite the issuance of the revised FFS, there are many uncertainties associated with the final agreed upon remediation and the Company’s allocable share of the remediation. Given those uncertainties, the amounts accrued may not be indicative of the amounts for which the Company is ultimately responsible and will be refined as events in the remediation process occur.

Products Liability Litigation

Beginning with lawsuits brought in July 1976, the Company is also named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. A majority of the cases involve product liability claims based principally on allegations of past distribution of products containing asbestos. A limited number of the cases allege premises liability based on claims that individuals were exposed to asbestos while on the Company’s property. Each case typically names dozens of corporate defendants in addition to the Company. The complaints generally seek monetary damages for personal injury or bodily injury resulting from alleged exposure to products containing asbestos. The Company’s involvement in asbestos cases has been limited because it did not mine or produce asbestos. Furthermore, in the Company’s experience, a large percentage of these claims have never been substantiated and have been dismissed by the courts. The Company has not suffered an adverse verdict in a trial court proceeding related to asbestos claims and intends to continue to defend these lawsuits. When appropriate, the Company settles claims; however, amounts paid to settle and defend all asbestos claims have been immaterial. As of March 28, 2014, there were approximately 11,750 asbestos-related cases pending against the Company.

The Company estimates pending asbestos claims and claims that were incurred but not reported and related insurance recoveries, which are recorded on a gross basis in the unaudited condensed consolidated balance sheets. The Company’s estimate of its liability for pending and future claims is based on claims experience over the past five years and covers claims either currently filed or expected to be filed over the next seven years. The Company believes that it has adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, the Company believes, given the information currently available, that the ultimate resolution of all known and anticipated future claims, after taking into account amounts already accrued, along with recoveries from insurance, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Asset Retirement Obligations

The Company has recorded asset retirement obligations for the estimated future costs primarily associated with legal obligations to decommission facilities within the Global Medical Imaging segment, including the facilities located in Petten, the Netherlands and Maryland Heights, Missouri. Substantially all of these obligations are included in other liabilities on the unaudited condensed consolidated and combined balance sheets. The following table provides a summary of the changes in the Company’s asset retirement obligations:

Balance at September 27, 2013	$50.6
Accretion expense	1.6
Currency translation	0.5

Balance at March 28, 2014	$52.7

The Company believes, given the information currently available, that any potential payment of such estimated amounts will not have a material adverse effect on its financial condition, results of operations and cash flows.

Industrial Revenue Bonds

The Company exchanged title to $27.4 million of its plant assets in return for an equal amount of Industrial Revenue Bonds (“IRB”) issued by Saint Louis County. The Company also simultaneously leased such assets back from Saint Louis County under a capital lease expiring December 2025, the terms of which provide it with the right of offset against the IRBs. The lease also provides an option for the Company to repurchase the assets at the end of the lease for nominal consideration. These transactions collectively result in a ten-year property tax abatement from the date the property is placed in service. Due to right of offset, the capital lease obligation and IRB asset are recorded net in the unaudited condensed consolidated balance sheets. The Company expects that the right of offset will be applied to payments required under these arrangements.

Tax Matters

The income tax returns of the Company and its subsidiaries are periodically examined by various tax authorities. The resolution of these matters is subject to the conditions set forth in the tax matters agreement entered into between the Company and Covidien (“the Tax Matters Agreement”). Covidien has the right to administer, control and settle all U.S. income tax audits for periods prior to the Separation. While it is not possible at this time to determine with certainty the ultimate outcome of these matters, the Company believes, given the information currently available, that established liabilities are reasonable and that the ultimate resolution of these matters will not have a material adverse effect on its financial condition, results of operations and cash flows.

With respect to certain tax returns filed by predecessor affiliates of the Company and Covidien, the U.S. Internal Revenue Service (“IRS”) has concluded its field examination for the years 1997 through 2000 and has proposed tax adjustments. Several of the proposed adjustments could also affect both Covidien’s and the Company’s income tax returns for years after 2000. Certain of the IRS’s proposed adjustments have been appealed, and all but one of the matters associated with the proposed tax adjustments have been resolved. The unresolved proposed adjustment asserts that substantially all of the predecessor affiliates’ intercompany debt originating during the years 1997 through 2000 should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest deductions related to the intercompany debt and certain tax attribute adjustments recognized on the U.S. income tax returns. This matter is subject to the Company’s $200.0 million liability limitation for periods prior to September 29, 2012, as prescribed in the Tax Matters Agreement. While it is not possible at this time to determine with certainty the ultimate outcome of this matter, the Company believes, given the information available to it today, that it will not have a material adverse effect on its financial condition, results of operations and cash flows.

Acquisition-Related Litigation

Nine purported class action lawsuits have been filed in February 2014 and March 2014 by purported holders of Cadence common stock in connection with the Company’s acquisition of Cadence, six in the Delaware Court of Chancery (consolidated under the caption In re Cadence Pharmaceuticals, Inc. Stockholders Litigation), and three in California State Court, San Diego County (Denny v. Cadence Pharmaceuticals, Inc., et al., Militello v. Cadence Pharmaceuticals, Inc., et al., and Schuon v. Cadence Pharmaceuticals, Inc., et al.). The actions bring claims against, and generally allege that, the board of directors of Cadence breached their fiduciary duties in connection with the acquisition by, among other things, failing to maximize shareholder value, and the Delaware and Schuon actions further allege that Cadence omitted to disclose allegedly material information in its Schedule 14D-9. The lawsuits also allege, among other things, that the Company aided and abetted the purported breaches of fiduciary duty. The lawsuits seek various forms of relief, including but not limited to, rescission of the transaction, damages and attorneys’ fees and costs. On March 7, 2014, following expedited discovery, the parties in the consolidated Delaware action entered into a Memorandum of Understanding (“the MOU”), which sets forth the parties’ agreement in principle for a settlement of those actions. The settlement contemplated by the MOU will include, among other things, a release of all claims relating to the Company’s acquisition of Cadence as set forth in the MOU. The settlement is subject to a number of conditions, including, among other things, final court approval following notice to the class. There have been no substantive proceedings in any of the California actions. While it is not possible at this time to determine with certainty the ultimate outcomes of these matters, the Company believes, given the information available to it today, that they will not have a material adverse effect on its financial condition, results of operations and cash flows.

Eight purported class action lawsuit were filed in April 2014 in the California State Court, Orange County by purported holders of Questcor Pharmaceuticals, Inc. (“Questcor”) common stock in connection with the Company’s proposed acquisition of Questcor (Hansen v. Thompson, et al., Heng v. Questcor Pharmaceuticals, Inc., et al., Buck v. Questcor Pharmaceuticals, Inc., et al., Yokem v. Questcor Pharmaceuticals, Inc., et al., Ellerbeck v. Questcor Pharmaceuticals, Inc., et al., Richter v. Questcor Pharmaceuticals, Inc., et al., Tramantano v. Questcor Pharmaceuticals, Inc., et al., and Crippen v. Questcor Pharmaceuticals, Inc., et al.). The actions bring claims against, and generally allege that, the board of directors of Questcor breached their fiduciary duties in connection with the acquisition by, among other things, agreeing to sell Questcor for inadequate consideration and pursuant to an inadequate process. Some of the lawsuits also allege, among other things, that the Company aided and abetted the purported breaches of fiduciary duty. The lawsuits seek various forms of relief, including but not limited to, an order enjoining the shareholder vote relating to the acquisition, rescission of the transaction if consummated, damages and attorneys’ fees and costs. In addition, plantiffs in a prior-pending derivative litigation, In re Questcor Pharmaceuticals, Inc. Shareholder Derivative Litigation, pending in the U.S. District Court for the Central District of California, have filed an application to lift the stay of that action in order to file an amended complaint alleging that the board of directors of Questcor breached their fiduciary duties in connect with the acquisition. While it is not possible at this time to determine with certainty the ultimate outcomes of these matters, the Company believes, given the information available to it today, that they will not have a material adverse effect on its financial condition, results of operations and cash flows. For further information on the Company’s proposed acquisition of Questcor, see Note 21.

Other Matters

The Company is a defendant in a number of other pending legal proceedings relating to present and former operations, acquisitions and dispositions. Given the information currently available, the Company does not expect the ultimate resolution of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial condition, results of operations and cash flows.

17.	Derivative Instruments

The Company is exposed to certain risks relating to its business operations. Foreign currency option and forward contracts are used to manage the foreign exchange exposures of operations outside the U.S. Swap contracts on commodities historically have been periodically entered into to manage the price risk associated with forecasted purchases of commodities used in the Company’s manufacturing processes. Risks that relate to interest rate exposure are managed by using derivative instruments, such as interest rate lock contracts. Changes in the fair value of the derivative financial instruments are recognized in the Company’s earnings unless specific hedge criteria are met.

Foreign Exchange Exposure

The Company has foreign exchange exposure on the translation of the financial statements and on transactions denominated in foreign currencies. The Company’s policy allows for the use of various forward and option contracts to manage foreign currency exposures on accounts and notes receivable, accounts payable, intercompany loans, intercompany cash pooling arrangements and forecasted transactions that are denominated in certain foreign currencies. Existing contracts did not meet the necessary criteria to qualify for hedge accounting; accordingly, all associated changes in fair value were recognized in earnings.

The location and amount of the net gain (loss) on foreign exchange forward and option contracts not designated as hedging instruments was recorded as follows:

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Cost of sales	$(0.2)	$(1.5)	$(0.4)	$(2.4)
Selling, general and administrative	0.3	1.2	0.3	2.3
Other (expense) income, net	1.5	—	5.7	—

	$1.6	$(0.3)	$5.6	$(0.1)

Foreign currency losses included within net income for the three and six months ended March 28, 2014 were $4.3 million and $9.3 million, respectively, and for the six months ended March 29, 2013 were $0.5 million. Foreign currency losses for the three months ended March 29, 2013 were immaterial.

The fair value of foreign exchange forward and option contracts were included in the following captions of our unaudited condensed consolidated balance sheets at the end of each period:

	March 28, 2014	September 27, 2013
Prepaid expenses and other current assets	$0.6	$0.9
Accrued and other current liabilities	0.6	1.4

Commodities Exposure

Prior to the Separation, Covidien entered into gas commodity swap contracts on behalf of the Company, which were accounted for as cash flow hedges. As of March 28, 2014, there were no outstanding gas commodity swap contracts; however, the Company may utilize such contracts in the future to mitigate price risk associated with its forecasted commodity purchases. The amounts of the net losses on these contracts recorded during the three and six months ended March 29, 2013 were as follows:

	Three Months Ended	Six Months Ended
Cost of sales	$0.1	$0.2
Selling, general and administrative	0.3	0.6

	$0.4	$0.8

Interest Rate Exposure

MIFSA entered into three forward interest rate lock contracts in March 2013 and April 2013, each with a $300.0 million notional value and designated as cash flow hedges, against the risk of variability in market interest rates in advance of its anticipated issuance of its ten-year fixed rate senior notes due April 2023. Each interest rate lock contract was considered to be highly effective and the $7.6 million loss resulting from their settlements was recorded in accumulated other comprehensive income. As of March 28, 2014, $7.0 million of this loss remains in accumulated other comprehensive income and will be amortized to interest expense over the remaining term of the ten-year notes.

18.	Financial Instruments and Fair Value Measurements

Fair value is defined as the exit price that would be received from the sale of an asset or paid to transfer a liability, using assumptions that market participants would use in pricing an asset or liability. The fair value guidance establishes a three-level fair value hierarchy, which maximizes the use of observable inputs and minimizes the use of unobservable inputs used in measuring fair value. The levels within the hierarchy are as follows:

Level 1—observable	inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2—significant	other observable inputs that are observable either directly or indirectly; and

Level 3—significant	unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

The following tables provide a summary of the significant assets and liabilities that are measured at fair value on a recurring basis at the end of each period:

	March 28, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$35.1	$22.9	$12.2	$—
Foreign exchange forward and option contracts	0.6	0.6	—	—

	$35.7	$23.5	$12.2	$—

Liabilities:
Deferred compensation liabilities	$13.7	$—	$13.7	$—
Contingent consideration	7.0	—	—	7.0
Foreign exchange forward and option contracts	0.6	0.6	—	—

	$21.3	$0.6	$13.7	$7.0

	September 27, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$35.3	$22.6	$12.7	$—
Foreign exchange forward and option contracts	0.9	0.9	—	—

	$36.2	$23.5	$12.7	$—

Liabilities:
Deferred compensation liabilities	$13.5	$—	$13.5	$—
Contingent consideration	6.9	—	—	6.9
Foreign exchange forward and option contracts	1.4	1.4	—	—

	$21.8	$1.4	$13.5	$6.9

Debt and equity securities held in rabbi trust. Debt securities held in the rabbi trust primarily consist of U.S. government and agency securities and corporate bonds. When quoted prices are available in an active market, the investments are classified as level 1. When quoted market prices for a security are not available in an active market, they are classified as level 2. Equity securities held in the rabbi trust primarily consist of U.S. common stocks, which are valued using quoted market prices reported on nationally recognized securities exchanges.

Foreign exchange forward and option contracts. Foreign currency option and forward contracts are used to economically manage the foreign exchange exposures of operations outside the U.S. Quoted prices are available in an active market; as such, these derivatives are classified as level 1.

Deferred compensation liabilities. The Company maintains a non-qualified deferred compensation plan in the U.S., which permits eligible employees of the Company to defer a portion of their compensation. A recordkeeping account is set up for each participant and the participant chooses from a variety of funds for the deemed investment of their accounts. The measurement funds generally correspond to the funds offered in the Company’s U.S. tax-qualified defined contribution retirement plan and the account balance fluctuates with the investment returns on those funds.

Contingent consideration. In October 2012, the Company recorded contingent consideration of $6.9 million upon the acquisition of CNS Therapeutics. This contingent consideration, which could potentially total a maximum of $9.0 million, is primarily based on whether the FDA approves another concentration of Gablofen on or before December 31, 2016. The fair value of the contingent payments was measured based on the probability-weighted present value of the consideration expected to be transferred using a discount rate of 1.0%. There were no changes to the initial estimate of the fair value of the consideration during the six months ended March 28, 2014.

Balance at September 27, 2013	$6.9
Accretion expense	0.1

Balance at March 28, 2014	$7.0

Financial Instruments Not Measured at Fair Value

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and the majority of other current assets and liabilities approximate fair value because of their short-term nature. The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents (level 1). The fair value of restricted cash is equivalent to its carrying value of $20.2 million and $24.0 million as of March 28, 2014 and September 27, 2013, respectively (level 1), substantially all of which is included in other assets on the unaudited condensed consolidated balance sheets. The Company’s life insurance contracts are carried at cash surrender value, which is based on the present value of future cash flows under the terms of the contracts (level 3). Significant assumptions used in determining the cash surrender value include the amount and timing of future cash flows, interest rates and mortality charges. The fair value of these contracts approximates the carrying value of $68.7 million and $67.7 million at March 28, 2014 and September 27, 2013, respectively. These contracts are included in other assets on the unaudited condensed consolidated balance sheets.

The carrying value of the Company’s loan payable approximates fair value due to its short term nature. Since the quoted market prices for the Company’s Term Loan, 8.00% and 9.50% debentures are not available in an active market, they are classified as level 2 for purposes of developing an estimate of fair value. The Company’s 3.50% notes and 4.75% notes are classified as level 1, as quoted prices are available in an active market for these notes. The following table presents the carrying values and estimated fair values of the Company’s long-term debt, excluding capital leases, as of the end of each period:

	March 28, 2014		September 27, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Loan payable	$—	$—	$0.1	$0.1
Term loan	1,296.8	1,301.0	—	—
3.50% notes due April 2018	300.0	296.0	299.9	293.7
9.50% debentures due May 2022	10.4	14.2	10.4	14.3
8.00% debentures due March 2023	8.0	10.2	8.0	10.2
4.75% notes due April 2023	598.2	571.6	598.2	568.5

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of accounts receivable. The Company does not require collateral from customers. A portion of the Company’s accounts receivable outside the U.S. includes sales to government-owned or supported healthcare systems in several countries, which are subject to payment delays. Payment is dependent upon the financial stability and creditworthiness of those countries’ national economies.

The Company routinely evaluates all government receivables for potential collection risks associated with the availability of government funding and reimbursement practices. The Company has not incurred any significant losses on government receivables; however, if the financial condition of customers or the countries’ healthcare systems continue to deteriorate such that their ability to make payments is uncertain, additional allowances may be required in future periods.

The Company’s accounts receivable, net of allowance for doubtful accounts, in Spain and Italy, which the Company has been closely monitoring, at the end of each period were as follows:

	March 28, 2014	September 27, 2013
Spain	$9.8	$9.2
Italy	10.7	12.6

Net sales to customers in Spain and Italy totaled $12.4 million and $14.1 million for the three months ended March 28, 2014 and March 29, 2013, respectively, and $24.7 million and $26.3 million for the six months ended March 28, 2014 and March 29, 2013, respectively.

The following table shows net sales attributable to distributors that accounted for 10% or more of the Company’s total net sales:

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Cardinal Health, Inc.	15%	20%	18%	20%
McKesson Corporation	15%	19%	15%	16%
Amerisource Bergen Corporation	10%	6%	11%	7%

The following table shows accounts receivable attributable to distributors that accounted for 10% or more of the Company’s gross accounts receivable at the end of each period:

	March 28, 2014	September 27, 2013
Cardinal Health, Inc.	20%	18%
McKesson Corporation	23%	22%
Amerisource Bergen Corporation	13%	14%

The following table shows net sales attributable to products that accounted for 10% or more of the Company’s total net sales:

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Optiray™ (CMDS)	13%	13%	13%	14%
Acetaminophen products (API)	9%	10%	8%	10%
Methylphenidate ER (Specialty Generics)	8%	11%	9%	7%

Molybdenum-99 (“Mo-99”) is a key raw material in the Company’s Ultra-Technekow™ DTE technetium generators that are sold by its Global Medical Imaging segment. There are only eight suppliers of this raw material worldwide. The Company has agreements to obtain Mo-99 from three nuclear research reactors and relies predominantly upon two of these reactors for its Mo-99 supply. Accordingly, a disruption in the commercial supply or a significant increase in the cost of this material from these sources could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

19.	Segment Data

Selected information by business segment was as follows:

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Net sales:
Specialty Pharmaceuticals	$324.3	$344.4	$633.8	$604.6
Global Medical Imaging	222.4	229.1	441.0	458.8

Net sales of operating segments (1)	546.7	573.5	1,074.8	1,063.4
Other (2)	11.1	11.8	23.2	25.9

Net sales	$557.8	$585.3	$1,098.0	$1,089.3

Operating income:
Specialty Pharmaceuticals	$105.9	$105.0	$218.9	$140.0
Global Medical Imaging	10.3	18.9	14.7	68.0

Segment operating income	116.2	123.9	233.6	208.0
Unallocated amounts:
Corporate and allocated expenses (3)	(72.7)	(40.3)	(97.9)	(65.7)
Intangible asset amortization	(15.5)	(8.8)	(24.3)	(17.7)
Restructuring and related charges, net (4)	(21.7)	(6.9)	(29.8)	(7.9)
Separation costs	(2.6)	(14.4)	(4.8)	(26.4)

Operating income	$3.7	$53.5	$76.8	$90.3

(1)	Amounts represent sales to external customers.
(2)	Represents products that were sold to Covidien, our former parent company, which is discussed in Note 14.

(3)	Includes administration expenses and certain compensation, environmental and other costs not charged to the Company’s operating segments.
(4)	Includes restructuring-related accelerated depreciation of $0.5 million for the three months ended March 29, 2013 and $0.1 million and $1.3 million for the six months ended March 28, 2014 and March 29, 2013, respectively. Restructuring-related accelerated depreciation for the three months ended March 28, 2014 was immaterial.

20.	Condensed Consolidating and Combining Financial Statements

In November 2012, MIFSA was formed as a 100%-owned subsidiary of Covidien in connection with the Separation. MIFSA is a holding company established to own, directly or indirectly, substantially all of the operating subsidiaries of the Company, to issue debt securities and to perform treasury operations. At the time of the Separation, MIFSA became a 100%-owned subsidiary of Mallinckrodt plc.

MIFSA is the borrower under the Notes, which are fully and unconditionally guaranteed by Mallinckrodt plc. The following information provides the composition of the Company’s comprehensive income, assets, liabilities, equity and cash flows by relevant group within the Company: Mallinckrodt plc as guarantor of the Notes, MIFSA as issuer of the Notes and the operating companies that represent assets of MIFSA. There are no subsidiary guarantees related to the Notes.

Set forth below are the unaudited condensed consolidating financial statements for the three and six months ended March 28, 2014 and as of March 28, 2014 and September 27, 2013, and the unaudited condensed combining financial statements for the three and six months ended March 29, 2013. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among Mallinckrodt plc, MIFSA and the other subsidiaries. Unaudited condensed consolidating and combining financial information for Mallinckrodt plc and MIFSA, on a standalone basis, has been presented using the equity method of accounting for subsidiaries.

MALLINCKRODT PLC

CONDENSED CONSOLIDATING BALANCE SHEET

As of March 28, 2014

(unaudited, in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$0.2	$86.7	$248.0	$—	$334.9
Accounts receivable, net	—	—	334.2	—	334.2
Inventories	—	—	444.7	—	444.7
Deferred income taxes	—	—	371.7	—	371.7
Prepaid expenses and other current assets	0.5	0.2	146.9	—	147.6
Intercompany receivable	5.9	—	8.3	(14.2)	—

Total current assets	6.6	86.9	1,553.8	(14.2)	1,633.1
Property, plant and equipment, net	—	—	997.5	—	997.5
Goodwill	—	—	853.9	—	853.9
Intangible assets, net	—	—	1,715.0	—	1,715.0
Investment in subsidiaries	1,319.4	3,896.9	—	(5,216.3)	—
Intercompany loan receivable	21.5	—	468.4	(489.9)	—
Other assets	—	42.0	213.8	—	255.8

Total Assets	$1,347.5	$4,025.8	$5,802.4	$(5,720.4)	$5,455.3

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$—	$9.8	$1.4	$—	$11.2
Accounts payable	1.6	—	118.3	—	119.9
Accrued payroll and payroll-related costs	0.1	—	57.9	—	58.0
Accrued branded rebates	—	—	33.6	—	33.6
Accrued and other current liabilities	1.1	21.0	381.0	—	403.1
Intercompany payable	6.3	2.1	5.8	(14.2)	—

Total current liabilities	9.1	32.9	598.0	(14.2)	625.8
Long-term debt	—	2,185.2	19.5	—	2,204.7
Pension and postretirement benefits	—	—	104.0	—	104.0
Environmental liabilities	—	—	63.7	—	63.7
Deferred income taxes	—	—	794.8	—	794.8
Other income tax liabilities	—	—	148.1	—	148.1
Intercompany loans payable	—	489.9	—	(489.9)	—
Other liabilities	—	—	175.8	—	175.8

Total liabilities	9.1	2,708.0	1,903.9	(504.1)	4,116.9

Shareholders’ equity	1,338.4	1,317.8	3,898.5	(5,216.3)	1,338.4

Total Liabilities and Shareholders’ Equity	$1,347.5	$4,025.8	$5,802.4	$(5,720.4)	$5,455.3

MALLINCKRODT PLC

CONDENSED CONSOLIDATING BALANCE SHEET

As of September 27, 2013

(unaudited, in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$1.2	$56.5	$217.8	$—	$275.5
Accounts receivable, net	—	—	400.8	—	400.8
Inventories	—	—	403.1	—	403.1
Deferred income taxes	—	—	171.1	—	171.1
Prepaid expenses and other current assets	1.0	—	133.4	—	134.4
Intercompany receivable	2.7	—	12.2	(14.9)	—

Total current assets	4.9	56.5	1,338.4	(14.9)	1,384.9
Property, plant and equipment, net	—	—	997.4	—	997.4
Goodwill	—	—	532.0	—	532.0
Intangible assets, net	—	—	422.1	—	422.1
Investment in subsidiaries	1,266.1	2,520.4	—	(3,786.5)	—
Intercompany loan receivable	—	2.4	409.6	(412.0)	—
Other assets	—	11.2	209.0	—	220.2

Total Assets	$1,271.0	$2,590.5	$3,908.5	$(4,213.4)	$3,556.6

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$1.5	$—	$1.5
Accounts payable	0.1	—	120.8	—	120.9
Accrued payroll and payroll-related costs	0.1	—	66.4	—	66.5
Accrued branded rebates	—	—	34.6	—	34.6
Accrued and other current liabilities	0.6	18.3	357.8	—	376.7
Intercompany payable	12.2	—	2.7	(14.9)	—

Total current liabilities	13.0	18.3	583.8	(14.9)	600.2
Long-term debt	—	898.1	20.2	—	918.3
Pension and postretirement benefits	—	—	108.0	—	108.0
Environmental liabilities	—	—	39.5	—	39.5
Deferred income taxes	—	—	310.1	—	310.1
Other income tax liabilities	—	—	153.1	—	153.1
Intercompany loans payable	2.4	409.6	—	(412.0)	—
Other liabilities	—	—	171.8	—	171.8

Total liabilities	15.4	1,326.0	1,386.5	(426.9)	2,301.0

Shareholders’ equity	1,255.6	1,264.5	2,522.0	(3,786.5)	1,255.6

Total Liabilities and Shareholders’ Equity	$1,271.0	$2,590.5	$3,908.5	$(4,213.4)	$3,556.6

MALLINCKRODT PLC

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

For the three months ended March 28, 2014

(unaudited, in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$557.8	$—	$557.8
Cost of sales	—	—	295.2	—	295.2

Gross profit	—	—	262.6	—	262.6

Selling, general and administrative expenses	7.9	0.1	186.1	—	194.1
Research and development expenses	—	—	41.4	—	41.4
Separation costs	0.6	—	2.0	—	2.6
Restructuring charges, net	—	—	21.7	—	21.7
Gains on divestiture and license	—	—	(0.9)	—	(0.9)

Operating (loss) income	(8.5)	(0.1)	12.3	—	3.7

Interest expense	—	(12.8)	0.4	—	(12.4)
Interest income	—	—	0.5	—	0.5
Other income (expense), net	22.3	—	(22.7)	—	(0.4)
Intercompany interest and fees	(0.9)	—	0.9	—	—
Equity in net income of subsidiaries	(1.1)	11.7	—	(10.6)	—

Income (loss) from continuing operations before income taxes	11.8	(1.2)	(8.6)	(10.6)	(8.6)

Income tax expense (benefit)	0.2	(0.1)	(20.4)	—	(20.3)

Income (loss) from continuing operations	11.6	(1.1)	11.8	(10.6)	11.7

Loss from discontinued operations, net of income taxes	—	—	(0.1)	—	(0.1)

Net income (loss)	11.6	(1.1)	11.7	(10.6)	11.6

Other comprehensive loss, net of tax	(2.3)	(2.3)	(2.4)	4.7	(2.3)

Comprehensive income (loss)	$9.3	$(3.4)	$9.3	$(5.9)	$9.3

MALLINCKRODT PLC

CONDENSED COMBINING STATEMENT OF COMPREHENSIVE INCOME

For the three months ended March 29, 2013

(unaudited, in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Combined
Net sales	$—	$—	$585.3	$—	$585.3
Cost of sales	—	—	311.8	—	311.8

Gross profit	—	—	273.5	—	273.5

Selling, general and administrative expenses	—	—	160.7	—	160.7
Research and development expenses	—	—	39.2	—	39.2
Separation costs	—	—	14.4	—	14.4
Restructuring charges, net	—	—	6.4	—	6.4
Gains on divestiture and license	—	—	(0.7)	—	(0.7)

Operating income	—	—	53.5	—	53.5

Interest expense	—	—	(0.1)	—	(0.1)
Interest income	—	—	0.1	—	0.1
Other income (expense), net	—	—	—	—	—
Intercompany interest and fees	—	—	—	—	—
Equity in net income of subsidiaries	34.0	34.0	—	(68.0)	—

Income from continuing operations before income taxes	34.0	34.0	53.5	(68.0)	53.5

Income tax expense	—	—	19.0	—	19.0

Income from continuing operations	34.0	34.0	34.5	(68.0)	34.5

Loss from discontinued operations, net of income taxes	—	—	(0.5)	—	(0.5)

Net income	34.0	34.0	34.0	(68.0)	34.0

Other comprehensive loss, net of tax	(14.5)	(14.5)	(10.5)	25.0	(14.5)

Comprehensive income	$19.5	$19.5	$23.5	$(43.0)	$19.5

MALLINCKRODT PLC

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

For the six months ended March 28, 2014

(unaudited, in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$1,098.0	$—	$1,098.0
Cost of sales	—	—	579.8	—	579.8

Gross profit	—	—	518.2	—	518.2

Selling, general and administrative expenses	11.9	0.2	328.2	—	340.3
Research and development expenses	—	—	80.4	—	80.4
Separation costs	1.4	—	3.4	—	4.8
Restructuring charges, net	—	—	29.7	—	29.7
Gains on divestiture and license	—	—	(13.8)	—	(13.8)

Operating (loss) income	(13.3)	(0.2)	90.3	—	76.8

Interest expense	—	(23.3)	1.1	—	(22.2)
Interest income	—	—	0.8	—	0.8
Other income (expense), net	23.0	—	(24.0)	—	(1.0)
Intercompany interest and fees	(4.0)	—	4.0	—	—
Equity in net income of subsidiaries	51.5	74.9	—	(126.4)	—

Income from continuing operations before income taxes	57.2	51.4	72.2	(126.4)	54.4

Income tax (benefit) expense	—	(0.1)	(3.6)	—	(3.7)

Income from continuing operations	57.2	51.5	75.8	(126.4)	58.1

Loss from discontinued operations, net of income taxes	—	—	(0.9)	—	(0.9)

Net income	57.2	51.5	74.9	(126.4)	57.2

Other comprehensive loss, net of tax	(2.1)	(2.1)	(2.3)	4.4	(2.1)

Comprehensive income	$55.1	$49.4	$72.6	$(122.0)	$55.1

MALLINCKRODT PLC

CONDENSED COMBINING STATEMENT OF COMPREHENSIVE INCOME

For the six months ended March 29, 2013

(unaudited, in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Combined
Net sales	$—	$—	$1,089.3	$—	$1,089.3
Cost of sales	—	—	582.3	—	582.3

Gross profit	—	—	507.0	—	507.0

Selling, general and administrative expenses	—	—	307.5	—	307.5
Research and development expenses	—	—	77.6	—	77.6
Separation costs	—	—	26.4	—	26.4
Restructuring charges, net	—	—	6.6	—	6.6
Gains on divestiture and license	—	—	(1.4)	—	(1.4)

Operating income	—	—	90.3	—	90.3

Interest expense	—	—	(0.2)	—	(0.2)
Interest income	—	—	0.1	—	0.1
Other income (expense), net	—	—	0.2	—	0.2
Intercompany interest and fees	—	—	—	—	—
Equity in net income of subsidiaries	53.2	53.2	—	(106.4)	—

Income from continuing operations before income taxes	53.2	53.2	90.4	(106.4)	90.4

Income tax expense	—	—	36.1	—	36.1

Income from continuing operations	53.2	53.2	54.3	(106.4)	54.3

Loss from discontinued operations, net of income taxes	—	—	(1.1)	—	(1.1)

Net income	53.2	53.2	53.2	(106.4)	53.2

Other comprehensive loss, net of tax	(13.9)	(13.9)	(9.9)	23.8	(13.9)

Comprehensive income	$39.3	$39.3	$43.3	$(82.6)	$39.3

MALLINCKRODT PLC

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the six months ended March 28, 2014

(unaudited, in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$8.6	$(17.1)	$149.7	$—	$141.2

Cash Flows From Investing Activities:
Capital expenditures	—	—	(50.7)	—	(50.7)
Acquisitions and intangibles, net of cash acquired	—	—	(1,293.2)	—	(1,293.2)
Intercompany loan investment	(21.5)	—	(58.8)	80.3	—
Repayment of intercompany loan investment	—	2.4	—	(2.4)	—
Investment in subsidiary	—	(1,300.0)	—	1,300.0	—
Restricted cash	—	—	4.1	—	4.1
Other	—	—	8.0	—	8.0

Net cash (used in) investing activities	(21.5)	(1,297.6)	(1,390.6)	1,377.9	(1,331.8)

Cash Flows From Financing Activities:
Issuance of external debt	—	1,296.8	—	—	1,296.8
Repayment of external debt	—	—	(30.1)	—	(30.1)
Repayment of capital leases	—	—	(0.7)	—	(0.7)
Debt financing costs	—	(32.2)	—	—	(32.2)
Excess tax benefit from share-based compensation	—	—	4.0	—	4.0
Proceeds from exercise of share options	16.1	—	—	—	16.1
Purchase of treasury shares	(1.8)	—	—	—	(1.8)
Advances from intercompany borrowings	—	80.3	—	(80.3)	—
Payment on intercompany borrowings	(2.4)	—	—	2.4	—
Capital contribution	—	—	1,300.0	(1,300.0)	—

Net cash provided by (used in) financing activities	11.9	1,344.9	1,273.2	(1,377.9)	1,252.1

Effect of currency rate changes on cash	—	—	(2.1)	—	(2.1)

Net increase in cash and cash equivalents	(1.0)	30.2	30.2	—	59.4
Cash and cash equivalents at beginning of period	1.2	56.5	217.8	—	275.5

Cash and cash equivalents at end of period	$0.2	$86.7	$248.0	$—	$334.9

MALLINCKRODT PLC

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the six months ended March 29, 2013

(unaudited, in millions)

	Mallinckrodt plc	Mallinckrodt International Finance S.A.	Other Subsidiaries	Eliminations	Combined
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$—	$(4.8)	$(3.0)	$—	$(7.8)

Cash Flows From Investing Activities:
Capital expenditures	—	—	(76.7)	—	(76.7)
Acquisition, net of cash acquired	—	—	(88.1)	—	(88.1)
Restricted cash	—	—	0.9	—	0.9
Other	—	—	(1.1)	—	(1.1)

Net cash (used in) investing activities	—	—	(165.0)	—	(165.0)

Cash Flows From Financing Activities:
Repayment of capital leases	—	—	(0.7)	—	(0.7)
Debt financing costs	—	—	(2.3)	—	(2.3)
Excess tax benefit from share-based compensation	—	—	3.0	—	3.0
Net transfers from (to) parent	—	4.8	168.0	—	172.8

Net cash provided by (used in) financing activities	—	4.8	168.0	—	172.8

Effect of currency rate changes on cash	—	—	—	—	—

Net increase in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$—	$—

21.	Subsequent Events

Questcor Pharmaceuticals

On April 5, 2014, the Company entered into a definitive merger agreement to acquire Questcor, a high-growth biopharmaceutical company, for approximately $5.6 billion. Questcor shareholders will receive $30.00 per share in cash and 0.897 shares of the Company for each share of Questcor common stock owned. The Company has entered into debt financing commitments that, together with cash on hand, are expected to be sufficient to provide the funds necessary to consummate the transaction. The Company expects that the financing will consist of a combination of a senior secured term loan facility and senior notes. The acquisition is expected to provide a strong and sustainable platform for future revenue and earnings growth within the Company’s Specialty Pharmaceuticals segment. Subject to customary closing conditions, the transaction is currently expected to be completed in the fourth fiscal quarter of 2014.

Lower Passaic River Environmental Reserve

On April 11, 2014, the EPA issued its revised FFS, with remedial alternatives to address cleanup of the lower 8-mile stretch of the River, which also included a “no action” option. The EPA estimates the cost for the alternatives range from $365.0 million to $3.2 billion. The EPA’s preferred approach would involve bank-to-bank dredging of the lower 8-mile stretch of the River and installing an engineered cap at a discounted, estimated cost of $1.7 billion. Based on the issuance of the EPA’s revised FFS, the Company recorded a $23.1 million accrual in the second quarter of fiscal 2014 representing the Company’s estimate of its allocable share of the joint and several remediation liability resulting from this matter. Despite the issuance of the revised FFS, there are many uncertainties associated with the final agreed upon remediation and the Company’s allocable share of the remediation. Given those uncertainties, the amounts accrued may not be indicative of the amounts for which the Company is ultimately responsible and will be refined as events in the remediation process occur.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of Cadence Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Cadence Pharmaceuticals, Inc. as of December 31, 2013 and 2012, and the related statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule at Page F-136. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cadence Pharmaceuticals, Inc. at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cadence Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) and our report dated February 28, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Diego, California

February 28, 2014

CADENCE PHARMACEUTICALS, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$55,075	$58,327
Investments in marketable securities	2,326	3,745
Restricted cash	548	640
Accounts receivable, net	9,300	6,152
Inventory	8,646	6,498
Prepaid expenses	1,902	1,064
Other current assets	91	90

Total current assets	77,888	76,516
Property and equipment, net	2,060	1,967
Intangible assets, net	10,747	12,090
Restricted cash	92	—
Other assets	16	7,106

Total assets	$90,803	$97,679

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,724	$5,796
Accrued liabilities	18,042	12,969
Deferred revenue	—	2,234
Current portion of long-term debt, less discount of $252 and $—, respectively	10,777	—

Total current liabilities	36,543	20,999
Long-term debt, less discount of $433 and $1,182, respectively	18,538	28,818
Other long-term liabilities	844	51

Total liabilities	55,925	49,868
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2013 and 2012, respectively	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized, 86,719,716 shares and 85,668,668 shares issued and outstanding at December 31, 2013 and 2012, respectively	9	9
Additional paid-in capital	506,819	495,458
Accumulated other comprehensive income	—	—
Accumulated deficit	(471,950)	(447,656)

Total stockholders’ equity	34,878	47,811

Total liabilities and stockholders’ equity	$90,803	$97,679

The accompanying notes are an integral part of these financial statements.

CADENCE PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Product revenue, net	$110,529	$50,066	$11,486
License revenue	2,027	118	5,210

Total net revenues	112,556	50,184	16,696

Costs and expenses:
Cost of product sales	37,973	23,256	12,406
Amortization of patent license	1,343	1,343	1,567
Research and development	6,743	6,519	8,885
Selling, general and administrative	94,482	86,843	81,504
Impairment of long-lived assets	—	7,723	—
Other	(441)	1,174	1,076

Total costs and expenses	140,100	126,858	105,438

Loss from operations	(27,544)	(76,674)	(88,742)
Other (expense) income:
Interest income	69	123	136
Interest expense	(4,467)	(4,449)	(4,424)
Other income	7,648	27	9

Total other income (expense), net	3,250	(4,299)	(4,279)

Loss before income tax	(24,294)	(80,973)	(93,021)

Net loss	$(24,294)	$(80,973)	$(93,021)

Basic and diluted net loss per share(1)	$(0.28)	$(0.95)	$(1.41)

Shares used to compute basic and diluted net loss per share(1)	85,969	85,556	66,075

(1)	As a result of the issuance of common stock pursuant to public offerings in the fourth quarter of 2011, there is a lack of comparability in the per share amounts between the periods presented. Please see Note 2 of the Notes to Financial Statements for further discussion.

The accompanying notes are an integral part of these financial statements.

CADENCE PHARMACEUTICALS, INC.

STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Net loss	$(24,294)	$(80,973)	$(93,021)
Other comprehensive income (loss) gain:
Net unrealized (loss) gain on securities available for sale	—	(2)	2

Other comprehensive income (loss) gain	—	(2)	2

Comprehensive loss	$(24,294)	$(80,975)	$(93,019)

The accompanying notes are an integral part of these financial statements.

CADENCE PHARMACEUTICALS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per share data)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2010	63,107	$6	$397,616	$—	$(273,662)	$123,960
Public offering of common stock, net of $4,448 offering costs, in November at $3.75 per share	21,800	2	77,300	—	—	77,302
Issuance of warrants in December to purchase 158 shares of common stock at $3.79 per share	—	—	390	—	—	390
Issuance of common stock from option exercises and lapse of restricted stock units under equity compensation plans	605	1	1,443	—	—	1,444
Stock-based compensation	—	—	9,233	—	—	9,233
Unrealized gain on marketable securities, net	—	—	—	2	—	2
Net Loss	—	—	—	—	(93,021)	(93,021)

Balance at December 31, 2011	85,512	9	485,982	2	(366,683)	119,310
Issuance of warrants in December to purchase 155 shares of common stock at $3.88 per share	—	—	416	—	—	416
Issuance of common stock from option exercises and lapse of restricted stock units under equity compensation plans	157	—	451	—	—	451
Stock-based compensation	—	—	8,609	—	—	8,609
Unrealized loss on marketable securities, net	—	—	—	(2)	—	(2)
Net Loss	—	—	—	—	(80,973)	(80,973)

Balance at December 31, 2012	85,669	9	495,458	—	(447,656)	47,811
Cashless warrant exercise in December at $7.84 per share	128	—	—	—	—	—
Issuance of common stock from option exercises and lapse of restricted stock units under equity compensation plans	923	—	4,292	—	—	4,292
Stock-based compensation	—	—	7,069	—	—	7,069
Net Loss	—	—	—	—	(24,294)	(24,294)

Balance at December 31, 2013	86,720	$9	$506,819	$—	$(471,950)	$34,878

The accompanying notes are an integral part of these financial statements.

CADENCE PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Operating activities
Net loss	$(24,294)	$(80,973)	$(93,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	213	1,560	1,670
Loss (gain) on disposal of assets	—	873	(66)
Gain on sale of investment	(7,654)	—	—
Impairment of long-lived assets	—	7,723	—
Inventory write-down	—	163	5,574
Stock-based compensation	7,069	8,609	9,233
Non-cash interest expense	17	27	49
Amortization of intangible assets	1,343	1,343	1,567
Amortization of discount on note payable	497	122	409
Accretion of discounts on available-for-sale securities, net of accretion of premiums	(1)	(16)	5
Changes in operating assets and liabilities:
Accounts receivable	(3,148)	(3,944)	(2,208)
Prepaid expenses and other assets	(830)	(78)	104
Inventory	(2,148)	(5,273)	(6,477)
Accounts payable	1,928	2,140	360
Deferred revenue	(2,234)	943	1,291
Accrued liabilities and other liabilities	6,049	2,482	3,358

Net cash used in operating activities	(23,193)	(64,299)	(78,152)

Investing activities
Purchases of marketable securities	—	(1,397)	(82,681)
Maturities and sales of marketable securities	1,420	42,275	60,006
Payment for option purchase right	—	—	(3,500)
Proceeds from the sale of Incline options and preferred shares	14,654	—	—
Restricted cash	—	—	(300)
Purchases of property and equipment	(505)	(1,705)	(2,733)
Proceeds from the sale of property and equipment	80	393	66

Net cash provided by (used in) investing activities	15,649	39,566	(29,142)

Financing activities
Proceeds from issuance of common stock	4,292	451	78,746
Borrowings under debt agreements, net of fees	—	—	3,434
Principal payments under debt agreements	—	—	(4,452)

Net cash provided by financing activities	4,292	451	77,728

Net decrease in cash and cash equivalents	(3,252)	(24,282)	(29,566)
Cash and cash equivalents at beginning of period	58,327	82,609	112,175

Cash and cash equivalents at end of period	$55,075	$58,327	$82,609

Supplemental disclosures
Issuance of warrants in connection with loan and security agreement	$—	$416	$390
Property and equipment purchases in accounts payable and accrued expenses	$232	$338	$891
Cash paid for interest and fees	$3,250	$3,865	$4,311

The accompanying notes are an integral part of these financial statements.

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

1.	The Company

Cadence Pharmaceuticals, Inc. (the “Company”) was incorporated in the state of Delaware in May 2004. The Company is a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. In March 2006, the Company in-licensed the exclusive U.S. and Canadian rights to OFIRMEV® (acetaminophen) injection, an intravenous (“IV”) formulation of acetaminophen, from Bristol-Myers Squibb Company (“BMS”). In November 2010, the Food and Drug Administration (“FDA”) approved the Company’s New Drug Application (“NDA”) for OFIRMEV for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever in adults and children two years of age and older. In January 2011, the Company commenced commercial sales of the product in the U.S.

2.	Summary of Significant Accounting Policies

Management Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Examples of such estimates include, but are not limited to, the fair value of property and equipment, inventory obsolescence and valuation, restructuring liabilities, stock-based compensation, reserve for sales returns, and commitments and contingencies. On a regular basis, the Company reviews its estimates to ensure the estimates appropriately reflect changes in its business or as new information becomes available. Management believes that these estimates are reasonable, however, actual results could materially differ from these estimates.

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, title has passed, collection is reasonably assured and the price is fixed or determinable. It sells OFIRMEV mostly to wholesalers who, in-turn, sell the product to hospitals and other end-user customers. Sales to wholesalers provide for selling prices that are fixed on the date of sale, although the Company offers discounts to certain group purchasing organizations, end-user hospitals, and government programs. The wholesalers take title to the product, bear the risk of loss of ownership, and have economic substance to the inventory. Further, the Company has no significant obligations for future performance to generate pull-through sales, however, it does allow wholesalers to return product that is damaged or received in error. In addition, the Company allows for product to be returned beginning six months prior to, and ending twelve months following, product expiration.

OFIRMEV, which was launched in January 2011, is the Company’s first and only commercially available product. Because the Company initially had limited product return data, it deferred the recognition of revenue on sales to wholesalers and, instead, recognized revenue at the time that product was sold by a wholesaler to an end-user customer. Shipments of product that were not recognized as revenue were treated as deferred revenue. However, as of January 1, 2013, the Company determined that it had obtained sufficient product return history to reasonably estimate future wholesaler returns. Since that time, the Company has recognized revenue at the time product is sold to a wholesaler. As a result of this change, the Company recorded a one-time adjustment to recognize revenue that had previously been deferred, resulting in additional net revenue of $2,616,000 and cost of sales of $919,000 for the year ended December 31, 2013. The corresponding impact of this one-time adjustment was a reduction of $1,697,000 in both the Company’s loss from continuing operations and net loss for the year ended December 31, 2013, and the per share net impact of the adjustment was a reduction in net loss of

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

$0.02 per share for the year. There was no similar impact on the reported revenue, cost of sales or loss per share for the years ended December 31, 2012 and 2011.

The Company records certain sales reserves and allowances as a reduction to gross revenue. These reserves and allowances include distribution service fees, a prompt payment discount, a group purchasing discount and administrative service fee, discounts to certain end-user customers and governmental programs and a reserve for estimated product returns based on historical return rates, as applicable. Distribution service fees arise from contractual agreements the Company has with certain wholesalers for distribution services they provide with respect to OFIRMEV. These fees are generally a fixed percentage of the price of the product purchased by these wholesalers. The Company offers a prompt payment discount to certain wholesalers as an incentive to meet certain payment terms. It accounts for these cash discounts at the time the sale is made to the wholesalers and reduces its accounts receivable accordingly. The group purchasing discount and chargeback reserve is based upon contracted discounts the Company provides to members of certain purchasing groups. The Company estimates the sales from its wholesalers to these group purchasing organizations and accrues for the chargebacks it anticipates from its wholesalers for the difference between the current retail price and the reduced price paid by the members of the group purchasing organizations. Administrative service fees for these transactions are also recorded at the time of sale. The Company also provides predetermined discounts under certain government programs, which are recorded at the time of sale.

Revenue from the Company’s data license agreement with Terumo Corporation (“Terumo”) is recognized separately for each element of the arrangement. Revenue from the data and services element that was provided to Terumo by the Company in 2011 and 2012 has been recognized upon delivery of the goods and services provided, based upon the consideration allocated to each deliverable, or the termination of the service period. The Company allocated the consideration from the data and services element to each deliverable based upon its review of the agreement pursuant to multiple-element arrangement guidance. Revenue from the first commercial sales milestone payment was recognized in November 2013 as the Company was able to confirm that the initial sale of Terumo’s IV acetaminophen product had occurred in Japan. Royalties on subsequent sales will be recorded at the time the royalties can be reliably measured and collectability is reasonably assured. See Note 9 for further discussion.

Accounts Receivable

The Company extends credit to its customers in the normal course of business based upon an evaluation of the customer’s credit history, financial condition and other factors. Trade accounts receivable are recorded on gross sales to wholesalers, net of allowances for prompt payment and other discounts, wholesaler fees, chargebacks and doubtful accounts. Estimates of allowances for doubtful accounts are determined by evaluating individual customer circumstances, historical payment patterns, length of time past due and economic and other factors. At December 31, 2013 and 2012, the Company’s allowance for uncollectible receivables was $19,000 and $56,000, respectively. During the years ended December 31, 2013, 2012 and 2011 charges of $3,000, $56,000 and $0, respectively, were taken to reserve for past due accounts. During the year ended December 31, 2013, past due accounts totaling $40,000 that were previously reserved were written off. No past due accounts were written off during the years ended December 31, 2012 and 2011.

Fair Value Reporting

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, restricted cash, trade receivables and payables, accrued liabilities and long-term debt. Fair value estimates of these instruments are made at a specific point in time, based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

determined with precision. The carrying amount of cash and cash equivalents, restricted cash, trade receivables and payables and accrued liabilities are generally considered to be representative of their respective fair values because of the short-term nature of those instruments. Further, based upon the borrowing rates currently available to the Company for loans with similar terms, the Company believes the fair value of long-term debt approximates its carrying value. The fair value of marketable securities is based upon market prices quoted on the last day of the fiscal period.

Current accounting guidance defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and requires certain disclosures about fair value measurements. The valuation techniques included in the guidance are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect market assumptions and are classified into the following fair value hierarchy:

Level 1 Inputs	–	Quoted prices for identical instruments in active markets.

Level 2 Inputs	–	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable.

Level 3 Inputs	–	Valuation derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following tables present further detail of the financial instruments carried at fair value on the Company’s balance sheet as of December 31, 2013 and 2012. The tables do not include assets and liabilities that are measured at historical cost or on any basis other than fair value (in thousands):

	Balance at December 31, 2013	Fair Value Measurements as of December 31, 2013
Description		Level 1	Level 2	Level 3
Assets:
Cash equivalents:
Money market funds	$48,975	$48,975	$—	$—
Investments in marketable securities—short-term:
Debt instruments—Municipal debt obligations	1,326	—	1,326	—
Certificates of deposit	1,000	—	1,000	—

Assets at fair value	$51,301	$48,975	$2,326	$—

Description	Balance at December 31, 2012	Fair Value Measurements as of December 31, 2012
		Level 1	Level 2	Level 3
Assets:
Cash equivalents:
Money market funds	$55,736	$55,736	$—	$—
Investments in marketable securities—short-term:
Debt instruments—Corporate debt obligations	1,398	—	1,398	—
Debt instruments—Municipal debt obligations	1,347	—	1,347	—
Certificates of deposit	1,000	—	1,000	—

Assets at fair value	$59,481	$55,736	$3,745	$—

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

The Company’s Level 2 financial instruments are valued using market prices on less active markets and model-derived valuations with observable valuation inputs such as interest rates and yield curves. The Company obtains the fair value of Level 2 financial instruments from a third-party pricing service, which the Company validates through independent valuation testing and review of portfolio valuations provided by the Company’s investment managers.

Cash Equivalents

The Company considers all highly liquid investments purchased with maturities of three months or less from the date of purchase to be cash equivalents. These investments may include money market funds, U.S. Government agencies, corporate debt securities and commercial paper. As of December 31, 2013 and 2012, the Company’s cash equivalents were $48,975,000 and $55,736,000, respectively.

Marketable Securities

The Company determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. The Company has classified its investment holdings as available-for-sale, as the sale of such securities may be required prior to maturity to implement management strategies. The Company’s investment policy set minimum credit quality criteria and maximum maturity limits on its investments to provide for safety of principle, liquidity and a reasonable rate of return. Available-for-sale securities are recorded at fair value, based on current market valuations. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income (loss) until realized. Realized gains and losses are included in non-operating other income (expense) on the statement of operations and are derived using the specific identification method for determining the cost of the securities sold. During the years ended December 31, 2013, 2012 and 2011, no realized gains or losses were recorded on the sale or maturity of the Company’s marketable securities. Further, no impairments to reduce the value of an available-for-sale equity security were taken during the years ended December 31, 2013, 2012 and 2011. See Note 3 for further discussion.

Concentration Risk

Credit Risk. Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash, cash equivalents, restricted cash, marketable securities and accounts receivable. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. Additionally, the Company has established guidelines regarding diversification of its investments and their maturities, which are designed to maintain safety and liquidity. To date, the Company has not experienced any material realized losses on its cash, cash equivalents, restricted cash and marketable securities. Further, the Company specifies credit quality standards for its customers that are designed to limit the Company’s credit exposure to any single party.

Manufacturing. The Company depends on an outsourced manufacturing strategy for its products. It has contracts in place with one third-party manufacturer that is approved for the production of OFIRMEV and one third-party manufacturer which is pending FDA approval.

Customers. The Company has entered into distribution agreements with major pharmaceutical wholesalers to supply OFIRMEV across the U.S. through their distribution centers, and a majority of the Company’s sales are to these customers. The Company’s three primary wholesaler customers represented approximately 94% of the Company’s product revenue for the year ended December 31, 2013, and 95% of the Company’s accounts receivable balance at December 31, 2013. See Note 12 for further detail of the Company’s significant customers.

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

Inventories

The Company states its inventories at the lower of cost or market. The Company uses a combination of standard and actual costing methodologies to determine its cost basis for its inventories. These methodologies approximate actual costs on a first-in, first-out basis. In addition to stating inventory at the lower of cost or market, the Company also evaluates inventory each period for excess quantities and obsolescence. This evaluation includes identifying those items specifically identified as obsolete and reserving them, analyzing forecasted demand versus quantities on hand and reserving for the excess, and identifying other specific reserves. During the years ended December 31, 2012 and 2011, the Company recorded charges for inventory losses of $163,000 and $5,574,000, respectively, in cost of sales to write-down certain inventory manufactured to its estimated net realizable value. No charges for inventory losses were incurred for the year ended December 31, 2013. See “Supply Agreements” in Note 8 below for further information.

Royalty and License Payments

Pursuant to the terms of its license agreement with BMS, the Company is required to make royalty payments based upon net sales of OFIRMEV, subject to annual minimums, that range from the mid-teens to the mid-twenties, depending on the aggregate amount of net sales. The Company accrues for these payments as the product is sold, or otherwise deemed obligated. Additionally, the Company paid $15,000,000 under the license agreement upon the NDA approval of OFIRMEV in November 2010 and may be required to make future milestone payments of up to $25,000,000 based on the achievement of certain levels of annual net sales. The Company has capitalized the $15,000,000 payment as an intangible asset on its balance sheet and is amortizing this balance over the estimated useful life of the licensed patents. As of December 31, 2013, the Company had amortized an aggregate $4,253,000 of the payment and the estimated aggregate amortization expense of the payment for each of the five succeeding fiscal years is approximately $1,343,000. With respect to future milestone payments, at December 31, 2013, the Company had not yet achieved the levels of annual net sales necessary to require it to make payments under these milestone obligations, and therefore had not accrued for such potential payments in its financial statements. The Company will accrue for future milestone payments as they are anticipated and recognize the related expense in the period in which the milestone is achieved. See Note 9 for further discussion.

Advertising Expense

The Company records the cost of its advertising efforts when services are performed or goods are delivered. The Company incurred advertising costs of approximately $1,290,000, $1,594,000 and $2,181,000, respectively, for the years ended December 31, 2013, 2012 and 2011.

Shipping and Handling Costs

The costs incurred by the Company for shipping and handling are classified as cost of product sales. The Company does not charge its customers shipping and handling costs.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost or, if the assets are impaired, at fair value. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are generally as follows: seven years for manufacturing equipment; five years for furniture and fixtures; and three years for computer equipment and software. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Asset lives are reviewed periodically to determine if appropriate and adjustments are made as necessary. Depreciation begins at the time the asset is placed in service. Maintenance and repairs are expensed as incurred.

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

For the years ended December 31, 2013, 2012 and 2011, the Company recorded depreciation expense of $213,000, $1,560,000 and $1,670,000, respectively.

Impairment of Long-Lived Assets

Long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or the fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

During the year ended December 31, 2012, the Company recorded a charge of $6,973,000 to impair the value of its manufacturing assets and certain construction-in-process to their estimated fair value. The charge was due to the termination of a supply agreement with one of its third-party manufacturers. Additionally, the Company fully impaired its estimated asset retirement obligation related to the removal of the equipment located at that manufacturer’s facility, resulting in an additional charge of $750,000. During 2013, the Company removed its assets from the facility and fulfilled its asset retirement obligation for less than the estimated cost. As a result, the Company recorded a credit of $136,000 during the year ended December 31, 2013, to relieve the accrued balance. No similar charges or credits were recorded during the year ended December 31, 2011. See Note 6 and Note 8 for further discussion.

Research and Development

The Company’s research and development expenses consist primarily of salaries and related employee benefits, costs associated with clinical trials managed by the Company’s contract research organizations (“CROs”), and costs associated with non-clinical activities, such as regulatory and pre-commercialization manufacturing expenses. The Company uses external service providers and vendors to conduct clinical trials, to manufacture product candidates to be used in clinical trials and to provide various other research and development related products and services. The Company accounts for research and development expenditures as incurred and accrues expenses based upon estimates of work performed, patient enrollment and experience with similar contracts.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. A valuation allowance is recorded when it is more likely than not that some, or all, of the deferred tax assets will not be realized. In determining the need for valuation allowances the Company considers projected future taxable income and the availability of tax planning strategies.

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit that may potentially be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.

Stock-Based Compensation

The Company has stock-based compensation plans, which are described in Note 11. As of December 31, 2013, the Company had issued both stock option awards and restricted stock units under its stock-based compensation plans. As of December 31, 2013 and 2012, all stock-based compensation awards were classified as equity awards.

Stock option awards. Stock options are valued using the Black-Scholes option pricing model. The Company values option awards on the date of grant or, if the awards are classified as liability awards, it revalues the awards each reporting period using this model until the awards are subsequently classified as equity awards, or otherwise vest. The Black-Scholes option pricing model involves a number of estimates, including the expected lives of stock options, the Company’s anticipated stock volatility and interest rates. The following table summarizes the average estimates the Company used in the Black-Scholes option pricing model for the years ended December 31, 2013, 2012 and 2011, to determine the fair value of stock options granted during each period:

	Year Ended December 31,
	2013	2012	2011
Risk free interest rates	1.2%	0.9%	2.2%
Expected life in years	6.0 years	5.7 years	6.2 years
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	65.4%	72.0%	73.9%

The Company determines its risk-free interest rate assumption based on the U.S. Treasury yield for obligations with contractual lives similar to the expected lives of the Company’s share-based payment awards being valued. The weighted-average expected life of options has historically been calculated using the simplified method, as prescribed by the Securities and Exchange Commission (“SEC”), due to the lack of relevant historical exercise data. The expected volatility is determined by incorporating the Company’s historical stock price volatility and the implied volatility of its exchanged traded options. The assumed dividend yield is based on the Company’s expectation of not paying dividends in the foreseeable future. Forfeitures are estimated based upon the historical and anticipated future experience.

Based upon these assumptions, the Company has estimated the per share weighted-average grant date fair value of its options granted for the years ended December 31, 2013, 2012 and 2011 at $3.45, $1.86 and $5.67, respectively.

Restricted stock unit awards. Restricted stock units (“RSUs”) are valued based on the fair market value of the Company’s stock on the date of grant. The weighted-average grant date fair value of the RSUs granted in 2013 was $8.31. There were no RSUs granted in 2012 or 2011.

Compensation expense for its service-based equity awards is recognized using the straight-line method. Stock-based compensation expense recognized during the period is based on the value of the portion of awards that is ultimately expected to vest. Hence, the gross expense is reduced for estimated forfeitures and adjusted for

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

the probability of achieving performance criteria. If awards are forfeited prior to vesting, all previous expense recognized is recovered during the period in which the forfeiture occurs.

The table below summarizes the total stock-based compensation expense included in the Company’s statements of operations for the periods presented (in thousands):

	Year Ended December 31,
	2013	2012	2011
Cost of product sales	$277	$343	$297
Research and development	742	1,651	2,308
Selling, general and administrative	6,050	6,615	6,628

Total stock-based compensation expense included in loss from operations	$7,069	$8,609	$9,233

The compensation expense related to unvested stock options and RSUs not yet recognized was approximately $11,308,000 at December 31, 2013. This expense is expected to be recognized over a weighted-average period of approximately 32 months. The total fair value of shares vested during the years ended December 31, 2013, 2012 and 2011 was $6,647,000, $9,212,000 and $9,852,000, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Components of comprehensive income (loss) includes, among other items, unrealized gains and losses on the changes in fair value of investments. These components are added, net of their related tax effect, to the reported net income (loss) to arrive at comprehensive income (loss). The balance of accumulated other comprehensive income at December 31, 2011 was comprised of the net unrealized net holding gains on the Company’s investments in marketable securities. There was no similar accumulated other comprehensive income or loss at December 31, 2013 and 2012. See Note 3 for further detail of the unrealized holdings gains and losses on the Company’s investments in marketable securities.

Net Loss Per Share

Net loss per share is presented as basic and diluted net loss per share. Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, stock options, restricted stock units and warrants are considered to be common stock equivalents and are not included in the calculations of diluted net loss per share as their effect is anti-dilutive. Additionally, the restricted stock units outstanding during 2013, 2012 and 2011 were excluded from the basic net loss calculation as these units do not include dividend rights and therefore are not considered to be participating securities.

The actual net loss per share amounts for the years ended December 31, 2013, 2012 and 2011 were computed based on the weighted average shares of common stock outstanding during the respective periods. The net loss per share for the years presented include the effect of the 21,800,000 common shares issued pursuant to a public offering in the fourth quarter of 2011. As a result of the issuance of these common shares, there is a lack of comparability in the basic and diluted net loss per share amounts for the periods presented.

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

The Company incurred net losses for all periods presented and there were no reconciling items for potentially dilutive securities. More specifically, at December 31, 2013, 2012 and 2011, options, restricted stock units and warrants totaling approximately 16,734,000 shares, 16,677,000 shares and 14,457,000 shares, respectively, were excluded from the calculation as their effect would have been anti-dilutive.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013, with an option for early adoption. The Company’s adoption of this guidance during the fourth quarter of 2013 did not have an impact on the Company’s financial statements for the period ended December 31, 2013.

3.	Investments in Marketable Securities

In accordance with the Company’s investment policy, it has invested funds in marketable securities. The cost, gross unrealized holding gains, gross unrealized holding losses and fair value of these investments by types and classes of security at December 31, 2013 and December 31, 2012 consisted of the following (in thousands):

At December 31, 2013	Amortized Cost Basis	Other-than- temporary Impairments	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
Available-for-sale:
Debt instruments—Municipal debt obligations	1,326	—	—	—	1,326
Certificates of deposit	1,000	—	—	—	1,000

	$2,326	$—	$—	$—	$2,326

At December 31, 2012	Amortized Cost Basis	Other-than- temporary Impairments	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
Available-for-sale:
Debt instruments—Corporate debt obligations	$1,398	$—	$—	$—	$1,398
Debt instruments—Municipal debt obligations	1,347	—	—	—	1,347
Certificates of deposit	1,000	—	—	—	1,000

	$3,745	$—	$—	$—	$3,745

CADENCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

Investments by contractual maturity are as follows (in thousands):

	December 31, 2013		December 31, 2012
	Cost	Fair Value	Cost	Fair Value
Due or callable in one year or less	$2,326	$2,326	$3,745	$3,745
Due after one year	$—	$—	$—	$—

As of December 31, 2013 and 2012, there were no investments in unrealized loss positions.

4.	Selected Financial Statement Data

	As of December 31,
	2013	2012
Accounts receivable (in thousands):
Trade accounts receivable	$9,319	$6,208
Allowance for doubtful accounts	(19)	(56)

	$9,300	$6,152

Inventory (in thousands):
Raw materials	$83	$83
Finished goods	8,563	6,415

	$8,646	$6,498

Property and equipment (in thousands):
Manufacturing equipment	$2,801	$2,999
Leasehold improvements	1,639	1,639
Computer equipment and software	1,613	1,489
Furniture and fixtures	478	478
Construction-in-process	961	724

	7,492	7,329
Less accumulated depreciation	(5,432)	(5,362)

Total	$2,060	$1,967

Accrued liabilities (in thousands):
Accrued personnel costs	$9,510	$6,560
Accrued royalties payable	4,992	2,652
Accrued clinical trial costs	703	20
Accrued sales returns	369	—
Accrued asset retirement obligation	—	750
Other accrued liabilities	2,468	2,987

Total	$18,042	$12,969

5.	Investment in Incline

On June 21, 2010, the Company entered into an option agreement (the “Option Agreement”) with Incline Therapeutics, Inc. (“Incline”), a privately held specialty pharmaceutical company, pursuant to which the Company obtained an exclusive, irrevocable option (the “Option”) to acquire Incline, which was developing IONSYS™ (fentanyl iontophoretic transdermal system), an investigational product candidate intended to provide

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NOTES TO FINANCIAL STATEMENTS—Continued

patient-controlled analgesia for adult inpatients requiring opioids following surgery. As consideration for the Option, the Company paid Incline a $3,500,000 upfront option fee in June 2010 and made a second payment of $3,500,000 in September 2011. Additionally, in consideration of the Company’s expenditure of funds in connection with conducting its initial due diligence on IONSYS, the Company received $500,000 of Incline Series A preferred stock, or 500,000 shares, on terms generally consistent with Incline’s other Series A preferred stock investors.

In December 2012, the Company and Incline entered into a Waiver, Consent and Option Termination Agreement (the “Waiver Agreement”) pursuant to which the Company agreed to the buy-out and termination of its Option, contingent upon the closing of a separate agreement and plan of merger between Incline and The Medicines Company whereby The Medicines Company agreed to acquire Incline (the “Incline Acquisition”). In January 2013, The Medicines Company completed its acquisition of Incline. As consideration for entering into the Waiver Agreement and relinquishing its Option, the Company received a payment of $13,125,000 upon the closing of the Incline Acquisition. The Company also received an additional payment of $1,529,000 as consideration for the 500,000 shares of Incline Series A preferred stock held by the Company. The Company could also receive future milestone payments related to potential future licensing, regulatory approval and sales of the product candidate. Such milestones, if any, will be recorded as they are earned.

At the time the Option Agreement was entered, the Company determined that Incline was a variable interest entity (“VIE”). However, because it would not absorb a disproportionate amount of Incline’s expected losses or receive a disproportionate amount of Incline’s expected residual returns, the Company was not the primary beneficiary of this entity. Further, the Company did not have oversight of the day-to-day operations of Incline, nor did it have sufficient rights or voting representation to influence the operating or financial decisions of Incline, and the Company was not a founder of Incline and had no additional equity or funding requirements in future financings or otherwise. As such, the Company did not consolidate Incline into its financial statements. Alternatively, it valued its investment in the option, and the shares received from the due diligence, using the cost method and classified these investments as Level 3 in the fair value hierarchy with a carrying value of $7,000,000. No adjustments were made to the carrying value of these assets prior to the closing of the Incline Acquisition in January 2013, and, as a result, the Company recorded a gain of $7,654,000 in other income during the year ended December 31, 2013. No similar gains were recorded during the years ended December 31, 2012 and 2011.

The $7,000,000 carrying value of the Company’s Incline investment was recorded as other long-term assets on the Company’s balance sheet at December 31, 2012.

6.	Restructuring and Impairment Charges

In February 2012, the Company observed particulate matter during routine product stability testing of OFIRMEV that was manufactured at one of its third-party manufacturers, Baxter. As a result, the Company decided to suspend further production by Baxter. In March 2013, the Company and Baxter mutually agreed to terminate the supply agreement for OFIRMEV. As a result, the Company reduced the carrying value of its manufacturing assets and its manufacturing equipment and facility construction assets in process to their current estimated fair value as of December 31, 2012, resulting in an impairment charge of $6,973,000 during the year. The fair value of these assets was determined through a third-party valuation assessment based upon research of market prices for similar equipment and the Company’s prior experience with asset disposals. The determination of the fair value of the manufacturing assets was considered a Level 3 measurement. The Company also fully impaired the retirement obligation asset related to the removal of the equipment as of December 31, 2012, resulting in a charge of $750,000 during the year. No such obligation had been recorded as of December 31, 2011. See further discussion of the Baxter agreement in Note 8.

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NOTES TO FINANCIAL STATEMENTS—Continued

In November 2011, the Company restructured its workforce to focus its resources on the commercialization of OFIRMEV and reduce program costs not directly associated with such efforts. As a result of the 2011 restructuring, the Company recorded one-time employee termination charges of $1,142,000 in connection with the termination of 17 employees. During 2012, the Company disbursed the remaining severance benefits and as of December 31, 2012, no restructuring liability remained on the balance sheet.

7.	Loan and Security Agreement

In December 2012, the Company entered into a First Amendment to Second Amended and Restated Loan and Security Agreement (the “2012 Amendment”) with Oxford Finance LLC, Silicon Valley Bank and General Electric Capital Corporation (collectively, the “Lenders”), which amended and restated the Company’s previous Second Amended and Restated Loan and Security Agreement entered into in December 2011 (the “2011 Amendment”). Pursuant to the terms of the 2012 Amendment, the Company made interest-only payments through December 2013, and in January 2014, began to make equal monthly principal and interest payments to fully amortize the balance over the remaining 30-month term. The stated interest rate under the 2012 Amendment is 10.9545% and the Company will be required to make a final payment of 6% of the total advance at the termination of the loan.

At the time of closing the 2012 Amendment, the Company made a term loan final payment of $752,000 in accordance with the terms of the 2011 Amendment, which had been amortized over the term of the 2011 Amendment, and paid customary closing fees and expenses of $18,000 in connection with the closing of the 2012 Amendment. Additionally, the Company issued warrants to purchase 154,638 shares of the Company’s common stock, as detailed below, to the Lenders in connection with the 2012 Amendment at an exercise price $3.88 per share. The warrants are immediately exercisable, and excluding certain mergers or acquisitions, will expire on the seven-year anniversary of the date of issuance. The Company determined the relative fair value of these warrants, as detailed below, and has classified the warrants as equity, recognizing the cost as a discount on the loan issuance.

The credit facility contains customary default and acceleration provisions and is secured by the Company’s assets, excluding intellectual property. Further, the Company was required to make a negative pledge of its intellectual property, which generally prohibits the Company from granting liens on its intellectual property. Under the terms of the 2012 Amendment, the Company may be precluded from entering into certain financing and other transactions, including disposing of certain assets and paying dividends, and is subject to prepayment penalties and certain financial and non-financial covenants, including the maintenance of minimum quarterly product revenue of at least $12,500,000. Upon the occurrence of an event of default, including a Material Adverse Change (as defined in the 2011 Amendment), the lenders may declare all outstanding amounts due and payable under the 2012 Amendment. As of December 31, 2013, the Company was in compliance with all covenants under the 2012 Amendment.

The Company determined that the terms of the 2012 Amendment were not substantially different than the 2011 Amendment and accounted for the transaction as a loan modification. As such, the fair value of the warrants issued in connection with the 2012 Amendment and the carrying value of the issuance costs and discount related to the 2011 Amendment were aggregated and are being amortized to interest expense throughout the life of the 2012 Amendment using an effective interest rate of 15.30%. Similarly, in connection with the 2011 Amendment, the Company determined that the terms were not substantially different than the 2010 Amendment and therefore accounted for the transaction as a loan modification of the 2010 Amendment. The 2011 Amendment provided the Company with $3,434,000 of additional net capital after deducting a $954,000 term loan final payment paid under the 2010 Amendment and customary closing fees and expenses of $63,000 paid in connection with the closing of the 2011 Amendment. As part of the 2011 Amendment, the Company issued

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NOTES TO FINANCIAL STATEMENTS—Continued

warrants to purchase an aggregate of 158,311 shares of the Company’s common stock to the Lenders, as detailed below, and classified the warrants as equity, recognizing the fair value as a discount on the loan issuance. The fair value of the warrants was aggregated with the carrying value of the issuance costs and discount related to the 2010 Amendment, and was being amortized over the term of the 2011 Amendment using an effective interest rate of 15.31% prior to the 2012 Amendment.

As of December 31, 2013 and 2012, the aggregate outstanding principal balance of the loans included on the Company’s balance sheets for each period was $30,000,000. Future maturities and interest payments under the Company’s 2012 Amendment as of December 31, 2013 were as follows (in thousands):

2014	$13,772
2015	13,772
2016	8,686

Total future payments	36,230
Less amount representing interest and fees	(6,230)

Gross balance of long-term debt	30,000
Less unamortized discount	(685)

Total carrying value of long-term debt	29,315
Less current portion	(10,777)

Long-term portion	$18,538

Warrants

In connection with the establishment of the Company’s credit facilities and related amendments, including the 2012 Amendment, the Company has issued warrants to the Lenders to purchase shares of the Company’s common stock. The table below summarizes the issuances of such warrants currently outstanding, including the Black-Scholes valuation model assumptions used to determine the fair value of the warrants:

	Date of Issuance
	December 2012	December 2011	June 2010	November 2007
Aggregate shares pursuant to warrants issued	154,638	158,311	254,793	50,331
Per share exercise price of warrants issued	$3.88	$3.79	$7.0645	$12.67
Fair value of warrants issued	$416,000	$390,000	$1,237,000	$474,000
Expiration date of warrants	December 9, 2019	December 22, 2018	June 18, 2017	November 30, 2014
Black-Scholes valuation inputs:
Expected volatility	70.17%	72.40%	76.50%	70.00%
Risk-free interest rate	1.02%	1.40%	2.70%	3.64%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Expected term	7 years	7 years	7 years	7 years

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NOTES TO FINANCIAL STATEMENTS—Continued

As of December 31, 2013, the aforementioned warrants to purchase 618,073 shares of the Company’s common stock were outstanding.

8.	Commitments and Contingencies

Leases

In May 2006, the Company entered into an operating lease for corporate office space. In December 2011, the Company amended the lease to reduce the monthly rent charge, extend the lease term and terminate a portion of the lease, returning space to the lessor. Pursuant to the terms of the amended agreement, the basic monthly per square foot fee was reduced commencing in April 2012 and the Company returned a portion of the leased space in September 2012. In September 2013, the Company entered into a third amendment to the lease agreement (the “Third Amendment”), pursuant to which the Company expanded its rented space for a term from January 1, 2014, through May 31, 2019. The Company also has the right to renew the lease for one additional five-year term. The terms of the lease include a one-time tenant improvement allowance of up to $475,000, which the Company will record as the improvements are completed, and which will be amortized ratably over the shorter of the useful life or the remaining life of the lease. As of December 31, 2013, no such improvements had been completed.

As security for the initial lease, the landlord required a letter of credit, which is collateralized by a certificate of deposit in the same amount, and which the Company has classified as restricted cash on its balance sheet. As of December 31, 2013 and 2012, the amount of each of the letter of credit and the corresponding certificate of deposit was $190,000. The security deposit required by the landlord will be reduced pursuant to the Third Amendment to $92,000, effective January 1, 2014.

The Company also leases certain office equipment under capital and operating leases. Its current capital lease has a term of four years and expires in 2016. As of December 31, 2013 and 2012, the assets under its current capital lease had a gross value of $56,000. During the years ended December 31, 2013 and 2012, the Company recorded amortization expense of $14,000 and $1,000, respectively, related to these assets. The remaining obligation under its capital lease at December 31, 2013 is recorded on the Company’s balance sheet in accrued expenses and other long-term liabilities at $12,000 and $29,000, respectively. No assets were recorded under capital leases as of December 31, 2011.

As of December 31, 2013, the total future minimum payments under its operating and capital leases, including rent and office equipment, were as follows (in thousands):

2014	$600
2015	1,006
2016	1,030
2017	1,043
2018	1,074
Thereafter	461

Total	$5,214

Rent expense for operating leases is recorded on a straight-line basis over the life of the lease term. If a lease has a fixed and determinable escalation clause, the difference between the rent expense and rent paid is recorded as deferred rent. Rent expense under the Company’s facility and equipment leases for the years ended December 31, 2013, 2012 and 2011 was $709,000, $927,000 and $928,000, respectively.

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NOTES TO FINANCIAL STATEMENTS—Continued

Corporate Credit Card

In 2009, the Company entered into a pledge agreement pursuant to the establishment of a corporate credit card program whereby the Company pledged $150,000 in a certificate of deposit as collateral. During 2011, the Company increased its pledged amount by $300,000 related to an increase in its credit limit. At December 31, 2013, the Company maintained the pledge agreement and the funds under the agreement are classified as restricted cash on the Company’s balance sheet at December 31, 2013 and 2012, respectively.

Supply Agreements

Lawrence Laboratories

In February 2013, the Company entered into an Amended and Restated Supply Agreement (the “Supply Agreement”) with Lawrence Laboratories, an operating division of Swords Laboratories, and a member of the BMS group of companies, which amended and restated the original agreement entered into between the parties in December 2010, for the manufacture of commercial supplies of the finished drug product for OFIRMEV packaged in vials (the “Product”), for sale and distribution by the Company in the United States and Canada. Bristol-Myers Squibb Srl (“BMS Anagni”), an indirect subsidiary of BMS located in Anagni, Italy, manufactures the Product on behalf of Lawrence Laboratories. BMS Anagni is currently the Company’s sole supplier of OFIRMEV.

Pursuant to the terms of the Supply Agreement, the Company pays Lawrence Laboratories a set price for each unit of Product purchased, based upon the aggregate quantity of Product the Company has specified that it intends to order during a calendar year, and whether Lawrence Laboratories has implemented certain agreed-upon manufacturing capacity increase improvements. The Company is obligated to purchase a minimum number of units each year, or pay Lawrence Laboratories an amount equal to the shortfall between the minimum purchase requirement and the number of units of Product actually ordered during such year, multiplied by a pre-set amount that also varies depending upon whether Lawrence Laboratories has implemented certain agreed-upon manufacturing capacity increase improvements. The Company is obligated to purchase at least 75% of its annual Product requirements from Lawrence Laboratories each contract year. The Supply Agreement also requires the Company to pay Lawrence Laboratories for additional services requested by the Company at a specified hourly rate and for any validation batches that may be required by the Company, not to exceed a specified rate. All amounts payable under the Supply Agreement are paid in U.S. dollars.

The term of the Supply Agreement extends through December 31, 2018, unless extended by mutual agreement of the Company and Lawrence Laboratories, or unless the Supply Agreement is terminated sooner: (1) by the mutual agreement of the parties, (2) by either party for convenience following 24 months’ prior written notice of termination to the other party, (3) upon the termination of the Company’s license agreement for the Product with BMS, or (4) upon the dissolution or termination of the Company, other than in connection with or following the assignment of the Supply Agreement. In addition, either party may terminate the Supply Agreement: (a) within 60 days, after written notice in the event of a material uncured breach of the Supply Agreement by the other party, or (b) immediately, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver or other court officer appointed for its properties or assets.

If the Supply Agreement is terminated by the Company for its convenience or by Lawrence Laboratories due to the Company’s material breach of the Supply Agreement, the Company will reimburse Lawrence Laboratories for: (1) any Product ordered under a firm order and received by the Company, and (2) any inventory of materials used to manufacture the Product that are specific to the Product and that Lawrence Laboratories is unable to reasonably utilize. Additionally, the Company’s minimum purchase requirement for the year in which

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NOTES TO FINANCIAL STATEMENTS—Continued

the termination takes effect will be reduced proportionally, and the Company will not be required to fulfill the minimum purchase requirement for any subsequent contract year. If the Supply Agreement is terminated for any reason other than by the Company for its convenience or by Lawrence Laboratories due to the Company’s material breach of the Supply Agreement, the Company will not be required to reimburse Lawrence Laboratories for any inventory of materials used to manufacture the Product, and will have no obligation to purchase the minimum purchase requirement for the year in which the termination takes effect, or for any subsequent contract year.

Purchases under the current agreement were $17,600,000 during the year ended December 31, 2013, which was sufficient to meet the minimum purchase commitment. Future minimum purchase requirements under this agreement at December 31, 2013 are as follows (in thousands):

2014	$16,050
2015	15,750
2016	15,750
2017	15,750
2018	15,750
Thereafter	—

Total	$79,050

Grifols

In March 2013, the Company entered into an agreement with Laboratorios Grifols, S.A. (“Grifols”), a division of Grifols, S.A., a global healthcare company headquartered in Barcelona, Spain, for the development, manufacture and supply of commercial quantities of OFIRMEV in flexible IV bags. Grifols has supplied IV acetaminophen in flexible plastic bags to BMS for distribution in certain markets outside of the U.S. and Canada since 2010. The Company submitted a supplemental NDA to the FDA in the fourth quarter of 2013 seeking approval of the product to be manufactured by Grifols.

Pursuant to the terms of the agreement, the Company will pay Grifols a set price for the OFIRMEV it purchases, which may be adjusted annually by Grifols, subject to specified limitations. In addition, the Company will be obligated to pay Grifols a reservation fee, in lieu of any minimum purchase commitment, calculated by multiplying the shortfall between the annual production capacity it has reserved with Grifols and the amount of product actually ordered during that year by a fixed amount. Pending review and subsequent approval of the submission by the FDA, the agreement will terminate on the sixth anniversary of the approval by the FDA of the product manufactured by Grifols, unless it is terminated sooner by the Company upon the termination of its license agreement for the product with BMS, or after 60 days’ written notice following the discontinuation of the distribution of the product by the Company. In addition, either party may terminate the agreement after 60 days’ written notice in the event of a material uncured breach of the agreement by the other party (or 30 days in the case of a payment default), or immediately upon an insolvency event.

Baxter Healthcare Corporation

In July 2007, the Company entered into a development and supply agreement (the “Baxter Supply Agreement”) with Baxter for the completion of pre-commercialization manufacturing development activities and the manufacture of commercial supplies of the finished drug product for OFIRMEV with an initial term of five years. In January 2011, the Company amended and restated the Baxter Supply Agreement (the “Amended Supply Agreement”) in connection with a plan to expand the manufacturing capacity for OFIRMEV at Baxter.

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NOTES TO FINANCIAL STATEMENTS—Continued

In February 2012, the Company announced a voluntary recall of a single lot of OFIRMEV that was manufactured at Baxter’s facility due to the presence of an unidentified, visible particle in that lot during routine stability testing. The Company also placed certain finished product inventory of OFIRMEV manufactured by Baxter on indefinite hold and decided to suspend further production by Baxter. In July 2012, the Company announced a second voluntary recall of the remaining 41 unexpired lots of OFIRMEV manufactured at Baxter’s facility due to the presence of unidentified, visible particles in a limited number of vials from one lot of the product, which were detected during routine stability testing. Although the Company received no adverse event reports associated with the particulate matter, and no product complaints involving similar particulate matter have been received, the Company decided to recall the remaining lots of OFIRMEV manufactured by Baxter as a precautionary measure. All of the 41 recalled lots, which were manufactured between January and March 2011, had expired by December 31, 2012. In March 2013, the Company and Baxter mutually agreed to terminate the Amended Supply Agreement for OFIRMEV. As part of the settlement and termination with Baxter, the Company agreed that it would be responsible for the removal of the equipment, which the Company estimated would cost approximately $750,000. Accordingly, it recorded this retirement obligation on its balance sheet at December 31, 2012 as the conditions existed under the terms of the Amended Supply Agreement at that time. Further, as of December 31, 2012, the Company fully impaired this retirement obligation asset and recognized a charge of $750,000 in its statement of operations for the year ended December 31, 2012. The Company subsequently completed the removal of the equipment and released the remaining balance of the accrued obligation, resulting in a gain of $136,000 during the third quarter of 2013, which was recorded in other operating expenses. No similar gains were recorded during the years ended December 31, 2012 and 2011. Also pursuant to the settlement, a previously accrued liability of $317,000 related to an outstanding product order was canceled, which was recorded in cost of sales during the first quarter of 2013.

As a result of the initial recall, the Company recorded charges of $5,574,000 for the fourth quarter of 2011 and $163,000 for the first quarter of 2012 to fully write-down the value of the inventory placed on hold. As a result of the second recall, the Company decided to destroy the product that was previously placed on hold and accrued for estimated destruction charges, recording $290,000 and $50,000 in other operating expenses for the years ended December 31, 2012 and 2013, respectively. In addition, the Company incurred costs associated with these recalls, including administration costs, of approximately $300,000 through December 31, 2013. As of December 31, 2013, the recall had been substantially completed and further returns are expected to be minimal, if any. The costs related to the recalls are being recognized as selling, general and administrative expenses on the Company’s statement of operations as they are incurred. The charge to reduce the value of the inventory was recorded as a cost of product sales on the Company’s statement of operations during the period in which the impairment was taken. As of December 31, 2013, no accrued destruction charges remained on the Company’s balance sheet.

Due to the termination of the Amended Supply Agreement with Baxter, the Company reduced the carrying value of its manufacturing assets and its manufacturing equipment and facility construction assets in process to their current estimated fair value, resulting in an impairment charge of $6,973,000 for the year ended December 31, 2012. The fair value of these assets was determined through a third-party valuation assessment and market prices for similar assets. Further, in December 2012, the Company sold a construction-in-process asset resulting in a loss on the disposal of $858,000. These assets were classified as held and used at December 31, 2012, as a formal plan to sell the assets, or otherwise dispose of them, had not been implemented at that time. The Company continues to assess the classification of these assets and has determined that, based upon relevant guidance, the assets continue to be considered held and used at December 31, 2013.

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NOTES TO FINANCIAL STATEMENTS—Continued

9.	License Agreements and Acquired Development and Commercialization Rights

In March 2006, the Company in-licensed the technology and the exclusive development and commercialization rights to OFIRMEV in the U.S. and Canada from BMS. BMS sublicensed these rights to the Company under a license agreement with SCR Pharmatop S.A. (“Pharmatop”) and the Company has the right to grant sublicenses to third parties. As consideration for the license, the Company paid a $25,000,000 up-front fee in March 2006 and, as a result of the approval of the Company’s NDA for OFIRMEV in the fourth quarter of 2010, the Company paid an additional milestone payment of $15,000,000 in the fourth quarter of 2010. The Company may be required to make future milestone payments totaling up to $25,000,000 upon the achievement of certain levels of net sales. In addition, the Company is obligated to pay a royalty on net sales of the licensed products which range from the mid-teens to the mid-twenties, depending on the aggregate amount of net sales, and is subject to annual minimum royalty obligations. The $25,000,000 up-front fee was recognized as research and development expense at the time the payment was made. The $15,000,000 milestone payment was recorded as an intangible asset on the Company’s balance sheets and is being amortized over the estimated useful life of the licensed patents. Royalty liabilities are recognized at the time the product is sold or, for minimum royalty obligations that are not anticipated to be met, over the period in which the minimum liability is incurred. In June 2013, Health Canada issued a Notice of Compliance that granted marketing approval for OFIRMEV in Canada. The Company has not determined the commercial feasibility of launching the product in Canada, either independently or in collaboration with a company with an existing Canadian commercial presence, because it has not yet received a pricing review from the Canadian Patented Medicine Prices Review Board (“PMPRB”). The Company submitted a pricing review application for OFIRMEV to the PMPRB in October 2013.

In November 2010, the Company entered into a data license agreement among Terumo Corporation (“Terumo”), the Company and Pharmatop. Under the data license agreement, the Company provided to Terumo certain data and information resulting from the Company’s clinical development program for OFIRMEV for Terumo’s use in obtaining regulatory approval for, and commercialization of, the same IV formulation of acetaminophen in Japan. Further, the Company provided technical assistance and consulting services to Terumo at no charge regarding the licensed technical information, data and know-how, to assist Terumo in obtaining regulatory approval and manufacturing capacity for the product candidate. In April 2011, the Company received an upfront payment of $5,329,000 under the terms of the data license agreement.

In accordance with multiple-element arrangement guidance, the Company determined both the data license and consulting service deliverables were separate units of accounting, each having value on a standalone basis. The Company estimated the fair value of the data license based upon similar proposals from third parties and internal costs incurred in developing the data and obtaining similar rights. The value of the consulting services was based on contracts the Company had engaged with third parties for similar services. The Company allocated the value of the payment received on a relative fair value basis and recognized the consideration allocated to the data license upon delivery and recognized the consideration allocated to the consulting services as such services were rendered. There is no right of return or similar refund provisions in the data license agreement. During 2011, the Company transferred the data and related information to Terumo and provided a portion of the consulting hours and in April 2011, the Company recognized $5,210,000 of license revenue pursuant to the agreement for the data transfer and consulting hours provided. During 2012, the Company recognized the remaining balance of $118,000 as license revenue.

In June 2013, the Company was notified that Terumo received regulatory approval for its IV acetaminophen product from the Japanese Ministry of Health, Labour & Welfare. In November 2013, Terumo commenced commercial sales of its product and pursuant to the terms of the data license agreement, the Company received from Terumo a non-refundable payment of $2,027,000 which was recorded as licensing revenue during the year ended December 31, 2013. In addition, the Company is entitled to royalty payments on the product’s commercial sales in

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NOTES TO FINANCIAL STATEMENTS—Continued

Japan, which will be recognized as royalty revenue in the quarter in which Terumo provides the necessary sales information. No royalty revenue was recognized for the years ended December 31, 2013, 2012 and 2011.

10.	Legal Matters

‘222 and ‘218 Patent Litigation: Exela Pharma Sciences, LLC and Paddock Laboratories, Inc. (Perrigo Company)

In August 2011, the Company and Pharmatop filed suit in the United States District Court for the District of Delaware against Paddock Laboratories, Inc., Perrigo Company and Paddock Laboratories, LLC, collectively referred to herein as Perrigo, and against Exela Pharma Sciences, LLC, Exela PharmaSci, Inc. and Exela Holdings, Inc., collectively referred to herein as Exela. The lawsuit followed the notices that the Company received in July 2011 from each of Perrigo and Exela concerning their filings of Abbreviated New Drug Applications, or ANDAs, containing a “Paragraph IV” patent certification with the FDA for a generic version of OFIRMEV. In the lawsuit, the Company alleged that Perrigo and Exela each infringed the ‘222 patent and the ‘218 patent by filing their respective ANDAs seeking approval from the FDA to market a generic version of OFIRMEV prior to the expiration of these patents. The ‘222 and the ‘218 patents are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. The patent infringement lawsuit was filed within 45 days of receipt of the pertinent notice letters, thereby triggering a stay of FDA approval of the Perrigo ANDA and the Exela ANDA until the earlier of the expiration of a 30-month period, the expiration of the ‘222 and ‘218 patents, the entry of a settlement order or consent decree stating that the ‘222 and ‘218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Perrigo or Exela, or such shorter or longer period as the Court may order. Each of Perrigo and Exela filed an answer in the case asserting, among other things, non-infringement and invalidity of the asserted patents, as well as certain counterclaims.

The Company settled with Perrigo and the case against Perrigo was dismissed on November 30, 2012. In connection with the settlement and license agreements entered into in November 2012, Perrigo was granted the exclusive right of first refusal to negotiate an agreement with the Company to market an authorized generic version of OFIRMEV in the U.S. in the event that the Company elects to launch an authorized generic version of the product. The license agreement also provides that, if the Company enters into an agreement for Perrigo to market an authorized generic version of OFIRMEV during the license period, Perrigo would purchase the product exclusively from the Company. The Company would receive product costs plus an administrative fee, as well as a royalty payment based on the net profits achieved by Perrigo from the sale of the authorized generic product. Additionally, the Company granted Perrigo the non-exclusive right to market a generic IV acetaminophen product in the U.S. under Perrigo’s ANDA after December 6, 2020, or earlier under certain circumstances. The Federal Trade Commission, or FTC, or the Department of Justice, or DOJ, could seek to challenge the Company’s settlement with Perrigo, or a competitor, customer or other third-party could initiate a private action under antitrust or other laws challenging the Company’s settlement with Perrigo.

A bench trial for the lawsuit with Exela was held in May 2013, with one additional trial date held in early July 2013. In November 2013, the court ruled in favor of us and found that Exela’s ANDA for a generic version of OFIRMEV infringed the ‘222 and ‘218 patents. An appeal of the decision in favor of us was filed by Exela on December 20, 2013. It is not possible to predict the outcome of this appeal, and an adverse outcome could result in the launch of one or more generic versions of OFIRMEV before the expiration of the last of the listed patents on June 6, 2021 (or December 6, 2021 if pediatric exclusivity is granted), which could adversely affect the Company’s ability to successfully maximize the value of OFIRMEV, and would negatively impact the Company’s financial condition and results of operations, including causing a significant decrease in the Company’s revenues and cash flows.

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NOTES TO FINANCIAL STATEMENTS—Continued

‘222 and ‘218 Patent Litigation: Fresenius Kabi USA, LLC, Sandoz, Inc. and Wockhardt USA LLC

In January 2013, the Company filed suit in the United States District Court for the Southern District of California against Fresenius Kabi USA, LLC, or Fresenius, following receipt of a December 2012 notice from Fresenius concerning its submission of an NDA containing a Paragraph IV patent certification with the FDA for a generic version of OFIRMEV. In February 2013, the Company filed suit in the United States District Court for the Southern District of California against Sandoz, Inc., or Sandoz, following receipt of a December 2012 notice from Sandoz concerning its submission of an ANDA containing a Paragraph IV patent certification with the FDA for a generic version of OFIRMEV. In October 2013, the Company filed a motion to amend the complaint against Sandoz to join Sandoz AG, Neogen International N.V., APC Pharmaceuticals, LLC, and DIACO, S.p.A. (together with Sandoz, the Sandoz Parties) to the lawsuit against Sandoz due to the involvement of each of these companies in the preparation of the Sandoz ANDA and related matters.

In the lawsuits against Fresenius and the Sandoz Parties, which were coordinated for purposes of discovery and other pretrial proceedings in the Southern District of California, the Company alleged that Fresenius and the Sandoz Parties each infringed the ‘222 patent and the ‘218 patent by filing an NDA, in the case of Fresenius, or an ANDA, in the case of the Sandoz Parties, seeking approval from the FDA to market a generic version of OFIRMEV prior to the expiration of these patents. Both Fresenius and the Sandoz Parties filed answers in the Southern District of California asserting, among other things, non-infringement and invalidity of the asserted patents, as well as certain counterclaims. Both the Fresenius and Sandoz lawsuits were filed within 45 days of receipt of the respective notice letters, thereby triggering a stay of FDA approval of the Fresenius NDA and the Sandoz ANDA until the earlier of the expiration of a 30-month period, the expiration of the ‘222 and ‘218 patents, the entry of a settlement order or consent decree stating that the ‘222 and ‘218 patents are invalid or not infringed, a decision in the case concerning infringement or validity that is favorable to Fresenius and/or the Sandoz Parties, or such shorter or longer period as the court may order.

In January 2014, the Company entered into a settlement agreement and a binding term sheet for a license agreement with the Sandoz Parties. The settlement agreement includes a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by the Company relating to the ANDA filed by Sandoz. Under the terms of the license, the Company granted to the holder of the Sandoz ANDA and its affiliates the non-exclusive right to market a generic intravenous acetaminophen product in the United States under the Sandoz ANDA beginning December 6, 2020, or earlier under certain circumstances. The Company also agreed that in the event that it determines to launch an authorized generic version of OFIRMEV (i.e., a generic version marketed under its NDA) in the U.S. and Perrigo elects not to exercise its right of first refusal to become the distributor of the authorized generic version of the product, the Company will grant a similar right of first refusal to the holder of the Sandoz ANDA on substantially the same terms as those previously granted to Perrigo. In addition, the license agreement will contain provisions regarding indemnification, confidentiality and other customary provisions for agreements of these kinds. The settlement documents are subject to submission to the Federal Trade Commission and the U.S. Department of Justice. Litigation remains ongoing against Fresenius, and the bench trial for such lawsuit is tentatively scheduled to commence on July 14, 2014.

In December 2013, the Company received a notice from Wockhardt USA LLC, or Wockhardt, stating that Wockhardt filed an ANDA containing a Paragraph IV patent certification with the FDA for a generic version OFIRMEV. This notice stated that the Paragraph IV patent certification was made with respect to both the ‘222 patent and the ‘218 patent. The Company filed suit against Wockhardt Limited, Wockhardt BIO AG and Wockhardt on January 22, 2014 in the U.S. District Court of Delaware, and on January 23, 2014, in the U.S. District Court of New Jersey.

The Company intends to vigorously enforce its intellectual property rights relating to OFIRMEV to prevent the marketing of infringing generic products prior to the expiration of its patents. The ‘222 patent expires

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NOTES TO FINANCIAL STATEMENTS—Continued

August 5, 2017 (or February 5, 2018 if pediatric exclusivity is granted) and the ‘218 patent expires June 6, 2021 (or December 6, 2021 if pediatric exclusivity is granted). However, given the unpredictability inherent in litigation, the Company cannot predict the outcome of these matters or any other litigation.

‘222 and ‘218 Patents: Ex Parte Reexamination

In September 2012, an unidentified third party (subsequently identified as Exela) filed with the United States Patent and Trademark Office, or USPTO, a Request for Ex Parte Reexamination of the ‘222 patent. In December 2012, the Company received notice that the USPTO had granted the Request for Reexamination. The reexamination process is provided for by law and requires the USPTO to consider the scope and validity of the patent based on substantial new questions of patentability raised by a third party or the USPTO. In February 2013, Cadence and Pharmatop filed with the USPTO a patent owner’s statement commenting on the reexamination request, and in April 2013, Exela filed comments in response to the patent owner’s statement. In a non-final, initial office action issued by the USPTO on August 13, 2013, the USPTO rejected certain claims of the ‘222 patent. A response to the first office action was filed in November 2013.

In addition, in January 2014, an unidentified third party filed with the USPTO a Request for Ex Parte Reexamination of the ‘218 patent. All of the claims of the ‘222 and ‘218 patents remain valid and in force during the reexamination proceedings. Because the Company and Pharmatop believe that the scope and validity of the patent claims in these patents are appropriate and that the USPTO’s prior issuances of the patents were correct, the Company, in conjunction with Pharmatop, will vigorously defend these patents. The Company cannot predict whether it and Pharmatop ultimately will succeed in maintaining the scope and validity of the claims of these patents during reexamination. If any of the patent claims in these patents ultimately are narrowed during prosecution before the USPTO, the extent of the patent coverage afforded to OFIRMEV could be impaired, which could potentially harm the Company’s business and operating results.

‘218 Patent Litigation: Exela Pharma Sciences, LLC

In April 2012, Exela filed suit against David J. Kappos and the USPTO in the United States District Court for the Eastern District of Virginia for declaratory judgment seeking a reversal of the USPTO’s decision not to act on a petition by Exela to vacate the USPTO’s April 2003 order reviving the international application for the ‘218 patent. The lawsuit followed the USPTO’s rejection of Exela’s petition to the USPTO filed in November 2011, which sought to vacate the April 23, 2003 order granting Pharmatop’s petition to revive the ‘218 patent. The USPTO determined that Exela lacked standing to seek such relief. Exela also seeks declaratory judgment that the USPTO’s rules and regulations that allow for revival of abandoned, international patent applications under the “unintentional” standard are invalid, and similar relief in connection with one or more counterclaims it has filed in the Delaware litigation. The Company’s motion to intervene in this lawsuit was granted in October 2012. In December 2012, the district court dismissed the case with prejudice as barred by the applicable statute of limitations. In February 2013, Exela appealed the district court’s decision to the Court of Appeals for the Federal Circuit. The Court of Appeals heard oral argument on the appeal in February 2014. A decision by the Court of Appeals in favor of Exela could result in the invalidation of the ‘218 patent.

Stockholder Class-Action Litigation Regarding the Company’s Pending Acquisition by Mallinckrodt plc

Following the February 11, 2014, announcement that the Company had entered into an agreement and plan of merger with Mallinckrodt plc and a subsidiary of Mallinckrodt, six putative class-action lawsuits were filed in the Court of Chancery of the State of Delaware: Wolfson v. Cadence Pharmaceuticals, Inc., et al., No. 9341-VCP (filed February 12, 2014); Goode v. Garner, et al., No. 9361-VCP (filed February 18, 2014); Bushansky v.

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NOTES TO FINANCIAL STATEMENTS—Continued

Cadence Pharmaceuticals Inc., et al., No. 9365-VCP (filed February 19, 2014); Bokol v. Cadence Pharmaceuticals Inc., et al., No. 9367 (filed February 19, 2014); Elvir v. Cadence Pharmaceuticals Inc., et al., No. 9370-VCP (filed February 19, 2014); and Nguyen v. Cadence Pharmaceuticals, Inc., et al., No. 9376-VCP (filed February 21, 2014). Two substantially identical putative class-action lawsuits were filed in the Superior Court of California, County of San Diego: Denny v. Cadence Pharmaceuticals, Inc., et al., No. 37-2014-00002579-CU-BT-CTL (filed February 13, 2014) and Militello v. Cadence Pharmaceuticals, Inc., et al., No. 37-00003634-CU-BT-CTL (filed February 20, 2014). The complaints allege that members of the Company’s board of directors breached their fiduciary duties to the Company’s stockholders in connection with the proposed transaction and that the merger agreement involves an unfair price, an inadequate sales process, and unreasonable deal protection devices that purportedly preclude competing offers. The complaints other than Bushansky further allege that the Company, Mallinckrodt, and/or its subsidiary aided and abetted the alleged breaches of fiduciary duties. The lawsuits seek an injunction against the consummation of the merger and rescission of the merger agreement to the extent the merger may already be consummated prior to the entry of the court’s final judgment, and an award of costs and expenses, including attorneys’ and experts’ fees.

The Company intends to vigorously defend against these claims. The outcome of this litigation cannot be predicted at this time and any outcome in favor of the plaintiffs could have an adverse effect on the proposed transaction, the Company’s financial condition, and the Company’s results of operations.

At this time, the Company is unable to estimate possible losses or ranges of losses for any of its current litigation, and it has not accrued any amounts for current litigation other than ongoing attorney’s fees.

11.	Stockholders’ Equity

Authorized Shares

In June 2012, following approval by the Company’s stockholders, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which increased the number of authorized shares of common stock of the Company from 100,000,000 to 200,000,000.

Public Offerings

In November 2011, the Company issued an aggregate of 21,800,000 shares of its common stock at a purchase price of $3.75 per share pursuant to a public offering. The 2011 offering raised proceeds, net of offering costs and underwriting discounts and commissions, of $77,302,000.

Private Placement

In February 2009, the Company issued 12,039,794 shares of its common stock at a purchase price of $7.13 per share pursuant to a private placement. In addition to the shares of the Company’s common stock, warrants to purchase up to 6,019,897 additional shares of the Company’s common stock were also issued as part of the transaction at a price of $0.125 per warrant. Each warrant is immediately exercisable and has a five-year term. The warrants may be exercised through either cash or net exercise for one share of common stock at a price of $7.84 and have been accounted for as permanent equity. During December 2013, warrants to purchase an aggregate of 590,893 shares of the Company’s common stock were exercised at a price of $10.01, resulting in a total of 128,095 shares issued on a net exercise basis. As of December 31, 2013, warrants related to the private placement to purchase up to 5,429,004 additional shares of the Company’s common stock remained outstanding.

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NOTES TO FINANCIAL STATEMENTS—Continued

The private placement raised proceeds, net of offering costs, of $86,243,000. The purchasers in the offering consisted of new investors and existing stockholders of the Company, including six funds affiliated with three directors of the Company. In March 2009, the Company filed a registration statement covering the resale of the shares of common stock acquired by the investors in this offering, which was declared effective by the SEC in May 2009. The Company is required to maintain the effectiveness of the registration statement and may be subject to liquidated damages of one percent per month of the aggregate purchase price of the common shares then held by the investor that are registrable securities, subject to an aggregate cap of eight percent per calendar year. The Company has not recorded a liability for the potential damages associated with these liquidated damages provisions as it does not currently believe that the transfer of consideration is probable under the agreement.

Equity Awards

In 2006, the Company adopted the 2006 Equity Incentive Award Plan (the “2006 Plan”) in connection with the Company’s initial public offering which became effective on October 24, 2006. Upon adoption of the 2006 Plan, the Company restricted future grants from its 2004 Equity Incentive Award Plan (the “2004 Plan”). The 2006 Plan was amended and restated in 2010 to preserve the ability to deduct compensation associated with future performance-based awards made under the plan to certain executives. The term of the 2006 Plan was also extended under the 2010 amendment to 2020.

The 2006 Plan initially reserved 2,100,000 shares of common stock for future issuance and allowed for the initial number of reserved shares to be increased by (1) the 90,772 shares of common stock that remained available for issuance under the 2004 Plan as of the effective date of the 2006 Plan and (2) the number of shares under the 2004 Plan that are repurchased, forfeited, expired or cancelled on or after the effective date of the 2006 Plan. As of December 31, 2013, options to purchase 75,816 shares issued under the 2004 Plan have been repurchased, forfeited and/or cancelled since the effective date of the 2006 Plan, increasing the number of shares reserved for issuance under the 2006 Plan accordingly.

Beginning on January 1, 2008, the 2006 Plan allows for an annual increase in the number of shares available for issuance under the 2006 Plan by the lesser of (1) 4% of the outstanding common stock on January 1 and (2) a lesser amount determined by the board of directors, subject to an aggregate of 20,000,000 shares of common stock that may be issued through January 1, 2016. Through December 31, 2013, the board of directors approved the amount of shares authorized for future issuance under the 2006 Plan to be increased by an aggregate 11,853,707 shares under this provision.

As of December 31, 2013, the Company had issued both stock options and restricted stock units (“RSUs”) under the 2006 Plan and only stock options under the 2004 Plan. The following table presents shares authorized, available for future grant and outstanding under each of the Company’s plans at December 31, 2013:

	Authorized	Available	Outstanding
2004 Equity Incentive Plan	2,708,412	—	742,685
2006 Equity Incentive Plan	14,120,295	3,125,966	9,944,220

	16,828,707	3,125,966	10,686,905

The Company issues new shares of common stock upon the exercise of stock options and vesting of RSUs. RSUs that are tendered or withheld to satisfy the tax withholding obligation pursuant to the award are returned to the pool of available shares for future grant.

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NOTES TO FINANCIAL STATEMENTS—Continued

Stock Options

Stock options granted under the 2006 Plan expire no later than 10 years from the date of grant and generally vest over a four-year period. Vesting generally occurs at the rate of 25% at the end of the first year, and thereafter in 36 equal monthly installments, however certain grants to the Company’s executive officers have been made in lieu of their annual bonus awards and vest over a term of generally less than one-year. In addition, annual grants to the Company’s board members vest over a period of one-year. The exercise price of the Company’s stock options shall not be less than 100% of the fair value of the Company’s common stock on the date of grant. Further, the exercise price of any option granted to a 10% stockholder may not be less than 110% of the fair value of the Company’s common stock on the date of grant.

The following table summarizes the Company’s stock option activity as of December 31, 2013, and changes for the year then ended:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life - Years	Aggregate Intrinsic Value
Options outstanding at beginning of period	10,037,984	$6.81
Granted	2,208,750	$5.84
Exercised	(922,141)	$4.65
Cancelled	(640,688)	$8.13

Options outstanding at end of period	10,683,905	$6.72	6.83	$28,675,000

Options exercisable at end of period	6,729,953	$7.39	5.81	$14,926,000

The aggregate intrinsic value of options exercised during 2013, 2012 and 2011 was $2,921,000, $175,000 and $2,774,000, respectively. During 2013, the Company received $4,292,000 upon the exercise of stock options in satisfaction of the exercise price.

Restricted Stock Units

The Company has granted a limited number of RSUs with vesting schedules based upon performance criteria, service conditions or a combination of both performance criteria and service conditions. During 2013, the Company granted 3,000 RSUs, all of which remained outstanding as of December 31, 2013.

The following table summarizes the Company’s RSU activity as of December 31, 2013, and changes for the year then ended:

	Shares	Weighted-Average Grant Date Fair Value per Share	Aggregate Intrinsic Value
Restricted stock units outstanding at beginning of period	938	$10.38
Granted	3,000	$8.31
Vested	(938)	$10.38
Cancelled	—	—

Restricted stock units outstanding at end of period	3,000	$8.31	$27,000

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NOTES TO FINANCIAL STATEMENTS—Continued

The aggregate intrinsic value of RSUs vested during 2013, 2012 and 2011 was $5,000, $6,000 and $716,000, respectively. During 2013, a total of 126 vested shares were withheld from distribution in satisfaction of statutory minimum tax obligations and the Company used less than $1,000 to satisfy such tax obligations.

12.	Segment Information

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. The Company operates and manages its business as one segment. It sells its only product, OFIRMEV, primarily to established wholesale distributors in the pharmaceutical industry, including the nation’s three leading wholesale pharmaceutical distributors: Cardinal Health, Inc., AmerisourceBergen Corporation and McKesson Corporation.

The Company had three major customers, each representing 10% or more of total gross product revenue for the periods presented as follows:

	Year Ended December 31,
	2013	2012	2011
AmerisourceBergen Corporation.	35%	33%	33%
Cardinal Health, Inc.	32%	33%	37%
McKesson Corporation	27%	27%	23%

Receivables from these customers at December 31, 2013 and 2012 amounted to the following percentages of total gross accounts receivable:

	As of December 31,
	2013	2012
AmerisourceBergen Corporation	36%	32%
Cardinal Health, Inc.	32%	31%
McKesson Corporation	27%	31%

13.	Income Taxes

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company’s tax years for 2004 and forward are subject to examination by the federal and state tax authorities due to the carryforward of unutilized net operating losses and research and development credits. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrued interest and/or penalties related to income tax matters in the Company’s balance sheets at December 31, 2013 and 2012, and has recognized no interest and/or penalties in the Company’s statement of operations for the years ended December 31, 2013, 2012 and 2011.

Pursuant to Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of the Company’s net operating loss and research and development credit carryforwards may be limited in the event of a cumulative change in ownership of more than 50% within a three-year period. During the second quarter of 2013, the Company completed an analysis under IRC Sections 382 and 383 through December 31, 2012, and determined that it experienced an ownership change in March 2006. However, this ownership change did not result in the forfeiture of any net operating losses or research and development credits. Therefore, the Company has reinstated

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NOTES TO FINANCIAL STATEMENTS—Continued

the (1) deferred tax assets for net operating losses of approximately $149,071,000 and (2) research and development credits of approximately $6,809,000 generated through 2012 to its deferred tax asset schedule. Further, the Company has recorded a corresponding increase to its valuation allowance. The analysis did not have any impact on the Company’s unrecognized tax benefits. There is risk that additional changes in ownership have occurred since the completion of the Company’s analysis, which was through December 31, 2012. If a change in ownership were to have occurred, additional net operating loss and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance.

A valuation allowance has been established as realization of such deferred tax assets has not met the more likely than not threshold requirement. Other significant components of the Company’s net deferred tax assets for federal and state income taxes at December 31, 2013 and 2012 are shown below (in thousands):

	As of December 31,
	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$157,484	$—
Tax credit carryforwards	5,781	—
Stock-based compensation	13,983	12,876
Capitalized research and development	4,535	5,348
Other, net	4,208	5,954

	185,991	24,178
Valuation allowance for deferred tax assets	(185,987)	(23,272)

Net deferred tax assets	$4	$906

Deferred tax liabilities:
Deferred tax liabilities	(4)	(906)

Net deferred tax liabilities	$(4)	$(906)

Net deferred tax assets	$—	$—

A reconciliation of the Company’s effective tax rate and federal statutory tax rate is as follows:

	As of December 31,
	2013	2012	2011
Federal income taxes	35.0%	35.0%	35.0%
State income taxes	3.3%	4.7%	4.3%
Research and development credits	(4.3)%	0.3%	0.9%
Stock-based compensation	(1.8)%	(1.0)%	(0.7)%
Change in valuation allowance	(28.1)%	(5.6)%	0.0%
State rate change	(2.1)%	0.6%	(0.0)%
Removal of net operating loss and research and development tax credits	0.0%	(32.4)%	(37.8)%
Other, net	(2.0)%	(1.6)%	(1.7)%

	0.0%	0.0%	0.0%

At December 31, 2013, the Company had federal and state net operating loss carryforwards of approximately $392,129,000 and $387,589,000, respectively. The federal and state tax loss carryforwards will

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NOTES TO FINANCIAL STATEMENTS—Continued

begin to expire in 2024 and 2014, respectively, unless previously utilized. The Company also had federal research and development tax credit carryforwards of approximately $4,140,000 which will begin expiring in 2025 unless previously utilized, and state research and development tax credit carryforwards of approximately $2,524,000 which carryforward indefinitely.

Included in the net operating loss carryforwards is approximately $975,000 of losses attributable to excess stock option deductions. Under current accounting guidance concerning when tax benefits related to excess stock option deductions can be credited to paid in capital, the related valuation allowance cannot be reversed, even if the facts and circumstances indicate that it is more likely than not that the deferred tax asset can be realized. The valuation allowance will only be reversed as the related deferred tax asset is applied to reduce taxes payable.

We recognize the impact of an uncertain income tax position on our income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Following is a tabular reconciliation of the unrecognized tax benefit activity for the two years ended December 31, 2013 (excluding interest and penalties, in thousands):

Beginning balance, January 1, 2012	$—
Additions based on tax positions related to the current year	—
Reductions due to tax positions that reversed in the current year and completion of research and development study	$—

Ending balance December 31, 2012	—
Additions based on tax positions related to the current year	3,756
Reductions due to tax positions that reversed in the current year and completion of research and development study	—

Ending balance December 31, 2013	$3,756

14.	Employee Benefit Plan

The Company has a qualified retirement plan under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all employees. Employees may contribute up to 100% of their annual compensation up to the maximum annual amount prescribed by the Internal Revenue Service. The Company may elect to make a discretionary contribution or match a discretionary percentage of employee contributions. During 2013, 2012 and 2011, the Company elected not to make any contributions to the plan.

15.	Summarized Quarterly Data (Unaudited)

The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for the years ended December 31, 2013 and 2012 are as follows (in thousands, except per share data):

	Fiscal Year 2013 Quarters
	1st(3)	2nd	3rd	4th(4)	Total
Revenues	$23,612	$24,674	$28,957	$35,313	$112,556
Gross profit(1)	$15,445	$16,380	$18,993	$23,765	$74,583
Net loss	$(1,363)	$(11,875)	$(6,938)	$(4,118)	$(24,294)
Basic and diluted net loss per share(2)	$(0.02)	$(0.14)	$(0.08)	$(0.05)	$(0.28)

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NOTES TO FINANCIAL STATEMENTS—Continued

	Fiscal Year 2012 Quarters
	1st(5)	2nd	3rd	4th(6)	Total
Revenues	$8,004	$11,108	$13,898	$17,174	$50,184
Gross profit(1)	$3,758	$5,352	$7,822	$9,996	$26,928
Net loss	$(22,673)	$(20,989)	$(15,890)	$(21,421)	$(80,973)
Basic and diluted net loss per share(2)	$(0.27)	$(0.25)	$(0.19)	$(0.25)	$(0.95)

(1)	Determined by subtracting cost of sales from net revenue.
(2)	Loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss per share may not necessarily equal the total for the year.
(3)	During the first quarter of 2013, the Company recognized $2,616 of previously deferred revenue and related cost of sales of $919. Further, it recorded a gain of $7,654 on the sale of its Incline option and preferred shares.
(4)	During the fourth quarter of 2013, the Company recognized $2,027 of license revenue under its data license agreement with Terumo Corporation, related to their first commercial sale of its IV acetaminophen product in Japan.
(5)	During the first quarter of 2012, the Company recorded a charge of $163 to write-down the value of certain inventory.
(6)	During the fourth quarter of 2012, the Company recorded charges of $6,973 to impair certain manufacturing equipment and construction-in-process to their fair values and, a related asset retirement obligation impairment charge of $750 for the removal of the equipment. Additionally, the Company recorded a loss on the sale of one of its construction-in-process assets of $858 and a charge of $290 to accrue for inventory destruction costs.

16.	Subsequent Events

Agreement and Plan of Merger with Mallinckrodt plc

On February 10, 2014, the Company entered into an agreement and plan of merger (“Merger Agreement”) with Mallinckrodt plc (“Parent”) and Madison Merger Sub, Inc., a wholly owned indirect subsidiary of Parent (“Merger Sub”), pursuant to which, and on the terms and subject to the conditions thereof, among other things, Merger Sub commenced a tender offer (“Offer”) on February 19, 2014 to acquire all of the outstanding shares of common stock of the Company at a purchase price of $14.00 per share in cash, without interest (the “Offer Price”). The Merger Agreement includes a remedy of specific performance and is not subject to a financing condition.

The obligation of Merger Sub to purchase the shares of common stock of the Company validly tendered pursuant to the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including (1) that there shall have been validly tendered and not validly withdrawn a number of shares of common stock of the Company that, when added to the shares then owned by Parent and its subsidiaries, represents one more than 50% of the total number of shares of common stock of the Company outstanding at the time of the expiration of the Offer, (2) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) the accuracy of the representations and warranties and compliance with covenants contained in the Merger Agreement, (4) the absence of any law, order, injunction or decree by any government, court or governmental entity that would make illegal or otherwise prohibit the Offer or the Merger, (5) there not having been a material adverse effect with respect to the Company, (6) the delivery of certain audited and unaudited financial statements, and (7) other customary conditions.

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NOTES TO FINANCIAL STATEMENTS—Continued

The Merger Agreement contains certain termination rights in favor of each the Company and Parent, including under certain circumstances, the requirement for the Company to pay to Parent a termination fee of approximately $20,200,000, or approximately 1.5% of the Offer Price. The Company has also agreed (1) to cease any existing, and agreed not to solicit or initiate any additional, discussions with third parties regarding other proposals to acquire the Company and (2) to certain restrictions on its ability to respond to such proposals, subject to fulfillment of certain fiduciary requirements of the board of directors of the Company.

Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent, pursuant to the procedure provided for under Section 251(h) of the Delaware General Corporation Law without any stockholder approvals (the “Merger”). At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the holders of any shares of common stock of the Company, each outstanding share of common stock of the Company, other than any shares owned by Parent, Merger Sub or any wholly owned subsidiary of Parent or held in the treasury of the Company, or any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be canceled and converted into the right to receive an amount in cash equal to the Offer Price. In addition, (1) effective as of immediately prior to the Effective Time, each outstanding Company stock option will fully vest and automatically be canceled and terminated as of the Effective Time and the holder thereof will be entitled to receive an amount in cash, without interest and less the amount of any tax withholding, equal to the product of (a) the number of shares of common stock of the Company underlying such option multiplied by (b) the excess, if any, of the Offer Price over the exercise price per share of such option, (2) effective as of immediately prior to the Effective Time, each outstanding Company restricted stock unit, other than any Company restricted stock unit issued or awarded on or after January 1, 2014 (collectively, the “Specified Restricted Stock Units”), will fully vest and the restrictions thereon will lapse, and each such restricted stock unit will be canceled and converted into the right to receive an amount in cash, without interest and less the amount of any tax withholding, equal to the product of (a) the Offer Price multiplied by (b) the number of shares of common stock of the Company underlying such restricted stock unit, and (3) at the Effective Time, each outstanding Specified Restricted Stock Unit will be canceled and converted into an award (a “Converted Award”) representing the right to receive an amount in cash equal to the product of (a) the Offer Price multiplied by (b) the number of shares of Common Stock of the Company underlying such Specified Restricted Stock Unit. Each Converted Award shall continue to vest and be settled in cash in accordance with the terms of the applicable Specified Restricted Stock Unit award agreement, subject to accelerated vesting under certain circumstances, including in the event of the holder’s death or disability or an involuntary termination of employment that would otherwise qualify the holder to severance under any employment or severance plan or agreement to which the holder is a party or in which the holder is eligible to participate as of the date of grant. The foregoing treatment of the Specified Restricted Stock Unit Awards will supersede any more favorable vesting provisions in the Company’s equity plan or any employment or severance plan or agreement to which the holder is a party or in which the holder is eligible to participate (including the executive employment agreements).

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating the Company to continue to conduct its business in the ordinary course and to cooperate in seeking regulatory approvals.

The board of directors of the Company has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company’s stockholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and (3) resolved to recommend acceptance of the Offer by the Company’s stockholders. The board of directors of Parent has also unanimously approved the transaction. The Company expects to complete the Merger in mid to late March 2014, subject to the satisfaction of the closing conditions.

Exercise of Warrants

In January and February 2014, warrants to purchase an aggregate of 5,909,457 shares of the Company’s common stock were exercised on a net exercise basis, which resulted in the issuance of a total of 2,454,472 shares of the Company’s common stock. As of February 28, 2014, warrants to purchase an aggregate of 137,620 shares of the Company’s common stock remained outstanding with an average exercise price of $7.08 per share.

Schedule II

CADENCE PHARMACEUTICALS, INC.

Valuation and Qualifying Accounts

For the Years ended December 31, 2013, 2012 and 2011

(in thousands)

	Allowance for doubtful accounts	Allowance for cash discounts, chargebacks, and wholesaler fees
Balance at December 31, 2010	$—	$—
Additions	—	451
Deductions	—	(372)

Balance at December 31, 2011	—	79
Additions	56	1,912
Deductions	—	(1,766)

Balance at December 31, 2012	56	225
Additions	3	4,489
Deductions	(40)	(4,279)

Balance at December 31, 2013	$19	$435

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

MALLINCKRODT PLC,

QUINCY MERGER SUB, INC.

and

QUESTCOR PHARMACEUTICALS, INC.

dated as of

April 5, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated April 5, 2014, is by and among Mallinckrodt plc, an Irish public limited company (“Parent”), Quincy Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Questcor Pharmaceuticals, Inc., a California corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, in connection with the Merger, each outstanding share of common stock, no par value, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Corporation Law of the State of California (the “CGCL”) (other than Company Shares to be cancelled in accordance with Section 2.1(b) and other than any Dissenting Shares and Company Employee Restricted Share Awards );

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has, on the terms and subject to the conditions set forth herein, determined that this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger and the issuance of Parent Shares in connection therewith, are advisable and fair to, and in the best interests of, the Company and its shareholders;

WHEREAS, the Company Board of Directors has adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the Transactions and declaring advisable and recommending that the Company’s shareholders approve and adopt this Agreement (the “Company Board Recommendation”) pursuant to the CGCL, and has done so unanimously;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the Transactions and the Parent Board of Directors has directed that the issuance of Parent Shares in connection with the Merger be submitted for consideration at the Parent Special Meeting and has resolved to recommend that Parent’s shareholders vote to approve such issuance (the “Parent Board Recommendation”), and has done so unanimously;

WHEREAS, the board of directors of Merger Sub has approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole shareholder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the CGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger and continuing under the name “Questcor Pharmaceuticals, Inc.” (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned indirect subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL and the CGCL, as applicable.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the last of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) business days’ notice to the Company and (b) the third (3rd) business day after the end of the Marketing Period (subject in each case to the continued satisfaction or waiver of all the conditions set forth in Article VII as of the date on which the Closing is to occur as determined pursuant to this proviso). The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3 Effective Time. On the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger and (b) an agreement of merger (the “CA Merger Agreement”) and officer’s certificates to be duly executed and filed with the CSOS as provided under the CGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the CGCL in connection with the Merger. The Merger shall become effective following the close of business on the Closing Date, with such date and time specified in the CA Merger Agreement and the Certificate of Merger, or on such other date and time as shall be agreed to by Parent and the Company and specified in the CA Merger Agreement and the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Governing Documents. At the Effective Time, the Company Articles and the Company Bylaws as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5 Officers and Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, subject to Section 2.1(d) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled in accordance with Section 2.1(b) and other than any Dissenting Shares and Company Employee Restricted Share Awards) shall be automatically converted into the right to receive the following consideration (collectively, the “Merger Consideration”), without interest: (i) $30.00 in cash (the “Cash Consideration”) and (ii) 0.897 validly issued, fully paid and nonassessable Parent Shares, including any associated rights that may be issued pursuant to the Parent Rights Agreement (as defined below) (if then in effect) (the “Stock Consideration”). From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional Parent Shares, if any, into which such Company Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(b) Cancellation of Company Common Stock. At the Effective Time, all Company Shares owned by the Company, Parent, Merger Sub or by any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Treatment of Merger Sub Common Stock. At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Shares outstanding after the date hereof and prior to the Effective Time.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Shares issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Parent Shares portion of the Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.2(f) (such evidence of book-entry Parent Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.2(f), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b) Procedures for Surrender. Promptly after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (x) the Effective Time or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f).

(f) Dividends or Distributions with Respect to Parent Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Shares issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

Section 2.3 Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the approval and adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands purchase of such Company Shares (“Dissenting Shares”) for fair market value pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (the “Dissenting Rights”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall be converted into the right to receive payment of the fair market value of such Company Shares in accordance with the Dissenting Rights (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares to the extent afforded by the Dissenting Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair market value of such Dissenting Shares under the Dissenting Rights, then the right of such holder to be paid the fair market value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. “Proposed Dissenting Shares” means shares of Company Common Stock whose holders provide demands for fair market value to the Company prior to the Company Special Meeting and do not vote in favor of the approval and adoption of this Agreement, in each case in accordance with the Dissenting Rights.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for fair market value of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the CGCL and received by the Company relating to Dissenting Rights, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Company Equity Awards.

(a) Company Stock Options.

(i) As of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under any Company Equity Plan (each a “Company Stock Option”) to a Company non-employee director (a “Company Director Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Merger Consideration in respect of each Net Company Share; provided, however, that any holder who would otherwise have been entitled to receive a fraction of a Parent Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Share multiplied by the VWAP of Parent Shares.

(ii) As of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option other than any Company Director Stock Option (a “Company Employee Stock Option”) that is vested, outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Merger Consideration in respect of each Net Company Share; provided, however, that any holder who would otherwise have been entitled to receive a fraction of a Parent Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Share multiplied by the VWAP of Parent Shares.

(iii) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Employee Stock Option that is unvested, outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and shall be converted into an option (a “Parent Share Option”) to acquire (A) that number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (1) the number of shares of Company Common Stock subject to such Company Employee Stock Option immediately prior to the

Effective Time by (2) the Exchange Ratio, (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Employee Stock Option by (2) the Exchange Ratio; provided, however, that each such Company Stock Option (I) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code and (II) shall be adjusted in a manner which complies with Section 409A of the Code and that causes the resulting Parent Share Option not to constitute the grant of a new option or a change in the form of payment of an option, as provided under Treasury Regulation section 1.409A-1(b)(5)(v)(D). Except as otherwise provided in this Section 2.4(a)(iii), each such Parent Share Option assumed and converted pursuant to this Section 2.4(a)(iii) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Employee Stock Option immediately prior to the Effective Time.

(b) Company Restricted Share Awards.

(i) As of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding award of restricted shares of Company Common Stock (each, a “Company Restricted Share Award”) granted under any Company Equity Plan to a Company non-employee director (a “Company Director Restricted Share Award”) shall fully vest and become nonforfeitable, and shall be treated like Company Common Stock pursuant to Section 2.1 hereof.

(ii) Subject to Section 2.4(d), as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company Restricted Share Award other than a Company Director Restricted Share Award (each such award, a “Company Employee Restricted Share Award”) shall be assumed by Parent and shall be converted into an award of restricted stock corresponding to Parent Shares (each, a “Parent Restricted Share Award”) with respect to a number of Parent Shares (rounded up or down to the nearest whole share) equal to the product obtained by multiplying (A) the applicable number of shares of Company Common Stock subject to such Company Employee Restricted Share Award immediately prior to the Effective Time by (B) the Exchange Ratio. Except as otherwise provided in this Section 2.4(b)(ii), each Parent Restricted Share Award assumed and converted pursuant to this Section 2.4(b)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Employee Restricted Share Award immediately prior to the Effective Time.

(c) Company RSU Awards. Subject to Section 2.4(d), as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding award of restricted stock units that corresponds to a number of shares of Company Common Stock (each, a “Company RSU Award”) under any Company Equity Plan that is not then vested shall be assumed by Parent and shall be converted into a restricted stock unit award corresponding to Parent Shares (each, a “Parent RSU Award”) with respect to a number of Parent Shares (rounded up or down to the nearest whole share) equal to the product obtained by multiplying (i) the applicable number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.4(c), each Parent RSU Award assumed and converted pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(d) Performance-Vesting Company Equity Awards. Notwithstanding Section 2.4(b)(ii) and Section 2.4(c), as of immediately prior to the Effective Time, each Company Restricted Share Award and Company RSU Award that is subject to performance-based vesting conditions and is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Share Award or Company RSU Award, as applicable.

(e) Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to the offering period in effect as of the date hereof (the “Current Offering Period”) and the immediately succeeding offering period in the ordinary course of business consistent with past practice (the “Succeeding Offering Period” and together with the Current Offering Period, the “ESPP Offering Periods”), no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such ESPP Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time; (iii) immediately prior to the Effective Time, any then-outstanding rights under the Company ESPP shall terminate and the Company shall distribute to each Company ESPP participant all of his or her accumulated payroll deductions with respect to the ESPP Offering Period then in effect; (iv) following the purchase of Company Common Stock pursuant to the Succeeding Offering Period, the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the Effective Time; and (v) the Company shall cause any shares of Company Common Stock purchased during an ESPP Offering Period to be shares reacquired by the Company in the open market (rather than unissued shares).

(f) Company Actions. Prior to the Effective Time, the Company shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Stock Options, Company Restricted Share Awards and Company RSU Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4.

(g) Awards Assumed by Parent. At the Effective Time, Parent shall assume all the obligations of the Company under the Company Equity Plans, each outstanding Parent Share Option, Parent Restricted Share Award and Parent RSU Award, and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Company Equity Plan shall be adjusted to reflect Parent Shares in accordance with the provisions of the applicable Company Equity Plan.

(h) Parent Actions. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise or settlement of the Parent Share Options, Parent Restricted Share Awards and Parent RSU Awards in accordance with this Section 2.4. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Shares to be registered and issuable under Parent Share Options, Parent Restricted Share Awards and Parent RSU Awards, Parent shall file a post-effective amendment to the Form S-4 or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares subject to Parent Share Options, Parent Restricted Share Awards and Parent RSU Awards and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Share Options, Parent Restricted Share Awards and Parent RSU Awards remain outstanding.

Section 2.5 Withholding. The Company, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock or a holder of a Company Equity Award pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or a holder of a Company Equity Award in respect of which such deduction and withholding was made.

Section 2.6 Fractional Shares. No certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Share multiplied by the VWAP of Parent Shares.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished with the SEC since December 31, 2012 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Articles and the Company Bylaws as amended to the date hereof. The Company Articles and the Company Bylaws are in full force and effect and the Company is not in violation of either the Company Articles or the Company Bylaws.

(b) Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 105,000,000 shares of Company Common Stock and 5,334,285 shares of preferred stock, no par value (“Company Preferred Stock”). As of April 4, 2014 (the “Company Capitalization Date”), (i)(A) 61,089,588 Company Shares were issued and outstanding (including 1,579,468 shares underlying Company Restricted Share Awards), (B) no Company Shares were held in treasury and (C) no Company Shares were held by Subsidiaries of the Company, (ii) Company Stock Options to purchase 4,504,706 Company Shares were outstanding, (iii) Company RSU Awards with respect to 28,670 shares of Company Common Stock were outstanding, (iv) 1,803,662 Company Shares were reserved for issuance pursuant to the Company Equity Plans and (v) no shares of Company Preferred Stock were issued or outstanding. All the outstanding Company Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

(b) Except as set forth in Section 3.2(a) above and Section 3.2(e) below, as of the date hereof: (i) the Company does not have any shares of capital stock issued or outstanding other than the Company Shares that have become outstanding after the Company Capitalization Date, but were reserved for issuance as set forth in

Section 3.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned.

(c) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of each Company Equity Award holder, (iii) the number of Company Shares underlying each Company Equity Award, (iv) the date on which each Company Equity Award was granted, (v) the Company Equity Plan under which each Company Equity Award was granted, (vi) the exercise price of each Company Equity Award, if applicable, and (vii) the expiration date of each Company Equity Award, if applicable.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger) to receipt of the Company Shareholder Approval, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and (in the case of the Merger, except for (i) receipt of the Company Shareholder Approval and (ii) the filing of the Certificate of Merger with the DSOS and the CA Merger Agreement with the CSOS) no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Company Board of Directors has unanimously (x) resolved that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and the shareholders of the Company, (y) approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the CGCL, and (z) has adopted a resolution to make, subject to Section 5.3, the Company Board Recommendation. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL and the CGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, and (v) any applicable requirements of the NASDAQ, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon the Company or any of the Company Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Company Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Company Subsidiaries that are not Significant Subsidiaries) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) From January 1, 2012 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s internal controls over financial reporting provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2012, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2012 to the date hereof.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2013 included in the Company SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2013, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.6, the term “liabilities” shall not include obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 3.7 Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary are in compliance with and are not in default under or in violation of any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals, registrations and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.4, Section 3.5 or Section 3.13, or in respect of environmental, Tax, employee benefits or labor Laws matters.

Section 3.8 Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries are now and have been since January 1, 2011 in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by the Company or any Company Subsidiary, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (c) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (e) the Company has

all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan for the benefit of current employees, directors or consultants of the Company located in the United States or Canada. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent). With respect to each Company Benefit Plan listed on Section 3.9(a) of the Company Disclosure Letter, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent audited financial statement and actuarial valuation; and (iii) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b) (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state Law; (iv) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause the Company, its Subsidiaries or any of their ERISA Affiliates to incur a material liability thereunder; (v) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or its Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.10 Absence of Certain Changes or Events.

(a) From December 31, 2013 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From December 31, 2013 through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that would constitute a breach of Section 5.1(ii) (other than clauses (c), (g), (o) and (solely to the extent relating to clauses (c), (g) or (o)) (p) thereof) had such action been taken after the execution of this Agreement.

Section 3.11 Investigation; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the joint proxy statement in preliminary and definitive form relating to the Company Special Meeting and the Parent Special Meeting, which will be used as a prospectus of Parent with respect to the Parent Shares issuable in the Merger (together with any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and the registration statement on Form S-4 pursuant to which the offer and sale of Parent Shares in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Form S-4”) will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the shareholders of the Company and Parent or at the time the Form S-4 (and any amendment or supplement thereto) is declared effective or at the time of the Company Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the shareholders of Parent) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus or the Form S-4 which were not supplied by or on behalf of the Company.

Section 3.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries holds all Company Permits, including (x) all permits, licenses, franchises, approvals, registrations, authorizations and clearances under the United States Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and (y) authorizations of any applicable Governmental Entity that are concerned with the quality, identity, strength, purity, safety, efficacy, labeling, manufacturing, marketing, promotion, distribution, sale, pricing, import or export of the Company Products (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company or any Company Subsidiary (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company is in compliance with the terms of all Company Regulatory Permits. All Company Regulatory Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the businesses of each of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes and related state or local statutes; (iv) provincial formulary and drug pricing statutes; (v) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company to be sold; (vi) federal, state or provincial criminal or civil healthcare Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), False Claims Act (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (vii) state or provincial licensing, disclosure and reporting requirements; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Company Healthcare Laws”). Since January 1, 2011, neither the Company nor any Company Subsidiary has received any written notification or communication from any Company Regulatory Agency, including the FDA, the Drug Enforcement Administration, the United States Department of Justice (including any United States Attorney’s Office), the Office of Inspector General of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Company or the Company Subsidiaries under, any Company Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries are not party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Company Regulatory Agency.

(d) All pre-clinical and clinical investigations in respect of a Company Product or Company Product candidate conducted or sponsored by each of the Company and the Company Subsidiaries, not to include investigator initiated studies, are being conducted in compliance with all applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 58, 312, 314 320, and 812 of the Code of Federal Regulations, (ii) any applicable federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Since January 1, 2011, neither the Company nor any Company Subsidiary has received any written notice from the FDA or the European Medicines Agency (the “EMA”) or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs or medical devices which would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any of the Company Regulatory Permits or of any application for marketing approval already granted or currently pending before the FDA or such other Company Regulatory Agency.

(f) Since January 1, 2011, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company and the Company Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2011 neither the Company nor any Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of the Company Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law applicable in other jurisdictions in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company to be sold. Since January 1, 2011, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Company Healthcare Law or program.

(g) As to each Company Product or Company Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar applicable Law in any foreign jurisdiction in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or any of the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each such Company Product or

Company Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product or Company Product candidate by the Company or any of the Company Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h) Since January 1, 2011, neither the Company nor any of the Company Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, other than notices or actions that are not material to the Company or the Company Subsidiaries, taken as a whole. To the knowledge of the Company, there are no facts which are reasonably likely to cause, and the Company has not received any written notice from the FDA or any other Company Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or a Company Subsidiary (other than recalls, withdrawals or replacements that are not material to the Company or the Company Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material adverse change in the labeling of any such Company Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Company Products, or (iv) a material negative change in reimbursement status of a Company Product.

(i) Notwithstanding anything contained in this Section 3.13, no representation or warranty shall be deemed to be made in this Section 3.13 in respect of environmental, Tax, employee benefits or labor Law matters.

Section 3.14 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) the Company and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c) there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries, other than for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(d) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(f) none of the Company or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(g) there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for the Company Permitted Liens; and

(h) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 3.15 Labor Matters.

(a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary, except for those the formation of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of the Company, threatened claims against the Company or its Subsidiaries by any Person alleging infringement by the Company or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Key Product is protected by Trade Secrets of the Company and its Subsidiaries. The Company and its Subsidiaries have taken reasonable measures to protect and maintain the secrecy and confidentiality of all Trade Secrets (including all those Trade Secrets applicable to the manufacturing of the Company Key Product) of the Company or its Subsidiaries and, to the knowledge of the Company, such Trade Secrets have not been disclosed by the Company or its Subsidiaries to any Person except pursuant to written non-disclosure agreements. All past and present employees, contractors and consultants of the Company or any of its Subsidiaries who have had access to Trade Secrets of the Company and its Subsidiaries are bound by valid and enforceable agreements or otherwise have obligations pursuant to which such Persons are bound to protect such confidential information and Trade Secrets of the Company and its Subsidiaries, and, to the knowledge of the Company, no such Person has breached its obligations to the Company or its Subsidiaries. To the knowledge of the Company, no third-party has misappropriated Trade Secrets of the Company or its Subsidiaries. There are no

pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries by any Person challenging the ownership or validity of any Trade Secrets of the Company or any of its Subsidiaries.

Section 3.17 Real Property.

(a) With respect to the real property owned by the Company or any Company Subsidiary at which the material operations of the Company and the Company Subsidiaries are conducted as of the date hereof (such property collectively, the “Company Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary has good and valid title to such Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), a “Company Permitted Lien”). As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of the Company and its Subsidiaries are conducted as of the date hereof (the “Company Leased Real Property”), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens.

Section 3.18 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Centerview Partners LLC, dated as of the date of this Agreement and based upon and subject to the matters set forth therein, that the Merger Consideration to be paid to holders of Company Shares (other than each Company Share held by any Company Subsidiary, Parent, Merger Sub or by any of their respective Subsidiaries, any Dissenting Shares, and any Company Employee Restricted Share Awards, and any Company Shares held by any affiliate of Parent or Merger Sub) pursuant to the Merger, is fair from a financial point of view, to such holders.

Section 3.19 Required Vote. The Company Shareholder Approval is the only vote of holders of securities of the Company which is required to consummate the Transactions.

Section 3.20 Material Contracts.

(a) Except for this Agreement, Section 3.20 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.20(a) being referred to herein as the “Company Material Contracts”):

(i) any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract which is material to the Company and its Subsidiaries, taken as a whole;

(ii) each Contract not otherwise described in any other subsection of this Section 3.20(a) that (A) is reasonably expected to involve future expenditures by the Company or any Company Subsidiary of more than $25 million in the one-year period following the date hereof and (B) cannot be terminated by the Company or such Company Subsidiary on less than sixty (60) days’ notice without material payment or penalty, other than ordinary course product or active ingredient purchase contracts;

(iii) each acquisition or divestiture Contract or licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $25 million in the twelve (12) month period following the date hereof;

(iv) each Contract relating to outstanding Indebtedness of the Company or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $5 million other than (A) Contracts solely among the Company and any wholly owned Company Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $5 million, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Company SEC Documents;

(v) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate or family member;

(vi) any Contract (excluding (A) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms, (B) service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contracts, immaterial, non-exclusive and granted in the ordinary course of business and (C) licenses granted by third parties to the extent necessary for the manufacture by the Company or its Subsidiaries of products for such third parties) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(vii) any Contract (excluding (A) licenses contained in service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contract, immaterial, non-exclusive and granted in the ordinary course of business and (B) licenses granted to manufacturers of any of the Company Products to the extent required to accomplish such manufacturing) under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property (including any development thereof), which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(viii) any shareholders, investors rights, registration rights or similar agreement or arrangement;

(ix) any Contract pursuant to which a third party supplies the Company or the Company Subsidiaries with active ingredients for the Company Key Product;

(x) any Contract with respect to licensing, development or clinical studies pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any Company Subsidiary, in each case (x) which payments after the date hereof would reasonably be expected to be more than $25 million in the twelve (12) month period following the date hereof and (y) that cannot be terminated by the Company or such Company Subsidiary without more than sixty (60) days’ notice without material payment or penalty;

(xi) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $25 million;

(xii) any material collective bargaining agreement or other material Contract with any labor union;

(xiii) any Contract involving the settlement of any action or threatened action (or series of related actions) (A) which will (x) involve payments after the date hereof of consideration in excess of $5 million or (y) impose monitoring or reporting obligations to any other Person outside the ordinary course of business or (B) with respect to which material conditions precedent to the settlement have not been satisfied; and

(xiv) any Contract not otherwise described in any other subsection of this Section 3.20(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and Contracts of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 Finders and Brokers. Neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 3.22 of the Company Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary has in the last five (5) years, in connection with the business of the Company or any Company Subsidiary, itself or, to the Company’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c) the Company and each Company Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each Company Subsidiary as required by the FCPA in all material respects;

(d) the Company and each Company Subsidiary has instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e) no officer, director, or employee of the Company or any Company Subsidiary is a Government Official.

Section 3.24 Manufacturing. To the knowledge of the Company, the Company Key Product is manufactured in compliance with all applicable Laws and in conformity with Good Manufacturing Practices, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 210 and 211, and any foreign equivalents, except as has not and would not reasonably be expected to materially and adversely affect the ability of the Company to package, promote, distribute, market, use or sell the Company Key Product. To the knowledge of the Company, no event has occurred since January 1, 2012, and no event is reasonably expected to occur, that would materially and adversely affect the ability of the Company to procure and/or develop the Company Key Product on terms consistent in all material respects with those in effect prior to the date hereof and in quantities consistent in all material respects with past practice and sufficient for the operation of the Company’s business as currently conducted and as currently anticipated to be conducted.

Section 3.25 Takeover Statutes; No Rights Agreement. The Company Board of Directors has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) is applicable to the Merger and the other transactions contemplated by this Agreement. The Company does not have in effect any “poison pill” or shareholder rights plan.

Section 3.26 No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor any Representative of Parent makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished with the SEC since June 5, 2013 or in forms, documents and reports of Cadence Pharmaceuticals, Inc. (“Cadence”) filed or furnished with the SEC since January 1, 2012 (including, in each case, exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding, in each case, any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), Parent, and Merger Sub jointly and severally represent and warrant to the Company as set forth below.

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, Merger Sub and the Parent Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Articles of Association of Parent as amended to the date hereof (the “Parent Articles of Association”). The Parent Articles of Association are in full force and effect and Parent is not in violation of the Parent Articles of Association.

(b) Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

Section 4.2 Share Capital.

(a) The authorized share capital of Parent consists of 500,000,000 Parent Shares, 40,000 ordinary A shares, par value €1.00 per share (the “Parent Ordinary A Shares”) and 500,000,000 preferred shares, par value $0.20 per share (“Parent Preferred Shares”). As of April 3, 2014 (the “Parent Capitalization Date”), (i)(A) 58,443,505 Parent Shares were issued and outstanding and (B) 30,627 Parent Shares were held in treasury, (ii) Parent Share Options to purchase 2,784,622 Parent Shares were outstanding, (iii) Parent RSU Awards with respect to 578,598 Parent Shares were outstanding, (iv) Parent performance share unit awards with respect to 95,381 Parent Shares were outstanding, (v) 8,039,768 Parent Shares were reserved for issuance pursuant to the Parent Equity Plans, (vi) no Parent Preferred Shares were issued and outstanding, (vii) no Parent Ordinary A Shares were issued and outstanding and (viii) 5,000,000 Parent Preferred Shares were reserved for issuance pursuant to the Rights Agreement, dated as of June 28, 2013, between Parent and Computershare Trust Company, N.A., as Rights Agent (the “Parent Rights Agreement”). All the outstanding Parent Shares are, and all Parent Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares in the capital of, or other equity interests in, each Significant Subsidiary of Parent are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

(b) Except as set forth in Section 4.2(a) above and except for the rights issued in connection with the Parent Rights Agreement, as of the date hereof: (i) Parent does not have any shares issued or outstanding other than Parent Shares that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (i) issue, transfer or sell any shares or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (iii) redeem or otherwise acquire any such shares or other equity interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned.

(c) Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of Parent or any of its Subsidiaries.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent and Merger Sub have all requisite corporate or similar power and authority to enter into this Agreement and, subject (in the case of the issuance of Parent Shares in connection with the Merger) to receipt of the Parent Shareholder Approval and (in the case of the Merger Sub) to the adoption of this Agreement by Merger Sub’s sole shareholder (which adoption shall occur immediately after the execution and delivery of this Agreement), to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board of Directors and (in the case of the issuance of Parent Shares in connection with the Merger, except for (i) receipt of the Parent Shareholder Approval and the adoption of this Agreement by Merger Sub’s sole shareholder and (ii) the filing of the Certificate of Merger with the DSOS and the CA Merger Agreement with the CSOS) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Parent Board of Directors has unanimously (x) resolved that this Agreement and the Transactions, including the issuance of Parent Shares in connection with the Merger, are fair to and in the best interests of Parent and the shareholders of Parent, (y) approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (z) resolved to recommend that the shareholders of Parent vote in favor of the approval of the issuance of Parent Shares in connection with the Merger, and to include such recommendations in the Joint Proxy Statement/Prospectus. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the DGCL and the CGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, and (v) any applicable requirements of the NYSE, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable

Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or any of Parent’s Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of Parent’s Subsidiaries, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any of Parent’s Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Subsidiaries that are not Significant Subsidiaries) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) From June 5, 2013 through the date of this Agreement, Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s internal controls over financial reporting provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Since June 5, 2013, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to the Company all such disclosures made by management to Parent’s auditors and audit committee from June 5, 2013 to the date hereof.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 27, 2013 included in the Parent SEC Documents filed or furnished on or prior to the date hereof, (b) as disclosed, reflected or reserved against in Cadence’s consolidated balance sheet (or the notes thereto) as of December 31, 2013 included in Cadence’s Annual Report on Form 10-K filed with the SEC on February 26, 2014, (c) for liabilities incurred in the ordinary course of business since December 27, 2013, (d) as expressly permitted or contemplated by this Agreement and (e) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Section 4.6, the term “liabilities” shall not include obligations of Parent or any Parent Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Parent or any Parent Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 4.7 Compliance with Law; Permits.

(a) Parent and each of Parent’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Parent’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals, registrations and orders of any Governmental Entity necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 4.7, no representation or warranty shall be deemed to be made in this Section 4.7 in respect of the matters referenced in Section 4.4, Section 4.5 or Section 4.13, or in respect of environmental, Tax, employee benefits or labor Laws matters.

Section 4.8 Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and its Subsidiaries are now and have been since January 1, 2011 in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by Parent or any of Parent’s Subsidiaries, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (c) since January 1, 2011, neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (e) Parent has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Parent Disclosure Letter sets forth, as of the date hereof, each material Parent Benefit Plan for the benefit of current employees, directors or consultants of Parent located in the United States or Canada. For purposes of this Agreement, “Parent Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of Parent or any Parent Subsidiary or with respect to which Parent or any Parent Subsidiary may have any obligation or liability (whether actual or contingent). With respect to each Parent Benefit Plan listed on Section 4.9(a) of the Parent Disclosure Letter, Parent has made available to the Company correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent audited financial statement and actuarial valuation; and (iii) all material related agreements, insurance contracts and other agreements which implement each such Parent Benefit Plan.

(b) (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Benefit Plans has been operated and administered in compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its Subsidiaries beyond their retirement or other termination of service, other than under COBRA or comparable U.S. state Law; (iv) no material liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Parent, its Subsidiaries or any of their ERISA Affiliates to incur a material liability thereunder; (v) no Parent Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all contributions or other amounts payable by Parent or its Subsidiaries pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has engaged in a transaction in connection with which Parent or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there are no pending, or to the knowledge of Parent, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to the Company.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of Parent or any Parent Subsidiary under any Parent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Parent Benefit Plan is present or operates and, to the extent relevant, the United States.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.10 Absence of Certain Changes or Events.

(a) From September 27, 2013 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) From December 27, 2013 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that would constitute a breach of Section 5.2(ii) (other than clauses (c), (e) and (solely to the extent relating to clauses (c) or (e)) (j) thereof) had such action been taken after the execution of this Agreement.

Section 4.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of Parent’s Subsidiaries or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent or any of Parent’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12 Information Supplied. The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus and the Form S-4 will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to shareholders of Parent or at the time the Form S-4 (and any amendment or supplement thereto) is declared effective or at the time of the Parent Special

Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the shareholders of the Company) and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus or the Form S-4 which were not supplied by or on behalf of Parent.

Section 4.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and the Parent Subsidiaries holds all Parent Permits and clearances, including (x) all permits, licenses, franchises, approvals, registrations, authorizations and clearances under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder and (y) authorizations of any applicable Governmental Entity that are concerned with the quality, identity, strength, purity, safety, efficacy, labeling, manufacturing, marketing, promotion, distribution, sale, pricing, import or export of the Parent Products (any such Governmental Entity, a “Parent Regulatory Agency”) necessary for the lawful operating of the businesses of Parent or any of the Parent Subsidiaries (the “Parent Regulatory Permits”); (ii) all such Parent Regulatory Permits are valid and in full force and effect; and (iii) Parent is in compliance with the terms of all Parent Regulatory Permits. All Parent Regulatory Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the businesses of each of Parent and each Parent Subsidiary are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes and related state or local statutes; (iv) provincial formulary and drug pricing statutes; (v) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by Parent to be sold; (vi) federal, state or provincial criminal or civil healthcare Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), False Claims Act (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local healthcare Laws); (vii) state or provincial licensing, disclosure and reporting requirements; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Parent Healthcare Laws”). Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries has received any written notification or communication from any Parent Regulatory Agency, including the FDA, the Drug Enforcement Administration, the United Stated States Department of Justice (including any United States Attorney’s Office), the Office of Inspector General of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Parent or the Parent Subsidiaries under, any Parent Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent and the Parent Subsidiaries are not party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Parent Regulatory Agency.

(d) All pre-clinical and clinical investigations in respect of a Parent Product or Parent Product candidate conducted or sponsored by each of Parent and the Parent Subsidiaries, not to include investigator initiated studies, are being conducted in compliance with all applicable Laws administered or issued by the applicable Parent Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 58, 312, 314, 320, and 812 of the Code of Federal Regulations and (ii) any applicable federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e) Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs or medical devices which would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any Parent Regulatory Permits or of any application for marketing approval already granted or currently pending before the FDA or such other Parent Regulatory Agency.

(f) Since January 1, 2011, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Parent Regulatory Agency by Parent and the Parent Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Parent Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Parent Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Parent or any of the Parent Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Parent Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law applicable in other jurisdictions in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by Parent to be sold. Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Parent Healthcare Law or program.

(g) As to each Parent Product or Parent Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Law applicable in any foreign jurisdiction in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by the Company to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Parent or any of the Parent Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each such Parent Product or Parent Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of Parent, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Parent Product or Parent Product candidate by Parent or any of the Parent Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(h) Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Parent Product, other than notices or actions that are not material to Parent or the Parent Subsidiaries, taken as a whole. To the knowledge of Parent, there are no facts which are reasonably likely to cause, and Parent has not received any written notice from the FDA or any other Parent Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by Parent or a Parent Subsidiary (other than recalls, withdrawals or replacements that are not material to Parent or the Parent Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material adverse change in the labeling of any such Parent Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Parent Products, or (iv) a material negative change in reimbursement status of a Parent Product.

(i) Notwithstanding anything contained in this Section 4.13, no representation or warranty shall be deemed to be made in this Section 4.13 in respect of environmental, Tax, employee benefits or labor Law matters.

Section 4.14 Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) all Tax Returns that are required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii) Parent and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and its Subsidiaries;

(iii) there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Parent or any of its Subsidiaries, other than for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and its Subsidiaries;
(iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(v) neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(vi) none of Parent or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(vii) there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Parent Permitted Liens; and

(viii) neither Parent nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b) Parent is as of the date hereof, and at all times since its formation until the date hereof has been, treated as a foreign corporation for U.S. federal income tax purposes.

Section 4.15 Labor Matters.

(a) Neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Parent nor any Parent Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any Parent Subsidiary, except for those the formation of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any Parent Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Parent, threatened claims against Parent or its Subsidiaries by any Person alleging infringement by Parent or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. As of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have taken reasonable measures to protect and maintain the secrecy and confidentiality of all Trade Secrets of Parent or the Parent Subsidiaries and, to the knowledge of Parent, such Trade Secrets have not been disclosed by Parent or the Parent Subsidiaries to any Person except pursuant to written non-disclosure agreements. All past and present employees, contractors and consultants of Parent or any of the Parent Subsidiaries who have had access to Trade Secrets of Parent or the Parent Subsidiaries are bound by valid and enforceable agreements or otherwise have obligations pursuant to which such Persons are bound to protect such confidential information and Trade Secrets of Parent or the Parent Subsidiaries, and, to the knowledge of Parent, no such Person has breached its obligations to Parent or the Parent Subsidiaries. To the knowledge of Parent, no third-party has misappropriated Trade Secrets of Parent or the Parent Subsidiaries. There are no pending or, to the knowledge of Parent, threatened claims against Parent or any of the Parent Subsidiaries by any Person challenging the ownership or validity of any Trade Secrets of Parent or any of the Parent Subsidiaries.

Section 4.17 Real Property.

(a) With respect to the real property owned by Parent or any Subsidiary at which the material operations of Parent and the Parent Subsidiaries are conducted as of the date hereof (such property collectively, the “Parent Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary has good and valid title to such Parent Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), “Parent Permitted Lien”). As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Parent and its Subsidiaries are conducted as of the date hereof (the “Parent Leased Real Property”), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder exists with respect to any Parent Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens.

Section 4.18 Opinion of Financial Advisor. The Parent Board of Directors has received an opinion from Barclays Capital Inc., dated as of the date of this Agreement, as to the fairness, from a financial point of view, to Parent of the Merger Consideration being paid by Parent pursuant to this Agreement.

Section 4.19 Required Vote. The Parent Shareholder Approval is the only vote of holders of securities of Parent which is required to consummate the Transactions.

Section 4.20 Material Contracts.

(a) Except for this Agreement, Section 4.20 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.20(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.20(a) being referred to herein as the “Parent Material Contracts”):

(i) any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract which is material to Parent and its Subsidiaries, taken as a whole;

(ii) each Contract not otherwise described in any other subsection of this Section 4.20(a) that (A) is reasonably expected to involve future expenditures by Parent or any Parent Subsidiary of more than $50 million in the one-year period following the date hereof and (B) cannot be terminated by Parent or such Parent Subsidiary on less than sixty (60) days’ notice without material payment or penalty, other than ordinary course product or active ingredient purchase contracts;

(iii) each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $25 million in the twelve (12) month period following the date hereof;

(iv) each Contract relating to outstanding Indebtedness of Parent or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $5 million other than (A) Contracts solely among Parent and any wholly owned Parent Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $5 million, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Parent SEC Documents;

(v) each Contract between Parent or any Parent Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Parent Subsidiary) of Parent or any Parent Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Parent or any Parent Subsidiary has an obligation to indemnify such officer, director, affiliate or family member;

(vi) any Contract (excluding (A) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms, (B) service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contracts, immaterial, non-exclusive and granted in the ordinary course of business and (C) licenses granted by third parties to the extent necessary for the manufacture by Parent or its Subsidiaries of products for such third parties) under which Parent or any Parent Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

(vii) any Contract (excluding (A) licenses contained in service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contract, immaterial, non-exclusive and granted in the ordinary course of business and (B) licenses granted to manufacturers of any of the Parent Products to the extent required to accomplish such manufacturing) under which Parent or any Parent Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property (including any development thereof), which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

(viii) any shareholders, investors rights, registration rights or similar agreement or arrangement;

(ix) any Contract with respect to licensing, development or clinical studies pursuant to which Parent or any Parent Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of Parent or any Parent Subsidiary, in each case (x) which payments after the date hereof would reasonably be expected to be more than $25 million in the twelve (12) month period following the date hereof and (y) that cannot be terminated by Parent or such Parent Subsidiary without penalty without more than sixty (60) days’ notice without material payment or penalty;

(x) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $5 million;

(xi) any material collective bargaining agreement or other material Contract with any labor union;

(xii) any Contract involving the settlement of any action or threatened action (or series of related actions) (A) which will (x) involve payments after the date hereof of consideration in excess of $5 million or (y) impose monitoring or reporting obligations to any other Person outside the ordinary course of business or (B) with respect to which material conditions precedent to the settlement have not been satisfied; and

(xiii) any Contract not otherwise described in any other subsection of this Section 4.20(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent.

(b) Neither Parent nor any Parent Subsidiary is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and Contracts of Parent and its Subsidiaries are in full force and effect and are valid and enforceable and (after taking into account self-insurance of Parent and its Subsidiaries) cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Parent nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.22 Finders and Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.22 of the Parent Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.23 Financing.

(a) Parent has delivered to the Company a true and complete copy of (i) the executed Debt Commitment Letter and (ii) the executed Debt Fee Letter (redacted as to economic and flex terms only). The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Transactions, other than as set forth in the Debt Commitment Letter and the Debt Fee Letter which would impose conditions or other contingencies to the funding of the full amount of the Financing. The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect prior to the date of this Agreement. The Debt Commitment Letter is in full force and effect and represents (A) a valid, binding and enforceable obligation of MIFSA, a wholly-owned Subsidiary of Parent, and (B) to the knowledge of Parent, a valid, binding and enforceable obligation of each other party thereto to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions, in the case of each of clauses (A) and (B) subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. Parent has caused MIFSA to fully pay (or cause to be paid) any and all commitment fees and other amounts that are required to be paid pursuant to the terms of the Debt Commitment Letter and the Debt Fee Letter on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of MIFSA or, to the knowledge of Parent, any other party thereto under the Debt Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions. As of the date of this Agreement, Parent has no reason to believe that any of the Financing Conditions will not be satisfied, nor does Parent have knowledge, as of the date of this Agreement, that the Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Debt Commitment Letter.

(b) The proceeds of the Financing, if funded, together with available cash of Parent and Merger Sub, shall constitute sufficient funds to consummate the Transactions, including the making of all required payments in connection with the Transactions, including payment of the Merger Consideration and Fractional Share Consideration and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Transactions on the Closing Date. Notwithstanding anything to the contrary contained herein, in no event shall the receipt or availability of any funds or financing by Parent or any of its affiliates be a condition to any of Parent’s or Merger Subs’ obligations hereunder.

Section 4.24 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:

(a) neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary has in the last five (5) years, in connection with the business of Parent or any Parent Subsidiary, itself or, to Parent’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Parent or any Parent Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any Parent Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c) Parent and each Parent Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and each Parent Subsidiary as required by the FCPA in all material respects;

(d) Parent and each Parent Subsidiary has instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e) no officer, director, or employee of Parent or any Parent Subsidiary is a Government Official.

Section 4.25 Manufacturing. To the knowledge of Parent, all material Parent Products are manufactured in compliance with all applicable Laws and in conformity with Good Manufacturing Practices, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 210 and 211, and any foreign equivalents, except as has not and would not reasonably be expected to materially and adversely affect the ability of Parent to package, promote, distribute, market, use or sell any material Parent Product. To the knowledge of Parent, no event has occurred since January 1, 2012, and no event is reasonably expected to occur, that would materially and adversely affect the ability of Parent to procure and/or develop any material Parent Product on terms consistent in all material respects with those in effect prior to the date hereof and in quantities consistent in all material respects with past practice and sufficient for the operation of Parent’s business as currently conducted and as currently anticipated to be conducted.

Section 4.26 No Merger Sub Activity. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

Section 4.27 No Other Representations. Except for the representations and warranties contained in Article III, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (p) of Section 5.1(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for (i) two (2) cash dividends on the Company Shares not to exceed $0.30 per share per dividend, and (ii) dividends and distributions paid or made on a pro rata basis by a Company Subsidiary in the ordinary course of business consistent with past practice or by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(b) split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction;

(c) except as required by applicable Law or any Company Benefit Plan in existence as of the date hereof, (i) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than increases in annual base salaries and target incentive compensation at times and in amounts in the ordinary course of business consistent with the annual salary review and incentive payout schedule in effect as of the date hereof, (ii) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, officers, employees or individual independent contractors, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan except any amendments in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (c) or materially increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vii) terminate the employment of any executive officer of the Company or any employee of the Company who (A) is party to an employment agreement with the Company or (B) with respect to a termination of employment that occurs (I) prior to June 1, 2014, then holds unvested Company Equity Awards with respect to at least 5,000 shares of Company Common Stock or (II) on or after June 1, 2014, then holds unvested Company Equity Awards with respect to at least 2,500 shares of Company Common Stock, in each case, other than for cause, or (viii) hire any employee or individual independent contractor having total annual cash compensation in excess of $300,000;

(d) make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(e) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations, except for (i) such transactions that collectively do not have purchase prices that exceed $10 million in the aggregate (provided that any such transactions, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impede the consummation of the Transactions), (ii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries or (iii) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice;

(f) amend the Company Governing Documents, and shall not permit any Significant Subsidiary of the Company or other material Company Subsidiary to adopt any amendments to its governing documents;

(g) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award outstanding on the date hereof), other than (i) issuances of Company Shares in respect of any exercise of Company Stock Options or the vesting, lapse of restrictions with respect to or settlement of Company Equity Awards either outstanding on the date hereof or issued pursuant to clause (iii) or pursuant to Section 5.1 of the Company Disclosure Letter, and in each case, in accordance with their respective terms, (ii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries or (iii) issuances of Company Equity Awards to new hires and/or promoted employees of the Company, in an aggregate amount not to exceed 200,000 shares of Company Common Stock; provided, however, that no such Company Equity Awards shall be granted to any person who is an executive officer of the Company as of the date of this Agreement;

(h) directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Company Shares tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards and (iii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(i) redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (ii) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of the Company or any of the Company Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, (iii) guarantees by the Company of Indebtedness for borrowed money of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness for borrowed money of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with this clause (i), (iv) Indebtedness for borrowed money incurred pursuant to agreements entered into by the Company or any Company Subsidiary in effect prior to the execution of this Agreement and set forth in Section 5.1(ii)(i) of the Company Disclosure Letter; provided that any such Indebtedness shall be drawn solely in the ordinary course of business in connection with the Company’s anticipated 2014-2015 capital expenditures described on Section 5.1(ii)(n) of the Company Disclosure Letter, and in an aggregate amount not to exceed $5 million, (v) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments and (vi) Indebtedness for borrowed money not to exceed $5 million in aggregate principal amount outstanding at any time incurred by the Company or any of the Company Subsidiaries other than in accordance with clauses (i) through (v), inclusive; provided that nothing contained herein shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(j) make any loans to any other Person, except for loans among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries;

(k) sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Company Permitted Liens), any of its properties or assets (including shares in the capital of the Company Subsidiaries), except (i) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed on Section 5.1(ii)(k) of the Company Disclosure Letter, (ii) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.1(ii)(i), (iii) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (iv) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $10 million in the aggregate for all such transactions and (v) for transactions among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries;

(l) compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against the Company or any of the Company Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (i) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $5 million, (ii) does not impose any injunctive relief on the Company and the Company Subsidiaries and (iii) does not provide for the license of any Intellectual Property;

(m) make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(n) except in the ordinary course of business consistent with the past practice, or in accordance with the Company’s anticipated 2014-2015 capital expenditures described on Section 5.1(ii)(n) of the Company Disclosure Letter, make any new capital expenditure or expenditures, or commit to do so;

(o) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(ii), (i) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (ii) materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder; or

(p) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (i) shall and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (i) of Section 5.2(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any Parent Subsidiary to:

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Parent or Parent Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Parent Subsidiaries in the ordinary course of business consistent with past practice or by a wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary;

(b) split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Parent Subsidiary which remains a wholly owned Parent Subsidiary after consummation of such transaction;

(c) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations if, in any such case, any such transaction would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions;

(d) amend the Parent Governing Documents, and shall not permit Merger Sub to amend its organizational documents;

(e) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares (including restricted shares), voting securities or other equity interest in Parent or any Parent Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (i) issuances of Parent Shares in respect of any exercise of Parent Share Options or the vesting, lapse of restrictions with respect to or settlement of Parent Equity Awards, (ii) transactions between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries, (iii) issuances of Parent Equity Awards, (iv) other issuances of Parent Shares for an amount not exceeding $5 million in the aggregate, (v) pledges of equity interests of any Parent Subsidiary pursuant to the terms of any agreement governing existing Indebtedness of Parent or any Parent Subsidiary, and (vi) in connection with any acquisitions of an equity interest in or any assets of any person or any business or division thereof, or any mergers, consolidations or business combinations permitted by clause (c) above; or

(f) directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Parent Shares tendered by holders of Parent Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto (ii) the acquisition by Parent of Parent Equity Awards in connection with the forfeiture of such awards, (iii) transactions between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries and (iv) other acquisitions of Parent Shares for an amount not exceeding $10 million in the aggregate;

(g) make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action or fail to take any action which action or inaction would cause Parent to be treated as a domestic corporation for U.S. federal income tax purposes (including as a result of the Merger);

(h) convene any meeting of the holders of Parent Shares for the purpose of revoking or varying the authority of the directors of Parent to allot Parent Shares;

(i) make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy; or

(j) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise specifically provided for in this Agreement, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Company Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with a Company Competing Proposal, (iii) engage in discussions with any Person with respect to any Company Competing Proposal, (iv) except as required by the duties of the members of the Company Board of Directors under applicable Law, waive, terminate, modify or release any Person (other than Parent, Merger Sub and their respective affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Company Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Company Competing Proposal, or (viii) resolve or agree to do any of the foregoing (any act described in clauses (v) and (vi) above, a “Company Change of Recommendation”). The Company shall immediately cease, and cause its directors, officers and employees to cease, and shall direct and use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Company Competing Proposal or potential Company Competing Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.3. For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal and (B) inform a Person that has made or, to the knowledge of the Company, is considering making a Company Competing Proposal of the provisions of this Section 5.3.

(b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Shareholder Approval being obtained, a bona fide, unsolicited, written Company Competing Proposal, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Company Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Company Superior Proposal, then in either event (if the Company has not materially breached the provisions of this Section 5.3 (1) with respect to such Company Competing Proposal or (2) in a manner that otherwise related to such Company Competing Proposal) the Company may take the following actions: (x) furnish nonpublic information to the Person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Company Competing Proposal.

(c) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Company Competing Proposal, any initial proposals or inquiries that would reasonably be expected to lead to a Company Competing Proposal, or any initial inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Company Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Company Competing Proposal, inquiry or request or with whom the Company is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, the Company shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding a Company Competing Proposal or potential Company Competing Proposal which is received by the Company from any Person (or from any representatives, advisors or agents of such Person) making such Company Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Company Competing Proposal. The Company shall keep Parent reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Company Competing Proposal or potential Company Competing Proposal and keep Parent reasonably informed as to the nature of any information requested of the Company with respect thereto. The Company shall promptly (but in any event within twenty-four (24) hours) provide to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Company Competing Proposal that was not previously provided to Parent. The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

(d) Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Company Shareholder Approval, the Company Board of Directors may make a Company Change of Recommendation (i) in response to a Company Intervening Event, or (ii) following receipt of a bona fide, unsolicited, written Company Competing Proposal, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors is a Company Superior Proposal, if and only if, (x) in the case of clause (ii), the Company did not solicit, encourage or facilitate such Company Competing Proposal as a result of a material breach of the provisions of this Section 5.3 and (y) in the case of clauses (i) and (ii), the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the Company Board of Directors under applicable Law and the Company complies with Section 5.3(e).

(e) Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) business day period, the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with four (4) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Company Competing Proposal shall require a new notice and an additional three (3) business day period) advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Company Competing Proposal, and during such four (4) business day period (or subsequent three (3) business day period), the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement such that such Company Competing Proposal would no longer constitute a Company Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Company Board of Directors has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would constitute a breach of the duties of the members of the Company Board of Directors under applicable Law; provided that this Section 5.3(f) shall not permit the Company Board of Directors to make a Company Change of Recommendation except to the extent permitted by Section 5.3(d) or Section 5.3(e).

(g) No Company Change of Recommendation shall relieve the Company from its obligations to submit the approval and adoption of this Agreement to a vote of its shareholders at the Company Special Meeting.

(h) References in this Section 5.3 to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.4 Solicitation by Parent.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise specifically provided for in this Agreement, Parent agrees that it shall not (and shall not permit any Parent Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Parent Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Parent or any Parent Subsidiary in connection with a Parent Competing Proposal, (iii) engage in discussions with any Person with respect to any Parent Competing Proposal, (iv) except as required by the duties of the members of the Parent Board of Directors under applicable Law, waive, terminate, modify or release any Person (other than the Company and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Parent Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Parent Competing Proposal, or (viii) resolve or agree to do any of the foregoing (any act described in clauses (v) and (vi) above, a “Parent Change of Recommendation”). Parent shall immediately cease, and cause its directors, officers and employees to cease, and shall direct and use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Parent Competing Proposal or potential Parent Competing Proposal. Parent shall promptly inform its Representatives of Parent’s obligations under this Section 5.4. For purposes of this Section 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Company Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Parent Subsidiaries and Parent’s Representatives may in any event (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a Parent Superior Proposal and (B) inform a Person that has made or, to the knowledge of Parent, is considering making a Parent Competing Proposal of the provisions of this Section 5.4.

(b) Notwithstanding the limitations set forth in Section 5.4(a), if Parent receives, prior to the Parent Shareholder Approval being obtained, a bona fide, unsolicited, written Parent Competing Proposal, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors (i) constitutes a Parent Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Parent Superior Proposal, then in either event (if Parent has not materially breached the provisions of this Section 5.4 (1) with respect to such Parent Competing Proposal or (2) in a manner that otherwise related to such Parent Competing Proposal) Parent may take the following actions: (x) furnish nonpublic information to the Person making such Parent Competing Proposal, if, and only if, prior to so furnishing such information, Parent receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Parent Competing Proposal.

(c) Parent shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt of any Parent Competing Proposal, any initial proposals or inquiries that would reasonably be expected to lead to a Parent Competing Proposal, or any initial inquiry or request for nonpublic information relating to Parent or any Parent Subsidiary by any Person who has made or would reasonably be expected to make any Parent Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Parent Competing Proposal, inquiry or request or with whom Parent is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, Parent shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to the Company copies of any written documentation material to understanding a Parent Competing Proposal or potential Parent Competing Proposal which is received by Parent from any Person (or from any representatives, advisors or agents of such Person) making such Parent Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Parent Competing Proposal. Parent shall keep the Company reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Parent Competing Proposal or potential Parent Competing Proposal and keep the Company reasonably informed as to the nature of any information requested of Parent with respect thereto. Parent shall promptly (but in any event within twenty-four (24) hours) provide to the Company any material nonpublic information concerning Parent provided to any other Person in connection with any Parent Competing Proposal that was not previously provided to the Company. Parent shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

(d) Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Parent Shareholder Approval, the Parent Board of Directors may make a Parent Change of Recommendation (i) in response to a Parent Intervening Event, or (ii) following receipt of a bona fide, written Parent Competing Proposal, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors is a Parent Superior Proposal, if and only if, (x) Parent did not solicit, encourage or facilitate such Parent Competing Proposal as a result of a material breach of the provisions of this Section 5.4 and (y) in the case of clauses (i) and (ii), the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the Parent Board of Directors under applicable Law and Parent complies with Section 5.4(e).

(e) Prior to Parent taking any action permitted (i) under Section 5.4(d)(i), Parent shall provide the Company with four (4) business days’ prior written notice advising the Company it intends to effect a Parent Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Parent Intervening Event), and during such four (4) business day period, Parent shall consider in good faith any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Parent Change of Recommendation or (ii) under Section 5.4(d)(ii), Parent shall provide the Company with four (4) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Parent Competing Proposal shall require a new notice and an additional three (3) business day period) advising the Company that the Parent Board of Directors intends to take such action and specifying the material terms and conditions of the Parent Competing Proposal, and during such four (4) business day period (or subsequent three (3) business day period), Parent shall consider in good faith any proposal by the Company to amend the terms and conditions of this Agreement such that such Parent Competing Proposal would no longer constitute a Parent Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit Parent or the Parent Board of Directors from (i) disclosing to Parent’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Parent Board of Directors has reasonably determined in good faith after consultation with Parent’s outside legal counsel that the failure to do so would constitute a breach of the duties of the members of the Parent Board of Directors under applicable Law; provided that this Section 5.4(f) shall not permit the Parent Board of Directors to make a Parent Change of Recommendation except to the extent permitted by Section 5.4(d) or Section 5.4(e).

(g) No Parent Change of Recommendation shall relieve Parent from its obligations to submit the approval of the issuance of Parent Shares in the Merger to a vote of its shareholders at the Parent Special Meeting.

(h) References in this Section 5.4 to the “Parent Board of Directors” shall mean the Parent Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.5 Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Shareholders’ Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Shares issuable in the Merger, which will include the Joint Proxy Statement/Prospectus with respect to the Company Special Meeting and Parent Special Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party or any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Shareholder Approval or the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and the shareholders of Parent. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to the Company, its affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Special Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of the Company entitled to vote at the Company Special Meeting and to hold the Company Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Joint Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.5(c), if, on a date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Special Meeting; provided that the Company Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Company shareholders or to permit dissemination of information which is material to shareholders voting at the Company Special Meeting and to give the Company shareholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in this Agreement shall be deemed to relieve the Company of its obligations to submit this Agreement to its shareholders for a vote on the approval and adoption thereof.

(d) As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Special Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Parent entitled to vote at the Parent Special Meeting and to hold the Parent Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board of Directors, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendations in the Joint Proxy Statement/Prospectus, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, except in each case to the extent that the Parent Board of Directors shall have made a Parent Change of Recommendation as permitted by Section 5.4. Notwithstanding the foregoing provisions of this Section 5.5(d), if, on a date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Parent shareholders or to permit dissemination of information which is material to shareholders voting at the Parent Special Meeting and to give the Parent shareholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Shares in the Merger to its shareholders for a vote on the approval thereof.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Special Meeting and the Parent Special Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 5.6 Consultation as to Certain Tax Matters. Prior to (a) consummating any transaction that (i) is described in clause (a), (b), (e), (g), (h), (i) or (j) of Section 5.1(ii) and (ii) is not subject to Parent’s consent right provided in Section 5.1(ii) on the basis that such transaction involves solely the Company and one or more Company Subsidiaries or solely Company Subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, the Company shall consult with Parent reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Parent’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Parent or any of its Subsidiaries (including, after the Effective Time, the Company or any of its Subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to the Company and the Company Subsidiaries or, after the Effective Time, to Parent and the Parent Subsidiaries.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws subject to prior execution of a common interest or joint defense agreement in customary form. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, (iii) in the case of Parent, of any notice or other communication received by Parent from any Person requisitioning the convening of a meeting of the holders of Parent Shares and (iv) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person (provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns), and to the extent permitted by the DOJ, the FTC or any other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Entity or other Person. In furtherance and not in limitation of the covenants of the Parties contained in Section 6.2(a) and this Section 6.2(b), each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law including agreeing to any terms, conditions or modifications (including Parent, the Company or any of their respective Subsidiaries having to cease operating, license, sell or otherwise dispose of any assets or businesses (including the requirement that any such assets or businesses be held separate)) with respect to obtaining the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders in connection with the consummation of the Transactions; provided, however, that Parent shall not be required to take such actions under this Section 6.2(b) that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole, after giving effect to the Merger. Nothing in this Section 6.2(b) shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Parent shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that the Company is not constrained from complying with applicable Law), provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(c) Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates in each case, that would have a Company Material Adverse Effect.

Section 6.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 6.3 to provide any such review or comment to Parent in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation and matters related thereto; provided, further, that Parent shall not be required by this Section 6.3 to provide any such review or comment to the Company in connection with the receipt and existence of a Parent Competing Proposal or a Parent Change of Recommendation and matters related thereto; provided, further, each Party and their respective affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the

Company Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary and (ii) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions). Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

Section 6.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.6 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Employee Benefits Matters.

(a) Parent shall, or shall cause the Surviving Company to, assume, honor and fulfill (i) all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended as permitted pursuant to the terms of such Company Benefit Plans or as permitted pursuant to Section 5.1 hereof, and (ii) all of the Company Benefit Plans established following the date hereof in accordance with Section 5.1 hereof. Effective as of the Effective Time and for a period of no less than one (1) year thereafter, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company and/or its Subsidiaries who continues to be employed by the Parent or the Surviving Company or any Subsidiary thereof (the “Continuing Employees”), (x) compensation (including cash incentive compensation opportunities, but excluding any equity-based compensation) that is no less favorable than the compensation provided to such Continuing Employee immediately prior to the Effective Time, (y) equity-based compensation that is no less favorable than the equity-based compensation provided to similarly situated employees of Parent and (z) employee benefits that are, in the aggregate, no less favorable than those provided to the Continuing Employee immediately prior to the Effective Time. In addition, effective as of the Effective Time and for a period of no less than one (1) year thereafter, each Continuing Employee shall be eligible to participate in any applicable severance plans, programs and/or arrangements maintained by Parent and in accordance with the terms set forth on Section 6.7(a) the Company Disclosure Letter. Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Company to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for all purposes under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

(b) Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Company to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. The Merger shall not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

(c) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Company or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Company, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Merger Sub, or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.8 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Security Holder Litigation. Each Party shall provide the other Party prompt oral notice of any litigation brought by any shareholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the Transactions. Unless (i) in the case of such litigation with respect to the Company, the Company Board of Directors has made or is considering making a Company Change of Recommendation or (ii) in the case of such litigation with respect to Parent, the Parent Board of Directors has made or is considering making a Parent Change of Recommendation, each Party shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1, Section 5.2 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.10 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.11 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.13 The Company’s Financing Cooperation. The Company agrees to, and to cause its Subsidiaries to, provide such assistance (and to use reasonable best efforts to cause its and their respective officers, employees, consultants and advisors, including legal and accounting advisors, to provide such assistance) with the Financing as is reasonably requested by Parent, including: (a) participation in, and assistance with, the marketing efforts related to the Financing, including assisting Parent with Parent’s preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and the other customary marketing materials and information reasonably deemed necessary by the Financing Sources to complete a successful syndication for delivery to potential syndicate members and participants, including estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Company and the Company Subsidiaries; (b) participation by senior management, representatives and advisors of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors (including, for the avoidance of doubt, direct contact with such rating agencies and prospective lenders and debt investors); (c) delivery to Parent and its Financing Sources as promptly as reasonably practicable of the Financing Deliverables (at least four (4) business days prior to the Closing Date, to the extent requested in writing at least nine (9) days prior to the Closing Date), the Financing Information relating to the Company and such other financial information relating to the Company customary or reasonably necessary for the completion of the Financing to the extent reasonably requested by Parent in connection with the preparation of customary offering or information documents to be used for the Financing (which Financing Information, for the avoidance of doubt, may be included in any such offering or information documents used for or distributed in connection with the Financing); (d) use reasonable best efforts to cause its independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary “negative assurances”) and customary assistance with the due diligence activities of Parent and the Financing Sources, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings; (e) using commercially reasonable efforts to ensure that the Financing (including the syndication and marketing thereof) benefits from the existing lending and investment banking relationships of the Company and the Company Subsidiaries; (f) assisting Parent with Parent’s preparation of pro forma financial information and pro forma financial statements and other materials for rating agency presentations, bank information memoranda, financial projections and similar documents used in connection with the Financing and providing customary estimates and other forward-looking financial information regarding the future performance of the business of the Company to the extent reasonably requested by the Financing Sources, and providing customary authorization and representation letters in connection therewith, and (g) executing and delivering definitive financing documents, including pledge and security documents, and certificates, management representation letters and other documents, to the extent reasonably requested by Parent, and otherwise reasonably facilitating the pledging of collateral. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiary. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its affiliates), the Company agrees that Parent and its affiliates may share customary projections with respect to the Company and its business with the Financing Sources identified in the Debt Commitment Letter, and that Parent, its affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of the Company, any of its Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 6.13 (i) to take any action or provide any assistance to the extent it would interfere unreasonably with the ongoing operations of the Company and its Subsidiaries; (ii) to pass resolutions or consents to approve or authorize the execution of the Financing or the Debt Financing Documents; or (iii) to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that would be effective prior to the Closing. Parent shall (1) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred by the Company or any of its Subsidiaries in connection with providing the assistance contemplated by this Section 6.13 and (2) indemnify and hold harmless the Company and its Subsidiaries and its and their respective directors, officers, personnel and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing or any assistance or activities in connection therewith, in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by any such Person.

Section 6.14 Parent’s Financing Cooperation. Parent shall cause MIFSA to take, or use its reasonable best efforts to cause to be taken, all actions and do, or use its reasonable best efforts to cause to be done, all things necessary to obtain the Financing on or prior to the Closing Date on the terms and conditions set forth in the Debt Commitment Letter, including: (a) maintaining in effect and enforcing the Debt Commitment Letter and complying with its obligations thereunder; (b) participation by senior management of MIFSA in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (c) satisfying (or, if deemed advisable by MIFSA, obtaining the waiver of) on a timely basis all conditions to the Financing (including the Financing Conditions) that are within Parent’s control; (d) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter or the Debt Fee Letter (including any “flex” provisions related thereto); and (e) drawing a sufficient amount of the Financing to enable Parent to consummate the Transactions, in the event that the conditions set forth in Section 7.1 and

Section 7.2 and the Financing Conditions have been satisfied or, upon funding would be satisfied. Parent shall cause MIFSA to give the Company prompt notice of any breach or threatened breach by any party to the Debt Commitment Letter of which MIFSA becomes aware which would affect the availability of the Financing on the Closing Date. Without limiting Parent’s other obligations under this Section 6.14, if a Financing Failure Event occurs Parent shall cause MIFSA to (i) immediately notify the Company of such Financing Failure Event and the reasons therefor, (ii) in consultation with the Company, use its reasonable best efforts to obtain alternative financing from alternative Financing Sources on terms (including conditionality, structure, covenants and pricing) not materially less beneficial in the aggregate to the Company and Parent, with lenders reasonably satisfactory to MIFSA, in an amount sufficient to consummate the Transactions, as promptly as practicable following the occurrence of such event, and (iii) to the extent MIFSA obtains a new financing commitment in respect of such alternative financing, provide a copy of such new commitment to the Company. Parent shall cause MIFSA to not, without the Company’s prior written consent, agree to any amendment or modification to, or any waiver of any provision or remedy under, or voluntarily replace (it being understood that any alternative financing obtained pursuant to the preceding sentence shall not be deemed a voluntary replacement for purposes of this sentence) the Debt Commitment Letter if such amendment, modification or waiver or voluntary replacement (i) would reasonably be expected to (x) materially adversely affect the ability of Parent or Merger Sub to timely consummate the Transactions or (y) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur, (ii) changes the conditions to obtaining the Financing, unless such amendment, modification or waiver results in conditions that are in the aggregate substantially equivalent (or that are more favorable to the Company and Parent), (iii) reduces the aggregate amount of the Financing or (iv) materially adversely affects the ability of MIFSA or its affiliates to enforce their rights against the other parties to the Debt Commitment Letter or the Debt Fee Letter. Notwithstanding the foregoing, Parent or Merger Sub may cause MIFSA to replace or amend the Debt Commitment Letter, the Debt Fee Letter and any other Debt Financing Documents (I) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, (II) to implement or exercise any “flex” provisions provided in the Debt Fee Letter as in effect on the date of this Agreement or (III) to the extent such action would not be prohibited by the preceding sentence. Parent shall cause MIFSA keep the Company reasonably informed on a reasonably current basis of the status of its efforts to obtain the Financing. Notwithstanding anything to the contrary set forth in this Section 6.14, Parent shall not be required to take any action that could constitute financial assistance in violation of Law, as determined by Parent in its reasonable discretion.

Parent shall have the right to substitute the proceeds of consummated offerings or other incurrences of debt (including unsecured notes) for all or any portion of the Financing by reducing commitments under the Debt Commitment Letter; provided, that to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the Transactions on the Closing Date, the termination of this Agreement or the Outside Date (for the avoidance of doubt as it may be extended pursuant to this Agreement). Further, Parent shall have the right to substitute commitments in respect of other debt financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources (“Replacement Financing Sources”) so long as (i) all conditions precedent to effectiveness of definitive documentation for such debt financing have been satisfied and the conditions precedent to funding of such debt financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to the Company than) the Financing Conditions, and (ii) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment which are in the aggregate substantially equivalent to or more favorable to the Company than the corresponding restrictions set forth in the Debt Commitment Letter (any such debt or equity financing which satisfies the foregoing clauses (i) and (ii), the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”). The representations, warranties, covenants and other restrictions of Parent and Merger Sub contained in this Agreement with respect to the Financing and the Debt Commitment Letter shall apply equally to any Replacement Financing and Replacement Financing Documents.

Section 6.15 Parent Board and Committee Representation.

(a) Parent shall take such actions as are necessary to cause Don M. Bailey, Angus C. Russell and Virgil D. Thompson to become members of the Parent Board of Directors immediately after the Effective Time. The new members appointed to the Parent Board of Directors in accordance with this Section 6.15 shall be ratified by the Nominating and Governance Committee of the Parent Board of Directors pursuant to the director nomination process set forth in Parent’s proxy statement on Schedule 14A filed with the SEC on January 24, 2014, to serve on the Parent Board of Directors, initially, until the next annual general meeting of Parent’s shareholders in accordance with the Parent Governing Documents, and who shall also be nominated by the Parent Board of Directors for election (or re-election) to the Parent Board of Directors at the next annual general meeting of Parent’s shareholders in accordance with the Parent Governing Documents, to serve until the next subsequent annual general meeting of the Parent’s shareholders and until their respective successors are duly elected and qualify. If any of Don M. Bailey, Angus C. Russell and Virgil D. Thompson refuse, or are unable, to serve on the Parent Board of Directors, a mutually agreeable replacement will be selected by the Company and Parent and ratified by the Nominating and Governance Committee of the Parent Board of Directors in accordance with the director nomination process discussed in the immediately preceding sentence.

(b) The Parent Board of Directors shall take such actions as are necessary to create as of immediately after the Effective Time a new committee of the Parent Board of Directors, which shall be composed of three members: the Chief Executive Officer of the Company as of immediately prior to the Effective Time (who shall be the chair of such committee), the Chief Executive Officer of Parent as of immediately prior to the Effective Time and the Chair of the Parent Board of Directors as of immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Shareholder Approval. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

(c) Adverse Laws or Orders. No Adverse Law or Order shall have occurred;

(d) Required Antitrust Clearances. (i) Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated and (ii) no legal proceeding by a Governmental Entity under any Antitrust Law of the United States shall be threatened in writing or pending against the Company, Parent or Merger Sub that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Merger; and

(e) Listing. The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Parent Status. Parent shall not, as a result of any adoption, implementation, promulgation, repeal, modification, amendment, or change of any applicable Law of or by any Governmental Entity following the date hereof and prior to the Closing Date, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing Date.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3(a) and Section 3.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (ii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect; and

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.3(a) and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (ii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect; and

(c) No Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred and be continuing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval, if applicable) as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, prior to the Effective Time, if there has been a breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Article VII not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (ii) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by either Parent or the Company, if the Effective Time shall not have occurred by midnight, Eastern Time, at the end of the day on October 6, 2014 (as it may be extended pursuant to the second and/or third proviso of this Section 8.1(c), the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date; provided, further, either Parent or the Company may, within three (3) business days immediately prior to October 6, 2014, elect to extend the Outside Date by delivering a written notice to the other Party stating that if on the Outside Date the condition set forth in Section 7.1(d) and/or the condition set forth in Section 7.1(c) (if the applicable Adverse Law or Order is an order or injunction of a court of competent jurisdiction under an Antitrust Law) has not been satisfied but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied on October 6, 2014), then the Outside Date shall be extended by three (3) months until January 6, 2015; provided, further, that if the Marketing Period shall have begun but not been completed by the Outside Date, then the Outside Date shall be extended by the number of days remaining in the Marketing Period as of the Outside Date plus three (3) business days;

(d) by Parent, if, prior to receipt of the Company Shareholder Approval, the Company Board of Directors shall have effected a Company Change of Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d) shall expire at 5:00 p.m. (New York City time) on the fifteenth (15th) business day following the date on which such Company Change of Recommendation occurs;

(e) by the Company, if, prior to receipt of the Parent Shareholder Approval, the Parent Board of Directors shall have effected a Parent Change of Recommendation; provided that the Company’s right to terminate this Agreement pursuant to this Section 8.1(e) shall expire at 5:00 p.m. (New York City time) on the fifteenth (15th) business day following the date on which such Parent Change of Recommendation occurs;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company and Parent, taken together, shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(g) by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained at the Company Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(h) by either Parent or the Company, if the Parent Shareholder Approval shall not have been obtained at the Parent Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Section 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, the last sentence of Section 6.13, this Section 8.2 and Section 9.3 through Section 9.13 shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination (it being understood, for the avoidance of doubt, that the damages recoverable for a Willful Breach by Parent (which may be pursued only by the Company through actions expressly approved by the Company Board of Directors) shall not be limited to reimbursement of the Company’s expenses or out-of–pocket costs, and may include, to the extent proven, other damages suffered by the Company, and that the calculation of damages suffered by the Company may include, to the extent proven, loss suffered by the Company’s shareholders (including, to the extent otherwise available under Delaware Law under the circumstances, the benefit of the bargain lost by the Company’s shareholders), which shall be deemed in such event to be damages of the Company and not of the Company’s shareholders themselves).

(b) Company Termination Fee.

(i) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(g), within three (3) business days after such termination the Company shall pay or cause to be paid to Parent $55,560,000 in cash. To the extent a Company Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(b)(i) shall be credited against such obligation of the Company to pay the Company Termination Fee.

(ii) If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(g), (B) a Company Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Company Special Meeting, and (C)(1) any Company Competing Proposal is consummated within twelve (12) months of such termination or (2) the Company enters into a definitive agreement providing for a Company Competing Proposal within twelve (12) months of such termination and such Company Competing Proposal is consummated, within one (1) business day after the date any such Company Competing Proposal is consummated the Company shall pay or cause to be paid to Parent a fee of $194,470,000 in cash (the “Company Termination Fee”). Solely for purposes of this Section 8.2(b)(ii), the term “Company Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” therein shall be deemed to be references to “50%”.

(iii) If Parent terminates this Agreement pursuant to Section 8.1(d), within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

(iv) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c) Parent Termination Fee.

(i) If either Parent or the Company terminates this Agreement pursuant to Section 8.1(h), within three (3) business days after such termination Parent shall pay or cause to be paid to the Company

$37,560,000 in cash. To the extent a Parent Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(c)(i) shall be credited against such obligation of Parent to pay the Parent Termination Fee.

(ii) If (A) the Company or Parent terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(h), (B) a Parent Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Parent Special Meeting, and (C)(1) any Parent Competing Proposal is consummated within twelve (12) months of such termination or (2) Parent enters into a definitive agreement providing for a Parent Competing Proposal within twelve (12) months of such termination and such Parent Competing Proposal is consummated, within one (1) business day after the date any such Parent Competing Proposal is consummated Parent shall pay or cause to be paid to the Company a fee of $131,450,000 in cash (the “Parent Termination Fee”). Solely for purposes of this Section 8.2(c)(ii), the term “Parent Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” therein shall be deemed to be references to “50%”.

(iii) If the Company terminates this Agreement pursuant to Section 8.1(e), within three (3) business days after such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(iv) In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d) Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that (i) each of the Company Termination Fee and the fee payable pursuant to Section 8.2(b)(i) is not a penalty, but rather is a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee or the fee payable pursuant to Section 8.2(b)(i) is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (ii) each of the Parent Termination Fee and the fee payable pursuant to Section 8.2(c)(i) is not a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee or the fee payable pursuant to Section 8.2(c)(i) is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach, (A) upon payment of the Company Termination Fee pursuant to this Section 8.2, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (B) upon payment of the Parent Termination Fee pursuant to this Section 8.2, none of the Parent, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything to the contrary, nothing in this Agreement (including Section 8.2(a) and this Section 8.2(d)) shall in any way limit the provisions of Section 9.14.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval, as applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the approval and adoption of this Agreement by the shareholders of the Company or the approval of the issuance of Parent Shares in connection with the Merger by the shareholders of Parent, as applicable, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent or Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any of Parent, Merger Sub or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of Parent, Merger Sub or the Company, as applicable, contained herein. Any agreement on the part of a Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent, Merger Sub or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(c) Notwithstanding anything to the contrary contained herein, (i) Section 9.9(b) and Section 9.12 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources and (ii) this Section 9.1(c), Section 9.11(a)(2), Section 9.11(b)(2) and Section 9.15 may not be amended, supplemented, waived or otherwise modified, nor, in the case of each of clauses (i) and (ii), may this Agreement be otherwise modified in a manner that in substance constitutes such a modification, without the prior written consent of the Financing Sources.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally all Expenses incurred in connection with (a) printing, filing and mailing the Joint Proxy Statement/Prospectus and Form S-4, and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement/Prospectus and Form S-4, (b) the Exchange Agent, and (c) any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Mallinckrodt plc

Damastown, Mulhuddart

Dublin 15

Ireland

Attention:	General Counsel
Facsimile:	+353-1-820-8780

and

Mallinckrodt plc

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

Attention: General Counsel

Facsimile: (314) 654-5366

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
Benjamin M. Roth
Victor Goldfeld
Facsimile:	(212) 403-2000

and

if to the Company, to:

Questcor Pharmaceuticals, Inc.

1300 Kellogg Drive, Suite D

Anaheim, CA 92807

Attention: EVP Strategic Affairs & General Counsel

Facsimile: (714) 789-4229

with a copy to:

Latham & Watkins LLP

650 Town Center Driver, 20th Floor

Costa Mesa, CA 92626

Attention:	Cary Hyden
R. Scott Shean
Paul Tosetti
Facsimile:	(714) 755-8078

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.

“Adverse Law or Order” means (i) any statute, rule or regulation (other than any Antitrust Law) shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger, or (ii) there shall be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Merger.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Bribery Legislation” means all and any of the following if and as they may be applicable to the Company, Parent and/or their respective Subsidiaries by their terms: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Parent or the Company operates.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended and restated and in effect on the date hereof.

“Company Articles” means the Articles of Incorporation of the Company, as amended and restated and in effect on the date hereof.

“Company Competing Proposal” means any proposal made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Company Equity Plans” means the Company’s 2006 Equity Incentive Award Plan, the Company’s 1992 Employee Stock Option Plan, and the Company’s 2004 Non-Employee Directors’ Equity Incentive Plan.

“Company ESPP” means the Company’s 2003 Amended and Restated Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Articles.

“Company Intervening Event” means an Effect (a) that was not known to the Company Board of Directors, or the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to any Company Competing Proposal.

“Company Key Product” means H.P. Acthar® Gel.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (b) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in such industry or industries, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (d) any change in GAAP or interpretation thereof to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement (provided, however, that the exceptions in this clause (f) shall not apply to the Company’s representations and warranties in Section 3.3(c) or Section 3.9(d) or Section 3.15(b) or, to the extent related thereto, Section 7.2(a)), (g) changes in the Company Common Stock price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (j) solely for purposes of the condition set forth in Section 7.2(c), as disclosed (including as deemed disclosed pursuant to the preamble to Article III) with respect to the representations and warranties in Section 3.10(a), (k) the public announcement of this Agreement or the Transactions, (l) any action or failure to take any action that is consented to or requested by Parent in writing or (m) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).

“Company Products” means any and all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company or any Company Subsidiary and any and all products with respect to which the Company or any Company Subsidiary has royalty rights.

“Company Related Party” means the Company, any holder of Company Shares and each of their respective affiliates and their and their respective affiliates’ Representatives.

“Company Shareholder Approval” means the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote upon the approval and adoption of this Agreement at the Company Special Meeting.

“Company Special Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide proposal or offer constituting a Company Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the Company

Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be (a) more favorable to the shareholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Compliant” means:

(a) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading;

(b) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Financing Information; and

(c) the financial statements and other financial information included in such Financing Information are, and remain throughout the Marketing Period, sufficient to permit the Financing Sources to receive customary comfort letters with respect to financial information contained in the Financing Information (including customary “negative assurance” comfort) from the independent accountants for the Company on any date during the Marketing Period.

“Confidentiality Agreement” means the Confidentiality Agreement, dated January 21, 2014, between Parent and the Company.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; provided, however, that Contracts shall not include any Company Benefit Plan or Parent Benefit Plan.

“CSOS” means the Secretary of State of the State of California.

“Debt Commitment Letter” means the debt commitment letter between MIFSA and Barclays Bank PLC, dated as of the date hereof, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 6.14 following a Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions.

“Debt Fee Letter” means the fee letter referred to in the Debt Commitment Letter, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 6.140 following a Financing Failure Event.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or requested by the Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by the Financing Sources.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (a) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water), and (b) based upon (i) any provision of Environmental Laws or (ii) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the sum of (a) the Stock Consideration and (b) the quotient obtained by dividing (i) the Cash Consideration by (ii) the VWAP of Parent Shares.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter, including the offering or private placement of debt securities contemplated by the Debt Commitment Letter and any related engagement letter.

“Financing Conditions” means the conditions precedent set forth in Section 5 of the Debt Commitment Letter.

“Financing Deliverables” means the following: documentation and other information reasonably requested by the Financing Sources with respect to (i) applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) the U.S. Treasury Department’s Office of Foreign Assets Control and the FCPA.

“Financing Failure Event” shall mean any of the following: (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable or (c) a breach or repudiation by any party to the Debt Commitment Letter (in each case, other than as a result of a breach by the Company of this Agreement which prevents or renders impracticable the consummation of the Financing).

“Financing Information” means (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three most recently completed fiscal years ended at least seventy-five (75) days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year); and (iii) all information regarding the Company reasonably requested by Parent to assist in the preparation of (A) customary pro forma financial information for use in a customary confidential information memorandum for senior secured term loan financings and (B) a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” relating to unsecured senior notes, which, in each case under this clause (B) contains all financial statements and other data regarding the Company to be included therein (including all audited financial statements of the Company, all unaudited financial statements of the Company (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act), and all other data regarding the Company (including selected financial data) that the SEC would require in a registered offering of the unsecured senior notes (in each case other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Item 402 of Regulation S-K and subject to exceptions customary for a Rule 144A offering), or that would be required to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from the independent accountants for the Company in connection with the offering of unsecured senior notes.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and (b) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, techniques, protocols, business plans, specifications, research and development information, technology, and business plans (collectively “Trade Secrets”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 9.5 of the Parent Disclosure Letter with respect to Parent or Merger Sub, or (b) the Persons listed in Section 9.5 of the Company Disclosure Letter with respect to the Company.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, as in effect now or hereafter.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” shall mean the first period of ten (10) consecutive business days throughout and at the end of which:

(a) Parent and its Financing Sources shall have had access to all requested Financing Information and such Financing Information shall have been Compliant throughout such period; provided that if the Company shall in good faith reasonably believe it has provided the Financing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the requested Financing Information as of the date of such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information and, within five (5) business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Financing Information the Company has not delivered); and

(b) nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 7.1 or Section 7.2 (other than (i) the conditions set forth in Section 7.1(a) which must be satisfied no later than five (5) business days prior to the end of the Marketing Period and (ii) conditions that by their nature will not be satisfied until the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such ten (10) consecutive-business-day period;

provided that the entirety of such period shall occur prior to August 16, 2014 or after September 2, 2014, and any day from and including July 2, 2014 to July 4, 2014 shall not be deemed a business day for purposes of this period; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated.

“Merger Consideration Value” means the sum of (a) the Cash Consideration and (b) the product obtained by multiplying (i) the Stock Consideration by (ii) the VWAP of Parent Shares.

“MIFSA” means Mallinckrodt International Finance S.A.

“NASDAQ” means the NASDAQ Global Market.

“Net Company Share” means, with respect to a Company Director Stock Option or a vested Company Employee Stock Option, a number of whole and partial shares of Company Common Stock (computed to the nearest five decimal places) equal to the quotient obtained by dividing (a) the product of (i) the number of shares of Company Common Stock subject to such Company Director Stock Option or vested Company Employee Stock Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Company Director Stock Option or vested Company Employee Stock Option, by (b) the Merger Consideration Value.

“NYSE” means the New York Stock Exchange.

“Parent Competing Proposal” means any proposal made by a Person or group (other than a proposal or offer by the Company or any of its Subsidiaries) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, Parent (whether pursuant to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Parent Equity Award” means any equity award granted under a Parent Equity Plan that is or may be paid or settled in Parent Shares.

“Parent Equity Plans” means Parent’s 2013 Stock and Incentive Plan and that certain Employee Matters Agreement, dated as of June 28, 2013, by and between Parent and Covidien plc.

“Parent Governing Documents” means (a) the Parent Articles of Association as amended and in effect on the date hereof and (b) the Memorandum of Association of Parent, as amended and restated as of the date of this Agreement.

“Parent Intervening Event” means an Effect (a) that was not known to the Parent Board of Directors, or the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to any Parent Competing Proposal.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (b) conditions (or changes therein) in any industry or industries in which Parent operates to the extent that such

Effects do not disproportionately impact Parent relative to other companies operating in such industry or industries, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (d) any change in GAAP or interpretation thereof to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement (provided, however, that the exceptions in this clause (f) shall not apply to Parent’s representations in Section 4.3(c), Section 4.9(d) or Section 4.15(b) or, to the extent related thereto, Section 7.3(a)), (g) changes in the Parent Shares price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (h) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (j) solely for the purposes of the condition set forth in Section 7.3(c), as disclosed (including as deemed disclosed pursuant to the preamble to Article IV) with respect to the representations and warranties in Section 4.10(a), (k) the public announcement of this Agreement or the Transactions, (l) any action or failure to take any action that is consented to or requested by the Company in writing or (m) any reduction in the credit rating of Parent or the Parent Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account).

“Parent Product” means any product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by Parent or any Parent Subsidiary and any product with respect to which Parent or any Parent Subsidiary has royalty rights.

“Parent Shareholder Approval” means the affirmative vote of the holders of a majority of the votes cast by holders of outstanding Parent Shares on the proposal to approve the issuance of Parent Shares as provided in this Agreement at the Parent Special Meeting.

“Parent Shares” means the ordinary shares, par value $0.20 per share, of Parent.

“Parent Special Meeting” means the meeting of the holders of Parent Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Superior Proposal” means a bona fide proposal or offer constituting a Parent Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors to be (a) more favorable to the shareholders of Parent from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“RCRA” means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“VWAP of Parent Shares” means the volume weighted average price of a Parent Share for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Book-Entry Shares”	Section 2.2(b)
“CA Merger Agreement”	Section 1.3
“Cadence”	Article IV
“Cash Consideration”	Section 2.1(a)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2(b)
“CGCL”	Recitals
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 3.9(b)
“Company”	Preamble
“Company Benefit Plan”	Section 3.9(a)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Capitalization Date”	Section 3.2(a)
“Company Change of Recommendation”	Section 5.3(a)
“Company Common Stock”	Recitals
“Company Director Restricted Share Award”	Section 2.4(b)(i)
“Company Director Stock Option”	Section 2.4(a)(i)
“Company Disclosure Letter”	Article III
“Company Employee Restricted Share Award”	Section 2.4(b)(ii)
“Company Employee Stock Option”	Section 2.4(a)(ii)
“Company Equity Awards”	Section 2.4(f)
“Company Healthcare Laws”	Section 3.13(b)
“Company Leased Real Property”	Section 3.17(b)
“Company Material Contracts”	Section 3.20(a)
“Company Owned Real Property”	Section 3.17(a)
“Company Permits”	Section 3.7(b)
“Company Permitted Liens”	Section 3.17(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Regulatory Agency”	Section 3.13(a)
“Company Regulatory Permits”	Section 3.13(a)
“Company Restricted Share Award”	Section 2.4(b)(i)
“Company RSU Award”	Section 2.4(c)
“Company SEC Documents”	Section 3.4(a)
“Company Shares”	Recitals

“Company Stock Option”	Section 2.4(a)(i)
“Company Termination Fee”	Section 8.2(b)
“Continuing Employees”	Section 6.7(a)
“Current Offering Period”	Section 2.4(e)
“D&O Insurance”	Section 6.4
“DGCL”	Recitals
“Dissenting Rights”	Section 2.3(a)
“Dissenting Shares”	Section 2.3(a)
“DOJ”	Section 6.2(b)
“Effective Time”	Section 1.3
“EMA”	Section 3.13(e)
“ESPP Offering Period”	Section 2.4(d)
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“FDA”	Section 3.13(a)
“FDCA”	Section 3.13(a)
“Form S-4”	Section 3.12
“Fractional Share Consideration”	Section 2.1(a)
“FTC”	Section 6.2(b)
“GAAP”	Section 3.4(b)
“Indemnified Parties”	Section 6.4
“Joint Proxy Statement/Prospectus”	Section 3.12
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Merger”	Recitals
“Outside Date”	Section 8.1(c)
“Parent”	Preamble
“Parent Articles of Association”	Section 4.1(a)
“Parent Benefit Plans”	Section 4.9(a)
“Parent Board of Directors”	Recitals
“Parent Board Recommendation”	Recitals
“Parent Capitalization Date”	Section 4.2(a)
“Parent Change of Recommendation”	Section 5.4(a)
“Parent Disclosure Letter”	Article IV
“Parent Healthcare Laws”	Section 4.13(b)
“Parent Leased Real Property”	Section 4.17(b)
“Parent Material Contracts”	Section 4.20(a)
“Parent Ordinary Shares”	Section 4.2(a)
“Parent Owned Real Property”	Section 4.17(a)
“Parent Permits”	Section 4.7(b)
“Parent Permitted Lien”	Section 4.17(a)
“Parent Preferred Shares”	Section 4.2(a)
“Parent Regulatory Agency”	Section 4.13(a)
“Parent Regulatory Permits”	Section 4.13(a)
“Parent Restricted Share Award”	Section 2.4(b)
“Parent Rights Agreement”	Section 4.2(a)
“Parent RSU Award”	Section 2.4(c)
“Parent SEC Documents”	Section 4.4(a)
“Parent Share Option”	Section 2.4(a)(iii)
“Parent Termination Fee”	Section 8.2(c)
“Party”	Preamble

“PHSA”	Section 3.13(a)
“Proposed Dissenting Shares”	Section 2.3(a)
“Replacement Financing”	Section 6.14
“Replacement Financing Documents”	Section 6.14
“Replacement Financing Sources”	Section 6.14
“Sarbanes-Oxley Act”	Section 3.5
“Stock Consideration”	Section 2.1(a)
“Succeeding Offer Period”	Section 2.4(e)
“Surviving Corporation”	Section 1.1
“Takeover Laws”	Section 3.25
“Transactions”	Recitals

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 6.4 and the last sentence of Section 6.13, no provision of this Agreement (including Section 8.2(a) and including the Company Disclosure Letter and the Parent Disclosure Letter) or the Confidentiality Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided that nothing in this Section 9.9(b) shall limit the right of the Company to seek damages as contemplated by Section 8.2(a); and provided further that the Financing Sources shall be express third party beneficiaries of this Section 9.9(b) and Section 9.1(c), Section 9.11(a)(2), Section 9.11(b)(2), Section 9.12 and Section 9.15, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) (1) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction; provided, however, that (i) the Merger (to the extent required by the Laws of the State of California to be governed thereby) and matters relating to the conduct of directors of the Company, shall be governed by, and construed in accordance with, the Laws of the State of California, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction, and (ii) the matters relating to the conduct of directors of Parent, shall be governed by, and construed in accordance with, the Laws of Ireland, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction. (2) Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement, the Merger or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Acquisition Agreement Target Representations (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective affiliates have the right to terminate its obligations under this Agreement, or to decline to consummate the Transactions pursuant to this Agreement and (iii) the determination of whether the Transactions have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) (1) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b)(1) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law. (2) Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties hereto (A) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Merger or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.4 shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER, THE FINANCING AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent; provided, that no such assignment shall be permitted without the prior written consent of the other Parties if such assignment could delay the Closing, increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect the Company; provided, further, that no such assignment shall relieve Parent or Merger Sub of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and each Company Related Party (other than Parent and Merger Sub)) agrees that neither it nor any other Company Related Party (other than Parent and Merger Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under the Debt Financing Documents. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MALLINCKRODT PUBLIC LIMITED COMPANY

By	/s/ Mark C. Trudeau
	Name:	Mark C. Trudeau
	Title:	President and Chief Executive Officer

QUINCY MERGER SUB, INC.

By	/s/ Kathleen A. Schaefer
	Name:	Kathleen A. Schaefer
	Title:	President

QUESTCOR PHARMACEUTICALS, INC.

By	/s/ Don M. Bailey
	Name:	Don M. Bailey
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

745 Seventh Avenue New York, NY 10019 United States

April 5, 2014

Board of Directors

Mallinckrodt plc

Damastown, Mulhuddart

Dublin 15, Ireland

Members of the Board of Directors:

We understand that Mallinckrodt plc (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Questcor Pharmaceuticals, Inc. (“Questcor”) pursuant to which Questcor Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company will merge with and into Questcor, with Questcor continuing as the surviving corporation in the merger (the “Merger”), and as a wholly owned indirect subsidiary of the Company. We further understand that upon effectiveness of the Merger, each share of the common stock, no par value, of Questcor (“Questcor Common Stock”), then issued and outstanding (other than shares owned by the Company, Questcor, Merger Sub or their respective subsidiaries, dissenting shares and certain shares of restricted stock of Questcor awarded to Questcor employees) will be converted into the right to receive (i) $30.00 in cash (the “Cash Consideration”) and (ii) 0.897 ordinary shares, par value $0.20 per share, of the Company (“Company Ordinary Shares”) (the “Stock Consideration” and together with Cash Consideration, the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of April 5, 2014 by and among the Company, Merger Sub and Questcor (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Merger Consideration to be paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated as of April 5, 2014, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarter ended December 27, 2013; (3) publicly available information concerning Questcor that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (5) financial and operating information with respect to the business, operations and prospects of Questcor furnished to us by Questcor, including financial projections of Questcor prepared by management of Questcor (the “Questcor Projections”); (6) financial and operating information with respect to the business, operations and prospects of Questcor furnished to us by the Company, including financial projections of Questcor prepared by management of the Company (the “Company’s Questcor Projections”); (7) a trading history of the Company’s common stock from June 17, 2013 to April 4, 2014 and a comparison of that trading history with those of other companies that we deemed relevant; (8) a trading history of Questcor’s common stock from April 4, 2013 to April 4, 2014 and a comparison of that trading history with those of other companies that we deemed relevant; (9) a comparison of the historical financial results and present financial condition of the Company and Questcor with those of other companies that we deemed relevant; (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; (11) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including operating synergies and other strategic and tax benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Benefits”); and (12) the relative contributions of the Company and Questcor to the historical and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with the managements of the Company and Questcor concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Questcor Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates of the management of Questcor as to the future financial performance of Questcor. With respect to the Company’s Questcor Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Questcor and that Questcor will perform substantially in accordance with such projections. In addition, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Benefits are reasonable and that the Expected Benefits will be realized in substantially accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Questcor and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Questcor. In addition, our opinion does not address, and we express no view as to any potential liabilities resulting from any pending, threatened or potential litigation or governmental proceedings or investigation involving Questcor or its subsidiaries. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which the Company Ordinary Shares or shares of Questcor Common Stock would trade following the announcement of the Proposed Transaction or the Company Ordinary Shares would trade following the consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have assumed, upon the advice of the Company, that the Company will obtain financing in accordance with the terms set forth in the Debt Commitment Letter (as defined in the Agreement). We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Questcor in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we and certain of our affiliates have performed the following investment banking and financial services: (i) we served as a co-manager on the Company’s $900 million Senior Notes offering in April 2013, (ii) we served as joint lead arranger and joint bookrunner on the Company’s $1.6 billion Senior Secured Credit Facilities in support of its acquisition of Cadence Pharmaceuticals, and (iii) we currently have a commitment to the Company’s existing revolving credit facility. Further, we were engaged by Questcor as a financial advisor from April 2010 until June 2011 and we did not receive any fees from Questcor in connection with this engagement. Furthermore, we have been engaged to act as the arranger for a $1.35 billion term loan and a $500 million bridge loan facility (and we have also been engaged to act as initial purchaser in connection with the issuance of bonds which may be issued in lieu of such acquisition financing) to the Company in connection with the Proposed Transaction, the proceeds of which may be used to pay all or a portion of the Cash Consideration. Pursuant to such financing transactions, we expect to receive certain fees and customary indemnification from the Company, including certain fees payable depending on various circumstances and contingencies.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Questcor for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex C

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

April 5, 2014

The Board of Directors

Questcor Pharmaceuticals, Inc.

1300 North Kellogg Drive, Suite D

Anaheim Hills, CA 92807

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, no par value (the “Shares”) (other than Excluded Shares, as defined below), of Questcor Pharmaceuticals, Inc., a California corporation (the “Company”), of the Combined Per Share Consideration (as defined below) proposed to be paid to such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among Mallinckrodt plc, an Irish public limited company (“Parent”), Quincy Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become an indirect wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than each Share held by any Company Subsidiary (as defined in the Agreement), Parent, Merger Sub or by any of their respective Subsidiaries (as defined in the Agreement) and any Dissenting Shares (as defined in the Agreement) and Company Employee Restricted Share Awards (as defined in the Agreement)) (along with any Shares held by any affiliate of Parent or Merger Sub, the “Excluded Shares”) will be converted into the right to receive a unit consisting of (i) $30.00 in cash (the “Cash Consideration”) and (ii) 0.897 validly issued, fully paid and nonassessable ordinary shares, par value $0.20 per share (“Parent Shares”), of Parent (the “Stock Consideration”, and taken together (and not separately) with the Cash Consideration, the “Combined Per Share Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not provided any investment banking or other services to the Company, Parent or Merger Sub for which we have received compensation. We may provide investment banking and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent or any of their respective affiliates, or any other party that may be involved in the Transaction.

The Board of Directors

Questcor Pharmaceuticals, Inc.

April 5, 2014

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated April 5, 2014 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, the Annual Report on Form 10-K of Parent for the year ended September 27, 2013 and the Registration Statement on Form 10 of Parent filed on February 1, 2013, including the subsequent amendments filed on each of March 15, 2013, May 8, 2013, June 4, 2013 and June 5, 2013; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; (iv) certain publicly available research analyst reports for the Company and Parent; (v) certain other communications from the Company and Parent to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses, estimates and projections relating to the Company prepared and adjusted by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecasts” and collectively, the “Company Internal Data”) and the estimated amount and timing of certain tax and other cost savings and related expenses and the synergies expected to result from the Transaction provided to us by management of the Company (the “Synergies”) and (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Parent, including certain financial forecasts, analyses, estimates and projections on an unadjusted basis relating to Parent prepared by management of Parent and furnished to the Company and us by Parent (the “Parent Forecasts” and collectively, the “Parent Internal Data”) and, at your direction, reviewed and relied upon for our opinion and analysis certain adjusted Parent Forecasts as adjusted by management of the Company and furnished to us by the Company for purposes of our analysis (the “Adjusted Parent Forecasts”). We have conducted discussions with members of the senior management and representatives of the Company and Parent regarding their assessment of the Company Internal Data, the Synergies, the Parent Internal Data and the Adjusted Parent Forecasts, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and Parent and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby, that the Parent Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby and that the Adjusted Parent Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data, the Synergies, the Parent Internal Data (other than the Parent Internal Data represented by the Adjusted Parent Forecasts) and the Adjusted Parent Forecasts for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data, the Synergies, the Parent Internal Data, the Adjusted Parent Forecasts or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or Parent. We have assumed, at your direction that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in

The Board of Directors

Questcor Pharmaceuticals, Inc.

April 5, 2014

accordance with all applicable laws, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or Parent, or the ability of the Company or Parent to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. We were not authorized to, and we did not, undertake a third-party solicitation process on the Company’s behalf regarding a potential transaction with the Company. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Combined Per Share Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Combined Per Share Consideration to be paid to the holders of the Shares (other than Excluded Shares) pursuant to the Agreement or otherwise.

Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Parent Shares actually will be when issued pursuant to the Transaction or the prices at which the Shares or Parent Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The Company may reproduce this written opinion in full in any proxy statement or other filing required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction, and in materials required to be delivered to stockholders of the Company which are part of such filings. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

The Board of Directors

Questcor Pharmaceuticals, Inc.

April 5, 2014

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Combined Per Share Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex D—Chapter 13 of the California General Corporation Law: Dissenters’ Rights

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved Reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex E—List of Relevant Territories for the purposes of Irish Dividend Withholding Tax

1. Albania	36. Macedonia
2. Armenia	37. Malaysia
3. Australia	38. Malta
4. Austria	39. Mexico
5. Bahrain	40. Moldova
6. Belarus	41. Montenegro
7. Belgium	42. Morocco
8. Bosnia & Herzegovina	43. Netherlands
9. Bulgaria	44. New Zealand
10. Canada	45. Norway
11. Chile	46. Pakistan
12. China	47. Panama
13. Croatia	48. Poland
14. Cyprus	49. Portugal
15. Czech Republic	50. Qatar
16. Denmark	51. Romania
17. Egypt	52. Russia
18. Estonia	53. Saudi Arabia
19. Finland	54. Serbia
20. France	55. Singapore
21. Georgia	56. Slovak Republic
22. Germany	57. Slovenia
23. Greece	58. South Africa
24. Hong Kong	59. Spain
25. Hungary	60. Sweden
26. Iceland	61. Switzerland
27. India	62. Thailand
28. Israel	63. Turkey
29. Italy	64. Ukraine
30. Japan	65. United Arab Emirates
31. Korea	66. United Kingdom
32. Kuwait	67. USA
33. Latvia	68. Uzbekistan
34. Lithuania	69. Vietnam
35. Luxembourg	70. Zambia

E-1

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 14, 2014.

Vote by Internet • Go to www.envisionreports.com/QCOR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	ITEMS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, AND 3.

+

1.	To approve and adopt the Agreement and Plan of Merger, dated as of April 5, 2014 (the “Merger Agreement”), by and among Mallinckrodt plc (“Mallinckrodt”), Quincy Merger Sub, Inc. (“Merger Sub”), and Questcor Pharmaceuticals, Inc. (“Questcor”), and to approve the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Questcor, with Questcor continuing as the surviving corporation and a wholly owned subsidiary of Mallinckrodt (the “Merger Proposal”).	For ☐	Against ☐	Abstain ☐	2.

To adjourn the meeting to another date and place if necessary or appropriate to solicit additional votes if there are insufficient votes at the time of the Questcor special meeting to approve the Merger Proposal.

						For ☐	Against ☐	Abstain ☐

3.	To approve, on a non-binding, advisory basis, the merger-related compensation of Questcor’s named executive officers.	For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy Solicited by the Board of Directors

Special Meeting of Shareholders – August 14, 2014

The undersigned hereby nominates, constitutes and appoints Don M. Bailey and Michael H. Mulroy, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Questcor Pharmaceuticals, Inc. which the undersigned is entitled to represent and vote at the 2014 Special Meeting of Shareholders to be held on August 14, 2014, at 8:00 a.m. local time, at the offices of Latham & Watkins LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626 and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as on the reverse side hereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY.